As filed with the Securities and Exchange Commission on March 24, 2004.
                                              Commission File Nos. 333-110390
                                                                   811-08664

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933                                [   ]

Pre-Effective Amendment No. 1                             [ X ]

Post-Effective Amendment No.                              [   ]

                                     and/or

REGISTRATION STATEMENT UNDER
THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 45                                          [ X ]

                      Jackson National Separate Account - I
                           (Exact Name of Registrant)

                     Jackson National Life Insurance Company
                               (Name of Depositor)

                    1 Corporate Way, Lansing, Michigan 48951
              (Address of Depositor's Principal Executive Offices)

        Depositor's Telephone Number, including Area Code: (517) 381-5500

                                Susan Rhee, Esq.
                     Jackson National Life Insurance Company
                                 1 Corporate Way
                                Lansing, MI 48951
                     (Name and Address of Agent for Service)

                                    Copy to:
                                 Joan Boros, Esq.
                                 Jorden Burt LLP
                        1025 Thomas Jefferson St., N.W.
                                 Suite 400 East
                           Washington, D.C. 20007-0805

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this filing. Calculation of Registration Fee under the Securities Act of 1933:

Registrant  is  registering  an  indefinite   number  of  securities  under  the
Securities Act of 1933 pursuant to Investment  Company Act Rule 24f-2.

Title of Securities Being Registered: Variable Portion of Individual and Group Deferred Variable Annuity Contracts

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      JACKSON NATIONAL SEPARATE ACCOUNT - I
                     REFERENCE TO ITEMS REQUIRED BY FORM N-4

N-4 Item                                             Caption in Prospectus or
                                                     Statement of Additional
                                                     Information relating to
                                                     each Item


Part A.  Information Required in a Prospectus        Prospectus

1.       Cover Page                                  Cover Page

2.       Definitions                                 Not Applicable

3.       Synopsis                                    Key Facts; Fee Table

4.       Condensed Financial Information             Not Applicable


5.       General Description of Registrant,          Jackson National; The
         Depositor and Portfolio Companies           Separate Account;
                                                     Investment Divisions

6.       Deductions and Expenses                     Contract Charges

7.       General Description of Variable             The Annuity Contract;
         Annuity Contracts                           Purchases; Transfers;
                                                     Access To Your Money;
                                                     Income Payments (The
                                                     Income Phase); Death
                                                     Benefit; Other
                                                     Information

8.       Annuity Period                              Income Payments (The
                                                     Income Phase)

9.       Death Benefit                               Death Benefit

10.      Purchases and Contract Value                Purchases

11.      Redemptions                                 Access To Your Money

12.      Taxes                                       Taxes; Additional Tax
                                                     Information

13.      Legal Proceedings                           Other Information

14.      Table of Contents of the Statement of       Table of Contents of
         Additional Information                      Statement of Additional
                                                     Information

Part B.  Information Required in Statement of        Statement of
         Additional Information                      Additional Information

15.      Cover Page                                  Cover Page

16.      Table of Contents                           Table of Contents

17.      General Information and History             General Information
                                                     and History

18.      Services                                    Services

19.      Purchase of Securities Being Offered        Purchase of Securities
                                                     Being Offered

20.      Underwriters                                Underwriters

21.      Calculation of Performance Data             Calculation of
                                                     Performance

22.      Annuity Payments                            Net Investment
                                                     Factor

23.      Financial Statements                        Financial Statements

Part C.

Information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C of this Registration Statement.

Explanatory Note

This Registration Statement contains 46 Funds of the JNL Series Trust and 11 Funds of the JNL Variable Fund LLC. The Registrant undertakes to update this Explanatory Note, as needed, each time a Post-Effective Amendment is filed.

                               PERSPECTIVE REWARDS
                           FIXED AND VARIABLE ANNUITY
                                    ISSUED BY
                 JACKSON NATIONAL LIFE INSURANCE COMPANY(R) AND
                      JACKSON NATIONAL SEPARATE ACCOUNT - I

The CONTRACTS offered in this prospectus are the variable portions of individual and group, flexible premium, fixed and variable deferred annuity Contracts with:

>> 4 FIXED ACCOUNTS, that are part of our general account (with guaranteed periods of 1, 3, 5 and 7 years) , each of which offers a minimum interest rate that is guaranteed by Jackson National Life Insurance Company ("we" or "us"), as may be made available by us, or as may be otherwise limited by us;


>> 55 INVESTMENT DIVISIONS of Jackson National Separate Account - I (the "Separate Account") each of which purchases shares of one Fund of JNL Series Trust or JNL Variable Fund LLC, mutual funds with a full range of investment objectives;

>> An automatic CONTRACT ENHANCEMENT credit of either 5% or 6% on first year premium payments, subject to charges upon any withdrawal. The Contract Enhancement is funded through revenue on various other charges under the Contract, in particular the Mortality and Expense Risk charge from which JNL anticipates deriving revenue. The Mortality and Expense Risk Charge on this Contract is higher than on other contracts that do not include an automatic bonus.


>> A BASE CONTRACT designed to facilitate your RETIREMENT SAVINGS or other long-term investment purposes by permitting you to:

     o accumulate savings for your retirement on a TAX-DEFERRED BASIS during the ACCUMULATION PHASE on a fixed, variable, or fixed and variable basis;

     o receive income payments in the INCOME PHASE on a fixed, variable, or fixed and variable basis;

     o receive a basic DEATH BENEFIT, if you die before the income phase, that will never be less than the total premiums (minus withdrawals, charges and taxes) you have paid us; and

     o have significant ACCESS TO YOUR CONTRACT VALUES without incurring a withdrawal charge or recapture charge in the event of certain serious health-related emergencies;

>> A variety of OPTIONAL FEATURES that, for additional charges, give you the flexibility to add additional benefits to your base Contract, according to your personal preferences, including:

     o    6 types of OPTIONAL DEATH BENEFITS;

     o a GUARANTEED MINIMUM INCOME BENEFIT (that guarantees a minimum fixed income benefit under certain life contingent options after a period of at least 10 Contract years, subject to specific conditions);

     o a GUARANTEED MINIMUM WITHDRAWAL BENEFIT (that permits you to make partial withdrawals, prior to the Income Date that, in total, equal the amount of net premium payments made (if elected after issue, the contract value, less any recapture charges, will be used instead of the net premium payment at issue)). Currently, you may elect this benefit after issue, however we reserve the right to limit availability to the issue date. The guarantee is effective if gross partial withdrawals taken within any one Contract year do not exceed 7% of net premium payments); and

     o    a  SHORTENED   WITHDRAWAL  CHARGE  PERIOD  (6  years  instead  of  the
          Contract's usual 8 year period).

THIS PROSPECTUS DESCRIBES A VARIETY OF OPTIONAL FEATURES, NOT ALL OF WHICH MAY BE AVAILABLE AT THE TIME YOU ARE INTERESTED IN PURCHASING A CONTRACT, AS WE RESERVE THE RIGHT TO PROSPECTIVELY RESTRICT AVAILABILITY OF THE OPTIONAL FEATURES. IN ADDITION, NOT ALL OPTIONAL FEATURES MAY BE AVAILABLE IN COMBINATION WITH OTHER OPTIONAL FEATURES, AS WE ALSO RESERVE THE RIGHT TO PROSPECTIVELY RESTRICT THE AVAILABILITY TO ELECT CERTAIN FEATURES IF CERTAIN OTHER OPTIONAL FEATURES HAVE BEEN ELECTED. PLEASE CONFIRM THAT YOU HAVE THE MOST CURRENT PROSPECTUS AND SUPPLEMENTS TO THE PROSPECTUS THAT DESCRIBE THE CURRENT AVAILABILITY AND ANY RESTRICTIONS ON THE OPTIONAL FEATURES.

WE OFFER OTHER VARIABLE ANNUITY PRODUCTS THAT OFFER DIFFERENT PRODUCT FEATURES, BENEFITS AND CHARGES.

THE CHARGES ON THIS CONTRACT GENERALLY ARE HIGHER THAN THOSE ON OTHER CONTRACTS WE OFFER AND IN SOME CASES THE AMOUNT OF A CONTRACT ENHANCEMENT MAY BE MORE THAN OFFSET BY THOSE EXPENSES. PLEASE CAREFULLY CONSIDER THE FEATURES OF THIS CONTRACT AND THE RELATED CHARGES TO DETERMINE WHETHER THEY ADDRESS YOUR INVESTMENT AND INSURANCE GOALS AND YOUR ANTICIPATED PREMIUM PAYMENTS AND WITHDRAWALS.

                   THE SEC HAS NOT APPROVED OR DISAPPROVED THE
                     PERSPECTIVE REWARDS FIXED AND VARIABLE
                   ANNUITY OR PASSED UPON THE ADEQUACY OF THIS
                     PROSPECTUS. IT IS A CRIMINAL OFFENSE TO
                              REPRESENT OTHERWISE.

--------------------------------------------------------------------------------
   o Not FDIC/NCUA insured o Not Bank/CU guaranteed o May lose value o Not a deposit o Not insured by any federal agency
--------------------------------------------------------------------------------


          "JNL(R)," "Jackson National(R)" and "Jackson National Life(R)" are trademarks of Jackson National Life Insurance Company.

                                ____________ 2004

                                TABLE OF CONTENTS

KEY FACTS.....................................................................1
FEE TABLE.....................................................................4
THE ANNUITY CONTRACT.........................................................25
JACKSON NATIONAL.............................................................25
THE FIXED ACCOUNTS...........................................................25
THE SEPARATE ACCOUNT.........................................................27
INVESTMENT DIVISIONS.........................................................12
CONTRACT CHARGES.............................................................35
PURCHASES....................................................................41
TRANSFERS....................................................................45
TELEPHONE AND INTERNET TRANSACTIONS..........................................46
ACCESS TO YOUR MONEY.........................................................47
INCOME PAYMENTS (THE INCOME PHASE)...........................................53
DEATH BENEFIT................................................................57
TAXES........................................................................63
OTHER INFORMATION............................................................66
PRIVACY POLICY...............................................................68
TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.................70
APPENDIX A..................................................................A-1
APPENDIX B..................................................................B-1
APPENDIX C..................................................................C-1

                                    KEY FACTS

THE ANNUITY CONTRACT

 Your Contract permits you to accumulate your contract value

     o on a fixed basis through allocations to one of our fixed accounts (the "FIXED ACCOUNTS"), currently four Fixed Accounts (with guaranteed periods of 1, 3, 5, or 7 years) , as may be made available by us, or as may be otherwise limited by us. There may be periods when we do not offer any Fixed Accounts, or impose special transfer requirements on the Fixed Accounts; or

     o on a variable basis, by allocations to one or more of the Investment Divisions of our Separate Account (the "INVESTMENT DIVISIONS"). (We refer to the Fixed Accounts and the Investment Divisions together as "ALLOCATION OPTIONS.")

Regardless of which Allocation Option(s) you select, investment earnings on your premiums for non-qualified Contracts will be TAX DEFERRED. Tax deferral on qualified Contracts is derived from their status under a qualified retirement plan. SEE " Taxes" for information on the tax treatment of investment earnings. Your Contract is intended to help you save for your retirement or other long-term investment purposes and provides for a DEATH BENEFIT during the ACCUMULATION PHASE (when you make premium payments to us) and a variety of income options during the INCOME PHASE (when we make income payments to you). We generally will not issue a Contract to anyone over age 85.

--------------------------------------------------------------------------------
OPTIONAL FEATURES Optional features of your Contract include:

     o an EARNINGS PROTECTION BENEFIT ENDORSEMENT (a form of optional death benefit that may add up to 40% of your Contract's earnings to the death benefit otherwise payable at your death);

     o five types of OPTIONAL DEATH BENEFIT ENDORSEMENTS (you may select only one of these five optional death benefits) that permit you to protect your Contract's minimum death benefit values and/or to protect all or a portion of any investment gains under your Contract from subsequent investment losses during the accumulation phase;

     o a GUARANTEED MINIMUM INCOME BENEFIT (guarantees a minimum fixed income benefit under certain life contingent options after a period of at least 10 Contract years, subject to specific conditions, regardless of the Allocation Option(s) you select during the accumulation phase);

     o a GUARANTEED MINIMUM WITHDRAWAL BENEFIT (that permits you to make partial withdrawals, prior to the Income Date that, in total, equal the amount of net premium payments made (if elected after issue (availability may be limited to the issue date), the contract value, less any recapture charges, will be used instead of the net premium payment at issue)). The guarantee is effective if partial withdrawals taken within any one Contract year do not exceed 7% of net premium payments; and

     o    a  SIX-YEAR   WITHDRAWAL  CHARGE  PERIOD   ENDORSEMENT   (reduces  the
          withdrawal charge applicable through the sixth contribution year and eliminates it in years seven and eight).

These optional features may not be available in your state or there may be state variations in the terms of your benefits as reflected in the Contract issued in your state. Moreover, the benefits of certain options may be limited when combined with other available options.

--------------------------------------------------------------------------------
ALLOCATION OPTIONS

You may not allocate your contract value to more than 18 options (Investment Divisions and Fixed Accounts) at any one time. Each Investment Division invests in a single FUND (investment portfolio) of an underlying mutual fund.

--------------------------------------------------------------------------------
PURCHASES

Under most circumstances, you must make an initial premium payment of at least $5,000 ($2,000 for a qualified plan Contract). You are permitted to make subsequent premium payments at any time during the accumulation phase. Each subsequent payment must be at least $500 ($50 under an automatic payment plan). The Investment Divisions and Fixed Accounts have initial and subsequent allocation minimums of $100. We reserve the right to refuse any premium payment. We reserve the right to restrict availability or impose restrictions on the Fixed Accounts.

--------------------------------------------------------------------------------
CONTRACT ENHANCEMENT

Each time you make a premium payment in the first Contract year, Jackson National will add an additional amount to your Contract equal to 5% or 6% of your premium payment. The commissions paid to JNL representatives will vary depending on the contract enhancement that is available. This Contract Enhancement provides net contract value benefits under selected circumstances. As a result of the enhancement recapture charges, if you make a partial or full withdrawal, the manner in which we impose other charges, and your anticipated premium payment pattern, this Contract may not be appropriate for your retirement or investment needs.

Contract charges are deducted from the total value of your Contract. Therefore, your Contract incurs expenses on the total contract value, which includes the Contract Enhancement.

Please carefully consider your anticipated need to access your contract value in the early years in determining whether a contract with a Contract Enhancement and recapture charges is consistent with your needs.

--------------------------------------------------------------------------------
ACCESS TO YOUR MONEY

You can withdraw all or a portion of your contract value during the accumulation phase. The Contract offers two programs for taking periodic withdrawals, as distinguished from scheduled partial withdrawals. Withdrawals may be subject to a withdrawal charge, a recapture charge and an "EXCESS INTEREST ADJUSTMENT." We may also deduct any withholding taxes imposed from the amount payable or your remaining values under the Contract. You may also have to pay taxes and a tax penalty on money you withdraw.

--------------------------------------------------------------------------------
INCOME PAYMENTS

You may choose to receive regular income payments from us (most typically, when you retire). During this "INCOME PHASE," you have the same variable allocation options available as during the accumulation phase.

--------------------------------------------------------------------------------
DEATH BENEFIT

If you die before moving to the income phase, the person you have chosen as your BENEFICIARY will receive a death benefit of at least the greater of your contract value on the date we receive proof of death and properly completed claim forms from your beneficiary or the total premiums you have paid since your Contract was issued MINUS prior withdrawals (including any applicable charges and adjustments), annual contract maintenance charges, transfer charges, any applicable charges due under any optional endorsement and premium taxes. If you select the Earnings Protection Benefit Endorsement, the death benefit may be enhanced if there is positive investment performance, and if you select one of the five optional death benefit endorsements, the death benefit may be protected from poor investment performance.

--------------------------------------------------------------------------------
FREE LOOK

If you cancel your Contract within ten days after receiving it (or any longer period required in your state), we will return to you the amount your Contract is worth on the day we receive your request or the Contract is returned to your selling agent, MINUS any Contract Enhancement. This may be more or less than your original payment. If required by your state, we instead will return your premium.
--------------------------------------------------------------------------------
TAXES

Under the Internal Revenue Code, you generally will not be taxed on the earnings on your contract value until you make a withdrawal (this is referred to as TAX-DEFERRAL). There are different rules as to how you will be taxed depending on how you take the money out and whether your Contract is non-qualified or purchased as part of a qualified plan. Earnings are taxed as ordinary income when withdrawn and, if withdrawn prior to age 59 1/2, may be subject to a tax penalty. EXPENSES Your Contract has insurance features and investment features, and there are costs related to each. Each Fund has its own expenses. The Contract's charges and Fund expenses are described in the following Fee Table:

                                    FEE TABLE

The information below describes the fees and expenses that you will pay when buying, owning and surrendering the Contract. The information describes the fees and expenses that you will pay at the time that you buy and surrender the Contract, receive income payments or transfer cash value between investment options. State premium taxes may also be deducted.

OWNER TRANSACTION EXPENSES

        MAXIMUM WITHDRAWAL CHARGE (AS A PERCENTAGE OF PREMIUM PAYMENTS): 8.5%

        Completed Years Since Receipt of

        Premium/1/                             0       1       2       3       4       5      6       7      8+
        Withdrawal Charge                      8.5%    8%      7%      6%      5%      4%     3%      2%     0

        Withdrawal Charge if Six-Year Period
        is elected                             8%      7%      5.5%    4%      2.5%    1%     0       0      0



        CONTRACT ENHANCEMENT RECAPTURE CHARGE (AS A PERCENTAGE OF THE
        CORRESPONDING FIRST YEAR PREMIUM PAYMENTS WITHDRAWN):

        Completed Years Since Receipt of
        Premium/2/                          0       1         2         3         4         5        6        7     8+
        Recapture Charge (5% or 6%          4.5%   3.75%  3.25%       2.75%       2%      1.25%     0.5%      0%    0
        Credit)




        Recapture Charge if the Six-Year   4.5%  3.75%    3.25%      2.75%        2%     1.25%         0      0     0
        Withdrawal Charge Period is
        elected



         TRANSFER CHARGE:  $25 for each transfer in excess of 15 in a Contract year/3/

         OPTIONAL GUARANTEED MINIMUM INCOME BENEFIT CHARGE ("GMIB"): .40% of GMIB Benefit Base/4/

         COMMUTATION FEE: If you make a total withdrawal from your Contract after income payments have commenced under income option 4, or if after your death during the period for which payments are guaranteed to be made under income option 3 your beneficiary elects to receive a lump sum payment, the amount received will be reduced by an amount equal to the difference between the present value of any remaining guaranteed payments (as of the date of calculation) calculated using a (a) discount rate that is equal to the rate assumed in calculating the initial income payment and (b) discount rate that is no more than 1% higher than (a).

The information below describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including the Funds' fees and expenses.

         ANNUAL CONTRACT MAINTENANCE CHARGE:   $35/5/

SEPARATE ACCOUNT ANNUAL EXPENSES (as an annual percentage of average daily account value)

        BASE CONTRACT CHARGES
        ---------------------
        MORTALITY AND EXPENSE RISK CHARGES                            1.50%
        ADMINISTRATION CHARGE                                          .15%/6/
                                                                     ------
        TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES
        (WITH NO OPTIONAL BENEFITS)                                   1.65%

        CHARGES FOR OPTIONAL ENDORSEMENTS
        EARNINGS PROTECTION BENEFIT                                   .30%
        OPTIONAL DEATH BENEFIT                                        .55%/7/
        SIX-YEAR WITHDRAWAL CHARGE PERIOD                             .35%

        GUARANTEED MINIMUM WITHDRAWAL BENEFIT ("GMWB")                .70%/8/
        TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES
        (WITH MAXIMUM OPTIONAL ENDORSEMENTS WITHOUT THE GMIB)        3.55%/9/

The information below shows the minimum and maximum total operating expenses charged by the Funds and a full table of the expenses charged by all of the Funds, which you will pay during the time your money is allocated to the corresponding Investment Division.

TOTAL ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from Fund assets, including management and administration fees, distribution (12b-1) fees and other expenses)

Minimum:  0.60%

Maximum: 1.46%


FUND ANNUAL EXPENSES (as an annual percentage of the Fund's average daily net assets)

----------------------------------------------------- ---------------- -------------- ----------- ------------ -----------------
                                                         MANAGEMENT       ESTIMATED
                                                             AND        DISTRIBUTION     12B-1
                                                       ADMINISTRATIVE      (12B-1)      SERVICE       OTHER        TOTAL FUND
FUND NAME                                                   FEE/10/         FEES/11/     FEE/12      EXPENSES   ANNUAL EXPENSES
------------------------------------------------------ ---------------- -------------- ----------- ------------ -----------------

JNL/AIM Large Cap Growth Fund                               0.90%           0.08%         0.20%         0%            1.18%
JNL/AIM Small Cap Growth Fund                               0.95%           0.04%         0.20%         0%            1.19%
JNL/Alger Growth Fund                                       0.88%           0.07%         0.20%         0%            1.15%
JNL/Alliance Capital Growth Fund                            0.68%           0.03%         0.20%         0%            0.91%
JNL/Eagle Core Equity Fund                                  0.77%           0.04%         0.20%         0%            1.01%
JNL/Eagle SmallCap Equity Fund                              0.85%           0.05%         0.20%         0%            1.10%
JNL/FMR Balanced Fund**                                     0.80%           0.02%         0.20%         0%            1.02%
JNL/FMR Capital Growth Fund**                               0.80%           0.02%         0.20%         0%            1.02%
JNL/JPMorgan International Value Fund                       0.92%             0%          0.20%         0%            1.12%
JNL/Lazard Mid Cap Value Fund                               0.88%           0.09%         0.20%         0%            1.17%
JNL/Lazard Small Cap Value Fund                             0.93%           0.07%         0.20%         0%            1.20%
JNL/Mellon Capital Management S&P 500 Index Fund*           0.39%           0.01%         0.20%         0%            0.60%
JNL/Mellon Capital Management S&P 400 MidCap Index
Fund*                                                       0.39%           0.01%         0.20%         0%            0.60%
JNL/Mellon Capital Management Small Cap Index Fund*         0.39%           0.01%         0.20%         0%            0.60%
JNL/Mellon Capital Management Bond Index Fund*              0.40%              0%         0.20%         0%            0.60%
JNL/Mellon Capital Management International Index
Fund*                                                       0.45%              0%         0.20%         0%            0.65%
JNL/Mellon Capital Management Enhanced S&P 500
Stock Index Fund*                                           0.58%           0.02%         0.20%         0%            0.80%
JNL/Oppenheimer Global Growth Fund                          0.85%              0%         0.20%         0%            1.05%
JNL/Oppenheimer Growth Fund                                 0.80%              0%         0.20%         0%            1.00%
JNL/PIMCO Total Return Bond Fund                            0.60%              0%         0.20%         0%            0.80%
JNL/PPM America Balanced Fund                               0.60%           0.01%         0.20%         0%            0.81%
JNL/PPM America High Yield Bond Fund                        0.61%              0%         0.20%         0%            0.81%
JNL/PPM America Money Market Fund                           0.49%              0%         0.20%         0%            0.69%
JNL/PPM America Value Fund                                  0.65%           0.03%         0.20%         0%            0.88%
JNL/Putnam Equity Fund                                      0.80%           0.07%         0.20%         0%            1.07%
JNL/Putnam International Equity Fund                        1.03%           0.03%         0.20%         0%            1.26%
JNL/Putnam Midcap Growth Fund                               0.85%           0.06%         0.20%         0%            1.11%
JNL/Putnam Value Equity Fund                                0.78%           0.05%         0.20%         0%            1.03%
JNL/Salomon Brothers Global Bond Fund                       0.75%              0%         0.20%         0%            0.95%
JNL/Salomon Brothers U.S. Government & Quality
Bond Fund                                                   0.58%              0%        0.20%          0%            0.78%
JNL/Select Large Cap Growth Fund***                         0.78%           0.04%        0.20%          0%            1.02%
JNL/Select Global Growth Fund***                            0.89%           0.05%        0.20%          0%            1.14%
JNL/T. Rowe Price Established Growth Fund                   0.72%           0.03%        0.20%          0%            0.95%
JNL/T. Rowe Price Mid-Cap Growth Fund                       0.83%           0.01%        0.20%          0%            1.04%
JNL/T. Rowe Price Value Fund                                0.80%           0.02%        0.20%          0%            1.02%
JNL/S&P Aggressive Growth Fund I/13/                        0.20%              0%          0%           0%            0.20%
JNL/S&P Conservative Growth Fund I/13/                      0.20%              0%          0%           0%            0.20%
JNL/S&P Equity Aggressive Growth Fund I/13/                 0.20%              0%          0%           0%            0.20%
JNL/S&P Equity Growth Fund I/13/                            0.20%              0%          0%           0%            0.20%
JNL/S&P Moderate Growth Fund I/13/                          0.20%              0%          0%           0%            0.20%
JNL/S&P Very Aggressive Growth Fund I/13/                   0.20%              0%          0%           0%            0.20%
JNL/S&P Core Index 50 Fund/13/                              0.20%              0%          0%           0%            0.20%
JNL/S&P Core Index 75 Fund/13/                              0.20%              0%          0%           0%            0.20%
JNL/S&P Core Index 100 Fund/13/                             0.20%              0%          0%           0%            0.20%
JNL/Mellon Capital Management The DowSM 10 Fund/14/         0.46%              0%        0.20%       0.01%            0.67%
JNL/Mellon Capital Management The S&P(R) 10 Fund/15/        0.47%              0%        0.20%       0.01%            0.68%
JNL/Mellon Capital Management Global 15 Fund*               0.52%              0%        0.20%       0.01%            0.73%
JNL/Mellon Capital Management 25 Fund*                      0.47%              0%        0.20%       0.01%            0.68%
JNL/Mellon Capital Management Select Small-Cap Fund*        0.47%              0%        0.20%       0.01%            0.68%
JNL/Mellon Capital Management Communications Sector Fund*   0.52%              0%        0.20%       0.01%            0.73%
JNL/Mellon Capital Management Consumer Brands Fund*         0.52%              0%        0.20%       0.02%            0.74%
JNL/Mellon Capital Management Energy Sector Fund*           0.52%              0%        0.20%       0.02%            0.74%
JNL/Mellon Capital Management Financial Sector Fund*        0.52%              0%        0.20%       0.01%            0.73%
JNL/Mellon Capital Management
Pharmaceutical/Healthcare Sector Fund*                      0.52%              0%        0.20%       0.02%            0.74%
JNL/Mellon Capital Management Technology Sector Fund        0.52%              0%        0.20%       0.01%            0.73%

------------------------------------------------------ ---------------- -------------- ----------- ------------ -----------------


EXAMPLES. These examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity Contracts. These costs include Contract owner transaction expenses, Contract fees, Separate Account annual expenses and Fund fees and expenses.

The examples assume that you invest $10,000 in the Contract for the time periods indicated. Neither transfer fees nor premium tax charges are reflected in the examples. The examples also assume that your investment has a 5% annual return on assets each year. Your actual costs may be higher or lower than the costs shown in the examples.


The following examples include maximum Fund fees and expenses and the cost if you select the optional Earnings Protection Benefit Endorsement, the six-year withdrawal charge period, the most expensive Optional Death Benefit Endorsement, Contract Enhancement of 6%, and the Guaranteed Minimum Withdrawal Benefit (using the maximum possible charge). Based on these assumptions, your costs would be:

If you do not surrender your Contract or if you begin receiving income payments from your Contract after the first year:

1 YEAR            3 YEARS           5 YEARS          10 YEARS
$533              $1,599            $2,664           $5,324

If you surrender your Contract at the end of each time period:

1 YEAR            3 YEARS           5 YEARS          10 YEARS
$1,783            $2,474            $3,114           $5,324

The following examples include maximum Fund fees and expenses and the cost if you select the optional Earnings Protection Benefit Endorsement, the six-year withdrawal charge period, the most expensive Optional Death Benefit Endorsement, Contract Enhancement of 5%, and the Guaranteed Minimum Withdrawal Benefit (using the maximum possible charge). Based on these assumptions, your costs would be:

If you do not surrender your Contract or if you begin receiving income payments from your Contract after the first year:

1 YEAR            3 YEARS           5 YEARS          10 YEARS
$528              $1,584            $2,639           $5,274

If you surrender your Contract at the end of each time period:

1 YEAR            3 YEARS           5 YEARS          10 YEARS
$1,778            $2,459            $3,089           $5,274

The following examples include minimum Fund fees and expenses and include no optional endorsements. Based on these assumptions, your costs would be:

If you do not surrender your Contract or if you begin receiving income payments from your Contract after the first year:

1 YEAR            3 YEARS           5 YEARS          10 YEARS
$230               $709             $1,215            $2,605

If you surrender your Contract at the end of each time period:

1 YEAR            3 YEARS           5 YEARS          10 YEARS
$1,080            $1,409            $1,715           $2,605



EXPLANATION OF FEE TABLE AND EXAMPLES. The purpose of the Fee Table and examples is to assist you in understanding the various costs and expenses that you will bear directly or indirectly. The examples reflect the expenses of the Separate Account and the Funds. Premium taxes may also apply. The examples reflect the annual contract maintenance charge, which is determined by dividing the total amount of such charges collected during the calendar year by the total market value of the Investment Divisions and the Fixed Accounts.

A withdrawal charge is imposed if income payments begin within one year of the date the Contract is issued. The contract value will be reduced by any applicable recapture charge prior to being applied to an income option.

THE EXAMPLES DO NOT REPRESENT PAST OR FUTURE EXPENSES. THE ACTUAL EXPENSES THAT YOU INCUR MAY BE GREATER OR LESS THAN THOSE SHOWN.

FINANCIAL STATEMENTS. No accumulation unit value history is contained in this prospectus because these Contracts have not yet been offered.

You can find the following financial statements in the SAI:


o the financial statements of the Separate Account as of and for the year ended December 31, 2003 and

o the consolidated financial statements of Jackson National as of and for the year ended December 31, 2003.

The consolidated balance sheets of Jackson National Life Insurance Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholder's equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2003, and the financial statements of Jackson National Life Insurance Company's Jackson National Separate Account - I as of and for the year ended December 31, 2003, are included in the SAI. The Separate Account I financial statements include information derived from other contracts offered through the separate account.

The Separate Account's financial statements and the financial statements of Jackson National have been audited by KPMG LLP, independent accountants.

                              THE ANNUITY CONTRACT

Your Contract is a Contract between you, the owner, and us. Your Contract is intended to help facilitate your retirement savings on a tax-deferred basis, or other long-term investment purposes, and provides for a death benefit. Purchases under tax-qualified plans should be made for other than tax deferral reasons. Tax-qualified plans provide tax deferral that does not rely on the purchase of an annuity Contract. We will generally not issue a Contract to someone older than 85. You may allocate your contract values to

     o our Fixed Accounts, as may be made available by us, or as may be otherwise limited by us, or to

     o Investment Divisions of the Separate Account that invest in underlying Funds.

Your Contract, like all deferred annuity Contracts, has two phases:

     o    the ACCUMULATION PHASE, when you make premium payments to us, and

     o    the INCOME PHASE, when we make income payments to you.

As the owner, you can exercise all the rights under your Contract. You can assign your Contract at any time during your lifetime, but we will not be bound until we receive written notice of the assignment. An assignment may be a taxable event.

The Contract is a flexible premium fixed and variable deferred annuity and may be issued as either an individual or a group Contract. In those states where Contracts are issued as group Contracts, references throughout the prospectus to "Contract(s)" shall also mean "certificate(s)."

--------------------------------------------------------------------------------
YOU MAY CHOOSE AMONG FIXED AND VARIABLE ALLOCATION OPTIONS IN BOTH THE ACCUMULATION AND INCOME PHASES OF YOUR CONTRACT, AS THEN CURRENTLY AVAILABLE.
--------------------------------------------------------------------------------

                                JACKSON NATIONAL

We are a stock life insurance company organized under the laws of the state of Michigan in June 1961. Our legal domicile and principal business address is 1 Corporate Way, Lansing, Michigan 48951. We are admitted to conduct life insurance and annuity business in the District of Columbia and all states except New York. We are ultimately a wholly owned subsidiary of Prudential plc (London, England).

We issue the Contracts and administer the Contracts and the Separate Account. We maintain records of the name, address, taxpayer identification number and other pertinent information for each owner, the number and type of Contracts issued to each owner, and records with respect to the value of each Contract.



Jackson        National       Life       is       working       to       provide
statements/correspondence/information electronically. When this program is available, Jackson National Life will, if possible, forward statements/correspondence/information electronically. If you elect to receive statements/correspondence electronically and wish to discontinue electronic delivery, contact us at our Service Center in writing.


--------------------------------------------------------------------------------
WE  ARE A  LIFE  INSURANCE  COMPANY  AND  ISSUE  ANNUITIES  AND  LIFE  INSURANCE
CONTRACTS.
--------------------------------------------------------------------------------

                               THE FIXED ACCOUNTS

Contract value that you allocate to a Fixed Account option will be placed with other assets in our general account. The Fixed Account options are not registered with the SEC, and the SEC does not review the information we provide to you about them. Disclosures regarding the Fixed Account options, however, may be subject to the general provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. Both the availability of Fixed Account options, and transfers into and out of the Fixed Account options, may be subject to contractual and administrative requirements. Accordingly, before purchasing a Contract, you should consult your JNL representative with respect to the current availability of Fixed Accounts and their limitations.

Each available FIXED ACCOUNT offers a minimum interest rate that we guarantee for a specified period (for example, one, three, five or seven years). We guarantee principal and interest of any contract values while they are allocated to a Fixed Account if amounts allocated to the account are not withdrawn until the end of the chosen duration. The value of a Fixed Account may be reduced by an "EXCESS INTEREST adjustment," a withdrawal charge and a recapture charge if you make a withdrawal prior to the end of the Fixed Account period, but will never be less than the premium payments, minus any applicable premium tax and transfers allocated to the Fixed Accounts, MINUS transfers, withdrawals, and charges from the Fixed Account, accumulated at 2% for the first 10 years and 3% thereafter, MINUS any withdrawal charges or any tax due. Your Contract contains a more complete description of the Fixed Accounts, as supplemented by our administrative requirements relating to transfers.

We reserve the right to restrict allocations to the Fixed Accounts following prior reasonable notice to the owner. You may allocate premium to the Fixed Accounts subject to the current availability of each. These restrictions will apply to new premium payments, transfers, subsequent premium payments and renewing Fixed Account options. We may require mandatory periodic transfers out of the 1 year Fixed Account over a specified period to be determined by us. At the end of the period, all amounts in the 1 year Fixed Account will have been transferred. The amount will be determined based on the amount allocated to the 1 year Fixed Account and the interest rate guaranteed for that option. Charges, withdrawals and additional transfers taken from the 1 year Fixed Account will shorten the length of time it takes to deplete the account. These automatic transfers will not count against the 15 free transfers in a Contract year.

Interest will continue to be credited daily on the account balance remaining in the 1year Fixed Account as funds are automatically transferred into your choice of investment division options. However, the effective yield over the 12 month automatic transfer period will be less than the interest rate declared, as it will be applied to a declining balance in the 1 year Fixed Account.

--------------------------------------------------------------------------------
THE FIXED ACCOUNTS ARE NOT SECURITIES. YOUR ALLOCATIONS TO ANY FIXED ACCOUNT WILL ACCUMULATE AT LEAST AT THE MINIMUM GUARANTEED RATE OF THAT FIXED ACCOUNT.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THE FIXED ACCOUNTS MAY NOT BE AVAILABLE AT ALL TIMES. CHECK WITH YOUR JNL REPRESENTATIVE.
--------------------------------------------------------------------------------

                              THE SEPARATE ACCOUNT

We established the Separate Account on June 14, 1993, pursuant to the provisions of Michigan law. The Separate Account is registered as an investment company with the SEC.

The assets of the Separate Account legally belong to us and the obligations under the Contracts are our obligations. However, we are not allowed to use the Contract assets in the Separate Account to pay our liabilities arising out of any other business we may conduct. All of the income, gains and losses resulting from these assets are credited to or charged against the Contracts and not against any other Contracts we may issue.

The Separate Account is divided into Investment Divisions. We do not guarantee the investment performance of the Separate Account or any of its Investment Divisions.

                              INVESTMENT DIVISIONS

You can allocate your contract value to any or all of the Investment Divisions; however, you may not allocate to more than 18 Allocation Options at any one time. Each Investment Division purchases the shares of one underlying FUND (mutual fund portfolio) that has its own investment objective. The Investment Divisions are designed to offer the potential for a higher return than the Fixed Accounts. HOWEVER, THIS IS NOT GUARANTEED. IT IS POSSIBLE FOR YOU TO LOSE YOUR MONEY ALLOCATED TO ANY OF THE INVESTMENT Divisions. If you allocate contract values to the Investment Divisions, the amounts you are able to accumulate in your Contract during the accumulation phase depends upon the performance of the Investment Divisions you select. The amount of the income payments you receive during the income phase also will depend, in part, on the performance of the Investment Divisions you choose for the income phase.

--------------------------------------------------------------------------------
YOUR ALLOCATIONS TO INVESTMENT DIVISIONS ARE INVESTED IN UNDERLYING FUNDS AND WHETHER YOU MAKE OR LOSE MONEY DEPENDS ON THE INVESTMENT PERFORMANCE OF THOSE FUNDS.
--------------------------------------------------------------------------------




                  THE FUNDS, INVESTMENT OBJECTIVES AND ADVISERS
==================================== =========================================== ==========================

                                                                                  INVESTMENT ADVISER (AND
           NAME OF FUND                         INVESTMENT OBJECTIVE                   SUB-ADVISER)

===========================================================================================================

JNL SERIES TRUST

-----------------------------------------------------------------------------------------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/AIM Large Cap Growth             Seeks long-term growth of capital by        Jackson National Asset
                                     investing at least 80% of its assets (net   Management, LLC (and AIM
                                     assets plus the amount of any borrowings    Capital Management, Inc.)
                                     for investment purposes) in securities of
                                     large-capitalization companies.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/AIM Small Cap Growth             Seeks long-term growth of capital by        Jackson National Asset
                                     normally investing at least 80% of its      Management, LLC (and AIM
                                     assets (net assets plus the amount of any   Capital Management, Inc.)
                                     borrowings for investment purposes) in
                                     securities of small-cap companies.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Alger Growth                     Seeks long-term capital appreciation by     Jackson National Asset
                                     investing at least 65% of its total         Management, LLC (and
                                     assets in a diversified portfolio of        Fred Alger Management,
                                     equity securities - common stock,           Inc.)
                                     preferred stock, and securities
                                     convertible into or exchangeable for
                                     common stock - of large companies which
                                     trade on U.S. exchanges or in the U.S.
                                     over-the-counter market.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Alliance Capital Growth          Seeks long-term growth of capital by        Jackson National Asset
                                     investing primarily in a diversified        Management, LLC (and
                                     portfolio of common stocks or securities    Alliance Capital
                                     with common stock characteristics that      Management L.P.)
                                     the sub-adviser believes have the
                                     potential for capital appreciation, which
                                     include securities convertible into or
                                     exchangeable for common stock.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Eagle Core Equity                Seeks long-term capital appreciation and,   Jackson National Asset
                                     secondarily, current income by investing    Management, LLC (and
                                     at least 80% of its assets (net assets      Eagle Asset Management,
                                     plus the amount of any borrowings for       Inc.)
                                     investment purposes) in a diversified
                                     portfolio of common stock of U.S.
                                     companies that meet the criteria for one
                                     of three separate equity strategies: the
                                     growth equity strategy, the value equity
                                     strategy and the equity income strategy.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Eagle SmallCap Equity            Seeks long-term capital appreciation by     Jackson National Asset
                                     investing at least 80% of its assets (net   Management, LLC (and
                                     assets plus the amount of any borrowings    Eagle Asset Management,
                                     for investment purposes) in a diversified   Inc.)
                                     portfolio of equity securities of U.S.
                                     companies with market capitalizations in
                                     the range of securities represented by
                                     the Russell 2000(R)Index.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/FMR Balanced                     Seeks income and capital growth,            Jackson National Asset
                                     consistent reasonable risk by investing     Management, LLC (and
                                     60% of its assets in securities and the     Fidelity Investments(R))
                                     remainder n bonds and other debt
                                     securities.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/FMR Capital Growth               Seeks long-term growth of capital by        Jackson National Asset
                                     investing in securities issued by           Management, LLC (and
                                     medium-sized companies.                     Fidelity Investments(R))

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/JPMorgan International Value     Seeks high total return from a portfolio    Jackson National Asset
                                     of equity securities of foreign companies   Management, LLC (and
                                     in developed and, to a lesser extent,       J.P. Morgan Investment
                                     developing markets.                         Management, Inc.)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Lazard Mid Cap Value             Seeks capital appreciation by investing     Jackson National Asset
                                     at least 80% of its assets (net assets      Management, LLC (and
                                     plus the amount of any borrowings for       Lazard Asset Management)
                                     investment purposes) in a non-diversified
                                     portfolio of equity securities of U.S.
                                     companies with market capitalizations in
                                     the range of companies represented in the
                                     Russell Mid Cap Index and that the
                                     sub-adviser believes are undervalued
                                     based on their return on equity.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Lazard Small Cap Value           Seeks capital appreciation by investing     Jackson National Asset
                                     at least 80% of its assets (net assets      Management, LLC (and
                                     plus the amount of any borrowings for       Lazard Asset Management)
                                     investment purposes) in a non-diversified
                                     portfolio of equity securities of U.S.
                                     companies with market capitalizations in
                                     the range of companies represented by the
                                     Russell 2000(R)Index that the sub-adviser
                                     believes are undervalued based on their
                                     return on equity.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management S&P    Seeks to match the performance of the S&P   Jackson National Asset
500 Index                            500(R) Index to provide long-term capital   Management, LLC (and
                                     growth by investing in                      Mellon Capital
                                     large-capitalization company securities.    Management Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management S&P    Seeks to match the performance of the S&P   Jackson National Asset
400 MidCap Index                     400(R) Index to provide long-term capital   Management, LLC (and
                                     growth by investing in equity securities    Mellon Capital
                                     of medium capitalization weighted           Management Corporation)
                                     domestic corporations.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks to match the performance of the       Jackson National Asset
Small Cap Index                      Russell 2000(R)Index to provide long-term   Management, LLC (and
                                     growth of capital by investing in equity    Mellon Capital
                                     securities of small- to mid-size domestic   Management Corporation)
                                     corporations.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks to match the performance of the       Jackson National Asset
International Index                  Morgan Stanley Capital International        Management, LLC (and
                                     Europe Australasia Far East Free Index to   Mellon Capital
                                     provide long-term capital growth by         Management Corporation)
                                     investing in international equity
                                     securities attempting to match
                                     the characteristics of each
                                     country within the index.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management Bond   Seeks to match the performance of the       Jackson National Asset
Index                                Lehman Brothers Aggregate Bond Index to     Management, LLC (and
                                     provide a moderate rate of income by        Mellon Capital
                                     investing in domestic fixed-income          Management Corporation)
                                     investments.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks to exceed the performance of the      Jackson National Asset
Enhanced S&P 500 Stock Index         S&P 500 Index by tilting towards stocks     Management, LLC (and
                                     having higher expected return while         Mellon Capital
                                     maintaining overall index characteristics.  Management Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Oppenheimer Global Growth        Seeks capital appreciation by investing     Jackson National Asset
                                     primarily in common stocks of companies     Management, LLC (and
                                     in the U.S. and foreign countries. The      OppenheimerFunds, Inc.)
                                     Fund can invest without limit in foreign
                                     securities and can invest in any country,
                                     including countries with developed or
                                     emerging markets.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Oppenheimer Growth               Seeks capital appreciation by investing     Jackson National Asset
                                     mainly in common stocks of "growth          Management, LLC (and
                                     companies." The Fund currently focuses on   OppenheimerFunds, Inc.)
                                     stocks of companies having a large
                                     capitalization (currently more than $12
                                     billion) or mid-capitalization ($2
                                     billion to $12 billion), but this focus
                                     could change over time as well as the
                                     companies the Fund considers to be
                                     currently large- and mid-capitalization.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/PIMCO Total Return Bond          Seeks maximum total return, consistent      Jackson National Asset
                                     with the preservation of capital and        Management, LLC (and
                                     prudent investment management, by           Pacific Investment
                                     normally investing at least 80% of its      Management Company LLC)
                                     assets (net assets plus the amount of any
                                     borrowings for investment purposes) in a
                                     diversified portfolio of
                                     investment-grade, fixed-income securities
                                     of U.S. and foreign issuers such as
                                     government, corporate, mortgage- and
                                     other asset-backed securities and cash
                                     equivalents.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/PPM America Balanced             Seeks reasonable income, long-term          Jackson National Asset
                                     capital growth and preservation of          Management, LLC (and PPM
                                     capital by investing primarily in a         America, Inc.)
                                     diversified portfolio of common stock and
                                     fixed-income securities of U.S.
                                     companies, but may also invest in
                                     securities convertible into
                                     common stocks, deferred debt
                                     obligations and zero coupon
                                     bonds.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/PPM America High Yield Bond      Seeks to provide a high level of current    Jackson National Asset
                                     income, with capital appreciation as a      Management, LLC (and PPM
                                     secondary investment objective, by          America, Inc.)
                                     investing substantially in a diversified
                                     portfolio of long-term (over 10 years to
                                     maturity) and intermediate-term (3 to 10
                                     years to maturity) fixed-income
                                     securities of U.S. and foreign issuers,
                                     with an emphasis on higher-yielding,
                                     higher-risk, lower-rated or unrated bonds.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/PPM America Money Market         Seeks a high level of current income as     Jackson National Asset
                                     is consistent with the preservation of      Management, LLC (and PPM
                                     capital and maintenance of liquidity by     America, Inc.)
                                     investing in high quality, short-term
                                     money market instruments.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/PPM America Value                Seeks long-term growth of capital by        Jackson National Asset
                                     investing at least 65% of its total         Management, LLC (and PPM
                                     assets in common stocks of domestic         America, Inc.)
                                     companies.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Putnam Equity                    Seeks long-term capital growth by           Jackson National Asset
                                     investing primarily in a diversified        Management, LLC (and
                                     portfolio of common stock of domestic,      Putnam Investment
                                     large-capitalization companies. However,    Management, Inc.)
                                     the Fund may also invest in preferred
                                     stocks, bonds, convertible preferred
                                     stock and convertible debentures if the
                                     sub-adviser believes that they offer the
                                     potential for capital appreciation.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Putnam International Equity      Seeks long-term growth of capital by        Jackson National Asset
                                     investing at least 80% of its assets (net   Management, LLC (and
                                     assets plus the amount of any borrowings    Putnam Investment
                                     for investment purposes) in a diversified   Management, Inc.)
                                     portfolio consisting primarily of common
                                     stocks of non-U.S. companies. The Fund
                                     invests in foreign securities that the
                                     sub-adviser believes offer significant
                                     potential for long-term appreciation.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Putnam Midcap Growth             Seeks capital appreciation by investing     Jackson National Asset
                                     mainly in common stocks of U.S.             Management, LLC (and
                                     mid-capitalization companies with a focus   Putnam Investment
                                     on growth stocks which are stocks whose     Management, Inc.)
                                     earnings the sub-adviser believes are
                                     likely to grow faster than the economy as
                                     a whole.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Putnam Value Equity              Seeks capital growth, with income as a      Jackson National Asset
                                     secondary objective, by investing           Management, LLC (and
                                     primarily in a diversified portfolio of     Putnam Investment
                                     equity securities of domestic,              Management, Inc.)
                                     large-capitalization companies. At least
                                     80% of its assets (net assets plus the
                                     amount of any borrowings for investment
                                     purposes) will be invested, under normal
                                     market conditions, in equity securities.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Salomon Brothers Strategic Bond  Seeks a high level of current income,       Jackson National Asset
                                     with capital appreciation as a secondary    Management, LLC (and
                                     objective, by investing at least 80% of     Salomon Brothers Asset
                                     its assets (net assets plus the amount of   Management Inc.)
                                     any borrowings for investment
                                     purposes) in a globally diverse
                                     portfolio of fixed-income
                                     investments.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Salomon Brothers U.S.            Seeks a high level of current income by     Jackson National Asset
Government & Quality Bond            investing at least 80% of its assets (net   Management, LLC (and
                                     assets plus the amount of any borrowings    Salomon Brothers Asset
                                     for investment purposes) in: (i) U.S.       Management Inc.)
                                     Treasury obligations; (ii) obligations
                                     issued or guaranteed by agencies or
                                     instrumentalities of the U.S. Government
                                     which are backed by their own credit and
                                     may not be backed by the full faith and
                                     credit of the U.S. Government; and (iii)
                                     mortgage-backed securities guaranteed by
                                     the Government National Mortgage
                                     Association that are supported by the
                                     full faith and credit of the U.S.
                                     Government.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Select Large Cap Growth          Seeks long-term growth of capital by        Jackson National Asset
                                     investing at least 80% of its assets (net   Management, LLC (and
                                     assets plus the amount of any borrowings    Wellington Management
                                     for investment purposes) in a diversified   Company, llp)
                                     portfolio of common stocks of large U.S.
                                     companies selected for their growth
                                     potential.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Select Global Growth             Seeks long-term growth of capital by        Jackson National Asset
                                     investing at least 80% of its assets (net   Management, LLC (and
                                     assets plus the amount of any borrowings    Wellington Management
                                     for investment purposes) in a diversified   Company, llp)
                                     portfolio of equity securities of foreign
                                     and domestic issuers.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/T. Rowe Price Established        Seeks long-term growth of capital and       Jackson National Asset
Growth                               increasing dividend income by investing     Management, LLC (and T.
                                     primarily in a diversified portfolio of     Rowe Price Associates,
                                     common stocks of well-established U.S.      Inc.)
                                     growth companies.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/T. Rowe Price Mid-Cap Growth     Seeks long-term growth of capital by        Jackson National Asset
                                     normally investing at least 80% of its      Management, LLC (and T.
                                     assets (net assets plus the amount of any   Rowe Price Associates,
                                     borrowings for investment purposes) in a    Inc.)
                                     diversified portfolio of common stocks of
                                     medium-sized (mid-cap) U.S. companies
                                     which the sub-adviser expects to grow at
                                     a faster rate than the average company.

------------------------------------ ------------------------------------------- --------------------------

JNL/T. Rowe Price Value              Seeks long-term capital appreciation by     Jackson National Asset
                                     investing in common stocks believed to be   Management, LLC (and T.
                                     undervalued.  Income is a secondary         Rowe Price Associates,
                                     objective.  In taking a value approach to   Inc.)
                                     investment selection, at least 65% of its
                                     total assets will be invested in common
                                     stocks the portfolio manager regards as
                                     undervalued.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/S&P Aggressive Growth I          Seeks capital growth by investing in a      Jackson National Asset
                                     diversified group of other Funds of the     Management, LLC (and
                                     Trust that invest in equity and fixed       Standard & Poor's
                                     income securities.                          Investment Advisory
                                                                                 Services, Inc.)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/S&P Conservative Growth I        Seeks capital growth and current income     Jackson National Asset
                                     by investing in a diversified group of      Management, LLC (and
                                     other Funds of the Trust that invest in     Standard & Poor's
                                     equity and fixed income securities.         Investment Advisory
                                                                                 Services, Inc.)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/S&P Equity Aggressive Growth I   Seeks capital growth by investing in a      Jackson National Asset
                                     diversified group of other Funds of the     Management, LLC (and
                                     Trust that invest primarily in equity       Standard & Poor's
                                     securities.
                                                                                 Investment
                                                                                 Advisory
                                                                                 Services,
                                                                                 Inc.)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/S&P Equity Growth I              Seeks capital growth by investing in a      Jackson National Asset
                                     diversified group of other Funds of the     Management, LLC (and
                                     Trust that invest primarily in equity       Standard & Poor's
                                     securities.                                 Investment Advisory
                                                                                 Services, Inc.)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/S&P Moderate Growth I            Seeks capital growth with current income    Jackson National Asset
                                     as a secondary objective by investing in    Management, LLC (and
                                     a diversified group of other Funds of the   Standard & Poor's
                                     Trust that invest in equity and fixed       Investment Advisory
                                     income securities.                          Services, Inc.)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/S&P Very Aggressive Growth I     Seeks capital growth by investing in a      Jackson National Asset
                                     diversified group of other Funds of the     Management, LLC (and
                                     Trust that invest in equity securities.     Standard & Poor's
                                                                                 Investment Advisory
                                                                                 Services, Inc.)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/S&P Core Index 50                Seeks capital growth and current income     Jackson National Asset
                                     by investing 50% of the Funds' assets in    Management, LLC (and
                                     the index funds of the Trust and 50% in a   Standard & Poor's
                                     diversified group of other Funds of the     Investment Advisory
                                     Trust that invest in equity and fixed       Services, Inc.)
                                     income securities.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/S&P Core Index 75                Seeks capital growth and current income     Jackson National Asset
                                     by investing 75% of the Funds' assets in    Management, LLC (and
                                     the index funds of the Trust and 25% in a   Standard & Poor's
                                     diversified group of other Funds of the     Investment Advisory
                                     Trust that invest in equity and fixed       Services, Inc.)
                                     income securities.

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/S&P Core Index 100               Seeks capital growth and current income     Jackson National Asset
                                     by investing in the index Funds of the      Management, LLC (and
                                     Trust and the money market Fund.            Standard & Poor's
                                                                                 Investment Advisory
                                                                                 Services, Inc.)

------------------------------------ ------------------------------------------- --------------------------

JNL VARIABLE FUND LLC

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management The    Seeks total return through a combination    Jackson National Asset
DowSM 10                             of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management The    Seeks total return through a combination    Jackson National Asset
S&P(R) 10                            of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks total return through a combination    Jackson National Asset
Global 15                            of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management 25     Seeks total return through a combination    Jackson National Asset
                                     of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks total return through a combination    Jackson National Asset
Select Small-Cap                     of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks total return through a combination    Jackson National Asset
Communications Sector                of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks total return through a combination    Jackson National Asset
Consumer Brands Sector               of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks total return through a combination    Jackson National Asset
Energy Sector                        of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks total return through a combination    Jackson National Asset
Financial Sector                     of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks total return through a combination    Jackson National Asset
Pharmaceutical/Healthcare Sector     of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------

JNL/Mellon Capital Management        Seeks total return through a combination    Jackson National Asset
Technology Sector                    of capital appreciation and dividend        Management, LLC (and
                                     income.                                     Mellon Capital
                                                                                 Management
                                                                                 Corporation)

------------------------------------ ------------------------------------------- --------------------------



The investment objectives and policies of certain Funds are similar to the investment objectives and policies of other mutual funds that the Fund's investment sub-advisers also manage. Although the objectives and policies may be similar, the investment results of the Funds may be higher or lower than the result of those other mutual funds. We cannot guarantee, and make no representation, that the investment results of similar funds will be comparable even though the funds have the same investment advisers. The Funds described are available only through variable annuity Contracts issued by Jackson National. They are NOT offered or made available to the general public directly.

A Fund's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on a Fund with a small asset base. A Fund may not experience similar performance as its assets grow.

You should read the prospectuses for the JNL Series Trust and the JNL Variable Fund LLC carefully before investing. Additional Funds and Investment Divisions may be available in the future.

VOTING PRIVILEGES. To the extent required by law, we will obtain instructions from you and other owners about how to vote our shares of a Fund when there is a vote of shareholders of a Fund. We will vote all the shares we own in proportion to those instructions from owners.

SUBSTITUTION. We reserve the right to substitute a different Fund or a different mutual fund for the one in which any Investment Division is currently invested, or transfer money to the General Account. We will not do this without any required approval of the SEC. We will give you notice of any substitution.


                                CONTRACT CHARGES

There are charges associated with your Contract that reduce the investment return of your Contract. These charges may be a lesser amount where required by state law or as described below, but will not be increased. These charges (and certain other expenses) are as follows:

MORTALITY AND EXPENSE RISK CHARGE. Each day, as part of our calculation of the value of the accumulation units and annuity units, we make a deduction for mortality and expense risk charge. On an annual basis, this charge equals 1.50% of the average daily net asset value of your allocations to the Investment Divisions. This charge does not apply to the Fixed Accounts.

This charge compensates us for the risks we assume in connection with all the Contracts, not just your Contract. Our mortality risks under the Contracts arise from our obligations:

     o to make income payments for the life of the annuitant during the income phase;

     o    to waive the withdrawal charge in the event of the owner's death; and

     o    to provide a basic death benefit prior to the Income Date.

Our expense risks under the Contracts include the risk that our actual cost of administering the Contracts and the Investment Divisions may exceed the amount that we receive from the administration charge and the annual contract maintenance charge. Included among these expense risks are those that we assume in connection with waivers of withdrawal and recapture charges under the Terminal Illness Benefit, the Specified Conditions Benefit and the Extended Care Benefit.

--------------------------------------------------------------------------------
YOUR CONTRACT'S CHARGES COMPENSATE US FOR OUR EXPENSES OF SELLING AND ADMINISTERING YOUR CONTRACT AND FOR THE SERVICES AND BENEFITS WE PROVIDE AND THE MORTALITY AND EXPENSE RISKS WE ASSUME UNDER THE CONTRACTS.
--------------------------------------------------------------------------------

ANNUAL CONTRACT MAINTENANCE CHARGE. During the accumulation phase, we deduct a $35 annual contract maintenance charge on each anniversary of the ISSUE DATE (the date your Contract was issued). State variations may apply. We will also deduct the annual contract maintenance charge if you make a total withdrawal. This charge is for administrative expenses. The annual contract maintenance charge will be assessed on the Contract anniversary or upon full withdrawal and is taken from the Investment Divisions and Fixed Account options based on the proportion their respective value bears to the contract value. We will not deduct this charge if, when the deduction is to be made, the value of your Contract is $50,000 or more.

ADMINISTRATION CHARGE. Each day, as part of our calculation of the value of the accumulation units and annuity units, we make a deduction for administration charges. On an annual basis, these charges equal 0.15% of the average daily net asset value of your allocations to the Investment Divisions. This charge does not apply to the Fixed Accounts. This charge compensates us for our expenses incurred in administering the Contracts and the Separate Account. If the initial premium equals $1,000,000 or more, we will waive the Administration Charge. However, we reserve the right to reverse this waiver and reinstate the Administration Charge if withdrawals are made in the first Contract year that result in the contract value falling substantially below $1,000,000, as determined by us.

TRANSFER CHARGE. You must pay $25 for each transfer in excess of 15 in a Contract year. This charge is deducted from the amount that is transferred prior to the allocation to the new Allocation Option. We waive the transfer charge in connection with dollar cost averaging, rebalancing transfers and any transfers we require and we may charge a lesser fee where required by state law.

WITHDRAWAL CHARGE. At any time during the accumulation phase (if and to the extent that contract value is sufficient to pay any remaining withdrawal charges that remain after a withdrawal), you may withdraw the following with no withdrawal charge:


     o PREMIUMS THAT ARE NO LONGER SUBJECT TO A WITHDRAWAL CHARGE (premiums in your annuity for at least eight (six if you elect the six-year withdrawal charge option) years without being withdrawn), PLUS


     o    EARNINGS  (excess of your contract  value  allocated to the Investment
          Divisions  and  the  Fixed  Accounts  over  your  remaining   premiums
          allocated to those accounts)


     o during each Contract year 10% OF PREMIUM that remains subject to withdrawal charges and has not been previously withdrawn (this can be withdrawn at once or in segments throughout the Contract year), MINUS earnings (required minimum distribution requirements will be counted as part of the 10% free withdrawal amount).


--------------------------------------------------------------------------------
o WITHDRAWAL CHARGES APPLY TO PARTIAL WITHDRAWALS IN EXCESS OF FREE WITHDRAWAL AMOUNTS AND TO ANY TOTAL WITHDRAWAL.
o FREE WITH-DRAWALS DO NOT REDUCE THE TOTAL WITHDRAWAL CHARGES APPLICABLE TO A TOTAL WITHDRAWAL.
o WITHDRAWAL CHARGES ALSO APPLY AT THE INCOME DATE IF IT IS WITHIN ONE YEAR OF YOUR ISSUE DATE.
--------------------------------------------------------------------------------

WE WILL DEDUCT A WITHDRAWAL CHARGE ON:

     o    withdrawals in excess of the free withdrawal amounts, or

     o    amounts withdrawn in a total withdrawal, or

     o amounts applied to income payments on an Income Date that is within one year of the issue date.

The amount of the withdrawal charge deducted varies (depending upon whether you have elected the Six-Year Withdrawal Charge Period and how many years prior to the withdrawal you made the premium payment(s) you are withdrawing) according to the following schedule:


   WITHDRAWAL CHARGE (AS A PERCENTAGE OF PREMIUM PAYMENTS):

     COMPLETED YEARS
     SINCE RECEIPT OF       0        1         2        3        4        5        6        7       8+
     PREMIUM

     WITHDRAWAL CHARGE    8.5%       8%       7%       6%       5%       4%       3%       2%        0

     WITHDRAWAL CHARGE
     IF SIX-YEAR           8%        7%      5.5%      4%      2.5%      1%        0        0        0
     PERIOD IS ELECTED



For purposes of the withdrawal charge, we treat withdrawals as coming first from earnings and then from the remaining premium in which the lowest withdrawal and recapture charge apply. If you make a full withdrawal, or elect to commence income payments within one year of the date your Contract was issued, the withdrawal charge and recapture charge are based on premiums remaining in the Contract and no free withdrawal amount applies. If you withdraw only part of the value of your Contract, we deduct the withdrawal charge and recapture charge from the remaining value in your Contract. The withdrawal charge compensates us for costs associated with selling the Contracts.

NOTE: Withdrawals under a non-qualified Contract will be taxable on an "income first" basis. This means that any withdrawal from a non-qualified Contract that does not exceed the accumulated income under the Contract will be taxable in full. Any withdrawals under a tax-qualified Contract will be taxable except to the extent that they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified Contract because contributions will have been made on a pre-tax or tax-deductible basis.

We do not assess the withdrawal charge on any amounts paid out as:

     o income payments (but the withdrawal charge is deducted at the Income Date if income payments are commenced in the first Contract year);

     o    death benefits;


     o withdrawals necessary to satisfy the minimum distribution requirements of the Internal Revenue Code (if the withdrawal requested exceeds the minimum distribution requirements, the entire withdrawal will be subject to the withdrawal charge, if applicable);


     o if permitted by your state, withdrawals of up to $250,000 of your contract value if you incur a terminal illness or if you need extended hospital or nursing home care as provided in your Contract; or

     o if permitted by your state, withdrawals of up to 25% of your contract value (12 1/2% for each of two joint owners) if you incur certain serious medical conditions specified in your Contract.


The Contract Enhancement credits are considered earnings for all withdrawal calculations.


We may reduce or eliminate the amount of the withdrawal charge when the Contract is sold under circumstances that reduce our sales expense. Some examples are:
the purchase of a Contract by a large group of individuals or an existing relationship between us and a prospective purchaser. We may not deduct a withdrawal charge under a Contract issued to an officer, director, agent or employee of Jackson National or any of our affiliates.


CONTRACT ENHANCEMENT RECAPTURE CHARGE. If you make a partial or total withdrawal from your Contract in the first seven years (six years if the six-year withdrawal period is selected) since the premium payment withdrawn was made, you will pay a Contract Enhancement recapture charge that reimburses us for all or part of the Contract Enhancements that we credited to your Contract based on your first year payments. The amounts of these charges are as follows:


CONTRACT ENHANCEMENT RECAPTURE CHARGE (AS A PERCENTAGE OF THE CORRESPONDING FIRST YEAR PREMIUM PAYMENT WITHDRAWN) This charge is based on a Contract Enhancement of 5% of the first year premiums, but is not any greater for Contract Enhancements of 6%.


        Completed Years Since Receipt      0      1       2          3         4         5         6       7     8+
        of Premium/16/


        Recapture Charge                 4.5%   3.75%   3.25%     2.75%      2%       1.25%     .50%         0    0


        Recapture Charge if the          4.5%   3.75%   3.25%     2.75%      2%        1.25%        0       0      0
        Six-Year Withdrawal Period is
        elected



We do not assess the recapture charge on any amounts paid out as:

     o    death benefits;

     o    withdrawals taken under the additional free withdrawal provision;

     o withdrawals necessary to satisfy the minimum distribution requirements of the Internal Revenue Code (if the withdrawal requested exceeds the minimum distribution requirements, the recapture charge will be charged on the entire withdrawal amount);

     o if permitted by your state, additional withdrawals of up to $250,000 of your contract value if you incur a terminal illness or if you need extended hospital or nursing home care as provided in your Contract; or

     o if permitted by your state, additional withdrawals of up to 25% of your contract value (12 1/2% for each of two joint owners) if you incur certain serious medical conditions specified in your Contract.

SIX-YEAR WITHDRAWAL CHARGE PERIOD. If you select the optional six-year withdrawal charge period feature, you will pay 0.35% on an annual basis of the average daily net asset value of your allocations to the Investment Divisions. We stop deducting this charge on the date you annuitize.

EARNINGS PROTECTION BENEFIT CHARGE. If you select the Earnings Protection Benefit Endorsement, you will pay us a charge that equals 0.30% on an annual basis of the average daily net asset value of your allocations to the Investment Divisions. We stop deducting this charge on the date you annuitize.

GUARANTEED MINIMUM INCOME BENEFIT CHARGE. If you select the Guaranteed Minimum Income Benefit, on a calendar quarter basis, you will pay .10% of the Guaranteed Minimum Income Benefit (GMIB) Benefit Base. This charge is deducted from the contract value at the end of each calendar quarter and upon termination of the GMIB on a pro-rata basis using the GMIB Benefit Base as of the date of termination and the number of days since the last deduction. The first GMIB charge will be deducted on a pro-rata basis from the issue date to the end of the first calendar quarter after the issue date. The GMIB Benefit Base is explained on page __ below. YOU SHOULD BE AWARE THAT THE GMIB CHARGE WILL BE DEDUCTED EVEN IF YOU NEVER USE THE BENEFIT, AND IT ONLY APPLIES TO CERTAIN OPTIONAL INCOME PAYMENTS.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT CHARGE. If you select the Guaranteed Minimum Withdrawal Benefit, you will pay .35% on an annual basis of the average daily net asset value of your allocations to the Investment Divisions. This charge will increase to .55% upon the first election of a "step-up." We reserve the right to prospectively increase the charge on new issues, upon election of the benefit after issue or upon any election of any "step-up" subject to a maximum charge of .70%. The "step-up" is explained on page __ below. We stop deducting this charge upon the earliest of either the date you annuitize or if your contract value falls to zero.

OPTIONAL DEATH BENEFIT CHARGES. If you select one of the five optional death benefits available under your Contract, you will pay 0.25%, 0.30%, 0.40%, 0.45% OR 0.55% on an annual basis of the average daily net asset value of your allocations to the Investment Divisions, depending on which of the five death benefit options you select. We stop deducting this charge on the date you annuitize.

COMMUTATION FEE. If you make a total withdrawal from your Contract after income payments have commenced under income option 4, or if after your death during the period for which payments are guaranteed to be made under income option 3 your beneficiary elects to receive a lump sum payment, the amount received will be reduced by (a) minus (b) where:

     o (a) = the present value of the remaining income payments (as of the date of calculation) for the period for which payments are guaranteed to be made, discounted at the rate assumed in calculating the initial payment; and

     o (b) = the present value of the remaining income payments (as of the date of calculation) for the period for which payments are guaranteed to be made, discounted at a rate no more than 1.00% higher than the rate used in (a).

OTHER EXPENSES. We pay the operating expenses of the Separate Account, including those not covered by the mortality and expense and administrative charge. There are deductions from and expenses paid out of the assets of the Funds. These expenses are described in the attached prospectuses for the JNL Series Trust and the JNL Variable Fund LLC.


Certain Funds pay Jackson National Asset Management, LLC, the adviser, an administrative fee for certain services provided to the Fund by the adviser. The JNL/Select Global Growth Fund, the JNL/JPMorgan International Value Fund, the JNL/Oppenheimer Global Growth Fund, the JNL/Putnam International Equity Fund and all of the JNL/Mellon Capital Management Funds except the JNL/Mellon Capital Management S&P 500 Index Fund, JNL/Mellon Capital Management S&P 400 Mid Cap Index Fund, JNL/Mellon Capital Management Small Cap Index Fund, JNL/Mellon Capital Management Bond Index Fund, JNL/Mellon Capital Management Enhanced S&P 500 Stock Index Fund and the JNL/Mellon Capital Management Global 15 Fund pay an administrative fee of .15%; the JNL/ Mellon Capital Management Global 15 Fund pays an administrative fee of .20%; the nine JNL/S&P Funds pay an administrative fee of .05%; the other Funds pay an administrative fee of .10%. The Management and Administrative Fee and the Total Fund Annual Expenses columns in the Fund Annual Expenses table reflect the inclusion of any applicable administrative fee.

PREMIUM TAXES. Some states and other governmental entities charge premium taxes or other similar taxes. We pay these taxes and may make a deduction from your contract values for them. Premium taxes generally range from 0% to 3.5% (the amount of state premium tax, if any, will vary from state to state), depending on the state. Should this be in the fee table


--------------------------------------------------------------------------------
IF YOUR STATE OR THE FEDERAL GOVERNMENT TAX US BECAUSE OF YOUR CONTRACT, WE CHARGE YOU FOR THOSE TAXES.
--------------------------------------------------------------------------------

INCOME TAXES. We reserve the right, when calculating unit values, to deduct a credit or charge with respect to any taxes we have paid or reserved for during the valuation period that we determine to be attributable to the operation of an Investment Division. No federal income taxes are applicable under present law and we are not presently making any such deduction.

DISTRIBUTION OF CONTRACTS. Jackson National Life Distributors, Inc., located at 8055 E. Tufts Avenue, Denver, Colorado 80237, serves as the distributor of the Contracts. Jackson National Life Distributors, Inc. is a wholly owned subsidiary of Jackson National.

Commissions are paid to broker-dealers who sell the Contracts. While commissions may vary, they are not expected to exceed 8% of any premium payment. Where lower commissions are paid, we may also pay trail commissions. We may also pay commissions on the Income Date if the annuity option selected involves a life contingency or a payout over a period of ten or more years. Under certain circumstances, we may pay bonuses, overrides, and marketing allowances, in addition to the standard commissions. We may, under certain circumstances where permitted by applicable law, pay a bonus to a Contract purchaser to the extent the broker-dealer waives its commission. Contract purchasers should inquire of the representative if such bonus is available to them and its compliance with applicable law. We may use any of our corporate assets to cover the cost of distribution, including any profit from the Contract's mortality and expense risk charge and other charges. We are affiliated with the following broker-dealers:

     o    National Planning Corporation,

     o    SII Investments, Inc.,

     o    IFC Holdings, Inc. D/B/A Invest Financial Corporation, and

     o    Investment Centers of America, Inc.


The Distributor also has the following relationships with the sub-advisers and their affiliates. The Distributor receives payments from certain of the sub-advisers to assist in defraying the costs of certain promotional and marketing meetings in which they participate. The amounts paid depend on the nature of the meetings, the number of meetings attended, the costs expected to be incurred, and the level of the sub-adviser's participation. National Planning Corporation participates in the sales of shares of retail mutual funds advised by certain of the sub-advisers and receives selling and other compensation from them in connection with those activities, as described in the prospectus or statement of additional information for those funds. In addition, the Distributor acts as distributor of variable annuity contracts and variable life insurance policies (the "Other Contracts") issued by Jackson National Life Insurance Company and its subsidiary Jackson National Life Insurance Company of New York. Raymond James Financial Services, a brokerage affiliate of the sub-adviser to the JNL/Eagle Funds, participates in the sale of Contracts and is compensated by JNLD for its activities. The compensation consists of commissions, trail commissions, and other compensation or promotional incentives as described above and in the prospectus or statement of additional information for the Other Contracts.

--------------------------------------------------------------------------------
               WE PAY BROKERS COMMISSIONS FOR SELLING CONTRACTS.
--------------------------------------------------------------------------------

                                    PURCHASES

MINIMUM INITIAL PREMIUM:

     o    $5,000 under most circumstances.

     o    $2,000 for a qualified plan Contract.

MINIMUM ADDITIONAL PREMIUMS:

     o    $500 for a qualified or non-qualified plan.

     o    $50 for an automatic payment plan.

     o You can pay additional premiums at any time during the accumulation phase.

These minimums apply to purchases, but do not preclude subsequent partial withdrawals that would reduce contract values below the minimum initial purchase amounts, as long as the amount left in the account is sufficient to pay the withdrawal charge. The minimum you may allocate to a Fixed Account or Investment Division is $100. There is a $100 minimum balance requirement for each Fixed Account and Investment Division. We reserve the right to restrict availability or impose restrictions on the Fixed Accounts.

MAXIMUM PREMIUMS:

     o The maximum aggregate premiums you may make without our prior approval is $1 million.

The payment of subsequent premium payments relative to market conditions at the time they are made may or may not contribute to the various benefits under your Contract, including the enhanced death benefit, the GMIB and the GMWB.

ALLOCATIONS OF PREMIUM. You may allocate your premiums to one or more of the Allocation Options. Each allocation must be a whole percentage between 0% and 100%. We will allocate any additional premiums you pay in the same way unless you instruct us otherwise. We have reserved the right to limit the availability and allocations to the Fixed Accounts at our discretion, so it is important that you verify their availability before purchasing the Contract or sending in additional premium payments. Your JNL representative can inform you of the current availability. These allocations will be subject to our minimum allocation rules.

Although more than 18 Investment Divisions are available under your Contract, you may not allocate your contract values among more than 18 Allocation Options at any one time.

We will issue your Contract and allocate your first premium within two BUSINESS DAYS (days when the New York Stock Exchange is open) after we receive your first premium and all information that we require for the purchase of a Contract. If we do not receive all of the information that we require, we will contact you to get the necessary information. If for some reason we are unable to complete this process within five business days, we will either return your money or get your permission to keep it until we receive all of the required information.

Each business day ends when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

--------------------------------------------------------------------------------
YOU MAY SELECT NO MORE THAN 18 ALLOCATION OPTIONS (INVESTMENT DIVISIONS PLUS THE FIXED ACCOUNTS) AT ANY ONE TIME.
--------------------------------------------------------------------------------


CONTRACT ENHANCEMENT. At the end of any business day in the first Contract year when we receive a premium payment, we will credit your contract values with an additional 5% or 6% of your payment. The 5% and 6% Contract Enhancements will not be available at the same time. The applicable Contract Enhancement rate will be determined based on a variety of factors at the time the Contract is offered and sold, including but not limited to competitive factors and market conditions. The commissions paid to JNL representatives will vary based on the Contract Enhancement that is being offered. We may also impose a Contract Enhancement recapture charge if you

     o make withdrawals in excess of the free withdrawals permitted by your Contract in the first seven years (six years if the six-year withdrawal charge period is selected) after a first year premium payment or


     o    elect to receive payment under an income option.


If your Contract is returned during the Free Look period, we will return the Contract value plus any fees (other than asset based fees) and expenses deducted from premiums, less any Contract Enhancement.

--------------------------------------------------------------------------------
THIS CONTRACT IS MOST SUITABLE IF YOU INTEND TO MAKE ONLY YOUR INITIAL PREMIUM PAYMENT.
--------------------------------------------------------------------------------

We expect to profit from certain charges assessed under the Contract, including the recapture charge, withdrawal charge and the mortality and expense risk charge.


We will not impose the Contract Enhancement recapture charge upon death, if your withdrawal is made for certain health-related emergencies, withdrawals of earnings, withdrawals in accordance with an additional free withdrawal or to satisfy minimum distribution requirements of the Internal Revenue Code. If the withdrawal requested exceeds the minimum distribution requirements, the recapture charge will be charged on the entire withdrawal amount. Examples in Appendix B may assist you in understanding how recapture charges for the Contract Enhancement work.


Your Contract value will reflect any gains or losses attributable to the Contract Enhancement described above. The recapture charge is unchanged by market losses, thus the recapture charge may exceed the current value of the Contract Enhancement.

Moreover, other Contract charges, including a higher mortality and expense risk charge than would be charged under a similar contract without a Contract Enhancement, are assessed based on the total Contract value. The total Contract value includes the Contract Enhancement itself and premiums paid after the first year that do not receive the Contract Enhancement. As a result, the aggregate charges assessed will be higher than those that would be charged on a similar contract without a Contract Enhancement. Since these Contract charges are assessed on Contract value which includes premiums paid after the first year that do not receive the Contract Enhancement, a Contract with the mandatory Contract Enhancement is suitable only for those who expect to make substantially all of their premium payments in the first Contract year. In sum, it is possible that upon surrender, you will receive less money back than you would have if you had purchased a similar contract with no Contract Enhancement.

In addition, the Contract Enhancement and any gains or losses attributable to the Contract Enhancement, distributed under your Contract will be considered earnings under the Contract for tax purposes.

CAPITAL PROTECTION PROGRAM. If you select our Capital Protection Program at issue, we will allocate enough of your premium to the Fixed Account you select to assure that the amount so allocated will equal, at the end of a selected period of 1, 3, 5, or 7 years, your total original premium paid. You may allocate the rest of your premium to any Investment Division(s). If any part of the Fixed Account value is surrendered or transferred before the end of the selected guaranteed period, the value at the end of that period will not equal the original premium. This program and renewals under it are available only if Fixed Account Options are available. You should consult your JNL representative with respect to the current availability of Fixed Accounts, their limitations, and the availability of the Capital Protection program.


For an example of Capital Protection, assume you made a premium payment of $10,000 when the interest rate for the three-year guaranteed period was 3.00% per year. We would allocate $9,152 to that guarantee period because $9,152 would increase at that interest rate to $10,000 after three years, assuming no withdrawals are taken. The remaining $848 of the payment would be allocated to the Investment Division(s) you selected.

Alternatively, assume Jackson National receives a premium payment of $10,000 when the interest rate for the 7-year period is 6.75% per year. Jackson National will allocate $6,331 to that guarantee period because $6,331 will increase at that interest rate to $10,000 after 7 years. The remaining $3,669 of the payment will be allocated to the Investment Division(s) you selected.

Thus, as these examples demonstrate, the shorter guarantee periods require allocation of substantially all your premium to achieve the intended result. In each case, the results will depend on the interest rate declared for the guarantee period.


ACCUMULATION UNITS. Your contract value allocated to the Investment Divisions will go up or down depending on the performance of the Investment Divisions you select. In order to keep track of the value of your Contract during the accumulation phase, we use a unit of measure called an "accumulation unit." During the income phase we use a measure called an "annuity unit."

Every business day, we determine the value of an accumulation unit for each of the Investment Divisions by:

     o determining the total amount of assets held in the particular Investment Division;

     o    subtracting any charges and taxes chargeable under the Contract; and

     o    dividing this amount by the number of outstanding accumulation units.

The value of an accumulation unit may go up or down from day to day and may be different for different charges.

When you make a premium payment, we credit your Contract with accumulation units. The number of accumulation units we credit is determined at the close of that business day by dividing the amount of the premium allocated to any Investment Division by the value of the accumulation unit for that Investment Division.

--------------------------------------------------------------------------------
THE VALUE OF YOUR ALLOCATIONS TO INVESTMENT DIVISIONS IS MEASURED IN "ACCUMULATION UNITS."
--------------------------------------------------------------------------------

                                    TRANSFERS

You may transfer your contract value among the Investment Divisions at any time, but transfers between an available Fixed Account option and an Investment Division must occur prior to the Income Date. Transfers from the Fixed Account will be subject to any applicable excess interest adjustment. There may be periods when we do not offer any Fixed Accounts, or when we impose special transfer requirements on the Fixed Accounts. If a renewal occurs within one year of the Income Date, the Company will credit interest up to the Income Date at the then Current Interest Rate for the Fixed Account Option. You can make 15 transfers every Contract year during the accumulation phase without charge.

A transfer will be effective as of the end of the business day when we receive your transfer request in good order.

--------------------------------------------------------------------------------
            YOU MAY MAKE UP TO 15 FREE TRANSFERS PER CONTRACT YEAR.
--------------------------------------------------------------------------------

RESTRICTIONS ON TRANSFERS. To the extent permitted by applicable law, we reserve the right to restrict the number of transfers per year that you can request and to restrict you from making transfers. In addition, your right to make transfers among Investment Divisions may be modified if we determine that the exercise by one or more Contract owners is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other owners. A modification could be applied to transfers to or from one or more of the Investment Divisions, and could include, but are not limited to:

     o    requiring a minimum time period between each transfer;

     o limiting transfer requests from an agent acting on behalf of one or more Contract owners or under a power of attorney on behalf of one or more Contract owners; or

     o    limiting the dollar amount that you may transfer at any one time.


If we identify a pattern of frequent trading in and out of the sub-accounts within a 3 week period we place the account on a watch list and if the trading pattern continues we will terminate the transfer privileges or terminate electronic or telephone transfer privileges. We do not exempt any person or class of persons from this policy. We reserve the right to change, terminate, limit, or suspend the transfer provisions at any time. If we limit the transfer privileges, you may need to make a partial surrender to access the Policy Value in the Investment Division from which you sought a transfer. When we notice a pattern of frequent trading, We will notify you and your representative in writing within 1-5 days after the pattern of frequent trading is identified.

--------------------------------------------------------------------------------
WE RESERVE THE RIGHT TO TERMINATE OR MODIFY YOUR TRANSFER RIGHTS IF WE BELIEVE IT IS NECESSARY TO PREVENT DISADVANTAGE TO OTHER OWNERS.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
YOU MAY TRANSFER YOUR CONTRACT VALUES AMONG ALLOCATION OPTIONS BY TELEPHONE OR VIA THE INTERNET, BUT WITHDRAWAL REQUESTS AND INCOME PAYMENT ELECTIONS MUST BE IN WRITING.
--------------------------------------------------------------------------------

                       TELEPHONE AND INTERNET TRANSACTIONS


THE BASICS. You can request certain transactions by telephone or at www.jnl.com, our Internet Web site, subject to our right to terminate electronic or telephone transfer privileges described above. Our Customer Service representatives are available during business hours to provide you with information about your account. We require that you provide proper identification before performing transactions over the telephone or through our Internet Web site. For Internet transactions, this will include a Personal Identification Number (PIN). You may establish or change your PIN at www.jnl.com.


WHAT YOU CAN DO AND HOW. You may make transfers by telephone or through the Internet unless you elect not to have this privilege. Any authorization you provide to us in an application, at our Web site, or through other means will authorize us to accept transaction instructions, including Investment Division transfers/allocations, by you and your financial representative unless you notify us to the contrary. To notify us, please call us at the Service Center number referenced in your Contract or on your quarterly statement.

WHAT YOU CAN DO AND WHEN. When authorizing a transfer, you must complete your telephone call by the close of the New York Stock Exchange (usually 4:00 p.m. Eastern time) in order to receive that day's accumulation unit value for an Investment Division.

Transfer instructions you send electronically are considered to be received by us at the time and date stated on the electronic acknowledgement we return to you. If the time and date indicated on the acknowledgement is before the close of the New York Stock Exchange, the instructions will be carried out that day. Otherwise the instructions will be carried out the next business day. We will retain permanent records of all Web-based transactions by confirmation number. If you do not receive an electronic acknowledgement, you should telephone our Service Center immediately.

HOW TO CANCEL A TRANSACTION. Telephone or Internet transfer requests may currently only be cancelled by calling the Service Center before the close of the New York Stock Exchange on the day the transaction will be processed.


OUR PROCEDURES. Our procedures are designed to provide reasonable assurance that telephone or any other electronic authorizations are genuine. Our procedures include requesting identifying information and tape-recording telephone communications and other specific details. We and our affiliates disclaim all liability for any claim, loss or expense resulting from any alleged error or mistake in connection with a transaction requested by telephone or other electronic means that you did not authorize. However, if we fail to employ reasonable procedures to ensure that all requested transactions are properly authorized, we may be held liable for such losses.


We do not guarantee access to telephonic and electronic information or that we will be able to accept transaction instructions via the telephone or electronic means at all times. We also reserve the right to modify, limit, restrict, or discontinue at any time and without notice the acceptance of instruction from someone other than you and/or this telephonic and electronic transaction privilege. Elections of any optional benefit or program must be in writing and will be effective upon receipt of the request in good order.

Upon notification of the owner's death, any telephone transfer authorization designated by the owner ceases and We will not allow such transactions unless the executor/representative provides written authorization for a person or persons to act on the executor's/representative's behalf.

                              ACCESS TO YOUR MONEY

You can have access to the money in your Contract:

     o    by making either a partial or complete withdrawal,

     o    by electing the Systematic Withdrawal Program,

     o    by electing the Guaranteed Minimum Withdrawal Benefit, or

     o    by electing to receive income payments.

Your beneficiary can have access to the money in your Contract when a death benefit is paid.

When you make a complete withdrawal you will receive the value of your Contract on the day your request is received by us, MINUS any applicable tax, annual contract maintenance charge, charges due under any optional endorsement and all applicable withdrawal charges, adjusted for any applicable Excess Interest Adjustment.

Your withdrawal request must be in writing. We will accept withdrawal requests submitted via facsimile. There are risks associated with not requiring original signatures in order to disburse Contract-owner monies.


Except in connection with the systematic withdrawal program, you must withdraw at least $500 or, if less, the entire amount in the Fixed Account or Investment Division from which you are making the withdrawal. After your withdrawal, you must have at least $100 left in the Fixed Account or Investment Division. A withdrawal request that would reduce the remaining contract value to less than $100 will be treated as a request for a complete withdrawal.


INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE. THERE ARE LIMITATIONS ON WITHDRAWALS FROM QUALIFIED PLANS. SEE "TAXES."

--------------------------------------------------------------------------------
WITHDRAWALS MAY BE TAXED, INCLUDING A POSSIBLE PENALTY TAX IF YOU ARE UNDER AGE 59 1/2.
--------------------------------------------------------------------------------

WAIVER OF WITHDRAWAL CHARGES AND RECAPTURE CHARGES FOR CERTAIN EMERGENCIES. We will waive the withdrawal charge and recapture charge , but not any excess interest adjustment that would otherwise apply in certain circumstances by providing you, at no charge, the following:

     o TERMINAL ILLNESS BENEFIT, under which we will waive any withdrawal charges and recapture charges on amounts of up to $250,000 of your contract value from the Separate Account and from the Fixed Accounts that you withdraw after providing us with a physician's statement that you have been diagnosed with an illness that will result in your death within 12 months;

     o SPECIFIED CONDITIONS BENEFIT, under which you may make a one-time withdrawal of up to 25% (for joint owners, this benefit applies to each of them for 12 1/2%) of your contract value with no withdrawal charge or recapture charge after having provided us with a physician's statement that you have been diagnosed with one of the following conditions:

          o    Heart attack

          o    Stroke

          o    Coronary artery surgery

          o    Life-threatening cancer

          o    Renal failure or

          o    Alzheimer's disease; and

     o EXTENDED CARE BENEFIT, under which we will waive any withdrawal charges and recapture charges on amounts of up to $250,000 of your contract value from the Separate Account and from the Fixed Account that you withdraw after providing us with a physician's statement that you have been confined to a nursing home or hospital for 90 consecutive days, beginning at least 30 days after your Contract was issued.

YOU MAY EXERCISE THESE BENEFITS ONCE UNDER YOUR CONTRACT.

--------------------------------------------------------------------------------
WE WILL WAIVE WITHDRAWAL AND RECAPTURE CHARGES IN SEVERAL SITUATIONS WHERE YOU NEED MONEY FOR HEALTH CARE.
--------------------------------------------------------------------------------


OPTIONAL SIX-YEAR WITHDRAWAL CHARGE PERIOD. You may elect an endorsement to your Contract that substitutes for the Contract's usual eight-year withdrawal period a six-year withdrawal period with withdrawal charges in contribution years one through six of 8%, 7%, 5.5%, 4%, 2.5% and 1%, respectively, and 0% thereafter. The charge for this optional feature on an annualized basis is 0.35% of average daily net asset value of your allocations to the Investment Divisions. Your Contract's seven-year recapture charge period will be replaced with a six-year period of 4.5%, 3.75%, 3.25%, 2.75%, 2.00%, 1.25% and 0% thereafter.

The charges for the Six-year Withdrawal Charge Period option continues for as long as one holds the Contract. The potential benefits of this option normally is limited to four to six years and depends on performance (the greater the performance the less the benefit) and payment patterns (large subsequent payments in relation to the initial payment make the benefits persist for a longer time than for a Contract where only the initial payment is made). Moreover, if the option is not exercised, there may be a long-term disadvantage of reduced surrender value for the remainder of the contract years, as a result of the persisting charge.


GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The following description of the GMWB is supplemented by some examples in Appendix C that may assist you in understanding how the GMWB calculations are made in certain circumstances. The GMWB permits you to make partial withdrawals, prior to the Income Date that, in total, are guaranteed to equal the amount of net premium payments made (if elected after issue the contract value, less any recapture charges that would be paid were you to make a full withdrawal, will be used instead of the net premium payment at issue). The GMWB can be elected after issue during the 30 calendar day period prior to any Contract anniversary and will be effective as of the Contract anniversary following receipt of the request in good order. Once elected, the GMWB may not be terminated. We will continue to deduct the charge until the earliest of either annuitization or the date on which the contract value falls to zero. If you elect the GMWB when you purchase your Contract, your net premium payment will be used as the basis for determining the guaranteed amount available for partial withdrawals (the Guaranteed Withdrawal Balance ("GWB")). If you elect the GMWB at a later date your contract value, less any recapture charges that would be paid were you to make a full withdrawal, on the date we add the endorsement will be used to determine the GWB. The GWB can never be more than $5 million. The GWB is reduced with each withdrawal you take. This will not be available for owners older than age 80 on the issue or election date. AVAILABILITY MAY BE LIMITED TO THE ISSUE DATE.

Once the GWB has been determined, we calculate the maximum annual partial withdrawal amount (Guaranteed Annual Withdrawal Amount ("GAWA")). Upon election, the GAWA is equal to 7% of the GWB. The GAWA will not be reduced if partial withdrawals taken within any one Contract year do not exceed 7%. If you do not take 7% in one Contract year, you may not take more than 7% the next Contract year. If you withdraw more than the 7%, the guaranteed amount available may be less than the total premium payments and the GAWA may be reduced. The GAWA can be divided up and taken on a payment schedule that you request. You can continue to take the GAWA each Contract year until the GWB has been depleted.

Although any withdrawal charges or adjustments are part of the amount of the partial withdrawals that are counted toward the 7% permissible annual withdrawals, the annual 10% free withdrawal feature will eliminate any withdrawal charges on those partial withdrawals. Any adjustments only apply if the partial withdrawals are from the Fixed Accounts.

Any time a subsequent premium payment is made, we recalculate the GWB and the GAWA. Each time you make a premium payment, the GWB is increased by the amount of the net premium payment. When you make a subsequent premium payment, the GAWA will increase by 7% of the increase in the GWB. We reserve the right to restrict subsequent premium payments and the total GWB.

If you withdraw more than the GAWA in any one Contract year, the GWB may be reduced by more than the amount of the withdrawal, and may be reset to equal the then current contract value. The GAWA may also be reduced.

If the total of your partial withdrawals made in the current Contract year are greater than the GAWA, we will recalculate your GWB and your GAWA may be lower in the future. Recalculation of the GWB and GAWA may result in reducing or extending the payout period. Please refer to the examples in Appendix C for supplemental information about the impact of partial withdrawals.

If the partial withdrawal plus all prior partial withdrawals made in the current Contract year is less than or equal to the GAWA, the GWB is equal to the greater of:

     o    the GWB prior to the partial  withdrawal less the partial  withdrawal;
          or

     o    zero.

If the partial withdrawal plus all prior partial withdrawals made in the current Contract year is greater than the GAWA, the GWB is equal to the lesser of:

     o the contract value after the partial withdrawal, less any applicable recapture charges remaining after the partial withdrawal; or

     o the GWB prior to the partial withdrawal less the partial withdrawal, or zero, if greater.

If all your partial withdrawals made in the current Contract year are less than or equal to the GAWA, the GAWA is the lesser of:

     o    the GAWA prior to the partial withdrawal; or

     o    the GWB after the partial withdrawal.

If the partial withdrawal plus all prior partial withdrawals made in the current Contract year is greater than the GAWA, the GAWA is equal to the lesser of:

     o    the GAWA prior to the partial withdrawal, or

     o    the GWB after the partial withdrawal, or

     o    7% of the greater of:

          1.   the  contract  value  after  the  partial  withdrawal,  less  any
               applicable   recapture   charges   remaining  after  the  partial
               withdrawal; or

          2.   the GWB after the partial withdrawal.

For purposes of these calculations, all partial withdrawals are assumed to be the total amount withdrawn, including any applicable charges and adjustments.

Withdrawals made under the guarantee of this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract and any other endorsements. They are subject to the same restrictions and processing rules as described in the Contract.


On or during the 30 calendar day period following certain Contract anniversaries, you may choose to "step-up" the GWB to equal your contract value. The request will be processed and effective on the day we receive the request in good order. No request for a "step-up" will be processed after the 30th calendar day following the Contract anniversary. Your GAWA then becomes the greater of:
(i) 7% of the contract value on the effective date of the "step-up" or (ii) the GAWA prior to the "step-up." You would not choose a "step-up" if your current GWB is higher than your contract value.

If you choose this benefit after your Contract is issued (availability may be limited to the issue date), the first "step-up" must be at least five years after the effective date of the endorsement. Subsequent "step-ups" may not be elected until the fifth Contract anniversary after the previous "step-up" and must be elected during the 30 calendar days following a Contract anniversary. A subsequent step-up may not be elected until the 5th (or later) Contract Anniversary after the latest step-up (by counting the first Contract Anniversary after the step-up as the first Contract Anniversary). On the first "step-up," the GMWB charge will increase. Please see page __. Before you decide to "step-up," you should contact your JNL representative or the Annuity Service Center.


--------------------------------------------------------------------------------
THE GMWB PERMITS YOU TO MAKE PARTIAL WITHDRAWALS, PRIOR TO THE INCOME DATE, THAT IN TOTAL, EQUAL THE AMOUNT OF NET PREMIUM PAYMENTS MADE. READ CAREFULLY THE TIMING RESTRICTIONS ON ELECTION AND THE VALUES THAT ARE USED IN CALCULATING THIS BENEFIT.
--------------------------------------------------------------------------------

SPOUSAL CONTINUATION. If the Contract is continued by the spouse the spouse retains all rights previously held by the owner and therefore may elect to add the GMWB feature to the Contract within the 30 days prior to any Contract anniversary following the continuation date of the original Contract's issue date. The GMWB endorsement becomes effective on the Contract anniversary following receipt of the request in good order.

If the spouse continues the Contract and the GMWB endorsement already applies to the Contract, the GMWB will continue and no adjustment will be made to the GWB or the GAWA at the time of continuation. Your spouse may elect to "step-up" on the continuation date. If the Contract is continued under the Special Spousal Continuation Option, the value applicable upon "step-up" is the contract value, including any adjustments applied on the continuation date. Any subsequent "step-up" must follow the "step-up" restrictions listed above (Contract anniversaries will continue to be based on the anniversary of the original Contract's issue date).

DEATH. If your spouse does not continue the contract upon your death and the contract value is greater than zero, the GMWB is terminated.

SURRENDER. If your Contract is surrendered, you will receive your Contract's contract value less any applicable charges and adjustments and not the GWB or the GAWA you would have received under the GMWB Endorsement. The GMWB is terminated.

CONTRACT VALUE IS ZERO. If your contract value is reduced to zero as the result of a partial withdrawal or poor fund performance and the GWB after the withdrawal is greater than zero, the GWB will be paid to you on a periodic basis elected by you, which will be no less frequently than annually. The total annual payment will equal the GAWA, but will not exceed the current GWB. The total payments will not exceed the current GWB.

All other rights under your Contract cease and we will no longer accept subsequent premium payments and all optional endorsements are terminated without value. Upon your death as the owner, your beneficiary will receive the scheduled payments. No other death benefit or Earnings Protection Benefit will be paid.

ANNUITIZATION. If you decide to annuitize your Contract, you may choose the following income option instead of one of the other income options listed in your Contract:

FIXED PAYMENT INCOME OPTION. This income option provides payments in a fixed dollar amount for a specific number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. Upon each payment, the GWB will be reduced by the payment amount. The total annual amount payable will equal the GAWA but will never exceed the current GWB. This annualized amount will be paid over the specific number of years in the frequency (no less frequently than annually) that you select. If you should die before the payments have been completed, the remaining payments will be made to the beneficiary.

This income option may not be available if the Contract is issued to qualify under Sections 401, 403, 408 or 457 of the Internal Revenue Code. For such Contracts, this income option will only be available if the guaranteed period is less than the life expectancy of the annuitant at the time the option becomes effective.

EFFECT OF GMWB ON TAX DEFERRAL. The purchase of a GMWB may not be appropriate for the Owners of Contracts who have as a primary objective taking maximum advantage of the tax deferral that is available to them under an annuity
Contract. Please consult your tax and financial advisors on this and other matters prior to electing the GMWB.

YOU MAY NOT ELECT BOTH THE GMWB AND THE GMIB.

SYSTEMATIC WITHDRAWAL PROGRAM. You can arrange to have money automatically sent to you periodically while your Contract is still in the accumulation phase. You will have to pay taxes on money you receive. You may be subject to a withdrawal charge, recapture charge and an excess interest adjustment.

SUSPENSION OF WITHDRAWALS OR TRANSFERS. We may be required to suspend or delay withdrawals or transfers to or from an Investment Division when:

     o the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     o under applicable SEC rules, trading on the New York Stock Exchange is restricted;

     o under applicable SEC rules, an emergency exists so that it is not reasonably practicable to dispose of securities in an Investment Division or determine the value of its assets; or

     o    the SEC, by order, may permit for the protection of owners.

We have reserved the right to defer payment for a withdrawal or transfer from the Fixed Accounts for the period permitted by law, but not more than six months.

                       INCOME PAYMENTS (THE INCOME PHASE)

The income phase of your Contract occurs when you begin receiving regular income payments from us. The INCOME DATE is the day those payments begin. Once income payments begin, the Contract cannot be returned to the accumulation phase. You can choose the Income Date and an income option. The income options are described below.

If you do not choose an income option, we will assume that you selected option 3, which provides a life annuity with 120 months of guaranteed payments.

You can change the Income Date or income option at any time before the Income Date, but changes of the Income Date may only be to a later date. You must give us written notice at least seven days before the scheduled Income Date. Income payments must begin by your 90th birthday under a non-qualified Contract or the calendar year in which you attain age 70 1/2 under a traditional Individual Retirement Annuity (or such other age as required by law). Distributions under qualified plans and Tax-Sheltered Annuities must begin by the later of the calendar year in which you attain age 70 1/2 or the calendar year in which you retire. Distributions from Roth IRAs are not required prior to your death.

At the Income Date, you can choose to receive fixed payments or variable payments based on the Investment Divisions. All recapture charges will apply regardless of the Income Date or income option selected. Unless you tell us otherwise, your income payments will be based on the Allocation Options that were in place on the Income Date.

You can choose to have income payments made monthly, quarterly, semi-annually, or annually. However, if you have less than $5,000 to apply toward an income option and state law permits, we may provide your payment in a single lump sum. Likewise, if your first income payment would be less than $50 and state law permits, we may set the frequency of payments so that the first payment would be at least $50.

--------------------------------------------------------------------------------
       IN YOUR CONTRACT'S INCOME PHASE, WE MAKE REGULAR PAYMENTS TO YOU.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THE AMOUNT OF YOUR INCOME PAYMENTS CAN BE GUARANTEED OR CAN VARY BASED ON THE PERFORMANCE OF THE INVESTMENT DIVISIONS YOU SELECT.
--------------------------------------------------------------------------------

VARIABLE INCOME PAYMENTS. If you choose to have any portion of your income payments based upon one or more Investment Divisions, the dollar amount of your initial annuity payment will depend primarily upon the following:

     o the amount of your contract value you allocate to the Investment Division(s) on the Income Date;

     o the amount of any applicable premium taxes, recapture charges or withdrawal charges deducted from your contract value on the Income Date;

     o    which income option you select; and

     o the investment factors listed in your Contract that translate the amount of your contract value (as adjusted for applicable charges, frequency of payment and commencement date) into initial payment amounts that are measured by the number of annuity units of the Investment Division(s) you select credited to your Contract.

The investment factors in your Contract are calculated based upon a variety of factors, including an assumed investment rate of 3% for option 4 or 4.5% for options 1-3 and, if you select an income option with a life contingency, the age and gender of the annuitant. State variations may apply.

We calculate the dollar amount of subsequent income payments that you receive based upon the performance of the Investment Divisions you select. If that performance (measured by changes in the value of annuity units) exceeds the assumed investment rate, then your income payments will increase; if that performance is less than the assumed investment rate, then your income payments will decrease.

INCOME OPTIONS. The annuitant is the person whose life we look to when we make income payments (each description assumes that you are the owner and annuitant). The following income options may not be available in all states.

          OPTION 1 - Life Income. This income option provides monthly payments for your life.

          OPTION 2 - Joint and Survivor. This income option provides monthly payments for your life and for the life of another person (usually your spouse) selected by you.

          OPTION 3 - Life Annuity With at Least 120 or 240 Monthly Payments. This income option provides monthly payments for the annuitant's life, but with payments continuing to the beneficiary for the remainder of 10 or 20 years (as you select) if the annuitant dies before the end of the selected period. If the beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

          OPTION 4 - Income for a Specified Period. This income option provides monthly payments for any number of years from 5 to 30. If the beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

          ADDITIONAL OPTIONS - We may make other income options available.

GUARANTEED MINIMUM INCOME BENEFIT. The optional Guaranteed Minimum Income Benefit ("GMIB") endorsement guarantees a minimum fixed income benefit (under certain life contingent options) after a period of at least 10 Contract years, subject to specific conditions, regardless of the Allocation Option(s) you select during the accumulation phase. This benefit is only available if

     o    you elect it prior to your Contract's issue date;

     o    the annuitant is not older than age 75 on the issue date; and

     o you exercise it on or within 30 calendar days of your 10th, or any subsequent, Contract anniversary but in no event later than the Contract anniversary immediately following the annuitant's 85th birthday.

The GMIB will terminate and will not be payable at the earliest of:

     o    the Income Date (if prior to the effective date of the GMIB);

     o the 31st calendar day following the Contract anniversary immediately after the annuitant's 85th birthday;

     o    the date you make a total withdrawal from the Contract;

     o upon your death (unless your spouse is your beneficiary, elects to continue the Contract and is eligible for this benefit); or

     o    if the owner is not a natural person, upon the death of the annuitant.

Once elected, the GMIB cannot be terminated in any other way while your Contract is in force.

You have the option of taking the GMIB instead of the other income options described above. Your monthly income option payments will be calculated by applying the "GMIB Benefit Base" (described below) to the annuity rates in the table of guaranteed purchase rates attached to the GMIB endorsement. The only types of income payments available under the GMIB are life contingent fixed annuity income payments. The fixed annuity payment income options currently available are:

     OPTION 1 - Life Income,

     OPTION 2 - Joint and Survivor,

     OPTION 3 - Life Annuity with 120 Monthly Periods Fixed, and

     OPTION 4 - Joint and Survivor Life Annuity with 120 Monthly Periods Fixed.

No other income options will be available.

After the 10th Contract anniversary or any subsequent Contract anniversary, the Contract owner must exercise this option prior to the Income Date. The GMIB may not be appropriate for Owners who will be subject to any minimum distribution requirements under an IRA or other qualified plan prior to the expiration of 10 Contract years. Please consult a tax advisor on this and other matters of selecting income options.

The GMIB only applies to the determination of income payments under the income options specified above. It is not a guarantee of contract value or performance. This benefit does not enhance the amounts paid in partial withdrawals, surrenders or death benefits. If you surrender your Contract, you will not receive any benefit under this endorsement.

Both the amount of the GMIB and the quarterly charge for the GMIB (described above in the Charges section) are based upon an amount called the "GMIB BENEFIT BASE." The GMIB Benefit Base is the GREATER OF (A) OR (B), WHERE (A) IS:

     o    all premiums you have paid (net of any applicable premium taxes); PLUS

     o any Contract Enhancements credited on or before the business day the GMIB Benefit Base is being calculated; MINUS

     o    an adjustment  (described  below) for any  withdrawals  (including any
          applicable   charges  and  excess   interest   adjustments   to  those
          withdrawals); MINUS

     o    annual  contract  maintenance   charges,   transfer  charges  and  any
          applicable non-asset based Contract charges due (other than the GMIB charge) under any optional endorsement; and MINUS

     o    any taxes incurred, or chargeable under the Contract;

compounded at an annual interest rate of 6% from the date your Contract was issued until the earlier of the date the charge is assessed, the annuitant's 80th birthday or the date the GMIB is exercised;

     AND (B) IS:

     o the greatest contract value on any Contract anniversary prior to the annuitant's 81st birthday; MINUS

     o an adjustment (described below) for any withdrawals after that Contract anniversary (including any applicable charges and excess interest adjustments for those withdrawals); PLUS

     o any premiums paid (net of any applicable premium taxes) after that Contract anniversary; MINUS

     o any annual contract maintenance charge, transfer charge, and any applicable non-asset based charges due (other than the GMIB charge)
          under any optional endorsement deducted after that Contract anniversary; and MINUS

     o    any taxes deducted after that Contract anniversary.

All adjustments to the GMIB Benefit Base will be deemed to occur at the time of the withdrawal, premium payment, or the deduction of the specified charges or taxes chargeable under the Contract (charges are deducted on a dollar-for-dollar basis). Adjustments for withdrawals (including related charges and excess interest adjustments) will reduce the GMIB Benefit Base in the same proportion that contract value was reduced on the date of that withdrawal. When (a) is greater than (b), not deducting the GMIB charge from (a) increases the GMIB
Benefit Base and potentially the monthly income payments, while slightly increasing the GMIB charge.

The GMIB Benefit Base will never exceed:

     o 200% of premiums paid (net of any applicable premium taxes and excluding premiums paid in the 12 months prior to the date the GMIB is exercised); MINUS

     o    any  withdrawals   (including  related  charges  and  excess  interest
          adjustments); MINUS

     o    annual  contract  maintenance   charges,   transfer  charges  and  any
          applicable non-asset based charges due under any optional endorsement; and MINUS

     o    taxes incurred since that was issued.

If you are the annuitant under your Contract and your spouse continues the Contract after your death, your spouse will become the annuitant and will continue to be eligible for the GMIB as long as he or she would have been eligible as an annuitant when your Contract was issued and is age 84 or younger. If your spouse does not satisfy those criteria, then the GMIB will terminate and the charge for the GMIB discontinued. Similarly, if an owner who is a natural person is not the annuitant and the annuitant dies, you (the owner) may select a new annuitant (who must be a person eligible to be an annuitant on the issue date and is age 84 or younger). If the new annuitant in that situation does not satisfy those criteria then the GMIB will terminate and the GMIB charge discontinued. In the event of joint annuitants, the age of the youngest annuitant will be used for all these determinations.

Among other requirements applicable to Contracts issued to entities/owners, the use of multiple Contracts by related entities to avoid maximum premium limits is not permitted. Selection of the GMIB is subject to our administrative rules designed to assure its appropriate use. We may update these rules as necessary.

YOU MAY NOT ELECT BOTH THE GMIB AND THE GMWB.

--------------------------------------------------------------------------------
THE OPTIONAL GMIB LETS YOU PLAN YOUR RETIRE-MENT WITH GREAT-ER CERTAINTY ABOUT THE MINIMUM AMOUNTS THAT WILL BE AVAILABLE AS FIXED INCOME PAYMENTS ON AN EXERCISE DATE AT LEAST 10 YEARS AFTER THE ISSUE DATE. READ CAREFULLY THE AGE AND TIMING RESTRICTIONS ON ISSUANCE AND EXERCISE OF THE GMIB.
--------------------------------------------------------------------------------

                                  DEATH BENEFIT

The death benefit paid to your beneficiary upon your death is calculated as of the date we receive properly completed claim forms and proof of death from the beneficiary of record (if there are multiple beneficiaries, we will calculate the death benefit when we receive completed claim forms and due proof of death from the first beneficiary). The death benefit paid will be the basic death benefit unless you have selected the Earnings Protection Benefit and/or one of the other death benefit endorsements. If you have a guaranteed minimum death benefit, the difference between the account value and the guaranteed minimum death benefit will be put into your account as of the date we receive completed claim forms and proof of death from the beneficiary of record and will be allocated among investment options according to future allocations on file for your account as of that date. Each beneficiary will receive their portion of the remaining value, subject to market fluctuations, when their option election form is received.

BASIC DEATH BENEFIT. If you die before moving to the income phase, the person you have chosen as your beneficiary will receive a death benefit. If you have a joint owner, the death benefit will be paid when the first joint owner dies. The surviving joint owner will be treated as the beneficiary. Any other beneficiary designated will be treated as a contingent beneficiary. Only a spousal beneficiary has the right to continue the Contract in force upon your death.

The death benefit equals the greater of:

     o your contract value on the date we receive proof of death and completed claim forms from your beneficiary; or

     o the total premiums you have paid since your Contract was issued MINUS prior withdrawals (including any applicable charges and adjustments), annual contract maintenance charges, transfer charges, any applicable charges due under any optional endorsement and premium taxes.

The basic death benefit and the optional death benefits, described below can be paid under one of the following death benefit options:

     o    single lump sum payment; or

     o    payment of entire death  benefit  within 5 years of the date of death;
          or

     o payment of the entire death benefit under an income option over the beneficiary's lifetime or for a period not extending beyond the beneficiary's life expectancy; or payment of a portion of the death benefit under an income option over the beneficiary's lifetime or for a period not extending beyond the beneficiary's life expectancy, with the balance of the death benefit payable to the beneficiary.

Under these income options, the beneficiary may also elect to receive additional lump sums at any time. The receipt of any additional lump sums will reduce the future income payments to the beneficiary.

Unless the beneficiary chooses to receive the entire death benefit in a single sum, the beneficiary must elect an income option within the 60-day period beginning with the date we receive proof of death and payments must begin within one year of the date of death. If the beneficiary chooses to receive some or all of the death benefit in a single sum and all the necessary requirements are met, we will pay the death benefit within seven days. If your beneficiary is your spouse, he/she may elect to continue the Contract in his/her own name. The Special Spousal Continuation option is one way to continue your Contract. See "Special Spousal Continuation Option" below.

As owner, you may also make a predetermined selection of the death benefit option to be paid if your death occurs before the Income Date. If this Preselected Death Benefit Option Election is in force at the time of your death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any other provisions of this Contract. This restriction applies even if the beneficiary is your spouse, unless such restriction is prohibited by the Internal Revenue Code. The Preselected Death Benefit Option may not be available in your state.

--------------------------------------------------------------------------------
IF YOU DIE BEFORE YOUR CONTRACT'S INCOME PHASE, YOUR BENEFICIARY WILL BE PAID AT LEAST THE GREATER OF YOUR CONTRACT VALUE OR YOUR NET PREMIUM PAYMENTS.
--------------------------------------------------------------------------------

EARNINGS PROTECTION BENEFIT. The Earnings Protection Benefit is an optional benefit that may increase the amount of the death benefit payable at your death. If you are 75 years of age or younger when your Contract is issued, you may elect the Earnings Protection Benefit when the Contract is issued.

If you are under the age of 70 when your Contract is issued and you elect the Earnings Protection Benefit then, the amount that will be added to the death benefit that is otherwise payable is 40% of the earnings in your Contract, subject to the limit described below.

If you are age 70 - 75 when your Contract is issued and you elect the Earnings Protection Benefit, the amount that will be added to the death benefit that is otherwise payable is 25% of the earnings in your Contract, subject to the limit described below.

For purposes of this benefit, we define EARNINGS as the amount by which your contract value exceeds the REMAINING PREMIUMS (premiums not previously withdrawn). If the earnings amount is negative, I.E., the total remaining premiums are greater than your contract value, no Earnings Protection Benefit will be paid. In determining the maximum amount of earnings on which we will calculate your Earnings Protection Benefit, earnings shall never exceed 250% of the remaining premiums, excluding remaining premiums paid in the 12 months prior to the date of your death (other than your initial premium if you die in the first Contract year).

As described below, if your spouse exercises the Special Spousal Continuation Option upon your death, the Earnings Protection Benefit will be paid upon your death and your spouse may then discontinue the Earnings Protection Benefit. If your spouse fails to make such an election, the Earnings Protection Benefit will remain in force and upon your spouse's death we will pay an Earnings Protection Benefit if the Contract has accrued additional earnings since your death. In calculating that benefit, we will not take into consideration earnings accrued on or prior to the Continuation Date (as defined in "Special Spousal Continuation Option" below). In addition, the maximum earnings on which we calculate the Earnings Protection Benefit is 250% of the contract value after application of the Continuation Adjustment plus remaining premiums paid on or after the Continuation Date (excluding remaining premiums paid within 12 months of your spouse's death).

You must elect the Earnings Protection Benefit when you apply for your Contract. Once elected, the benefit may not be terminated. However, if the Contract is continued under the Special Spousal Continuation Option, your spouse may then elect to discontinue the Earnings Protection Benefit.

No Earnings Protection Benefit (other than a "Continuation Adjustment" described below in "Special Spousal Continuation") will be paid:

     o    if your Contract is in the income phase at the time of your death;

     o    if there are no earnings in your Contract; or

     o if your spouse exercises the Special Spousal Continuation Option (described below) and either

          o is age 76 or older at the Continuation Date or

          o elects to discontinue the Earnings Protection Benefit.

If you elect this benefit, we will deduct an additional annualized charge of ..30% of the average daily asset value of your allocations to the Investment Divisions during the accumulation phase of the Contract.

This charge continues if your spouse elects to continue the Contract under the Special Spousal Continuation Option unless your spouse elects to discontinue it. The Earnings Protection Benefit may not be available in your state. See your financial advisor for information regarding the availability of the Earnings Protection Benefit.

--------------------------------------------------------------------------------
AN OPTIONAL EARNINGS PROTECTION BENEFIT ENDORSEMENT (FOR A CHARGE AT AN ANNUAL RATE OF 0.30%) ADDS UP TO 40% OF YOUR CONTRACT'S "EARNINGS" TO YOUR DEATH BENEFIT. EARNINGS CANNOT EXCEED 250% OF THE REMAINING PREMIUMS.
--------------------------------------------------------------------------------

OPTIONAL DEATH BENEFITS. You may elect to protect your Contract's death benefit from certain types of poor investment performance by selecting (in lieu of or in addition to any Earnings Protection Benefit) one of five optional death benefits:

     I. 4% ROLL-UP DEATH BENEFIT, changes your basic death benefit to the greatest of:

          (a) Your "contract value" on the date we receive proof of death and completed claim forms from your beneficiary; or

          (b) Total "NET PREMIUMS" (premiums you paid net of premium taxes MINUS any withdrawals (including any applicable charges and adjustments), annual contract maintenance charges, transfer charges, any applicable charges due under any optional endorsement and taxes we have paid); or

          (c) Total Net Premiums since your Contract was issued, compounded at 4% (3% if you are age 70 or older on the date your Contract is issued); or

          (d) Your contract value at the end of your seventh Contract year, PLUS Net Premiums you paid after the seventh Contract year, compounded at 4% (3% if you are age 70 or older on the date your Contract is issued).

     Amounts in (c) and (d) are limited to 250% of net premiums paid under your Contract.

     II. 5% ROLL-UP DEATH BENEFIT, changes your basic death benefit to the greatest of:

          (a) Your "contract value" on the date we receive proof of death and completed claim forms from your beneficiary; or

          (b)  Total Net Premiums since your Contract was issued; or

          (c) Total Net Premiums since your Contract was issued, compounded at 5% (4% if you are age 70 or older on the date your Contract is issued); or

          (d) Your contract value at the end of your seventh Contract year, PLUS Net Premiums you paid after the seventh Contract year, compounded at 5% (4% if you are age 70 or older on the date your Contract is issued).

          Amounts in (c) and (d) are limited to 250% of net premiums paid under your Contract.

     III. HIGHEST ANNIVERSARY VALUE DEATH BENEFIT, changes your basic death benefit to the greatest of:

          (a) Your "contract value" on the date we receive proof of death and completed claim forms from your beneficiary; or

          (b)  Total Net Premiums since your Contract was issued; or

          (c) Your greatest contract value on any Contract anniversary prior to your 81st birthday, REDUCED BY any withdrawals (including any applicable withdrawal charges and adjustments), annual contract maintenance charges, transfer charges, and any applicable charges due under any optional endorsement subsequent to that Contract anniversary, PLUS any premiums paid (net of any applicable premium taxes) subsequent to that Contract anniversary, minus taxes deducted subsequent to that Contract anniversary.

     IV. COMBINATION 4% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT, changes your basic death benefit to the greatest of:

          (a) Your "contract value" on the date we receive proof of death and completed claim forms from your beneficiary; or

          (b)  Total Net Premiums since your Contract was issued; or

          (c) Total Net Premiums since your Contract was issued, compounded at 4% (3% if you are age 70 or older on the date your Contract is issued); or

          (d) Your contract value at the end of your seventh Contract year, PLUS Net Premiums you paid after the seventh Contract year, compounded at 4% (3% if you are age 70 or older on the date your Contract is issued); or

          (e) Your greatest contract value on any Contract anniversary prior to your 81st birthday, REDUCED BY any withdrawals (including any applicable withdrawal charges and adjustments), annual contract maintenance charges, transfer charges and any applicable charges due under any optional endorsement subsequent to that Contract anniversary, PLUS any premiums paid (net of any applicable premium taxes) subsequent to that Contract anniversary, minus taxes deducted subsequent to that Contract anniversary).

          Amounts in (c) and (d) are limited to 250% of net premiums paid under your Contract.

     V. COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT, changes your basic death benefit to the greatest of:

          (a) Your "contract value" on the date we receive proof of death and completed claim forms from your beneficiary; or

          (b)  Total Net Premiums since your Contract was issued; or

          (c) Total Net Premiums since your Contract was issued, compounded at 5% (4% if you are age 70 or older on the date your Contract is issued); or

          (d) Your contract value at the end of your seventh Contract year, PLUS Net Premiums you paid after the seventh Contract year, compounded at 5% (4% if you are age 70 or older on the date your Contract is issued); or

          (e) Your greatest contract value on any Contract anniversary prior to your 81st birthday, REDUCED BY any withdrawals (including any applicable withdrawal charges and adjustments), annual contract maintenance charges, transfer charges and any applicable charges due under any optional endorsement subsequent to that Contract anniversary, PLUS any premiums paid (net of any applicable premium taxes) subsequent to that Contract anniversary, minus taxes deducted subsequent to that Contract anniversary).

          Amounts in (c) and (d) are limited to 250% of net premiums paid under your Contract.

For purposes of calculating I. (c), (d), II. (c), (d), III (c), IV. (c), (d) and
(e) and V (c), (d) and (e), all adjustments to the Net Premiums will occur at the time of the withdrawal, premium payment, or deduction of the annual contract maintenance charges, transfer charges, any applicable charges due to optional endorsement or taxes and all adjustments for amounts withdrawn will reduce the Net Premiums in items I. (c), (d), II. (c), (d), III (c), IV. (c), (d) and (e) and V (c), (d) and (e) above in the same proportion that the contract value was reduced on the date of that withdrawal.

You may not elect any of the optional death benefits if you are older than age 80 when your Contract is issued. The closer to age 81 you are when your Contract is issued, the less advantageous it would be for you to select these options. The optional death benefits may not be available in all states.

If the 4% Roll-up Death Benefit, the 5% Roll-up Death Benefit, the Combination 4% Roll-up & Highest Anniversary Value Death Benefit or the Combination 5% Roll-up & Highest Anniversary Value Death Benefit is selected, the use of multiple Contracts by related entities/owners to avoid the 250% premium limit will not be permitted. Selection of these Optional Benefits are subject to our administrative rules designed to assure their appropriate use. We may update these rules as necessary.

EACH OF THE FIVE  OPTIONAL  DEATH  BENEFITS IS  DESIGNED TO INCREASE  YOUR DEATH
BENEFIT FROM THAT PROVIDED BY THE BASE DEATH BENEFIT ONLY IF THE INVESTMENT PERFORMANCE AND CREDITED RATES OF THE ALLOCATION OPTIONS TO WHICH YOU HAVE ALLOCATED YOUR CONTRACT VALUES HAS NOT BEEN SUFFICIENT TO MAKE YOUR CONTRACT VALUE THE APPLICABLE DEATH BENEFIT. NORMALLY, EACH OF THE FIVE OPTIONAL DEATH BENEFITS WOULD BE GREATER THAN YOUR CONTRACT'S BASE DEATH BENEFIT IF YOUR CONTRACT VALUE IS NOT GREATER THAN NET PAYMENTS. IF YOU MAKE SUBSTANTIAL WITHDRAWALS, HOWEVER, IT IS POSSIBLE IN SOME CIRCUMSTANCES FOR YOUR CONTRACT'S BASE DEATH BENEFIT TO BE GREATER THAN ANY OF THE OPTIONAL DEATH BENEFITS, EVEN IF YOUR CONTRACT VALUE IS NOT GREATER THAN YOUR NET PAYMENTS.

--------------------------------------------------------------------------------
FOR ADDITIONAL FEES, WE OFFER 5 OPTIONAL ENDORSEMENTS THAT MAKE YOUR DEATH BENEFIT NO LESS THAN A VARIETY OF VALUES UNDER THE CONTRACT BASED EITHER ON NET PREMIUMS OR CONTRACT VALUE.
--------------------------------------------------------------------------------

SPECIAL SPOUSAL CONTINUATION OPTION. If your spouse is the beneficiary and elects to continue the Contract in his or her own name after your death, pursuant to the Special Spousal Continuation Option, no death benefit will be paid at that time. Instead, we will contribute to the Contract a CONTINUATION ADJUSTMENT, which is the amount by which the death benefit that would have been payable (including the Earnings Protection Benefit and Optional Death Benefit, if any) exceeds the contract value. We calculate this amount using the contract value and death benefit as of the date we receive completed forms and due proof of death from the beneficiary of record and the spousal beneficiary's written request to continue the Contract (the "CONTINUATION DATE"). We will add this amount to the Contract based on the current allocation instructions at the time of your death, subject to any minimum allocation restrictions, unless we receive other allocation instructions from your spouse. The Special Spousal Continuation Option may not be available in your state. See your financial advisor for information regarding the availability of the Special Spousal Continuation Option.

If your spouse continues the Contract in his/her own name under the Special Spousal Continuation Option, the new contract value will be considered the initial premium for purposes of determining any future death benefit including any Earnings Protection Benefit under the Contract. The age of the surviving spouse at the time of the continuation of the Contract will be used to determine all benefits under the Contract.

If your spouse elects to continue the Contract, your spouse, as new owner, cannot terminate most of the optional benefits you elected. However, your spouse may then terminate the Earnings Protection Benefit and no further Earnings Protection Benefit charges will be deducted and no Earnings Protection Benefit will be paid upon your spouse's death. The Contract, and its optional benefits, remain the same, except as described above. Your spouse will also be subject to the same fees, charges and expenses under the Contract as you were.

UNLESS YOUR SPOUSE DISCONTINUES THE EARNINGS PROTECTION BENEFIT ON THE CONTINUATION DATE, CHARGES FOR THE BENEFIT WILL BE DEDUCTED EVEN THOUGH NO ENHANCED EARNINGS BENEFIT WILL APPLY IF YOUR SPOUSE IS 76 OR OLDER WHEN THE CONTRACT IS CONTINUED.

If you have elected the Preselected Death Benefit Option the Contract cannot be continued under the Special Spousal Continuation Option, unless preventing continuation would be prohibited by the Internal Revenue Code. The Preselected Death Benefit Option may not be available in your state.

--------------------------------------------------------------------------------
WHEN PERMITTED, A BENEFICIARY WHO IS THE SPOUSE OF THE CONTRACT OWNER MAY ELECT TO CONTINUE THE CONTRACT RATHER THAN RECEIVE A DEATH BENEFIT PAYMENT. IN THAT CASE, THE CONTRACT VALUE WILL BE INCREASED BY THE AMOUNT (IF ANY) THAT THE DEATH BENEFIT THAT WOULD HAVE BEEN PAID EXCEEDS CONTRACT VALUE AT THE DEATH OF THE OWNER.
--------------------------------------------------------------------------------

DEATH OF OWNER ON OR AFTER THE INCOME DATE. If you or a joint owner dies, and is not the annuitant, on or after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the date of death. If you die, the beneficiary becomes the owner. If the joint owner dies, the surviving joint owner, if any, will be the designated beneficiary. Any other beneficiary designation on record at the time of death will be treated as a contingent beneficiary. A contingent beneficiary is entitled to receive payment only after the beneficiary dies.

DEATH OF ANNUITANT. If the annuitant is not an owner or joint owner and the annuitant dies before the Income Date, you can name a new annuitant. If you do not name a new annuitant within 30 days of the death of the annuitant, you will become the annuitant. However, if the owner is a non-natural person (for example, a corporation), then the death of the annuitant will be treated as the death of the owner, and a new annuitant may not be named.

If the annuitant dies on or after the Income Date, any remaining guaranteed payment will be paid to the beneficiary as provided for in the income option selected. Any remaining guaranteed payment will be paid at least as rapidly as under the method of distribution in effect at the annuitant's death.

                                      TAXES

THE FOLLOWING IS ONLY GENERAL INFORMATION AND IS NOT INTENDED AS TAX ADVICE TO ANY INDIVIDUAL. ADDITIONAL TAX INFORMATION IS INCLUDED IN THE SAI. YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO HOW THESE GENERAL RULES WILL APPLY TO YOU IF YOU PURCHASE A CONTRACT.

--------------------------------------------------------------------------------
TAXES ON EARNINGS UNDER A NON-QUALIFIED CONTRACT ARE DEFERRED UNTIL DISTRIBUTED IN A WITHDRAWAL, INCOME PAYMENT OR LOAN. EARNINGS ARE ASSUMED TO BE THE FIRST AMOUNT WITHDRAWN BUT INCOME PAYMENTS ARE ASSUMED TO BE PART EARNINGS AND PART RETURN OF PREMIUM.
--------------------------------------------------------------------------------

TAX-QUALIFIED AND NON-QUALIFIED CONTRACTS. If you purchase your Contract as a part of a tax-qualified plan such as an Individual Retirement Annuity (IRA), Tax-Sheltered Annuity (sometimes referred to as a 403(b) Contract), or pension or profit-sharing plan (including a 401(k) Plan or H.R. 10 Plan) your Contract will be what is referred to as a QUALIFIED CONTRACT. Tax deferral under a tax-qualified Contract arises under the specific provisions of the Internal Revenue Code (Code) governing the tax-qualified plan, so a tax-qualified Contract should be purchased only for the features and benefits other than tax deferral that are available under a tax-qualified Contract, and not for the purpose of obtaining tax deferral. You should consult your own adviser regarding these features and benefits of the Contract prior to purchasing a tax-qualified Contract.

If you do not purchase your Contract as a part of any tax-qualified pension plan, specially sponsored program or an individual retirement annuity, your Contract will be what is referred to as a NON-QUALIFIED CONTRACT.

The amount of your tax liability on the earnings under and the amounts received from either a tax-qualified or a non-qualified Contract will vary depending on the specific tax rules applicable to your Contract and your particular circumstances.

NON-QUALIFIED CONTRACTS - GENERAL TAXATION. Increases in the value of a non-qualified Contract attributable to undistributed earnings are generally not taxable to the Contract owner or the annuitant until a distribution (either a withdrawal or an income payment) is made from the Contract. This tax deferral is generally not available under a non-qualified Contract owned by a non-natural person (e.g., a corporation or certain other entities other than a trust holding the Contract as an agent for a natural person). Loans based on a non-qualified Contract are treated as distributions.

NON-QUALIFIED CONTRACTS - WITHDRAWALS AND INCOME PAYMENTS. Any withdrawal from a non-qualified Contract is taxable as ordinary income to the extent it does not exceed the accumulated earnings under the Contract. A part of each income payment under a non-qualified Contract is generally treated as a non-taxable return of premium. The balance of each income payment is taxable as ordinary income. The amounts of the taxable and non-taxable portions of each income payment are determined based on the amount of the investment in the Contract and the length of the period over which income payments are to be made. Income payments received after all of your investment in the Contract is recovered are fully taxable as ordinary income. Additional information is provided in the SAI.

--------------------------------------------------------------------------------
        WITHDRAWALS PRIOR TO AGE 59 1/2 MAY BE SUBJECT TO A PENALTY TAX.
--------------------------------------------------------------------------------

The Code also imposes a 10% penalty on certain taxable amounts received under a non-qualified Contract. This penalty tax will not apply to any amounts:

     o    paid on or after the date you reach age 59 1/2;

     o    paid to your beneficiary after you die;

     o paid if you become totally disabled (as that term is defined in the Code);

     o paid in a series of substantially equal periodic payments made annually (or more frequently) for your life or for a period not exceeding your life expectancy or the life expectancy of a beneficiary;

     o    paid under an immediate annuity; or

     o    which come from premiums made prior to August 14, 1982.

--------------------------------------------------------------------------------
WITHDRAWALS FROM TAX-QUALIFIED CONTRACTS ARE TAXABLE (OTHER THAN AFTER-TAX CONTRIBUTIONS, IF ANY).
--------------------------------------------------------------------------------

TAX-QUALIFIED CONTRACTS - WITHDRAWALS AND INCOME PAYMENTS. The Code imposes limits on loans, withdrawals, and income payments under tax-qualified Contracts. The Code also imposes minimum distribution requirements for tax-qualified Contracts and a 10% penalty on certain taxable amounts received prematurely under a tax-qualified Contract. These limits, required minimum distributions, tax penalties and the tax computation rules are summarized in the SAI. Any withdrawals under a tax-qualified Contract will be taxable except to the extent they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified Contract because contributions will have been made on a pre-tax or tax-deductible basis.

WITHDRAWALS - TAX-SHELTERED ANNUITIES. The Code limits the withdrawal of amounts attributable to purchase payments made under a salary reduction agreement from Tax-Sheltered Annuities. Withdrawals can only be made when an owner:

     o    reaches age 59 1/2;

     o    leaves his/her job;

     o    dies;

     o    becomes disabled (as that term is defined in the Code); or

     o in the case of hardship. However, in the case of hardship, the owner can only withdraw the premium and not any earnings.

WITHDRAWALS - ROTH IRAS. Subject to certain limitations, individuals may also purchase a type of non-deductible IRA annuity known as a Roth IRA annuity. Qualified distributions from Roth IRA annuities are entirely federal income tax free. A qualified distribution requires that the individual has held the Roth IRA annuity for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on account of the individual's death or disability, or as a qualified first-time home purchase, subject to $10,000 lifetime maximum, for the individual, or for a spouse, child, grandchild, or ancestor.

CONSTRUCTIVE WITHDRAWALS - INVESTMENT ADVISER FEES. Withdrawals from non-qualified Contracts for the payment of investment adviser fees will be considered taxable distributions from the Contract. In a series of Private Letter Rulings, however, the Internal Revenue Service has held that the payment of investment adviser fees from a tax-qualified Contract need not be considered a distribution for income tax purposes. Under the facts in these Rulings:

     o there was a written agreement providing for payments of the fees solely from the annuity Contract,

     o    the Contract owner had no liability for the fees, and

     o    the fees were paid solely from the annuity Contract to the adviser.

EXTENSION OF LATEST INCOME DATE. If you do not annuitize your Contract on or before the latest Income Date, it is possible that the IRS could challenge the status of your Contract as an annuity Contract for tax purposes. The result of such a challenge could be that you would be viewed as either constructively receiving the increase in the account value each year from the inception of the Contract or the entire increase in the account value would be taxable in the year you attain age 90. In either situation, you could realize taxable income even if the Contract proceeds are not distributed to you at that time. Accordingly, before purchasing a Contract, you should consult your tax advisor with respect to these issues.

DEATH BENEFITS. None of the death benefits paid under the Contract to the beneficiary will be tax-exempt life insurance benefits. The rules governing the taxation of payments from an annuity Contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

--------------------------------------------------------------------------------
DEATH BENEFITS ARE NOT LIFE INSURANCE.  ESTATE OR GIFT TAXES MAY ALSO APPLY.
--------------------------------------------------------------------------------

IRS APPROVAL. The Contract and all death benefit riders attached thereto have been approved by the IRS for use as an Individual Retirement Annuity prototype.

ASSIGNMENT. An assignment of your Contract will generally be a taxable event. Assignments of a tax-qualified Contract may also be limited by the Code and the Employee Retirement Income Security Act of 1974, as amended. These limits are summarized in the SAI. You should consult your tax adviser prior to making any assignment of your Contract.

DIVERSIFICATION. The Code provides that the underlying investments for a non-qualified variable annuity must satisfy certain diversification requirements in order to be treated as an annuity Contract. We believe that the underlying investments are being managed so as to comply with these requirements.

OWNER CONTROL.  In a Revenue Ruling issued in 2003, the Internal Revenue Service
(IRS) considered certain variable annuity and variable life insurance contracts and held that the types of actual and potential control that the contract owners could exercise over the investment assets held by the insurance company under these variable contracts was not sufficient to cause the contract owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets. Under the Contract, like the contracts described in the Revenue Ruling, there will be no arrangement, plan, contract or agreement between the contract owner and Jackson National regarding the availability of a particular investment option and other than the contract owner's right to allocate premiums and transfer funds among the available sub-accounts, all investment decisions concerning the sub-accounts will be made by the insurance company or an advisor in its sole and absolute discretion.


The Contract will differ from the contracts described in the Revenue Ruling, in two respects. The first difference is that the contract in the Revenue Ruling provided only twelve investment options with the insurance company having the ability to add an additional eight options whereas a Contract offers 55 Investment Divisions and 4 Fixed Accounts, although a Contract owner can select no more than 18 Allocation Options at any one time. The second difference is that the owner of a contract in the Revenue Ruling could only make one transfer per 30-day period without a fee whereas during the accumulation phase, a Contract owner will be permitted to make up to 15 transfers in any one year without a charge.


The Revenue Ruling states that whether the owner of a variable contract is to be treated as the owner of the assets held by the insurance company under the contract will depend on all of the facts and circumstances. Jackson National does not believe that the differences between the Contract and the contracts described in the Revenue Ruling with respect to the number of investment choices and the number of investment transfers that can be made under the contract without an additional charge should prevent the holding in the Revenue Ruling from applying to the owner of a Contract. At this time, however, it cannot be determined whether additional guidance will be provided by the IRS on this issue and what standards may be contained in such guidance. We reserve the right to modify the Contract to the extent required to maintain favorable tax treatment.



                                OTHER INFORMATION

DOLLAR COST AVERAGING. If the amount allocated to the Investment Divisions plus the amount allocated to Fixed Accounts is at least $15,000, you can arrange to have a regular amount of money periodically transferred automatically into the Investment Divisions and other Fixed Accounts from the one-year Fixed Account or any of the Investment Divisions. If the Fixed Accounts are not available or otherwise restricted, dollar cost averaging will be exclusively from the Investment Divisions. In the case of transfers from the one-year Fixed Accounts or Investment Divisions with a stable unit value to the Investment Divisions, this can let you pay a lower average cost per unit over time than you would receive if you made a one-time purchase. Transfers from the more volatile Investment Divisions may not result in lower average costs and such Investment Divisions may not be an appropriate source of dollar cost averaging transfers in volatile markets. Certain restrictions may apply.

--------------------------------------------------------------------------------
SYSTEMATIC TRANSFERS FACILITATE A DOLLAR COST AVERAGING STRATEGY AND DO NOT COUNT AGAINST YOUR 15 FREE TRANSFERS PER YEAR.
--------------------------------------------------------------------------------

EARNINGS SWEEP. You can choose to move your earnings from the source accounts (only applicable from the one year Fixed Account Option, if currently available, and the Money Market -Investment Division).

REBALANCING. You can arrange to have us automatically reallocate your contract value among Investment Divisions and the one-year Fixed Account (if currently available) periodically to maintain your selected allocation percentages. Rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your contract value allocated to the better performing Investment Divisions.

You may cancel a Dollar Cost Averaging, Earnings Sweep or Rebalancing program using whatever methods that you use to change your allocation instructions.

FREE LOOK. You may return your Contract to the selling agent or us within ten days (or longer if required by your state) after receiving it. We will return

     o    the contract value, PLUS

     o any fees (other than asset-based fees) and expenses deducted from the premiums, MINUS

     o    any Contract Enhancement.

We will determine the contract value in the Investment Divisions as of the date we receive your Contract we receive the Contract or the date you return it to the selling agent. We will return premium payments where required by law.

--------------------------------------------------------------------------------
YOUR CONTRACT HAS A FREE LOOK PERIOD OF 10 DAYS (OR LONGER, IF REQUIRED BY YOUR STATE).
--------------------------------------------------------------------------------

ADVERTISING. From time to time, we may advertise several types of performance of the Investment Divisions.

     o TOTAL RETURN is the overall change in the value of an investment in an Investment Division over a given period of time.

     o STANDARDIZED AVERAGE ANNUAL TOTAL RETURN is calculated in accordance with SEC guidelines.

     o NON-STANDARDIZED TOTAL RETURN may be for periods other than those required by, or may otherwise differ from, standardized average annual total return. For example, if a Fund has been in existence longer than the Investment Division, we may show non-standardized performance for periods that begin on the inception date of the Fund, rather than the inception date of the Investment Division.

     o YIELD refers to the income generated by an investment over a given period of time.

Performance will be calculated by determining the percentage change in the value of an accumulation unit by dividing the increase (decrease) for that unit by the value of the accumulation unit at the beginning of the period. Performance will reflect the deduction of the mortality and expense risk and administration charges and may reflect the deduction of annual contract maintenance charge, withdrawal charges and recapture charges, but will not reflect charges for optional features except in performance data used in sales materials that promote those optional features. The deduction of withdrawal charges, recapture charges and/or the charges for optional features would reduce the percentage increase or make greater any percentage decrease.

--------------------------------------------------------------------------------
WE MAY ADVERTISE SEVERAL TYPES OF PERFORMANCE OF THE INVESTMENT DIVISIONS.
--------------------------------------------------------------------------------


MARKET TIMING AND ASSET ALLOCATION SERVICES. Market timing and asset allocation services must comply with our administrative systems, rules and procedures. Prior to 2001 we required entities performing market timing and asset allocation services to enter intoa market timing agreement, which sets forth certain conditions intended to limit adverse impact on the other contract owners. We no longer require an agreement, as we limit such transfers, as described below and in the "Transfers" section of this prospectus. Because excessive trades in an underlying Fund can hurt the performance of the Fund and corresponding Investment Division and harm Contract owners, we reserve the right to refuse any transfer requests from a market timing and asset allocation service or other non-Contract owners that we believe will disadvantage the Fund or the Contract owners.


Market timing or asset allocation services may conflict with transactions under JNL's dollar cost averaging program, earnings sweep program, automatic rebalancing program or systematic withdrawal program (the "Programs"). Accordingly, when JNL receives notice that you have authorized a market timing or asset allocation service to effect transactions on your behalf, JNL will automatically terminate your participation in any Program in which you are then enrolled, unless you authorize us in writing to continue your participation.

--------------------------------------------------------------------------------
WE LIMIT AND RESERVE THE RIGHT TO FURTHER LIMIT MARKET TIMING TRANSFERS THAT WE BELIEVE WILL DISADVANTAGE OTHER CONTRACT OWNERS.
--------------------------------------------------------------------------------

RESTRICTIONS UNDER THE TEXAS OPTIONAL RETIREMENT PROGRAM (ORP). Contracts issued to participants in ORP contain restrictions required under the Texas Administrative Code. In accordance with those restrictions, a participant in ORP will not be permitted to make withdrawals prior to such participant's retirement, death, attainment of age 70 1/2 or termination of employment in a Texas public institution of higher education. The restrictions on withdrawal do not apply in the event a participant in ORP transfers the contract value to another approved Contract or vendor during the period of ORP participation. These requirements will apply to any other jurisdiction with comparable requirements.

MODIFICATION OF YOUR CONTRACT. Only our President, Vice President, Secretary or Assistant Secretary may approve a change to or waive a provision of your Contract. Any change or waiver must be in writing. We may change the terms of your Contract without your consent in order to comply with changes in applicable law, or otherwise as we deem necessary.

LEGAL PROCEEDINGS. Jackson National is a defendant in a number of civil proceedings substantially similar to other litigation brought against many life insurers alleging misconduct in the sale or administration of insurance products. These matters are sometimes referred to as market conduct litigation. The litigation against JNL seeks to certify various classes of policyholders who purchased either life insurance or annuity products from JNL during some period from 1981 to present. JNL has retained national and local counsel experienced in the handling of such litigation, and has obtained favorable rulings in prior similar cases. However, at this time, it is not feasible to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome in such actions.


                                 PRIVACY POLICY

COLLECTION OF NONPUBLIC PERSONAL INFORMATION. We collect nonpublic personal information (financial and health) about you from some or all of the following sources:

     o    Information we receive from you on applications or other forms;

     o    Information about your transactions with us;

     o    Information we receive from a consumer reporting agency;

     o Information we obtain from others in the process of verifying information you provide us; and

     o Individually identifiable health information, such as your medical history, when you have applied for a life insurance policy.


DISCLOSURE OF CURRENT AND FORMER CUSTOMER NONPUBLIC PERSONAL INFORMATION. We WILL NOT DISCLOSE our current and former customers' nonpublic personal information to affiliated or nonaffiliated third parties, EXCEPT AS PERMITTED BY LAW. TO THE EXTENT PERMITTED BY LAW, WE MAY DISCLOSE to either affiliated or nonaffiliated third parties all of the nonpublic personal financial information that we collect about our customers, as described above.

In general, any disclosures to affiliated or nonaffiliated parties will be for the purpose of them providing services for us so that we may more efficiently administer your Contract and process the transactions and services you request. WE DO NOT SELL INFORMATION TO EITHER AFFILIATED OR NON-AFFILIATED PARTIES.

We also share customer name and address information with unaffiliated mailers to assist in the mailing of company newsletters and other Contract owner communications. Our agreements with these third parties require them to use this information responsibly and restrict their ability to share this information with other parties.

We do not internally or externally share nonpublic personal health information other than, as permitted by law, to process transactions or to provide services that you have requested. These transactions or services include, but are not limited to, underwriting life insurance policies, obtaining reinsurance of life policies, and processing claims for waiver of premium, accelerated death benefits, terminal illness benefits or death benefits.

SECURITY TO PROTECT THE CONFIDENTIALITY OF NONPUBLIC PERSONAL INFORMATION. We HAVE SECURITY PRACTICES AND PROCEDURES in place to prevent unauthorized access to your nonpublic personal information. Our practices of safeguarding your information help protect against the criminal use of the information. Our employees are bound by a Code of Conduct requiring that all information be kept in strict confidence, and they are subject to disciplinary action for violation of the Code.

We RESTRICT ACCESS to nonpublic personal information about you to those employees who need to know that information to provide products or services to you. We MAINTAIN PHYSICAL, ELECTRONIC, AND PROCEDURAL SAFEGUARDS that comply with federal and state regulations to guard your nonpublic personal information.

                              TABLE OF CONTENTS OF
                     THE STATEMENT OF ADDITIONAL INFORMATION

General Information and History ......................................        2

Services ............................................................         2

Purchase of Securities Being Offered ................................         3

Underwriters ........................................................         3

Calculation of Performance ..........................................         3

Accumulation Unit Values..............................................       10

Additional Tax Information ...........................................      245

Net Investment Factor ................................................      256

Financial Statements .................................................      258

                                   APPENDIX A

DOW JONES DOES NOT:

o Sponsor, endorse, sell or promote the JNL/Mellon Capital Management The DowSM 10 Fund.

o Recommend that any person invest in the JNL/Mellon Capital Management The DowSM 10 Fund or any other securities.

o Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the JNL/Mellon Capital Management The DowSM 10 Fund.

o Have any responsibility or liability for the administration, management or marketing of the JNL/Mellon Capital Management The DowSM 10 Fund.

o Consider the needs of the JNL/Mellon Capital Management The DowSM 10 Fund or the owners of the JNL/Mellon Capital Management The DowSM 10 Fund in determining, composing or calculating the DJIA or have any obligation to do so.

--------------------------------------------------------------------------------

DOW JONES WILL NOT HAVE ANY LIABILITY IN CONNECTION WITH THE JNL/MELLON CAPITAL MANAGEMENT THE DOWSM 10 FUND. SPECIFICALLY,

     o DOW JONES DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, AND DOW JONES DISCLAIMS ANY WARRANTY ABOUT:

          o THE RESULTS TO BE OBTAINED BY THE JNL/ MELLON CAPITAL MANAGEMENT THE DOWSM 10 FUND, THE OWNERS OF THE JNL/ MELLON CAPITAL
               MANAGEMENT THE DOWSM 10 FUND OR ANY OTHER PERSON IN CONNECTION WITH THE USE OF THE DJIA AND THE DATA INCLUDED IN THE DJIA;

          o    THE ACCURACY OR COMPLETENESS OF THE DJIA AND ITS DATA;

          o THE MERCHANTABILITY AND THE FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE DJIA AND ITS DATA.

     o DOW JONES WILL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS IN THE DJIA OR ITS DATA.

     o UNDER NO CIRCUMSTANCES WILL DOW JONES BE LIABLE FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF DOW JONES KNOWS THAT THEY MIGHT OCCUR.

     o THE LICENSING AGREEMENT BETWEEN JACKSON NATIONAL LIFE INSURANCE COMPANY AND DOW JONES IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE JNL/ MELLON CAPITAL MANAGEMENT THE DOWSM 10 FUND OR ANY OTHER THIRD PARTIES.

--------------------------------------------------------------------------------

                                   APPENDIX B
--------------------------------------------------------------------------------
JNL EXAMPLE 1
--------------------------------------------------------------------------------

                   100,000.00  : Premium
                        6.00%  : Withdrawal Charge Year 4
                        6.00%  : Contract Enhancement
                        2.75%  : Recapture Charge Year 4
                        5.50%  : Net Return


AT END OF YEAR 4

                   131,315.41  : Contract Value at end of year 4

                   100,000.00  : Net Withdrawal requested


                    31,315.41  : Earnings
                    75,270.78  : Premium withdrawn (grossed up to account for
                    ---------    Withdrawal Charge and Recapture Charge)
                   106,586.19  : Total Gross Withdrawal

                   106,586.19  : Total Gross Withdrawal
                    -4,516.25  : Withdrawal Charge
                    -2,069.94  : Recapture Charge

                   100,000.00  : Total Net Withdrawal
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
JNL EXAMPLE 2
--------------------------------------------------------------------------------
                      10/1/03
                   100,000.00  : Premium

                        7.00% : Withdrawal Charge Contribution Year 3 3.25% : Recapture Charge Contribution Year 3

                      12/1/03
                   100,000.00  : Premium

                        8.00% : Withdrawal Charge Contribution Year 2 3.75% : Recapture Charge Contribution Year 2

                        6.00%  : Contract Enhancement
                        0.00%  : Net Return


                      11/1/05

                   212,000.00  : Contract Value
                   150,000.00  : Net Withdrawal Requested

                    12,000.00  : Earnings
                     8,000.00  : 10% Additional Free Withdrawal amount
                   100,000.00  : Premium 1 withdrawn (grossed up to account for
                                 Withdrawal Charge and Recapture Charge)
                    45,609.07  : Premium 2 withdrawn (grossed up to account for
                                 Withdrawal Charge and Recapture Charge)
                   165,609.07  : Total Gross Withdrawal

                   165,609.07  : Total Gross Withdrawal
                    -7,000.00  : Withdrawal Charge from Premium 1

                    -3,250.00  : Recapture Charge from Premium 1

                    -3,648.73  : Withdrawal Charge from Premium 2
                    -1,710.34  : Recapture Charge from Premium 2

                   150,000.00  : Total Net Withdrawal
--------------------------------------------------------------------------------

                                   APPENDIX C

THESE EXAMPLES ARE PROVIDED TO ASSIST YOU IN UNDERSTANDING HOW THE GWB AND GAWA VALUES ARE COMPUTED, AND HOW THEY MAY BE ALTERED BY VARIOUS EVENTS, INCLUDING SUBSEQUENT PREMIUM PAYMENTS, ELECTION OF THE "STEP-UP", OR PARTIAL WITHDRAWALS. THE EXAMPLES ONLY DEPICT LIMITED CIRCUMSTANCES AND SPECIFIC FACTUAL ASSUMPTIONS. THE RESULTS MAY VARY DEPENDING UPON THE TIMING OR SEQUENCE OF ACTIONS, AS WELL AS CHANGES IN MARKET CONDITIONS. IF YOU ARE CONTEMPLATING ELECTING THE GMWB, OR EXERCISING ANY RIGHTS THEREUNDER, IN MAKING YOUR DECISION PLEASE CONSIDER THE RESULTS BASED ON THE SPECIFIC FACTS THAT APPLY TO YOU.


ALL OF THE FOLLOWING EXAMPLES ASSUME YOU SELECT THE GMWB WHEN YOU PURCHASE YOUR CONTRACT AND YOUR INITIAL PREMIUM PAYMENT IS $100,000. NO OTHER OPTIONAL BENEFITS ARE SELECTED. THEY ALSO ASSUME THAT NO CHARGES OR ADJUSTMENTS WILL APPLY TO PARTIAL WITHDRAWALS.


EXAMPLE 1:  AT ISSUE, THE GWB AND GAWA ARE DETERMINED.

     o Your Guaranteed Withdrawal Balance (GWB) is $100,000, which is your initial Premium payment.

     o Your Guaranteed Annual Withdrawal Amount (GAWA) is $7,000, which is 7% of your GWB.


EXAMPLE 2:  SUBSEQUENT PREMIUM PAYMENT.

If you make an additional Premium payment of $50,000 before you make any withdrawals, then

     o Your GWB is $150,000, which is your prior GWB ($100,000) plus your additional Premium payment ($50,000).

     o Your GAWA is $10,500, which is your prior GAWA ($7,000) plus 7% of your additional Premium payment ($3,500).


EXAMPLE 3:  WITHDRAWAL EQUAL TO THE GAWA.

If you take the GAWA ($7,000) as a withdrawal before the end of the first Contract Year, then

     o Your GWB becomes $93,000, which is your prior GWB ($100,000) minus the GAWA ($7,000).

     o Your GAWA for the next year remains $7,000, because you did not take more than the GAWA ($7,000).


EXAMPLE 4: WITHDRAWAL GREATER THAN THE GAWA WHEN THE CONTRACT VALUE HAS INCREASED DUE TO POSITIVE MARKET PERFORMANCE AND THE GAWA IS REDUCED AS A RESULT OF THE TRANSACTION.

If you withdraw $60,000 and your contract value is $150,000 at the time of withdrawal, then

     o We recalculate your GWB by comparing the results of two calculations and choosing the lesser amount:

     o First, we deduct the amount of the withdrawal ($60,000) from your contract value ($150,000). This equals $90,000 and is your new contract value.

     o Second, we deduct the amount of the withdrawal ($60,000) from your GWB ($100,000). This is $40,000. Your new GWB is $40,000, since this is the lesser of the two amounts.

     o Since the contract value after the partial withdrawal ($90,000) is more than the new GWB ($40,000), but less than the GWB prior to the partial withdrawal ($100,000), the GAWA is reduced. The new GAWA is 7% of the greater of the contract value after the partial withdrawal or the new GWB, which is $6,300.

     o After the withdrawal, if you took withdrawals of the GAWA, it would take 7 additional years to deplete the new GWB.


EXAMPLE 5: WITHDRAWAL GREATER THAN THE GAWA WHEN THE CONTRACT VALUE HAS INCREASED DUE TO POSITIVE MARKET PERFORMANCE AND THE GAWA REMAINS UNCHANGED.

If you withdraw $40,000 and your contract value is $150,000 at the time of withdrawal, then

     o We recalculate your GWB by comparing the results of two calculations and choosing the lesser amount:

     o First, we deduct the amount of the withdrawal ($40,000) from your contract value ($150,000). This equals $110,000 and is your new contract value.

     o Second, we deduct the amount of the withdrawal ($40,000) from your GWB ($100,000). This is $60,000. Your new GWB is $60,000, since this is the lesser of the two amounts.

     o Since the contract value after the partial withdrawal ($110,000) is more than the new GWB ($60,000) and more than the GWB prior to the partial withdrawal ($100,000), the GAWA is unchanged. The GAWA remains $7,000.

     o After the withdrawal, if you took withdrawals of the GAWA, it would take 9 additional years to deplete the new GWB.


EXAMPLE 6: WITHDRAWAL GREATER THAN THE GAWA WHEN THE CONTRACT VALUE HAS DECREASED DUE TO NEGATIVE MARKET PERFORMANCE.

If you withdraw $50,000 and your contract value is $80,000 at the time of withdrawal, then

     o We recalculate your GWB by comparing the results of two calculations and choosing the lesser amount:

     o First, we deduct the amount of the withdrawal ($50,000) from your contract value ($80,000). This equals $30,000 and is your new contract value.

     o Second, we deduct the amount of the withdrawal ($50,000) from your GWB ($100,000). This is $50,000. Your new GWB becomes $30,000, since this is the lesser of the two amounts.

     o Since the contract value prior to the partial withdrawal ($80,000) is less than or equal to the GWB prior to the partial withdrawal ($100,000), the GAWA is reduced. The new GAWA is 7% of the new GWB, which is $2,100.

     o After the withdrawal, if you took withdrawals of the GAWA, it would take 15 additional years to deplete the new GWB.


EXAMPLE 7:  STEP-UP.

If you elect to "step-up" your GMWB on a Contract Anniversary at least 5 years after electing the GMWB, assuming you have made no withdrawals and your contract value at the time of step-up is $200,000, then

     o We recalculate your GWB to equal your contract value, which is $200,000.

     o We recalculate your GAWA by comparing your GAWA before the step-up ($7,000) to 7% of your new GWB ($14,000) and choose the greater amount ($14,000). This is your new GAWA.

     o After the "step-up", if you took withdrawals of the GAWA, it would take 15 additional years to deplete the new GWB.


EXAMPLE 8: VALUES MAY DIFFER BASED ON THE ORDER OF YOUR ELECTIONS. THE FOLLOWING TWO EXAMPLES DEMONSTRATE THE DIFFERENT RESULTS IF YOU ELECT A "STEP-UP" PRIOR TO SUBMITTING A WITHDRAWAL REQUEST RATHER THAN MAKING THE WITHDRAWAL PRIOR TO A "STEP-UP."

If your contract value prior to any transactions is $200,000 and you wish to "step-up" your GMWB on a Contract Anniversary at least 5 years after electing the GMWB (assuming you have made no prior withdrawals) but also wish to take the original GAWA ($7,000) as a withdrawal, then

8A: STEP-UP FOLLOWED BY WITHDRAWAL.

     o Upon step-up, we recalculate your GWB to equal your contract value, which is $200,000. We then recalculate your GAWA by comparing your GAWA before the step-up ($7,000) to 7% of your new GWB ($14,000) and choose the greater amount ($14,000). This is your new GAWA.

     o Upon withdrawal of less than or equal to the GAWA, your GWB becomes $193,000, which is your prior GWB ($200,000) minus the withdrawal ($7,000). Your GAWA remains $14,000, because you did not take more than the GAWA.

     o After the withdrawal, if you took withdrawals of the GAWA, it would take 14 additional years to deplete the new GWB.

8B: WITHDRAWAL FOLLOWED BY A STEP-UP.

     o Upon withdrawal of less than or equal to the GAWA, your GWB becomes $93,000, which is your prior GWB ($100,000) minus the withdrawal ($7,000). Your GAWA remains $7,000, because you did not take more than the GAWA.

     o Upon step-up, we recalculate your GWB to equal your contract value after the withdrawal, which is $193,000. We then recalculate your GAWA by comparing your GAWA before the step-up ($7,000) to 7% of your new GWB ($13,510) and choose the greater amount ($13,510). This is your new GAWA.

     o After the step-up, if you took withdrawals of the GAWA, it would take 15 additional years to deplete the new GWB.


EXAMPLE 9: THE FOLLOWING TWO EXAMPLES DEMONSTRATE THAT IN SOME CASES THE ORDER OF YOUR TRANSACTIONS WILL NOT IMPACT THE FINAL RESULTS.

If your contract value prior to any transactions is $200,000 and you wish to "step-up" your GMWB on a Contract Anniversary at least 5 years after electing the GMWB (assuming you have made no prior withdrawals) but also wish to take a withdrawal greater than the GAWA ($15,000), then

9A: STEP-UP FOLLOWED BY WITHDRAWAL.

     o Upon step-up, we recalculate your GWB to equal your contract value, which is $200,000. We then recalculate your GAWA by comparing your GAWA before the step-up ($7,000) to 7% of your new GWB ($14,000) and choose the greater amount ($14,000). This is your new GAWA.

     o Upon withdrawal of an amount greater than the GAWA, your GWB is the lesser of the contract value after the partial withdrawal ($185,000) or the prior GWB less the partial withdrawal ($15,000), which is $185,000. Since the contract value prior to the partial withdrawal ($200,000) is less than or equal to the GWB prior to the partial withdrawal ($200,000), the GAWA is reduced. The new GAWA is 7% of the new GWB, which is $12,950.

     o After the withdrawal, if you took withdrawals of the GAWA, it would take 15 additional years to deplete the new GWB.

9B: WITHDRAWAL FOLLOWED BY A STEP-UP.

     o Upon withdrawal of an amount greater than the GAWA, your GWB is the lesser of the contract value after the partial withdrawal ($185,000) or the prior GWB less the partial withdrawal ($85,000), which is $85,000. Since the contract value after the partial withdrawal ($185,000) is more than the new GWB ($85,000) and more than the GWB prior to the partial withdrawal ($100,000), the GAWA is unchanged. The GAWA remains $7,000.

     o Upon step-up, we recalculate your GWB to equal your contract value after the withdrawal, which is $185,000. We then recalculate your GAWA by comparing your GAWA before the step-up ($7,000) to 7% of your new GWB ($12,950) and choose the greater amount ($12,950). This is your new GAWA. After the step-up, if you took withdrawals of the GAWA, it would take 15 additional years to deplete the new GWB.

--------------------------------------------------------------------------------
QUESTIONS: If you have any questions about your Contract, you may contact us at:

ANNUITY SERVICE CENTER:        1 (800) 766-4683

         MAIL ADDRESS:         P.O. Box 378002, Denver, Colorado 80237-8002

         DELIVERY ADDRESS:     8055 East Tufts Avenue, Second Floor, Denver,
                               Colorado 80237

INSTITUTIONAL MARKETING
GROUP SERVICE CENTER:          1 (800) 777-7779

         MAIL ADDRESS:         P.O. Box 30386, Lansing, Michigan 48909-9692

         DELIVERY ADDRESS:     1 Corporate Way, Lansing, Michigan 48951
                               Attn:  IMG

HOME OFFICE:                   1 Corporate Way, Lansing, Michigan 48951

--------------------------------------------------------------------------------

--------

1 Withdrawal charges are deducted on the income date if that date is within one year of the issue date, upon partial withdrawals in excess of free withdrawal amounts, and upon total withdrawals. When, at your request, we incur the expense of providing expedited delivery of your partial withdrawal or complete surrender, we will assess the following charges: $15 for wire service and $10 for overnight delivery ($22.50 for Saturday delivery). Withdrawal charges and excess interest adjustments will not be charged on wire/overnight fees. The withdrawal charge schedule is a 8-year schedule.

2 The Contract Enhancement recapture charge is deducted at the income date as well as on partial withdrawals in excess of free withdrawal amounts and upon total withdrawals. The recapture charge will be the same for the 5% or 6% contract enhancement. The recapture charge schedule is a 7-year schedule.

3 Dollar cost averaging transfers and rebalancing transfers do not count against the 15 free transfers.

4 On a calendar quarter basis, the charge is .10% of the GMIB Benefit Base. This charge is deducted each calendar quarter and a pro-rata portion upon termination of the GMIB from the Investment Divisions and the Fixed Accounts based on the assets attributable to each. When it is deducted from the Investment Divisions, it is not a part of unit value calculations but rather is normally deducted by means of a cancellation of units. The GMIB Benefit Base is defined on page ___ below.

5 This charge is only imposed if your contract value is less than $50,000 on the date when the charge is assessed. State variations may apply.

6 If the initial premium equals $1,000,000 or more, we will waive the Administration Charge. However, we reserve the right to reverse this waiver and reinstate the Administration Charge if withdrawals are made in the first Contract year that result in the contract value falling substantially below $1,000,000, as determined by us.

7 There are four other optional death benefits (that provide less protection) for fees that range from .25% to .45%.

8 The current charge for the GMWB is .35%, and currently there is an increase in the charge to .55% when you elect a "step-up." We reserve the right to prospectively increase the charge on new issues, upon election of the benefit after issue or upon any election of any "step-up" subject to a maximum charge of .70%.

9 The Earnings Protection Benefit is assumed to have been selected (along with the Six-Year Withdrawal Charge Period, the most expensive optional death benefit and the maximum possible charge for the GMWB).

10 Certain Funds pay Jackson National Asset Management, LLC, the adviser, an administrative fee for certain services provided to the Fund by the adviser. The JNL/Select Global Growth Fund, the JNL/JPMorgan International Value Fund, the JNL/Oppenheimer Global Growth Fund, the JNL/Putnam International Equity Fund and all of the JNL/Mellon Capital Management Funds except the JNL/Mellon Capital Management S&P 500 Index Fund, JNL/Mellon Capital Management S&P 400 Mid Cap Index Fund, JNL/Mellon Capital Management Small Cap Index Fund, JNL/Mellon Capital Management Bond Index Fund, JNL/Mellon Capital Management Enhanced S&P 500 Stock Index Fund and the JNL/Mellon Capital Management Global 15 Fund pay an administrative fee of .15%; the JNL/ Mellon Capital Management Global 15 Fund pays an administrative fee of .20%; the nine JNL/S&P Funds pay an administrative fee of .05%; the other Funds pay an administrative fee of .10%. The administrative fees are paid to Jackson National Asset Management, LLC. The Management and Administrative Fee and the Total Fund Annual Expenses columns in this table reflect the inclusion of any applicable administrative fee. The management fees shown in the table for the Mellon Capital Management funds are lower than the actual fees incurred in 2003, to reflect reductions in the contractual management fee rates.


11 The Trustees of JNL Series Trust have adopted a Brokerage Enhancement Plan (the "Plan") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940. The Plan uses the available brokerage commissions to promote services and the sale of shares of the Trust. The brokerage commission rates and amounts paid by the Trust are not expected to increase as a result of the Plan. The 12b-1 fee is only paid to the extent that the commission is recaptured by an affiliated broker-dealer. The distribution fee noted is an estimate in that it is not possible to determine with accuracy actual amounts that will be paid under the Plan to affiliated broker-dealers.

12 Effective December 15, 2003, the Fund implemented the Rule 12b-1 fee for Class A shares as part of its adoption of a Rule 12b-1 Plan. Rule 12b-1 fees may not exceed 0.20% of average daily net assets attributed to Class A shares.

13 UNDERLYING FUND EXPENSES. The expenses shown above are the annual operating expenses for the JNL/S&P Funds. Because the JNL/S&P Funds invest in other Funds of the JNL Series Trust, the JNL/S&P Funds will indirectly bear their pro rata share of fees and expenses of the underlying Funds in addition to the expenses shown.

     The total annual operating expenses for each JNL/S&P Fund (including both the annual operating expenses for the JNL/S&P Funds and the annual operating expenses for the underlying Funds) could range from 0.80% to 1.46% (this range reflects an investment in the Funds with the lowest and highest Total Fund Annual Expenses). The table below shows estimated total annual operating expenses for each of the JNL/S&P Funds based on the pro rata share of expenses that the JNL/S&P Funds would bear if they invested in a hypothetical mix of underlying Funds. The adviser believes the expenses shown below to be a likely approximation of the expenses the JNL/S&P Funds will incur based on the actual mix of underlying Funds. The expenses shown below include both the annual operating expenses for the JNL/S&P Fund and the annual operating expenses for the underlying Funds. The actual expenses of each JNL/S&P Fund will be based on the actual mix of underlying Funds in which it invests. The actual expenses may be greater or less than those shown.

     JNL/S&P Aggressive Growth Fund I..................................  1.170%
     JNL/S&P Conservative Growth Fund I................................  1.099%
     JNL/S&P Equity Aggressive Growth Fund I...........................  1.199%
     JNL/S&P Equity Growth Fund I......................................  1.198%
     JNL/S&P Moderate Growth Fund I....................................  1.134%
     JNL/S&P Very Aggressive Growth Fund I.............................  1.205%
     S&P/JNL Core Index 50 Fund .......................................  1.039%
     S&P/JNL Core Index 75 Fund........................................  0.952%
     S&P/JNL Core Index 100 Fund.......................................  0.862%

     S&P NAME. "Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," "500," "Standard & Poor's MidCap 400" and "S&P MidCap 400" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Jackson National Life Insurance Company. These Funds are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in these Funds. Please see the Statement of Additional Information which sets forth certain additional disclaimers and limitations of liabilities on behalf of S&P.

14 DOW JONES NAME. "Dow Jones," "Dow Jones Industrial AverageSM," "DJIASM" and "The Dow 10SM Index" are service marks of Dow Jones & Company, Inc. (Dow Jones). Dow Jones has no relationship to the annuity, other than the licensing of the Dow Jones Industrial Average (DJIA) and its service marks for use in connection with JNL/ Mellon Capital Management The Dow 10 Fund. Please see Appendix A for additional information. The JNL/ Mellon Capital Management The DowSM 10 Fund are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such product(s). As of February 18, 2004, Mellon Capital Management Corporation replaced Curian Capital LLC as the sub-adviser to this Fund.

15 JNL/Mellon Capital Management The S&P(R) 10 Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in this Fund. Please see the Statement of Additional Information which sets forth certain additional disclaimers and limitations of liabilities on behalf of S&P. As of February 18, 2004, Mellon Capital Management Corporation replaced Curian Capital LLC as the sub-adviser to this Fund.

* As of February 18, 2004, Mellon Capital Management Corporation replaced Curian Capital LLC as the sub-adviser to this Fund.

** As of May 3, 2004, Fidelity Investments replaced Janus Capital Management LLC as the sub-adviser to this Fund.

*** As of May 3, 2004, Wellington Management Company llp replaced Janus Capital Management LLC as the sub-adviser to this Fund.

16 Any applicable Contract Enhancement recapture charges are deducted at the income date as well as on partial withdrawals in excess of free withdrawal amounts and upon total withdrawals. The contract enhancement will be subtracted from the contract value upon exercise of the free look.

                       STATEMENT OF ADDITIONAL INFORMATION


                                     , 2004



                          INDIVIDUAL AND GROUP DEFERRED
                      FIXED AND VARIABLE ANNUITY CONTRACTS
               ISSUED BY THE JACKSON NATIONAL SEPARATE ACCOUNT - I
                  OF JACKSON NATIONAL LIFE INSURANCE COMPANY(R)



This Statement of Additional Information (SAI) is not a prospectus. It contains information in addition to and more detailed than set forth in the Prospectus and should be read in conjunction with the Prospectus dated , 2004. The Prospectus may be obtained from Jackson National Life Insurance Company by writing P.O. Box 378002, Denver, Colorado 80237-8002, or calling 1-800-766-4683.



                                TABLE OF CONTENTS
                                                                      PAGE

General Information and History..........................................2
Services.................................................................2
Purchase of Securities Being Offered.....................................3
Underwriters.............................................................3
Calculation of Performance...............................................3
Additional Tax Information...............................................8
Net Investment Factor ..................................................18
Financial Statements ...................................................20

GENERAL INFORMATION AND HISTORY

Jackson National Separate Account - I (Separate Account) is a separate investment account of Jackson National Life Insurance Company (Jackson National). Jackson National is a wholly owned subsidiary of Brooke Life Insurance Company, and is ultimately a wholly-owned subsidiary of Prudential plc, London, England, a publicly traded life insurance company in the United Kingdom.



The JNL/Mellon Capital Management S&P Divisions Divisions are not sponsored, endorsed, sold or promoted by Standard & Poor's (S&P(R)), a division of The McGraw-Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the owners of the Divisions or any member of the public regarding the advisability of investing in securities generally or in the Divisions particularly or the ability of the S&P 500 Index and the S&P 400 Index to track general stock market performance. S&P's only relationship to the Separate Account (Licensee) is the licensing of certain trademarks and trade names of S&P and of the S&P 500(R) and S&P 400 Index which are determined, composed and calculated by S&P without regard to the Licensee or the Divisions. S&P has no obligation to take the needs of the Licensee or the owners of the Divisions into consideration in determining, composing or calculating the S&P 500 and S&P 400 Indexes. S&P is not responsible for and has not participated in the determination of the prices and amount of the Divisions or the timing of the issuance or sale of the Divisions or in the determination or calculation of the equation by which the Divisions are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Divisions.


S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX AND THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE DIVISIONS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX AND S&P 400 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX AND THE S&P 400 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SERVICES

Jackson National is the custodian of the assets of the Separate Account. Jackson National has custody of all cash of the Separate Account and attends to the collection of proceeds of shares of the underlying Funds bought and sold by the Separate Account.


The financial statements of Jackson National Separate Account I and Jackson National Life Insurance Company for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Jackson National Life Insurance Company's audit report refers to the adoption effective January 1, 2001 of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities", and the adoption effective April 1, 2001 of the Emerging Issues Task Force Issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets". KPMG LLP is located at 300 East Wacker Drive, Suite 1400, Chicago, Illinois 60601.


Jorden Burt LLP of Washington, D.C. has provided advice on certain matters relating to the federal securities and income tax laws in connection with the Contracts described in the Prospectus.

PURCHASE OF SECURITIES BEING OFFERED

The Contracts will be sold by licensed insurance agents in states where the Contracts may be lawfully sold. The agents will be registered representatives of broker-dealers that are registered under the Securities Exchange Act of 1934 and members of the National Association of Securities Dealers, Inc. (NASD).

UNDERWRITERS


The Contracts are offered continuously and are distributed by Jackson National Life Distributors, Inc. (JNLD), 8055 East Tufts Avenue, Denver, Colorado 80237. JNLD is a subsidiary of Jackson National. No underwriting commissions were paid by Jackson National to JNLD for 2003.


CALCULATION OF PERFORMANCE


When Jackson National advertises performance for an investment division (except the JNL/PPM America Money Market Division), we will include quotations of standardized average annual total return to facilitate comparison with standardized average annual total return advertised by other variable annuity separate accounts. Standardized average annual total return for an investment division will be shown for periods beginning on the date the investment division first invested in the corresponding Fund, notwithstanding that the Contracts were not offered during that time period. We will calculate standardized average annual total return according to the standard methods prescribed by rules of the Securities and Exchange Commission.


Standardized average annual total return for a specific period is calculated by taking a hypothetical $1,000 investment in an investment division at the offering on the first day of the period ("initial investment"), and computing the average annual compounded rate of return for the period that would equate the initial investment with the ending redeemable value ("redeemable value") of that investment at the end of the period, carried to at least the nearest hundredth of a percent. Standardized average annual total return reflects the deduction of all recurring charges that are charged to all contracts. The redeemable value also reflects the effect of any applicable recapture and withdrawal charge that may be imposed at the end of the period. No deduction is made for premium taxes which may be assessed by certain states.


Jackson National may also advertise non-standardized total return on an annualized and nonannualized (cumulative) basis. Non-standardized total return may be for periods other than those required to be presented or may otherwise differ from standardized average annual total return. Non-standardized total return may also assume a larger initial investment which more closely approximates the size of a typical Contract.


Standardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. Both standardized average annual total return quotations and non-standardized total return quotations will be based on rolling calendar quarters and will cover at least periods of one, five, and ten years, or a period covering the time the investment division has been in existence, if it has not been in existence for one of the prescribed periods. The most recent month end returns are available on our web site at www.jnl.com.

Quotations of standardized average annual total return and non-standardized total return are based upon historical earnings and will fluctuate. Any quotation of performance should not be considered a guarantee of future performance. Factors affecting the performance of an investment division and its corresponding Fund include general market conditions, operating expenses and investment management. An owner's withdrawal value upon surrender of a Contract may be more or less than its original cost.

Jackson National may advertise the current annualized yield for a 30-day period for an investment division. The annualized yield of an investment division refers to the income generated by the investment division over a specified 30-day period. Because this yield is annualized, the yield generated by an investment division during the 30-day period is assumed to be generated each 30-day period. The yield is computed by dividing the net investment income per accumulation unit earned during the period by the price per unit on the last day of the period, according to the following formula:

                                [OBJECT OMITTED]

Where:

      a  =   net  investment  income  earned during  the  period by the Fund attributable  to  shares  owned by the investment division.
      b  =   expenses  for  the   investment division    accrued   for   the
             period (net of reimbursements).
      c  =   the  average  daily  number  of accumulation  units outstanding during the period.
      d  =   the maximum  offering price per accumulation  unit on the  last day of the period.

The maximum withdrawal charge is 8.5%.

Because of the charges and deductions imposed by the Separate Account, the yield for an investment division will be lower than the yield for the corresponding Fund. The yield on amounts held in the investment division normally will fluctuate over time. Therefore, the disclosed yield for any given period is not an indication or representation of future yields or rates of return. An investment division's actual yield will be affected by the types and quality of portfolio securities held by the Fund and the Fund operating expenses.


Any current yield quotations of the JNL/PPM America Money Market Division will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. We may advertise yield for the Division based on different time periods, but we will accompany it with a yield quotation based on a seven day calendar period. The JNL/PPM America Money Market Division's yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from Contracts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return and multiplying the base period return by (365/7). The JNL/PPM America Money Market Division's effective yield is computed similarly but includes the effect of assumed compounding on an annualized basis of the current yield quotations of the Division.

The JNL/PPM America Money Market Division's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the Fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the Fund's expenses. Although the investment division determines its yield on the basis of a seven calendar day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitations described in the Fund's Prospectus or Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will be maintained for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that neither a Contract owner's investment in the JNL/PPM America Money Market Division nor that Division's investment in the JNL/PPM America Money Market Fund, is guaranteed or insured. Yields of other money market funds may not be comparable if a different base or another method of calculation is used.


ADDITIONAL TAX INFORMATION


NOTE: INFORMATION CONTAINED HEREIN SHOULD NOT BE SUBSTITUTED FOR THE ADVICE OF A PERSONAL TAX ADVISER. JACKSON NATIONAL DOES NOT MAKE ANY GUARANTEE REGARDING THE TAX STATUS OF ANY CONTRACT OR ANY TRANSACTION INVOLVING THE CONTRACTS. PURCHASERS BEAR THE COMPLETE RISK THAT THE CONTRACTS MAY NOT BE TREATED AS "ANNUITY CONTRACTS" UNDER FEDERAL INCOME TAX LAWS. IT SHOULD BE FURTHER UNDERSTOOD THAT THE FOLLOWING DISCUSSION IS NOT EXHAUSTIVE AND THAT OTHER SPECIAL RULES MAY BE APPLICABLE IN CERTAIN SITUATIONS. MOREOVER, NO ATTEMPT HAS BEEN MADE TO CONSIDER ANY APPLICABLE STATE OR OTHER TAX LAWS OR TO COMPARE THE TAX TREATMENT OF THE CONTRACTS TO THE TAX TREATMENT OF ANY OTHER INVESTMENT.


GENERAL

Section 72 of the Internal Revenue Code of 1986, as amended (the "Code"), governs taxation of annuities in general. An individual owner is not taxed on increases in the value of a Contract until distribution occurs, either in the form of a withdrawal or as annuity payments under the annuity option elected. For a withdrawal received as a total surrender (total redemption or a death benefit), the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract. For a payment received as a partial withdrawal from a non-qualified Contract, federal tax liability is generally determined on a last-in, first-out basis, meaning taxable income is withdrawn before the cost basis of the Contract is withdrawn. In the case of a partial withdrawal under a tax-qualified Contract, a ratable portion of the amount received is taxable. For Contracts issued in connection with non-qualified plans, the cost basis is generally the premiums, while for Contracts issued in connection with tax-qualified plans there may be no cost basis. The taxable portion of a withdrawal is taxed at ordinary income tax rates. Tax penalties may also apply.

For annuity payments, a portion of each payment in excess of an exclusion amount is includable in taxable income. All annuity payments in excess of the exclusion amount are fully taxable at ordinary income rates.

The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (adjusted for any period certain or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the fixed or estimated number of years for which annuity payments are to be made. No exclusion is allowed with respect to any payments received after the investment in the Contract has been recovered (i.e., when the total of the excludable amounts equals the investment in the Contract). For certain types of tax-qualified plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code.

The taxable portion is taxed at ordinary income tax rates. Owners, annuitants and beneficiaries under the Contracts should seek competent financial advice about the tax consequences of distributions.

Jackson National is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from Jackson National and its operations form a part of Jackson National.

WITHHOLDING TAX ON DISTRIBUTIONS

The Code generally requires Jackson National (or, in some cases, a plan administrator) to withhold tax on the taxable portion of any distribution or withdrawal from a Contract. For "eligible rollover distributions" from Contracts issued under certain types of tax-qualified plans, 20% of the distribution must be withheld, unless the payee elects to have the distribution "rolled over" to another eligible plan in a direct transfer. This requirement is mandatory and cannot be waived by the owner.

An "eligible rollover distribution" is the taxable portion of any amount received by a covered employee from a plan qualified under Section 401(a) or 403(a) of the Code, from a tax sheltered annuity qualified under Section 403(b) of the Code or an eligible deferred compensation plan of a state or local government under Section 457(b) (other than (1) a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the employee, or joint lives (or joint life expectancies) of the employee, and his or her designated beneficiary, or for a specified period of ten years or more; (2) minimum distributions required to be made under the Code; and (3) hardship withdrawals). Failure to "roll over" the entire amount of an eligible rollover distribution (including an amount equal to the 20% portion of the distribution that was withheld) could have adverse tax consequences, including the imposition of a penalty tax on premature withdrawals, described later in this section.

Withdrawals or distributions from a Contract other than eligible rollover distributions are also subject to withholding on the estimated taxable portion of the distribution, but the owner may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a married individual claiming three withholding exemptions.

Generally, the amount of any payment of interest to a non-resident alien of the United States shall be subject to withholding of a tax equal to 30% of such amount or, if applicable, a lower treaty rate. A payment may not be subject to withholding where the recipient sufficiently establishes that such payment is effectively connected to the recipient's conduct of a trade or business in the United States and such payment is included in the recipient's gross income.

DIVERSIFICATION -- SEPARATE ACCOUNT INVESTMENTS

Section 817(h) of the Code imposes certain asset diversification standards on variable annuity Contracts. The Code provides that a variable annuity Contract will not be treated as an annuity Contract for any period (and any subsequent period) for which the investments held in any segregated asset account underlying the Contract are not adequately diversified, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the Contract as an annuity Contract would result in imposition of federal income tax to the owner with respect to earnings allocable to the Contract prior to the receipt of payments under the Contract. The Code contains a safe harbor provision which provides that annuity Contracts, such as the Contracts, meet the diversification requirements if, as of the close of each calendar quarter, the underlying assets meet the diversification standards for a regulated investment company and no more than 55% of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

The Treasury Department has issued Regulations establishing diversification requirements for the mutual Funds underlying variable Contracts. These Regulations amplify the diversification requirements for variable Contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under these Regulations, a mutual Fund will be deemed adequately diversified if (1) no more than 55% of the value of the total assets of the mutual Fund is represented by any one investment; (2) no more than 70% of the value of the total assets of the mutual Fund is represented by any two investments; (3) no more than 80% of the value of the total assets of the mutual Fund is represented by any three investments; and (4) no more than 90% of the value of the total assets of the mutual Fund is represented by any four investments.

Jackson National intends that each Fund of the JNL Series Trust will be managed by its respective investment adviser in such a manner as to comply with these diversification requirements.


At the time the Treasury Department issued the diversification Regulations, it did not provide guidance regarding the circumstances under which Contract owner control of the investments of a segregated asset account would cause the Contract owner to be treated as the owner of the assets of the segregated asset account. Revenue Ruling 2003-91 provides such guidance by describing the circumstances under which the owner of a variable contract will not possess sufficient control over the assets underlying the contract to be treated as the owner of those assets for federal income tax purposes.

Rev. Rul. 2003-91 considered certain variable annuity and variable life insurance contracts and held that the types of actual and potential control that the contract owners could exercise over the investment assets held by the insurance company under these variable contracts was not sufficient to cause the contract owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets. Under the contracts in Rev. Rul. 2003-91 there was no arrangement, plan, contract or agreement between the contract owner and the insurance company regarding the availability of a particular investment option and other than the contract owner's right to allocate premiums and transfer funds among the available sub-accounts, all investment decisions concerning the sub-accounts were made by the insurance company or an advisor in its sole and absolute discretion. Twelve investment options were available under the contracts in Rev. Rul. 2003-91 although the insurance company had the right to increase (but to no more than 20) or decrease the number of sub-accounts at any time. The contract owner was permitted to transfer amounts among the various investment options without limitation, subject to incurring fees for more than one transfer per 30-day period.

Like the contracts described in Rev. Rul. 2003-91, under the Contract there will be no arrangement, plan, contract or agreement between a Contract owner and Jackson National regarding the availability of a particular Allocation Option and other than the Contract owner's right to allocate premiums and transfer funds among the available Allocation Options, all investment decisions concerning the Allocation Options will be made by Jackson National or an advisor in its sole and absolute discretion. The Contract will differ from the contracts described in Rev. Rul. 2003-91 in two respects. The first difference is that the contracts described in Rev. Rul. 2003-91 provided only twelve investment options with the insurance company having the ability to add an additional eight options whereas the Contract offers 49 Investment Divisions and 7 Fixed Accounts although a Contract owner can select no more than 18 Allocation Options at any one time. The second difference is that the owner of a contract in Rev. Rul. 2003-91 could only make one transfer per 30-day period without a fee whereas during the accumulation phase, a Contract owner can make 15 transfers in any one year without a charge.

Rev. Rul. 2003-91 states that whether the owner of a variable contract is to be treated as the owner of the assets held by the insurance company under the contract will depend on all of the facts and circumstances. Jackson National does not believe that the differences between the Contract and the contracts described in Rev. Rul. 2003-91 with respect to the number of investment choices and the number of investment transfers that can be made under the Contract without an additional charge should prevent the holding in Rev. Rul. 2003-91 from applying to the owner of a Contract. At this time, however, it cannot be determined whether additional guidance will be provided by the IRS on this issue and what standards may be contained in such guidance. Jackson National reserves the right to modify the Contract to the extent required to maintain favorable tax treatment.


MULTIPLE CONTRACTS

The Code provides that multiple annuity Contracts that are issued within a calendar year to the same Contract owner by one company or its affiliates are treated as one annuity Contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such multiple Contracts. For purposes of this rule, Contracts received in a Section 1035 exchange will be considered issued in the year of the exchange. Owners should consult a tax adviser prior to purchasing more than one annuity Contract in any calendar year.

PARTIAL 1035 EXCHANGES

Section 1035 of the Code provides that an annuity Contract may be exchanged in a tax-free transaction for another annuity Contract. Historically, it was presumed that only the exchange of an entire Contract, as opposed to a partial exchange, would be accorded tax-free status. In 1998, in CONWAY VS. COMMISSIONER, the Tax Court held that the direct transfer of a portion of an annuity Contract into another annuity Contract qualified as a non-taxable exchange. On November 22, 1999, the Internal Revenue Service filed an Action on Decision that indicated it acquiesced in the Tax Court decision in CONWAY. However, in its acquiescence with the decision of the Tax Court, the Internal Revenue Service stated that it will challenge transactions where taxpayers enter into a series of partial exchanges and annuitizations as part of a design to avoid application of the 10% premature distribution penalty or other limitations imposed on annuity Contracts under the Code. In the absence of further guidance from the Internal Revenue Service it is unclear what specific types of partial exchange designs and transactions will be challenged by the Internal Revenue Service. Due to the uncertainty in this area owners should consult their own tax advisers prior to entering into a partial exchange of an annuity Contract.

CONTRACTS OWNED BY OTHER THAN NATURAL PERSONS

Under Section 72(u) of the Code, the investment earnings on premiums for Contracts will be taxed currently to the owner if the owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes. However, this treatment is not applied to Contracts held by a trust or other entity as an agent for a natural person nor to Contracts held by certain tax-qualified plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

TAX TREATMENT OF ASSIGNMENTS

An assignment or pledge of a Contract may have tax consequences. Any assignment or pledge of a tax-qualified Contract may also be prohibited by ERISA in some circumstances. Owners should, therefore, consult competent legal advisers should they wish to assign or pledge their Contracts.

An assignment or pledge of all or any portion of the value of a Non-Qualified Contract is treated under Section 72 of the Code as an amount not received as an annuity. The value of the Contract assigned or pledged that exceeds the aggregate premiums paid will be included in the individual's gross income. In addition, the amount included in the individual's gross income could also be subject to the 10% penalty tax discussed below under Non-Qualified Contracts.

An assignment or pledge of all or any portion of the value of a Qualified Contract will disqualify the Qualified Contract. If the Qualified Contract is part of a qualified pension or profit-sharing plan, the Code prohibits the assignment or alienation of benefits provided under the plan. If the Qualified Contract is an IRA annuity or a 403(b) annuity, the Code requires the Qualified Contract to be nontransferable. If the Qualified Contract is part of an eligible deferred compensation plan, amounts cannot be made available to plan participants or beneficiaries: (1) until the calendar year in which the participant attains age 70 1/2; (2) when the participant has a severance from employment; or (3) when the participant is faced with an unforeseeable emergency.

DEATH BENEFITS

Any death benefits paid under the Contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity Contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

IRS APPROVAL

The Contract and all death benefit riders attached thereto have been approved by the IRS for use as an Individual Retirement Annuity prototype.

TAX-QUALIFIED PLANS

The Contracts offered by the Prospectus are designed to be suitable for use under various types of tax-qualified plans. Taxation of owners of a tax-qualified Contract will vary based on the type of plan and the terms and conditions of each specific plan. Owners, annuitants and beneficiaries are cautioned that benefits under a tax-qualified Contract may be subject to the terms and conditions of the plan, regardless of the terms and conditions of the Contracts issued to fund the plan.

TAX TREATMENT OF WITHDRAWALS

NON-QUALIFIED CONTRACTS

Section 72 of the Code governs treatment of distributions from annuity Contracts. It provides that if the Contract value exceeds the aggregate premiums made, any amount withdrawn not in the form of an annuity payment will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings are included in a taxpayer's gross income. Section 72 further provides that a 10% penalty will apply to the income portion of any distribution. The penalty is not imposed on amounts received: (1) after the taxpayer reaches 59 1/2; (2) upon the death of the owner; (3) if the taxpayer is totally disabled as defined in Section 72(m)(7) of the Code; (4) in a series of substantially equal periodic payments made at least annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his beneficiary; (5) under an immediate annuity; or (6) which are allocable to premium payments made prior to August 14, 1982.

With respect to (4) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or five years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

TAX-QUALIFIED CONTRACTS

In the case of a withdrawal under a tax-qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a tax-qualified Contract. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including Contracts issued and qualified under Code Sections 401 (pension and profit sharing plans), 403(b) (tax-sheltered annuities), individual retirement accounts and annuities under 408(a) and (b) (IRAs) and Roth IRAs under 408A. To the extent amounts are not included in gross income because they have been rolled over to an IRA or to another eligible qualified plan, no tax penalty will be imposed.

The tax penalty will not apply to the following distributions: (1) if distribution is made on or after the date on which the owner or annuitant (as applicable) reaches age 59 1/2; (2) distributions following the death or disability of the owner or annuitant (as applicable) (for this purpose "disability" is defined in Section 72(m)(7) of the Code); (3) upon separation from service after attainment of age 55, distributions that are part of a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or annuitant (as applicable) or the joint lives (or joint life expectancies) of such owner or annuitant (as applicable) and his or her designated beneficiary; (4) distributions to an owner or annuitant (as applicable) who has separated from service after he has attained age 55; (5) distributions made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the owner or annuitant (as applicable) for amounts paid during the taxable year for medical care; (6) distributions made to an alternate payee pursuant to a qualified domestic relations order; (7) distributions made on account of an IRS levy upon the qualified Contracts; (8) distributions from an IRA after separation from employment for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the Contract owner or annuitant (as applicable) and his or her spouse and dependents if the Contract owner or annuitant (as applicable) has received unemployment compensation for at least 12 weeks (this exception will no longer apply after the Contract owner or annuitant (as applicable) has been re-employed for at least 60 days); (9) distributions from an IRA made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the qualified higher education expenses (as defined in Section 72(t)(7) of the Code) (as applicable) for the taxable year; and (10) distributions from an IRA made to the owner or annuitant (as applicable) which are qualified first time home buyer distributions (as defined in Section 72(t)(8) of the Code). The exceptions stated in items (4) and (6) above do not apply in the case of an IRA. The exception stated in (3) above applies to an IRA without the requirement that there be a separation from service.

With respect to (3) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or five years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

Withdrawals of amounts attributable to contributions made pursuant to a salary reduction agreement (in accordance with Section 403(b)(11) of the Code) are limited to the following: when the owner attains age 59 1/2, severs employment, dies, becomes disabled (within the meaning of Section 72(m)(7) of the Code), or in the case of hardship. Hardship withdrawals do not include any earnings on salary reduction contributions. These limitations on withdrawals apply to: (1) salary reduction contributions made after December 31, 1988; (2) income attributable to such contributions; and (3) income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers or exchanges between certain tax-qualified plans. Tax penalties may also apply. While the foregoing limitations only apply to certain Contracts issued in connection with Section 403(b) plans, all owners should seek competent tax advice regarding any withdrawals or distributions.

The taxable portion of a withdrawal or distribution from tax-qualified Contracts may, under some circumstances, be "rolled over" into another eligible plan so as to continue to defer income tax on the taxable portion. Such treatment is available for an "eligible rollover distribution" made by certain types of plans (as described above under "Taxes - Withholding Tax on Distributions") that is transferred within 60 days of receipt into another eligible plan or an IRA. Plans making such eligible rollover distributions are also required, with some exceptions specified in the Code, to provide for a direct transfer of the distribution to the transferee plan designated by the recipient.

Amounts received from IRAs may also be rolled over into other IRAs or certain other plans, subject to limitations set forth in the Code.

Generally, distributions from a tax-qualified plan must commence no later than April 1 of the calendar year following the year in which the employee attains the later of age 70 1/2 or the date of retirement. In the case of an IRA, distributions must commence no later than April 1 of the calendar year following the year in which the owner attains age 70 1/2. Required distributions from defined contribution plans and IRAs are determined by dividing the account balance by the appropriate distribution period found in a uniform lifetime distribution table set forth in IRS regulations. If the sole beneficiary is the Contract holder's or employee's spouse and the spouse is more than 10 years younger than the employee, a longer distribution period measured by the joint life and last survivor expectancy of the Contract holder employee and spouse is permitted to be used. Distributions under a defined benefit plan or an annuity Contract must be paid in the form of periodic annuity payments for the employee's life (or the joint lives of the employee and beneficiary) or over a period certain that does not exceed the period under the uniform lifetime table for the employee's age in the year in which the annuity starting date occurs. If the required minimum distributions are not made, a 50% penalty tax on the amount not distributed is imposed on the individual.

Prior to the date that annuity payments begin under an annuity Contract, the required minimum distribution rules applicable to defined contribution plans and IRAs will be used. For this purpose, the entire interest under an annuity Contract is the account value under the Contract plus the actuarial value of any other benefits such as guaranteed death benefits that will be provided under the Contract. The IRS has announced that it is reconsidering this rule and that during its reconsideration, the rule is not effective. The IRS has further announced that if this rule, or a similar rule is adopted after its reconsideration, such rule will not come into effect before January 2004.

TYPES OF TAX-QUALIFIED PLANS

The Contracts offered herein are designed to be suitable for use under various types of tax-qualified plans. Taxation of participants in each tax-qualified plan varies with the type of plan and terms and conditions of each specific plan. Owners, annuitants and beneficiaries are cautioned that benefits under a tax-qualified plan may be subject to the terms and conditions of the plan regardless of the terms and conditions of the Contracts issued pursuant to the plan. Some retirement plans are subject to distribution and other requirements that are not incorporated into Jackson National's administrative procedures. Jackson National is not bound by the terms and conditions of such plans to the extent such terms conflict with the terms of a Contract, unless Jackson National specifically consents to be bound. Owners, annuitants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law.

A tax-qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a tax-qualified plan that is tax deferred. However, the Contract has features and benefits other than tax deferral that may make it an appropriate investment for a tax-qualified plan. Following are general descriptions of the types of tax-qualified plans with which the Contracts may be used. Such descriptions are not exhaustive and are for general informational purposes only. The tax rules regarding tax-qualified plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract issued under a tax-qualified plan.

Contracts issued pursuant to tax-qualified plans include special provisions restricting Contract provisions that may otherwise be available as described herein. Generally, Contracts issued pursuant to tax-qualified plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to surrenders from Tax-Qualified Contracts. (See "Tax Treatment of Withdrawals - Tax-Qualified Contracts" above.)

On July 6, 1983, the Supreme Court decided in ARIZONA GOVERNING COMMITTEE V. NORRIS that benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The Contracts sold by Jackson National in connection with certain Tax-Qualified Plans will utilize tables that do not differentiate on the basis of sex. Such annuity tables will also be available for use in connection with certain non-qualified deferred compensation plans.

         (a) Tax-Sheltered Annuities

         Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, educational and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the Contracts for the benefit of their employees. Such contributions are not included in the gross income of the employee until the employee receives distributions from the Contract. The amount of contributions to the tax-sheltered annuity is limited to certain maximums imposed by the Code. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, non-discrimination and withdrawals. Employee loans are not allowed under these Contracts. Any employee should obtain competent tax advice as to the tax treatment and suitability of such an investment.

         (b) Individual Retirement Annuities

         Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as an "individual retirement annuity" ("IRA annuity"). Under applicable limitations, certain amounts may be contributed to an IRA annuity that will be deductible from the individual's gross income. IRA annuities are subject to limitations on eligibility, contributions, transferability and distributions. Sales of IRA annuities are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of Contracts to be qualified as IRA annuities should obtain competent tax advice as to the tax treatment and suitability of such an investment.

         (c) Roth IRA Annuities

         Section 408A of the Code provides that individuals may purchase a non-deductible IRA annuity, known as a Roth IRA annuity. Purchase payments for Roth IRA annuities are limited to a maximum of $2,000 per year and are not deductible from taxable income. The Economic Growth & Tax Relief Reconciliation Act of 2001 (the "Act") increases the maximum annual dollar limitation limit for IRA contributions (including Roth IRA contributions) from $2,000 to $3,000 for calendar years 2002 through 2004; $4,000 for calendar years 2005 through 2007; and $5,000 for 2008. After 2008, the limit will be adjusted annually for inflation in $500 increments. In addition, the Act allows individuals age 50 and older to make additional catch-up IRA contributions. The otherwise maximum contribution limit (before application of adjusted gross income phase-out limits) for an individual who had celebrated his or her 50th birthday before the end of the tax year is increased by $500 for 2002 through 2005 and $1,000 for 2006 and later.

         Lower maximum limitations apply to individuals with adjusted gross incomes between $95,000 and $110,000 in the case of single taxpayers, between $150,000 and $160,000 in the case of married taxpayers filing joint returns, and between $0 and $10,000 in the case of married taxpayers filing separately. An overall $2,000 annual limitation (increased as discussed above) continues to apply to all of a taxpayer's IRA annuity contributions, including Roth IRA annuities and non-Roth IRA annuities.

         Qualified distributions from Roth IRA annuities are free from federal income tax. A qualified distribution requires that the individual has held the Roth IRA annuity for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on the individual's death or disability, or as a qualified first-time home purchase, subject to a $10,000 lifetime maximum, for the individual, a spouse, child, grandchild, or ancestor. Any distribution that is not a qualified distribution is taxable to the extent of earnings in the distribution. Distributions are treated as made from contributions first and therefore no distributions are taxable until distributions exceed the amount of contributions to the Roth IRA annuity. The 10% penalty tax and the regular IRA annuity exceptions to the 10% penalty tax apply to taxable distributions from Roth IRA annuities.

         Amounts may be rolled over from one Roth IRA annuity to another Roth IRA annuity. Furthermore, an individual may make a rollover contribution from a non-Roth IRA annuity to a Roth IRA annuity, unless the individual has adjusted gross income over $100,000 or the individual is a married taxpayer filing a separate return. The individual must pay tax on any portion of the IRA annuity being rolled over that would be included in income if the distributions were not rolled over. There are no similar limitations on rollovers from one Roth IRA annuity to another Roth IRA annuity.

         (d) Pension and Profit-Sharing Plans

         The Internal Revenue Code permits employers, including self-employed individuals, to establish various types of qualified retirement plans for employees. These retirement plans may permit the purchase of the Contracts to provide benefits under the plan. Contributions to the plan for the benefit of employees will not be included in the gross income of the employee until distributed from the plan. The tax consequences to owners may vary depending upon the particular plan design. However, the Code places limitations on all plans on such items as amount of allowable contributions; form, manner and timing of distributions; vesting and non-forfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, transferability of benefits, withdrawals and surrenders. Purchasers of Contracts for use with pension or profit sharing plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

         (e) Eligible Deferred Compensation Plans -- Section 457


         Under Code provisions, employees and independent Contractors performing services for state and local governments and other tax-exempt organizations may participate in eligible deferred compensation plans under Section 457 of the Code. The amounts deferred under a Plan that meets the requirements of Section 457 of the Code are not taxable as income to the participant until paid or otherwise made available to the participant or beneficiary. As a general rule, the maximum amount that can be deferred in any one year is the lesser of 100% of the participant's includible compensation, or the elective deferral limitation. The Act increases the dollar limit on deferrals to conform to the elective deferral limitation. The Act also increases the elective deferral limitation to $11,000 for 2002 and in $1,000 annual increments thereafter until it reaches $15,000 in 2006. The limit is indexed for inflation after that in $500 increments. The Act also increases the 33 1/3% of compensation limitation on deferrals to 100% of compensation. In addition, the Act allows individuals in eligible deferred compensation plans of state or local governments age 50 and older to make additional catch-up contributions. The otherwise maximum contribution limit for an individual who had celebrated his or her 50th birthday before the end of the tax year is increased by $1,000 for 2002 and by additional $1,000 increments through 2006, when the catch-up contribution will be $5,000. Catch-up contributions are also available for participants in qualified pension and profit-sharing plans and tax-sheltered annuities under Section 403(b) of the Code.


         In limited circumstances, the plan may provide for additional catch-up contributions in each of the last three years before normal retirement age. Furthermore, the Code provides additional requirements and restrictions regarding eligibility and distributions.

         All of the assets and income of an eligible deferred compensation plan established by a governmental employer must be held in trust for the exclusive benefit of participants and their beneficiaries. For this purpose, custodial accounts and certain annuity Contracts are treated as trusts. The requirement of a trust does not apply to amounts under a Plan of a tax-exempt (non-governmental) employer. In addition, the requirement of a trust does not apply to amounts under a Plan of a governmental employer if the Plan is not an eligible plan within the meaning of Section 457(b) of the Code. In the absence of such a trust, amounts under the plan will be subject to the claims of the employer's general creditors.

         In general, distributions from a Plan are prohibited under Section 457 of the Code unless made after the participant:

          o    attains age 70 1/2,

          o    severs employment,

          o    dies, or

          o suffers an unforeseeable financial emergency as defined in the regulations.

Under present federal tax law, amounts accumulated in a Plan of a tax-exempt (non-governmental) employer under Section 457 of the Code cannot be transferred or rolled over on a tax-deferred basis except for certain transfers to other Plans under Section 457. Amounts accumulated in a Plan of a state or local government employer may be transferred or rolled over to another eligible deferred compensation plan of a state or local government, an IRA, a qualified pension or profit-sharing plan or a tax-sheltered annuity under Section 403(b) of the Code.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the net investment performance of an investment division from one valuation date to the next. The net investment factor for any investment division for any valuation period during the accumulation and annuity phases is determined by dividing (a) by (b) and then subtracting (c) from the result where:

     (a)  is the net result of:

          (1) the net asset value of a Fund share held in the investment division determined as of the valuation date at the end of the valuation period, plus

          (2) the per share amount of any dividend or other distribution declared by the Fund if the "ex-dividend" date occurs during the valuation period, plus or minus

          (3) a per share credit or charge with respect to any taxes paid or reserved for by Jackson National during the valuation period which are determined by Jackson National to be attributable to the operation of the investment division (no federal income taxes are applicable under present law);

     (b) is the net asset value of the Fund share held in the investment division determined as of the valuation date at the end of the preceding valuation period; and

     (c) is the asset charge factor determined by Jackson National for the valuation period to reflect the asset-based charges (the mortality and expense risk charge), administration charge, and any applicable charges for optional benefits.

Also see "Income Payments (The Income Phase)" in the Prospectus.

Since the net investment factor may be greater than, less than, or equal to one, and the factor that offsets the 3% investment rate assumed is slightly less than one, the value of an annuity unit (which changes with the product of that factor) and the net investment may increase, decrease or remain the same.




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                      Jackson National Separate Account - I




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

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 2003


                                                               JNL/                  JNL/                 JNL/
                                                          AIM Large Cap          AIM Premier         AIM Small Cap
                                                         Growth Portfolio    Equity II Portfolio    Growth Portfolio
                                                       --------------------- --------------------- -------------------
ASSETS
Investments, at value (a)                                      $ 33,753,907           $ 9,599,833        $ 40,304,951
Receivables:
   Investment securities sold                                        12,218                 2,133              35,772
   Sub-account units sold                                           434,737                 4,990             526,126
                                                       --------------------- --------------------- -------------------
TOTAL ASSETS                                                     34,200,862             9,606,956          40,866,849
                                                       --------------------- --------------------- -------------------

LIABILITIES
Payables:
   Investment securities purchased                                  434,737                 4,990             526,126
   Sub-account units redeemed                                        10,795                 1,725              34,097
   Insurance fees due to Jackson National Life                        1,423                   408               1,675
                                                       --------------------- --------------------- -------------------
TOTAL LIABILITIES                                                   446,955                 7,123             561,898
                                                       --------------------- --------------------- -------------------
NET ASSETS (NOTE 6)                                            $ 33,753,907           $ 9,599,833        $ 40,304,951
-----------------------------------------------------  ===================== ===================== ===================


(a)  Investment shares                                            3,181,330               990,695           3,453,723
       Investments at cost                                     $ 30,256,134           $ 8,847,693        $ 35,187,983




                                                                                    JNL/
                                                            JNL/Alger         Alliance Capital         JNL/Curian
                                                        Growth Portfolio      Growth Portfolio        25 Portfolio
                                                       --------------------  --------------------  --------------------
ASSETS
Investments, at value (a)                                    $ 191,213,449          $ 43,020,860         $ 164,718,246
Receivables:
   Investment securities sold                                      103,054                13,783                72,284
   Sub-account units sold                                          126,760                27,031               423,531
                                                       --------------------  --------------------  --------------------
TOTAL ASSETS                                                   191,443,263            43,061,674           165,214,061
                                                       --------------------  --------------------  --------------------

LIABILITIES
Payables:
   Investment securities purchased                                 126,760                27,031               423,531
   Sub-account units redeemed                                       95,577                12,023                65,242
   Insurance fees due to Jackson National Life                       7,477                 1,760                 7,042
                                                       --------------------  --------------------  --------------------
TOTAL LIABILITIES                                                  229,814                40,814               495,815
                                                       --------------------  --------------------  --------------------
NET ASSETS (NOTE 6)                                          $ 191,213,449          $ 43,020,860         $ 164,718,246
-----------------------------------------------------  ====================  ====================  ====================


(a)  Investment shares                                          12,954,841             4,336,780            15,481,038
       Investments at cost                                   $ 205,212,709          $ 41,799,347         $ 134,435,937


                                                                                                                    JNL/Curian
                                                          JNL/Curian         JNL/Curian           JNL/Curian         Enhanced
                                                        Communications     Consumer Brands          Energy         S&P 500 Stock
                                                       Sector Portfolio   Sector Portfolio     Sector Portfolio   Index Portfolio
                                                       -----------------  -----------------  ----------------- --------------------
ASSETS
Investments, at value (a)                                   $ 8,250,261       $ 10,758,495        $ 9,126,906         $ 35,785,912
Receivables:
   Investment securities sold                                       518             22,810              1,326               24,068
   Sub-account units sold                                             -                  -             78,408              198,406
                                                       -----------------  -----------------  ----------------- --------------------
TOTAL ASSETS                                                  8,250,779         10,781,305          9,206,640           36,008,386
                                                       -----------------  -----------------  ----------------- --------------------

LIABILITIES
Payables:
   Investment securities purchased                                    -                  -             78,408              198,406
   Sub-account units redeemed                                       199             22,394                975               22,547
   Insurance fees due to Jackson National Life                      319                416                351                1,521
                                                       -----------------  -----------------  ----------------- --------------------
TOTAL LIABILITIES                                                   518             22,810             79,734              222,474
                                                       -----------------  -----------------  ----------------- --------------------
NET ASSETS (NOTE 6)                                         $ 8,250,261       $ 10,758,495        $ 9,126,906         $ 35,785,912
-----------------------------------------------------  =================  =================  ================= ====================


(a)  Investment shares                                        1,969,036          1,004,528            645,924            4,512,725
       Investments at cost                                 $ 14,194,159        $ 9,375,761        $ 7,815,625         $ 31,648,200


                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 2003



                                                                                                     JNL/Curian
                                                            JNL/Curian           JNL/Curian       Pharmaceutical/
                                                            Financial               Global           Healthcare
                                                         Sector Portfolio       15 Portfolio      Sector Portfolio
                                                       ---------------------  ------------------ -------------------
ASSETS
Investments, at value (a)                                      $ 17,929,074       $ 141,340,646        $ 23,580,010
Receivables:
   Investment securities sold                                        22,422              68,266              19,677
   Sub-account units sold                                            41,709             438,558             396,169
                                                       ---------------------  ------------------ -------------------
TOTAL ASSETS                                                     17,993,205         141,847,470          23,995,856
                                                       ---------------------  ------------------ -------------------

LIABILITIES
Payables:
   Investment securities purchased                                   41,709             438,558             396,169
   Sub-account units redeemed                                        21,729              62,252              18,779
   Insurance fees due to Jackson National Life                          693               6,014                 898
                                                       ---------------------  ------------------ -------------------
TOTAL LIABILITIES                                                    64,131             506,824             415,846
                                                       ---------------------  ------------------ -------------------
NET ASSETS (NOTE 6)                                            $ 17,929,074       $ 141,340,646        $ 23,580,010
-----------------------------------------------------  =====================  ================== ===================


(a)  Investment shares                                            1,549,617          14,190,828           2,090,426
       Investments at cost                                     $ 15,605,509       $ 120,310,904        $ 23,583,452



                                                          JNL/Curian       JNL/Curian        JNL/Curian           JNL/Curian
                                                        S&P 400 MidCap     S&P 500           Small-Cap            Small Cap
                                                       Index Portfolio  Index Portfolio      Portfolio          Index Portfolio
                                                       --------------- ----------------  ------------------  ---------------------
ASSETS
Investments, at value (a)                                $ 76,143,713    $ 129,748,574       $ 170,193,914           $ 70,040,830
Receivables:
   Investment securities sold                                 194,186          288,008             152,052                 65,577
   Sub-account units sold                                     279,630          641,794             522,945                458,239
                                                       --------------- ----------------  ------------------  ---------------------
TOTAL ASSETS                                               76,617,529      130,678,376         170,868,911             70,564,646
                                                       --------------- ----------------  ------------------  ---------------------

LIABILITIES
Payables:
   Investment securities purchased                            279,630          641,794             522,945                458,239
   Sub-account units redeemed                                 190,891          282,405             144,839                 62,554
   Insurance fees due to Jackson National Life                  3,295            5,603               7,213                  3,023
                                                       --------------- ----------------  ------------------  ---------------------
TOTAL LIABILITIES                                             473,816          929,802             674,997                523,816
                                                       --------------- ----------------  ------------------  ---------------------
NET ASSETS (NOTE 6)                                      $ 76,143,713    $ 129,748,574       $ 170,193,914           $ 70,040,830
-----------------------------------------------------  =============== ================  ==================  =====================


(a)  Investment shares                                      6,638,510       13,185,831           9,604,623              6,111,765
       Investments at cost                               $ 65,568,882    $ 115,843,507       $ 138,738,354           $ 59,991,340



                                                           JNL/Curian           JNL/Curian           JNL/Curian
                                                           Technology           The Dow SM           The Dow SM
                                                        Sector Portfolio       5 Portfolio          10 Portfolio
                                                       -------------------- -------------------  --------------------
ASSETS
Investments, at value (a)                                     $ 20,428,089         $ 7,803,788         $ 229,174,604
Receivables:
   Investment securities sold                                       18,623                 306                93,369
   Sub-account units sold                                              468                   -               655,677
                                                       -------------------- -------------------  --------------------
TOTAL ASSETS                                                    20,447,180           7,804,094           229,923,650
                                                       -------------------- -------------------  --------------------

LIABILITIES
Payables:
   Investment securities purchased                                     468                   -               655,677
   Sub-account units redeemed                                       17,834                   4                83,720
   Insurance fees due to Jackson National Life                         789                 302                 9,649
                                                       -------------------- -------------------  --------------------
TOTAL LIABILITIES                                                   19,091                 306               749,046
                                                       -------------------- -------------------  --------------------
NET ASSETS (NOTE 6)                                           $ 20,428,089         $ 7,803,788         $ 229,174,604
-----------------------------------------------------  ==================== ===================  ====================


(a)  Investment shares                                           3,332,478             989,073            22,668,111
       Investments at cost                                    $ 27,758,037         $ 7,363,752         $ 193,577,173

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 2003

                                                           JNL/Curian                                 JNL/Eagle
                                                            The S&P(R)          JNL/Eagle Core           SmallCap
                                                          10 Portfolio       Equity Portfolio      Equity Portfolio
                                                       -------------------- --------------------  -------------------
ASSETS
Investments, at value (a)                                    $ 155,153,070         $ 80,207,590         $ 81,155,436
Receivables:
   Investment securities sold                                       59,625               17,149               39,872
   Sub-account units sold                                          448,111               21,584              146,076
                                                       -------------------- --------------------  -------------------
TOTAL ASSETS                                                   155,660,806           80,246,323           81,341,384
                                                       -------------------- --------------------  -------------------

LIABILITIES
Payables:
   Investment securities purchased                                 448,111               21,584              146,076
   Sub-account units redeemed                                       53,029               13,932               36,657
   Insurance fees due to Jackson National Life                       6,596                3,217                3,215
                                                       -------------------- --------------------  -------------------
TOTAL LIABILITIES                                                  507,736               38,733              185,948
                                                       -------------------- --------------------  -------------------
NET ASSETS (NOTE 6)                                          $ 155,153,070         $ 80,207,590         $ 81,155,436
-----------------------------------------------------  ==================== ====================  ===================


(a)  Investment shares                                          16,919,637            5,660,380            4,827,807
       Investments at cost                                   $ 143,172,442         $ 77,432,499         $ 70,429,963



                                                            JNL/Janus          JNL/Janus         JNL/Janus           JNL/Janus
                                                           Aggressive          Balanced           Capital             Global
                                                        Growth Portfolio       Portfolio      Growth Portfolio   Equities Portfolio
                                                       --------------------  --------------  ------------------  ------------------
ASSETS
Investments, at value (a)                                    $ 201,383,293    $ 85,631,682       $ 141,533,248       $ 162,664,587
Receivables:
   Investment securities sold                                      431,518         141,226             216,348             163,416
   Sub-account units sold                                           39,729         313,851              17,610               1,976
                                                       --------------------  --------------  ------------------  ------------------
TOTAL ASSETS                                                   201,854,540      86,086,759         141,767,206         162,829,979
                                                       --------------------  --------------  ------------------  ------------------

LIABILITIES
Payables:
   Investment securities purchased                                  39,729         313,851              17,610               1,976
   Sub-account units redeemed                                      423,679         137,795             210,863             157,171
   Insurance fees due to Jackson National Life                       7,839           3,431               5,485               6,245
                                                       --------------------  --------------  ------------------  ------------------
TOTAL LIABILITIES                                                  471,247         455,077             233,958             165,392
                                                       --------------------  --------------  ------------------  ------------------
NET ASSETS (NOTE 6)                                          $ 201,383,293    $ 85,631,682       $ 141,533,248       $ 162,664,587
-----------------------------------------------------  ====================  ==============  ==================  ==================


(a)  Investment shares                                          11,409,818       9,237,506          10,657,624           9,332,449
       Investments at cost                                   $ 235,653,816    $ 83,272,032       $ 161,915,633       $ 208,738,443



                                                           JNL/JPMorgan           JNL/Lazard           JNL/Lazard
                                                           International            Mid Cap            Small Cap
                                                          Value Portfolio       Value Portfolio     Value Portfolio
                                                       ----------------------  ------------------  -------------------
ASSETS
Investments, at value (a)                                       $ 24,675,096        $ 66,276,751         $ 77,707,999
Receivables:
   Investment securities sold                                          4,069              65,456              433,934
   Sub-account units sold                                            655,214             455,772              465,961
                                                       ----------------------  ------------------  -------------------
TOTAL ASSETS                                                      25,334,379          66,797,979           78,607,894
                                                       ----------------------  ------------------  -------------------

LIABILITIES
Payables:
   Investment securities purchased                                   655,214             455,772              465,961
   Sub-account units redeemed                                          3,075              62,695              430,714
   Insurance fees due to Jackson National Life                           994               2,761                3,220
                                                       ----------------------  ------------------  -------------------
TOTAL LIABILITIES                                                    659,283             521,228              899,895
                                                       ----------------------  ------------------  -------------------
NET ASSETS (NOTE 6)                                             $ 24,675,096        $ 66,276,751         $ 77,707,999
-----------------------------------------------------  ======================  ==================  ===================


(a)  Investment shares                                             3,225,503           5,036,227            5,954,636
       Investments at cost                                      $ 22,429,768        $ 58,279,537         $ 66,832,232


                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 2003

                                                              JNL/                  JNL/
                                                         Mellon Capital        Mellon Capital
                                                           Management            Management           JNL/Oppenheimer
                                                           Bond Index          International           Global Growth
                                                            Portfolio         Index Portfolio            Portfolio
                                                       --------------------  -------------------  -------------------------
ASSETS
Investments, at value (a)                                     $ 45,891,281         $ 59,006,181               $ 56,554,357
Receivables:
   Investment securities sold                                       71,959               66,267                     58,924
   Sub-account units sold                                          320,827              122,315                    874,065
                                                       --------------------  -------------------  -------------------------
TOTAL ASSETS                                                    46,284,067           59,194,763                 57,487,346
                                                       --------------------  -------------------  -------------------------

LIABILITIES
Payables:
   Investment securities purchased                                 320,827              122,315                    874,065
   Sub-account units redeemed                                       69,939               63,733                     56,627
   Insurance fees due to Jackson National Life                       2,020                2,534                      2,297
                                                       --------------------  -------------------  -------------------------
TOTAL LIABILITIES                                                  392,786              188,582                    932,989
                                                       --------------------  -------------------  -------------------------
NET ASSETS (NOTE 6)                                           $ 45,891,281         $ 59,006,181               $ 56,554,357
-----------------------------------------------------  ====================  ===================  =========================


(a)  Investment shares                                           4,378,939            5,153,378                  5,588,375
       Investments at cost                                    $ 46,427,683         $ 49,474,393               $ 47,890,525



                                                                                                 JNL/              JNL/
                                                                            JNL/PIMCO         PPM America        PPM America
                                                       JNL/Oppenheimer     Total Return        Balanced         High Yield
                                                       Growth Portfolio    Bond Portfolio      Portfolio       Bond Portfolio
                                                       -----------------  ---------------  ----------------  ------------------
ASSETS
Investments, at value (a)                                  $ 16,371,450    $ 186,434,312     $ 272,426,500       $ 188,837,911
Receivables:
   Investment securities sold                                   148,518          269,890           121,659              86,128
   Sub-account units sold                                         2,600          280,985           459,794             433,394
                                                       -----------------  ---------------  ----------------  ------------------
TOTAL ASSETS                                                 16,522,568      186,985,187       273,007,953         189,357,433
                                                       -----------------  ---------------  ----------------  ------------------

LIABILITIES
Payables:
   Investment securities purchased                                2,600          280,985           459,794             433,394
   Sub-account units redeemed                                   147,845          262,155           110,972              78,506
   Insurance fees due to Jackson National Life                      673            7,735            10,687               7,622
                                                       -----------------  ---------------  ----------------  ------------------
TOTAL LIABILITIES                                               151,118          550,875           581,453             519,522
                                                       -----------------  ---------------  ----------------  ------------------
NET ASSETS (NOTE 6)                                        $ 16,371,450    $ 186,434,312     $ 272,426,500       $ 188,837,911
-----------------------------------------------------  =================  ===============  ================  ==================


(a)  Investment shares                                        1,977,228       15,853,258        17,519,389          21,705,507
       Investments at cost                                 $ 15,600,423    $ 184,658,828     $ 234,505,788       $ 186,576,998



                                                              JNL/PPM              JNL/PPM
                                                           America Money        America Value          JNL/Putnam
                                                         Market Portfolio         Portfolio         Equity Portfolio
                                                       ---------------------- -------------------  -------------------
ASSETS
Investments, at value (a)                                       $ 98,924,916        $ 23,072,972        $ 149,856,531
Receivables:
   Investment securities sold                                      1,850,805              79,477               73,998
   Sub-account units sold                                            632,605              48,088               14,088
                                                       ---------------------- -------------------  -------------------
TOTAL ASSETS                                                     101,408,326          23,200,537          149,944,617
                                                       ---------------------- -------------------  -------------------

LIABILITIES
Payables:
   Investment securities purchased                                   632,605              48,088               14,088
   Sub-account units redeemed                                      1,846,721              78,510               68,209
   Insurance fees due to Jackson National Life                         4,084                 967                5,789
                                                       ---------------------- -------------------  -------------------
TOTAL LIABILITIES                                                  2,483,410             127,565               88,086
                                                       ---------------------- -------------------  -------------------
NET ASSETS (NOTE 6)                                             $ 98,924,916        $ 23,072,972        $ 149,856,531
-----------------------------------------------------  ====================== ===================  ===================


(a)  Investment shares                                            98,924,916           1,569,590            9,060,250
       Investments at cost                                      $ 98,895,206        $ 20,634,300        $ 179,483,926


                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 2003

                                                            JNL/Putnam            JNL/Putnam          JNL/Putnam
                                                          International             Midcap           Value Equity
                                                         Equity Portfolio      Growth Portfolio       Portfolio
                                                       ---------------------  -------------------  -----------------
ASSETS
Investments, at value (a)                                      $ 81,746,017         $ 22,216,137      $ 207,763,924
Receivables:
   Investment securities sold                                        54,131               26,160             37,839
   Sub-account units sold                                           203,769               37,791            152,792
                                                       ---------------------  -------------------  -----------------
TOTAL ASSETS                                                     82,003,917           22,280,088        207,954,555
                                                       ---------------------  -------------------  -----------------

LIABILITIES
Payables:
   Investment securities purchased                                  203,769               37,791            152,792
   Sub-account units redeemed                                        50,900               25,260             29,754
   Insurance fees due to Jackson National Life                        3,231                  900              8,085
                                                       ---------------------  -------------------  -----------------
TOTAL LIABILITIES                                                   257,900               63,951            190,631
                                                       ---------------------  -------------------  -----------------
NET ASSETS (NOTE 6)                                            $ 81,746,017         $ 22,216,137      $ 207,763,924
-----------------------------------------------------  =====================  ===================  =================


(a)  Investment shares                                            8,506,349            3,257,498         12,912,612
       Investments at cost                                     $ 79,498,874         $ 21,811,617      $ 204,432,131


                                                             JNL/S&P              JNL/S&P            JNL/S&P
                                                            Aggressive         Conservative       Core Index 50
                                                        Growth Portfolio I   Growth Portfolio I     Portfolio
                                                       --------------------- ------------------ ------------------
ASSETS
Investments, at value (a)                                     $ 154,225,871      $ 382,576,757        $ 7,249,437
Receivables:
   Investment securities sold                                       147,071            108,695              4,895
   Sub-account units sold                                           267,751            551,486                600
                                                       --------------------- ------------------ ------------------
TOTAL ASSETS                                                    154,640,693        383,236,938          7,254,932
                                                       --------------------- ------------------ ------------------

LIABILITIES
Payables:
   Investment securities purchased                                  267,751            551,486                600
   Sub-account units redeemed                                       140,848             92,797              4,580
   Insurance fees due to Jackson National Life                        6,223             15,898                315
                                                       --------------------- ------------------ ------------------
TOTAL LIABILITIES                                                   414,822            660,181              5,495
                                                       --------------------- ------------------ ------------------
NET ASSETS (NOTE 6)                                           $ 154,225,871      $ 382,576,757        $ 7,249,437
-----------------------------------------------------  ===================== ================== ==================


(a)  Investment shares                                           14,590,905         35,066,614            706,573
       Investments at cost                                    $ 156,379,451      $ 368,869,796        $ 6,334,103



                                                          JNL/S&P           JNL/S&P          JNL/S&P Equity
                                                       Core Index 75     Core Index 100        Aggressive       JNL/S&P Equity
                                                         Portfolio          Portfolio       Growth Portfolio I Growth Portfolio I
                                                       ---------------  ------------------  ------------------ ------------------
ASSETS
Investments, at value (a)                                 $ 9,952,220        $ 35,894,022        $ 49,336,997      $ 151,713,946
Receivables:
   Investment securities sold                                   2,841              11,375              16,390             29,206
   Sub-account units sold                                       3,500             142,595             388,093            179,250
                                                       ---------------  ------------------  ------------------ ------------------
TOTAL ASSETS                                                9,958,561          36,047,992          49,741,480        151,922,402
                                                       ---------------  ------------------  ------------------ ------------------

LIABILITIES
Payables:
   Investment securities purchased                              3,500             142,595             388,093            179,250
   Sub-account units redeemed                                   2,418               9,850              14,417             23,118
   Insurance fees due to Jackson National Life                    423               1,525               1,973              6,088
                                                       ---------------  ------------------  ------------------ ------------------
TOTAL LIABILITIES                                               6,341             153,970             404,483            208,456
                                                       ---------------  ------------------  ------------------ ------------------
NET ASSETS (NOTE 6)                                       $ 9,952,220        $ 35,894,022        $ 49,336,997      $ 151,713,946
-----------------------------------------------------  ===============  ==================  ================== ==================


(a)  Investment shares                                        957,865           3,411,979           5,166,178         15,721,652
       Investments at cost                                $ 8,727,398        $ 31,735,467        $ 53,621,698      $ 166,442,164

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 2003


                                                             JNL/S&P              JNL/S&P           JNL/Salomon
                                                            Moderate          Very Aggressive     Brothers Global
                                                       Growth Portfolio I    Growth Portfolio I    Bond Portfolio
                                                       --------------------  ------------------  -------------------
ASSETS
Investments, at value (a)                                    $ 577,236,656        $ 58,353,077        $ 101,675,915
Receivables:
   Investment securities sold                                      424,274              18,928               29,039
   Sub-account units sold                                          983,534              44,797              365,700
                                                       --------------------  ------------------  -------------------
TOTAL ASSETS                                                   578,644,464          58,416,802          102,070,654
                                                       --------------------  ------------------  -------------------

LIABILITIES
Payables:
   Investment securities purchased                                 983,534              44,797              365,700
   Sub-account units redeemed                                      400,439              16,598               24,976
   Insurance fees due to Jackson National Life                      23,835               2,330                4,063
                                                       --------------------  ------------------  -------------------
TOTAL LIABILITIES                                                1,407,808              63,725              394,739
                                                       --------------------  ------------------  -------------------
NET ASSETS (NOTE 6)                                          $ 577,236,656        $ 58,353,077        $ 101,675,915
-----------------------------------------------------  ====================  ==================  ===================


(a)  Investment shares                                          52,144,233           5,864,631            8,918,940
       Investments at cost                                   $ 557,194,532        $ 67,299,422         $ 96,311,317


                                                          JNL/Salomon
                                                            Brothers
                                                        U.S. Government       JNL/T. Rowe       JNL/T. Rowe             JNL/
                                                           & Quality        Price Established   Price Mid-Cap        T. Rowe Price
                                                         Bond Portfolio     Growth Portfolio  Growth Portfolio      Value Portfolio
                                                       ------------------  ------------------ ----------------- --------------------
ASSETS
Investments, at value (a)                                  $ 189,566,683       $ 295,390,278     $ 297,243,333        $ 158,099,959
Receivables:
   Investment securities sold                                    440,789             165,264           142,519               85,134
   Sub-account units sold                                        171,539             355,094         1,173,951              668,272
                                                       ------------------  ------------------ ----------------- --------------------
TOTAL ASSETS                                                 190,179,011         295,910,636       298,559,803          158,853,365
                                                       ------------------  ------------------ ----------------- --------------------

LIABILITIES
Payables:
   Investment securities purchased                               171,539             355,094         1,173,951              668,272
   Sub-account units redeemed                                    433,233             153,683           130,851               78,745
   Insurance fees due to Jackson National Life                     7,556              11,581            11,668                6,389
                                                       ------------------  ------------------ ----------------- --------------------
TOTAL LIABILITIES                                                612,328             520,358         1,316,470              753,406
                                                       ------------------  ------------------ ----------------- --------------------
NET ASSETS (NOTE 6)                                        $ 189,566,683       $ 295,390,278     $ 297,243,333        $ 158,099,959
-----------------------------------------------------  ==================  ================== ================= ====================


(a)  Investment shares                                        16,527,174          17,614,209        11,942,279           13,274,556
       Investments at cost                                 $ 190,534,685       $ 265,430,482     $ 238,878,004        $ 139,851,594

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003


                                                           JNL/                  JNL/                 JNL/
                                                       AIM Large Cap         AIM Premier         AIM Small Cap
                                                     Growth Portfolio     Equity II Portfolio   Growth Portfolio
                                                    --------------------  -------------------  -------------------
INVESTMENT INCOME
   Dividends                                                        $ -                  $ -                  $ -
                                                    --------------------  -------------------  -------------------

EXPENSES
   Insurance charges (Note 5)                                   257,481               99,320              324,804
                                                    --------------------  -------------------  -------------------
TOTAL EXPENSES                                                  257,481               99,320              324,804
                                                    --------------------  -------------------  -------------------
                                                    --------------------  -------------------  -------------------
NET INVESTMENT LOSS                                            (257,481)             (99,320)            (324,804)
                                                    --------------------  -------------------  -------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                            -                    -                    -
   Investments                                                  311,989             (107,252)             208,354
Net change in unrealized appreciation
   on investments                                             4,148,897            1,601,776            6,788,781
                                                    --------------------  -------------------  -------------------
NET REALIZED AND UNREALIZED GAIN                              4,460,886            1,494,524            6,997,135
                                                    --------------------  -------------------  -------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                          $ 4,203,405          $ 1,395,204          $ 6,672,331
                                                    ====================  ===================  ===================




                                                                                  JNL/
                                                         JNL/Alger          Alliance Capital         JNL/Curian
                                                     Growth Portfolio       Growth Portfolio        25 Portfolio
                                                    --------------------  ---------------------  -------------------
INVESTMENT INCOME
   Dividends                                                        $ -                    $ -                  $ -
                                                    --------------------  ---------------------  -------------------

EXPENSES
   Insurance charges (Note 5)                                 2,272,919                500,353            1,237,153
                                                    --------------------  ---------------------  -------------------
TOTAL EXPENSES                                                2,272,919                500,353            1,237,153
                                                    --------------------  ---------------------  -------------------
                                                    --------------------  ---------------------  -------------------
NET INVESTMENT LOSS                                          (2,272,919)              (500,353)          (1,237,153)
                                                    --------------------  ---------------------  -------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                            -                      -                    -
   Investments                                              (14,233,529)            (2,801,918)             372,705
Net change in unrealized appreciation
   on investments                                            62,645,401             10,332,951           32,309,617
                                                    --------------------  ---------------------  -------------------
NET REALIZED AND UNREALIZED GAIN                             48,411,872              7,531,033           32,682,322
                                                    --------------------  ---------------------  -------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                         $ 46,138,953            $ 7,030,680         $ 31,445,169
                                                    ====================  =====================  ===================



                                                                                                                    JNL/Curian
                                                       JNL/Curian          JNL/Curian           JNL/Curian           Enhanced
                                                     Communications      Consumer Brands           Energy           S&P 500 Stock
                                                    Sector Portfolio     Sector Portfolio     Sector Portfolio     Index Portfolio
                                                   ------------------ ---------------------  -----------------  --------------------
INVESTMENT INCOME
   Dividends                                                     $ -                   $ -                $ -              $ 94,524
                                                   ------------------ ---------------------  -----------------  --------------------

EXPENSES
   Insurance charges (Note 5)                                 96,408               136,567            106,329               259,063
                                                   ------------------ ---------------------  -----------------  --------------------
TOTAL EXPENSES                                                96,408               136,567            106,329               259,063
                                                   ------------------ ---------------------  -----------------  --------------------
                                                   ------------------ ---------------------  -----------------  --------------------
NET INVESTMENT LOSS                                          (96,408)             (136,567)          (106,329)             (164,539)
                                                   ------------------ ---------------------  -----------------  --------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                         -                     -                  -                     -
   Investments                                            (1,538,516)                 (758)          (124,391)              289,945
Net change in unrealized appreciation
   on investments                                          3,545,139             1,846,841          2,288,028             4,557,876
                                                   ------------------ ---------------------  -----------------  --------------------
NET REALIZED AND UNREALIZED GAIN                           2,006,623             1,846,083          2,163,637             4,847,821
                                                   ------------------ ---------------------  -----------------  --------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                       $ 1,910,215           $ 1,709,516        $ 2,057,308           $ 4,683,282
                                                   ================== =====================  =================  ====================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003


                                                                                                   JNL/Curian
                                                        JNL/Curian            JNL/Curian         Pharmaceutical/
                                                        Financial               Global             Healthcare
                                                     Sector Portfolio        15 Portfolio       Sector Portfolio
                                                   ---------------------  -------------------  --------------------
INVESTMENT INCOME
   Dividends                                                        $ -                  $ -                   $ -
                                                   ---------------------  -------------------  --------------------

EXPENSES
   Insurance charges (Note 5)                                   215,511            1,082,700               287,974
                                                   ---------------------  -------------------  --------------------
TOTAL EXPENSES                                                  215,511            1,082,700               287,974
                                                   ---------------------  -------------------  --------------------
                                                   ---------------------  -------------------  --------------------
NET INVESTMENT LOSS                                            (215,511)          (1,082,700)             (287,974)
                                                   ---------------------  -------------------  --------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                            -                    -                     -
   Investments                                                 (141,717)             817,800              (634,135)
Net change in unrealized appreciation
   on investments                                             4,583,296           23,248,243             5,646,960
                                                   ---------------------  -------------------  --------------------
NET REALIZED AND UNREALIZED GAIN                              4,441,579           24,066,043             5,012,825
                                                   ---------------------  -------------------  --------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                          $ 4,226,068         $ 22,983,343           $ 4,724,851
                                                   =====================  ===================  ====================



                                                        JNL/Curian           JNL/Curian          JNL/Curian          JNL/Curian
                                                      S&P 400 MidCap           S&P 500            Small-Cap           Small Cap
                                                     Index Portfolio       Index Portfolio        Portfolio        Index Portfolio
                                                   ---------------------  ------------------  ------------------  ------------------
INVESTMENT INCOME
   Dividends                                                  $ 216,778         $ 1,026,867                 $ -           $ 247,125
                                                   ---------------------  ------------------  ------------------  ------------------

EXPENSES
   Insurance charges (Note 5)                                   546,731             953,476           1,333,470             478,603
                                                   ---------------------  ------------------  ------------------  ------------------
TOTAL EXPENSES                                                  546,731             953,476           1,333,470             478,603
                                                   ---------------------  ------------------  ------------------  ------------------
                                                   ---------------------  ------------------  ------------------  ------------------
NET INVESTMENT LOSS                                            (329,953)             73,391          (1,333,470)           (231,478)
                                                   ---------------------  ------------------  ------------------  ------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                            -             399,895                   -             457,641
   Investments                                                  461,721             793,801           1,761,476             890,032
Net change in unrealized appreciation
   on investments                                            11,299,888          15,341,216          34,174,713          10,818,756
                                                   ---------------------  ------------------  ------------------  ------------------
NET REALIZED AND UNREALIZED GAIN                             11,761,609          16,534,912          35,936,189          12,166,429
                                                   ---------------------  ------------------  ------------------  ------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                         $ 11,431,656        $ 16,608,303        $ 34,602,719        $ 11,934,951
                                                   =====================  ==================  ==================  ==================


                                                       JNL/Curian            JNL/Curian           JNL/Curian
                                                       Technology            The Dow SM           The Dow SM
                                                    Sector Portfolio         5 Portfolio         10 Portfolio
                                                   --------------------  -------------------- --------------------
INVESTMENT INCOME
   Dividends                                                       $ -                   $ -                  $ -
                                                   --------------------  -------------------- --------------------

EXPENSES
   Insurance charges (Note 5)                                  249,153                99,340            1,952,142
                                                   --------------------  -------------------- --------------------
TOTAL EXPENSES                                                 249,153                99,340            1,952,142
                                                   --------------------  -------------------- --------------------
                                                   --------------------  -------------------- --------------------
NET INVESTMENT LOSS                                           (249,153)              (99,340)          (1,952,142)
                                                   --------------------  -------------------- --------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                           -                     -                    -
   Investments                                              (2,551,669)             (394,607)            (206,510)
Net change in unrealized appreciation
   on investments                                            9,110,939             1,546,837           40,213,473
                                                   --------------------  -------------------- --------------------
NET REALIZED AND UNREALIZED GAIN                             6,559,270             1,152,230           40,006,963
                                                   --------------------  -------------------- --------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                         $ 6,310,117           $ 1,052,890         $ 38,054,821
                                                   ====================  ==================== ====================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

                                                        JNL/Curian                                   JNL/Eagle
                                                         The S&P(R)            JNL/Eagle Core           SmallCap
                                                       10 Portfolio         Equity Portfolio      Equity Portfolio
                                                   ----------------------  -------------------- ---------------------
INVESTMENT INCOME
   Dividends                                                         $ -             $ 486,210                   $ -
                                                   ----------------------  -------------------- ---------------------

EXPENSES
   Insurance charges (Note 5)                                  1,261,298               918,822               996,291
                                                   ----------------------  -------------------- ---------------------
TOTAL EXPENSES                                                 1,261,298               918,822               996,291
                                                   ----------------------  -------------------- ---------------------
                                                   ----------------------  -------------------- ---------------------
NET INVESTMENT LOSS                                           (1,261,298)             (432,612)             (996,291)
                                                   ----------------------  -------------------- ---------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                             -                     -                     -
   Investments                                                  (836,208)           (1,982,406)             (453,220)
Net change in unrealized appreciation
   on investments                                             19,814,545            16,014,180            24,466,356
                                                   ----------------------  -------------------- ---------------------
NET REALIZED AND UNREALIZED GAIN                              18,978,337            14,031,774            24,013,136
                                                   ----------------------  -------------------- ---------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                          $ 17,717,039          $ 13,599,162          $ 23,016,845
                                                   ======================  ==================== =====================



                                                        JNL/Janus             JNL/Janus           JNL/Janus           JNL/Janus
                                                        Aggressive            Balanced             Capital              Global
                                                     Growth Portfolio         Portfolio       Growth Portfolio    Equities Portfolio
                                                   --------------------  ------------------  ------------------  -------------------
INVESTMENT INCOME
   Dividends                                                       $ -         $ 1,110,263                 $ -                  $ -
                                                   --------------------  ------------------  ------------------  -------------------

EXPENSES
   Insurance charges (Note 5)                                2,561,083           1,012,319           1,819,623            2,266,977
                                                   --------------------  ------------------  ------------------  -------------------
TOTAL EXPENSES                                               2,561,083           1,012,319           1,819,623            2,266,977
                                                   --------------------  ------------------  ------------------  -------------------
                                                   --------------------  ------------------  ------------------  -------------------
NET INVESTMENT LOSS                                         (2,561,083)             97,944          (1,819,623)          (2,266,977)
                                                   --------------------  ------------------  ------------------  -------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                           -                   -                   -                    -
   Investments                                             (32,923,787)           (755,696)        (38,207,511)         (26,296,214)
Net change in unrealized appreciation
   on investments                                           87,783,744           9,044,414          77,357,414           60,424,138
                                                   --------------------  ------------------  ------------------  -------------------
NET REALIZED AND UNREALIZED GAIN                            54,859,957           8,288,718          39,149,903           34,127,924
                                                   --------------------  ------------------  ------------------  -------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                        $ 52,298,874         $ 8,386,662        $ 37,330,280         $ 31,860,947
                                                   ====================  ==================  ==================  ===================


                                                        JNL/JPMorgan            JNL/Lazard          JNL/Lazard
                                                        International            Mid Cap             Small Cap
                                                       Value Portfolio       Value Portfolio      Value Portfolio
                                                   ------------------------ ------------------- --------------------
INVESTMENT INCOME
   Dividends                                                     $ 284,136           $ 122,255                  $ -
                                                   ------------------------ ------------------- --------------------

EXPENSES
   Insurance charges (Note 5)                                       83,001             633,907              646,406
                                                   ------------------------ ------------------- --------------------
TOTAL EXPENSES                                                      83,001             633,907              646,406
                                                   ------------------------ ------------------- --------------------
                                                   ------------------------ ------------------- --------------------
NET INVESTMENT LOSS                                                201,135            (511,652)            (646,406)
                                                   ------------------------ ------------------- --------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                               -                   -                    -
   Investments                                                     346,291             174,720              (13,682)
Net change in unrealized appreciation
   on investments                                                2,252,333          11,405,749           15,399,830
                                                   ------------------------ ------------------- --------------------
NET REALIZED AND UNREALIZED GAIN                                 2,598,624          11,580,469           15,386,148
                                                   ------------------------ ------------------- --------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                             $ 2,799,759        $ 11,068,817         $ 14,739,742
                                                   ======================== =================== ====================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003


                                                           JNL/                  JNL/
                                                      Mellon Capital        Mellon Capital
                                                        Management            Management         JNL/Oppenheimer
                                                        Bond Index          International         Global Growth
                                                         Portfolio         Index Portfolio          Portfolio
                                                   ---------------------- -------------------  ---------------------
INVESTMENT INCOME
   Dividends                                                   $ 768,612           $ 660,482                    $ -
                                                   ---------------------- -------------------  ---------------------

EXPENSES
   Insurance charges (Note 5)                                    416,284             405,066                510,125
                                                   ---------------------- -------------------  ---------------------
TOTAL EXPENSES                                                   416,284             405,066                510,125
                                                   ---------------------- -------------------  ---------------------
                                                   ---------------------- -------------------  ---------------------
NET INVESTMENT LOSS                                              352,328             255,416               (510,125)
                                                   ---------------------- -------------------  ---------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                       503,249                   -                      -
   Investments                                                    44,524             256,156                883,790
Net change in unrealized appreciation
   on investments                                               (540,891)         10,221,954             12,506,505
                                                   ---------------------- -------------------  ---------------------
NET REALIZED AND UNREALIZED GAIN                                   6,882          10,478,110             13,390,295
                                                   ---------------------- -------------------  ---------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                             $ 359,210        $ 10,733,526           $ 12,880,170
                                                   ====================== ===================  =====================


                                                                                                 JNL/             JNL/
                                                                         JNL/PIMCO           PPM America       PPM America
                                                    JNL/Oppenheimer      Total Return         Balanced         High Yield
                                                    Growth Portfolio    Bond Portfolio        Portfolio       Bond Portfolio
                                                   ------------------  -----------------  ----------------- -------------------
INVESTMENT INCOME
   Dividends                                                     $ -        $ 2,654,216        $ 5,102,205        $ 10,995,766
                                                   ------------------  -----------------  ----------------- -------------------

EXPENSES
   Insurance charges (Note 5)                                159,645          2,324,551          3,154,781           2,176,588
                                                   ------------------  -----------------  ----------------- -------------------
TOTAL EXPENSES                                               159,645          2,324,551          3,154,781           2,176,588
                                                   ------------------  -----------------  ----------------- -------------------
                                                   ------------------  -----------------  ----------------- -------------------
NET INVESTMENT LOSS                                         (159,645)           329,665          1,947,424           8,819,178
                                                   ------------------  -----------------  ----------------- -------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                         -          3,340,057          2,013,241                   -
   Investments                                              (127,069)         3,295,028          4,155,924             (56,898)
Net change in unrealized appreciation
   on investments                                          1,828,966         (2,621,484)        33,601,821          14,317,186
                                                   ------------------  -----------------  ----------------- -------------------
NET REALIZED AND UNREALIZED GAIN                           1,701,897          4,013,601         39,770,986          14,260,288
                                                   ------------------  -----------------  ----------------- -------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                       $ 1,542,252        $ 4,343,266       $ 41,718,410        $ 23,079,466
                                                   ==================  =================  ================= ===================


                                                          JNL/PPM               JNL/PPM
                                                       America Money         America Value           JNL/Putnam
                                                     Market Portfolio          Portfolio          Equity Portfolio
                                                   ----------------------  -------------------  ----------------------
INVESTMENT INCOME
   Dividends                                                   $ 538,821             $ 39,647               $ 441,199
                                                   ----------------------  -------------------  ----------------------

EXPENSES
   Insurance charges (Note 5)                                  1,682,460              109,699               1,966,623
                                                   ----------------------  -------------------  ----------------------
TOTAL EXPENSES                                                 1,682,460              109,699               1,966,623
                                                   ----------------------  -------------------  ----------------------
                                                   ----------------------  -------------------  ----------------------
NET INVESTMENT LOSS                                           (1,143,639)             (70,052)             (1,525,424)
                                                   ----------------------  -------------------  ----------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                             -               85,918                       -
   Investments                                                   146,633              252,346             (20,727,179)
Net change in unrealized appreciation
   on investments                                               (146,633)           2,437,077              53,950,111
                                                   ----------------------  -------------------  ----------------------
NET REALIZED AND UNREALIZED GAIN                                       -            2,775,341              33,222,932
                                                   ----------------------  -------------------  ----------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                          $ (1,143,639)         $ 2,705,289            $ 31,697,508
                                                   ======================  ===================  ======================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

                                                        JNL/Putnam            JNL/Putnam            JNL/Putnam
                                                       International            Midcap             Value Equity
                                                     Equity Portfolio      Growth Portfolio         Portfolio
                                                   ---------------------- --------------------  -------------------
INVESTMENT INCOME
   Dividends                                                 $ 1,176,932                  $ -          $ 2,226,605
                                                   ---------------------- --------------------  -------------------

EXPENSES
   Insurance charges (Note 5)                                    999,031              249,741            2,692,318
                                                   ---------------------- --------------------  -------------------
TOTAL EXPENSES                                                   999,031              249,741            2,692,318
                                                   ---------------------- --------------------  -------------------
                                                   ---------------------- --------------------  -------------------
NET INVESTMENT LOSS                                              177,901             (249,741)            (465,713)
                                                   ---------------------- --------------------  -------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                             -                    -                    -
   Investments                                                (4,427,923)          (1,656,301)          (7,398,671)
Net change in unrealized appreciation
   on investments                                             21,654,800            6,605,412           47,191,174
                                                   ---------------------- --------------------  -------------------
NET REALIZED AND UNREALIZED GAIN                              17,226,877            4,949,111           39,792,503
                                                   ---------------------- --------------------  -------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                          $ 17,404,778          $ 4,699,370         $ 39,326,790
                                                   ====================== ====================  ===================


                                                         JNL/S&P                JNL/S&P               JNL/S&P
                                                        Aggressive           Conservative          Core Index 50
                                                    Growth Portfolio I    Growth Portfolio I         Portfolio
                                                   ---------------------  --------------------  --------------------
INVESTMENT INCOME
   Dividends                                                $ 1,844,074           $ 8,445,141               $ 2,833
                                                   ---------------------  --------------------  --------------------

EXPENSES
   Insurance charges (Note 5)                                 1,666,644             4,237,467                60,227
                                                   ---------------------  --------------------  --------------------
TOTAL EXPENSES                                                1,666,644             4,237,467                60,227
                                                   ---------------------  --------------------  --------------------
                                                   ---------------------  --------------------  --------------------
NET INVESTMENT LOSS                                             177,430             4,207,674               (57,394)
                                                   ---------------------  --------------------  --------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                            -                     -                   357
   Investments                                               (4,169,360)           (2,457,113)              (25,599)
Net change in unrealized appreciation
   on investments                                            30,914,494            43,398,168             1,177,942
                                                   ---------------------  --------------------  --------------------
NET REALIZED AND UNREALIZED GAIN                             26,745,134            40,941,055             1,152,700
                                                   ---------------------  --------------------  --------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                         $ 26,922,564          $ 45,148,729           $ 1,095,306
                                                   =====================  ====================  ====================



                                                       JNL/S&P           JNL/S&P         JNL/S&P Equity
                                                    Core Index 75    Core Index 100        Aggressive           JNL/S&P Equity
                                                      Portfolio         Portfolio       Growth Portfolio I     Growth Portfolio I
                                                   ---------------- -----------------  --------------------  ---------------------
INVESTMENT INCOME
   Dividends                                              $ 26,401         $ 114,055               $ 1,584               $ 17,029
                                                   ---------------- -----------------  --------------------  ---------------------

EXPENSES
   Insurance charges (Note 5)                               96,024           363,913               538,961              1,637,418
                                                   ---------------- -----------------  --------------------  ---------------------
TOTAL EXPENSES                                              96,024           363,913               538,961              1,637,418
                                                   ---------------- -----------------  --------------------  ---------------------
                                                   ---------------- -----------------  --------------------  ---------------------
NET INVESTMENT LOSS                                        (69,623)         (249,858)             (537,377)            (1,620,389)
                                                   ---------------- -----------------  --------------------  ---------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                  13,883            53,911                     -                      -
   Investments                                              65,111           213,494            (2,472,051)            (9,374,831)
Net change in unrealized appreciation
   on investments                                        1,525,269         4,853,251            12,709,399             39,715,806
                                                   ---------------- -----------------  --------------------  ---------------------
NET REALIZED AND UNREALIZED GAIN                         1,604,263         5,120,656            10,237,348             30,340,975
                                                   ---------------- -----------------  --------------------  ---------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                     $ 1,534,640       $ 4,870,798           $ 9,699,971           $ 28,720,586
                                                   ================ =================  ====================  =====================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

                                                          JNL/S&P                 JNL/S&P               JNL/Salomon
                                                          Moderate            Very Aggressive         Brothers Global
                                                     Growth Portfolio I      Growth Portfolio I        Bond Portfolio
                                                   -----------------------  ---------------------  -----------------------
INVESTMENT INCOME
   Dividends                                                  $ 9,443,562                    $ -              $ 4,287,522
                                                   -----------------------  ---------------------  -----------------------

EXPENSES
   Insurance charges (Note 5)                                   6,055,288                651,491                1,208,997
                                                   -----------------------  ---------------------  -----------------------
TOTAL EXPENSES                                                  6,055,288                651,491                1,208,997
                                                   -----------------------  ---------------------  -----------------------
                                                   -----------------------  ---------------------  -----------------------
NET INVESTMENT LOSS                                             3,388,274               (651,491)               3,078,525
                                                   -----------------------  ---------------------  -----------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                              -                      -                1,269,971
   Investments                                                 (7,627,203)            (4,622,924)               3,058,288
Net change in unrealized appreciation
   on investments                                              83,225,264             17,133,318                1,670,720
                                                   -----------------------  ---------------------  -----------------------
NET REALIZED AND UNREALIZED GAIN                               75,598,061             12,510,394                5,998,979
                                                   -----------------------  ---------------------  -----------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                           $ 78,986,335           $ 11,858,903              $ 9,077,504
                                                   =======================  =====================  =======================



                                                      JNL/Salomon
                                                        Brothers
                                                     U.S. Government      JNL/T. Rowe         JNL/T. Rowe             JNL/
                                                       & Quality       Price Established     Price Mid-Cap        T. Rowe Price
                                                     Bond Portfolio     Growth Portfolio    Growth Portfolio      Value Portfolio
                                                   ------------------  ------------------  ------------------  --------------------
INVESTMENT INCOME
   Dividends                                             $ 6,656,946            $ 74,038                 $ -             $ 811,405
                                                   ------------------  ------------------  ------------------  --------------------

EXPENSES
   Insurance charges (Note 5)                              3,399,699           3,380,451           3,263,556             1,542,274
                                                   ------------------  ------------------  ------------------  --------------------
TOTAL EXPENSES                                             3,399,699           3,380,451           3,263,556             1,542,274
                                                   ------------------  ------------------  ------------------  --------------------
                                                   ------------------  ------------------  ------------------  --------------------
NET INVESTMENT LOSS                                        3,257,247          (3,306,413)         (3,263,556)             (730,869)
                                                   ------------------  ------------------  ------------------  --------------------

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Distributions from investment companies                 2,274,884                   -           1,462,726                     -
   Investments                                             6,061,047          (6,213,588)          3,365,021            (1,590,467)
Net change in unrealized appreciation
   on investments                                        (12,534,980)         70,518,085          70,190,344            31,417,843
                                                   ------------------  ------------------  ------------------  --------------------
NET REALIZED AND UNREALIZED GAIN                          (4,199,049)         64,304,497          75,018,091            29,827,376
                                                   ------------------  ------------------  ------------------  --------------------

NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                        $ (941,802)       $ 60,998,084        $ 71,754,535          $ 29,096,507
                                                   ==================  ==================  ==================  ====================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2003


                                                                  JNL/                   JNL/                   JNL/
                                                              AIM Large Cap           AIM Premier          AIM Small Cap
                                                            Growth Portfolio      Equity II Portfolio     Growth Portfolio
                                                          ----------------------  --------------------  ---------------------
OPERATIONS
   Net investment loss                                               $ (257,481)            $ (99,320)            $ (324,804)
   Net realized gain (loss) on investments                              311,989              (107,252)               208,354
   Net change in unrealized appreciation
      on investments                                                  4,148,897             1,601,776              6,788,781
                                                          ----------------------  --------------------  ---------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                    4,203,405             1,395,204              6,672,331
                                                          ----------------------  --------------------  ---------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                   12,859,555             2,520,825             10,942,510
   Value of units redeemed                                             (859,514)             (394,530)            (1,356,127)
   Transfers between portfolios                                      11,049,137             1,317,482             12,002,906
   Policyholder charges                                                 (20,335)              (12,384)               (37,470)
                                                          ----------------------  --------------------  ---------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                             23,028,843             3,431,393             21,551,819
                                                          ----------------------  --------------------  ---------------------

NET INCREASE IN NET ASSETS                                           27,232,248             4,826,597             28,224,150

NET ASSETS BEGINNING OF PERIOD                                        6,521,659             4,773,236             12,080,801
                                                          ----------------------  --------------------  ---------------------

NET ASSETS END OF PERIOD                                           $ 33,753,907           $ 9,599,833           $ 40,304,951
--------------------------------------------------------- ======================  ====================  =====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                                  812,401               613,601              1,458,657

      Units Issued                                                    3,655,914               655,280              3,032,152
      Units Redeemed                                                 (1,182,664)             (247,009)              (918,774)
                                                          ----------------------  --------------------  ---------------------

Units Outstanding at December 31, 2003                                3,285,651             1,021,872              3,572,035
                                                          ======================  ====================  =====================


                                                                                    JNL/         JNL/Curian          JNL/Curian
                                                              JNL/Alger       Alliance Capital       25            Communications
                                                           Growth Portfolio   Growth Portfolio   Portfolio        Sector Portfolio
                                                          ------------------  ---------------- --------------- --------------------
OPERATIONS
   Net investment loss                                         $ (2,272,919)       $ (500,353)   $ (1,237,153)           $ (96,408)
   Net realized gain (loss) on investments                      (14,233,529)       (2,801,918)        372,705           (1,538,516)
   Net change in unrealized appreciation
      on investments                                             62,645,401        10,332,951      32,309,617            3,545,139
                                                          ------------------  ---------------- --------------- --------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                               46,138,953         7,030,680      31,445,169            1,910,215
                                                          ------------------  ---------------- --------------- --------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                               11,429,979        10,467,693      77,955,632              115,163
   Value of units redeemed                                      (15,740,662)       (2,406,574)     (2,939,933)            (331,469)
   Transfers between portfolios                                   6,257,673         2,233,037      20,844,294              465,998
   Policyholder charges                                            (418,529)          (64,804)        (81,275)             (22,980)
                                                          ------------------  ---------------- --------------- --------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                          1,528,461        10,229,352      95,778,718              226,712
                                                          ------------------  ---------------- --------------- --------------------

NET INCREASE IN NET ASSETS                                       47,667,414        17,260,032     127,223,887            2,136,927

NET ASSETS BEGINNING OF PERIOD                                  143,546,035        25,760,828      37,494,359            6,113,334
                                                          ------------------  ---------------- --------------- --------------------

NET ASSETS END OF PERIOD                                      $ 191,213,449      $ 43,020,860   $ 164,718,246          $ 8,250,261
--------------------------------------------------------- ==================  ================ =============== ====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                           11,266,739         5,110,688       4,921,272            2,009,123

      Units Issued                                                3,121,687         4,208,752      13,575,678              412,119
      Units Redeemed                                             (3,101,001)       (3,077,119)     (1,904,083)            (351,565)
                                                          ------------------  ---------------- --------------- --------------------

Units Outstanding at December 31, 2003                           11,287,425         6,242,321      16,592,867            2,069,677
                                                          ==================  ================ =============== ====================



                                                                                                           JNL/Curian
                                                               JNL/Curian            JNL/Curian             Enhanced
                                                             Consumer Brands           Energy            S&P 500 Stock
                                                            Sector Portfolio      Sector Portfolio      Index Portfolio
                                                          ---------------------- -------------------- ---------------------
OPERATIONS
   Net investment loss                                               $ (136,567)          $ (106,329)           $ (164,539)
   Net realized gain (loss) on investments                                 (758)            (124,391)              289,945
   Net change in unrealized appreciation
      on investments                                                  1,846,841            2,288,028             4,557,876
                                                          ---------------------- -------------------- ---------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                    1,709,516            2,057,308             4,683,282
                                                          ---------------------- -------------------- ---------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                      680,209              108,131            12,880,632
   Value of units redeemed                                             (859,666)            (612,491)             (674,692)
   Transfers between portfolios                                        (189,628)             203,883            11,972,879
   Policyholder charges                                                 (46,530)             (35,013)              (15,319)
                                                          ---------------------- -------------------- ---------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                               (415,615)            (335,490)           24,163,500
                                                          ---------------------- -------------------- ---------------------

NET INCREASE IN NET ASSETS                                            1,293,901            1,721,818            28,846,782

NET ASSETS BEGINNING OF PERIOD                                        9,464,594            7,405,088             6,939,130
                                                          ---------------------- -------------------- ---------------------

NET ASSETS END OF PERIOD                                           $ 10,758,495          $ 9,126,906          $ 35,785,912
--------------------------------------------------------- ====================== ==================== =====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                                1,117,952              730,606             1,108,179

      Units Issued                                                      205,276              151,164             4,951,273
      Units Redeemed                                                   (256,630)            (188,729)           (1,743,725)
                                                          ---------------------- -------------------- ---------------------

Units Outstanding at December 31, 2003                                1,066,598              693,041             4,315,727
                                                          ====================== ==================== =====================


                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2003


                                                                                                               JNL/Curian
                                                                JNL/Curian              JNL/Curian           Pharmaceutical/
                                                                Financial                  Global              Healthcare
                                                             Sector Portfolio          15 Portfolio         Sector Portfolio
                                                          -----------------------  ----------------------  --------------------
OPERATIONS
   Net investment loss                                                $ (215,511)           $ (1,082,700)           $ (287,974)
   Net realized gain (loss) on investments                              (141,717)                817,800              (634,135)
   Net change in unrealized appreciation
      on investments                                                   4,583,296              23,248,243             5,646,960
                                                          -----------------------  ----------------------  --------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                     4,226,068              22,983,343             4,724,851
                                                          -----------------------  ----------------------  --------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                       576,467              69,328,255               620,027
   Value of units redeemed                                              (983,794)             (2,772,375)           (1,429,426)
   Transfers between portfolios                                          (13,885)             21,367,012             1,462,757
   Policyholder charges                                                  (55,214)                (83,923)              (80,099)
                                                          -----------------------  ----------------------  --------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                                (476,426)             87,838,969               573,259
                                                          -----------------------  ----------------------  --------------------

NET INCREASE IN NET ASSETS                                             3,749,642             110,822,312             5,298,110

NET ASSETS BEGINNING OF PERIOD                                        14,179,432              30,518,334            18,281,900
                                                          -----------------------  ----------------------  --------------------

NET ASSETS END OF PERIOD                                            $ 17,929,074           $ 141,340,646          $ 23,580,010
--------------------------------------------------------- =======================  ======================  ====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                                 1,718,488               4,289,147             2,204,925

      Units Issued                                                       330,702              12,408,564               461,950
      Units Redeemed                                                    (395,122)             (1,491,538)             (418,537)
                                                          -----------------------  ----------------------  --------------------

Units Outstanding at December 31, 2003                                 1,654,068              15,206,173             2,248,338
                                                          =======================  ======================  ====================



                                                                                                                      JNL/
                                                              JNL/Curian         JNL/Curian         JNL/Curian       Curian
                                                            S&P 400 MidCap         S&P 500           Small-Cap      Small Cap
                                                           Index Portfolio     Index Portfolio       Portfolio    Index Portfolio
                                                          ------------------  -----------------  --------------- -----------------
OPERATIONS
   Net investment loss                                           $ (329,953)          $ 73,391     $ (1,333,470)       $ (231,478)
   Net realized gain (loss) on investments                          461,721          1,193,696        1,761,476         1,347,673
   Net change in unrealized appreciation
      on investments                                             11,299,888         15,341,216       34,174,713        10,818,756
                                                          ------------------  -----------------  --------------- -----------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                               11,431,656         16,608,303       34,602,719        11,934,951
                                                          ------------------  -----------------  --------------- -----------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                               35,738,045         62,644,393       74,778,322        30,653,780
   Value of units redeemed                                       (1,379,575)        (3,284,096)      (3,926,338)       (1,447,863)
   Transfers between portfolios                                  18,840,871         32,321,381       26,279,788        19,313,081
   Policyholder charges                                             (28,518)           (89,744)        (126,803)          (44,940)
                                                          ------------------  -----------------  --------------- -----------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                         53,170,823         91,591,934       97,004,969        48,474,058
                                                          ------------------  -----------------  --------------- -----------------

NET INCREASE IN NET ASSETS                                       64,602,479        108,200,237      131,607,688        60,409,009

NET ASSETS BEGINNING OF PERIOD                                   11,541,234         21,548,337       38,586,226         9,631,821
                                                          ------------------  -----------------  --------------- -----------------

NET ASSETS END OF PERIOD                                       $ 76,143,713      $ 129,748,574    $ 170,193,914      $ 70,040,830
--------------------------------------------------------- ==================  =================  =============== =================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                            1,341,291          2,715,778        3,427,830         1,200,023

      Units Issued                                                6,016,150         12,461,080        8,018,381         5,766,198
      Units Redeemed                                               (684,835)        (2,095,827)      (1,116,825)         (958,479)
                                                          ------------------  -----------------  --------------- -----------------

Units Outstanding at December 31, 2003                            6,672,606         13,081,031       10,329,386         6,007,742
                                                          ==================  =================  =============== =================


                                                               JNL/Curian            JNL/Curian             JNL/Curian
                                                               Technology            The Dow SM             The Dow SM
                                                            Sector Portfolio        5 Portfolio            10 Portfolio
                                                          --------------------- --------------------- -----------------------
OPERATIONS
   Net investment loss                                              $ (249,153)            $ (99,340)           $ (1,952,142)
   Net realized gain (loss) on investments                          (2,551,669)             (394,607)               (206,510)
   Net change in unrealized appreciation
      on investments                                                 9,110,939             1,546,837              40,213,473
                                                          --------------------- --------------------- -----------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                   6,310,117             1,052,890              38,054,821
                                                          --------------------- --------------------- -----------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                     957,703                75,296              93,510,731
   Value of units redeemed                                            (989,337)             (583,819)             (6,856,633)
   Transfers between portfolios                                       (299,242)             (758,750)             23,857,113
   Policyholder charges                                                (55,509)              (28,597)               (187,547)
                                                          --------------------- --------------------- -----------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                              (386,385)           (1,295,870)            110,323,664
                                                          --------------------- --------------------- -----------------------

NET INCREASE IN NET ASSETS                                           5,923,732              (242,980)            148,378,485

NET ASSETS BEGINNING OF PERIOD                                      14,504,357             8,046,768              80,796,119
                                                          --------------------- --------------------- -----------------------

NET ASSETS END OF PERIOD                                          $ 20,428,089           $ 7,803,788           $ 229,174,604
--------------------------------------------------------- ===================== ===================== =======================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                               3,570,056             1,264,958              10,561,766

      Units Issued                                                     671,816               123,085              17,496,984
      Units Redeemed                                                  (731,717)             (349,831)             (3,777,995)
                                                          --------------------- --------------------- -----------------------

Units Outstanding at December 31, 2003                               3,510,155             1,038,212              24,280,755
                                                          ===================== ===================== =======================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2003



                                                               JNL/Curian                                   JNL/Eagle
                                                                The S&P(R)           JNL/Eagle Core           SmallCap
                                                              10 Portfolio        Equity Portfolio      Equity Portfolio
                                                          --------------------- ---------------------- --------------------
OPERATIONS
   Net investment loss                                            $ (1,261,298)            $ (432,612)          $ (996,291)
   Net realized gain (loss) on investments                            (836,208)            (1,982,406)            (453,220)
   Net change in unrealized appreciation
      on investments                                                19,814,545             16,014,180           24,466,356
                                                          --------------------- ---------------------- --------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                  17,717,039             13,599,162           23,016,845
                                                          --------------------- ---------------------- --------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                  80,213,933             13,037,679            9,210,035
   Value of units redeemed                                          (3,393,181)            (5,677,408)          (6,434,971)
   Transfers between portfolios                                     19,495,040              3,836,095           (4,517,773)
   Policyholder charges                                               (106,303)              (153,997)            (169,929)
                                                          --------------------- ---------------------- --------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                            96,209,489             11,042,369           (1,912,638)
                                                          --------------------- ---------------------- --------------------

NET INCREASE IN NET ASSETS                                         113,926,528             24,641,531           21,104,207

NET ASSETS BEGINNING OF PERIOD                                      41,226,542             55,566,059           60,051,229
                                                          --------------------- ---------------------- --------------------

NET ASSETS END OF PERIOD                                         $ 155,153,070           $ 80,207,590         $ 81,155,436
--------------------------------------------------------- ===================== ====================== ====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                               5,639,257              4,213,530            5,120,401

      Units Issued                                                  14,278,029              1,861,614            2,362,963
      Units Redeemed                                                (1,765,711)            (1,114,757)          (2,473,431)
                                                          --------------------- ---------------------- --------------------

Units Outstanding at December 31, 2003                              18,151,575              4,960,387            5,009,933
                                                          ===================== ====================== ====================


                                                              JNL/Janus       JNL/Janus         JNL/Janus            JNL/Janus
                                                             Aggressive       Balanced           Capital              Global
                                                           Growth Portfolio   Portfolio      Growth Portfolio    Equities Portfolio
                                                          ----------------- --------------  ------------------  --------------------
OPERATIONS
   Net investment loss                                        $ (2,561,083)      $ 97,944        $ (1,819,623)         $ (2,266,977)
   Net realized gain (loss) on investments                     (32,923,787)      (755,696)        (38,207,511)          (26,296,214)
   Net change in unrealized appreciation
      on investments                                            87,783,744      9,044,414          77,357,414            60,424,138
                                                          ----------------- --------------  ------------------  --------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                              52,298,874      8,386,662          37,330,280            31,860,947
                                                          ----------------- --------------  ------------------  --------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                              10,499,771     20,729,836           5,120,789             1,551,147
   Value of units redeemed                                     (17,942,023)    (5,751,671)        (12,831,266)          (16,694,683)
   Transfers between portfolios                                (11,407,430)     4,623,859          (9,355,683)          (28,017,044)
   Policyholder charges                                           (637,283)      (174,181)           (413,464)             (463,840)
                                                          ----------------- --------------  ------------------  --------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                       (19,486,965)    19,427,843         (17,479,624)          (43,624,420)
                                                          ----------------- --------------  ------------------  --------------------

NET INCREASE IN NET ASSETS                                      32,811,909     27,814,505          19,850,656           (11,763,473)

NET ASSETS BEGINNING OF PERIOD                                 168,571,384     57,817,177         121,682,592           174,428,060
                                                          ----------------- --------------  ------------------  --------------------

NET ASSETS END OF PERIOD                                     $ 201,383,293   $ 85,631,682       $ 141,533,248         $ 162,664,587
--------------------------------------------------------- ================= ==============  ==================  ====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                          11,456,316      6,822,997          11,558,756            12,349,379

      Units Issued                                               2,741,805      4,275,542           4,616,553               395,601
      Units Redeemed                                            (4,068,295)    (2,052,495)         (6,213,207)           (3,324,138)
                                                          ----------------- --------------  ------------------  --------------------

Units Outstanding at December 31, 2003                          10,129,826      9,046,044           9,962,102             9,420,842
                                                          ================= ==============  ==================  ====================


                                                             JNL/JPMorgan          JNL/Lazard         JNL/Lazard
                                                             International           Mid Cap           Small Cap
                                                            Value Portfolio      Value Portfolio    Value Portfolio
                                                          --------------------  ------------------ ------------------
OPERATIONS
   Net investment loss                                              $ 201,135          $ (511,652)        $ (646,406)
   Net realized gain (loss) on investments                            346,291             174,720            (13,682)
   Net change in unrealized appreciation
      on investments                                                2,252,333          11,405,749         15,399,830
                                                          --------------------  ------------------ ------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                  2,799,759          11,068,817         14,739,742
                                                          --------------------  ------------------ ------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                  4,467,224          16,753,290         15,006,697
   Value of units redeemed                                           (344,684)         (2,873,885)        (3,194,371)
   Transfers between portfolios                                    17,321,015          12,361,678         22,435,170
   Policyholder charges                                                (6,370)            (78,128)           (93,635)
                                                          --------------------  ------------------ ------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                           21,437,185          26,162,955         34,153,861
                                                          --------------------  ------------------ ------------------

NET INCREASE IN NET ASSETS                                         24,236,944          37,231,772         48,893,603

NET ASSETS BEGINNING OF PERIOD                                        438,152          29,044,979         28,814,396
                                                          --------------------  ------------------ ------------------

NET ASSETS END OF PERIOD                                         $ 24,675,096        $ 66,276,751       $ 77,707,999
--------------------------------------------------------- ====================  ================== ==================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                                 56,465           2,916,590          3,090,872

      Units Issued                                                  3,146,424           3,462,078          4,598,062
      Units Redeemed                                                 (790,382)         (1,317,940)        (1,586,630)
                                                          --------------------  ------------------ ------------------

Units Outstanding at December 31, 2003                              2,412,507           5,060,728          6,102,304
                                                          ====================  ================== ==================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2003



                                                                    JNL/                     JNL/
                                                               Mellon Capital           Mellon Capital
                                                                 Management               Management          JNL/Oppenheimer
                                                                 Bond Index              International         Global Growth
                                                                 Portfolio              Index Portfolio          Portfolio
                                                          -------------------------  ----------------------  -------------------
OPERATIONS
   Net investment loss                                                   $ 352,328               $ 255,416           $ (510,125)
   Net realized gain (loss) on investments                                 547,773                 256,156              883,790
   Net change in unrealized appreciation
      on investments                                                      (540,891)             10,221,954           12,506,505
                                                          -------------------------  ----------------------  -------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                         359,210              10,733,526           12,880,170
                                                          -------------------------  ----------------------  -------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                      26,141,195              25,525,540           13,770,565
   Value of units redeemed                                              (1,245,073)             (1,031,779)          (2,235,667)
   Transfers between portfolios                                          8,213,627              15,218,761            8,289,744
   Policyholder charges                                                    (23,433)                (21,859)             (60,243)
                                                          -------------------------  ----------------------  -------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                                33,086,316              39,690,663           19,764,399
                                                          -------------------------  ----------------------  -------------------

NET INCREASE IN NET ASSETS                                              33,445,526              50,424,189           32,644,569

NET ASSETS BEGINNING OF PERIOD                                          12,445,755               8,581,992           23,909,788
                                                          -------------------------  ----------------------  -------------------

NET ASSETS END OF PERIOD                                              $ 45,891,281            $ 59,006,181         $ 56,554,357
--------------------------------------------------------- =========================  ======================  ===================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                                   1,168,408               1,002,046            3,398,230

      Units Issued                                                       3,713,731               4,444,586            4,663,711
      Units Redeemed                                                      (634,097)               (407,305)          (2,246,493)
                                                          -------------------------  ----------------------  -------------------

Units Outstanding at December 31, 2003                                   4,248,042               5,039,327            5,815,448
                                                          =========================  ======================  ===================


                                                                                                    JNL/              JNL/
                                                                                 JNL/PIMCO      PPM America        PPM America
                                                           JNL/Oppenheimer      Total Return       Balanced         High Yield
                                                           Growth Portfolio    Bond Portfolio     Portfolio       Bond Portfolio
                                                          ------------------ ----------------- ---------------- -----------------
OPERATIONS
   Net investment loss                                           $ (159,645)        $ 329,665      $ 1,947,424       $ 8,819,178
   Net realized gain (loss) on investments                         (127,069)        6,635,085        6,169,165           (56,898)
   Net change in unrealized appreciation
      on investments                                              1,828,966        (2,621,484)      33,601,821        14,317,186
                                                          ------------------ ----------------- ---------------- -----------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                1,542,252         4,343,266       41,718,410        23,079,466
                                                          ------------------ ----------------- ---------------- -----------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                5,459,950        84,266,679       35,120,864        41,887,271
   Value of units redeemed                                         (878,243)      (11,702,133)     (22,591,955)      (15,503,001)
   Transfers between portfolios                                   3,712,084          (224,481)      20,248,412        22,419,625
   Policyholder charges                                             (21,106)         (290,131)        (471,881)         (315,672)
                                                          ------------------ ----------------- ---------------- -----------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                          8,272,685        72,049,934       32,305,440        48,488,223
                                                          ------------------ ----------------- ---------------- -----------------

NET INCREASE IN NET ASSETS                                        9,814,937        76,393,200       74,023,850        71,567,689

NET ASSETS BEGINNING OF PERIOD                                    6,556,513       110,041,112      198,402,650       117,270,222
                                                          ------------------ ----------------- ---------------- -----------------

NET ASSETS END OF PERIOD                                       $ 16,371,450     $ 186,434,312    $ 272,426,500     $ 188,837,911
--------------------------------------------------------- ================== ================= ================ =================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                              952,623         9,590,378       12,448,136         9,209,887

      Units Issued                                                1,739,788        12,034,348        4,378,559         7,277,069
      Units Redeemed                                               (638,363)       (6,754,119)      (2,765,925)       (3,903,605)
                                                          ------------------ ----------------- ---------------- -----------------

Units Outstanding at December 31, 2003                            2,054,048        14,870,607       14,060,770        12,583,351
                                                          ================== ================= ================ =================


                                                                JNL/PPM              JNL/PPM
                                                             America Money        America Value         JNL/Putnam
                                                           Market Portfolio         Portfolio        Equity Portfolio
                                                          --------------------  ------------------  --------------------
OPERATIONS
   Net investment loss                                           $ (1,143,639)          $ (70,052)         $ (1,525,424)
   Net realized gain (loss) on investments                            146,633             338,264           (20,727,179)
   Net change in unrealized appreciation
      on investments                                                 (146,633)          2,437,077            53,950,111
                                                          --------------------  ------------------  --------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                 (1,143,639)          2,705,289            31,697,508
                                                          --------------------  ------------------  --------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                 80,451,884           8,281,573             4,057,997
   Value of units redeemed                                        (26,251,578)           (451,476)          (14,518,044)
   Transfers between portfolios                                   (78,469,516)         12,024,252           (10,918,855)
   Policyholder charges                                              (821,085)            (12,984)             (387,137)
                                                          --------------------  ------------------  --------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                          (25,090,295)         19,841,365           (21,766,039)
                                                          --------------------  ------------------  --------------------

NET INCREASE IN NET ASSETS                                        (26,233,934)         22,546,654             9,931,469

NET ASSETS BEGINNING OF PERIOD                                    125,158,850             526,318           139,925,062
                                                          --------------------  ------------------  --------------------

NET ASSETS END OF PERIOD                                         $ 98,924,916        $ 23,072,972         $ 149,856,531
--------------------------------------------------------- ====================  ==================  ====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                             10,296,313              48,145            11,566,208

      Units Issued                                                 14,847,608           1,818,641             1,655,235
      Units Redeemed                                              (16,931,400)           (276,528)           (3,392,832)
                                                          --------------------  ------------------  --------------------

Units Outstanding at December 31, 2003                              8,212,521           1,590,258             9,828,611
                                                          ====================  ==================  ====================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2003



                                                              JNL/Putnam           JNL/Putnam            JNL/Putnam
                                                             International           Midcap             Value Equity
                                                           Equity Portfolio     Growth Portfolio         Portfolio
                                                          -------------------- --------------------  -------------------
OPERATIONS
   Net investment loss                                              $ 177,901           $ (249,741)          $ (465,713)
   Net realized gain (loss) on investments                         (4,427,923)          (1,656,301)          (7,398,671)
   Net change in unrealized appreciation
      on investments                                               21,654,800            6,605,412           47,191,174
                                                          -------------------- --------------------  -------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                 17,404,778            4,699,370           39,326,790
                                                          -------------------- --------------------  -------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                  8,501,534            4,418,508           12,962,742
   Value of units redeemed                                         (6,465,356)          (1,127,708)         (18,217,970)
   Transfers between portfolios                                    (4,057,655)             870,737          (14,159,520)
   Policyholder charges                                              (144,963)             (33,547)            (442,322)
                                                          -------------------- --------------------  -------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                           (2,166,440)           4,127,990          (19,857,070)
                                                          -------------------- --------------------  -------------------

NET INCREASE IN NET ASSETS                                         15,238,338            8,827,360           19,469,720

NET ASSETS BEGINNING OF PERIOD                                     66,507,679           13,388,777          188,294,204
                                                          -------------------- --------------------  -------------------

NET ASSETS END OF PERIOD                                         $ 81,746,017         $ 22,216,137        $ 207,763,924
--------------------------------------------------------- ==================== ====================  ===================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                              7,269,533            2,712,224           14,475,113

      Units Issued                                                  2,473,069            2,244,109            2,173,153
      Units Redeemed                                               (2,686,171)          (1,524,872)          (3,764,617)
                                                          -------------------- --------------------  -------------------

Units Outstanding at December 31, 2003                              7,056,431            3,431,461           12,883,649
                                                          ==================== ====================  ===================




                                                               JNL/S&P              JNL/S&P            JNL/S&P          JNL/S&P
                                                              Aggressive          Conservative       Core Index 50    Core Index 75
                                                           Growth Portfolio I   Growth Portfolio I     Portfolio        Portfolio
                                                          -------------------  -------------------  --------------  ---------------
OPERATIONS
   Net investment loss                                             $ 177,430          $ 4,207,674       $ (57,394)       $ (69,623)
   Net realized gain (loss) on investments                        (4,169,360)          (2,457,113)        (25,242)          78,994
   Net change in unrealized appreciation
      on investments                                              30,914,494           43,398,168       1,177,942        1,525,269
                                                          -------------------  -------------------  --------------  ---------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                26,922,564           45,148,729       1,095,306        1,534,640
                                                          -------------------  -------------------  --------------  ---------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                35,878,808          116,982,508       2,628,043        3,761,894
   Value of units redeemed                                        (5,311,309)         (22,226,225)       (304,170)        (676,516)
   Transfers between portfolios                                    4,582,771           25,573,372       1,877,364          910,634
   Policyholder charges                                             (248,223)            (482,853)        (14,764)         (38,177)
                                                          -------------------  -------------------  --------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                          34,902,047          119,846,802       4,186,473        3,957,835
                                                          -------------------  -------------------  --------------  ---------------

NET INCREASE IN NET ASSETS                                        61,824,611          164,995,531       5,281,779        5,492,475

NET ASSETS BEGINNING OF PERIOD                                    92,401,260          217,581,226       1,967,658        4,459,745
                                                          -------------------  -------------------  --------------  ---------------

NET ASSETS END OF PERIOD                                       $ 154,225,871        $ 382,576,757     $ 7,249,437      $ 9,952,220
--------------------------------------------------------- ===================  ===================  ==============  ===============


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                            10,139,700           21,723,425         254,290          546,427

      Units Issued                                                 5,395,744           16,444,501         533,753          658,570
      Units Redeemed                                              (1,961,099)          (5,126,070)        (82,135)        (227,379)
                                                          -------------------  -------------------  --------------  ---------------

Units Outstanding at December 31, 2003                            13,574,345           33,041,856         705,908          977,618
                                                          ===================  ===================  ==============  ===============



                                                                JNL/S&P            JNL/S&P Equity
                                                             Core Index 100          Aggressive          JNL/S&P Equity
                                                               Portfolio         Growth Portfolio I    Growth Portfolio I
                                                          ---------------------  --------------------  -------------------
OPERATIONS
   Net investment loss                                              $ (249,858)           $ (537,377)        $ (1,620,389)
   Net realized gain (loss) on investments                             267,405            (2,472,051)          (9,374,831)
   Net change in unrealized appreciation
      on investments                                                 4,853,251            12,709,399           39,715,806
                                                          ---------------------  --------------------  -------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                   4,870,798             9,699,971           28,720,586
                                                          ---------------------  --------------------  -------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                  13,370,766            11,976,947           25,901,748
   Value of units redeemed                                          (1,226,817)           (2,193,483)          (7,085,749)
   Transfers between portfolios                                      4,744,103              (156,056)           5,081,099
   Policyholder charges                                                (36,476)              (91,462)            (270,184)
                                                          ---------------------  --------------------  -------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                            16,851,576             9,535,946           23,626,914
                                                          ---------------------  --------------------  -------------------

NET INCREASE IN NET ASSETS                                          21,722,374            19,235,917           52,347,500

NET ASSETS BEGINNING OF PERIOD                                      14,171,648            30,101,080           99,366,446
                                                          ---------------------  --------------------  -------------------

NET ASSETS END OF PERIOD                                          $ 35,894,022          $ 49,336,997        $ 151,713,946
--------------------------------------------------------- =====================  ====================  ===================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                               1,654,530             3,673,883           12,358,854

      Units Issued                                                   2,296,927             1,783,031            5,019,657
      Units Redeemed                                                  (488,125)             (745,142)          (2,561,696)
                                                          ---------------------  --------------------  -------------------

Units Outstanding at December 31, 2003                               3,463,332             4,711,772           14,816,815
                                                          =====================  ====================  ===================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2003



                                                                 JNL/S&P                 JNL/S&P              JNL/Salomon
                                                                 Moderate            Very Aggressive        Brothers Global
                                                            Growth Portfolio I      Growth Portfolio I       Bond Portfolio
                                                          -----------------------  ---------------------  ---------------------
OPERATIONS
   Net investment loss                                               $ 3,388,274             $ (651,491)           $ 3,078,525
   Net realized gain (loss) on investments                            (7,627,203)            (4,622,924)             4,328,259
   Net change in unrealized appreciation
      on investments                                                  83,225,264             17,133,318              1,670,720
                                                          -----------------------  ---------------------  ---------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                    78,986,335             11,858,903              9,077,504
                                                          -----------------------  ---------------------  ---------------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                                   161,162,350             11,275,706             23,191,628
   Value of units redeemed                                           (26,850,313)            (3,196,152)            (8,042,548)
   Transfers between portfolios                                       48,041,362             (2,511,301)            12,306,042
   Policyholder charges                                                 (792,407)              (127,155)              (166,822)
                                                          -----------------------  ---------------------  ---------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                             181,560,992              5,441,098             27,288,300
                                                          -----------------------  ---------------------  ---------------------

NET INCREASE IN NET ASSETS                                           260,547,327             17,300,001             36,365,804

NET ASSETS BEGINNING OF PERIOD                                       316,689,329             41,053,076             65,310,111
                                                          -----------------------  ---------------------  ---------------------

NET ASSETS END OF PERIOD                                           $ 577,236,656           $ 58,353,077          $ 101,675,915
--------------------------------------------------------- =======================  =====================  =====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                                32,471,154              4,804,260              4,226,027

      Units Issued                                                    24,653,486              1,566,762              3,584,086
      Units Redeemed                                                  (7,643,489)            (1,053,926)            (1,942,911)
                                                          -----------------------  ---------------------  ---------------------

Units Outstanding at December 31, 2003                                49,481,151              5,317,096              5,867,202
                                                          =======================  =====================  =====================



                                                             JNL/Salomon
                                                              Brothers
                                                           U.S. Government      JNL/T. Rowe        JNL/T. Rowe          JNL/
                                                              & Quality      Price Established    Price Mid-Cap     T. Rowe Price
                                                            Bond Portfolio    Growth Portfolio   Growth Portfolio   Value Portfolio
                                                          -----------------  ------------------  ----------------  ----------------
OPERATIONS
   Net investment loss                                         $ 3,257,247        $ (3,306,413)     $ (3,263,556)       $ (730,869)
   Net realized gain (loss) on investments                       8,335,931          (6,213,588)        4,827,747        (1,590,467)
   Net change in unrealized appreciation
      on investments                                           (12,534,980)         70,518,085        70,190,344        31,417,843
                                                          -----------------  ------------------  ----------------  ----------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                                                (941,802)         60,998,084        71,754,535        29,096,507
                                                          -----------------  ------------------  ----------------  ----------------

CONTRACT TRANSACTIONS (1)
   Proceeds from the sale of units                              43,044,394          27,454,284        26,263,205        29,205,657
   Value of units redeemed                                     (26,636,772)        (22,882,045)      (22,513,485)       (8,591,846)
   Transfers between portfolios                                (79,571,547)         16,274,745        25,419,249        23,473,312
   Policyholder charges                                           (651,727)           (520,114)         (504,653)         (214,690)
                                                          -----------------  ------------------  ----------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                       (63,815,652)         20,326,870        28,664,316        43,872,433
                                                          -----------------  ------------------  ----------------  ----------------

NET INCREASE IN NET ASSETS                                     (64,757,454)         81,324,954       100,418,851        72,968,940

NET ASSETS BEGINNING OF PERIOD                                 254,324,137         214,065,324       196,824,482        85,131,019
                                                          -----------------  ------------------  ----------------  ----------------

NET ASSETS END OF PERIOD                                     $ 189,566,683       $ 295,390,278     $ 297,243,333     $ 158,099,959
--------------------------------------------------------- =================  ==================  ================  ================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2002                          17,286,809          13,418,651        11,530,746         9,299,691

      Units Issued                                               5,431,472           4,487,781         4,358,008         7,880,083
      Units Redeemed                                            (9,842,829)         (3,761,710)       (3,503,266)       (3,626,095)
                                                          -----------------  ------------------  ----------------  ----------------

Units Outstanding at December 31, 2003                          12,875,452          14,144,722        12,385,488        13,553,679
                                                          =================  ==================  ================  ================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2002


                                                                     JNL/               JNL/                JNL/
                                                                AIM Large Cap        AIM Premier        AIM Small Cap
                                                               Growth Portfolio   Equity II Portfolio Growth Portfolio
                                                              ------------------- ------------------ --------------------
OPERATIONS
   Net investment loss                                                 $ (49,673)         $ (52,438)          $ (109,067)
   Net realized loss on investments                                     (291,643)          (390,264)            (723,417)
   Net change in unrealized appreciation
      (depreciation) on investments                                     (654,360)          (879,579)          (1,746,405)
                                                              ------------------- ------------------ --------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                      (995,676)        (1,322,281)          (2,578,889)
                                                              ------------------- ------------------ --------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                     4,608,521          2,759,643            5,812,537
   Value of units redeemed                                              (380,500)          (485,270)            (644,783)
   Transfers between portfolios                                        2,842,577          3,010,381            7,706,064
   Policyholder charges                                                  (10,249)            (9,969)             (26,394)
                                                              ------------------- ------------------ --------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                               7,060,349          5,274,785           12,847,424
                                                              ------------------- ------------------ --------------------

NET INCREASE (DECREASE) IN NET ASSETS                                  6,064,673          3,952,504           10,268,535

NET ASSETS BEGINNING OF PERIOD                                           456,986            820,732            1,812,266
                                                              ------------------- ------------------ --------------------

NET ASSETS END OF PERIOD                                             $ 6,521,659        $ 4,773,236         $ 12,080,801
------------------------------------------------------------  =================== ================== ====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                    41,828             74,677              156,855

      Units Issued                                                     1,148,746            853,133            1,878,974
      Units Redeemed                                                    (378,173)          (314,209)            (577,172)
                                                              ------------------- ------------------ --------------------

Units Outstanding at December 31, 2002                                   812,401            613,601            1,458,657
                                                              =================== ================== ====================


                                                                                      JNL/         JNL/Curian       JNL/Curian
                                                                  JNL/Alger      Alliance Capital       25         Communications
                                                              Growth Portfolio  Growth Portfolio    Portfolio     Sector Portfolio
                                                              ----------------  -----------------  ------------  -------------------
OPERATIONS
   Net investment loss                                           $ (2,877,745)        $ (393,501)   $ (275,838)          $ (102,739)
   Net realized loss on investments                               (23,935,492)        (6,421,283)     (366,208)          (4,715,022)
   Net change in unrealized appreciation
      (depreciation) on investments                               (61,941,847)        (4,462,214)   (2,613,015)            (357,029)
                                                              ----------------  -----------------  ------------  -------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                (88,755,084)       (11,276,998)   (3,255,061)          (5,174,790)
                                                              ----------------  -----------------  ------------  -------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                  7,913,592          8,953,922    25,381,458            1,021,513
   Value of units redeemed                                        (21,108,306)        (1,797,838)     (811,493)            (427,907)
   Transfers between portfolios                                   (41,038,884)        (1,839,554)    7,805,949              263,195
   Policyholder charges                                              (763,674)           (63,025)      (32,720)             (32,766)
                                                              ----------------  -----------------  ------------  -------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                          (54,997,272)         5,253,505    32,343,194              824,035
                                                              ----------------  -----------------  ------------  -------------------

NET INCREASE (DECREASE) IN NET ASSETS                            (143,752,356)        (6,023,493)   29,088,133           (4,350,755)

NET ASSETS BEGINNING OF PERIOD                                    287,298,391         31,784,321     8,406,226           10,464,089
                                                              ----------------  -----------------  ------------  -------------------

NET ASSETS END OF PERIOD                                        $ 143,546,035       $ 25,760,828    37,494,359          $ 6,113,334
------------------------------------------------------------  ================  =================  ============  ===================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                             14,810,448          4,722,610       955,506            1,858,804

      Units Issued                                                  1,649,776          3,713,435     4,813,803            1,003,550
      Units Redeemed                                               (5,193,485)        (3,325,357)     (848,037)            (853,231)
                                                              ----------------  -----------------  ------------  -------------------

Units Outstanding at December 31, 2002                             11,266,739          5,110,688     4,921,272            2,009,123
                                                              ================  =================  ============  ===================



                                                                                                              JNL/Curian
                                                                    JNL/Curian            JNL/Curian           Enhanced
                                                                 Consumer Brands            Energy          S&P 500 Stock
                                                                 Sector Portfolio      Sector Portfolio   Index Portfolio (a)
                                                              -----------------------  ------------------ -------------------
OPERATIONS
   Net investment loss                                                    $ (132,076)         $ (112,583)          $ (33,534)
   Net realized loss on investments                                          (56,056)           (457,665)            (80,101)
   Net change in unrealized appreciation
      (depreciation) on investments                                         (614,164)             94,329            (420,164)
                                                              -----------------------  ------------------ -------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                          (802,296)           (475,919)           (533,799)
                                                              -----------------------  ------------------ -------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                         2,136,915           1,124,213           4,428,504
   Value of units redeemed                                                  (457,913)           (495,333)            (54,062)
   Transfers between portfolios                                              603,847            (190,571)          3,098,643
   Policyholder charges                                                      (24,687)            (25,951)               (156)
                                                              -----------------------  ------------------ -------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                                   2,258,162             412,358           7,472,929
                                                              -----------------------  ------------------ -------------------

NET INCREASE (DECREASE) IN NET ASSETS                                      1,455,866             (63,561)          6,939,130

NET ASSETS BEGINNING OF PERIOD                                             8,008,728           7,468,649                   -
                                                              -----------------------  ------------------ -------------------

NET ASSETS END OF PERIOD                                                 $ 9,464,594         $ 7,405,088         $ 6,939,130
------------------------------------------------------------  =======================  ================== ===================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                       878,927             699,588                   -

      Units Issued                                                           492,532             352,921           1,376,810
      Units Redeemed                                                        (253,507)           (321,903)           (268,631)
                                                              -----------------------  ------------------ -------------------

Units Outstanding at December 31, 2002                                     1,117,952             730,606           1,108,179
                                                              =======================  ================== ===================

(a)  Inception date September 30, 2002.

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2002



                                                                                                           JNL/Curian
                                                                  JNL/Curian          JNL/Curian        Pharmaceutical/
                                                                  Financial              Global            Healthcare
                                                               Sector Portfolio      15 Portfolio       Sector Portfolio
                                                              -------------------  ------------------  -------------------
OPERATIONS
   Net investment loss                                                $ (232,123)         $ (232,869)          $ (299,908)
   Net realized loss on investments                                     (324,365)           (230,421)          (1,240,496)
   Net change in unrealized appreciation
      (depreciation) on investments                                   (2,281,904)         (2,655,375)          (7,127,272)
                                                              -------------------  ------------------  -------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                    (2,838,392)         (3,118,665)          (8,667,676)
                                                              -------------------  ------------------  -------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                     2,753,005          21,165,084            3,823,606
   Value of units redeemed                                              (810,124)           (688,102)          (1,189,155)
   Transfers between portfolios                                         (790,116)          5,111,016             (107,146)
   Policyholder charges                                                  (45,548)            (26,037)             (69,969)
                                                              -------------------  ------------------  -------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                               1,107,217          25,561,961            2,457,336
                                                              -------------------  ------------------  -------------------

NET INCREASE (DECREASE) IN NET ASSETS                                 (1,731,175)         22,443,296           (6,210,340)

NET ASSETS BEGINNING OF PERIOD                                        15,910,607           8,075,038           24,492,240
                                                              -------------------  ------------------  -------------------

NET ASSETS END OF PERIOD                                            $ 14,179,432        $ 30,518,334         $ 18,281,900
------------------------------------------------------------  ===================  ==================  ===================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                 1,633,155             959,790            2,012,886

      Units Issued                                                       653,297           3,901,216              816,507
      Units Redeemed                                                    (567,964)           (571,859)            (624,468)
                                                              -------------------  ------------------  -------------------

Units Outstanding at December 31, 2002                                 1,718,488           4,289,147            2,204,925
                                                              ===================  ==================  ===================



                                                                                                                       JNL/Curian
                                                                  JNL/Curian           JNL/Curian       JNL/Curian      Small Cap
                                                                S&P 400 MidCap           S&P 500         Small-Cap        Index
                                                              Index Portfolio (a)  Index Portfolio (a)   Portfolio     Portfolio (a)
                                                              -------------------  ------------------  --------------  -------------
OPERATIONS
   Net investment loss                                                   $ 5,063          $ (125,307)     $ (329,611)      $ 42,287
   Net realized loss on investments                                     (207,705)           (385,671)       (514,622)      (153,872)
   Net change in unrealized appreciation
      (depreciation) on investments                                     (725,057)         (1,436,149)     (3,715,099)      (769,266)
                                                              -------------------  ------------------  --------------  -------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                      (927,699)         (1,947,127)     (4,559,332)      (880,851)
                                                              -------------------  ------------------  --------------  -------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                    11,238,793          19,992,792      23,125,007      8,581,900
   Value of units redeemed                                              (130,351)           (242,749)     (1,043,736)       (95,737)
   Transfers between portfolios                                        1,364,290           3,750,772       6,660,130      2,029,387
   Policyholder charges                                                   (3,799)             (5,351)        (40,400)        (2,878)
                                                              -------------------  ------------------  --------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                              12,468,933          23,495,464      28,701,001     10,512,672
                                                              -------------------  ------------------  --------------  -------------

NET INCREASE (DECREASE) IN NET ASSETS                                 11,541,234          21,548,337      24,141,669      9,631,821

NET ASSETS BEGINNING OF PERIOD                                                 -                   -      14,444,557              -
                                                              -------------------  ------------------  --------------  -------------

NET ASSETS END OF PERIOD                                            $ 11,541,234        $ 21,548,337    $ 38,586,226    $ 9,631,821
------------------------------------------------------------  ===================  ==================  ==============  =============


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                         -                   -       1,042,764              -

      Units Issued                                                     1,677,577           3,385,139       2,979,553      1,437,656
      Units Redeemed                                                    (336,286)           (669,361)       (594,487)      (237,633)
                                                              -------------------  ------------------  --------------  -------------

Units Outstanding at December 31, 2002                                 1,341,291           2,715,778       3,427,830      1,200,023
                                                              ===================  ==================  ==============  =============


                                                                   JNL/Curian           JNL/Curian       JNL/Curian
                                                                   Technology           The Dow SM       The Dow SM
                                                                Sector Portfolio       5 Portfolio      10 Portfolio
                                                              ---------------------  ----------------- ----------------
OPERATIONS
   Net investment loss                                                  $ (239,316)        $ (115,716)      $ (784,739)
   Net realized loss on investments                                     (5,324,602)          (377,688)      (1,632,975)
   Net change in unrealized appreciation
      (depreciation) on investments                                     (3,289,757)          (843,291)      (4,873,956)
                                                              ---------------------  ----------------- ----------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                      (8,853,675)        (1,336,695)      (7,291,670)
                                                              ---------------------  ----------------- ----------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                       3,261,648          2,145,465       34,214,013
   Value of units redeemed                                                (836,483)          (454,649)      (3,851,122)
   Transfers between portfolios                                            948,713            798,671       20,977,204
   Policyholder charges                                                    (62,209)           (16,414)        (149,689)
                                                              ---------------------  ----------------- ----------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                                 3,311,669          2,473,073       51,190,406
                                                              ---------------------  ----------------- ----------------

NET INCREASE (DECREASE) IN NET ASSETS                                   (5,542,006)         1,136,378       43,898,736

NET ASSETS BEGINNING OF PERIOD                                          20,046,363          6,910,390       36,897,383
                                                              ---------------------  ----------------- ----------------

NET ASSETS END OF PERIOD                                              $ 14,504,357        $ 8,046,768     $ 80,796,119
------------------------------------------------------------  =====================  ================= ================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                   3,068,262            949,153        4,279,725

      Units Issued                                                       1,544,429            648,428        8,712,576
      Units Redeemed                                                    (1,042,635)          (332,623)      (2,430,535)
                                                              ---------------------  ----------------- ----------------

Units Outstanding at December 31, 2002                                   3,570,056          1,264,958       10,561,766
                                                              =====================  ================= ================

(a)  Inception date January 15, 2002.

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2002


                                                                   JNL/Curian                                  JNL/Eagle
                                                                    The S&P(R)           JNL/Eagle Core           SmallCap
                                                                  10 Portfolio        Equity Portfolio      Equity Portfolio
                                                              ---------------------- --------------------  -------------------
OPERATIONS
   Net investment loss                                                   $ (408,060)          $ (442,491)        $ (1,069,100)
   Net realized loss on investments                                      (1,117,703)          (3,115,563)          (4,938,041)
   Net change in unrealized appreciation
      (depreciation) on investments                                      (5,441,660)         (12,792,317)         (16,802,459)
                                                              ---------------------- --------------------  -------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                       (6,967,423)         (16,350,371)         (22,809,600)
                                                              ---------------------- --------------------  -------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                       24,578,954            8,244,424            8,174,339
   Value of units redeemed                                               (1,479,776)          (5,861,101)          (6,577,066)
   Transfers between portfolios                                           4,971,158           (3,656,042)          (3,069,501)
   Policyholder charges                                                     (60,236)            (194,840)            (236,076)
                                                              ---------------------- --------------------  -------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                                 28,010,100           (1,467,559)          (1,708,304)
                                                              ---------------------- --------------------  -------------------

NET INCREASE (DECREASE) IN NET ASSETS                                    21,042,677          (17,817,930)         (24,517,904)

NET ASSETS BEGINNING OF PERIOD                                           20,183,865           73,383,989           84,569,133
                                                              ---------------------- --------------------  -------------------

NET ASSETS END OF PERIOD                                               $ 41,226,542         $ 55,566,059         $ 60,051,229
------------------------------------------------------------  ====================== ====================  ===================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                    2,224,782            4,352,573            5,502,301

      Units Issued                                                        4,528,879            1,295,988            5,620,112
      Units Redeemed                                                     (1,114,404)          (1,435,031)          (6,002,012)
                                                              ---------------------- --------------------  -------------------

Units Outstanding at December 31, 2002                                    5,639,257            4,213,530            5,120,401
                                                              ====================== ====================  ===================



                                                                   JNL/Janus        JNL/Janus      JNL/Janus         JNL/Janus
                                                                  Aggressive        Balanced        Capital            Global
                                                               Growth Portfolio     Portfolio   Growth Portfolio  Equities Portfolio
                                                              ------------------  ------------- ----------------  ------------------
OPERATIONS
   Net investment loss                                             $ (3,274,638)     $ 502,398     $ (2,343,407)       $ (1,743,591)
   Net realized loss on investments                                 (64,115,763)    (1,524,309)    (141,217,124)        (32,535,630)
   Net change in unrealized appreciation
      (depreciation) on investments                                 (27,297,694)    (4,046,717)      76,268,393         (48,789,449)
                                                              ------------------  ------------- ----------------  ------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                  (94,688,095)    (5,068,628)     (67,292,138)        (83,068,670)
                                                              ------------------  ------------- ----------------  ------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                    6,778,661      9,147,124        4,464,727           1,970,522
   Value of units redeemed                                          (22,057,072)    (6,075,605)     (15,786,803)        (22,385,525)
   Transfers between portfolios                                     (55,061,698)     4,590,574      (38,301,963)        (51,934,760)
   Policyholder charges                                                (892,999)      (226,102)        (681,369)           (791,010)
                                                              ------------------  ------------- ----------------  ------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                            (71,233,108)     7,435,991      (50,305,408)        (73,140,773)
                                                              ------------------  ------------- ----------------  ------------------

NET INCREASE (DECREASE) IN NET ASSETS                              (165,921,203)     2,367,363     (117,597,546)       (156,209,443)

NET ASSETS BEGINNING OF PERIOD                                      334,492,587     55,449,814      239,280,138         330,637,503
                                                              ------------------  ------------- ----------------  ------------------

NET ASSETS END OF PERIOD                                          $ 168,571,384   $ 57,817,177    $ 121,682,592       $ 174,428,060
------------------------------------------------------------  ==================  ============= ================  ==================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                               15,788,105      6,024,474       15,905,057          16,824,375

      Units Issued                                                    2,208,887      2,955,259       14,088,598             351,319
      Units Redeemed                                                 (6,540,676)    (2,156,736)     (18,434,899)         (4,826,315)
                                                              ------------------  ------------- ----------------  ------------------

Units Outstanding at December 31, 2002                               11,456,316      6,822,997       11,558,756          12,349,379
                                                              ==================  ============= ================  ==================


                                                                  JNL/JPMorgan           JNL/Lazard        JNL/Lazard
                                                                  International            Mid Cap          Small Cap
                                                               Value Portfolio (a)     Value Portfolio   Value Portfolio
                                                              ----------------------  ------------------ ----------------
OPERATIONS
   Net investment loss                                                      $ 8,540          $ (184,946)      $ (290,437)
   Net realized loss on investments                                           2,723          (1,568,149)      (2,133,625)
   Net change in unrealized appreciation
      (depreciation) on investments                                          (7,005)         (3,339,100)      (4,531,388)
                                                              ----------------------  ------------------ ----------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                            4,258          (5,092,195)      (6,955,450)
                                                              ----------------------  ------------------ ----------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                          108,158          10,635,693       11,213,192
   Value of units redeemed                                                   (1,439)         (1,819,615)      (1,943,151)
   Transfers between portfolios                                             327,182          24,178,643       24,716,956
   Policyholder charges                                                          (7)            (67,219)         (64,739)
                                                              ----------------------  ------------------ ----------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                                    433,894          32,927,502       33,922,258
                                                              ----------------------  ------------------ ----------------

NET INCREASE (DECREASE) IN NET ASSETS                                       438,152          27,835,307       26,966,808

NET ASSETS BEGINNING OF PERIOD                                                    -           1,209,672        1,847,588
                                                              ----------------------  ------------------ ----------------

NET ASSETS END OF PERIOD                                                  $ 438,152        $ 29,044,979     $ 28,814,396
------------------------------------------------------------  ======================  ================== ================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                            -             108,342          161,699

      Units Issued                                                           65,764           3,903,188        4,478,985
      Units Redeemed                                                         (9,299)         (1,094,940)      (1,549,812)
                                                              ----------------------  ------------------ ----------------

Units Outstanding at December 31, 2002                                       56,465           2,916,590        3,090,872
                                                              ======================  ================== ================

(a)  Inception date September 30, 2002.


                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2002



                                                                        JNL/                    JNL/
                                                                   Mellon Capital          Mellon Capital
                                                                     Management              Management        JNL/Oppenheimer
                                                                     Bond Index            International        Global Growth
                                                                   Portfolio (a)        Index Portfolio (a)       Portfolio
                                                              ------------------------- ---------------------  -----------------
OPERATIONS
   Net investment loss                                                       $ 335,061             $ 147,925         $ (237,095)
   Net realized loss on investments                                             78,192               (67,550)          (411,029)
   Net change in unrealized appreciation
      (depreciation) on investments                                              4,489              (690,166)        (4,095,221)
                                                              ------------------------- ---------------------  -----------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                             417,742              (609,791)        (4,743,345)
                                                              ------------------------- ---------------------  -----------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                          11,147,916             7,745,437         10,890,114
   Value of units redeemed                                                    (138,026)              (57,546)          (956,282)
   Transfers between portfolios                                              1,021,315             1,505,656         10,575,312
   Policyholder charges                                                         (3,192)               (1,764)           (30,579)
                                                              ------------------------- ---------------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                                    12,028,013             9,191,783         20,478,565
                                                              ------------------------- ---------------------  -----------------

NET INCREASE (DECREASE) IN NET ASSETS                                       12,445,755             8,581,992         15,735,220

NET ASSETS BEGINNING OF PERIOD                                                       -                     -          8,174,568
                                                              ------------------------- ---------------------  -----------------

NET ASSETS END OF PERIOD                                                  $ 12,445,755           $ 8,581,992       $ 23,909,788
------------------------------------------------------------  ========================= =====================  =================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                               -                     -            888,362

      Units Issued                                                           1,460,121             1,141,783          3,363,237
      Units Redeemed                                                          (291,713)             (139,737)          (853,369)
                                                              ------------------------- ---------------------  -----------------

Units Outstanding at December 31, 2002                                       1,168,408             1,002,046          3,398,230
                                                              ========================= =====================  =================



                                                                                                      JNL/                JNL/
                                                                                     JNL/PIMCO     PPM America         PPM America
                                                               JNL/Oppenheimer     Total Return     Balanced           High Yield
                                                              Growth Portfolio    Bond Portfolio    Portfolio        Bond Portfolio
                                                              -----------------  ---------------- --------------  ------------------
OPERATIONS
   Net investment loss                                               $ (83,040)       $ (758,975)   $ 3,150,171         $ 7,638,769
   Net realized loss on investments                                   (689,867)          176,989      6,586,697          (2,862,774)
   Net change in unrealized appreciation
      (depreciation) on investments                                 (1,134,489)        4,928,668    (18,444,991)         (4,321,900)
                                                              -----------------  ---------------- --------------  ------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                  (1,907,396)        4,346,682     (8,708,123)            454,095
                                                              -----------------  ---------------- --------------  ------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                   2,965,496        42,599,724     22,602,019          11,387,377
   Value of units redeemed                                            (370,091)       (4,580,616)   (22,112,096)        (13,340,833)
   Transfers between portfolios                                      2,036,721        59,385,728     10,369,666          (5,714,929)
   Policyholder charges                                                 (9,161)         (106,666)      (611,886)           (330,198)
                                                              -----------------  ---------------- --------------  ------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                             4,622,965        97,298,170     10,247,703          (7,998,583)
                                                              -----------------  ---------------- --------------  ------------------

NET INCREASE (DECREASE) IN NET ASSETS                                2,715,569       101,644,852      1,539,580          (7,544,488)

NET ASSETS BEGINNING OF PERIOD                                       3,840,944         8,396,260    196,863,070         124,814,710
                                                              -----------------  ---------------- --------------  ------------------

NET ASSETS END OF PERIOD                                           $ 6,556,513     $ 110,041,112  $ 198,402,650       $ 117,270,222
------------------------------------------------------------  =================  ================ ==============  ==================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                 410,888           852,097     12,006,624           9,894,551

      Units Issued                                                   1,354,849        10,442,382      4,111,720           3,007,767
      Units Redeemed                                                  (813,114)       (1,704,101)    (3,670,208)         (3,692,431)
                                                              -----------------  ---------------- --------------  ------------------

Units Outstanding at December 31, 2002                                 952,623         9,590,378     12,448,136           9,209,887
                                                              =================  ================ ==============  ==================



                                                                    JNL/PPM             JNL/PPM
                                                                 America Money       America Value          JNL/Putnam
                                                               Market Portfolio      Portfolio (b)       Equity Portfolio
                                                              -------------------- -------------------  --------------------
OPERATIONS
   Net investment loss                                                 $ (470,967)             $ (938)         $ (2,592,186)
   Net realized loss on investments                                       541,149                (273)          (33,712,540)
   Net change in unrealized appreciation
      (depreciation) on investments                                      (541,149)              1,595           (21,605,921)
                                                              -------------------- -------------------  --------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                       (470,967)                384           (57,910,647)
                                                              -------------------- -------------------  --------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                     63,629,526             175,531             3,635,186
   Value of units redeemed                                            (35,111,788)             (4,870)          (18,499,916)
   Transfers between portfolios                                       (43,648,779)            355,369           (33,106,895)
   Policyholder charges                                                (1,339,569)                (96)             (678,381)
                                                              -------------------- -------------------  --------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                              (16,470,610)            525,934           (48,650,006)
                                                              -------------------- -------------------  --------------------

NET INCREASE (DECREASE) IN NET ASSETS                                 (16,941,577)            526,318          (106,560,653)

NET ASSETS BEGINNING OF PERIOD                                        142,100,427                   -           246,485,715
                                                              -------------------- -------------------  --------------------

NET ASSETS END OF PERIOD                                            $ 125,158,850           $ 526,318         $ 139,925,062
------------------------------------------------------------  ==================== ===================  ====================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                 11,642,090                   -            15,272,674

      Units Issued                                                     22,280,580              53,409             1,325,435
      Units Redeemed                                                  (23,626,357)             (5,264)           (5,031,901)
                                                              -------------------- -------------------  --------------------

Units Outstanding at December 31, 2002                                 10,296,313              48,145            11,566,208
                                                              ==================== ===================  ====================


(a)  Inception date January 15, 2002.
(b)  Inception date September 30, 2002.

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2002



                                                                   JNL/Putnam           JNL/Putnam          JNL/Putnam
                                                                 International            Midcap           Value Equity
                                                                Equity Portfolio     Growth Portfolio        Portfolio
                                                              ---------------------  ------------------  ------------------
OPERATIONS
   Net investment loss                                                  $ (368,301)         $ (223,650)         $ (990,851)
   Net realized loss on investments                                    (10,807,928)         (2,912,298)        (10,882,307)
   Net change in unrealized appreciation
      (depreciation) on investments                                     (7,027,327)         (2,886,587)        (46,989,970)
                                                              ---------------------  ------------------  ------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                     (18,203,556)         (6,022,535)        (58,863,128)
                                                              ---------------------  ------------------  ------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                       7,414,595           2,897,680           9,050,352
   Value of units redeemed                                              (7,482,661)         (1,507,531)        (22,639,916)
   Transfers between portfolios                                         (2,552,741)           (296,757)        (24,643,748)
   Policyholder charges                                                   (203,243)            (56,688)           (723,583)
                                                              ---------------------  ------------------  ------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                                (2,824,050)          1,036,704         (38,956,895)
                                                              ---------------------  ------------------  ------------------

NET INCREASE (DECREASE) IN NET ASSETS                                  (21,027,606)         (4,985,831)        (97,820,023)

NET ASSETS BEGINNING OF PERIOD                                          87,535,285          18,374,608         286,114,227
                                                              ---------------------  ------------------  ------------------

NET ASSETS END OF PERIOD                                              $ 66,507,679        $ 13,388,777       $ 188,294,204
------------------------------------------------------------  =====================  ==================  ==================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                   7,491,852           2,595,175          17,424,974

      Units Issued                                                       4,403,985           1,529,287           2,321,918
      Units Redeemed                                                    (4,626,304)         (1,412,238)         (5,271,779)
                                                              ---------------------  ------------------  ------------------

Units Outstanding at December 31, 2002                                   7,269,533           2,712,224          14,475,113
                                                              =====================  ==================  ==================


                                                                   JNL/S&P             JNL/S&P           JNL/S&P         JNL/S&P
                                                                  Aggressive         Conservative     Core Index 50   Core Index 75
                                                              Growth Portfolio I  Growth Portfolio I  Portfolio (a)   Portfolio (a)
                                                              ------------------  ------------------  --------------  --------------
OPERATIONS
   Net investment loss                                               $ (283,652)          $ 946,727       $ (19,800)      $ (31,340)
   Net realized loss on investments                                  (8,646,154)         (6,063,437)       (129,318)        (53,448)
   Net change in unrealized appreciation
      (depreciation) on investments                                 (13,258,778)        (15,549,507)       (262,608)       (300,447)
                                                              ------------------  ------------------  --------------  --------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                  (22,188,584)        (20,666,217)       (411,726)       (385,235)
                                                              ------------------  ------------------  --------------  --------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                   22,348,577          57,031,096       2,599,602       4,231,659
   Value of units redeemed                                           (5,678,124)        (17,095,700)        (18,377)       (106,301)
   Transfers between portfolios                                      (4,997,022)         17,596,473        (201,816)        723,720
   Policyholder charges                                                (294,795)           (446,959)            (25)         (4,098)
                                                              ------------------  ------------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                             11,378,636          57,084,910       2,379,384       4,844,980
                                                              ------------------  ------------------  --------------  --------------

NET INCREASE (DECREASE) IN NET ASSETS                               (10,809,948)         36,418,693       1,967,658       4,459,745

NET ASSETS BEGINNING OF PERIOD                                      103,211,208         181,162,533               -               -
                                                              ------------------  ------------------  --------------  --------------

NET ASSETS END OF PERIOD                                           $ 92,401,260       $ 217,581,226     $ 1,967,658     $ 4,459,745
------------------------------------------------------------  ==================  ==================  ==============  ==============


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                9,114,048          16,280,656               -               -

      Units Issued                                                    3,726,337          10,293,785         393,435         644,396
      Units Redeemed                                                 (2,700,685)         (4,851,016)       (139,145)        (97,969)
                                                              ------------------  ------------------  --------------  --------------

Units Outstanding at December 31, 2002                               10,139,700          21,723,425         254,290         546,427
                                                              ==================  ==================  ==============  ==============


                                                                   JNL/S&P         JNL/S&P Equity
                                                                Core Index 100       Aggressive       JNL/S&P Equity
                                                                Portfolio (a)     Growth Portfolio I Growth Portfolio I
                                                              -------------------  ----------------  ------------------
OPERATIONS
   Net investment loss                                                 $ (97,064)       $ (459,399)       $ (1,537,279)
   Net realized loss on investments                                      (95,723)       (4,678,331)        (16,642,657)
   Net change in unrealized appreciation
      (depreciation) on investments                                     (694,696)       (4,700,202)        (16,295,002)
                                                              -------------------  ----------------  ------------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                      (887,483)       (9,837,932)        (34,474,938)
                                                              -------------------  ----------------  ------------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                    13,185,943         6,491,014          16,586,013
   Value of units redeemed                                              (132,019)       (2,139,348)         (8,709,603)
   Transfers between portfolios                                        2,009,270        (4,101,662)        (13,253,727)
   Policyholder charges                                                   (4,063)         (119,999)           (366,934)
                                                              -------------------  ----------------  ------------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                              15,059,131           130,005          (5,744,251)
                                                              -------------------  ----------------  ------------------

NET INCREASE (DECREASE) IN NET ASSETS                                 14,171,648        (9,707,927)        (40,219,189)

NET ASSETS BEGINNING OF PERIOD                                                 -        39,809,007         139,585,635
                                                              -------------------  ----------------  ------------------

NET ASSETS END OF PERIOD                                            $ 14,171,648      $ 30,101,080        $ 99,366,446
------------------------------------------------------------  ===================  ================  ==================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                         -         3,673,207          13,111,901

      Units Issued                                                     2,071,435         1,087,338           3,512,698
      Units Redeemed                                                    (416,905)       (1,086,662)         (4,265,745)
                                                              -------------------  ----------------  ------------------

Units Outstanding at December 31, 2002                                 1,654,530         3,673,883          12,358,854
                                                              ===================  ================  ==================

(a)  Inception date October 29, 2002.

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2002




                                                                    JNL/S&P              JNL/S&P          JNL/Salomon
                                                                   Moderate          Very Aggressive    Brothers Global
                                                              Growth Portfolio I   Growth Portfolio I    Bond Portfolio
                                                              -------------------- -------------------- -----------------
OPERATIONS
   Net investment loss                                                 $ (193,786)          $ (648,230)      $ 2,900,562
   Net realized loss on investments                                   (15,140,839)          (6,769,978)        1,350,096
   Net change in unrealized appreciation
      (depreciation) on investments                                   (31,774,467)          (6,615,574)         (147,423)
                                                              -------------------- -------------------- -----------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                    (47,109,092)         (14,033,782)        4,103,235
                                                              -------------------- -------------------- -----------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                     88,511,688            5,772,011         6,098,401
   Value of units redeemed                                            (22,568,167)          (3,151,400)       (6,402,024)
   Transfers between portfolios                                        10,817,491           (4,148,412)        2,968,256
   Policyholder charges                                                  (738,849)            (184,954)         (170,174)
                                                              -------------------- -------------------- -----------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                               76,022,163           (1,712,755)        2,494,459
                                                              -------------------- -------------------- -----------------

NET INCREASE (DECREASE) IN NET ASSETS                                  28,913,071          (15,746,537)        6,597,694

NET ASSETS BEGINNING OF PERIOD                                        287,776,258           56,799,613        58,712,417
                                                              -------------------- -------------------- -----------------

NET ASSETS END OF PERIOD                                            $ 316,689,329         $ 41,053,076      $ 65,310,111
------------------------------------------------------------  ==================== ==================== =================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                                 25,408,121            5,032,066         4,061,701

      Units Issued                                                     15,246,707            1,098,764         1,314,747
      Units Redeemed                                                   (8,183,674)          (1,326,570)       (1,150,421)
                                                              -------------------- -------------------- -----------------

Units Outstanding at December 31, 2002                                 32,471,154            4,804,260         4,226,027
                                                              ==================== ==================== =================



                                                                 JNL/Salomon
                                                                   Brothers
                                                               U.S. Government    JNL/T. Rowe      JNL/T. Rowe           JNL/
                                                                  & Quality     Price Established  Price Mid-Cap     T. Rowe Price
                                                                Bond Portfolio  Growth Portfolio  Growth Portfolio  Value Portfolio
                                                              ----------------- ----------------- ----------------  ----------------
OPERATIONS
   Net investment loss                                             $ 5,819,728      $ (3,473,537)    $ (3,420,148)     $ (1,216,660)
   Net realized loss on investments                                  6,997,463       (10,996,747)       1,994,292        (4,496,987)
   Net change in unrealized appreciation
      (depreciation) on investments                                  5,895,686       (65,234,434)     (66,313,469)      (13,703,669)
                                                              ----------------- ----------------- ----------------  ----------------
NET DECREASE IN NET ASSETS
   FROM OPERATIONS                                                  18,712,877       (79,704,718)     (67,739,325)      (19,417,316)
                                                              ----------------- ----------------- ----------------  ----------------

CONTRACT TRANSACTIONS(1)
   Proceeds from the sale of units                                  30,556,976        14,533,152       13,250,894        22,391,324
   Value of units redeemed                                         (22,284,153)      (26,248,468)     (24,329,558)       (6,457,235)
   Transfers between portfolios                                     58,026,540       (28,936,398)     (29,709,041)        6,398,341
   Policyholder charges                                               (608,316)         (859,095)        (757,660)         (207,616)
                                                              ----------------- ----------------- ----------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS FROM
   CONTRACT TRANSACTIONS                                            65,691,047       (41,510,809)     (41,545,365)       22,124,814
                                                              ----------------- ----------------- ----------------  ----------------

NET INCREASE (DECREASE) IN NET ASSETS                               84,403,924      (121,215,527)    (109,284,690)        2,707,498

NET ASSETS BEGINNING OF PERIOD                                     169,920,213       335,280,851      306,109,172        82,423,521
                                                              ----------------- ----------------- ----------------  ----------------

NET ASSETS END OF PERIOD                                         $ 254,324,137     $ 214,065,324    $ 196,824,482      $ 85,131,019
------------------------------------------------------------  ================= ================= ================  ================


(1) CONTRACT UNIT TRANSACTIONS
Units Outstanding at December 31, 2001                              12,725,492        15,958,653       13,895,878         7,358,673

      Units Issued                                                   9,678,893         3,069,787        2,849,976         5,528,523
      Units Redeemed                                                (5,117,576)       (5,609,789)      (5,215,108)       (3,587,505)
                                                              ----------------- ----------------- ----------------  ----------------

Units Outstanding at December 31, 2002                              17,286,809        13,418,651       11,530,746         9,299,691
                                                              ================= ================= ================  ================

                     See notes to the financial statements.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION

Jackson National Life Insurance Company ("Jackson National") established Jackson National Separate Account - I (the "Separate Account") on June 14, 1993. The Separate Account commenced operations on October 16, 1995, and is registered under the Investment Company Act of 1940 as a unit investment trust.

The Separate Account assets legally belong to Jackson National and the obligations under the contracts are the obligation of Jackson National. However, the contract assets in the Separate Account are not chargeable with liabilities arising out of any other business Jackson National may conduct.

The Separate Account receives and invests net premiums for individual flexible premium variable annuity contracts issued by Jackson National. The contracts can be purchased on a non-tax qualified basis or in connection with certain plans qualifying for favorable federal income tax treatment. The Separate Account currently contains fifty-seven (57) Portfolios, each of which invests in the following mutual funds:

--------------------------------------------------------------------------------------------------------------------
                                JNL SERIES TRUST
JNL/AIM Large Cap Growth Fund                            JNL/PPM America Balanced Fund
JNL/AIM Small Cap Growth Fund                            JNL/PPM America High Yield Bond Fund
JNL/AIM Premier Equity II Fund                           JNL/PPM America Money Market Fund
JNL/Alger Growth Fund                                    JNL/PPM America Value Fund
JNL/Alliance Capital Growth Fund                         JNL/Putnam Equity Fund
JNL/Curian Enhanced S&P 500 Stock Index Fund             JNL/Putnam International Equity Fund
JNL/Curian S&P 400 MidCap Index Fund                     JNL/Putnam Midcap Growth Fund
JNL/Curian S&P 500 Index Fund                            JNL/Putnam Value Equity Fund
JNL/Curian Small Cap Index Fund                          JNL/S&P Aggressive Growth Fund I
JNL/Eagle Core Equity Fund                               JNL/S&P Conservative Growth Fund I
JNL/Eagle SmallCap Equity Fund                           JNL/S&P Core Index 50 Fund
JNL/Janus Aggressive Growth Fund                         JNL/S&P Core Index 75 Fund
JNL/Janus Balanced Fund                                  JNL/S&P Core Index 100 Fund
JNL/Janus Capital Growth Fund                            JNL/S&P Equity Aggressive Fund I
JNL/Janus Global Equities Fund                           JNL/S&P Equity Growth Fund I
JNL/JPMorgan International Value Fund                    JNL/S&P Moderate Growth Fund I
JNL/Lazard Mid Cap Value Fund                            JNL/S&P Very Aggressive Growth Fund I
JNL/Lazard Small Cap Value Fund                          JNL/Salomon Brothers Global Bond Fund
JNL/Mellon Capital Management Bond Index Fund            JNL/Salomon Brothers U.S. Government & Quality Bond Fund
JNL/Mellon Capital Management International Index Fund   JNL/T. Rowe Price Established Growth Fund
JNL/Oppenheimer Global Growth Fund                       JNL/T. Rowe Price Mid-Cap Growth Fund
JNL/Oppenheimer Growth Fund                              JNL/T. Rowe Price Value Fund
JNL/PIMCO Total Return Bond Fund



--------------------------------------------------------
                 JNL VARIABLE FUND LLC
JNL/Curian 25 Fund
JNL/Curian Communications Sector Fund
JNL/Curian Consumer Brands Sector Fund
JNL/Curian Energy Sector Fund
JNL/Curian Financial Sector Fund
JNL/Curian Global 15 Fund
JNL/Curian Pharmaceutical/Healthcare Sector Fund
JNL/Curian Small-Cap Fund
JNL/Curian Technology Sector Fund
JNL/Curian The Dow SM 5 Fund
JNL/Curian The Dow SM 10 Fund
JNL/Curian The S&P(R)10 Fund




Jackson National Asset Management, LLC, a wholly-owned subsidiary of Jackson National, serves as investment adviser for all the funds and receives a fee for its services from each of the funds.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed by the Separate Account in the preparation of its financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS

     The Separate Account's investments in the corresponding series of mutual funds ("Funds") are stated at the net asset values of the respective Funds. The average cost method is used in determining the cost of the shares sold on withdrawals by the Separate Account. Investments in the Funds are recorded on trade date. Realized gain distributions are reinvested in the respective Funds. Dividend distributions received from the Funds are reinvested in additional shares of the Funds and are recorded as income to the Separate Account on the ex-dividend date.

FEDERAL INCOME TAXES

     The operations of the Separate Account are included in the federal income tax return of Jackson National, which is taxed as a "life insurance company" under the provisions of the Internal Revenue Code. Under current law, no federal income taxes are payable with respect to the Separate Account. Therefore, no federal income tax has been provided.

NOTE 3 - POLICY CHARGES

Charges are deducted from the Separate Account to compensate Jackson National for providing the insurance benefits set forth in the contracts, administering the contracts, distributing the contracts, and assuming certain risks in connection with the contracts.

CONTRACT CHARGES

     CONTRACT MAINTENANCE CHARGE

     An annual contract maintenance charge of $35 is charged against each contract to reimburse Jackson National for expenses incurred in establishing and maintaining records relating to the contract. The contract maintenance charge is assessed on each anniversary of the contract date that occurs prior to the annuity date. The charge is deducted by redeeming units. For the years ended December 31, 2003 and 2002, contract maintenance charges were assessed in the amount of $2,412,182 and $2,374,563, respectively.

     TRANSFER FEE CHARGE

     A transfer fee of $25 will apply to transfers made by contract holders between the portfolios in excess of 15 transfers in a contract year. Jackson National may waive the transfer fee in connection with pre-authorized automatic transfer programs, or in those states where a lesser fee is required. This fee will be deducted from contract values remaining in the portfolio(s) from which the transfers were made. If such remaining contract value is insufficient to pay the transfer fee, then the fee will be deducted from transferred contract values. For the years ended December 31, 2003 and 2002, transfer fee charges were assessed in the amount of $31,773 and $56,842, respectively.

     SURRENDER OR CONTINGENT DEFERRED SALES CHARGE

     During the first three to seven contract years, certain contracts include a provision for a charge upon the surrender or partial surrender of the contract. The amount assessed under the contract terms, if any, depends upon the cost associated with distributing the particular contracts. The amount, if any, is determined based on a number of factors, including the amount withdrawn, the contract year of surrender, or the number and amount of withdrawals in a calendar year. The surrender charges are assessed by Jackson National and withheld from the proceeds of the withdrawals. For the years ended December 31, 2003 and 2002, surrender charges were assessed in the amount of $8,594,778 and $11,053,620, respectively.

ASSET-BASED CHARGES

     INSURANCE CHARGES

     Jackson National deducts a daily charge for administrative expenses from the net assets of the Separate Account equivalent to an annual rate of 0.15%. The administration charge is designed to reimburse Jackson National for expenses incurred in administrating the Separate Account and its contracts.

     Jackson National deducts a daily charge from the net assets of the Separate Account equivalent to an annual rate of 1.00% to 1.50% for the assumption of mortality and expense risks. The mortality risk assumed by Jackson National is that the insured may receive benefits greater than those anticipated by Jackson National. The expense risk assumed by Jackson National is that the actual cost of administering the contracts of the Separate Account may exceed the amount received from the Administration Charge and the Contract Maintenance Charge.

OPTIONAL BENEFIT CHARGES

     MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT CHARGE. If you select this benefit option, Jackson National makes an additional deduction at an annual rate of 0.22% of the average daily net asset value of your allocation. The Maximum Anniversary Value Death Benefit is an optional benefit that may increase the amount of the death benefit paid to the greatest contract value at any contract anniversary prior to the owner's 81st birthday. The mortality and expense risk charge is 0.12% lower than in the base contract to reflect the replacement of the standard death benefit with the Maximum Anniversary Value Death Benefit.

     EARNINGS PROTECTION BENEFIT CHARGE. If you select this benefit option, Jackson National will make an additional deduction that equals 0.30% on an annual basis of the average daily net asset value of your allocations to the portfolios.

     CONTRACT ENHANCEMENT CHARGE. If you select one of the contract enhancement benefits, then for a period of three to seven contract years, Jackson National will make an additional deduction based upon the average daily net asset value of your allocations to the portfolios. The amounts of these charges depend upon which of the contract enhancements you select and range from 0.395% to 0.65%.

     CONTRACT ENHANCEMENT RECAPTURE CHARGE. If you select a contract enhancement benefit and then make a partial or total withdrawal during the first three to seven contract years, Jackson National will assess a recapture charge that reimburses Jackson National for all or part of the contract enhancements that Jackson National credited to the account based on the first year payments.

     GUARANTEED MINIMUM INCOME BENEFIT CHARGE. If you select this benefit, on a calendar quarter basis, Jackson National will deduct 0.10% of the Guaranteed Minimum Income Benefit (GMIB) Benefit Base.

     GUARANTEED MINIMUM WITHDRAWAL BENEFIT CHARGE. If you select this benefit, Jackson National will make an additional deduction of 0.35% on an annual basis of the average daily net asset value of your allocations to the portfolios. This charge will increase to 0.55% upon the first election of a "step-up". Jackson National reserves the right to prospectively increase the charge on new issues or upon any election of any "step-up" subject to a maximum charge of 0.70%.

     OPTIONAL DEATH BENEFIT CHARGES. If you select one of the eight optional death benefits available under your Contract, Jackson National will make an additional deduction of 0.15% to 0.55% on an annual basis of the average daily net asset value of your allocations to the portfolios, based on the optional death benefit selected.

     WITHDRAWAL CHARGE PERIOD. If you select the optional three or five-year withdrawal charge period feature (on the Perspective II base contract), Jackson National will deduct 0.45% or 0.30%, respectively, on an annual basis of the average daily net asset value of your allocations to the portfolios.

     20% ADDITIONAL FREE WITHDRAWAL CHARGE. If you select the optional feature that permits you to withdraw up to 20% of premiums that are still subject to a withdrawal charge minus earnings during a Contract year without withdrawal charge, Jackson National will deduct 0.30% on an annual basis of the average daily net assets value of your allocations to the portfolios.

PREMIUM TAXES

     Some states and other governmental entities charge premium taxes or other similar taxes. Jackson National is responsible for the payment of these taxes and may make a deduction from the value of the contract for them. Premium taxes generally range from 0% to 3.5% depending on the state.

NOTE 4 - PURCHASES AND SALES OF INVESTMENTS

     For the year ended December 31, 2003, purchases and proceeds from sales of investments are as follows:

------------------------------------------------------------------------------------------
                                JNL SERIES TRUST
                                                                             PROCEEDS
                                                              PURCHASES     FROM SALES
JNL/AIM Large Cap Growth Fund                                 $33,574,675    $10,803,312
JNL/AIM Small Cap Growth Fund                                  30,302,173      9,075,158
JNL/AIM Premier Equity II Fund                                  5,490,133      2,158,060
JNL/Alger Growth Fund                                          46,230,992     46,975,450
JNL/Alliance Capital Growth Fund                               27,260,494     17,531,496
JNL/Curian Enhanced S&P 500 Stock Index Fund                   36,579,572     12,580,611
JNL/Curian S&P 400 MidCap Index Fund                           60,062,274      7,221,404
JNL/Curian S&P 500 Index Fund                                 112,437,898     20,372,678
JNL/Curian Small Cap Index Fund                                58,860,022     10,159,802
JNL/Eagle Core Equity Fund                                     27,321,156     16,711,399
JNL/Eagle SmallCap Equity Fund                                 30,235,908     33,144,837
JNL/Janus Aggressive Growth Fund                               47,699,187     69,747,235
JNL/Janus Balanced Fund                                        38,644,704     19,118,917



---------------------------------------------------------------------------------------

                                                                           PROCEEDS
                                                           PURCHASES      FROM SALES
JNL/PPM America Balanced Fund                               $87,086,896    $50,820,791
JNL/PPM America High Yield Bond Fund                        114,012,927     56,705,525
JNL/PPM America Money Market Fund                           179,816,638    206,050,573
JNL/PPM America Value Fund                                   23,553,779      3,696,548
JNL/Putnam Equity Fund                                       22,593,764     45,885,227
JNL/Putnam International Equity Fund                         25,287,386     27,275,925
JNL/Putnam Midcap Growth Fund                                12,627,201      8,748,952
JNL/Putnam Value Equity Fund                                 35,196,535     55,519,318
JNL/S&P Aggressive Growth Fund I                             56,018,715     20,939,238
JNL/S&P Conservative Growth Fund I                          182,508,223     58,453,747
JNL/S&P Core Index 50 Fund                                    4,885,494        756,058
JNL/S&P Core Index 75 Fund                                    6,022,177      2,120,082
JNL/S&P Core Index 100 Fund                                  21,591,809      4,936,180


NOTE 4 - PURCHASES AND SALES OF INVESTMENTS (CONTINUED)

------------------------------------------------------------------------------------------

                                                                             PROCEEDS
                                                              PURCHASES     FROM SALES
JNL/Janus Capital Growth Fund                                 $52,288,652    $71,587,899
JNL/Janus Global Equities Fund                                  5,785,938     51,677,335
JNL/JPMorgan International Value Fund                          28,404,445      6,766,125
JNL/Lazard Mid Cap Value Fund                                  40,870,375     15,219,072
JNL/Lazard Small Cap Value Fund                                50,861,199     17,353,744
JNL/Mellon Capital Management Bond Index Fund                  41,143,191      7,201,298
JNL/Mellon Capital Management International Index Fund         44,321,829      4,375,750
JNL/Oppenheimer Global Growth Fund                             38,488,620     19,234,346
JNL/Oppenheimer Growth Fund                                    13,001,377      4,888,337
JNL/PIMCO Total Return Bond Fund                              159,114,614     83,394,958


---------------------------------------------------------------------------------------

                                                                           PROCEEDS
                                                           PURCHASES      FROM SALES
JNL/S&P Equity Aggressive Growth Fund I                     $16,168,204    $ 7,169,635
JNL/S&P Equity Growth Fund I                                 45,372,448     23,365,923
JNL/S&P Moderate Growth Fund I                              269,913,193     84,963,927
JNL/S&P Very Aggressive Growth Fund I                        15,168,568     10,378,961
JNL/Salomon Brothers Global Bond Fund                        65,024,045     33,387,249
JNL/Salomon Brothers US Government & Quality Bond Fund       90,093,540    148,377,061
JNL/T. Rowe Price Established Growth Fund                    85,200,682     68,180,225
JNL/T. Rowe Price Mid-Cap Growth Fund                        97,820,250     70,956,764
JNL/T. Rowe Price Value Fund                                 80,482,848     37,341,284




------------------------------------------------------------------------------------------
                              JNL VARIABLE FUND LLC

                                                                             PROCEEDS
                                                              PURCHASES     FROM SALES
JNL/Curian 25 Fund                                           $110,758,692   $ 16,217,127
JNL/Curian Communications Sector Fund                           1,351,409      1,221,105
JNL/Curian Consumer Brands Sector Fund                          1,844,897      2,397,079
JNL/Curian Energy Sector Fund                                   1,690,906      2,132,725
JNL/Curian Financial Sector Fund                                3,128,446      3,820,383
JNL/Curian Global 15 Fund                                      99,609,702     12,853,433




---------------------------------------------------------------------------------------


                                                                           PROCEEDS
                                                           PURCHASES      FROM SALES
JNL/Curian Pharmaceutical/Healthcare Sector Fund            $ 4,446,456    $ 4,161,171
JNL/Curian Small-Cap Fund                                   112,336,160     16,664,661
JNL/Curian Technology Sector Fund                             3,206,578      3,842,116
JNL/Curian The Dow SM 5 Fund                                    808,614      2,203,825
JNL/Curian The Dow SM 10 Fund                               139,672,076     31,300,554
JNL/Curian The S&P(R)10 Fund                                109,565,510     14,617,319

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:



                         JNL/                JNL/                JNL/                                   JNL/
                     AIM Large Cap       AIM Premier        AIM Small Cap         JNL/Alger       Alliance Capital
                   Growth Portfolio    Equity II Portfolio Growth Portfolio   Growth Portfolio    Growth Portfolio
                   ------------------  -----------------   -----------------  ------------------ -------------------
                   ------------------  -----------------   -----------------  ------------------ -------------------
 M&E CLASS

     1.000                       $ -                $ -                 $ -                 $ -                 $ -
     1.150                    24,435              8,923              24,306              33,939              29,042
     1.250                         -                  -               1,624               1,727                   -
     1.300                    24,520             10,028              24,169              16,763              13,843
     1.400                    11,136              4,611              13,122              14,521              13,348
     1.450                     5,540              1,475               6,052               4,692               2,494
     1.500                     8,932                645               8,156               8,198               3,753
     1.545                     4,530              1,678               3,252               3,780               9,182
     1.550                        18                  -                  69                   9                   -
     1.560                         -                  -                   -                   -                   -
     1.570                       695                 43               1,930                 699               1,898
     1.575                         -                  -                   -                   -                   -
     1.600                     4,306              2,097               8,536               3,005              22,277
     1.650                     5,454                919               4,373               5,126               1,999
     1.695                     1,432                327               1,604               1,535               3,451
     1.700                     3,885                824               1,772               3,995               1,611
     1.710                    29,792              7,307              25,660              26,425              20,947
     1.720                       762                  -                 531               2,123                  52
     1.725                         -                  -                   -                   -                   -
     1.745                         -                  -                   -                   -                   -
     1.750                     2,086                410               1,459               1,244                 993
     1.795                     1,302                 43               2,009               2,493               1,587
     1.800                     6,079              2,976               2,392               2,359               2,495
     1.810                         -                  -                   -                   -                   -
     1.820                       193                 37                 885               1,996                   -
     1.825                         -                  -                   -                   -                   -
     1.845                     1,589              1,618               3,829               2,397                 282
     1.850                         -                  -                  20                  32                   -
     1.860                    18,171              3,053              18,617              14,461              29,399
     1.870                       117                  -                   -                   -                   -
     1.895                     2,737                120               2,223               3,793                 203
     1.900                     1,477              1,805               1,105               1,091               1,176
     1.920                        82                  -                   2                  24                  59
     1.945                         -                  -                   -                   -                   -
     1.950                       622                603               1,007               1,322               2,459
     1.960                    10,620              3,100              17,677              19,964              11,802
     1.970                         -                  -                   -                   -                   -
     1.995                       622                622                 645                 708                 450
     2.000                     1,088                 14               4,238               1,722               7,119
     2.010                       810                 99                 317               1,998                 114
     2.020                        50                  -                   -                   -                   -






                                                                                             JNL/Curian
                  JNL/Curian       JNL/Curian          JNL/Curian         JNL/Curian          Enhanced
                      25         Communications     Consumer Brands         Energy          S&P 500 Stock
                   Portfolio    Sector Portfolio    Sector Portfolio   Sector Portfolio    Index Portfolio
                 ------------  ------------------  ----------------- ------------------- ------------------
                 ------------  ------------------  ----------------- ------------------- ------------------
 M&E CLASS

     1.000           $ 2,854             $ -                $ -                 $ -              $ 324
     1.150           181,981               -                 10                   -             24,382
     1.250               184               -                  -                   -                  -
     1.300            68,921               -                  -                   -             15,492
     1.400            35,637               2                  -                   5             14,683
     1.450            17,716               -                  -                   -              3,950
     1.500            51,763               -                  -                   -              3,608
     1.545            26,550               -                  -                   1              3,568
     1.550               247               -                  4                   -                 65
     1.560               879               -                  -                   -                  -
     1.570             6,781               -                  -                   -                374
     1.575                 -               -                  -                   -                  -
     1.600            11,947               -                  -                   -              4,014
     1.650            53,271               -                  -                   -              6,906
     1.695            11,102               -                  -                   -              6,620
     1.700            10,987              17                 17                  17              4,196
     1.710           158,799               -                  -                   -             67,294
     1.720             3,352               -                  -                   -              2,835
     1.725                 -               -                  -                   -                  -
     1.745                 -               -                  -                   -                 87
     1.750            11,888               -                 11                   -              2,380
     1.795             4,488               -                  -                   -              1,457
     1.800            20,762               -                  -                   -              2,119
     1.810               147               -                  -                   -                  -
     1.820               504               -                  -                   -                639
     1.825                 -               -                  -                   -                  -
     1.845             9,193               -                  -                   -              1,030
     1.850               289               -                  -                   -                 32
     1.860            80,320               -                  2                   3             16,354
     1.870                 -               -                  -                   -                  -
     1.895            11,035               -                  -                   -              1,004
     1.900            25,026               -                  -                   -              2,666
     1.920               678               -                  -                   -                 69
     1.945                12               -                  -                   -                  -
     1.950             3,534               -                  -                   -                958
     1.960            42,218               -                  -                   -              6,576
     1.970                 -               -                  -                   -                  -
     1.995             3,658               -                  -                   1                298
     2.000             6,098               -                  -                   -                630
     2.010             2,962               -                  -                   -              1,840
     2.020                51               -                  -                   -                126



                     JNL/Curian        JNL/Curian
                      Financial           Global
                   Sector Portfolio   15 Portfolio
                 -----------------  ----------------
                 -----------------  ----------------
 M&E CLASS

     1.000                $ -           $ 2,214
     1.150                  -           169,419
     1.250                  -             3,813
     1.300                  -            62,762
     1.400                  2            31,429
     1.450                  -            15,463
     1.500                  3            42,577
     1.545                  -            13,595
     1.550                  4               222
     1.560                  -               832
     1.570                  -             6,347
     1.575                  -                 -
     1.600                  -            10,535
     1.650                  -            48,295
     1.695                  -             9,761
     1.700                 17             8,671
     1.710                  4           133,010
     1.720                  -             2,619
     1.725                  -                 -
     1.745                  -                 -
     1.750                  -             8,897
     1.795                  2             4,222
     1.800                  -            17,391
     1.810                  -               143
     1.820                  -               174
     1.825                  -                 -
     1.845                  -             8,661
     1.850                  -               278
     1.860                  2            71,857
     1.870                  -                 -
     1.895                  8             6,508
     1.900                  -            21,251
     1.920                  -               564
     1.945                  -                11
     1.950                  -             1,974
     1.960                  -            41,613
     1.970                  -                 -
     1.995                  -             1,225
     2.000                 70             5,978
     2.010                  -             3,062
     2.020                  -                 -


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:



                       JNL/                JNL/                JNL/                                   JNL/            JNL/Curian
                   AIM Large Cap       AIM Premier        AIM Small Cap         JNL/Alger       Alliance Capital          25
                 Growth Portfolio    Equity II Portfolio Growth Portfolio   Growth Portfolio    Growth Portfolio       Portfolio
                 ------------------  -----------------   -----------------  ------------------ -------------------  ----------------
                 ------------------  -----------------   -----------------  ------------------ -------------------  ----------------
    M&E Class

     2.045                     637                397                 692                 160                 497             4,196
     2.050                     619                 56                 620                 161                  82             2,531
     2.060                   3,264                193               6,562               2,711                 258            28,198
     2.070                       -                 87                  48                   -                   -                69
     2.095                     904              1,171               1,904               1,395               1,422             1,359
     2.100                       1                  -                   2                  15                 130               186
     2.110                      41                  -                  17                 146                 160                85
     2.120                      38                  -                   -                 120                  33                 -
     2.145                   1,200                 82                 605                 778                 854             3,453
     2.150                       -                  -                 789                  51                   -             1,263
     2.160                     808                336                 541               1,298                 720             5,203
     2.170                       -                  -                   -                   -                   -               168
     2.195                      30                 57                   -                  21                   7             1,347
     2.200                      80                  5                  26                   6                   -             1,068
     2.210                     812                 29                 158                 928                 530             7,911
     2.220                       -                  -                   -                   -                   -               196
     2.245                      33                  -                  15                   -                   -                 -
     2.250                     190                  -                  38                 122                   -             4,234
     2.260                   1,882                845               1,305               1,948                 736            10,377
     2.270                       1                  -                   -                   -                   -                 -
     2.295                      20                  -                 318                   -                 553               332
     2.300                   1,156              1,690               2,317               1,025               1,457            17,005
     2.310                     609                 54               1,070                 452                  15             4,132
     2.320                       -                  -                   -                   -                   -                18
     2.345                     294                  -                   -                   -                  14               743
     2.350                       -                  7                  70                   4                 848               318
     2.360                      51                  -                  64                  43                   8               452
     2.370                      15                  -                   5                   -                   -                 -
     2.395                      69              1,480               2,111               1,255                 620               964
     2.400                       -                  -                   -                   -                   -                30
     2.410                       -                  -                   -                   -                   -                68
     2.445                     323                  -                 104                 103                 101               934
     2.450                   1,403                 47                 758                 587                 289            17,856
     2.460                      21                  -                   2                   2                   -               383
     2.470                       -                  -                   1                   -                   -                 2
     2.495                     289                  -                   -                   -                   -               298
     2.500                      25                  -                  49                   -                  51               120
     2.510                     451                  -                  32                 861                  66               439
     2.545                      16                  -                   8                   -                   -                10
     2.550                   1,287                368                 517               1,030                 135             4,956
     2.560                       5                  4                   -                   -                  20               592



                                                                               JNL/Curian
                    JNL/Curian          JNL/Curian         JNL/Curian           Enhanced          JNL/Curian       JNL/Curian
                  Communications     Consumer Brands         Energy           S&P 500 Stock       Financial           Global
                 Sector Portfolio    Sector Portfolio   Sector Portfolio     Index Portfolio   Sector Portfolio   15 Portfolio
               --------------------- -----------------  ------------------  ------------------ ----------------- ----------------
               --------------------- -----------------  ------------------  ------------------ ----------------- ----------------
    M&E CLASS

     2.045                   -                 -                   -                 605                 -            3,781
     2.050                   -                 -                   -                 157                 -            1,856
     2.060                   -                 -                   -               3,487                 5           22,023
     2.070                   -                 -                   -                  44                 -               68
     2.095                   -                 -                   -                 561                 -            1,241
     2.100                   -                 -                   -                 210                 -               14
     2.110                   -                 -                   -                  14                 -               82
     2.120                   -                 -                   -                  17                 -                3
     2.145                   -                 -                   -                 376                 -            2,705
     2.150                   -                 -                   -                   -                 -              812
     2.160                   -                 -                   -                 555                 -            4,275
     2.170                   -                 -                   -                  18                 -              156
     2.195                   -                 -                   -                 459                 -              831
     2.200                   -                 -                   -                  46                 -              996
     2.210                   -                 -                   4                 344                 -            6,496
     2.220                   -                 -                   -                   -                 -              202
     2.245                   -                 -                   -                   -                 -               12
     2.250                   -                 -                   -                 118                 -            4,076
     2.260                   -                 -                   -               3,594                 -            7,161
     2.270                   -                 -                   -                   -                 -                -
     2.295                   -                 -                   -                   -                 -              317
     2.300                   -                 -                   -               3,674                 -           15,101
     2.310                   -                 3                   -                 804                 -            4,768
     2.320                   -                 -                   -                   -                 -                -
     2.345                   -                 -                   -                  22                 -              788
     2.350                   -                 -                   -                  22                 -              147
     2.360                   -                 -                   -                   -                 -              454
     2.370                   -                 -                   -                   -                 -                -
     2.395                   -                 -                   -                 196                 -              843
     2.400                   -                 -                   -                   -                 -               29
     2.410                   -                 -                   -                   -                 -               64
     2.445                   -                 -                   -                   -                 -            1,289
     2.450                   -                 -                   -               1,642                 -           17,752
     2.460                   -                 -                   -                   2                 -              341
     2.470                   -                 -                   -                   -                 -                4
     2.495                   -                 -                   -                   -                 -                -
     2.500                   -                 -                   -                  39                 -              125
     2.510                  13                13                   -                  26                12               17
     2.545                   -                 -                   -                   -                 -               10
     2.550                   -                 -                   -                 100                 -            4,741
     2.560                   -                 -                   -                  21                 -              502

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:



                         JNL/                JNL/                JNL/                                   JNL/            JNL/Curian
                     AIM Large Cap        AIM Premier       AIM Small Cap         JNL/Alger       Alliance Capital          25
                   Growth Portfolio    Equity II Portfolio Growth Portfolio   Growth Portfolio    Growth Portfolio       Portfolio
                   ------------------  ------------------  -----------------  ------------------ -------------------  -------------
                   ------------------  ------------------  -----------------  ------------------ -------------------  -------------
    M&E CLASS

     2.595                         -                   -                  -                   -                   -              -
     2.600                         -                   -                  -                   -                   -              -
     2.610                     1,833                 912                401                 660                  40          1,862
     2.645                         -                   -                  -                   -                   -            273
     2.650                       441                 292              1,857                 401                 551          2,410
     2.660                         -                   -                  -                   -                   -              -
     2.695                         -                   -                  -                   -                   -              -
     2.710                         -                   -                  -                   -                   -             49
     2.745                       241                   -                102                   -                 159            344
     2.750                         -                   -                  -                 215                   -             99
     2.760                         -                   -                  -                   -                   -              -
     2.770                         -                   -                  -                   -                   -              -
     2.795                         -                   -                  -                   -                   -              -
     2.800                       153                  30                178                  29                   -            450
     2.810                        83                   -                 22                 128                  22             82
     2.820                         -                   -                  -                   -                   -              -
     2.850                       130                   -                 67                  14                   -            167
     2.895                         -                   -                  -                   -                   -             75
     2.900                         -                   -                  -                  27                   -            799
     2.910                       149                   -                  6                 171                  55            110
     2.960                         -                   -                  -                   -                   -            122
     3.045                         -                   -                  -                   -                   -             40
     3.060                         -                   -                  -                   -                   -             16
     3.200                         -                   -                  -                   -                   -            179

 PERSPECTIVE
  Standard Benefit            63,420              35,876            118,234           2,066,203             299,553        230,469
   Maximum Anniversary
     Value Benefit             1,067               1,032                864               3,186               3,768          1,044
   Earnings Protection
     Benefits                    229                 594                363               4,115               2,785         11,233
   Combined Optional
     Benefits                     79                 299                381                 407               1,779              -
                   ------------------  ------------------  -----------------  ------------------ -------------------  -------------
                   ------------------  ------------------  -----------------  ------------------ -------------------  -------------

      Total                $ 257,481            $ 99,320          $ 324,804         $ 2,272,919           $ 500,353    $ 1,237,153
                   ==================  ==================  =================  ================== ===================  =============
                   ==================  ==================  =================  ================== ===================  =============

                             257,481              99,320            324,804           2,272,919             500,353      1,237,153



                                                                               JNL/Curian
                       JNL/Curian       JNL/Curian         JNL/Curian           Enhanced          JNL/Curian        JNL/Curian
                     Communications   Consumer Brands         Energy           S&P 500 Stock       Financial           Global
                    Sector Portfolio  Sector Portfolio   Sector Portfolio     Index Portfolio   Sector Portfolio   15 Portfolio
                   ------------------ -----------------  ------------------  ------------------ ----------------- ----------------
                   ------------------ -----------------  ------------------  ------------------ ----------------- ----------------
    M&E CLASS

     2.595                         -                 -                   -                   -                 -                -
     2.600                         -                 -                   -                   -                 -                -
     2.610                         -                 -                   -                 654                 -            1,470
     2.645                         -                 -                   -                   -                 -              261
     2.650                         -                 -                   -                 438                 -            1,860
     2.660                         -                 -                   -                   -                 -                -
     2.695                         -                 -                   -                   -                 -                -
     2.710                         -                 -                   -                   -                 -               47
     2.745                         -                 -                   -                  54                 -              235
     2.750                         -                 -                   -                   -                 -                -
     2.760                         -                 -                   -                   -                 -               24
     2.770                         -                 -                   -                   -                 -                -
     2.795                         -                 -                   -                   -                 -                -
     2.800                         -                 -                   -               1,123                 -              427
     2.810                         -                 -                   -                  22                 -               79
     2.820                         -                 -                   -                   -                 -                -
     2.850                         -                 -                   -                   4                 -               68
     2.895                         -                 -                   -                   -                 -               70
     2.900                         -                 -                   -                   -                 -              806
     2.910                         -                 -                   -                  78                 -              141
     2.960                         -                 -                   -                   -                 -              117
     3.045                         -                 -                   -                   -                 -               38
     3.060                         -                 -                   -                   -                 -               15
     3.200                         -                 -                   -                   -                 -              176

 PERSPECTIVE
  Standard Benefit            91,913           130,255             100,715              42,702           206,539          208,694
   Maximum Anniversary
     Value Benefit                 -                 -                   -                 118                 -            1,039
   Earnings Protection
     Benefits                  4,463             6,252               5,583                 141             8,843            7,678
   Combined Optional
     Benefits                      -                 -                   -                   -                 -                -
                   ------------------ -----------------  ------------------  ------------------ ----------------- ----------------
                   ------------------ -----------------  ------------------  ------------------ ----------------- ----------------

      Total                 $ 96,408         $ 136,567           $ 106,329           $ 259,063         $ 215,511      $ 1,082,700
                   ================== =================  ==================  ================== ================= ================
                   ================== =================  ==================  ================== ================= ================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:

                     JNL/Curian                                                                     JNL/
                   Pharmaceutical/      JNL/Curian         JNL/Curian         JNL/Curian           Curian            JNL/Curian
                     Healthcare       S&P 400 MidCap         S&P 500          Small-Cap           Small Cap          Technology
                   Sector Portfolio   Index Portfolio    Index Portfolio      Portfolio        Index Portfolio    Sector Portfolio
                   ----------------  ------------------  ----------------  -----------------  ------------------  -----------------
                   ----------------  ------------------  ----------------  -----------------  ------------------  -----------------
 M&E CLASS

     1.000                     $ -               $ 460           $ 1,807            $ 2,773               $ 321                $ -
     1.150                       4              65,662           117,305            188,631              52,993                  -
     1.250                       -                 183               177                190                 411                  -
     1.300                       -              54,758           103,045             71,175              53,400                  -
     1.400                       -              25,743            45,393             38,606              22,939                  -
     1.450                       -              11,064            25,958             17,945               8,241                  -
     1.500                       3              35,733            49,188             49,168              26,281                  -
     1.545                       -              10,729            15,240             18,631               8,581                  -
     1.550                       4                 176               239                317                 134                  4
     1.560                       -                 158               152                889                 165                  -
     1.570                       -               2,016             4,116              6,743               1,151                  -
     1.575                       -                   -                 -                  -                   -                  -
     1.600                      81              18,482            22,383             12,625              16,322                  -
     1.650                      24              14,390            18,775             51,743              11,407                  -
     1.695                       -               6,997            13,082             11,112               6,102                  -
     1.700                      17               7,022            15,824              8,564               6,083                 17
     1.710                       2              62,430           112,452            153,626              54,083                  1
     1.720                       -               2,656             2,694              3,455                 551                  -
     1.725                       -                   -                 -                  -                   -                  -
     1.745                       -                  90                 -                 74                  92                  -
     1.750                       -               5,067            12,104             10,452               3,375                  -
     1.795                       2               1,782             4,195              5,271               1,275                  2
     1.800                       -               3,963             9,270             18,401               4,335                  -
     1.810                       -                   -                 -                141                 131                  -
     1.820                       -                 571               661                212                 465                  -
     1.825                       -                   -                 -                  -                   -                  -
     1.845                       -               3,104             7,041              9,388               3,164                  -
     1.850                       -                  49                21                297                  17                  -
     1.860                      10              67,177            95,607             81,314              59,629                  -
     1.870                       -               2,749             3,213                  -               2,872                  -
     1.895                      10               7,135            13,480              9,960               6,640                  -
     1.900                       -               5,868            11,704             23,280               5,223                  1
     1.920                       -                 289               429                661                 251                  -
     1.945                       -                  12                12                 12                  12                  -
     1.950                       -               2,834             4,502              4,124               1,803                  -
     1.960                       -              21,953            30,709             45,252              16,786                  -
     1.970                       -                   -                 -                  -                   -                  -
     1.995                       1               3,432             5,692              2,108               3,865                  -
     2.000                      70               2,762             3,007              8,293               1,870                  -
     2.010                       -               2,136               902              4,425               1,860                  -
     2.020                       -                  91                 -                  6                  40                  -




                    JNL/Curian        JNL/Curian        JNL/Curian                            JNL/Eagle          JNL/Janus
                    The Dow SM        The Dow SM         The S&P(R)       JNL/Eagle Core         SmallCap          Aggressive
                   5 Portfolio       10 Portfolio      10 Portfolio    Equity Portfolio    Equity Portfolio   Growth Portfolio
                 -----------------  ---------------- ----------------- ------------------  -----------------  -----------------
                 -----------------  ---------------- ----------------- ------------------  -----------------  -----------------
 M&E CLASS

     1.000                    $ -           $ 2,725           $ 2,787                $ -              $ 195              $ 329
     1.150                      -           223,388           180,548             41,256             27,912             21,799
     1.250                      -               179               173                  -                  -              1,964
     1.300                      -            97,689            66,127             25,114             16,517             13,974
     1.400                      -            49,357            34,503             16,611             12,708             10,850
     1.450                      -            25,350            17,886              5,101              1,526              7,553
     1.500                      -            63,540            47,827             12,769              3,577              7,986
     1.545                      -            29,250            22,293              3,092              2,317              8,674
     1.550                      -               246               211                 11                  3                  -
     1.560                      -               850               860                150                 84                  -
     1.570                      -             8,077             5,843                827              1,516              1,671
     1.575                      -                 -                 -                  -                  -                  -
     1.600                      -            20,506            12,180              3,538             15,360              2,350
     1.650                      -            64,980            49,252              6,419              3,467              4,151
     1.695                      -            17,497            13,447              1,591              2,947              5,718
     1.700                      -            11,892             9,278              1,581              2,959              2,589
     1.710                      -           171,589           143,219             34,311             21,474             13,260
     1.720                      -             3,774             2,608              2,361              1,369              1,196
     1.725                      -                 -                 -                  -                  -                  -
     1.745                      -                 -                 -                  -                  -                 88
     1.750                      -            13,075            11,566              2,627                963                593
     1.795                      -             5,490             5,142              1,514              1,354                655
     1.800                      -            28,035            17,414              1,978              1,145              1,161
     1.810                      -               148               144                  -                  -                  -
     1.820                      -               605               251                360                166                213
     1.825                      -                 -                 -                  -                  -                  -
     1.845                      -            13,321             8,886              1,729                434              1,340
     1.850                      -               288               285                  -                 32                  -
     1.860                      -           100,545            72,805             17,282             14,248             18,166
     1.870                      -                 -                 -                  -                  -                  -
     1.895                      -            15,829            16,052              2,489              1,186              2,122
     1.900                      -            29,080            21,266              3,347              1,250                575
     1.920                      -               715               608                  1                 52                  -
     1.945                      -                12                12                  -                  -                  -
     1.950                      -             6,131             3,284                577                922                611
     1.960                      -            58,255            40,629             14,210             11,332              7,904
     1.970                      -                 -                 -                 16                  -                  -
     1.995                      -             8,502             2,365              2,627                319                675
     2.000                      -             8,023             5,868              1,524              2,881              1,390
     2.010                      -             3,487             2,809                210              3,439              2,837
     2.020                      -                91                 6                  -                  -                  -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:


                      JNL/Curian                                                                    JNL/
                   Pharmaceutical/      JNL/Curian         JNL/Curian         JNL/Curian           Curian            JNL/Curian
                     Healthcare       S&P 400 MidCap         S&P 500          Small-Cap           Small Cap          Technology
                   Sector Portfolio   Index Portfolio    Index Portfolio      Portfolio        Index Portfolio    Sector Portfolio
                   ----------------  ------------------  ----------------  -----------------  ------------------  -----------------
                   ----------------  ------------------  ----------------  -----------------  ------------------  -----------------
    M&E CLASS

     2.045                       -               3,190             3,884              3,895               3,167                  -
     2.050                       -                 453             1,158              2,001               1,006                  -
     2.060                       6              14,033            21,869             28,501              12,886                  -
     2.070                       -                   -                 -                 71                   -                  -
     2.095                       -               1,366             1,637              1,397               1,328                  -
     2.100                       -                 155               851                213                  26                  -
     2.110                       -                 198               448                116                 198                  -
     2.120                       -                 177                18                  -                 180                  -
     2.145                       -               1,968             3,153              3,442               2,111                  -
     2.150                       -               1,139             2,209                843               1,014                  -
     2.160                       -               3,492             2,744              4,409               4,471                  -
     2.170                       -                 141               382                165                 141                  -
     2.195                       -                 324             1,772              1,043                 526                  -
     2.200                       -                 377               818              1,180                 372                  -
     2.210                       -               4,598             4,490              7,607               4,199                  3
     2.220                       -                   -                 -                205                   -                  -
     2.245                       -                   -                 -                  -                   -                  -
     2.250                       -               1,950             4,271              4,053               1,999                  -
     2.260                       -               6,090             9,131              7,717               4,336                  -
     2.270                       -                   -                 1                  -                   -                  -
     2.295                       -                 333               825                353                 334                  -
     2.300                       -               3,951            23,955             17,005               3,471                  -
     2.310                       -               5,655             7,363              4,150               5,239                  -
     2.320                       -                   7                54                  -                   -                  -
     2.345                       -                 585                83                681                  42                  -
     2.350                       -                   2                12                218                   1                  -
     2.360                       -                  24                81                445                  24                  -
     2.370                       -                   -                11                  -                   -                  -
     2.395                       -                 138               137              1,189                 322                  -
     2.400                       -                   -                 -                 29                   -                  -
     2.410                       -                  28                30                 64                  26                  -
     2.445                       -               2,421             2,850                700               1,067                  -
     2.450                       -               1,010             4,628             18,903                 998                  -
     2.460                       -                 104               164                367                  83                  -
     2.470                       -                   -                 -                  2                   -                  -
     2.495                       -                 302               290                  -                   -                  -
     2.500                       -                   -                 -                121                   -                  -
     2.510                      12                 851               844                292                 328                 13
     2.545                       -                   5                 5                 10                   5                  -
     2.550                       -                 606             9,511              5,226                 550                  -
     2.560                       -                 107               151                511                  82                  -



                       JNL/Curian        JNL/Curian        JNL/Curian                            JNL/Eagle         JNL/Janus
                      The Dow SM        The Dow SM         The S&P(R)       JNL/Eagle Core         SmallCap          Aggressive
                     5 Portfolio       10 Portfolio      10 Portfolio    Equity Portfolio    Equity Portfolio   Growth Portfolio
                   -----------------  ---------------- ----------------- ------------------  -----------------  -----------------
                   -----------------  ---------------- ----------------- ------------------  -----------------  -----------------
    M&E CLASS

     2.045                        -             6,558             3,656                136                  2                297
     2.050                        -             2,623             2,394                378                230              1,518
     2.060                        -            36,379            30,315              6,543              3,309              2,453
     2.070                        -                68                68                  -                  -                  -
     2.095                        -             3,088             1,371              2,412              1,057                175
     2.100                        -               293               175                150                 99                  -
     2.110                        -                90                76                 49                 90                 31
     2.120                        -               222                 -                307                135                147
     2.145                        -             4,901             3,354                604                195              1,128
     2.150                        -             2,613             1,189                638                186                 27
     2.160                        -             6,991             4,140              1,083                859                177
     2.170                        -               278               171                  -                  -                 92
     2.195                        -             2,395             1,265                 22                 62                  -
     2.200                        -             1,227             1,034                 33                 24                  6
     2.210                        -             8,364             6,038                931              1,620              1,279
     2.220                        -               211               209                  -                  -                  -
     2.245                        -                 -                 -                  -                  -                  -
     2.250                        -             5,238             3,753                150              1,343                  -
     2.260                        -            16,727             7,955              5,372              3,269              1,827
     2.270                        -                 -                 -                  -                  -                  -
     2.295                        -               606               327                262                103                  -
     2.300                        -            17,548            14,852              1,405              1,695                755
     2.310                        -             5,021             3,990                653              1,352              1,335
     2.320                        -                18                17                  -                  -                  -
     2.345                        -               984               928                121                  -                  -
     2.350                        -               664               288                712                  -                  -
     2.360                        -               475               472                111                 14                  -
     2.370                        -                 -                 -                  -                  -                  -
     2.395                        -             1,050             1,054              1,618                164                  -
     2.400                        -                30                30                 18                  7                  -
     2.410                        -                68                69                  -                  -                  -
     2.445                        -             2,119             1,971                546                  -                  -
     2.450                        -            20,294            17,419              1,744                546                204
     2.460                        -               340               235                  -                  2                  -
     2.470                        -                 3                 2                  -                  1                  -
     2.495                        -                 -                 -                  -                311                  -
     2.500                        -               142               118                 92                  -                  -
     2.510                        -               146                27                 45                507                 45
     2.545                        -                10                10                  -                  -                  8
     2.550                        -             5,297             4,401                195                180                170
     2.560                        -               534               511                 21                 12                  -


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:



                             JNL/Curian                                                                 JNL/
                          Pharmaceutical/       JNL/Curian         JNL/Curian        JNL/Curian        Curian          JNL/Curian
                             Healthcare       S&P 400 MidCap         S&P 500         Small-Cap        Small Cap        Technology
                          Sector Portfolio    Index Portfolio    Index Portfolio     Portfolio     Index Portfolio  Sector Portfolio
                          -----------------  ------------------  ----------------  -------------  ---------------- -----------------
                          -----------------  ------------------  ----------------  -------------  ---------------- -----------------
        M&E CLASS

         2.595                           -                   -                 -              -                 -                 -
         2.600                           -                   -                 -              -                 -                 -
         2.610                           -                 908             1,197          1,530               896                 -
         2.645                           -                 209               504            274                 -                 -
         2.650                           -                 126             1,180          2,334               127                 -
         2.660                           -                   -                 -              -                 -                 -
         2.695                           -                   -                 -              -                 -                 -
         2.710                           -                   8                 8             46                 8                 -
         2.745                           -                 131               124            342               241                 -
         2.750                           -                   -                 -            308                13                 -
         2.760                           -                   -                 -              -                 -                 -
         2.770                           -                   -                 -              -                 -                 -
         2.795                           -                   -                 -              -                 -                 -
         2.800                           -                 200             1,421            646               192                 -
         2.810                           -                  22                 -            166                 -                 -
         2.820                           -                   -                 -              -                 -                 -
         2.850                           -                   9                 7              -                11                 -
         2.895                           -                   -                 -             74                 -                 -
         2.900                           -               3,176             3,045            972             3,321                 -
         2.910                           -                   -                37            145                 -                 -
         2.960                           -                  28                28            125                24                 -
         3.045                           -                   -                 -             39                 -                 -
         3.060                           -                   -                 -             15                 -                 -
         3.200                           -                   -                 -            178                 -                 -

 PERSPECTIVE
  Standard Benefit                 273,922              36,294            81,802        333,371            40,208           238,016
   Maximum Anniversary
     Value Benefit                       -                  32                30          1,161                34                 -
   Earnings Protection
     Benefits                       13,806                  85             3,884         14,756               126            11,096
   Combined Optional
     Benefits                            -                   -                 -              -                 -                 -
                          -----------------  ------------------  ----------------  -------------  ---------------- -----------------
                          -----------------  ------------------  ----------------  -------------  ---------------- -----------------

          Total                  $ 287,974           $ 546,731         $ 953,476    $ 1,333,470         $ 478,603         $ 249,153
                          =================  ==================  ================  =============  ================ =================
                          =================  ==================  ================  =============  ================ =================




                           JNL/Curian      JNL/Curian        JNL/Curian                            JNL/Eagle          JNL/Janus
                           The Dow SM      The Dow SM         The S&P(R)       JNL/Eagle Core         SmallCap          Aggressive
                            Portfolio     10 Portfolio      10 Portfolio    Equity Portfolio    Equity Portfolio   Growth Portfolio
                         -------------  ---------------- ----------------- ------------------  -----------------  -----------------
                         -------------  ---------------- ----------------- ------------------  -----------------  -----------------
        M&E CLASS

         2.595                      -                 -                 -                  -                  -                  -
         2.600                      -                 -                 -                  -                  -                  -
         2.610                      -             1,806             1,650                  8                115                 52
         2.645                      -               270               268                  -                  -                  -
         2.650                      -             3,017             2,230                743              1,281                170
         2.660                      -                 -                 -                  -                  -                  -
         2.695                      -                 -                 -                  -                 52                  -
         2.710                      -                49                48                  -                  -                  -
         2.745                      -               216               206                 47                 46                 86
         2.750                      -                96                96                  -                  6                 88
         2.760                      -                 -                 -                  -                  -                  -
         2.770                      -                 -                 -                  -                  -                  -
         2.795                      -                 -                 -                  -                  -                  -
         2.800                      -               440               560                129                 45                  -
         2.810                      -               213                80                 85                 43                  -
         2.820                      -                 -                 -                  -                  -                  -
         2.850                      -                 -                 -                  -                  -                  -
         2.895                      -                74                71                  -                  -                  -
         2.900                      -             1,104               771                  -                  -                  -
         2.910                      -               145               109                 20                 76                 56
         2.960                      -               119               118                  -                  -                  -
         3.045                      -                40                40                  -                  -                  -
         3.060                      -                15                15                  -                  -                  -
         3.200                      -               175               173                  -                  -                  -

 PERSPECTIVE
  Standard Benefit             91,815           691,828           309,810            681,257            818,904          2,402,016
   Maximum Anniversary
     Value Benefit                  -             2,562               940              1,035              1,369                575
   Earnings Protection
     Benefits                   7,525            13,430            11,795              3,565              2,537              3,585
   Combined Optional
     Benefits                       -               407                 -                359                789                387
                         -------------  ---------------- ----------------- ------------------  -----------------  -----------------
                         -------------  ---------------- ----------------- ------------------  -----------------  -----------------

          Total              $ 99,340       $ 1,952,142       $ 1,261,298          $ 918,822          $ 996,291        $ 2,561,083
                         =============  ================ ================= ==================  =================  =================
                         =============  ================ ================= ==================  =================  =================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:



                   JNL/Janus       JNL/Janus          JNL/Janus           JNL/JPMorgan        JNL/Lazard           JNL/Lazard
                   Balanced        Capital             Global           International          Mid Cap             Small Cap
                   Portfolio    Growth Portfolio  Equities Portfolio    Value Portfolio     Value Portfolio      Value Portfolio
                 -------------  ---------------  --------------------  -----------------  ------------------- ---------------------
                 -------------  ---------------  --------------------  -----------------  ------------------- ---------------------
 M&E CLASS

    1.000                 $ -            $ 160                   $ -              $ 414                  $ -                 $ 153
    1.150              50,805            9,516                     -              7,036               52,675                51,804
    1.250                   -                -                     -              3,832                1,800                 1,788
    1.300              48,253            6,664                     -              4,300               39,403                30,556
    1.400              25,371            4,340                     -              3,870               24,122                20,920
    1.450               5,426            2,436                     -                360                9,672                10,264
    1.500               9,989            1,821                     -              3,280               10,998                11,047
    1.545               5,131            2,533                     -                431                9,499                 5,380
    1.550                  38                -                     -                  -                   13                    40
    1.560                   -                -                     -                  -                    -                     -
    1.570                 758              885                     -                382                1,118                 1,643
    1.575                   -                -                     -                  -                    -                     -
    1.600              10,656            1,380                     -              2,446                9,066                 7,442
    1.650               8,362            2,829                     -              1,154               12,480                10,629
    1.695               2,795              636                     -                911                2,184                 2,895
    1.700               5,161            1,165                     -                863                2,978                 2,281
    1.710              22,755           12,016                     -              5,434               42,758                57,915
    1.720               3,098              285                     -                102                3,395                 2,025
    1.725                   -                -                     -                  -                    -                     -
    1.745                   -               89                     -                  -                    -                     -
    1.750               4,363              992                     -                694                4,245                 4,861
    1.795               1,952              544                     -                194                1,009                 1,324
    1.800               4,022              813                     -                786                6,438                 3,553
    1.810                   -                -                     -                131                  130                     -
    1.820                 191                -                     -                147                2,089                 2,230
    1.825                   -                -                     -                  -                    -                     -
    1.845               2,889              150                     -              1,314                3,443                 3,133
    1.850                   -                -                     -                  -                    3                    21
    1.860              21,122            5,153                     -              2,841               37,831                37,613
    1.870                   1                -                     -                 79                    -                     -
    1.895               9,777              186                     -              1,044                3,165                 5,905
    1.900               1,768              653                     -                592                3,887                 4,128
    1.920                 157                -                     -                  2                   24                     4
    1.945                   -                -                     -                  -                    -                     -
    1.950               1,299               13                     -                476                  586                   937
    1.960              21,307            4,182                     -              1,603               16,966                14,932
    1.970                   -                -                     -                  -                   16                     -
    1.995               2,542              300                     -                177                1,624                 1,245
    2.000               1,288              957                     -                835                2,926                 2,918
    2.010                 646            1,816                     -                124                3,325                 3,457
    2.020                   -                -                     -                  -                   50                    56



                    JNL/                JNL/
               Mellon Capital      Mellon Capital                                                                    JNL/
                 Management          Management        JNL/Oppenheimer                          JNL/PIMCO        PPM America
                 Bond Index         International       Global Growth      JNL/Oppenheimer     Total Return        Balanced
                  Portfolio        Index Portfolio        Portfolio       Growth Portfolio    Bond Portfolio      Portfolio
              ------------------  ------------------  ------------------  ------------------ -----------------  ---------------
              ------------------  ------------------  ------------------  ------------------ -----------------  ---------------
 M&E CLASS

    1.000                   $ -               $ 381               $ 219               $ 764             $ 344              $ -
    1.150                51,365              46,018              48,168              14,799           239,667           92,978
    1.250                   167               7,550               1,356                   -                 -            1,620
    1.300                37,011              43,599              25,291              12,345           154,136           87,270
    1.400                21,492              21,988              19,186               8,891            64,616           62,557
    1.450                14,431              11,134               5,367               2,002            30,668           12,481
    1.500                15,640              22,891               8,151               2,257            54,822           12,465
    1.545                 4,131               5,059               4,414                 927            31,371            3,871
    1.550                    91                 131                  30                   9               103              134
    1.560                     -                  32                   -                   -               294                -
    1.570                 1,649               1,195               1,168                 639            13,249            2,902
    1.575                     -                   -                   -                   -                 -                -
    1.600                18,908              14,164              11,010               1,439            26,792            8,222
    1.650                11,978               9,891               6,992               2,460            32,387           10,644
    1.695                 3,667               4,153               2,195                 336             9,548            8,970
    1.700                 4,132               4,410               2,458                 703            25,221           10,068
    1.710                51,051              45,903              31,215              11,495           209,974           99,189
    1.720                 1,228               2,784                 291                 150            12,755            2,507
    1.725                     -                   -                   -                   -                 -                -
    1.745                    13                   -                   -                   -                19                -
    1.750                 6,684               3,271               1,251                 233            21,184            3,164
    1.795                    82                 644                 970                 778            10,293            3,046
    1.800                 5,989               3,979               2,959               1,465            20,138            9,808
    1.810                   694                   -                   -                   -                 -                -
    1.820                   726                 599                 315                  12             3,604              423
    1.825                     -                   -                   -                   -                 -                -
    1.845                 3,751               2,078               1,069               1,019            32,936            6,620
    1.850                    73                  17                   7                  31                61               72
    1.860                58,343              55,151              27,054               6,431           116,537           43,790
    1.870                     -               2,155                   1                   1                 -                -
    1.895                 3,989               2,468               2,703                 647            17,020            4,785
    1.900                 5,229               4,233               2,970               1,176            24,802            4,895
    1.920                    90                 122                  52                  14               733              287
    1.945                    11                  12                   1                   -                 1                1
    1.950                 3,504                 966                 991                 145             1,583            1,328
    1.960                13,533              13,611              17,442               6,149            75,018           25,060
    1.970                     -                   -                   -                   -                16               16
    1.995                 5,395               1,632                 845                 343             9,019            4,155
    2.000                 1,859               1,515               4,845                  90            13,310            1,375
    2.010                   904                 683                 962                  49             2,923              578
    2.020                     -                  50                  45                   -                14              110

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:


                    JNL/Janus      JNL/Janus          JNL/Janus           JNL/JPMorgan        JNL/Lazard           JNL/Lazard
                    Balanced        Capital             Global           International          Mid Cap             Small Cap
                   Portfolio    Growth Portfolio  Equities Portfolio    Value Portfolio     Value Portfolio      Value Portfolio
                 -------------  ---------------  --------------------  -----------------  ------------------- ---------------------
                 -------------  ---------------  --------------------  -----------------  ------------------- ---------------------
   M&E CLASS

    2.045                 736              483                     -                  -                1,264                   648
    2.050                 194              121                     -                 72                  496                   360
    2.060              15,468              197                     -                971                4,725                 3,919
    2.070                 131                -                     -                  -                    -                     -
    2.095               1,239              269                     -              1,413                2,259                 1,858
    2.100                 162                2                     -                  2                  117                    69
    2.110                 101               24                     -                 85                  162                    88
    2.120                 131                -                     -                 66                  235                   254
    2.145               2,074              390                     -                102                2,336                 2,405
    2.150                 186              190                     -                  -                  942                   937
    2.160                 976            1,629                     -                127                5,506                 4,617
    2.170                  41                -                     -                  -                    -                    58
    2.195                 547                -                     -                 67                   79                    83
    2.200                 299                5                     -                 56                   70                    62
    2.210               5,632              120                     -                139                1,530                   710
    2.220                   -                -                     -                  -                    -                     -
    2.245                   -                -                     -                  -                   11                    11
    2.250                 144              216                     -                915                  375                   509
    2.260               2,341            1,468                     -                653                4,458                 3,207
    2.270                   -                -                     -                  -                    -                     -
    2.295                  57                -                     -                113                  254                   437
    2.300               3,086              759                     -                652                4,173                 6,046
    2.310                 878              406                     -                137                  775                   519
    2.320                   -                -                     -                  -                    -                     -
    2.345                 166                -                     -                  -                  326                   334
    2.350                 519                -                     -                 22                    7                    50
    2.360                 129                -                     -                  4                   77                    72
    2.370                   -                -                     -                  -                   11                     5
    2.395                 794                -                     -                397                2,219                 1,613
    2.400                   -                -                     -                  -                   14                     7
    2.410                   -                -                     -                  -                    -                     -
    2.445                 264                -                     -                  -                  705                   128
    2.450               3,985              469                     -                  -                3,390                 3,233
    2.460                 109                -                     -                  -                    -                   168
    2.470                   -                -                     -                  -                    -                     -
    2.495                   -                -                     -                296                  296                     -
    2.500                   -                -                     -                  -                   31                    60
    2.510                  56               46                     -                481                  420                   197
    2.545                  40               16                     -                  -                   16                     8
    2.550                 255              651                     -                 21                1,388                 1,704
    2.560                  76                -                     -                  -                   24                    24




                   JNL/                JNL/
              Mellon Capital      Mellon Capital                                                                    JNL/
                Management          Management        JNL/Oppenheimer                          JNL/PIMCO        PPM America
                Bond Index         International       Global Growth      JNL/Oppenheimer     Total Return        Balanced
                 Portfolio        Index Portfolio        Portfolio       Growth Portfolio    Bond Portfolio      Portfolio
             ------------------  ------------------  ------------------  ------------------ -----------------  ---------------
             ------------------  ------------------  ------------------  ------------------ -----------------  ---------------
   M&E CLASS

    2.045                1,923               3,411                 255                 979             2,641              327
    2.050                  763                 556               1,089                 540             1,442              921
    2.060                9,768               9,303               4,282               1,016            23,038            9,171
    2.070                    -                   -                   -                  42               140               84
    2.095                1,826               1,271               1,224                 141             8,124            2,213
    2.100                  501                 156                 110                   -               315              157
    2.110                  175                 202                 134                   -               196              239
    2.120                    9                  19                 185                   -               554              205
    2.145                4,179               1,796                 731                 426             9,649            1,531
    2.150                1,111                 615                  53                   -             1,915               37
    2.160                3,892               3,101                 496                  17             4,871            1,612
    2.170                   52                 108                  15                   -               126              161
    2.195                  406                 172                  17                   8             1,604               89
    2.200                  324                 390                   9                   6               394              101
    2.210                1,446               2,576               1,147                   2             8,435            1,954
    2.220                    -                   -                   -                   -                17                -
    2.245                    -                   -                  29                   -                22               21
    2.250                2,024               1,855                  13                   -             1,673              525
    2.260                4,936               4,926               1,931                 973            13,551            5,941
    2.270                    -                   -                   -                   -                 -                1
    2.295                  412                 329                 205                   -             1,640            1,883
    2.300                5,508               2,421               6,209                 429            18,290            6,392
    2.310                1,165               3,520                 635                 334             3,898              999
    2.320                    -                   6                   -                   -                 -                -
    2.345                   12                  58                   -                   -             1,447              322
    2.350                   15                   2                  69                 696               482              521
    2.360                    4                  24                 131                   4               165               61
    2.370                    -                   -                   -                   -                31               32
    2.395                  130                 134                 603                  10             2,407              479
    2.400                    -                   -                   9                   -                 -                -
    2.410                   24                  27                   -                   -                 -                -
    2.445                   78               1,484                 542                 174             1,925              432
    2.450                1,982               1,143               2,309                 295            20,023            5,254
    2.460                    9                  81                   -                   -                50               73
    2.470                    -                   1                   -                   -                 3                -
    2.495                    -                   -                   -                 283                 -                -
    2.500                    -                   -                  39                   -                47                -
    2.510                   43                  63                  60                 362               762            1,519
    2.545                    5                   5                   -                   -                 -               16
    2.550                  744                 336                 894                 307            13,597            2,351
    2.560                   27                  76                  15                   -                43               89

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:


                         JNL/Janus       JNL/Janus          JNL/Janus          JNL/JPMorgan        JNL/Lazard         JNL/Lazard
                          Balanced        Capital             Global          International          Mid Cap           Small Cap
                         Portfolio    Growth Portfolio  Equities Portfolio   Value Portfolio     Value Portfolio    Value Portfolio
                       -------------- ---------------- --------------------- -----------------  -----------------  -----------------
                       -------------- ---------------- --------------------- -----------------  -----------------  -----------------
        M&E CLASS

          2.595                    -                -                     -                 4                  -                  -
          2.600                    -                -                     -                 -                  -                  -
          2.610                  437               54                     -               285                958                403
          2.645                    -                -                     -                 -                  -                  -
          2.650                  661              116                     -               417              1,102                881
          2.660                    -                -                     -                 -                  -                  -
          2.695                    -                -                     -                 -                  -                  -
          2.710                    -                -                     -                 -                  -                  -
          2.745                    -                -                     -                13                255                 41
          2.750                    6                7                     -                 -                 12                162
          2.760                    -                -                     -                 -                  -                  -
          2.770                    -                -                     -                 -                  -                  -
          2.795                    -                -                     -                 -                  -                  -
          2.800                  370               44                     -                46                361                221
          2.810                   85                -                     -                 -                 86                 93
          2.820                    -                -                     -                 -                  -                  -
          2.850                   13                -                     -                68                 74                 76
          2.895                    -                -                     -                 -                  -                  -
          2.900                   27               28                     -                 -                 28                279
          2.910                   62                -                     -                57                 91                135
          2.960                    -                -                     -                 -                  -                  -
          3.045                    -                -                     -                 -                  -                  -
          3.060                    -                -                     -                 -                  -                  -
          3.200                    -                -                     -                 -                  -                  -

 PERSPECTIVE
  Standard Benefit           686,307        1,746,175             2,266,977            29,331            277,137            303,986
   Maximum Anniversary
     Value Benefit             5,418              743                     -                43              3,824              1,327
   Earnings Protection
     Benefits                  5,460            2,457                     -                 -              1,192              1,133
   Combined Optional
     Benefits                    735               24                     -                92                178                170
                       -------------- ---------------- --------------------- -----------------  -----------------  -----------------
                       -------------- ---------------- --------------------- -----------------  -----------------  -----------------

          Total          $ 1,012,319      $ 1,819,623           $ 2,266,977          $ 83,001          $ 633,907          $ 646,406
                       ============== ================ ===================== =================  =================  =================
                       ============== ================ ===================== =================  =================  =================




                             JNL/              JNL/
                        Mellon Capital    Mellon Capital                                                                JNL/
                          Management        Management     JNL/Oppenheimer                          JNL/PIMCO        PPM America
                          Bond Index       International    Global Growth      JNL/Oppenheimer     Total Return        Balanced
                          Portfolio      Index Portfolio      Portfolio       Growth Portfolio    Bond Portfolio      Portfolio
                       ---------------  ----------------  ------------------  ------------------ -----------------  ---------------
                       ---------------  ----------------  ------------------  ------------------ -----------------  ---------------
        M&E CLASS

          2.595                     -                 -                   -                   -                 -                -
          2.600                     -                 -                   -                   -                 -                -
          2.610                   705               873                 119                  65             1,680               91
          2.645                   279                 -                   -                   -                 -                -
          2.650                   714               127               2,183                   -             2,011              590
          2.660                     -                 -                   -                   -                 -                -
          2.695                     -                 -                  54                   -                 -                -
          2.710                     -                 8                   -                   -                 -                -
          2.745                     -                 -                  37                  84               209                -
          2.750                    10                 -                   7                   -                26              270
          2.760                     -                 -                   -                   -                 -                -
          2.770                     -                 -                   -                   -                 -                -
          2.795                     -                 -                   -                   -                 -                -
          2.800                   378               475                 810                 167             3,937              632
          2.810                     -                44                  86                   -                 -               86
          2.820                     -                 -                   -                   -                 -                -
          2.850                    20                14                  93                   -               271               20
          2.895                     -                 -                   -                   -                 -                -
          2.900                 2,532             3,175                  28                   -               411               77
          2.910                     -                 -                  62                  54               314              319
          2.960                     -                24                   -                   -                 1                -
          3.045                     -                 -                   -                   -                 -                -
          3.060                     -                 -                   -                   -                 -                -
          3.200                     -                 -                   -                   -                 -                -

 PERSPECTIVE
  Standard Benefit             20,240            25,571             246,823              71,297           911,012        2,565,804
   Maximum Anniversary
     Value Benefit                 28                32               1,608                 805             2,967            8,085
   Earnings Protection
     Benefits                      75                87               2,207               2,202             2,168            6,479
   Combined Optional
     Benefits                       -                 -                 575                 128               869            1,224
                       ---------------  ----------------  ------------------  ------------------ -----------------  ---------------
                       ---------------  ----------------  ------------------  ------------------ -----------------  ---------------

          Total             $ 416,284         $ 405,066           $ 510,125           $ 159,645       $ 2,324,551      $ 3,154,781
                       ===============  ================  ==================  ================== =================  ===============

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:


                               JNL/
                           PPM America         JNL/PPM           JNL/PPM                            JNL/Putnam       JNL/Putnam
                            High Yield      America Money     America Value      JNL/Putnam       International        Midcap
                          Bond Portfolio   Market Portfolio     Portfolio      Equity Portfolio  Equity Portfolio  Growth Portfolio
                         ----------------- ----------------  ----------------  ----------------  ----------------- ----------------
                         ----------------- ----------------  ----------------  ----------------  ----------------- ----------------
 M&E CLASS

          1.000                       $ -              $ -             $ 657               $ -              $ 330              $ -
          1.150                   108,059           80,372            10,196             7,472             23,259           11,889
          1.250                         -            3,841                 -                 -                  -                -
          1.300                    58,841           52,384             6,825             5,004             25,289            9,382
          1.400                    36,536           20,139             6,086             2,469             14,979            3,653
          1.450                    17,180            9,397             1,084             5,094              3,600            2,155
          1.500                    24,678            8,907             4,245               318              4,714            2,093
          1.545                    12,168            8,896             1,349               329              1,727            2,482
          1.550                       137              401                17                 -                 12                -
          1.560                    11,594            1,156                 -                 -                119                -
          1.570                     2,197            1,194               154             1,291                872              311
          1.575                         -                -                 -                 -                  -                -
          1.600                    16,586            6,825             1,637               612             11,813            1,459
          1.650                    12,267           20,714             3,228             3,332              3,351            1,657
          1.695                     5,694            8,991             1,100               472              2,730              975
          1.700                    11,246           22,010             1,249             1,059              1,546              894
          1.710                    86,384           95,514             6,151             5,705             19,338           10,972
          1.720                     1,825            4,934                 -               162                764               50
          1.725                         -                -                 -                 -                  -                -
          1.745                        16                -                 -                 -                  -                -
          1.750                     8,504           21,433               837               533              1,619              411
          1.795                     3,989            3,405               486               215                840              538
          1.800                     7,116            6,679               626             5,602              2,120            1,586
          1.810                     5,073                -                 -                 -                  -                -
          1.820                       694              152                 -            153.00              2,248                6
          1.825                         -                -                 -                 -                  -                -
          1.845                    10,189           10,006               359               740                732            1,629
          1.850                         4                1                 -                21                  -                -
          1.860                    53,633           61,859            10,046             3,807             21,646            5,160
          1.870                         -                -                 -                 -                  -                -
          1.895                     3,531            2,486             1,202               814              1,327            1,168
          1.900                     4,750            4,788               263             3,769                936            1,328
          1.920                       141              275                15                 -                 58                -
          1.945                         -                -                 -                 -                  -                -
          1.950                     1,324              922               495                 -                898               98
          1.960                    33,448           22,848             3,357             3,451             20,174            4,912
          1.970                        16                -                 -                 -                  -                -
          1.995                     3,367            4,181               244                90                303              274
          2.000                     9,862            3,759             2,300               352              1,931              357
          2.010                     1,904           12,654               288                16                350              713
          2.020                        49               77                43                 -                 50                -





                      JNL/Putnam           JNL/S&P             JNL/S&P            JNL/S&P           JNL/S&P            JNL/S&P
                     Value Equity         Aggressive        Conservative       Core Index 50     Core Index 75     Core Index 100
                      Portfolio       Growth Portfolio I  Growth Portfolio I     Portfolio         Portfolio          Portfolio
                  ------------------- ------------------- ------------------ ------------------ ----------------  ------------------
                  ------------------- ------------------- ------------------ ------------------ ----------------  ------------------
 M&E CLASS

          1.000                  $ -                $ 45                $ -                $ -          $ 1,219                 $ -
          1.150               31,313             132,395            254,977             10,513           17,739              52,903
          1.250                    -                   -                  -                  -                -                   -
          1.300               22,090              53,429            209,838              2,449           14,416              53,719
          1.400               16,167              55,642             94,592              2,740            1,807              19,043
          1.450               10,644               7,890             30,020                 60            2,754               3,689
          1.500                7,885              24,875             52,739              1,126            1,380               4,509
          1.545                4,094               9,224             22,543                281            2,423              10,681
          1.550                   13                 438                474                  -                -                  58
          1.560                    -                   -                  -                  -                -                   -
          1.570                3,455               1,930             11,898                  -              461              19,085
          1.575                    -                   -                  -                  -                -                   -
          1.600                2,538              16,670             47,041                 71            5,346               5,247
          1.650                9,150               7,125             64,054                822            2,774               5,025
          1.695                1,798               6,907             19,896              3,436            3,007               7,917
          1.700                1,798              11,516             37,746              1,041              161               1,482
          1.710               28,195              89,139            260,617              9,363            4,136              54,982
          1.720                1,678               3,208             19,632              2,291                -               4,382
          1.725                    -                   -                  -                  -                -                   -
          1.745                    -                   -                 86                  -                -                   -
          1.750                1,922               4,296             35,592                614            3,770                 777
          1.795                  615               2,591             14,620                466              349                 668
          1.800                7,757               4,885             44,473                123              115               9,013
          1.810                    -                   -                  -                  -                -                   -
          1.820                   78               5,298              5,449                  -                5               4,758
          1.825                    -                   -                  -                  -                -                   -
          1.845                1,757               4,890             18,523              3,559              318               2,742
          1.850                   26                 447                 18                  -                -                   -
          1.860               25,718              67,088            192,351              4,837           13,225              25,335
          1.870                    -                   1                  4                  -                -                   -
          1.895                2,733               3,453             14,429                206              136               1,300
          1.900                5,134               2,743             25,760                774               18               1,192
          1.920                  455                 317                172                  -                -                 101
          1.945                    -                   -                161                  -                -                   -
          1.950                  228               1,204             10,479                  2                -                 887
          1.960                9,596              42,691             94,035              2,033           13,698              16,401
          1.970                    -                   -                  -                  -                -                   -
          1.995                1,684               2,721             30,852                969                -                 652
          2.000                  283               3,846             15,713                 87               28                 747
          2.010                  624               1,174              1,345              1,342                -               2,655
          2.020                    -                   -                 41                  -                -                  40

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:



                               JNL/
                           PPM America         JNL/PPM           JNL/PPM                            JNL/Putnam       JNL/Putnam
                            High Yield      America Money     America Value      JNL/Putnam       International        Midcap
                          Bond Portfolio   Market Portfolio     Portfolio      Equity Portfolio  Equity Portfolio  Growth Portfolio
                         ----------------- ----------------  ----------------  ----------------  ----------------- ----------------
                         ----------------- ----------------  ----------------  ----------------  ----------------- ----------------
     M&E CLASS

       2.045                        2,215            1,059                96             1,461                178               65
       2.050                          745              226               238               343                457              236
       2.060                        5,837            9,824             2,465               629              1,438            1,910
       2.070                           39               56                 -                 -                  -                -
       2.095                       10,207            1,250               314               119              1,296              161
       2.100                          137                6                 -                 -                 91               70
       2.110                          100                -                19                16                 11                -
       2.120                          355              138                 3                 -                  -                1
       2.145                        3,029              757               298               668                442              369
       2.150                          544              299                 -                14              1,283              418
       2.160                        3,056            4,328               323               291                197                -
       2.170                           17                -                 5                 -                105                -
       2.195                          246               13                22                 -                  7               58
       2.200                           90                8                34                 -                  -               35
       2.210                        4,413            3,737               347                 -                407              254
       2.220                           17                -                 -                 -                  -                -
       2.245                            6                -                 6                 -                  -                -
       2.250                        2,007              552                18                 -              1,347                -
       2.260                        6,447            4,559               600                11                819              973
       2.270                            -                -                 -                 -                  -                -
       2.295                          305              281                 -                 -                278               50
       2.300                        8,456           20,687               429               120              1,225            1,090
       2.310                          671            1,364                75               394                 14              371
       2.320                            -                -                 -                 -                  -                -
       2.345                           18                -                 -                 -                 14              282
       2.350                          518                -                22                 -                  -               69
       2.360                           62               36                44                 -                  -               27
       2.370                           21                -                 -                 -                  -               10
       2.395                        2,483              855               124                 -                971            1,697
       2.400                            -                -                 -                 -                  9                -
       2.410                            -                -                 -                 -                  -                -
       2.445                        1,117                -               104               121                  -               24
       2.450                        3,640            8,368                65                77                 61              319
       2.460                          164               36                 3                 -                  -                -
       2.470                            4                -                 2                 -                  -                1
       2.495                            -                -                 -                 -                290                -
       2.500                           48                -                 -                 -                 73                -
       2.510                          393              641               203                15                417               54
       2.545                            -                -                 -                 -                  -                -
       2.550                        3,329            1,795               213               291                364              643
       2.560                           26                -                79                 5                  -                9



                            JNL/Putnam           JNL/S&P             JNL/S&P          JNL/S&P         JNL/S&P          JNL/S&P
                           Value Equity         Aggressive        Conservative     Core Index 50   Core Index 75    Core Index 100
                            Portfolio       Growth Portfolio I  Growth Portfolio I   Portfolio       Portfolio        Portfolio
                        ------------------- ------------------- ------------------ ------------- ----------------  ----------------
                        ------------------- ------------------- ------------------ ------------- ----------------  ----------------
     M&E CLASS

       2.045                            98               1,082              2,284             -                -               776
       2.050                           363                 989              5,126             -              553               890
       2.060                         3,099              10,194             19,474           207              733             2,970
       2.070                             -                 551              1,089             -                -                 -
       2.095                           248               2,896              6,786             -                -                66
       2.100                            46                  21              2,206            14                -                 -
       2.110                            20                  52                163             -                -                 -
       2.120                           344                   4                 66             -                -                 -
       2.145                         1,497               1,644             17,900            41               50             3,019
       2.150                            45               1,027                690           278                -               393
       2.160                         2,577               2,026             32,109           907              522             2,905
       2.170                           106                 104                  -             6                -                 -
       2.195                             -                   -              2,937         1,153            1,126             1,101
       2.200                            23                  40              1,964             -                -               104
       2.210                           773               1,984              9,433            88              244             3,873
       2.220                             -                   -                  -             -                -                 -
       2.245                             -                   -                  -             -                -                 -
       2.250                            23                  78              1,807             -                -                 -
       2.260                         1,834               5,130             25,807         2,422            1,024            19,557
       2.270                             -                   -                  -             -                -                 -
       2.295                             -                 487              2,167             -                -                40
       2.300                         1,943               3,583             19,256           288              183               912
       2.310                         1,062               2,242              4,660             -              216             4,018
       2.320                             -                   -                 21             -                -                 -
       2.345                            55                 304              1,877             -                -                 -
       2.350                           723                  20                415             -                -                39
       2.360                            44                  19                 49             -                -                38
       2.370                            11                   -                  -             -                -                 -
       2.395                            78                  89              1,311             -              104                 -
       2.400                             -                 385                  -             -                -                 -
       2.410                             -                   -                 82             -                -                 -
       2.445                           166                 149              1,928             -               63                 -
       2.450                           411              16,997             53,296           285                -               687
       2.460                             -                   -              1,243             -                -                 -
       2.470                             -                   -                  -             -                -                 -
       2.495                             -                   -                  -             -                -                 -
       2.500                             -                  30                147             -                -                 -
       2.510                             -                 451              1,255             -                -                 -
       2.545                             -                   -                  -             -                -                 -
       2.550                           685               2,578             15,679             -                -             1,046
       2.560                            52                 873                381             -               26                99

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:

                              JNL/
                          PPM America         JNL/PPM           JNL/PPM                            JNL/Putnam       JNL/Putnam
                           High Yield      America Money     America Value      JNL/Putnam       International        Midcap
                         Bond Portfolio   Market Portfolio     Portfolio      Equity Portfolio  Equity Portfolio  Growth Portfolio
                        ----------------- ----------------  ----------------  ----------------  ----------------- ----------------
                        ----------------- ----------------  ----------------  ----------------  ----------------- ----------------
        M&E CLASS

          2.595                        -                -                 4                 -                  -                -
          2.600                        -                -                 -                 -                  -                -
          2.610                      234               58                20               467                179              991
          2.645                        -                -                 -                 -                  -                -
          2.650                    2,506            1,084               981                57                625                -
          2.660                        -                -                 -                 -                  -                -
          2.695                        -                -                 -                 -                  -                -
          2.710                        -                -                 -                 -                  -                -
          2.745                        -               21               125                 -                 87              253
          2.750                        7                -                 -                 -                  -                -
          2.760                      108                -                 -                 -                  -                -
          2.770                        -                -                 -                 -                  -                -
          2.795                        -                -                 -                 -                  -                -
          2.800                    2,281              436               297                 -                270                -
          2.810                       22                -                86                 -                  -                -
          2.820                        -                -                 -                 -                  -                -
          2.850                       15                -               203                 -                  -                -
          2.895                        -                -                 -                 -                  -                -
          2.900                      265                -                 -                 -                167                -
          2.910                      806                -                78                 -                  6               12
          2.960                        -                -                 -                 -                281                -
          3.045                        -                -                 -                 -                  -                -
          3.060                        -                -                 -                 -                  -                -
          3.200                        -                -                 -                 -                  -                -

 PERSPECTIVE
  Standard Benefit             1,547,462        1,108,797            37,085         1,905,489            812,062          170,043
   Maximum Anniversary
     Value Benefit                 4,472            1,955                59               659                717              513
   Earnings Protection
     Benefits                      3,626            7,944                71             2,349              2,383            2,511
   Combined Optional
     Benefits                      1,020               90                 -               145                785               70
                        ----------------- ----------------  ----------------  ----------------  ----------------- ----------------
                        ----------------- ----------------  ----------------  ----------------  ----------------- ----------------

          Total              $ 2,176,588      $ 1,682,460         $ 109,699       $ 1,966,623          $ 999,031        $ 249,741
                        ================= ================  ================  ================  ================= ================



                            JNL/Putnam           JNL/S&P             JNL/S&P           JNL/S&P        JNL/S&P          JNL/S&P
                           Value Equity         Aggressive        Conservative      Core Index 50   Core Index 75   Core Index 100
                            Portfolio       Growth Portfolio I  Growth Portfolio I    Portfolio      Portfolio        Portfolio
                        ------------------- ------------------- ------------------ -------------- ----------------  ----------------
                        ------------------- ------------------- ------------------ -------------- ----------------  ----------------
        M&E CLASS

          2.595                       -                   -                  -              -                -                 -
          2.600                       -                   -              1,864              -                -                 -
          2.610                   1,273               1,516              2,802              -                -               336
          2.645                       -                 941                  -              -                -                 -
          2.650                      64               2,127              6,974              -                -                 -
          2.660                       -                   -                  -              -                -                 -
          2.695                       -                   -                  -              -                -                 -
          2.710                       -                   -                  -              -                -                 -
          2.745                       -                   -                 45            702                -                70
          2.750                      11                  28                143             22                -                 -
          2.760                       -                   -                  -              -                -                 -
          2.770                       -                  87                 87              -                -               175
          2.795                       -                   -                157              -                -                 -
          2.800                     263                   -                509              -                -                 -
          2.810                      86                   -                 44              -                -                 -
          2.820                       -                   -                194              -                -                 -
          2.850                      63                   3                 12              -                -                 -
          2.895                       -                   -                 78              -                -                 -
          2.900                       -                   -                950              -                -                 -
          2.910                       -                  37                 15             37               37                 -
          2.960                       -                   -                  -              -                -                 -
          3.045                       -                   -                  -              -                -                 -
          3.060                       -                   -                  -              -                -                 -
          3.200                       -                   -                  -              -                -                 -

 PERSPECTIVE
  Standard Benefit            2,463,400           1,029,991          2,325,986          4,572            1,858            10,681
   Maximum Anniversary
     Value Benefit                5,469               1,468             14,425              -                -                58
   Earnings Protection
     Benefits                     5,096               5,604             15,595              -                -                70
   Combined Optional
     Benefits                       839                 735              3,809              -                -                 -
                        ---------------- ------------------- ------------------ -------------- ----------------  ----------------
                        ---------------- ------------------- ------------------ -------------- ----------------  ----------------

          Total             $ 2,692,318         $ 1,666,644        $ 4,237,467       $ 60,227         $ 96,024         $ 363,913
                        ================ =================== ================== ============== ================  ================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:



                                                                                                                   JNL/Salomon
                                                                                                                     Brothers
                   JNL/S&P Equity                            JNL/S&P            JNL/S&P         JNL/Salomon       U.S. Government
                     Aggressive       JNL/S&P Equity        Moderate        Very Aggressive   Brothers Global        & Quality
                  Growth Portfolio I Growth Portfolio I Growth Portfolio I  Growth Portfolio IBond Portfolio       Bond Portfolio
                  -----------------  ------------------ ------------------  ---------------- ------------------ -------------------
                  -----------------  ------------------ ------------------  ---------------- ------------------ -------------------
    M&E CLASS

           1.000               $ -                 $ -                $ -               $ -              $ 625                 $ -
           1.150            36,135              66,144            408,783            25,574             49,326             120,095
           1.250                 -                   -                  -                 -                  -                   -
           1.300            18,958              41,139            292,057            14,898             43,434              92,748
           1.400            16,739              18,455            201,223             9,343             18,529              53,196
           1.450             3,313              12,144             38,364             4,138              8,014              30,272
           1.500             4,128              21,073            101,781            10,808             10,169              27,720
           1.545             4,589              13,417             58,863             3,164              4,841              10,448
           1.550                28                  62                754                 4                 48                  16
           1.560                 -                   -                  -                 -             11,144                   -
           1.570               555               2,481             17,706               919              1,211               6,068
           1.575                 -                   -                  -                 -                  -                   -
           1.600               425              11,085             47,004               461              6,980              17,992
           1.650             2,828               9,595             61,024             1,110              9,940              27,779
           1.695               489               2,553             40,819             3,347              3,744               5,941
           1.700               606               7,804             46,012             2,345              4,642              11,860
           1.710            37,400              60,629            328,686            24,359             61,321             108,985
           1.720                71               4,334             14,139               827              1,994               6,085
           1.725                 -                   -                  -                 -                  -                   -
           1.745                 -                   -                152                 -                  -                   -
           1.750               855               8,126             42,944               147              3,603              25,246
           1.795               665               4,490             11,468               157              2,556               3,345
           1.800             1,108               1,100             32,624               823              4,724               9,415
           1.810                 -                   -                  -                 -                707                 695
           1.820               558               1,527              2,674                55                501               1,875
           1.825                 -                   -                  -                 -                  -                   -
           1.845               109               3,343             25,034               899              2,629              13,364
           1.850                 -                   -                 62                 -                 73                  55
           1.860            31,335              36,764            353,105             8,566             21,380              66,646
           1.870                 -                   3                  -                 -                  -                   -
           1.895             1,528               3,132             19,403               313              4,150               8,468
           1.900             5,263               2,762             35,214                72              3,090              13,585
           1.920                 2                   -              2,083                 -                 65                 118
           1.945                 -                   -                 78                 -                  -                   -
           1.950               126                 404              6,276                35              1,480                 490
           1.960             4,401              17,531            177,576             6,068             12,343              32,775
           1.970                 -                   -                  -                 -                 16                  16
           1.995                 2               2,111             21,600               556              2,426              10,147
           2.000             2,057                 979             17,117               900              3,063               4,644
           2.010                 -                  45             12,797               424              1,160               2,741
           2.020                 -                   -                 59                 -                  -                  78





                      JNL/T. Rowe         JNL/T. Rowe             JNL/
                   Price Established     Price Mid-Cap       T. Rowe Price
                   Growth Portfolio     Growth Portfolio    Value Portfolio
                  -------------------- -------------------  -----------------
                  -------------------- -------------------  -----------------
    M&E CLASS

           1.000                $ 216               $ 568                $ -
           1.150               61,611              75,765             91,577
           1.250                    -               1,844                227
           1.300               50,858              47,434             80,346
           1.400               34,402              24,357             48,087
           1.450               11,409              10,667             10,605
           1.500               15,266              17,608             17,958
           1.545                8,431               8,775              6,837
           1.550                  162                  54                161
           1.560                  153                  80                154
           1.570                3,304               1,691              4,544
           1.575                    -                   -                  -
           1.600                4,402               5,674             27,914
           1.650               13,201              13,345             14,233
           1.695                3,294               4,334              6,303
           1.700                3,803               4,838              7,551
           1.710               78,920              55,117             61,545
           1.720                2,050               2,934              3,067
           1.725                    -                   -                  -
           1.745                    -                  74                  -
           1.750                2,900               2,260              6,289
           1.795                2,900               2,456              3,271
           1.800                4,575               4,046              7,712
           1.810                    -                 130                  -
           1.820                  571               1,772              4,387
           1.825                    -                   -                  -
           1.845                3,373               2,819              7,381
           1.850                   25                  28                 14
           1.860               27,084              45,506             62,006
           1.870                    -                  63                  -
           1.895                4,931               3,036              5,368
           1.900                5,328               2,598              2,937
           1.920                  422                 155                352
           1.945                    2                   -                  -
           1.950                1,203               1,030              2,777
           1.960               15,962              32,820             38,741
           1.970                   16                  16                 16
           1.995                2,404               5,625              3,245
           2.000                1,456               2,671              6,036
           2.010                1,558               3,229              2,201
           2.020                   63                  46                 90

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:



                                                                                                                   JNL/Salomon
                                                                                                                     Brothers
                   JNL/S&P Equity                            JNL/S&P            JNL/S&P         JNL/Salomon       U.S. Government
                     Aggressive       JNL/S&P Equity        Moderate        Very Aggressive   Brothers Global       & Quality
                  Growth Portfolio I Growth Portfolio I Growth Portfolio I  Growth Portfolio IBond Portfolio       Bond Portfolio
                  -----------------  ------------------ ------------------  ---------------- ------------------ -------------------
                  -----------------  ------------------ ------------------  ---------------- ------------------ -------------------
     M&E CLASS

       2.045                     -               2,127              2,102                47                214                 675
       2.050                 1,346               5,073              4,999               263                457                 681
       2.060                 1,508               6,105             40,863             1,743              3,320              19,972
       2.070                     -                   -              1,159                 -                  -                   -
       2.095                    19                 555             12,392             2,179              1,947               2,806
       2.100                     1               2,074              2,902                54                252                 329
       2.110                     -                 285                279                11                176                  18
       2.120                    17                   -                470                 -                  -                   -
       2.145                   815               1,669              9,138                76              1,006              11,614
       2.150                   182                 369              4,695               137                154                 953
       2.160                 1,011               2,938             17,501               603              2,965               6,195
       2.170                     -                  91                  1                 6                  6                   -
       2.195                     -                  35              3,972               562                 35                 284
       2.200                     8               1,581              2,460                 -                121                 113
       2.210                   173               2,548             16,013               532              1,009               6,028
       2.220                 1,276                   -                  -                 -                  -                   -
       2.245                     -                   -                  -                 -                  6                   -
       2.250                     -                 224              7,058               156              1,040                 256
       2.260                   636               3,984             29,960             1,231              1,721               9,921
       2.270                     -                   -                  -                 -                  -                   -
       2.295                     -                 346              4,767                 -                201               1,622
       2.300                   147               5,782             34,492             1,129              3,452              14,135
       2.310                    86               1,865              3,338               478                177               2,073
       2.320                     -                   -                 25                 -                  -                   -
       2.345                     -                   3                110                 -                 59                   -
       2.350                     7                 236              1,291                 -                626                 534
       2.360                     -                 870                857                 -                 89                  50
       2.370                     -                   -                125                 -                  -                   -
       2.395                   500                 104              1,675             1,426                779                 951
       2.400                     -                   -                955                 -                  -                   -
       2.410                     -                   -                  -                 -                  -                   -
       2.445                   174                   -              4,761                 -                608                 195
       2.450                   165               1,316             53,037               229              3,627              20,054
       2.460                     4                   -                818                 4                 13                  12
       2.470                     -                   -                  -                 -                  -                   -
       2.495                     -                   -                  -                 -                  -                   -
       2.500                     -                  22                234                 -                 48                  40
       2.510                     -                   -                800                 -                 21                 296
       2.545                     -                   -                  -                 -                  -                   -
       2.550                   662                 988              6,225               105                715               3,439
       2.560                     -                  51              2,811                 -                 64                   -



                    JNL/T. Rowe          JNL/T. Rowe            JNL/
                 Price Established     Price Mid-Cap       T. Rowe Price
                 Growth Portfolio     Growth Portfolio    Value Portfolio
                -------------------- -------------------  -----------------
                -------------------- -------------------  -----------------
     M&E CLASS

       2.045                    280                 905                855
       2.050                    803               1,823                571
       2.060                  2,802               5,340              6,066
       2.070                      -                  47                  -
       2.095                  3,322               3,574              3,005
       2.100                     72                 320                234
       2.110                    154                  55                 97
       2.120                    131                 230                112
       2.145                  2,053               2,539              2,074
       2.150                    528                 450                710
       2.160                  1,807               2,420              2,683
       2.170                     16                  52                 15
       2.195                     41                 474                208
       2.200                     23                  30                 92
       2.210                  1,273               2,934              2,867
       2.220                      -                   -                  -
       2.245                      6                  14                 34
       2.250                  1,338               1,481                 63
       2.260                  2,614               5,778              4,540
       2.270                      -                   -                  -
       2.295                    403                 178              1,028
       2.300                  2,405               4,534              4,014
       2.310                  1,001               1,254                382
       2.320                      -                   -                  -
       2.345                    168                 101                201
       2.350                    134                 147                185
       2.360                     93                  52                134
       2.370                      -                  16                 16
       2.395                    622                 893                647
       2.400                      -                  14                 14
       2.410                      -                   -                  -
       2.445                    492               1,150                557
       2.450                  2,295               2,219              5,847
       2.460                    178                 181                 17
       2.470                      1                   1                  1
       2.495                      -                   -                296
       2.500                     39                  30                 39
       2.510                    240                 860              1,172
       2.545                     16                   -                 16
       2.550                  1,199               1,639              3,088
       2.560                     81                  26                 73

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - INSURANCE CHARGES

The following is a summary of insurance charges for the period ended December 31, 2003:




                              JNL/S&P Equity                            JNL/S&P            JNL/S&P         JNL/Salomon
                                Aggressive       JNL/S&P Equity        Moderate        Very Aggressive   Brothers Global
                             Growth Portfolio I Growth Portfolio I Growth Portfolio I  Growth Portfolio IBond Portfolio
                             -----------------  ------------------ ------------------  ---------------- ------------------
                             -----------------  ------------------ ------------------  ---------------- ------------------
         M&E CLASS

           2.595                            -                   -                  -                 -                  -
           2.600                            -                   -                  -                 -                  -
           2.610                            -                 162              7,261                36                140
           2.645                            -                   -                177                 -                  -
           2.650                          838               5,962              6,729             1,562                452
           2.660                            -                   -                452                 -                  -
           2.695                            -                  52                  -                 -                  -
           2.710                            -                   -                  1                 -                  8
           2.745                            -               2,064                 45                 -                  -
           2.750                            -                   -                  -                28                150
           2.760                            -                   -                422                 -                  -
           2.770                            -                   -                 87                 -                  -
           2.795                            -                   -                  -                 -                  -
           2.800                            -                   -              1,414                 -              2,418
           2.810                            -                   -                  -                 -                  -
           2.820                            -                   -                 65                 -                  -
           2.850                        5,838                   -                  -                 -                 68
           2.895                            -                   -                 13                 -                  -
           2.900                            -                   -                  -                 -                338
           2.910                            -                   -                 41                 -                 21
           2.960                            -                   -                  -                 -                  -
           3.045                            -                   -                  -                 -                  -
           3.060                            -                   -                  -                 -                  -
           3.200                            -                   -                  -                 -                  -

 PERSPECTIVE
  Standard Benefit                    347,258           1,219,832          3,274,327           516,703            876,945
   Maximum Anniversary
     Value Benefit                        452               2,082             19,378               271                761
   Earnings Protection
     Benefits                           1,565              12,292             20,401             1,608              2,710
   Combined Optional
     Benefits                               -                 499             34,709                 -                150
                             -----------------  ------------------ ------------------  ---------------- ------------------
                             -----------------  ------------------ ------------------  ---------------- ------------------

           Total                    $ 538,961         $ 1,637,418        $ 6,055,288         $ 651,491        $ 1,208,997
                             =================  ================== ==================  ================ ==================


                                JNL/Salomon
                                 Brothers
                              U.S. Government         JNL/T. Rowe         JNL/T. Rowe            JNL/
                                 & Quality         Price Established     Price Mid-Cap      T. Rowe Price
                              Bond Portfolio       Growth Portfolio    Growth Portfolio    Value Portfolio
                           ----------------------  ------------------  ------------------  -----------------
                           ----------------------  ------------------  ------------------  -----------------
         M&E CLASS

           2.595                               -                   -                   4                  -
           2.600                               -                   -                   -                  -
           2.610                              68                 679                 844                427
           2.645                               -                   -                   -                  -
           2.650                              65                 883               1,095                622
           2.660                               -                   -                   -                  -
           2.695                               -                   -                  52                  -
           2.710                               -                   -                   -                  -
           2.745                               -                 104                 350                  -
           2.750                             335                   7                 219                 12
           2.760                               -                  88                   -                197
           2.770                               -                   -                   -                  -
           2.795                               -                   -                   -                  -
           2.800                           1,123                  43                 663                351
           2.810                               -                 151                 107                201
           2.820                               -                   -                   -                  -
           2.850                             188                  20                 145                 18
           2.895                               -                   -                   -                  -
           2.900                              27                 170                 327                169
           2.910                             217                 432                 231                302
           2.960                               -                   -                   -                  -
           3.045                               -                   -                   -                  -
           3.060                               -                   -                   -                  -
           3.200                               -                   -                   -                  -

 PERSPECTIVE
  Standard Benefit                     2,557,352           2,973,409           2,816,582            949,319
   Maximum Anniversary
     Value Benefit                         9,625               5,282               8,596              4,679
   Earnings Protection
     Benefits                             12,451               6,057               6,719              8,665
   Combined Optional
     Benefits                              2,094                 241                 396              1,427
                           ----------------------  ------------------  ------------------  -----------------
                           ----------------------  ------------------  ------------------  -----------------

           Total                     $ 3,399,699         $ 3,380,451         $ 3,263,556        $ 1,542,274
                           ======================  ==================  ==================  =================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:



                              JNL/                  JNL/                 JNL/                                   JNL/
                         AIM Large Cap          AIM Premier          AIM Small Cap         JNL/Alger      Alliance Capital
                        Growth Portfolio    Equity II Portfolio    Growth Portfolio    Growth Portfolio   Growth Portfolio
                       -------------------  ---------------------  ------------------  ------------------ ------------------
                       -------------------  ---------------------  ------------------  ------------------ ------------------
      M&E CLASS

        1.000                           -                      -                   -                   -                  -
        1.150                   10.368162               9.487409           11.382319           17.200539           9.611899
        1.250                           -                      -           11.358356           17.059794                  -
        1.300                   10.334894               9.456555           11.346024           16.989871           9.528014
        1.400                   10.312565               9.436096           11.321480           16.851036           9.472603
        1.450                   10.301258               9.425776           11.309125           16.781827           9.445047
        1.500                   10.290106               9.415572           11.296833           16.713092           9.417578
        1.545                   10.279724               9.406471           11.285826           16.651409           9.392792
        1.550                   10.280537                      -           11.284563           16.644324                  -
        1.560                           -                      -                   -                   -                  -
        1.570                   10.274855               9.401200           11.279714           16.617243           9.379172
        1.575                   10.274933                      -           11.278481           16.610717           9.376235
        1.600                   10.267568               9.395133           11.272126           16.576345           9.362733
        1.650                   10.256737               9.386860           11.261406           16.508420           9.335441
        1.695                   10.246575               9.375696           11.249429           16.447609           9.310992
        1.700                   10.245557               9.374718           11.247853           16.440728           9.308522
        1.710                   10.243119               9.372675           11.245452           16.427246           9.302797
        1.720                   10.240990               9.370628           11.242978           16.413834           9.297202
        1.725                   10.239922                      -           11.241050           16.407031           9.295451
        1.745                           -                      -                   -                   -                  -
        1.750                   10.234353               9.364559           11.235673           16.385368           9.281180
        1.795                   10.224373               9.355485           11.224704           16.313052           9.256780
        1.800                   10.223246               9.354356           11.223353           16.306225           9.254106
        1.810                           -                      -                   -                   -                  -
        1.820                   10.218951               9.365356           11.218477           16.279544                  -
        1.825                   10.217626               9.355470           11.217304           16.274172                  -
        1.845                   10.213258               9.345178           11.212485           16.246060           9.229816
        1.850                   10.212197                      -           11.211256           16.238639                  -
        1.860                   10.209946               9.342154           11.208826           16.226176           9.221714
        1.870                   10.207724               9.340116           11.206358           16.212750           9.216343
        1.895                   10.202170               9.335154           11.200312           16.179483           9.202929
        1.900                   10.201064               9.334065           11.199173           16.173026           9.200243
        1.920                   10.196623                      -           11.194382           16.146470           9.189477
        1.945                           -                      -                   -                   -                  -
        1.950                   10.187189               9.323920           11.186885           16.106586           9.173404
        1.960                   10.187773               9.321923           11.184466           16.093351           9.168070
        1.970                   10.185579               9.319684           11.182296           16.080126           9.162693
        1.995                   10.180456               9.314746           11.176877           16.047181           9.149300
        2.000                   10.178084               9.313573           11.174826           16.040592           9.146685
        2.010                   10.176666               9.311817           11.172375           16.027911           9.141329
        2.020                   10.174616                      -                   -           16.014180                  -




                        JNL/Curian         JNL/Curian          JNL/Curian         JNL/Curian
                            25          Communications     Consumer Brands          Energy
                        Portfolio      Sector Portfolio    Sector Portfolio    Sector Portfolio
                     ----------------- -----------------  -------------------  -----------------
                     ----------------- -----------------  -------------------  -----------------
      M&E CLASS

        1.000               10.172779                 -                    -                  -
        1.150               10.104564                 -            10.170973                  -
        1.250               10.059232                 -                    -                  -
        1.300               10.036777                 -            10.102551          13.328740
        1.400                9.991760          3.934696                    -          13.269012
        1.450                9.969339                 -                    -                  -
        1.500                9.946993                 -                    -                  -
        1.545                9.926886                 -                    -          13.182891
        1.550                9.924623                 -             9.989869                  -
        1.560                9.920154                 -                    -                  -
        1.570                9.915763                 -                    -                  -
        1.575                       -                 -                    -                  -
        1.600                9.902435                 -                    -                  -
        1.650                9.880395                 -                    -                  -
        1.695                9.860279                 -                    -                  -
        1.700                9.858114          3.882048             9.922836          13.091476
        1.710                9.853631                 -                    -                  -
        1.720                9.849195                 -                    -                  -
        1.725                9.846914                 -                    -                  -
        1.745                       -                 -                    -                  -
        1.750                9.835965                 -             9.900574                  -
        1.795                9.816030                 -                    -                  -
        1.800                9.813807                 -                    -                  -
        1.810                9.809411                 -                    -                  -
        1.820                9.804983                 -                    -                  -
        1.825                       -                 -                    -                  -
        1.845                9.794073                 -                    -                  -
        1.850                9.791804                 -                    -                  -
        1.860                9.787479                 -             9.851738          12.997796
        1.870                       -                 -                    -                  -
        1.895                9.771965                 -                    -                  -
        1.900                9.769925                 -                    -                  -
        1.920                9.761023                 -                    -                  -
        1.945                9.750184                 -                    -                  -
        1.950                9.747720                 -                    -                  -
        1.960                9.743626                 -                    -                  -
        1.970                9.739173                 -                    -                  -
        1.995                9.728256                 -                    -          12.919163
        2.000                9.726131                 -                    -          12.916293
        2.010                9.721965                 -                    -                  -
        2.020                9.717339                 -                    -                  -





                        JNL/Curian
                        Enhanced           JNL/Curian        JNL/Curian
                      S&P 500 Stock        Financial           Global
                     Index Portfolio    Sector Portfolio    15 Portfolio
                    ------------------  ----------------- -----------------
                    ------------------  ----------------- -----------------
      M&E CLASS

        1.000                7.728089                  -          9.522624
        1.150                7.674625          10.987648          9.458775
        1.250                       -                  -          9.416452
        1.300                7.621553                  -          9.395201
        1.400                7.586375          10.864996          9.353203
        1.450                7.568824                  -          9.332196
        1.500                7.551457          10.816347          9.311260
        1.545                7.535724                  -          9.292450
        1.550                7.533881          10.792068          9.290354
        1.560                       -                  -          9.286158
        1.570                7.526938                  -          9.282065
        1.575                7.525167                  -                 -
        1.600                7.516391                  -          9.269555
        1.650                7.499126                  -          9.248731
        1.695                7.483597                  -          9.230093
        1.700                7.481785          10.719627          9.227888
        1.710                7.478327          10.714816          9.223873
        1.720                7.474795                  -          9.219720
        1.725                7.473137                  -                 -
        1.745                7.466244                  -                 -
        1.750                7.464492                  -          9.208958
        1.795                7.448958          10.673932          9.188615
        1.800                7.447222                  -          9.186591
        1.810                       -                  -          9.182491
        1.820                7.440324                  -          9.178462
        1.825                7.438651                  -                 -
        1.845                7.431733                  -          9.168092
        1.850                7.430036                  -          9.166010
        1.860                7.426589          10.642926          9.161938
        1.870                7.423163                  -                 -
        1.895                7.414560          10.626195          9.147296
        1.900                7.412843                  -          9.145490
        1.920                7.406322                  -          9.137130
        1.945                       -                  -          9.126560
        1.950                7.395705                  -          9.125069
        1.960                7.392316                  -          9.120898
        1.970                7.388889                  -          9.116756
        1.995                7.377080                  -          9.106610
        2.000                7.378634          10.576183          9.104698
        2.010                7.375403                  -          9.100342
        2.020                7.371809                  -                 -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                              JNL/                  JNL/                 JNL/                                   JNL/
                         AIM Large Cap          AIM Premier          AIM Small Cap         JNL/Alger      Alliance Capital
                        Growth Portfolio    Equity II Portfolio    Growth Portfolio    Growth Portfolio   Growth Portfolio
                       -------------------  ---------------------  ------------------  ------------------ ------------------
                       -------------------  ---------------------  ------------------  ------------------ ------------------
      M&E CLASS

        2.045                   10.168744               9.304697           11.163864           15.981394           9.122708
        2.050                   10.167884               9.303685           11.162684           15.974948           9.119766
        2.060                   10.165597               9.365624           11.160242           15.961642           9.115269
        2.070                           -               9.299620           11.158018                   -                  -
        2.095                   10.157927               9.294608           11.151770           15.915923           9.096128
        2.100                   10.156708                      -           11.150414           15.908634           9.093415
        2.110                   10.154540                      -           11.146568           15.896277           9.088171
        2.120                   10.152338                      -                   -           15.883012           9.082800
        2.145                   10.146911               9.284301           11.151286           15.852986           9.069614
        2.150                           -                      -           11.138441           15.844115                  -
        2.160                   10.143621               9.281428           11.135992           15.831109           9.061654
        2.170                           -               9.279458           11.133622                   -           9.056406
        2.195                   10.135890               9.274547                   -           15.785675           9.043328
        2.200                   10.134111               9.273332           11.125282           15.779418                  -
        2.210                   10.130963               9.302470           11.126639           15.766243           9.035267
        2.220                           -                      -                   -                   -                  -
        2.245                   10.124889                      -           11.115486                   -                  -
        2.250                   10.116685                      -           11.103073           15.714560                  -
        2.260                   10.121716               9.261288           11.111888           15.701501           9.009019
        2.270                   10.119648               9.259283           11.109720           15.688579           9.003705
        2.295                   10.113879                      -           11.090187                   -           8.990574
        2.300                   10.113005               9.253267           11.102212           15.650625           8.988366
        2.310                   10.110652               9.251298           11.099756           15.637246           8.982732
        2.320                           -                      -                   -                   -                  -
        2.345                   10.102880                      -                   -                   -           8.964377
        2.350                           -               9.243325           11.090156           15.585946           8.961754
        2.360                   10.099645                      -           11.087734           15.573164           8.956226
        2.370                   10.097440                      -           11.085257                   -                  -
        2.395                   10.091917               9.234185           11.079294           15.528467           8.938286
        2.400                           -                      -                   -           15.522062                  -
        2.410                           -                      -                   -                   -                  -
        2.445                   10.080944                      -           11.067218           15.464933           8.912246
        2.450                   10.079857               9.223508           11.066168           15.458432           8.921138
        2.460                   10.077706                      -           11.063375           15.443171                  -
        2.470                           -                      -           11.061228                   -                  -
        2.495                   10.070039                      -                   -                   -                  -
        2.500                   10.068930                      -           11.054069                   -           8.883659
        2.510                   10.066713                      -           11.051671           15.382440           8.878388
        2.545                   10.059249                      -           11.043798                   -                  -
        2.550                   10.058020               9.203222           11.042107           15.331983           8.857782
        2.560                   10.055761               9.201226                   -                   -           8.852601
        2.595


                      JNL/Curian         JNL/Curian          JNL/Curian         JNL/Curian
                          25          Communications     Consumer Brands          Energy
                      Portfolio      Sector Portfolio    Sector Portfolio    Sector Portfolio
                   ----------------- -----------------  -------------------  -----------------
                   ----------------- -----------------  -------------------  -----------------
      M&E CLASS

        2.045              9.706417                 -                    -                  -
        2.050              9.704228                 -                    -                  -
        2.060              9.699897          3.819758             9.763997          12.881598
        2.070              9.695479                 -                    -                  -
        2.095              9.684614                 -                    -                  -
        2.100              9.682172                 -                    -                  -
        2.110              9.678207                 -                    -                  -
        2.120                     -                 -                    -                  -
        2.145              9.662918                 -                    -                  -
        2.150              9.660739                 -                    -                  -
        2.160              9.656691                 -                    -                  -
        2.170              9.652075                 -                    -                  -
        2.195              9.641248                 -                    -                  -
        2.200              9.639234                 -                    -                  -
        2.210              9.634776                 -                    -          12.795057
        2.220              9.630443                 -                    -                  -
        2.245                     -                 -                    -                  -
        2.250              9.617487                 -                    -                  -
        2.260              9.613237                 -                    -                  -
        2.270                     -                 -                    -                  -
        2.295              9.615442                 -                    -                  -
        2.300              9.596013                 -                    -                  -
        2.310              9.592188                 -             9.654724                  -
        2.320              9.587355                 -                    -                  -
        2.345              9.576536                 -                    -                  -
        2.350              9.574406                 -                    -                  -
        2.360              9.570082                 -                    -                  -
        2.370                     -                 -                    -                  -
        2.395              9.555159                 -                    -                  -
        2.400              9.552910                 -                    -                  -
        2.410              9.548638                 -                    -                  -
        2.445              9.533615                 -                    -                  -
        2.450              9.531553                 -                    -                  -
        2.460              9.527266                 -                    -                  -
        2.470              9.522938                 -                    -                  -
        2.495              9.512240                 -                    -                  -
        2.500              9.510131                 -                    -                  -
        2.510              9.505830          3.743377             9.568389                  -
        2.545              9.490920                 -                    -                  -
        2.550              9.488885                 -                    -                  -
        2.560              9.484531                 -                    -                  -
        2.595


                     JNL/Curian
                      Enhanced           JNL/Curian        JNL/Curian
                    S&P 500 Stock        Financial           Global
                   Index Portfolio    Sector Portfolio    15 Portfolio
                  ------------------  ----------------- -----------------
                  ------------------  ----------------- -----------------
      M&E CLASS

        2.045              7.363211                  -          9.086108
        2.050              7.354616                  -          9.092014
        2.060              7.358160          10.547725          9.079984
        2.070              7.354705                  -          9.075941
        2.095              7.346276                  -          9.065730
        2.100              7.344186                  -          9.060679
        2.110              7.341121                  -          9.059373
        2.120              7.337814                  -          9.055573
        2.145              7.329254                  -          9.045421
        2.150                     -                  -          9.043389
        2.160              7.324169                  -          9.040210
        2.170              7.320766                  -          9.035261
        2.195              7.312342                  -          9.025103
        2.200              7.310688                  -          9.023033
        2.210              7.307232                  -          9.019087
        2.220                     -                  -          9.014981
        2.245                     -                  -          9.004854
        2.250              7.293737                  -          9.002830
        2.260              7.290370                  -          8.998870
        2.270              7.287030                  -                 -
        2.295                     -                  -          9.000038
        2.300              7.276887                  -          8.982702
        2.310              7.273554                  -          8.979521
        2.320                     -                  -                 -
        2.345              7.261327                  -          8.964543
        2.350              7.260078                  -          8.962487
        2.360                     -                  -          8.958466
        2.370                     -                  -                 -
        2.395              7.244935                  -          8.944458
        2.400                     -                  -          8.942401
        2.410                     -                  -          8.938376
        2.445                     -                  -          8.924337
        2.450              7.226480                  -          8.922383
        2.460              7.223407                  -          8.918395
        2.470                     -                  -          8.914328
        2.495                     -                  -                 -
        2.500              7.209856                  -          8.902118
        2.510              7.206466          10.336726          8.898340
        2.545                     -                  -          8.884352
        2.550              7.193293                  -          8.882437
        2.560              7.189842                  -          8.878379
        2.595

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                              JNL/                  JNL/                 JNL/                                   JNL/
                         AIM Large Cap          AIM Premier          AIM Small Cap         JNL/Alger      Alliance Capital
                        Growth Portfolio    Equity II Portfolio    Growth Portfolio    Growth Portfolio   Growth Portfolio
                       -------------------  ---------------------  ------------------  ------------------ ------------------
                       -------------------  ---------------------  ------------------  ------------------ ------------------
      M&E CLASS

        2.600                           -                      -                   -                   -                  -
        2.610                   10.044896               9.191179           11.027704           15.256634           8.826072
        2.645                           -                      -                   -                   -                  -
        2.650                   10.035243               9.183158           11.018079           15.206441           8.806117
        2.660                           -                      -                   -                   -                  -
        2.695                           -                      -                   -                   -                  -
        2.710                           -                      -                   -                   -                  -
        2.745                   10.015552                      -           10.995377                   -           8.757970
        2.750                           -                      -                   -           15.082170                  -
        2.760                           -                      -                   -                   -                  -
        2.770                           -                      -                   -                   -                  -
        2.795                           -                      -                   -                   -                  -
        2.800                   10.003543               9.153284           10.982227           15.020552                  -
        2.810                   10.001344                      -           10.979839           15.008024           8.724486
        2.820                           -                      -                   -                   -                  -
        2.850                    9.992621                      -           10.970483           14.961634                  -
        2.895                           -                      -                   -                   -                  -
        2.900                           -                      -                   -           14.897700                  -
        2.910                    9.979643                      -           10.957129           14.885250           8.673622
        2.960                           -                      -                   -                   -                  -
        3.045                           -                      -                   -                   -                  -
        3.060                           -                      -                   -                   -                  -
        3.200                           -                      -                   -                   -                  -

PERSPECTIVE
  Standard Benefit              10.312597               9.436005           11.321412           17.061009           5.591225
  Maximum Anniversary
    Value Benefit                9.356925               8.656243            9.838282            8.796229           8.185391
  Earnings Protection
    Benefit                      9.553846               8.853095           10.461224            8.463367           8.066818
  Combined Optional
    Benefits                    10.048444               8.541270           10.583263            8.887253           8.352332




                          JNL/Curian        JNL/Curian          JNL/Curian          JNL/Curian
                              25          Communications     Consumer Brands          Energy
                          Portfolio      Sector Portfolio    Sector Portfolio    Sector Portfolio
                       ----------------- -----------------  -------------------  -----------------
                       ----------------- -----------------  -------------------  -----------------
      M&E CLASS

        2.600                         -                 -                    -                  -
        2.610                  9.463196                 -                    -                  -
        2.645                  9.448395                 -                    -                  -
        2.650                  9.446277                 -                    -                  -
        2.660                         -                 -                    -                  -
        2.695                         -                 -                    -                  -
        2.710                  9.420882                 -                    -                  -
        2.745                  9.406056                 -                    -                  -
        2.750                  9.403951                 -                    -                  -
        2.760                         -                 -                    -                  -
        2.770                         -                 -                    -                  -
        2.795                         -                 -                    -                  -
        2.800                  9.382837                 -                    -                  -
        2.810                  9.378639                 -                    -                  -
        2.820                         -                 -                    -                  -
        2.850                  9.361811                 -                    -                  -
        2.895                  9.342912                 -                    -                  -
        2.900                  9.341326                 -                    -                  -
        2.910                  9.336602                 -                    -                  -
        2.960                  9.315649                 -                    -                  -
        3.045                  9.280175                 -                    -                  -
        3.060                  9.274024                 -                    -                  -
        3.200                  9.216104                 -                    -                  -

PERSPECTIVE
  Standard Benefit             9.990684          3.934225            10.056348          13.267550
  Maximum Anniversary
    Value Benefit             13.351348                 -                    -                  -
  Earnings Protection
    Benefit                   11.482698          5.985523            11.048650          11.463788
  Combined Optional
    Benefits                  13.317725                 -                    -                  -


                          JNL/Curian
                           Enhanced           JNL/Curian        JNL/Curian
                         S&P 500 Stock        Financial           Global
                        Index Portfolio    Sector Portfolio    15 Portfolio
                       ------------------  ----------------- -----------------
                       ------------------  ----------------- -----------------
      M&E CLASS

        2.600                          -                  -                 -
        2.610                   7.173256                  -          8.858385
        2.645                          -                  -          8.844569
        2.650                   7.158886                  -          8.842563
        2.660                          -                  -                 -
        2.695                          -                  -                 -
        2.710                          -                  -          8.818581
        2.745                   7.128628                  -          8.804992
        2.750                          -                  -                 -
        2.760                          -                  -          8.798985
        2.770                          -                  -                 -
        2.795                          -                  -                 -
        2.800                   7.110433                  -          8.783270
        2.810                   7.107148                  -          8.779244
        2.820                          -                  -                 -
        2.850                   7.096185                  -          8.763501
        2.895                          -                  -          8.745790
        2.900                          -                  -          8.744031
        2.910                   7.074361                  -          8.739936
        2.960                          -                  -          8.720316
        3.045                          -                  -          8.687072
        3.060                          -                  -          8.681240
        3.200                          -                  -          8.625915

PERSPECTIVE
  Standard Benefit             13.545456          10.863807          9.352117
  Maximum Anniversary
    Value Benefit              13.528126                  -         13.315391
  Earnings Protection
    Benefit                    13.511082          10.299466         11.097362
  Combined Optional
    Benefits                   13.494080                  -         13.281848

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                             JNL/Curian                                                                      JNL/
                          Pharmaceutical/       JNL/Curian         JNL/Curian          JNL/Curian           Curian
                            Healthcare        S&P 400 MidCap         S&P 500            Small-Cap         Small Cap
                         Sector Portfolio    Index Portfolio     Index Portfolio        Portfolio      Index Portfolio
                         ------------------  -----------------  ------------------  ------------------ -----------------
                         ------------------  -----------------  ------------------  ------------------ -----------------
       M&E CLASS

         1.000                           -          11.354967            9.762010           16.941890         11.474890
         1.150                   10.712278          11.320660            9.733350           16.828284         11.441129
         1.250                           -          11.299481            9.714283           16.752751         11.418898
         1.300                   10.640366          11.288179            9.704475           16.715279         11.407354
         1.400                           -          11.266326            9.685794           16.641584         11.385268
         1.450                   10.568935          11.255272            9.676351           16.603108         11.374073
         1.500                   10.545239          11.244298            9.666861           16.565833         11.363042
         1.545                   10.523943          11.234458            9.658382           16.532374         11.353016
         1.550                   10.521583          11.233273            9.657406           16.528571         11.351965
         1.560                           -          11.231205            9.655406           16.521158         11.349838
         1.570                           -          11.228855            9.653613           16.513940         11.347255
         1.575                           -          11.227797            9.652662                   -         11.346363
         1.600                   10.497982          11.222252            9.647922           16.491646         11.340719
         1.650                   10.474436          11.211280            9.638461           16.454612         11.330482
         1.695                           -          11.202897            9.632613           16.421421         11.323219
         1.700                   10.450955          11.203508            9.629082           16.418040         11.322868
         1.710                   10.446219          11.198100            9.627151           16.410369         11.316333
         1.720                           -          11.195916            9.625272           16.402987         11.314054
         1.725                           -          11.194859            9.624367           16.399201         11.313013
         1.745                           -          11.190381                   -           16.384502         11.308569
         1.750                           -          11.189329            9.619630           16.380972         11.307751
         1.795                   10.406403          11.179502            9.611144           16.347751         11.297180
         1.800                           -          11.178403            9.610255           16.344166         11.296233
         1.810                           -                  -                   -           16.336724         11.294250
         1.820                           -          11.174070            9.606350           16.329782         11.291968
         1.825                           -                  -            9.605521                   -                 -
         1.845                           -          11.168526            9.601736           16.311178         11.286568
         1.850                           -          11.167419            9.600939           16.307379         11.285323
         1.860                   10.376123          11.165215            9.633292           16.300209         11.283103
         1.870                           -          11.163107            9.597093                   -         11.281019
         1.895                   10.359816          11.157626            9.592352           16.274472         11.275445
         1.900                           -          11.156527            9.591396           16.270968         11.274247
         1.920                           -          11.152072            9.587668           16.256844         11.270080
         1.945                           -          11.146963            9.582784           16.237889         11.264715
         1.950                           -          11.145629            9.581987           16.234157         11.263317
         1.960                           -          11.143253            9.580000           16.227183         11.261045
         1.970                           -          11.141231            9.578279           16.219763         11.258919
         1.995                   10.313395          11.135778            9.573570           16.201662         11.253399
         2.000                   10.311094          11.134623            9.572700           16.198282         11.252281
         2.010                           -          11.132419            9.570704           16.190701         11.249989
         2.020                           -          11.130339                   -           16.183445         11.247905


                            JNL/Curian         JNL/Curian        JNL/Curian       JNL/Curian
                           Technology         The Dow SM        The Dow SM         The S&P(R)
                        Sector Portfolio      5 Portfolio      10 Portfolio      10 Portfolio
                       -------------------  ----------------  ----------------  ----------------
                       -------------------  ----------------  ----------------  ----------------
       M&E CLASS

         1.000                          -                 -          9.666055          8.767335
         1.150                   5.821507                 -          9.601223          8.708556
         1.250                          -                 -          9.558084          8.669552
         1.300                          -                 -          9.536729          8.650127
         1.400                          -                 -          9.494008          8.611320
         1.450                          -                 -          9.472726          8.592032
         1.500                          -                 -          9.451434          8.572748
         1.545                          -                 -          9.432342          8.555455
         1.550                   5.717829                 -          9.430215          8.553439
         1.560                          -                 -          9.426008          8.549606
         1.570                          -                 -          9.421801          8.545780
         1.575                          -                 -          9.419653                 -
         1.600                          -                 -          9.409116          8.534330
         1.650                          -                 -          9.388108          8.515238
         1.695                          -                 -          9.369072          8.497985
         1.700                   5.679463                 -          9.367060          8.496054
         1.710                   5.676889                 -          9.362764          8.492286
         1.720                          -                 -          9.358538          8.488470
         1.725                          -                 -          9.356452                 -
         1.745                          -                 -                 -                 -
         1.750                          -                 -          9.345904          8.477053
         1.795                   5.655279                 -          9.327044          8.460011
         1.800                          -                 -          9.324762          8.458049
         1.810                          -                 -          9.320782          8.454161
         1.820                          -                 -          9.316244          8.450411
         1.825                          -                 -          9.315833                 -
         1.845                          -                 -          9.306171          8.440961
         1.850                          -                 -          9.304357          8.439003
         1.860                          -                 -          9.299784          8.435284
         1.870                          -                 -          9.295714                 -
         1.895                          -                 -          9.285268          8.421855
         1.900                   5.628688                 -          9.283216          8.420146
         1.920                          -                 -          9.274794          8.412873
         1.945                          -                 -          9.264486          8.402917
         1.950                          -                 -          9.262470          8.401218
         1.960                          -                 -          9.258218          8.397491
         1.970                          -                 -          9.254200          8.393649
         1.995                          -                 -          9.243667          8.384282
         2.000                          -                 -          9.241580          8.382472
         2.010                          -                 -          9.237461          8.378523
         2.020                          -                 -          9.233344          8.374820



                                           JNL/Eagle          JNL/Janus
                     JNL/Eagle Core         SmallCap          Aggressive
                    Equity Portfolio    Equity Portfolio   Growth Portfolio
                    ------------------ ------------------- -----------------
                    ------------------ ------------------- -----------------
       M&E CLASS

         1.000                      -           17.202438         24.548717
         1.150              16.695529           17.015190         24.232773
         1.250                      -                   -         24.024384
         1.300              16.513888           16.829996         23.920806
         1.400              16.393894           16.707770         23.715162
         1.450              16.334211           16.647071         23.612960
         1.500              16.274701           16.586414         23.511300
         1.545              16.221408           16.532111         23.418771
         1.550              16.215397           16.526235                 -
         1.560              16.203591           16.513876                 -
         1.570              16.191810           16.501627         23.369616
         1.575              16.186328           16.515174         23.359489
         1.600              16.156461           16.465797         23.309199
         1.650              16.097664           16.405942         23.208607
         1.695              16.045120           16.352181         23.118707
         1.700              16.041048           16.346339         23.116111
         1.710              16.027496           16.334374         23.088719
         1.720              16.015795           16.322227         23.068908
         1.725              16.009819           16.316459                 -
         1.745                      -                   -         23.018994
         1.750              16.044816           16.286124         23.009058
         1.795              15.928127           16.233355         22.919873
         1.800              15.922474           16.227340         22.909724
         1.810                      -                   -                 -
         1.820              15.932567           16.311146         22.870593
         1.825              15.899019           16.236769         22.860592
         1.845              15.870354           16.173912         22.821181
         1.850              15.864535           16.168328         22.811239
         1.860              15.853004           16.156799         22.791286
         1.870              15.841433           16.144860         22.771887
         1.895              15.812559           16.115375         22.722785
         1.900              15.806801           16.109239         22.712952
         1.920              15.785726           16.086463                 -
         1.945                      -                   -                 -
         1.950              15.749296           16.050865         22.649370
         1.960              15.737762           16.039133         22.595513
         1.970              15.726351           16.027518         22.576088
         1.995              15.697663           15.982069         22.527636
         2.000              15.691994           15.992292         22.517590
         2.010              15.680446           15.980723         22.498427
         2.020                      -           15.968894         22.478673

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                             JNL/Curian                                                                      JNL/
                          Pharmaceutical/       JNL/Curian         JNL/Curian          JNL/Curian           Curian
                            Healthcare        S&P 400 MidCap         S&P 500            Small-Cap         Small Cap
                         Sector Portfolio    Index Portfolio     Index Portfolio        Portfolio      Index Portfolio
                         ------------------  -----------------  ------------------  ------------------ -----------------
                         ------------------  -----------------  ------------------  ------------------ -----------------
       M&E CLASS

         2.045                           -          11.124881            9.564219           16.165227         11.242350
         2.050                           -          11.123797            9.563264           16.182854         11.241246
         2.060                   10.283345          11.121624            9.561408           16.154333         11.239060
         2.070                           -                  -                   -           16.147189                 -
         2.095                           -          11.113981            9.554823           16.128999         11.231303
         2.100                           -          11.095194            9.553801           16.124619         11.219460
         2.110                           -          11.109153            9.552041           16.118017         11.232225
         2.120                           -          11.108354            9.550150                   -         11.225414
         2.145                           -          11.103026            9.545709           16.093249         11.220446
         2.150                           -          11.102034            9.544506           16.089153         11.219248
         2.160                           -          11.099826            9.542705           16.082953         11.217040
         2.170                           -          11.097702            9.540827           16.074677         11.214844
         2.195                           -          11.092078            9.536178           16.056495         11.209413
         2.200                           -          11.091101            9.535192           16.053105         11.208313
         2.210                           -          11.089016            9.533340           16.045902         11.206078
         2.220                           -                  -                   -           16.038677                 -
         2.245                           -                  -                   -                   -                 -
         2.250                           -          11.080301            9.525842           16.017088         11.197302
         2.260                           -          11.078131            9.523999           16.009907         11.195052
         2.270                           -          11.075966            9.522138                   -         11.192927
         2.295                           -          11.070630            9.517405           16.014834         11.187657
         2.300                           -          11.069500            9.516502           15.981331         11.186381
         2.310                           -          11.068515            9.515733           15.976816         11.185705
         2.320                           -          11.065720            9.512807                   -                 -
         2.345                           -          11.059683            9.508177           15.948893         11.176549
         2.350                           -          11.058597            9.507235           15.945341         11.175436
         2.360                           -          11.056577            9.505366           15.938174         11.173245
         2.370                           -                  -            9.503497                   -                 -
         2.395                           -          11.048968            9.498883           15.913238         11.165766
         2.400                           -                  -                   -           15.909521                 -
         2.410                           -          11.045126            9.496239           15.902474         11.161103
         2.445                           -          11.038094            9.489497           15.877499         11.154632
         2.450                           -          11.036980            9.488575           15.873998         11.153456
         2.460                           -          11.034726            9.486779           15.866777         11.151371
         2.470                           -                  -                   -           15.859627                 -
         2.495                           -          11.027282            9.480315                   -                 -
         2.500                           -                  -                   -           15.837235                 -
         2.510                   10.077613          11.023992            9.477512           15.830882         11.140439
         2.545                           -          11.016450            9.470978           15.806301         11.132794
         2.550                           -          11.015373            9.470066           15.802845         11.131593
         2.560                           -          11.013220            9.468178           15.795653         11.129622
         2.595                           -                  -                   -                   -                 -



                           JNL/Curian         JNL/Curian        JNL/Curian       JNL/Curian
                          Technology         The Dow SM        The Dow SM         The S&P(R)
                       Sector Portfolio      5 Portfolio      10 Portfolio      10 Portfolio
                      -------------------  ----------------  ----------------  ----------------
                      -------------------  ----------------  ----------------  ----------------
       M&E CLASS

         2.045                         -                 -          9.222934          8.365418
         2.050                         -                 -          9.220847          8.363479
         2.060                  5.588413                 -          9.216721          8.359777
         2.070                         -                 -          9.212506          8.356011
         2.095                         -                 -          9.202296          8.346592
         2.100                         -                 -          9.200318          8.345005
         2.110                         -                 -          9.196027          8.341098
         2.120                         -                 -          9.192075                 -
         2.145                         -                 -          9.181582          8.327970
         2.150                         -                 -          9.179522          8.326069
         2.160                         -                 -          9.175468          8.322677
         2.170                         -                 -          9.171388          8.318599
         2.195                         -                 -          9.161029          8.309237
         2.200                         -                 -          9.158890          8.307443
         2.210                  5.550871                 -          9.154695          8.303618
         2.220                         -                 -          9.150742          8.299902
         2.245                         -                 -                 -                 -
         2.250                         -                 -          9.138425          8.295379
         2.260                         -                 -          9.134331          8.285180
         2.270                         -                 -          9.130145                 -
         2.295                         -                 -          9.120033          8.292069
         2.300                         -                 -          9.117851          8.270242
         2.310                         -                 -          9.115540          8.267439
         2.320                         -                 -          9.109707          8.262836
         2.345                         -                 -          9.099512          8.253474
         2.350                         -                 -          9.097472          8.251599
         2.360                         -                 -          9.093376          8.247920
         2.370                         -                 -                 -                 -
         2.395                         -                 -          9.079145          8.235071
         2.400                         -                 -          9.077075          8.233096
         2.410                         -                 -          9.072991          8.229415
         2.445                         -                 -          9.058712          8.216503
         2.450                         -                 -          9.056803          8.214718
         2.460                         -                 -          9.052629          8.210983
         2.470                         -                 -          9.048567          8.207267
         2.495                         -                 -                 -                 -
         2.500                         -                 -          9.036484          8.196218
         2.510                  5.476582                 -          9.032336          8.192484
         2.545                         -                 -          9.018145          8.179674
         2.550                         -                 -          9.016140          8.177938
         2.560                         -                 -          9.012091          8.174169
         2.595                         -                 -                 -                 -



                                             JNL/Eagle          JNL/Janus
                       JNL/Eagle Core         SmallCap          Aggressive
                      Equity Portfolio    Equity Portfolio   Growth Portfolio
                      ------------------ ------------------- -----------------
                      ------------------ ------------------- -----------------
       M&E CLASS

         2.045                15.640429           15.939999         22.430333
         2.050                15.634683           15.934415         22.420641
         2.060                15.623398           15.922607         22.399265
         2.070                        -                   -                 -
         2.095                15.583573           15.881932         22.333350
         2.100                15.578224           15.876669         22.324105
         2.110                15.566557           15.864621         22.305329
         2.120                15.555222           15.853791         22.285629
         2.145                15.527930           15.824278         22.237519
         2.150                15.521235           15.818410         22.227839
         2.160                15.509835           15.807520         22.208492
         2.170                15.498572           15.794722         22.189446
         2.195                15.470304           15.766579                 -
         2.200                15.465041           15.760442         22.131643
         2.210                15.453235           15.749724         22.113033
         2.220                        -                   -                 -
         2.245                        -                   -                 -
         2.250                15.411121           15.694109                 -
         2.260                15.397080           15.691870         22.017686
         2.270                        -           15.680746         21.998511
         2.295                15.357984           15.652028                 -
         2.300                15.352410           15.646291         21.938547
         2.310                15.341014           15.634875         21.922843
         2.320                        -                   -                 -
         2.345                15.302011                   -                 -
         2.350                15.296432                   -                 -
         2.360                15.285273           15.578022                 -
         2.370                        -                   -                 -
         2.395                15.246307           15.538351                 -
         2.400                15.240764           15.533016                 -
         2.410                        -                   -                 -
         2.445                15.190805                   -                 -
         2.450                15.189254           15.475544         21.658604
         2.460                        -           15.463549                 -
         2.470                        -           15.453469                 -
         2.495                        -           15.425448                 -
         2.500                15.129967                   -                 -
         2.510                15.118827           15.408490         21.547542
         2.545                        -                   -         21.483273
         2.550                15.089452           15.363343         21.473382
         2.560                15.063949           15.352394                 -
         2.595                        -                   -                 -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                            JNL/Curian                                                                       JNL/
                          Pharmaceutical/       JNL/Curian         JNL/Curian          JNL/Curian           Curian
                            Healthcare         S&P 400 MidCap        S&P 500            Small-Cap         Small Cap
                         Sector Portfolio    Index Portfolio     Index Portfolio        Portfolio      Index Portfolio
                         ------------------  -----------------  ------------------  ------------------ -----------------
                         ------------------  -----------------  ------------------  ------------------ -----------------
       M&E CLASS

         2.600                           -                  -                   -                   -                 -
         2.610                           -          11.002319            9.458926           15.760276         11.118476
         2.645                           -          10.994874            9.452450           15.735496                 -
         2.650                           -          10.993787            9.451521           15.731951         11.109962
         2.660                           -                  -                   -                   -                 -
         2.695                           -                  -                   -                   -                 -
         2.710                           -          10.981378            9.440450           15.689894         11.096961
         2.745                           -          10.973385            9.433932           15.664987         11.089218
         2.750                           -                  -                   -           15.661522         11.086122
         2.760                           -                  -                   -                   -                 -
         2.770                           -                  -                   -                   -                 -
         2.795                           -                  -                   -                   -                 -
         2.800                           -          10.961576            9.423774           15.626364         11.077363
         2.810                           -          10.959265                   -           15.619312                 -
         2.820                           -                  -                   -                   -                 -
         2.850                           -          10.948156            9.413657                   -         11.066705
         2.895                           -                  -                   -           15.559780                 -
         2.900                           -          10.940338            9.405545           15.555645         11.055800
         2.910                           -          10.937434            9.403549           15.549338                 -
         2.960                           -          10.927268            9.394300           15.514489         11.042704
         3.045                           -                  -                   -           15.455341                 -
         3.060                           -                  -                   -           15.444890                 -
         3.200                           -                  -                   -           15.348024                 -

PERSPECTIVE
  Standard Benefit               10.591534          13.840752           13.380356           16.638557         15.147894
  Maximum Anniversary
    Value Benefit                        -          13.823845           13.363576           15.469929         15.128896
  Earnings Protection
    Benefit                       8.593263          13.805921           13.346669           11.448859         15.109851
  Combined Optional
    Benefits                             -          13.788490           13.329822           15.430946         15.090701



                            JNL/Curian         JNL/Curian        JNL/Curian        JNL/Curian
                            Technology         The Dow SM        The Dow SM         The S&P(R)
                         Sector Portfolio      5 Portfolio      10 Portfolio      10 Portfolio
                        -------------------  ----------------  ----------------  ----------------
                        -------------------  ----------------  ----------------  ----------------
       M&E CLASS

         2.600                           -                 -                 -                 -
         2.610                           -                 -          8.991815          8.155823
         2.645                           -                 -          8.977742          8.143026
         2.650                           -                 -          8.975501          8.141198
         2.660                           -                 -                 -                 -
         2.695                           -                 -                 -                 -
         2.710                           -                 -          8.951608          8.119249
         2.745                           -                 -          8.937553          8.106467
         2.750                           -                 -          8.935508          8.104701
         2.760                           -                 -                 -                 -
         2.770                           -                 -                 -                 -
         2.795                           -                 -                 -                 -
         2.800                           -                 -          8.915428          8.086552
         2.810                           -                 -          8.911478          8.082895
         2.820                           -                 -                 -                 -
         2.850                           -                 -                 -                 -
         2.895                           -                 -          8.877521          8.052113
         2.900                           -                 -          8.874486          8.049835
         2.910                           -                 -          8.871545          8.046702
         2.960                           -                 -          8.851643          8.028651
         3.045                           -                 -          8.817926          7.998070
         3.060                           -                 -          8.812001          7.992634
         3.200                           -                 -          8.757884          7.942574

PERSPECTIVE
  Standard Benefit                5.755782          7.408429          9.493100          8.610367
  Maximum Anniversary
    Value Benefit                        -                 -         11.160297         10.674091
  Earnings Protection
    Benefit                       8.062090          9.330596         10.351226          7.878539
  Combined Optional
    Benefits                             -                 -         10.986246         10.647240


                                               JNL/Eagle          JNL/Janus
                         JNL/Eagle Core         SmallCap          Aggressive
                        Equity Portfolio    Equity Portfolio   Growth Portfolio
                        ------------------ ------------------- -----------------
                        ------------------ ------------------- -----------------
       M&E CLASS

         2.600                          -                   -                 -
         2.610                  15.009882           15.296526         21.360547
         2.645                          -                   -                 -
         2.650                  14.964991           15.251969         21.288317
         2.660                          -                   -                 -
         2.695                          -           15.201892                 -
         2.710                          -                   -                 -
         2.745                  14.862182           15.146422         21.114547
         2.750                          -           15.141220         21.105307
         2.760                          -                   -                 -
         2.770                          -                   -                 -
         2.795                          -                   -                 -
         2.800                  14.802393           15.086021                 -
         2.810                  14.791714           15.075010                 -
         2.820                          -                   -                 -
         2.850                          -                   -                 -
         2.895                          -                   -                 -
         2.900                          -           14.976361                 -
         2.910                  14.684021           14.965423         20.815659
         2.960                          -                   -                 -
         3.045                          -                   -                 -
         3.060                          -                   -                 -
         3.200                          -                   -                 -

PERSPECTIVE
  Standard Benefit              16.252116           16.178894         19.625695
  Maximum Anniversary
    Value Benefit                9.921160           12.043470          8.989720
  Earnings Protection
    Benefit                      9.014180           10.884308          8.276052
  Combined Optional
    Benefits                     9.695289           11.462168          9.402302

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:



                              JNL/Janus         JNL/Janus          JNL/Janus         JNL/JPMorgan       JNL/Lazard
                             Balanced           Capital             Global         International          Mid Cap
                             Portfolio      Growth Portfolio   Equities Portfolio Value Portfolio     Value Portfolio
                          ----------------  -----------------  -----------------  -----------------  ------------------
                          ----------------  -----------------  -----------------  -----------------  ------------------
       M&E CLASS

         1.000                          -          18.690119                  -           8.865871                   -
         1.150                   9.535089          18.449483                  -           8.788630           14.226593
         1.250                          -                  -                  -           8.737470           14.143838
         1.300                   9.482757          18.212132                  -           8.711992           14.102619
         1.400                   9.447999          18.055727                  -           8.661254           14.020518
         1.450                   9.430714          17.977739                  -           8.636070           13.979704
         1.500                   9.413426          17.900196                  -           8.610989           13.939001
         1.545                   9.397889          17.831496                  -           8.588679           13.902387
         1.550                   9.395882                  -                  -                  -           13.897487
         1.560                          -                  -                  -                  -                   -
         1.570                   9.389347          17.792363                  -           8.575816           13.882138
         1.575                   9.387586          17.784713                  -                  -           13.878064
         1.600                   9.378991          17.747194                  -           8.560845           13.857794
         1.650                   9.362608          17.673513                  -           8.535842           13.817322
         1.695                   9.346292          17.601425                  -           8.513479           13.781180
         1.700                   9.344625          17.591669                  -           8.510978           13.777271
         1.710                   9.341212          17.578575                  -           8.505952           13.769179
         1.720                   9.337887          17.563354                  -           8.501286           13.761174
         1.725                   9.336073                  -                  -                  -           13.757640
         1.745                          -          17.525423                  -                  -                   -
         1.750                   9.327503          17.517959                  -           8.496841           13.737045
         1.795                   9.312154          17.450055                  -           8.463684           13.701129
         1.800                   9.310389          17.442157                  -           8.461467           13.696898
         1.810                          -                  -                  -           8.456539           13.689075
         1.820                   9.325686                  -                  -           8.451597           13.681054
         1.825                   9.324861                  -                  -                  -           13.677187
         1.845                   9.295046          17.374986                  -           8.439152           13.661088
         1.850                   9.293317                  -                  -                  -           13.657103
         1.860                   9.289950          17.352047                  -           8.431871           13.649189
         1.870                   9.286563          17.337351                  -           8.426957           13.641198
         1.895                   9.277994          17.299112                  -           8.414683           13.621279
         1.900                   9.275622          17.292422                  -           8.412630           13.617422
         1.920                   9.269509                  -                  -           8.402421           13.601357
         1.945                          -                  -                  -                  -                   -
         1.950                   9.259319          17.217836                  -           8.387712           13.571578
         1.960                   9.255926          17.203029                  -           8.382851           13.569738
         1.970                   9.252622                  -                  -                  -           13.561825
         1.995                   9.244039          17.151170                  -           8.365676           13.542351
         2.000                   9.242416          17.143787                  -           8.363294           13.538056
         2.010                   9.238885          17.128974                  -           8.358424           13.530220
         2.020                   9.235532                  -                  -                  -           13.522226



                                                      JNL/                JNL/
                                                 Mellon Capital      Mellon Capital
                            JNL/Lazard             Management          Management        JNL/Oppenheimer
                             Small Cap             Bond Index         International       Global Growth
                          Value Portfolio          Portfolio         Index Portfolio        Portfolio
                        --------------------  --------------------- ------------------  -------------------
                        --------------------  --------------------- ------------------  -------------------
       M&E CLASS

         1.000                    13.166191                      -          11.632574             9.853500
         1.150                    13.051442              10.927761          11.597230             9.813553
         1.250                    12.975477              10.906616          11.575697             9.788001
         1.300                    12.937683              10.895720          11.564307             9.774869
         1.400                    12.862361              10.874494          11.541803             9.748810
         1.450                    12.824926              10.863864          11.530483             9.735685
         1.500                    12.787597              10.853409          11.519208             9.722920
         1.545                    12.753896              10.843768          11.509101             9.711179
         1.550                    12.750250              10.842755          11.507880             9.709951
         1.560                            -                      -          11.505693                    -
         1.570                    12.735415              10.838298          11.503458             9.704596
         1.575                    12.732141              10.837425          11.502360             9.702426
         1.600                    12.713046              10.831980          11.496763             9.696555
         1.650                    12.676165              10.821337          11.485198             9.684007
         1.695                    12.642790              10.814305          11.478158             9.672445
         1.700                    12.639213              10.815452          11.479756             9.671580
         1.710                    12.631765              10.808636          11.471850             9.668620
         1.720                    12.624481              10.806506          11.469462             9.075745
         1.725                    12.620695              10.805732          11.468523             9.663029
         1.745                            -              10.801400                  -                    -
         1.750                    12.602331              10.800145          11.462916             9.659858
         1.795                    12.569280              10.791723          11.453388             9.646698
         1.800                    12.565656              10.789961          11.451615             9.644950
         1.810                            -              10.787705                  -                    -
         1.820                    12.550877              10.785622          11.447172             9.640031
         1.825                    12.547159                      -                  -             9.639445
         1.845                    12.532654              10.780375          11.441651             9.633702
         1.850                    12.529454              10.779317          11.440353             9.632673
         1.860                    12.522115              10.776914          11.438217             9.629898
         1.870                    12.514393              10.775014          11.435967             9.627575
         1.895                    12.496157              10.769745          11.430415             9.621176
         1.900                    12.491360              10.768426          11.429266             9.619614
         1.920                    12.477852              10.764003          11.424819             9.613963
         1.945                            -              10.759799          11.419276             9.608088
         1.950                    12.448261              10.758137          11.418142             9.606832
         1.960                    12.448845              10.755823          11.415807             9.604217
         1.970                    12.441607              10.753961          11.413579             9.601612
         1.995                    12.423749              10.748474          11.415545             9.595242
         2.000                    12.419922              10.747655          11.406957             9.593879
         2.010                    12.412579              10.745312          11.404677             9.591466
         2.020                    12.405216              10.743419          11.402459             9.588920


                                                                      JNL/
                                                 JNL/PIMCO         PPM America
                        JNL/Oppenheimer        Total Return         Balanced
                        Growth Portfolio      Bond Portfolio        Portfolio
                      ---------------------  ------------------ ------------------
                      ---------------------  ------------------ ------------------
       M&E CLASS

         1.000                    8.069163           13.881564                  -
         1.150                    8.036678           13.760573          21.521726
         1.250                           -                   -          21.336684
         1.300                    8.004818           13.640691          21.244772
         1.400                    7.983346           13.561306          21.062068
         1.450                    7.972821           13.521889          20.971396
         1.500                    7.962219           13.482355          20.881045
         1.545                    7.952516           13.447046          20.800043
         1.550                    7.951600           13.443108          20.791007
         1.560                           -           13.435303                  -
         1.570                    7.947322           13.427444          20.755098
         1.575                    7.946294           13.423487          20.746151
         1.600                    7.940803           13.403799          20.701213
         1.650                    7.930436           13.364692          20.611942
         1.695                    7.919316           13.329885          20.532503
         1.700                    7.919454           13.326085          20.523424
         1.710                    7.917678           13.318188          20.505700
         1.720                    7.421741           13.310436          20.487929
         1.725                           -           13.306544          20.479150
         1.745                           -           13.290894                  -
         1.750                    7.902848           13.287157          20.435258
         1.795                    7.899764           13.252285          20.355698
         1.800                    7.898727           13.248452          20.346867
         1.810                           -                   -                  -
         1.820                    7.912483           13.232986          20.311787
         1.825                           -           13.229029          20.302871
         1.845                    7.889206           13.213652          20.267963
         1.850                    7.888161           13.209526          20.260100
         1.860                    7.886122           13.202127          20.241868
         1.870                    7.884156           13.194371          20.224283
         1.895                    7.878955           13.175132          20.180560
         1.900                    7.877431           13.170824          20.172902
         1.920                    7.873527           13.155911          20.135398
         1.945                           -           13.136682          20.093719
         1.950                    7.867166           13.135132          20.085130
         1.960                    7.865003           13.125282          20.067720
         1.970                    7.862629           13.117304          20.050109
         1.995                    7.856272           13.098502          20.007162
         2.000                    7.856652           13.094701          19.998539
         2.010                    7.853974           13.087036          19.981093
         2.020                           -           13.079346          19.964000

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                              JNL/Janus         JNL/Janus          JNL/Janus         JNL/JPMorgan       JNL/Lazard
                             Balanced           Capital             Global         International          Mid Cap
                             Portfolio      Growth Portfolio   Equities Portfolio Value Portfolio     Value Portfolio
                          ----------------  -----------------  -----------------  -----------------  ------------------
                          ----------------  -----------------  -----------------  -----------------  ------------------
       M&E CLASS

         2.045                   9.226924          17.077191                  -                  -           13.502127
         2.050                   9.225337          17.070004                  -           8.338947           13.494163
         2.060                   9.222016          17.055179                  -           8.334156           13.490802
         2.070                   9.218695                  -                  -                  -                   -
         2.095                   9.210203          17.003586                  -           8.317048           13.463228
         2.100                   9.211006          16.996934                  -           8.314738           13.459609
         2.110                   9.205156          16.981712                  -           8.309767           13.451327
         2.120                   9.201741                  -                  -           8.304928           13.443556
         2.145                   9.194421          16.930586                  -           8.292724           13.424028
         2.150                   9.191410          16.923133                  -                  -           13.420136
         2.160                   9.188264          16.908549                  -           8.285560           13.412276
         2.170                   9.184976                  -                  -                  -           13.404471
         2.195                   9.176474                  -                  -           8.268350           13.384767
         2.200                   9.174772          16.850160                  -           8.266257           13.381161
         2.210                   9.171406          16.835666                  -           8.261435           13.372649
         2.220                          -                  -                  -                  -                   -
         2.245                          -                  -                  -                  -           13.345725
         2.250                   9.149823          16.777595                  -           8.242119           13.343007
         2.260                   9.154604          16.763072                  -           8.237413           13.334234
         2.270                   9.151210          16.748641                  -                  -           13.326459
         2.295                   9.142811                  -                  -           8.220528           13.306921
         2.300                   9.141118          16.705174                  -           8.217464           13.303156
         2.310                   9.137837          16.690904                  -           8.213344           13.295419
         2.320                          -                  -                  -                  -                   -
         2.345                   9.126053                  -                  -                  -           13.268360
         2.350                   9.124409                  -                  -           8.194190           13.266897
         2.360                   9.121091                  -                  -           8.189829           13.256669
         2.370                          -                  -                  -                  -           13.248948
         2.395                   9.109485                  -                  -           8.172573           13.229590
         2.400                          -                  -                  -                  -           13.225706
         2.410                          -                  -                  -                  -                   -
         2.445                   9.092692                  -                  -                  -           13.191118
         2.450                   9.090992          16.489384                  -                  -           13.187033
         2.460                   9.087677                  -                  -                  -                   -
         2.470                          -                  -                  -                  -                   -
         2.495                          -                  -                  -           8.125126           13.152657
         2.500                          -                  -                  -                  -           13.148850
         2.510                   9.071067          16.404922                  -           8.118034           13.141080
         2.545                   9.059385          16.355411                  -                  -           13.114382
         2.550                   9.062946          16.348629                  -           8.099175           13.110414
         2.560                   9.054333                  -                  -                  -           13.102833
         2.595                          -                  -                  -           8.078307                   -



                                                    JNL/                JNL/
                                               Mellon Capital      Mellon Capital
                          JNL/Lazard             Management          Management        JNL/Oppenheimer
                           Small Cap             Bond Index         International       Global Growth
                        Value Portfolio          Portfolio         Index Portfolio        Portfolio
                      --------------------  --------------------- ------------------  -------------------
                      --------------------  --------------------- ------------------  -------------------
       M&E CLASS

         2.045                  12.386845              10.738155          11.396876             9.582461
         2.050                  12.383612              10.737089          11.418736             9.581254
         2.060                  12.376380              10.735002          11.393502             9.578695
         2.070                          -                      -                  -                    -
         2.095                  12.355004              10.727669          11.385559             9.569658
         2.100                  12.342413              10.726254          11.393953             9.565373
         2.110                  12.340238              10.724485          11.382303             9.565905
         2.120                  12.333250              10.722381          11.380126             9.563552
         2.145                  12.315132              10.717134          11.374639             9.568447
         2.150                  12.311608              10.716100          11.373451             9.555682
         2.160                  12.304390              10.713767          11.371209             9.553252
         2.170                  12.297089              10.711861          11.369048             9.550670
         2.195                  12.279253              10.706642          11.363451             9.544267
         2.200                  12.275716              10.705450          11.362402             9.542958
         2.210                  12.268542              10.703513          11.360058             9.540424
         2.220                          -                      -                  -                    -
         2.245                  12.243468                      -                  -             9.531474
         2.250                  12.252375              10.695119          11.351185             9.558463
         2.260                  12.232782              10.693073          11.348953             9.527662
         2.270                  12.225677                      -          11.346787             9.525203
         2.295                  12.208170              10.685927          11.341348             9.508863
         2.300                  12.204258              10.684795          11.340133             9.517599
         2.310                  12.197465              10.683670          11.338353             9.515001
         2.320                          -                      -          11.335549                    -
         2.345                  12.172240              10.674656          11.330054                    -
         2.350                  12.168762              10.675246          11.328962             9.504853
         2.360                  12.161621              10.672210          11.326766             9.502301
         2.370                  12.154670                      -                  -                    -
         2.395                  12.136729              10.665232          11.319643             9.493319
         2.400                  12.133988                      -                  -             9.491729
         2.410                          -              10.661637          11.316905                    -
         2.445                  12.101238              10.654098          11.307853             9.480777
         2.450                  12.098039              10.653323          11.306908             9.478082
         2.460                  12.090893              10.651209          11.304641                    -
         2.470                          -                      -          11.302338                    -
         2.495                          -                      -                  -                    -
         2.500                  12.062269                      -                  -             9.466879
         2.510                  12.055562              10.640903          11.293036             9.464291
         2.545                  12.031050              10.633486          11.285777                    -
         2.550                  12.027601              10.633078          11.285570             9.454321
         2.560                  12.020517              10.630325          11.282680             9.451738
         2.595                          -                      -                  -                    -



                                                                     JNL/
                                                JNL/PIMCO         PPM America
                       JNL/Oppenheimer        Total Return         Balanced
                       Growth Portfolio      Bond Portfolio        Portfolio
                     ---------------------  ------------------ ------------------
                     ---------------------  ------------------ ------------------
       M&E CLASS

         2.045                   7.847225           13.060357          19.921117
         2.050                   7.846206           13.055873          19.912350
         2.060                   7.844090           13.048877          19.894081
         2.070                   7.841970           13.041306          19.877848
         2.095                   7.836881           13.022128          19.835095
         2.100                          -           13.020781          19.826120
         2.110                          -           13.010863          19.809649
         2.120                          -           13.003540          19.792413
         2.145                   7.826315           12.984622          19.749730
         2.150                          -           12.980548          19.741179
         2.160                   7.820857           12.972978          19.724185
         2.170                          -           12.965309          19.707113
         2.195                   7.816041           12.946465          19.664848
         2.200                   7.814532           12.942631          19.656018
         2.210                   7.813561           12.935143          19.639090
         2.220                          -           12.927513                  -
         2.245                          -           12.908704          19.579884
         2.250                          -           12.940905          19.570245
         2.260                   7.802362           12.897481          19.554435
         2.270                   7.800284           12.889986          19.537639
         2.295                          -           12.870916          19.495501
         2.300                   7.796231           12.867398          19.487099
         2.310                   7.791951           12.859879          19.470250
         2.320                          -                   -                  -
         2.345                          -           12.833650          19.411408
         2.350                   7.783620           12.829894          19.403081
         2.360                   7.782389           12.822567          19.389530
         2.370                          -           12.814928          19.369562
         2.395                   7.774202           12.796307          19.328061
         2.400                          -           12.792492          19.319390
         2.410                          -                   -                  -
         2.445                   7.763873           12.758968          19.244536
         2.450                   7.762842           12.755261          19.236153
         2.460                          -           12.747757          19.219675
         2.470                          -           12.740363                  -
         2.495                   7.753549                   -                  -
         2.500                          -           12.718054                  -
         2.510                   7.750422           12.710650          19.136795
         2.545                          -                   -          19.079435
         2.550                   7.742164           12.683784          19.082725
         2.560                          -           12.673580          19.054364
         2.595                          -                   -                  -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                             JNL/Janus         JNL/Janus          JNL/Janus         JNL/JPMorgan        JNL/Lazard
                             Balanced           Capital             Global         International          Mid Cap
                             Portfolio      Growth Portfolio   Equities Portfolio Value Portfolio     Value Portfolio
                          ----------------  -----------------  -----------------  -----------------  ------------------
                          ----------------  -----------------  -----------------  -----------------  ------------------
       M&E CLASS

         2.600                          -                  -                  -                  -                   -
         2.610                   9.037791          16.263178                  -           8.070785           13.064633
         2.645                          -                  -                  -                  -                   -
         2.650                   9.023949          16.207854                  -           8.051973           13.033798
         2.660                          -                  -                  -                  -                   -
         2.695                          -                  -                  -                  -                   -
         2.710                          -                  -                  -                  -                   -
         2.745                          -                  -                  -           8.007037           12.962389
         2.750                   8.994623          16.067600                  -                  -           12.957985
         2.760                          -                  -                  -                  -                   -
         2.770                          -                  -                  -                  -                   -
         2.795                          -                  -                  -                  -                   -
         2.800                   8.975002          15.999588                  -           7.981828           12.920671
         2.810                   8.971741                  -                  -           7.977140           12.913048
         2.820                          -                  -                  -                  -                   -
         2.850                   8.957269                  -                  -           7.958519           12.883790
         2.895                          -                  -                  -                  -                   -
         2.900                   8.942470          15.862021                  -                  -           12.845400
         2.910                   8.938991                  -                  -           7.930736           12.837923
         2.960                          -                  -                  -                  -                   -
         3.045                          -                  -                  -                  -                   -
         3.060                          -                  -                  -                  -                   -
         3.200                          -                  -                  -                  -                   -

PERSPECTIVE
  Standard Benefit               9.505515          14.054043          17.266421          13.942451           12.061772
  Maximum Anniversary
    Value Benefit               10.342710           9.355765                  -          13.925019           11.333164
  Earnings Protection
    Benefit                     10.187768           8.091733                  -          13.907481           10.667538
  Combined Optional
    Benefits                    10.209146           9.419713                  -          13.889982           11.336964




                                                    JNL/                JNL/
                                               Mellon Capital      Mellon Capital
                          JNL/Lazard             Management          Management        JNL/Oppenheimer
                           Small Cap             Bond Index         International       Global Growth
                        Value Portfolio          Portfolio         Index Portfolio        Portfolio
                      --------------------  --------------------- ------------------  -------------------
                      --------------------  --------------------- ------------------  -------------------
       M&E CLASS

         2.600                          -                      -                  -                    -
         2.610                  11.985425              10.619878          11.271494             9.439121
         2.645                          -              10.612693                  -                    -
         2.650                  11.957412              10.611318          11.262552             9.429263
         2.660                          -                      -                  -                    -
         2.695                          -                      -                  -             9.417869
         2.710                          -                      -          11.249502                    -
         2.745                  11.890102                      -                  -             9.404960
         2.750                  11.887522              10.595251                  -             9.402913
         2.760                          -                      -                  -                    -
         2.770                          -                      -                  -                    -
         2.795                          -                      -                  -                    -
         2.800                  11.853326              10.580516          11.229635             9.391372
         2.810                  11.846382                      -          11.227281             9.388877
         2.820                          -                      -                  -                    -
         2.850                  11.819555              10.566835          11.222267             9.379767
         2.895                          -                      -                  -                    -
         2.900                  11.784304              10.560119          11.207577             9.366467
         2.910                  11.777425                      -                  -             9.363973
         2.960                          -                      -          11.194379                    -
         3.045                          -                      -                  -                    -
         3.060                          -                      -                  -                    -
         3.200                          -                      -                  -                    -

PERSPECTIVE
  Standard Benefit              12.771373              10.272763          13.958372             9.748874
  Maximum Anniversary
    Value Benefit               11.337424              10.259432          13.941318            11.060761
  Earnings Protection
    Benefit                     11.949251              10.246742          13.923235            10.162800
  Combined Optional
    Benefits                    11.101949              10.233992          13.905697            10.614290



                                                                      JNL/
                                                 JNL/PIMCO         PPM America
                        JNL/Oppenheimer        Total Return         Balanced
                        Growth Portfolio      Bond Portfolio        Portfolio
                      ---------------------  ------------------ ------------------
                      ---------------------  ------------------ ------------------
       M&E CLASS

         2.600                           -                   -                  -
         2.610                    7.729771           12.636681          18.971756
         2.645                           -                   -                  -
         2.650                           -           12.607226          18.907534
         2.660                           -                   -                  -
         2.695                           -                   -                  -
         2.710                           -                   -                  -
         2.745                    7.701787           12.537295                  -
         2.750                           -           12.539317          18.744391
         2.760                           -                   -                  -
         2.770                           -                   -                  -
         2.795                           -                   -                  -
         2.800                    7.690710           12.497307          18.663518
         2.810                           -                   -          18.647353
         2.820                           -                   -                  -
         2.850                           -           12.461178          18.584197
         2.895                           -                   -                  -
         2.900                           -           12.424672          18.502885
         2.910                    7.668190           12.417429          18.487002
         2.960                           -           12.381470                  -
         3.045                           -                   -                  -
         3.060                           -                   -                  -
         3.200                           -                   -                  -

PERSPECTIVE
  Standard Benefit                7.983536           10.927650          19.020259
  Maximum Anniversary
    Value Benefit                 8.654566           11.128708          11.812849
  Earnings Protection
    Benefit                       8.439622           10.963287          11.604796
  Combined Optional
    Benefits                      8.652997           11.023173          11.730102

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                              JNL/
                          PPM America           JNL/PPM            JNL/PPM                               JNL/Putnam
                           High Yield        America Money      America Value        JNL/Putnam         International
                         Bond Portfolio     Market Portfolio      Portfolio       Equity Portfolio    Equity Portfolio
                        -----------------  ------------------- -----------------  ------------------  ------------------
                        -----------------  ------------------- -----------------  ------------------  ------------------
      M&E CLASS

        1.000                          -                    -         14.603376                   -           12.164594
        1.150                  15.840241            12.568907         14.576342           18.506230           12.008004
        1.250                          -            12.471319                 -                   -                   -
        1.300                  15.636331            12.407465         14.579081           18.272758           11.853502
        1.400                  15.501904            12.311578         14.530386           18.115424           11.751971
        1.450                  15.435111            12.247761         14.521637           18.037521           11.700924
        1.500                  15.368606            12.204947         14.512323           17.959463           11.650520
        1.545                  15.308889            12.157726         14.501735           17.889689           11.605238
        1.550                  15.302467            12.152385         14.503119                   -           11.600323
        1.560                  15.289179            12.141862                 -                   -           11.590435
        1.570                  15.275958            12.132735         14.499317           17.851575           11.580266
        1.575                  15.269336            12.106150                 -           17.843841                   -
        1.600                  15.236196            12.091367         14.494088           17.805282           11.550322
        1.650                  15.170803            12.047375         14.484421           17.730999           11.500510
        1.695                  15.111301            12.001111         14.477024           17.659399           11.455990
        1.700                  15.105396            11.976961         14.475951           17.652270           11.451575
        1.710                  15.092419            11.986396         14.474125           17.637028           11.441195
        1.720                  15.078878            11.965561                 -           17.621669           11.431296
        1.725                  15.072356            11.950206                 -                   -           11.426616
        1.745                  15.046870                    -                 -                   -                   -
        1.750                  15.040369            11.925325         14.466508           17.664977           11.402084
        1.795                  14.981740            11.897958         14.458706           17.508187           11.357320
        1.800                  14.975624            11.893669         14.463209           17.500454           11.352538
        1.810                  14.962630                    -                 -                   -                   -
        1.820                  14.949869            11.872314                 -           17.470236           11.332854
        1.825                  14.943524                    -                 -                   -           11.332082
        1.845                  14.917476            11.847466         14.449538           17.432688           11.308574
        1.850                  14.911029            11.830924                 -           17.425012           11.303617
        1.860                  14.898142            11.832128         14.447210           17.410186           11.293855
        1.870                  14.885335            11.810402                 -           17.394943           11.284464
        1.895                  14.853236            11.795675         14.440662           17.357451           11.259794
        1.900                  14.846745            11.771844         14.440095           17.349956           11.254887
        1.920                  14.821379            11.770254         14.436130                   -           11.235513
        1.945                          -                    -                 -                   -                   -
        1.950                  14.782828            11.739698         14.430704                   -           11.206426
        1.960                  14.770010            11.730377         14.428901           17.260346           11.196744
        1.970                  14.757447            11.728509                 -           17.245406           11.188730
        1.995                  14.725437            11.694991         14.422561           17.208215           11.162928
        2.000                  14.719090            11.678451         14.421643           17.200524           11.158112
        2.010                  14.706354            11.680152         14.419862           17.185942           11.148574
        2.020                  14.693629            11.649529         14.418091                   -           11.138934


                           JNL/Putnam          JNL/Putnam           JNL/S&P              JNL/S&P
                            Midcap           Value Equity         Aggressive           Conservative
                       Growth Portfolio        Portfolio      Growth Portfolio I    Growth Portfolio I
                      -------------------  ------------------ -------------------- ---------------------
                      -------------------  ------------------ -------------------- ---------------------
      M&E CLASS

        1.000                          -                   -            11.682366                     -
        1.150                   6.537242           18.720938            11.582308             11.834861
        1.250                          -                   -                    -                     -
        1.300                   6.502486           18.477552            11.483106             11.733553
        1.400                   6.478571           18.319071            11.417454             11.666513
        1.450                   6.466702           18.240015            11.384755             11.633120
        1.500                   6.454804           18.161401            11.352161             11.599808
        1.545                   6.443080           18.089758            11.322946             11.569483
        1.550                          -           18.083786            11.319658             11.566620
        1.560                          -                   -                    -                     -
        1.570                   6.438294           18.051963            11.306708             11.553375
        1.575                   6.437109           18.044130            11.303419             11.550071
        1.600                   6.431276           18.005238            11.287313             11.533502
        1.650                   6.419468           17.927610            11.256131             11.500583
        1.695                   6.408645           17.858044            11.225918             11.470889
        1.700                   6.407661           17.850642            11.222719             11.467595
        1.710                   6.405317           17.835035            11.216270             11.461034
        1.720                   6.402626           17.819605            11.209875             11.454448
        1.725                   6.401862           17.811903                    -             11.450908
        1.745                          -                   -                    -             11.437910
        1.750                   6.263640           17.773299            11.190565             11.434793
        1.795                   6.385315           17.704531            11.161767             11.405340
        1.800                   6.384121           17.696907            11.158535             11.402056
        1.810                          -                   -                    -                     -
        1.820                   6.370280           17.666478            11.145797             11.388982
        1.825                          -           17.665036                    -                     -
        1.845                   6.373688           17.628317            11.129776             11.372689
        1.850                          -           17.620627            11.126576             11.369400
        1.860                   6.370166           17.605361            11.120207             11.362913
        1.870                   6.367734           17.590256            11.113665             11.463285
        1.895                   6.361966           17.552297            11.097898             11.340134
        1.900                   6.360818           17.544804            11.094770             11.336885
        1.920                          -           17.514510            11.082014             11.323917
        1.945                          -                   -                    -             11.307691
        1.950                   6.349123           17.469139            11.062957             11.304447
        1.960                   6.346852           17.453954            11.056622             11.297986
        1.970                   6.344499           17.438521            11.050275             11.291440
        1.995                   6.338690           17.401326            11.034446             11.275341
        2.000                   6.337618           17.394857            11.031016             11.272123
        2.010                   6.335255           17.378835            11.024966             11.265632
        2.020                          -           17.363837                    -             11.259164


                            JNL/S&P              JNL/S&P            JNL/S&P
                         Core Index 50        Core Index 75      Core Index 100
                           Portfolio            Portfolio          Portfolio
                      --------------------  ------------------ -------------------
                      --------------------  ------------------ -------------------
      M&E CLASS

        1.000                           -           10.232527                   -
        1.150                   10.036223           10.202320           10.340127
        1.250                           -                   -                   -
        1.300                   10.006779           10.172572           10.309785
        1.400                    9.987461           10.152681           10.289414
        1.450                    9.976808           10.142736           10.279330
        1.500                    9.968127           10.132802           10.265598
        1.545                    9.959019           10.123881           10.257932
        1.550                           -                   -           10.255552
        1.560                           -                   -                   -
        1.570                           -           10.119039           10.255213
        1.575                           -           10.117847           10.250727
        1.600                    9.947863           10.113034           10.248361
        1.650                    9.938562           10.101220           10.236134
        1.695                    9.929634           10.094159           10.226503
        1.700                    9.928595           10.093170           10.229152
        1.710                    9.926731           10.091213           10.227048
        1.720                    9.924775           10.089314           10.225286
        1.725                    9.923828                   -           10.220383
        1.745                           -                   -                   -
        1.750                    9.918874           10.083234           10.219391
        1.795                    9.910171           10.074375           10.206373
        1.800                    9.909200           10.073443           10.205312
        1.810                           -                   -                   -
        1.820                           -           10.069776           10.205145
        1.825                           -                   -           10.200692
        1.845                    9.900510           10.064532           10.200450
        1.850                    9.899441                   -           10.195665
        1.860                    9.897604           10.061613           10.197093
        1.870                    9.895601           10.059584           10.191701
        1.895                    9.890775           10.054692           10.186513
        1.900                    9.889846           10.053704           10.185433
        1.920                           -                   -           10.181844
        1.945                           -                   -                   -
        1.950                    9.880121                   -           10.175504
        1.960                    9.878220           10.041915           10.177149
        1.970                    9.876240           10.040183           10.171500
        1.995                    9.871428                   -           10.170203
        2.000                    9.870485           10.034028           10.165670
        2.010                    9.868551                   -           10.167202
        2.020                           -                   -           10.161758


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                              JNL/
                          PPM America           JNL/PPM            JNL/PPM                               JNL/Putnam
                           High Yield        America Money      America Value        JNL/Putnam         International
                         Bond Portfolio     Market Portfolio      Portfolio       Equity Portfolio    Equity Portfolio
                        -----------------  ------------------- -----------------  ------------------  ------------------
                        -----------------  ------------------- -----------------  ------------------  ------------------
      M&E CLASS

        2.045                  14.661989            11.643862         14.413415           17.134044           11.114872
        2.050                  14.655446            11.638782         14.412653           17.126737           11.110104
        2.060                  14.643040            11.628731         14.410633           17.111894           11.100475
        2.070                  14.630708            11.618654                 -                   -                   -
        2.095                  14.598848            11.593668         14.404592           17.060238           11.066987
        2.100                  14.675773            11.604417                 -                   -           11.062221
        2.110                  14.580000                    -         14.401719           17.038207           11.052651
        2.120                  14.567267            11.568639         14.400032                   -                   -
        2.145                  14.535987            11.544224         14.395487           16.986821           11.019752
        2.150                  14.529645            11.538686                 -           16.979406           11.014536
        2.160                  14.517165            11.528778         14.392783           16.964637           11.003446
        2.170                  14.504812                    -         14.391169                   -           10.995486
        2.195                  14.473374            11.493964         14.386470                   -           10.971892
        2.200                  14.467057            11.488852         14.385680                   -                   -
        2.210                  14.454571            11.479807         14.383833                   -           10.957545
        2.220                  14.442110                    -                 -                   -                   -
        2.245                  14.410916                    -         14.377523                   -                   -
        2.250                  14.401840            11.439457         14.376679                   -           10.919824
        2.260                  14.392259            11.430323         14.389899           16.818877           10.910376
        2.270                  14.379874            11.400891                 -                   -           10.900919
        2.295                  14.348799            11.395850                 -                   -           10.871540
        2.300                  14.342851            11.389812         14.367562           16.760987           10.873786
        2.310                  14.330349            11.380675         14.365877           16.746393           10.863799
        2.320                          -                    -                 -                   -                   -
        2.345                  14.289418                    -                 -                   -           10.830605
        2.350                  14.280841                    -         14.358596                   -                   -
        2.360                  14.268555            11.331266         14.356737                   -                   -
        2.370                  14.256245                    -                 -                   -                   -
        2.395                  14.225371            11.297882         14.349411                   -           10.783938
        2.400                          -                    -                 -                   -           10.779107
        2.410                          -                    -                 -                   -                   -
        2.445                  14.164186                    -         14.341480           16.552312                   -
        2.450                  14.157545            11.244342         14.340633           16.545146           10.724982
        2.460                  14.145826            11.233885         14.338213                   -                   -
        2.470                  14.133630                    -         14.337070                   -                   -
        2.495                          -                    -                 -                   -           10.691182
        2.500                  14.097072                    -                 -                   -           10.686581
        2.510                  14.084880            11.185488         14.329848           16.459915           10.677439
        2.545                          -                    -                 -                   -                   -
        2.550                  14.044846            11.145392         14.322729           16.402856           10.640476
        2.560                  14.024139                    -         14.320776           16.388767                   -
        2.595                          -                    -         14.317173                   -                   -


                           JNL/Putnam          JNL/Putnam           JNL/S&P              JNL/S&P
                            Midcap           Value Equity         Aggressive           Conservative
                       Growth Portfolio        Portfolio      Growth Portfolio I    Growth Portfolio I
                      -------------------  ------------------ -------------------- ---------------------
                      -------------------  ------------------ -------------------- ---------------------
      M&E CLASS

        2.045                   6.327067           17.326301            11.002856             11.242982
        2.050                   6.325930           17.318898            10.999835             11.254250
        2.060                   6.323574           17.304032            10.993393             11.233388
        2.070                          -                   -            10.987131             11.226969
        2.095                   6.315097           17.248940            10.971371             11.210882
        2.100                   6.330968           17.248156            10.968207             11.207674
        2.110                          -           17.229672            10.962012             11.201251
        2.120                   6.309678           17.214531            10.955630             11.194819
        2.145                   6.303229           17.177542            10.939935             11.178807
        2.150                   6.302753           17.169871            10.936881             11.175671
        2.160                          -           17.155161            10.930543             11.169215
        2.170                          -           17.140471            10.924286             11.162769
        2.195                   6.292424                   -                    -             11.146816
        2.200                   6.290911           17.096583            10.905488             11.143649
        2.210                   6.288936           17.081190            10.899229             11.137209
        2.220                          -                   -                    -                     -
        2.245                          -                   -                    -                     -
        2.250                          -           17.050091            10.874262             11.111711
        2.260                   6.277381           17.007831            10.868048             11.105364
        2.270                   6.275056           16.992997            10.861795             11.098990
        2.295                   6.269314                   -            10.846318             11.083117
        2.300                   6.268290           16.948962            10.843130             11.079930
        2.310                   6.265871           16.934384            10.836869             11.073571
        2.320                          -                   -                    -             11.067199
        2.345                   6.257852           16.883705            10.815184             11.051363
        2.350                   6.256678           16.875955            10.812121             11.048203
        2.360                   6.254371           16.861395            10.805883             11.041890
        2.370                   6.252136           16.846887                    -                     -
        2.395                   6.246364           16.810542            10.783975             11.019780
        2.400                   6.245170                   -            10.781178             11.016613
        2.410                          -                   -                    -             11.010290
        2.445                   6.234886           16.738064            10.753379             10.988222
        2.450                   6.233940           16.731044            10.750265             10.985060
        2.460                          -                   -                    -             10.978778
        2.470                   6.229170                   -                    -                     -
        2.495                          -                   -                    -                     -
        2.500                          -                   -            10.719478             10.953984
        2.510                   6.220256           16.644397            10.713325             10.947345
        2.545                          -                   -                    -                     -
        2.550                   6.210859           16.587042            10.688792             10.922266
        2.560                   6.208647           16.572679            10.682658             10.916032
        2.595                          -                   -                    -                     -



                           JNL/S&P              JNL/S&P            JNL/S&P
                        Core Index 50        Core Index 75      Core Index 100
                          Portfolio            Portfolio          Portfolio
                     --------------------  ------------------ -------------------
                     --------------------  ------------------ -------------------
      M&E CLASS

        2.045                          -                   -           10.156618
        2.050                          -           10.024200           10.155624
        2.060                   9.858583           10.022241           10.153611
        2.070                          -                   -                   -
        2.095                          -                   -           10.150395
        2.100                   9.851141                   -           10.145844
        2.110                          -                   -                   -
        2.120                          -                   -                   -
        2.145                   9.842281           10.005347           10.136724
        2.150                   9.841472                   -           10.135745
        2.160                   9.839559           10.002613           10.137367
        2.170                   9.837462           10.000667                   -
        2.195                   9.832815            9.995758           10.126794
        2.200                          -                   -           10.125865
        2.210                   9.830050            9.992853           10.123807
        2.220                          -                   -                   -
        2.245                          -                   -                   -
        2.250                          -                   -                   -
        2.260                   9.820392            9.983056           10.113919
        2.270                   9.818373                   -                   -
        2.295                          -                   -           10.106973
        2.300                   9.812433            9.975233           10.106048
        2.310                          -            9.973271           10.104018
        2.320                          -                   -                   -
        2.345                          -                   -                   -
        2.350                          -                   -           10.096082
        2.360                          -                   -           10.094126
        2.370                          -                   -                   -
        2.395                          -            9.956671                   -
        2.400                          -                   -                   -
        2.410                          -                   -                   -
        2.445                          -            9.946762                   -
        2.450                   9.783807                   -           10.076328
        2.460                          -                   -                   -
        2.470                          -                   -                   -
        2.495                          -                   -                   -
        2.500                          -                   -                   -
        2.510                          -                   -                   -
        2.545                          -                   -                   -
        2.550                          -                   -           10.056565
        2.560                          -            9.924547           10.054646
        2.595                          -                   -                   -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                              JNL/
                          PPM America           JNL/PPM            JNL/PPM                               JNL/Putnam
                           High Yield        America Money      America Value        JNL/Putnam         International
                         Bond Portfolio     Market Portfolio      Portfolio       Equity Portfolio    Equity Portfolio
                        -----------------  ------------------- -----------------  ------------------  ------------------
                        -----------------  ------------------- -----------------  ------------------  ------------------
      M&E CLASS

        2.600                          -                    -                 -                   -                   -
        2.610                  13.964126            11.089303         14.311944           16.318087           10.585428
        2.645                          -                    -                 -                   -                   -
        2.650                  13.915794            11.050781         14.304798           16.262016           10.549036
        2.660                          -                    -                 -                   -                   -
        2.695                          -                    -                 -                   -                   -
        2.710                          -                    -                 -                   -                   -
        2.745                          -            10.960724         14.287871                   -           10.462911
        2.750                  13.799580                    -                 -                   -                   -
        2.760                  13.784048                    -                 -                   -                   -
        2.770                          -                    -                 -                   -                   -
        2.795                          -                    -                 -                   -                   -
        2.800                  13.736496            10.908857         14.277971                   -           10.413234
        2.810                  13.724699                    -         14.276133                   -                   -
        2.820                          -                    -                 -                   -                   -
        2.850                  13.677303                    -         14.270913                   -                   -
        2.895                          -                    -                 -                   -                   -
        2.900                  13.618436                    -                 -                   -           10.323746
        2.910                  13.606623                    -         14.258310                   -           10.315061
        2.960                          -                    -                 -                   -           10.270368
        3.045                          -                    -                 -                   -                   -
        3.060                          -                    -                 -                   -                   -
        3.200                          -                    -                 -                   -                   -

PERSPECTIVE
  Standard Benefit             14.865840            12.064300         14.530402           15.165370           11.603517
  Maximum Anniversary
    Value Benefit              11.681522             9.851776         14.512244            9.255852           10.110353
  Earnings Protection
    Benefit                    11.832469             9.856727         14.494089            8.700176            9.542318
  Combined Optional
    Benefits                   11.680305             9.810304         14.475946            9.417380           10.049362



                            JNL/Putnam          JNL/Putnam            JNL/S&P              JNL/S&P
                              Midcap           Value Equity         Aggressive           Conservative
                         Growth Portfolio        Portfolio      Growth Portfolio I    Growth Portfolio I
                        -------------------  ------------------ -------------------- ---------------------
                        -------------------  ------------------ -------------------- ---------------------
      M&E CLASS

        2.600                            -                   -                    -             10.891023
        2.610                     6.197274           16.501314            10.652084             10.884773
        2.645                            -                   -            10.630714                     -
        2.650                            -           16.444925            10.627659             10.859779
        2.660                            -                   -                    -                     -
        2.695                            -                   -                    -                     -
        2.710                            -                   -                    -                     -
        2.745                     6.166551                   -                    -             10.800907
        2.750                            -           16.303212            10.566891             10.797768
        2.760                            -                   -                    -                     -
        2.770                            -                   -            10.554765             10.785433
        2.795                            -                   -                    -             10.769983
        2.800                            -           16.232713                    -             10.766914
        2.810                            -           16.218715                    -             10.760695
        2.820                            -                   -                    -             10.754554
        2.850                            -           16.162710            10.506503             10.736398
        2.895                            -                   -                    -             10.708401
        2.900                            -                   -                    -             10.705310
        2.910                     6.129631                   -            10.470370             10.699272
        2.960                            -                   -                    -                     -
        3.045                            -                   -                    -                     -
        3.060                            -                   -                    -                     -
        3.200                            -                   -                    -                     -

PERSPECTIVE
  Standard Benefit                6.478804           15.955125            11.417839             11.665489
  Maximum Anniversary
    Value Benefit                 9.565071            9.669915            10.483368             10.628061
  Earnings Protection
    Benefit                       8.373892            9.273181             9.814981             10.306239
  Combined Optional
    Benefits                      9.605858            9.812063            10.117207             10.500180


                            JNL/S&P              JNL/S&P            JNL/S&P
                         Core Index 50        Core Index 75      Core Index 100
                           Portfolio            Portfolio          Portfolio
                      --------------------  ------------------ -------------------
                      --------------------  ------------------ -------------------
      M&E CLASS

        2.600                           -                   -                   -
        2.610                           -                   -           10.044790
        2.645                           -                   -                   -
        2.650                           -                   -                   -
        2.660                           -                   -                   -
        2.695                           -                   -                   -
        2.710                           -                   -                   -
        2.745                    9.727423                   -           10.018220
        2.750                    9.726497                   -                   -
        2.760                           -                   -                   -
        2.770                           -                   -           10.013355
        2.795                           -                   -                   -
        2.800                           -                   -                   -
        2.810                           -                   -                   -
        2.820                           -                   -                   -
        2.850                           -                   -                   -
        2.895                           -                   -                   -
        2.900                           -                   -                   -
        2.910                    9.696129            9.856715                   -
        2.960                           -                   -                   -
        3.045                           -                   -                   -
        3.060                           -                   -                   -
        3.200                           -                   -                   -

PERSPECTIVE
  Standard Benefit              13.518088           13.060476           12.574875
  Maximum Anniversary
    Value Benefit               13.502163           13.043998           12.559020
  Earnings Protection
    Benefit                     13.485161           13.027576           12.543195
  Combined Optional
    Benefits                    13.468165           13.011153           12.527413


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                            JNL/S&P Equity                              JNL/S&P             JNL/S&P            JNL/Salomon
                             Aggressive         JNL/S&P Equity          Moderate        Very Aggressive      Brothers Global
                         Growth Portfolio I    Growth Portfolio I  Growth Portfolio I  Growth Portfolio I    Bond Portfolio
                         --------------------  ------------------  ------------------- -------------------  ------------------
                         --------------------  ------------------  ------------------- -------------------  ------------------
      M&E CLASS

        1.000                              -                   -                    -                   -           18.291417
        1.150                      10.667902           10.433033            11.921777           11.174580           18.056001
        1.250                              -                   -                    -                   -                   -
        1.300                      10.576844           10.343875            11.819675           11.078497           17.823604
        1.400                      10.516608           10.284899            11.752100           11.014820           17.670309
        1.450                      10.486546           10.255505            11.718476           10.983349           17.594227
        1.500                      10.457043           10.226228            11.684891           10.951770           17.518416
        1.545                      10.429786           10.199921            11.654763           10.923518           17.450513
        1.550                      10.426794           10.196969            11.651429           10.920350           17.442797
        1.560                              -                   -                    -                   -           17.427882
        1.570                      10.414899           10.185328            11.638083           10.907762           17.398065
        1.575                      10.411925           10.182434            11.634762                   -           17.440477
        1.600                      10.397107           10.167867            11.618074           10.888652           17.367633
        1.650                      10.366756           10.139779            11.584672           10.857737           17.294216
        1.695                      10.340740           10.112674            11.554955           10.829611           17.225869
        1.700                      10.337356           10.109856            11.551914           10.826486           17.218288
        1.710                      10.331883           10.104077            11.545033           10.820280           17.202810
        1.720                      10.326236           10.098313            11.538409           10.814043           17.199596
        1.725                      10.322993           10.095406            11.535103                   -           17.178003
        1.745                              -                   -            11.521759                   -                   -
        1.750                      10.308214           10.081039            11.518511           10.797816           17.144062
        1.795                      10.281705           10.055077            11.488897           10.767201           17.077899
        1.800                      10.278721           10.052182            11.485570           10.764364           17.070431
        1.810                              -                   -                    -                   -           17.055643
        1.820                      10.267185           10.040703            11.472419           10.751298           17.040831
        1.825                      10.264221           10.037825            11.469127                   -                   -
        1.845                      10.252479           10.026387            11.455982           10.736535           17.004116
        1.850                              -           10.023459            11.447944           10.733456           16.996888
        1.860                      10.243695           10.017767            11.446113           10.727312           16.982146
        1.870                      10.237847           10.012046            11.439531           10.721118           16.967719
        1.895                      10.223243            9.997735            11.423219           10.705707           16.930849
        1.900                      10.220320            9.994848            11.419914           10.702617           16.923746
        1.920                      10.208416                   -            11.406824                   -           16.894473
        1.945                              -                   -            11.390457                   -                   -
        1.950                      10.191144            9.966298            11.387210           10.671920           16.850694
        1.960                      10.185329            9.960611            11.380703           10.665578           16.836108
        1.970                      10.179501            9.954713            11.374137           10.658964           16.821246
        1.995                      10.164962            9.940671            11.357871           10.644240           16.785312
        2.000                      10.162048            9.937796            11.354602           10.641165           16.778056
        2.010                              -            9.932089            11.348109           10.635049           16.763701
        2.020                              -                   -            11.341627                   -           16.749068



                             JNL/Salomon
                              Brothers
                          U.S. Government         JNL/T. Rowe         JNL/T. Rowe           JNL/
                              & Quality        Price Established     Price Mid-Cap      T. Rowe Price
                           Bond Portfolio       Growth Portfolio    Growth Portfolio   Value Portfolio
                       ----------------------- -------------------  -----------------  ----------------
                       ----------------------- -------------------  -----------------  ----------------
      M&E CLASS

        1.000                               -           24.635871          29.772297                 -
        1.150                       15.549216           24.317027          29.388794         11.742703
        1.250                               -                   -          29.136366         11.699229
        1.300                       15.349111           24.005838          29.010848         11.677733
        1.400                       15.217096           23.799348          28.761289         11.635010
        1.450                       15.151528           23.696955          28.637426         11.613676
        1.500                       15.086231           23.594751          28.514076         11.592419
        1.545                       15.027811           23.503171          28.403262         11.573227
        1.550                       15.021322           23.493226          28.391234         11.571173
        1.560                               -           23.472830          28.367084         11.566977
        1.570                       14.995329           23.452541          28.342287         11.562661
        1.575                       14.988857           23.440754          28.385108         11.561379
        1.600                       14.957164           23.391857          28.269240         11.549954
        1.650                       14.892268           23.291126          28.147020         11.528739
        1.695                       14.834338           23.200403          28.038044         11.509818
        1.700                       14.828001           23.190685          28.025522         11.507671
        1.710                       14.815132           23.170638          28.001569         11.503427
        1.720                       14.802292           23.150748          27.977407         11.499291
        1.725                       14.795954           23.140599          27.965275         11.497185
        1.745                               -                   -          27.917114                 -
        1.750                       14.764027           23.091188          27.905046         11.486566
        1.795                       14.706766           23.001233          27.796973         11.467584
        1.800                       14.700433           22.991361          27.784814         11.465334
        1.810                       14.687694                   -          27.760862                 -
        1.820                       14.675111           22.947841          27.736361         11.457060
        1.825                               -                   -          27.723516                 -
        1.845                       14.643392           22.902165          27.677013         11.446591
        1.850                       14.637055           22.892281          27.665045         11.444458
        1.860                       14.624426           22.872387          27.641317         11.440263
        1.870                       14.611942           22.852642          27.617219         11.436118
        1.895                       14.580289           22.803542          27.556226         11.425614
        1.900                       14.574006           22.793982          27.545856         11.424134
        1.920                       14.548883           22.754350          27.498494         11.416161
        1.945                               -           22.705111                  -                 -
        1.950                       14.511195           22.695516          27.415019         11.398405
        1.960                       14.498696           22.675829          27.403649         11.398547
        1.970                       14.485771           22.656155          27.379984         11.394205
        1.995                       14.454921           22.607421          27.318323         11.383741
        2.000                       14.448684           22.597797          27.309020         11.381627
        2.010                       14.436244           22.578226          27.285603         11.377549
        2.020                       14.423992           22.558587          27.261784         11.373349




JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:




                           JNL/S&P Equity                               JNL/S&P             JNL/S&P            JNL/Salomon
                             Aggressive         JNL/S&P Equity          Moderate        Very Aggressive      Brothers Global
                         Growth Portfolio I    Growth Portfolio I  Growth Portfolio I  Growth Portfolio I    Bond Portfolio
                         --------------------  ------------------  ------------------- -------------------  ------------------
                         --------------------  ------------------  ------------------- -------------------  ------------------
      M&E CLASS

        2.045                              -            9.912286            11.325349           10.610414           16.712962
        2.050                      10.131357            9.909454            11.322378           10.610652           16.705984
        2.060                      10.127311            9.903793            11.315616           10.604558           16.691354
        2.070                              -                   -            11.309164                   -                   -
        2.095                      10.106859            9.879998            11.292935           10.583216           16.640935
        2.100                      10.103600            9.882249            11.289703           10.580027           16.635055
        2.110                              -            9.875503            11.283196           10.574093           16.619351
        2.120                      10.092724                   -            11.276744                   -                   -
        2.145                      10.078176            9.855760            11.260591           10.552807           16.569914
        2.150                      10.075237            9.852955            11.257354           10.549768           16.562198
        2.160                      10.069613            9.847294            11.250897           10.543746           16.547843
        2.170                      10.063741            9.841723            11.243171           10.537543           16.533682
        2.195                              -            9.827588            11.228346           10.522411           16.497889
        2.200                      10.048126            9.824791            11.225144                   -           16.490735
        2.210                      10.040862            9.819186            11.218696           10.513425           16.476501
        2.220                      10.035080                   -                    -                   -                   -
        2.245                              -                   -                    -                   -           16.426766
        2.250                              -            9.796716            11.192991           10.489256           16.419742
        2.260                      10.012219            9.791102            11.186576           10.483096           16.405533
        2.270                      10.006452            9.785499            11.180172           10.477204                   -
        2.295                              -            9.771520            11.164139                   -           16.356557
        2.300                       9.989210            9.768739            11.160954           10.459104           16.348756
        2.310                       9.983578            9.763148            11.154573           10.453110           16.335259
        2.320                              -                   -            11.148142                   -                   -
        2.345                              -            9.743611            11.132174                   -           16.285738
        2.350                       9.960520            9.740835            11.128980                   -           16.278530
        2.360                              -            9.735258            11.122603                   -           16.264416
        2.370                              -                   -            11.116231                   -                   -
        2.395                       9.935240            9.715789            11.100318           10.402104           16.215412
        2.400                       9.932389                   -            11.097122           10.399118                   -
        2.410                              -                   -                    -                   -                   -
        2.445                       9.906808                   -            11.068514                   -           16.145530
        2.450                       9.903899            9.685320            11.065352           10.369259           16.138539
        2.460                       9.898392                   -            11.059004           10.363365           16.123149
        2.470                              -                   -                    -                   -                   -
        2.495                              -                   -                    -                   -                   -
        2.500                              -            9.657531            11.033663                   -           16.069019
        2.510                              -                   -            11.027343                   -           16.055220
        2.545                              -                   -                    -                   -                   -
        2.550                       9.847521            9.629645            11.002059           10.309817           15.996712
        2.560                              -            9.624506            10.995764                   -           15.985777
        2.595                              -                   -                    -                   -                   -





                               JNL/Salomon
                               Brothers
                           U.S. Government         JNL/T. Rowe         JNL/T. Rowe           JNL/
                               & Quality        Price Established     Price Mid-Cap      T. Rowe Price
                            Bond Portfolio       Growth Portfolio    Growth Portfolio   Value Portfolio
                        ----------------------- -------------------  -----------------  ----------------
                        ----------------------- -------------------  -----------------  ----------------
      M&E CLASS

        2.045                        14.392677           22.509790          27.203224         11.362977
        2.050                        14.386299           22.500221          27.191505         11.360832
        2.060                        14.373987           22.480826          27.167900         11.356691
        2.070                                -                   -          27.144560                 -
        2.095                        14.330604           22.412766          27.085840         11.341996
        2.100                        14.324441           22.403252          27.075087         11.338153
        2.110                        14.312847           22.383975          27.051349         11.335805
        2.120                                -           22.364365          27.027520         11.331726
        2.145                        14.268924           22.316420          26.969299         11.321373
        2.150                        14.262786           22.306943          26.957246         11.319259
        2.160                        14.250408           22.287381          26.934333         11.315106
        2.170                        14.238582           22.269182          26.910721         11.310822
        2.195                        14.207710           22.220209          26.852888         11.300506
        2.200                        14.201222           22.210303          26.841832         11.298495
        2.210                        14.188989           22.193234          26.818220         11.294384
        2.220                                -                   -                  -                 -
        2.245                                -           22.124478          26.737037         11.279847
        2.250                        14.205199           22.118027          26.744402         11.274388
        2.260                        14.127877           22.095947          26.702680         11.273627
        2.270                        14.115647           22.076730          26.679701         11.269401
        2.295                        14.085244           22.029285          26.621141         11.258986
        2.300                        14.078928           22.019738          26.610503         11.257094
        2.310                        14.066983           22.000721          26.587658         11.252820
        2.320                                -                   -                  -                 -
        2.345                                -           21.934080          26.507617         11.238561
        2.350                        14.018437           21.924787          26.495948         11.236478
        2.360                        14.006293           21.905800          26.473210         11.232378
        2.370                                -                   -          26.450267         11.228297
        2.395                        13.964073           21.839711          26.393278         11.217986
        2.400                                -           21.830239          26.381605         11.215856
        2.410                                -                   -                  -                 -
        2.445                        13.904068           21.745628          26.279488         11.197395
        2.450                        13.897710           21.736984          26.267036         11.193885
        2.460                        13.885878           21.717484          26.245451         11.191759
        2.470                                -           21.698682          26.222660         11.187101
        2.495                                -                   -                  -         11.176895
        2.500                        13.838030           21.642704          26.154982         11.174831
        2.510                        13.826079           21.623913          26.132370         11.170740
        2.545                                -           21.559292                  -         11.156587
        2.550                        13.771405           21.558066          26.042186         11.159268
        2.560                                -           21.530866          26.019602         11.150271
        2.595                                -                   -          25.945110                 -




JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS
  The following is a summary of accumulation units values as of December 31, 2003:


                           JNL/S&P Equity                               JNL/S&P             JNL/S&P            JNL/Salomon
                             Aggressive         JNL/S&P Equity          Moderate        Very Aggressive      Brothers Global
                         Growth Portfolio I    Growth Portfolio I  Growth Portfolio I  Growth Portfolio I    Bond Portfolio
                         --------------------  ------------------  ------------------- -------------------  ------------------
                         --------------------  ------------------  ------------------- -------------------  ------------------
      M&E CLASS

        2.600                              -                   -                    -                   -                   -
        2.610                              -            9.596984            10.964315           10.274104           15.918084
        2.645                              -                   -            10.942297                   -                   -
        2.650                       9.791465            9.575089            10.939154           10.250599           15.861202
        2.660                              -                   -            10.932885                   -                   -
        2.695                              -            9.550455                    -                   -                   -
        2.710                              -                   -            10.901504                   -           15.781029
        2.745                              -            9.523169            10.879729                   -                   -
        2.750                              -                   -                    -           10.191803           15.723314
        2.760                              -                   -            10.870384                   -                   -
        2.770                              -                   -            10.864134                   -                   -
        2.795                              -                   -                    -                   -                   -
        2.800                              -                   -            10.845502                   -           15.658038
        2.810                              -                   -            10.839247                   -                   -
        2.820                              -                   -            10.833046                   -                   -
        2.850                       9.680172                   -                    -                   -           15.588058
        2.895                              -                   -            10.786561                   -                   -
        2.900                              -                   -                    -                   -           15.522776
        2.910                              -                   -            10.777273                   -           15.509757
        2.960                              -                   -                    -                   -                   -
        3.045                              -                   -                    -                   -                   -
        3.060                              -                   -                    -                   -                   -
        3.200                              -                   -                    -                   -                   -

PERSPECTIVE
  Standard Benefit                 10.516981           10.284837            11.752021           11.015474           17.305973
  Maximum Anniversary
    Value Benefit                   9.768249            9.812355            10.644616           10.010990           12.028096
  Earnings Protection
    Benefit                         9.499177            9.444576            10.113783            9.364557           12.233480
  Combined Optional
    Benefits                               -            9.831954            10.460955                   -           11.766923



                              JNL/Salomon
                                Brothers
                            U.S. Government         JNL/T. Rowe         JNL/T. Rowe           JNL/
                                & Quality        Price Established     Price Mid-Cap      T. Rowe Price
                             Bond Portfolio       Growth Portfolio    Growth Portfolio   Value Portfolio
                         ----------------------- -------------------  -----------------  ----------------
                         ----------------------- -------------------  -----------------  ----------------
      M&E CLASS

        2.600                                 -                   -                  -                 -
        2.610                         13.708007           21.437974          25.907618         11.129841
        2.645                                 -                   -                  -                 -
        2.650                         13.660010           21.364044          25.818269         11.113472
        2.660                                 -                   -                  -                 -
        2.695                                 -                   -          25.718117                 -
        2.710                                 -                   -                  -                 -
        2.745                                 -           21.189480          25.607528                 -
        2.750                         13.548202           21.185131          25.596144         11.074152
        2.760                                 -           21.162109                  -         11.068744
        2.770                                 -                   -                  -                 -
        2.795                                 -                   -                  -                 -
        2.800                         13.484147           21.088957          25.486042         11.052500
        2.810                                 -           21.070849          25.463996         11.048474
        2.820                                 -                   -                  -                 -
        2.850                         13.426194           21.002754          25.377897         11.034648
        2.895                                 -                   -                  -                 -
        2.900                         13.367887           20.907982          25.266850         11.012079
        2.910                         13.356628           20.889648          25.244956         11.008011
        2.960                                 -                   -                  -                 -
        3.045                                 -                   -                  -                 -
        3.060                                 -                   -                  -                 -
        3.200                                 -                   -                  -                 -

PERSPECTIVE
  Standard Benefit                    14.662114           20.478107          23.223837         11.776282
  Maximum Anniversary
    Value Benefit                     10.777499            9.901957          11.508570         10.724685
  Earnings Protection
    Benefit                           11.231836            9.748314          10.792040         10.180337
  Combined Optional
    Benefits                          10.490666            9.792658          11.164555         10.672741


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:



                                JNL/                  JNL/                 JNL/                                       JNL/
                            AIM Large Cap         AIM Premier          AIM Small Cap          JNL/Alger         Alliance Capital
                          Growth Portfolio    Equity II Portfolio    Growth Portfolio      Growth Portfolio     Growth Portfolio
                         -------------------- --------------------- -------------------- --------------------- -------------------
                         -------------------- --------------------- -------------------- --------------------- -------------------
      M&E CLASS

        1.000                              -                     -                    -                     -                   -
        1.150                        406,187               112,997              392,208               340,438             389,479
        1.250                              -                     -                    -                14,573                   -
        1.300                        290,967               106,993              270,730               166,440             168,700
        1.400                        148,810                64,751              147,033               117,681             137,587
        1.450                         75,329                19,704               58,555                29,912              33,040
        1.500                        178,781                14,913              138,330               128,667              78,528
        1.545                         54,225                24,510               33,557                35,744             124,217
        1.550                          1,810                     -                3,608                   213                   -
        1.560                              -                     -                    -                     -                   -
        1.570                          9,076                   187               20,601                 3,781              16,629
        1.575                              -                     -                    -                     -                   -
        1.600                         72,166                24,865              122,107                23,091             201,148
        1.650                         64,083                11,342               49,284                38,728              21,780
        1.695                         19,686                 5,564               22,109                26,830              60,105
        1.700                         41,266                 9,227               28,339                27,303              14,322
        1.710                        283,276                68,965              235,990               213,480             187,286
        1.720                          5,258                     -                3,555                 9,701                 365
        1.725                              -                     -                    -                     -                   -
        1.745                              -                     -                    -                     -                   -
        1.750                         33,313                 7,336               30,834                14,011              13,281
        1.795                         12,330                   461               21,831                17,372              13,393
        1.800                         60,169                27,894               27,760                17,622              42,776
        1.810                              -                     -                    -                     -                   -
        1.820                          1,264                   242                7,834                 7,873                   -
        1.825                              -                     -                    -                     -                   -
        1.845                         12,197                11,017               30,965                14,638               3,954
        1.850                              -                     -                  982                   645                   -
        1.860                        161,477                29,114              144,060                97,840             196,906
        1.870                          2,486                     -                    -                     -                   -
        1.895                         46,241                 1,100               10,902                35,174               3,619
        1.900                         14,074                12,008               12,237                 5,545              11,085
        1.920                          2,004                     -                  113                   372               1,411
        1.945                              -                     -                    -                     -                   -
        1.950                         11,544                 6,460               19,461                17,332              38,407
        1.960                         91,339                26,608              141,076               103,888             114,670
        1.970                              -                     -                    -                     -                   -
        1.995                          4,556                 5,929                5,411                 3,541               3,470
        2.000                         24,666                     -               46,218                26,374              76,674
        2.010                         29,135                 1,194               15,365                25,350              16,653
        2.020                            931                     -                    -                     -                   -



                              JNL/Curian            JNL/Curian          JNL/Curian            JNL/Curian
                                  25             Communications       Consumer Brands           Energy
                              Portfolio         Sector Portfolio     Sector Portfolio      Sector Portfolio
                         --------------------- -------------------  --------------------  -------------------
                         --------------------- -------------------  --------------------  -------------------
      M&E CLASS

        1.000                          92,510                   -                     -                    -
        1.150                       3,301,679                   -                 2,002                    -
        1.250                           4,247                   -                     -                    -
        1.300                         914,693                   -                   100                   77
        1.400                         537,790               1,597                     -                  695
        1.450                         316,509                   -                     -                    -
        1.500                       1,079,127                   -                     -                    -
        1.545                         359,606                   -                     -                  193
        1.550                          13,367                   -                   587                    -
        1.560                          24,630                   -                     -                    -
        1.570                          64,431                   -                     -                    -
        1.575                               -                   -                     -                    -
        1.600                         217,272                   -                     -                    -
        1.650                         639,682                   -                     -                    -
        1.695                         132,240                   -                     -                    -
        1.700                         280,142               6,911                 2,617                2,007
        1.710                       1,670,335                   -                     -                    -
        1.720                          31,278                   -                     -                    -
        1.725                               -                   -                     -                    -
        1.745                               -                   -                     -                    -
        1.750                         262,848                   -                 1,660                    -
        1.795                          65,590                   -                     -                    -
        1.800                         322,088                   -                     -                    -
        1.810                          11,533                   -                     -                    -
        1.820                           4,439                   -                     -                    -
        1.825                               -                   -                     -                    -
        1.845                          91,887                   -                     -                    -
        1.850                          22,628                   -                     -                    -
        1.860                         717,214                   -                   268                  399
        1.870                               -                   -                     -                    -
        1.895                         137,174                   -                     -                    -
        1.900                         224,004                   -                     -                    -
        1.920                          29,470                   -                     -                    -
        1.945                             259                   -                     -                    -
        1.950                          84,346                   -                     -                    -
        1.960                         428,600                   -                     -                    -
        1.970                               -                   -                     -                    -
        1.995                          38,000                   -                     -                  158
        2.000                          88,530                   -                     -                5,993
        2.010                          55,354                   -                     -                    -
        2.020                           1,053                   -                     -                    -



                          JNL/Curian
                          Enhanced             JNL/Curian           JNL/Curian
                       S&P 500 Stock           Financial              Global
                      Index Portfolio       Sector Portfolio       15 Portfolio
                    ---------------------  -------------------  -------------------
                    ---------------------  -------------------  -------------------
      M&E CLASS

        1.000                      8,237                    -               82,057
        1.150                    636,026                  334            3,149,240
        1.250                          -                    -               88,798
        1.300                    385,883                    -              861,415
        1.400                    234,513                    -              505,279
        1.450                     57,248                    -              284,753
        1.500                    116,160                  529              962,344
        1.545                     68,767                    -              193,739
        1.550                      3,476                  539               12,251
        1.560                          -                    -               23,559
        1.570                      4,529                    -               59,230
        1.575                          -                    -                    -
        1.600                    112,119                    -              210,463
        1.650                    118,990                    -              598,842
        1.695                     84,635                    -              119,126
        1.700                     88,530                2,423              244,117
        1.710                    972,745                  827            1,440,513
        1.720                     25,347                    -               26,260
        1.725                          -                    -                    -
        1.745                      1,510                    -                    -
        1.750                     36,614                    -              227,874
        1.795                     17,802                  268               61,832
        1.800                     24,509                    -              273,837
        1.810                          -                    -               11,965
        1.820                      5,973                    -                1,549
        1.825                          -                    -                    -
        1.845                     14,573                    -               90,528
        1.850                      1,440                    -               23,502
        1.860                    209,906                  387              668,113
        1.870                          -                    -                    -
        1.895                     15,895                1,198               87,023
        1.900                     26,898                    -              189,630
        1.920                      1,137                    -               22,445
        1.945                          -                    -                  249
        1.950                     40,569                    -               61,879
        1.960                     84,242                    -              437,710
        1.970                          -                    -                    -
        1.995                      6,638                    -               18,453
        2.000                     15,676               12,388               95,780
        2.010                     51,121                    -               63,276
        2.020                      3,178                    -                    -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                                JNL/                  JNL/                 JNL/                                       JNL/
                            AIM Large Cap         AIM Premier          AIM Small Cap          JNL/Alger         Alliance Capital
                          Growth Portfolio    Equity II Portfolio    Growth Portfolio      Growth Portfolio     Growth Portfolio
                         -------------------- --------------------- -------------------- --------------------- -------------------
                         -------------------- --------------------- -------------------- --------------------- -------------------
      M&E CLASS

        2.045                          7,819                 3,388                5,114                 2,359               5,771
        2.050                         11,809                 3,863               14,712                 2,826               4,429
        2.060                         54,757                 3,683               42,639                33,877               3,794
        2.070                              -                   620                  292                     -                   -
        2.095                          4,846                 7,546               15,016                 8,478               9,322
        2.100                             80                     -                  119                    51               1,739
        2.110                          3,254                     -                  663                 1,907               2,460
        2.120                            939                     -                    -                   415                   -
        2.145                         15,067                 1,442                5,162                 6,850               9,357
        2.150                              -                     -                7,553                 1,692                   -
        2.160                          9,308                 6,056                9,086                 8,137              11,811
        2.170                              -                     -                    -                     -                   -
        2.195                          1,674                   406                    -                   734                 231
        2.200                          2,547                   331                  340                   118                   -
        2.210                         12,678                 1,310                2,836                 6,349               5,912
        2.220                              -                     -                    -                     -                   -
        2.245                          2,265                     -                1,143                     -                   -
        2.250                          1,630                     -                  553                   753                   -
        2.260                         22,578                16,336               27,118                17,663              11,925
        2.270                            686                     -                  311                     -                   -
        2.295                            984                     -                3,604                     -               7,044
        2.300                          9,963                18,278               26,151                 3,399              23,654
        2.310                         14,318                 1,485               13,394                 3,286                   -
        2.320                              -                     -                    -                     -                   -
        2.345                          2,401                     -                    -                     -                   -
        2.350                              -                   149                2,403                   456               9,476
        2.360                          1,244                     -                3,089                   690                 226
        2.370                            809                     -                  200                     -                   -
        2.395                            865                 8,802               10,870                 3,539               3,733
        2.400                              -                     -                    -                     -                   -
        2.410                              -                     -                    -                     -                   -
        2.445                          1,971                     -                  663                   488                 836
        2.450                         10,367                     -                7,389                 2,382               2,468
        2.460                            701                     -                   52                    38                   -
        2.470                              -                     -                  235                     -                   -
        2.495                          1,816                     -                    -                     -                   -
        2.500                          1,011                     -                1,983                     -               2,323
        2.510                          7,708                     -                  749                10,011               3,984
        2.545                            271                     -                  123                     -                   -
        2.550                          8,199                 2,222                3,956                 4,623               1,138
        2.560                            385                   306                    -                     -               1,701
        2.595                              -                     -                    -                     -                   -



                             JNL/Curian            JNL/Curian          JNL/Curian            JNL/Curian
                                 25             Communications       Consumer Brands           Energy
                             Portfolio         Sector Portfolio     Sector Portfolio      Sector Portfolio
                        --------------------- -------------------  --------------------  -------------------
                        --------------------- -------------------  --------------------  -------------------
      M&E CLASS

        2.045                         57,024                   -                     -                    -
        2.050                         86,154                   -                     -                    -
        2.060                        397,436                 137                    27                   40
        2.070                          1,178                   -                     -                    -
        2.095                         17,968                   -                     -                    -
        2.100                          1,487                   -                     -                    -
        2.110                          6,253                   -                     -                    -
        2.120                              -                   -                     -                    -
        2.145                         48,828                   -                     -                    -
        2.150                         20,664                   -                     -                    -
        2.160                         63,245                   -                     -                    -
        2.170                          4,203                   -                     -                    -
        2.195                         22,999                   -                     -                    -
        2.200                         10,769                   -                     -                    -
        2.210                        110,530                   -                     -                  354
        2.220                          4,688                   -                     -                    -
        2.245                              -                   -                     -                    -
        2.250                         96,089                   -                     -                    -
        2.260                        108,714                   -                     -                    -
        2.270                              -                   -                     -                    -
        2.295                          8,429                   -                     -                    -
        2.300                        126,029                   -                     -                    -
        2.310                         79,340                   -                 1,090                    -
        2.320                            438                   -                     -                    -
        2.345                          9,420                   -                     -                    -
        2.350                          9,782                   -                     -                    -
        2.360                         35,469                   -                     -                    -
        2.370                              -                   -                     -                    -
        2.395                          8,003                   -                     -                    -
        2.400                          1,179                   -                     -                    -
        2.410                          3,053                   -                     -                    -
        2.445                         11,741                   -                     -                    -
        2.450                        115,881                   -                     -                    -
        2.460                         12,500                   -                     -                    -
        2.470                          1,821                   -                     -                    -
        2.495                          2,089                   -                     -                    -
        2.500                          7,760                   -                     -                    -
        2.510                          7,028               3,398                 1,290                    -
        2.545                          1,380                   -                     -                    -
        2.550                         49,142                   -                     -                    -
        2.560                         15,452                   -                     -                    -
        2.595                              -                   -                     -                    -


                            JNL/Curian
                            Enhanced             JNL/Curian           JNL/Curian
                         S&P 500 Stock           Financial              Global
                        Index Portfolio       Sector Portfolio       15 Portfolio
                      ---------------------  -------------------  -------------------
                      ---------------------  -------------------  -------------------
      M&E CLASS

        2.045                       11,688                    -               49,662
        2.050                        6,737                    -               83,825
        2.060                       39,384                  757              368,577
        2.070                          536                    -                1,162
        2.095                        5,483                    -               18,285
        2.100                        1,854                    -                  172
        2.110                          937                    -                7,982
        2.120                            -                    -                  803
        2.145                        8,625                    -               43,943
        2.150                            -                    -               12,726
        2.160                        7,759                    -               61,803
        2.170                          734                    -                3,985
        2.195                        4,070                    -               18,197
        2.200                        1,174                    -               11,302
        2.210                        7,087                    -               85,962
        2.220                            -                    -                5,060
        2.245                            -                    -                1,409
        2.250                        2,006                    -               93,749
        2.260                       41,775                    -               99,057
        2.270                            -                    -                    -
        2.295                            -                    -                8,321
        2.300                       43,180                    -              113,613
        2.310                       18,761                    -               88,599
        2.320                            -                    -                    -
        2.345                          302                    -               10,033
        2.350                        2,167                    -                7,623
        2.360                            -                    -               38,027
        2.370                            -                    -                    -
        2.395                        3,671                    -                7,014
        2.400                            -                    -                1,197
        2.410                            -                    -                3,061
        2.445                            -                    -               15,310
        2.450                       20,822                    -              117,764
        2.460                           74                    -               11,700
        2.470                            -                    -                2,400
        2.495                            -                    -                    -
        2.500                        2,203                    -                8,263
        2.510                          777                1,184                1,943
        2.545                            -                    -                1,480
        2.550                        3,587                    -               31,498
        2.560                        2,209                    -               13,855
        2.595                            -                    -                    -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                                JNL/                  JNL/                 JNL/                                       JNL/
                            AIM Large Cap         AIM Premier          AIM Small Cap          JNL/Alger         Alliance Capital
                          Growth Portfolio    Equity II Portfolio    Growth Portfolio      Growth Portfolio     Growth Portfolio
                         -------------------- --------------------- -------------------- --------------------- -------------------
                         -------------------- --------------------- -------------------- --------------------- -------------------
      M&E CLASS

        2.600                              -                     -                    -                     -                   -
        2.610                         32,248                24,448                4,966                 4,622                 717
        2.645                              -                     -                    -                     -                   -
        2.650                          5,253                     -               17,496                 4,415               6,467
        2.660                              -                     -                    -                     -                   -
        2.695                              -                     -                    -                     -                   -
        2.710                              -                     -                    -                     -                   -
        2.745                          2,528                     -                  529                     -               1,767
        2.750                              -                     -                    -                 1,065                   -
        2.760                              -                     -                    -                     -                   -
        2.770                              -                     -                    -                     -                   -
        2.795                              -                     -                    -                     -                   -
        2.800                          1,484                   765                1,536                   212                   -
        2.810                          2,006                     -                  602                 2,272               1,183
        2.820                              -                     -                    -                     -                   -
        2.850                          1,080                     -                  503                    91                   -
        2.895                              -                     -                    -                     -                   -
        2.900                              -                     -                    -                   166                   -
        2.910                          2,620                     -                   75                 1,920               1,079
        2.960                              -                     -                    -                     -                   -
        3.045                              -                     -                    -                     -                   -
        3.060                              -                     -                    -                     -                   -
        3.200                              -                     -                    -                     -                   -


PERSPECTIVE
  Standard Benefit                   848,882               312,288            1,282,024             9,520,393           4,066,562
  Maximum Anniversary
    Value Benefit                     11,201                 8,826                7,368                27,907              34,194
  Earnings Protection
    Benefit                            3,899                 3,611                3,931                34,344              23,925
  Combined Optional
    Benefits                             854                 2,330                4,432                 4,738              13,608
                         -------------------- --------------------- -------------------- --------------------- -------------------
                         -------------------- --------------------- -------------------- --------------------- -------------------

        Total                      3,285,651             1,021,872            3,572,035            11,287,425           6,242,321
                         ==================== ===================== ==================== ===================== ===================



                             JNL/Curian           JNL/Curian           JNL/Curian            JNL/Curian
                                 25             Communications       Consumer Brands           Energy
                             Portfolio         Sector Portfolio     Sector Portfolio      Sector Portfolio
                        --------------------- -------------------  --------------------  -------------------
                        --------------------- -------------------  --------------------  -------------------
      M&E CLASS

        2.600                              -                   -                     -                    -
        2.610                         52,839                   -                     -                    -
        2.645                          6,054                   -                     -                    -
        2.650                         34,213                   -                     -                    -
        2.660                              -                   -                     -                    -
        2.695                              -                   -                     -                    -
        2.710                          3,617                   -                     -                    -
        2.745                          2,471                   -                     -                    -
        2.750                          1,356                   -                     -                    -
        2.760                              -                   -                     -                    -
        2.770                              -                   -                     -                    -
        2.795                              -                   -                     -                    -
        2.800                          8,526                   -                     -                    -
        2.810                          3,508                   -                     -                    -
        2.820                              -                   -                     -                    -
        2.850                          8,704                   -                     -                    -
        2.895                          1,654                   -                     -                    -
        2.900                         11,087                   -                     -                    -
        2.910                          5,743                   -                     -                    -
        2.960                          1,996                   -                     -                    -
        3.045                          1,071                   -                     -                    -
        3.060                            565                   -                     -                    -
        3.200                          3,355                   -                     -                    -


PERSPECTIVE
  Standard Benefit                 2,524,900           2,004,639             1,022,740              646,956
  Maximum Anniversary
    Value Benefit                      9,043                   -                     -                    -
  Earnings Protection
    Benefit                           83,445              52,995                34,217               36,169
  Combined Optional
    Benefits                               -                   -                     -                    -
                        --------------------- -------------------  --------------------  -------------------
                        --------------------- -------------------  --------------------  -------------------

        Total                     16,592,867           2,069,677             1,066,598              693,041
                        ===================== ===================  ====================  ===================


                           JNL/Curian
                             Enhanced             JNL/Curian           JNL/Curian
                          S&P 500 Stock           Financial              Global
                         Index Portfolio       Sector Portfolio       15 Portfolio
                       ---------------------  -------------------  -------------------
                       ---------------------  -------------------  -------------------
      M&E CLASS

        2.600                             -                    -                    -
        2.610                        20,419                    -               44,163
        2.645                             -                    -                5,934
        2.650                         7,524                    -               29,844
        2.660                             -                    -                    -
        2.695                             -                    -                    -
        2.710                             -                    -                3,769
        2.745                         2,163                    -                1,475
        2.750                             -                    -                    -
        2.760                             -                    -                3,034
        2.770                             -                    -                    -
        2.795                             -                    -                    -
        2.800                        13,499                    -                8,230
        2.810                         1,477                    -                3,617
        2.820                             -                    -                    -
        2.850                            60                    -                  642
        2.895                             -                    -                1,599
        2.900                             -                    -               11,130
        2.910                         2,288                    -                9,576
        2.960                             -                    -                1,946
        3.045                             -                    -                1,060
        3.060                             -                    -                  573
        3.200                             -                    -                3,378


PERSPECTIVE
  Standard Benefit                  548,237            1,571,108            2,367,531
  Maximum Anniversary
    Value Benefit                     3,565                    -                8,542
  Earnings Protection
    Benefit                           4,007               62,126               53,137
  Combined Optional
    Benefits                              -                    -                    -
                       ---------------------  -------------------  -------------------
                       ---------------------  -------------------  -------------------

        Total                     4,315,727            1,654,068           15,206,173
                       =====================  ===================  ===================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                            JNL/Curian                                                                          JNL/
                         Pharmaceutical/       JNL/Curian         JNL/Curian           JNL/Curian              Curian
                           Healthcare        S&P 400 MidCap         S&P 500             Small-Cap             Small Cap
                        Sector Portfolio     Index Portfolio    Index Portfolio         Portfolio          Index Portfolio
                        ------------------  ------------------ ------------------  --------------------  --------------------
                        ------------------  ------------------ ------------------  --------------------  --------------------
      M&E CLASS

        1.000                           -               6,909             31,111                53,679                 4,844
        1.150                       5,953           1,109,719          2,234,239             1,955,047               915,450
        1.250                           -               3,574              4,066                 2,467                25,168
        1.300                       4,657             670,848          1,418,434               539,391               677,137
        1.400                           -             324,875            607,511               345,956               286,912
        1.450                         562             146,345            329,286               178,144               118,026
        1.500                         542             622,504            987,736               600,539               457,554
        1.545                       1,926             144,620            227,623               144,327               121,413
        1.550                         552              12,556             24,066                 8,907                 7,856
        1.560                           -               1,277              1,398                14,025                 1,346
        1.570                           -              21,179             54,888                37,695                12,398
        1.575                           -                   -                  -                     -                     -
        1.600                      25,682             248,893            374,128               150,344               225,212
        1.650                       3,352             148,427            257,615               363,839               116,087
        1.695                           -              82,009            191,504                77,369                72,873
        1.700                       2,474              86,603            201,966               139,467                80,310
        1.710                       1,701             619,976          1,371,856               954,110               580,646
        1.720                           -              20,063             22,230                18,918                 5,460
        1.725                           -                   -                  -                     -                     -
        1.745                           -               1,043                  -                   707                 1,060
        1.750                           -              69,773            182,513               141,282                51,633
        1.795                         274              20,800             53,194                45,226                16,280
        1.800                           -              52,133            139,034               163,485                49,927
        1.810                           -                   -                  -                 6,470                25,892
        1.820                           -               4,367              5,728                 1,386                 3,513
        1.825                           -                   -                  -                     -                     -
        1.845                           -              35,469             85,800                51,033                41,777
        1.850                           -               1,574              2,403                13,309                   628
        1.860                       5,231             571,390          1,038,480               440,702               530,792
        1.870                           -              17,187             22,656                     -                18,225
        1.895                       7,131              79,631            170,480                70,437                86,804
        1.900                           -              52,814            116,323               116,204                41,019
        1.920                           -               7,469              9,374                16,498                 5,019
        1.945                           -                 212                245                   149                   212
        1.950                           -              50,154             97,100                52,097                26,949
        1.960                           -             170,200            303,614               281,329               146,573
        1.970                           -                   -                  -                     -                     -
        1.995                         197              29,498             44,889                13,900                33,240
        2.000                      12,561              25,935             39,914                79,717                21,570
        2.010                           -              36,843             28,871                53,061                37,226
        2.020                           -               2,018                  -                   238                 1,134


                           JNL/Curian            JNL/Curian           JNL/Curian         JNL/Curian
                           Technology           The Dow SM           The Dow SM           The S&P(R)
                        Sector Portfolio        5 Portfolio         10 Portfolio        10 Portfolio
                      --------------------- --------------------  ------------------ --------------------
                      --------------------- --------------------  ------------------ --------------------
      M&E CLASS

        1.000                            -                    -              91,838              100,935
        1.150                          342                    -           4,094,499            3,584,283
        1.250                            -                    -               4,308                4,505
        1.300                            -                    -           1,289,064              943,584
        1.400                            -                    -             735,433              597,534
        1.450                            -                    -             417,372              349,834
        1.500                            -                    -           1,369,501            1,170,456
        1.545                            -                    -             418,071              342,089
        1.550                        1,022                    -              13,968               13,357
        1.560                            -                    -              25,018               27,159
        1.570                            -                    -              79,639               59,036
        1.575                            -                    -                   -                    -
        1.600                            -                    -             327,493              250,730
        1.650                            -                    -             802,016              641,937
        1.695                            -                    -             210,557              170,841
        1.700                        4,619                    -             351,525              297,491
        1.710                          369                    -           1,869,664            1,645,470
        1.720                            -                    -              36,496               27,806
        1.725                            -                    -                   -                    -
        1.745                            -                    -                   -                    -
        1.750                            -                    -             289,618              289,939
        1.795                          511                    -              81,488               81,020
        1.800                            -                    -             411,970              321,452
        1.810                            -                    -              12,271               13,035
        1.820                            -                    -               6,841                5,167
        1.825                            -                    -                   -                    -
        1.845                            -                    -             135,151               87,585
        1.850                            -                    -              23,876               25,797
        1.860                            -                    -             935,790              719,372
        1.870                            -                    -                   -                    -
        1.895                            -                    -             191,502              205,629
        1.900                          722                    -             259,438              203,444
        1.920                            -                    -              30,765               25,228
        1.945                            -                    -                 265                  289
        1.950                            -                    -             131,275               94,115
        1.960                            -                    -             609,023              456,102
        1.970                            -                    -                   -                    -
        1.995                            -                    -              74,237               28,847
        2.000                            -                    -             114,942               92,552
        2.010                            -                    -              67,342               63,523
        2.020                            -                    -                 711                    -


                                              JNL/Eagle             JNL/Janus
                      JNL/Eagle Core          SmallCap             Aggressive
                     Equity Portfolio     Equity Portfolio      Growth Portfolio
                   --------------------- --------------------  --------------------
                   --------------------- --------------------  --------------------
      M&E CLASS

        1.000                         -                2,512                 2,610
        1.150                   306,401              176,558               138,525
        1.250                         -                    -                10,438
        1.300                   194,596              103,312                77,776
        1.400                   117,070               72,387                40,737
        1.450                    37,294               10,700                28,727
        1.500                   122,214               49,816                53,728
        1.545                    19,950               15,656                53,941
        1.550                       360                  151                     -
        1.560                       815                  459                     -
        1.570                     4,067                3,935                 5,948
        1.575                         -                    -                     -
        1.600                    29,768               28,795                13,341
        1.650                    48,550               23,192                25,637
        1.695                    26,683               13,624                32,533
        1.700                    13,491               16,463                13,009
        1.710                   214,467               96,168                73,433
        1.720                     9,061                5,211                 3,510
        1.725                         -                    -                     -
        1.745                         -                    -                   491
        1.750                    27,990                5,757                 2,460
        1.795                     9,894               11,227                 4,904
        1.800                    13,845                6,567                 5,906
        1.810                         -                    -                     -
        1.820                     1,881                  987                   707
        1.825                         -                    -                     -
        1.845                     9,193                3,905                 7,822
        1.850                         -                  638                     -
        1.860                   124,563               54,973                62,874
        1.870                         -                    -                     -
        1.895                    20,050                8,843                 8,653
        1.900                    24,213                8,413                 2,067
        1.920                        42                  783                     -
        1.945                         -                    -                     -
        1.950                     8,612                4,753                 2,280
        1.960                    65,672               63,447                34,029
        1.970                       258                    -                     -
        1.995                    12,412                1,261                 2,474
        2.000                     7,680               12,969                 6,126
        2.010                     3,912               37,790                27,031
        2.020                         -                    -                     -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                            JNL/Curian                                                                          JNL/
                         Pharmaceutical/       JNL/Curian         JNL/Curian           JNL/Curian              Curian
                           Healthcare        S&P 400 MidCap         S&P 500             Small-Cap             Small Cap
                        Sector Portfolio     Index Portfolio    Index Portfolio         Portfolio          Index Portfolio
                        ------------------  ------------------ ------------------  --------------------  --------------------
                        ------------------  ------------------ ------------------  --------------------  --------------------
      M&E CLASS

        2.045                           -              30,979             48,300                30,280                28,642
        2.050                           -              14,695             32,670                49,151                19,723
        2.060                         929             194,555            372,550               229,487               194,768
        2.070                           -                   -                  -                   682                     -
        2.095                           -              11,011             17,495                10,382                10,906
        2.100                           -               2,307             12,394                   949                   944
        2.110                           -              14,782             18,825                 4,083                14,700
        2.120                           -               2,080              1,711                     -                 2,421
        2.145                           -              15,577             32,427                29,027                15,565
        2.150                           -              14,995             31,116                 7,641                13,059
        2.160                           -              80,238            102,321                29,587                84,406
        2.170                           -               2,001              6,137                 2,322                 1,979
        2.195                           -               4,881             20,093                11,696                 5,988
        2.200                           -               4,117             14,292                 6,811                 3,514
        2.210                           -              49,445             55,383                59,527                48,150
        2.220                           -                   -                  -                 2,801                     -
        2.245                           -                   -                  -                     -                     -
        2.250                           -              20,746             53,440                52,565                21,641
        2.260                           -              39,462             98,632                56,641                33,076
        2.270                           -                   -                549                     -                     -
        2.295                           -               4,699              8,104                 5,401                 4,638
        2.300                           -              33,886            207,420                72,579                25,638
        2.310                           -              54,618             93,656                51,756                46,041
        2.320                           -                 134              1,297                     -                     -
        2.345                           -               3,680              1,277                 5,153                   541
        2.350                           -                 544              3,410                 5,705                   359
        2.360                           -                 979              2,533                20,738                   972
        2.370                           -                   -                487                     -                     -
        2.395                           -               1,656              1,940                 6,051                 2,281
        2.400                           -                   -                  -                   652                     -
        2.410                           -               1,487              1,851                 1,661                 1,429
        2.445                           -              14,839             20,085                 5,100                 6,541
        2.450                           -               5,455             39,546                68,148                 7,550
        2.460                           -               3,231              6,053                 6,890                 2,564
        2.470                           -                   -                  -                   995                     -
        2.495                           -               1,704              1,976                     -                     -
        2.500                           -                   -                  -                 4,506                     -
        2.510                       1,213              11,295              9,401                 6,592                 7,589
        2.545                           -               1,183              1,389                   819                 1,168
        2.550                           -               2,697             54,551                20,189                 2,292
        2.560                           -               4,636              4,590                 7,220                 2,844
        2.595                           -                   -                  -                     -                     -



                         JNL/Curian            JNL/Curian           JNL/Curian         JNL/Curian
                         Technology           The Dow SM           The Dow SM           The S&P(R)
                      Sector Portfolio        5 Portfolio         10 Portfolio        10 Portfolio
                    --------------------- --------------------  ------------------ --------------------
                    --------------------- --------------------  ------------------ --------------------
      M&E CLASS

        2.045                          -                    -              80,710               55,789
        2.050                          -                    -              86,351              104,748
        2.060                        139                    -             534,837              534,919
        2.070                          -                    -               1,197                1,290
        2.095                          -                    -              35,044               18,342
        2.100                          -                    -               2,711                1,514
        2.110                          -                    -               6,128                6,070
        2.120                          -                    -               2,599                    -
        2.145                          -                    -              68,210               55,418
        2.150                          -                    -              43,111               21,904
        2.160                          -                    -              82,823               66,989
        2.170                          -                    -               7,111                4,921
        2.195                          -                    -              32,009               24,543
        2.200                          -                    -              15,463               11,816
        2.210                        678                    -             122,260               91,003
        2.220                          -                    -               5,368                5,723
        2.245                          -                    -                   -                    -
        2.250                          -                    -             114,007               98,387
        2.260                          -                    -             160,200              105,954
        2.270                          -                    -                   -                    -
        2.295                          -                    -              10,845                9,463
        2.300                          -                    -             133,838              128,270
        2.310                          -                    -              98,068               83,966
        2.320                          -                    -                 454                  481
        2.345                          -                    -              11,919               12,266
        2.350                          -                    -              12,797                9,523
        2.360                          -                    -              39,038               41,523
        2.370                          -                    -                   -                    -
        2.395                          -                    -               8,983                7,755
        2.400                          -                    -               1,241                1,324
        2.410                          -                    -               3,244                3,529
        2.445                          -                    -              23,335               22,272
        2.450                          -                    -             141,585              124,654
        2.460                          -                    -              12,044               10,251
        2.470                          -                    -               2,214                2,064
        2.495                          -                    -                   -                    -
        2.500                          -                    -               8,565                8,890
        2.510                      2,248                    -               8,613                1,723
        2.545                          -                    -               1,458                1,608
        2.550                          -                    -              37,385               32,691
        2.560                          -                    -              14,858               14,649
        2.595                          -                    -                   -                    -


                                               JNL/Eagle             JNL/Janus
                       JNL/Eagle Core          SmallCap             Aggressive
                      Equity Portfolio     Equity Portfolio      Growth Portfolio
                    --------------------- --------------------  --------------------
                    --------------------- --------------------  --------------------
      M&E CLASS

        2.045                        801                    -                 1,045
        2.050                      9,050                7,192                 7,903
        2.060                     43,919               30,757                16,812
        2.070                          -                    -                     -
        2.095                      7,976                4,993                   696
        2.100                      1,309                  872                     -
        2.110                        636                1,644                   423
        2.120                      1,050                1,059                   321
        2.145                      8,323                3,411                 2,097
        2.150                      5,576                1,887                     -
        2.160                      7,545               10,608                 1,158
        2.170                          -                    -                   847
        2.195                        754                  670                     -
        2.200                      1,408                1,130                    67
        2.210                      9,880               12,417                 7,238
        2.220                          -                    -                     -
        2.245                          -                    -                     -
        2.250                      1,097                9,491                     -
        2.260                     27,520               22,745                16,635
        2.270                          -                    -                     -
        2.295                        545                    -                     -
        2.300                      6,372               13,535                 4,118
        2.310                      8,324               12,195                 7,973
        2.320                          -                    -                     -
        2.345                        843                    -                     -
        2.350                      2,974                    -                     -
        2.360                      2,342                  525                     -
        2.370                          -                    -                     -
        2.395                      4,861                  525                     -
        2.400                        246                   93                     -
        2.410                          -                    -                     -
        2.445                      2,037                    -                     -
        2.450                      7,426                1,977                   612
        2.460                          -                   36                     -
        2.470                          -                  168                     -
        2.495                          -                1,170                     -
        2.500                      2,695                    -                     -
        2.510                        914                2,632                   306
        2.545                          -                    -                    65
        2.550                        659                  624                   537
        2.560                      3,351                  778                     -
        2.595                          -                    -                     -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                           JNL/Curian                                                                           JNL/
                         Pharmaceutical/       JNL/Curian         JNL/Curian           JNL/Curian              Curian
                           Healthcare        S&P 400 MidCap         S&P 500             Small-Cap             Small Cap
                        Sector Portfolio     Index Portfolio    Index Portfolio         Portfolio          Index Portfolio
                        ------------------  ------------------ ------------------  --------------------  --------------------
                        ------------------  ------------------ ------------------  --------------------  --------------------
      M&E CLASS

        2.600                           -                   -                  -                     -                     -
        2.610                           -              15,506             28,658                24,312                14,484
        2.645                           -               1,333              3,702                 3,412                     -
        2.650                           -               1,451              7,880                21,703                 1,444
        2.660                           -                   -                  -                     -                     -
        2.695                           -                   -                  -                     -                     -
        2.710                           -                 129                151                 2,034                   127
        2.745                           -                 937              1,026                 2,923                 3,961
        2.750                           -                   -                  -                 1,725                   371
        2.760                           -                   -                  -                     -                     -
        2.770                           -                   -                  -                     -                     -
        2.795                           -                   -                  -                     -                     -
        2.800                           -               1,942             15,509                 5,750                 1,711
        2.810                           -                 610                  -                 3,460                     -
        2.820                           -                   -                  -                     -                     -
        2.850                           -                 104                 98                     -                   122
        2.895                           -                   -                  -                   918                     -
        2.900                           -              20,571             23,332                 6,930                21,341
        2.910                           -                  41                790                 3,804                     -
        2.960                           -                 589                695                 1,155                   505
        3.045                           -                   -                  -                   589                     -
        3.060                           -                   -                  -                   313                     -
        3.200                           -                   -                  -                 1,865                     -


PERSPECTIVE
  Standard Benefit              2,061,617             480,791            939,907             2,134,597               501,743
  Maximum Anniversary
    Value Benefit                       -                 252                240                 8,834                   246
  Earnings Protection
    Benefit                       111,784                 869                867                99,821                 1,593
  Combined Optional
    Benefits                            -                   -                  -                     -                     -
                        ------------------  ------------------ ------------------  --------------------  --------------------
                        ------------------  ------------------ ------------------  --------------------  --------------------

        Total                   2,248,338           6,672,606         13,081,031            10,329,386             6,007,742
                        ==================  ================== ==================  ====================  ====================


                             JNL/Curian           JNL/Curian           JNL/Curian          JNL/Curian
                             Technology           The Dow SM           The Dow SM           The S&P(R)
                          Sector Portfolio        5 Portfolio         10 Portfolio        10 Portfolio
                        --------------------- --------------------  ------------------ --------------------
                        --------------------- --------------------  ------------------ --------------------
      M&E CLASS

        2.600                              -                    -                   -                    -
        2.610                              -                    -              63,020               52,344
        2.645                              -                    -               6,312                6,742
        2.650                              -                    -              42,090               36,115
        2.660                              -                    -                   -                    -
        2.695                              -                    -                   -                    -
        2.710                              -                    -               3,822                4,127
        2.745                              -                    -               1,366                1,363
        2.750                              -                    -               1,369                1,481
        2.760                              -                    -                   -                    -
        2.770                              -                    -                   -                    -
        2.795                              -                    -                   -                    -
        2.800                              -                    -               8,842               10,395
        2.810                              -                    -               7,426                3,981
        2.820                              -                    -                   -                    -
        2.850                              -                    -                   -                    -
        2.895                              -                    -               1,722                1,788
        2.900                              -                    -              18,184               12,064
        2.910                              -                    -               8,558                6,586
        2.960                              -                    -               2,047                2,191
        3.045                              -                    -               1,127                1,214
        3.060                              -                    -                 592                  630
        3.200                              -                    -               3,486                3,740


PERSPECTIVE
  Standard Benefit                 3,401,629              979,806           6,505,011            3,227,038
  Maximum Anniversary
    Value Benefit                          -                    -              18,637                9,570
  Earnings Protection
    Benefit                           97,876               58,406             100,888              103,831
  Combined Optional
    Benefits                               -                    -               2,666                    -
                        --------------------- --------------------  ------------------ --------------------
                        --------------------- --------------------  ------------------ --------------------

        Total                      3,510,155            1,038,212          24,280,755           18,151,575
                        ===================== ====================  ================== ====================


                                                   JNL/Eagle             JNL/Janus
                           JNL/Eagle Core          SmallCap             Aggressive
                          Equity Portfolio     Equity Portfolio      Growth Portfolio
                        --------------------- --------------------  --------------------
                        --------------------- --------------------  --------------------
      M&E CLASS

        2.600                              -                    -                     -
        2.610                            564                3,966                 1,061
        2.645                              -                    -                     -
        2.650                          4,506                2,493                   635
        2.660                              -                    -                     -
        2.695                              -                  361                     -
        2.710                              -                    -                     -
        2.745                            729                  689                   236
        2.750                              -                  240                   318
        2.760                              -                    -                     -
        2.770                              -                    -                     -
        2.795                              -                    -                     -
        2.800                            505                  310                     -
        2.810                          1,413                  867                     -
        2.820                              -                    -                     -
        2.850                              -                    -                     -
        2.895                              -                    -                     -
        2.900                              -                    -                     -
        2.910                            425                  789                   462
        2.960                              -                    -                     -
        3.045                              -                    -                     -
        3.060                              -                    -                     -
        3.200                              -                    -                     -


PERSPECTIVE
  Standard Benefit                 3,269,083            3,988,451             9,277,974
  Maximum Anniversary
    Value Benefit                      7,926               10,253                 5,237
  Earnings Protection
    Benefit                           27,488               15,937                30,512
  Combined Optional
    Benefits                           2,311                1,191                 2,821
                        --------------------- --------------------  --------------------
                        --------------------- --------------------  --------------------

        Total                      4,960,387            5,009,933            10,129,826
                        ===================== ====================  ====================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                           JNL/Janus            JNL/Janus             JNL/Janus             JNL/JPMorgan          JNL/Lazard
                            Balanced             Capital               Global             International             Mid Cap
                           Portfolio         Growth Portfolio    Equities Portfolio      Value Portfolio        Value Portfolio
                       -------------------  -------------------  --------------------  ---------------------  --------------------
                       -------------------  -------------------  --------------------  ---------------------  --------------------
     M&E CLASS

       1.000                            -                1,922                     -                  8,019                     -
       1.150                      732,514               75,983                     -                273,510               514,220
       1.250                            -                    -                     -                117,411                17,396
       1.300                      594,124               49,176                     -                110,863               333,870
       1.400                      298,158               20,470                     -                108,850               206,801
       1.450                       73,523               12,698                     -                 28,582                79,705
       1.500                      240,075               18,467                     -                 82,807               142,114
       1.545                       74,257               21,738                     -                 21,969                97,038
       1.550                        3,110                    -                     -                      -                 1,458
       1.560                            -                    -                     -                      -                     -
       1.570                        5,495                4,155                     -                 13,153                10,974
       1.575                            -                    -                     -                      -                     -
       1.600                      123,877               14,718                     -                125,077                70,829
       1.650                       92,769               15,837                     -                 22,210               110,968
       1.695                       35,100                2,662                     -                 27,118                15,188
       1.700                       57,287                9,073                     -                 24,117                29,904
       1.710                      240,159               60,414                     -                170,252               310,074
       1.720                       25,024                1,451                     -                  1,266                17,875
       1.725                            -                    -                     -                      -                     -
       1.745                            -                  647                     -                      -                     -
       1.750                       75,288                9,247                     -                 22,313                55,363
       1.795                       20,412                3,058                     -                  5,865                 8,604
       1.800                       56,061                4,296                     -                 34,703                43,081
       1.810                            -                    -                     -                 35,219                21,321
       1.820                        1,454                    -                     -                  2,477                13,879
       1.825                            -                    -                     -                      -                     -
       1.845                       29,660                  551                     -                 48,936                27,734
       1.850                            -                    -                     -                      -                   693
       1.860                      160,864               33,366                     -                 84,342               212,988
       1.870                          118                    -                     -                  2,137                     -
       1.895                       56,438                1,773                     -                 22,379                38,840
       1.900                       23,960                2,825                     -                 14,920                25,405
       1.920                        2,226                    -                     -                    525                   472
       1.945                            -                    -                     -                      -                     -
       1.950                       21,979                  345                     -                 18,045                 7,497
       1.960                      148,712               21,273                     -                 32,836               102,925
       1.970                            -                    -                     -                      -                   300
       1.995                       19,317                1,448                     -                  2,792                11,886
       2.000                       16,004                5,367                     -                 14,786                35,229
       2.010                        9,554               18,699                     -                 15,930                24,553
       2.020                            -                    -                     -                      -                   706



                                               JNL/                  JNL/
                                          Mellon Capital        Mellon Capital
                     JNL/Lazard             Management            Management          JNL/Oppenheimer
                     Small Cap              Bond Index          International          Global Growth
                  Value Portfolio           Portfolio          Index Portfolio           Portfolio
                ---------------------  --------------------- ---------------------  --------------------
                ---------------------  --------------------- ---------------------  --------------------
     M&E CLASS

       1.000                   2,661                      -                 5,828                 5,204
       1.150                 715,763                654,383               759,598               710,705
       1.250                  18,988                  3,284               151,133                17,092
       1.300                 311,613                431,063               529,980               330,751
       1.400                 216,230                213,441               292,306               231,677
       1.450                  95,623                128,901               130,405                66,388
       1.500                 210,425                280,251               414,962               230,217
       1.545                  65,931                 48,488                67,918                54,230
       1.550                   3,401                  2,185                 6,899                 2,768
       1.560                       -                      -                 1,219                     -
       1.570                  23,012                 16,151                13,311                15,013
       1.575                       -                      -                     -                     -
       1.600                 134,440                232,387               167,301                84,995
       1.650                  87,057                108,276               108,016                88,218
       1.695                  32,613                 45,830                49,748                22,146
       1.700                  37,535                 69,681                53,688                29,716
       1.710                 486,671                375,960               428,583               344,494
       1.720                  10,614                  7,134                17,770                 2,744
       1.725                       -                      -                     -                     -
       1.745                       -                      -                     -                     -
       1.750                  64,746                 62,150                51,227                26,640
       1.795                  10,754                    921                 9,146                13,183
       1.800                  41,899                 75,087                46,956                34,990
       1.810                       -                      -                     -                     -
       1.820                  16,746                  4,675                 4,668                 5,237
       1.825                       -                      -                     -                     -
       1.845                  25,253                 32,688                21,818                14,977
       1.850                   1,596                  7,280                   628                   840
       1.860                 267,501                463,567               484,553               221,909
       1.870                       -                      -                13,679                    87
       1.895                  61,689                 34,718                23,212                41,298
       1.900                  31,272                 40,247                35,729                36,458
       1.920                     449                  2,306                 3,229                   830
       1.945                       -                    198                   214                     -
       1.950                  22,052                 67,745                21,286                20,933
       1.960                 112,324                 98,766               117,408               187,082
       1.970                       -                      -                     -                     -
       1.995                   9,499                 35,436                18,023                 6,707
       2.000                  35,046                 14,449                17,958                45,460
       2.010                  39,910                  6,699                 5,447                28,989
       2.020                   1,107                      -                   877                 1,379



                                                                     JNL/
                                            JNL/PIMCO            PPM America
                   JNL/Oppenheimer         Total Return            Balanced
                  Growth Portfolio        Bond Portfolio          Portfolio
                ----------------------  -------------------  ---------------------
                ----------------------  -------------------  ---------------------
     M&E CLASS

       1.000                   17,879                3,635                      -
       1.150                  235,205            2,242,766                677,305
       1.250                        -                    -                      -
       1.300                  181,220            1,089,310                471,259
       1.400                  131,274              446,565                362,291
       1.450                   48,816              208,256                 78,075
       1.500                   48,275              621,948                129,290
       1.545                   13,770              260,024                 32,059
       1.550                      639                5,025                  3,265
       1.560                        -                1,752                      -
       1.570                    9,191               71,674                  8,466
       1.575                        -                    -                      -
       1.600                   28,025              200,320                 66,404
       1.650                   34,023              239,635                 60,705
       1.695                    6,117               71,048                 41,585
       1.700                   12,386              170,296                 46,180
       1.710                  140,865            1,100,315                364,499
       1.720                    5,679               75,168                 13,223
       1.725                        -                    -                      -
       1.745                        -                    -                      -
       1.750                    5,268              185,300                 31,047
       1.795                   10,424               74,816                 19,046
       1.800                   23,275              133,738                 55,731
       1.810                        -                    -                      -
       1.820                      354               12,296                  3,838
       1.825                        -                    -                      -
       1.845                   10,529              130,556                 30,859
       1.850                    1,275                6,592                  3,839
       1.860                   78,609              605,514                148,407
       1.870                      105                    -                      -
       1.895                   14,877               88,707                 31,425
       1.900                   12,814              133,311                 30,966
       1.920                      939                9,175                  5,031
       1.945                        -                    -                      -
       1.950                    5,376               32,089                 14,081
       1.960                   48,695              310,331                102,882
       1.970                        -                  293                    203
       1.995                    4,214               46,156                 17,990
       2.000                    2,594               68,764                  5,602
       2.010                      331               32,036                  6,616
       2.020                        -                    -                  1,121

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                           JNL/Janus            JNL/Janus             JNL/Janus             JNL/JPMorgan          JNL/Lazard
                            Balanced             Capital               Global             International             Mid Cap
                           Portfolio         Growth Portfolio    Equities Portfolio      Value Portfolio        Value Portfolio
                       -------------------  -------------------  --------------------  ---------------------  --------------------
                       -------------------  -------------------  --------------------  ---------------------  --------------------
     M&E CLASS

       2.045                        7,977                2,392                     -                      -                 9,152
       2.050                        6,603                1,005                     -                  6,869                 9,405
       2.060                      155,620                2,117                     -                 30,027                56,467
       2.070                        1,207                    -                     -                      -                     -
       2.095                       12,166                1,309                     -                 17,303                10,125
       2.100                        2,273                    -                     -                    194                 1,326
       2.110                        2,844                  436                     -                  3,318                 4,316
       2.120                        3,315                    -                     -                  1,933                 2,530
       2.145                       28,366                4,301                     -                  3,908                19,501
       2.150                        2,918                1,453                     -                      -                 8,724
       2.160                       11,797                7,135                     -                  4,516                42,063
       2.170                        2,446                    -                     -                      -                     -
       2.195                        2,425                    -                     -                    755                 1,136
       2.200                        7,078                  180                     -                  1,986                 2,341
       2.210                       20,451                    -                     -                  3,079                19,274
       2.220                            -                    -                     -                      -                     -
       2.245                            -                    -                     -                      -                   667
       2.250                        1,460                1,428                     -                 20,651                 5,513
       2.260                       31,160                7,867                     -                 23,206                53,281
       2.270                            -                  207                     -                      -                   261
       2.295                            -                    -                     -                  3,765                 1,094
       2.300                       24,833                2,787                     -                 18,708                24,900
       2.310                       14,478                6,673                     -                  4,454                 7,297
       2.320                            -                    -                     -                      -                     -
       2.345                        3,217                    -                     -                      -                 1,853
       2.350                            -                    -                     -                  1,931                   849
       2.360                        4,152                    -                     -                    133                 2,245
       2.370                            -                    -                     -                      -                   344
       2.395                        5,133                    -                     -                  2,551                 9,613
       2.400                            -                    -                     -                      -                   210
       2.410                            -                    -                     -                      -                     -
       2.445                        1,622                    -                     -                      -                 3,843
       2.450                       30,938                2,671                     -                      -                21,301
       2.460                        3,592                    -                     -                      -                     -
       2.470                            -                    -                     -                      -                     -
       2.495                            -                    -                     -                  2,363                 1,413
       2.500                            -                    -                     -                      -                 1,144
       2.510                        3,106                  399                     -                  5,721                 2,611
       2.545                          746                  169                     -                      -                   212
       2.550                        1,808                2,230                     -                    854                 7,318
       2.560                        2,962                    -                     -                      -                 1,366
       2.595                            -                    -                     -                    139                     -



                                                   JNL/                  JNL/
                                              Mellon Capital        Mellon Capital
                         JNL/Lazard             Management            Management          JNL/Oppenheimer
                         Small Cap              Bond Index          International          Global Growth
                      Value Portfolio           Portfolio          Index Portfolio           Portfolio
                    ---------------------  --------------------- ---------------------  --------------------
                    ---------------------  --------------------- ---------------------  --------------------
     M&E CLASS

       2.045                       5,155                 17,605                32,049                 2,684
       2.050                       5,228                 16,272                22,997                22,050
       2.060                      43,596                131,891               122,165                60,866
       2.070                           -                      -                     -                     -
       2.095                      10,194                  8,620                11,540                19,629
       2.100                         799                  6,487                 2,042                 1,507
       2.110                       2,665                 12,285                16,223                 2,369
       2.120                       1,653                    735                 1,770                 1,126
       2.145                      22,062                  9,123                13,864                10,682
       2.150                       9,459                 13,286                 6,589                 1,170
       2.160                      36,339                 85,640                84,106                 8,092
       2.170                       1,060                    786                 1,596                   299
       2.195                       1,237                  5,624                 1,992                 1,011
       2.200                       1,454                  2,477                 3,940                   648
       2.210                      11,504                 15,170                27,309                18,011
       2.220                           -                      -                     -                     -
       2.245                         728                      -                     -                 2,579
       2.250                       7,305                 16,392                22,783                   223
       2.260                      33,798                 37,051                34,526                23,659
       2.270                         282                      -                     -                     -
       2.295                       5,374                  4,506                 4,638                 1,133
       2.300                      46,312                 43,245                19,170                43,821
       2.310                       5,730                 11,966                30,436                10,557
       2.320                           -                      -                   133                     -
       2.345                       1,973                    290                   569                     -
       2.350                         986                  1,623                   450                 2,852
       2.360                       2,527                    542                   979                 5,076
       2.370                         187                      -                     -                     -
       2.395                       7,916                  1,660                 1,692                 2,994
       2.400                         109                      -                     -                   200
       2.410                           -                  1,410                 1,483                     -
       2.445                         945                    415                 9,236                 5,000
       2.450                      20,707                  9,974                 6,468                23,767
       2.460                       3,104                  1,060                 2,565                     -
       2.470                           -                      -                   233                     -
       2.495                           -                      -                     -                     -
       2.500                       1,998                      -                     -                 1,707
       2.510                       6,992                    878                 4,680                 1,589
       2.545                         118                  1,214                 1,172                     -
       2.550                      10,832                  3,499                 1,648                 6,286
       2.560                       9,214                    998                 2,059                 7,276
       2.595                           -                      -                     -                     -



                                                                       JNL/
                                              JNL/PIMCO            PPM America
                     JNL/Oppenheimer         Total Return            Balanced
                    Growth Portfolio        Bond Portfolio          Portfolio
                  ----------------------  -------------------  ---------------------
                  ----------------------  -------------------  ---------------------
     M&E CLASS

       2.045                      9,432               18,371                  1,894
       2.050                      8,419               22,170                 11,375
       2.060                     13,223              150,453                 75,488
       2.070                        338                  603                    277
       2.095                        947               47,624                  8,722
       2.100                          -                3,340                  1,239
       2.110                          -                3,516                  2,653
       2.120                          -                7,354                  1,154
       2.145                      7,856               58,215                  6,753
       2.150                          -               17,354                    297
       2.160                        353               52,158                 19,751
       2.170                          -                1,859                  4,034
       2.195                        330               10,258                    424
       2.200                        226                5,551                  1,567
       2.210                         24               41,224                 10,727
       2.220                          -                  483                      -
       2.245                          -                1,344                    539
       2.250                          -               17,494                  3,064
       2.260                     18,762               77,284                 22,991
       2.270                          -                    -                    267
       2.295                          -                6,664                  6,278
       2.300                      3,065               75,168                 24,001
       2.310                      3,952               19,770                  7,441
       2.320                          -                    -                      -
       2.345                          -               11,608                  1,930
       2.350                      5,442                9,172                      -
       2.360                        127                2,681                    557
       2.370                          -                1,029                    873
       2.395                        481                9,986                    880
       2.400                          -                    -                      -
       2.410                          -                    -                      -
       2.445                      1,178                7,427                  1,262
       2.450                      2,987               75,575                 19,361
       2.460                          -                1,335                    873
       2.470                          -                  605                      -
       2.495                      2,277                    -                      -
       2.500                          -                1,821                      -
       2.510                      2,407                9,375                 13,947
       2.545                          -                    -                    144
       2.550                      2,083               56,249                  9,050
       2.560                          -                1,944                 16,947
       2.595                          -                    -                      -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                           JNL/Janus            JNL/Janus             JNL/Janus            JNL/JPMorgan           JNL/Lazard
                            Balanced             Capital               Global             International             Mid Cap
                           Portfolio         Growth Portfolio    Equities Portfolio      Value Portfolio        Value Portfolio
                       -------------------  -------------------  --------------------  ---------------------  --------------------
                       -------------------  -------------------  --------------------  ---------------------  --------------------
     M&E CLASS

       2.600                            -                    -                     -                      -                     -
       2.610                        6,906                  659                     -                  3,121                 8,803
       2.645                            -                    -                     -                      -                     -
       2.650                        6,490                  567                     -                  8,003                 8,467
       2.660                            -                    -                     -                      -                     -
       2.695                            -                    -                     -                      -                     -
       2.710                            -                    -                     -                      -                     -
       2.745                            -                    -                     -                    108                 2,568
       2.750                           54                   30                     -                      -                   313
       2.760                            -                    -                     -                      -                     -
       2.770                            -                    -                     -                      -                     -
       2.795                            -                    -                     -                      -                     -
       2.800                        2,021                  295                     -                    648                 2,308
       2.810                        2,296                    -                     -                    455                 1,890
       2.820                            -                    -                     -                      -                     -
       2.850                          145                    -                     -                    756                   472
       2.895                            -                    -                     -                      -                     -
       2.900                          274                  156                     -                      -                   195
       2.910                        1,154                    -                     -                  1,263                 1,150
       2.960                            -                    -                     -                      -                     -
       3.045                            -                    -                     -                      -                     -
       3.060                            -                    -                     -                      -                     -
       3.200                            -                    -                     -                      -                     -


PERSPECTIVE
  Standard Benefit              5,316,061            9,476,936             9,420,842                739,134             2,071,739
  Maximum Anniversary
    Value Benefit                  37,190                6,586                     -                  4,819                30,432
  Earnings Protection
    Benefit                        34,651               20,283                     -                      -                 8,312
  Combined Optional
    Benefits                        4,590                  172                     -                  2,427                   494
                       -------------------  -------------------  --------------------  ---------------------  --------------------
                       -------------------  -------------------  --------------------  ---------------------  --------------------

       Total                    9,046,044            9,962,102             9,420,842              2,412,507             5,060,728
                       ===================  ===================  ====================  =====================  ====================




                                                     JNL/                  JNL/
                                                Mellon Capital        Mellon Capital
                           JNL/Lazard             Management            Management          JNL/Oppenheimer
                           Small Cap              Bond Index          International          Global Growth
                        Value Portfolio           Portfolio          Index Portfolio           Portfolio
                      ---------------------  --------------------- ---------------------  --------------------
                      ---------------------  --------------------- ---------------------  --------------------
     M&E CLASS

       2.600                             -                      -                     -                     -
       2.610                         5,528                 11,896                13,662                 4,967
       2.645                             -                  1,694                     -                     -
       2.650                         8,659                  7,800                 1,479                22,049
       2.660                             -                      -                     -                     -
       2.695                             -                      -                     -                   640
       2.710                             -                      -                   130                     -
       2.745                         1,538                      -                     -                   682
       2.750                         1,551                     72                     -                    54
       2.760                             -                      -                     -                     -
       2.770                             -                      -                     -                     -
       2.795                             -                      -                     -                     -
       2.800                         2,272                  1,859                 3,472                 8,808
       2.810                         2,033                      -                   976                 2,281
       2.820                             -                      -                     -                     -
       2.850                           543                    153                   127                   880
       2.895                             -                      -                     -                     -
       2.900                         1,600                 15,066                20,921                   270
       2.910                         1,886                      -                     -                 1,139
       2.960                             -                      -                   527                     -
       3.045                             -                      -                     -                     -
       3.060                             -                      -                     -                     -
       3.200                             -                      -                     -                     -


PERSPECTIVE
  Standard Benefit               2,542,468                181,155               428,981             2,531,796
  Maximum Anniversary
    Value Benefit                   11,156                    261                   260                 9,465
  Earnings Protection
    Benefit                          5,239                  1,015                   967                18,303
  Combined Optional
    Benefits                         3,869                      -                     -                 1,894
                      ---------------------  --------------------- ---------------------  --------------------
                      ---------------------  --------------------- ---------------------  --------------------

       Total                     6,102,304              4,248,042             5,039,327             5,815,448
                      =====================  ===================== =====================  ====================


                                                                           JNL/
                                                  JNL/PIMCO            PPM America
                         JNL/Oppenheimer         Total Return            Balanced
                        Growth Portfolio        Bond Portfolio          Portfolio
                      ----------------------  -------------------  ---------------------
                      ----------------------  -------------------  ---------------------
     M&E CLASS

       2.600                              -                    -                      -
       2.610                          5,397               14,714                  4,492
       2.645                              -                    -                      -
       2.650                              -               15,149                  5,626
       2.660                              -                    -                      -
       2.695                              -                    -                      -
       2.710                              -                    -                      -
       2.745                            614                1,910                      -
       2.750                              -                   38                  1,228
       2.760                              -                    -                      -
       2.770                              -                    -                      -
       2.795                              -                    -                      -
       2.800                          2,004               23,069                  1,768
       2.810                              -                    -                  1,115
       2.820                              -                    -                      -
       2.850                              -                1,313                     95
       2.895                              -                    -                      -
       2.900                              -                5,028                    317
       2.910                          1,185                4,283                  3,031
       2.960                              -                   50                      -
       3.045                              -                    -                      -
       3.060                              -                    -                      -
       3.200                              -                    -                      -


PERSPECTIVE
  Standard Benefit                  802,482            5,266,037             10,817,218
  Maximum Anniversary
    Value Benefit                     7,127               15,057                 41,148
  Earnings Protection
    Benefit                          17,849               11,942                 37,886
  Combined Optional
    Benefits                            438                7,542                  6,796
                      ----------------------  -------------------  ---------------------
                      ----------------------  -------------------  ---------------------

       Total                      2,054,048           14,870,607             14,060,770
                      ======================  ===================  =====================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                                   JNL/
                               PPM America           JNL/PPM               JNL/PPM                                  JNL/Putnam
                                High Yield        America Money         America Value         JNL/Putnam           International
                              Bond Portfolio     Market Portfolio         Portfolio        Equity Portfolio      Equity Portfolio
                            ------------------- -------------------  -------------------- --------------------  --------------------
                            ------------------- -------------------  -------------------- --------------------  --------------------
        M&E CLASS

          1.000                              -                   -                 8,970                    -                 5,447
          1.150                      1,031,721             658,159               205,411               59,632               278,305
          1.250                              -                   -                     -                    -                     -
          1.300                        452,897             246,897                91,491               41,500               241,130
          1.400                        305,240             104,593                67,707               16,293               135,870
          1.450                        144,853              26,645                27,733               22,375                31,246
          1.500                        328,180              66,930                78,153                5,621                66,299
          1.545                         99,880              63,561                14,843                3,288                19,379
          1.550                          6,387               2,036                 1,924                    -                 1,056
          1.560                        176,225                   -                     -                    -                     -
          1.570                         14,376              13,813                   268                1,855                 7,751
          1.575                              -                   -                     -                    -                     -
          1.600                        119,798              70,311                38,364                5,959               116,665
          1.650                        104,885              81,442                30,138               22,362                36,864
          1.695                         38,187              32,472                13,516               19,307                23,345
          1.700                        119,961              90,558                17,117                4,835                17,968
          1.710                        584,907             506,139                95,850               30,842               173,933
          1.720                         10,397              11,792                     -                  793                 4,760
          1.725                              -                   -                     -                    -                     -
          1.745                              -                   -                     -                    -                     -
          1.750                         62,992             211,539                18,679                4,713                19,124
          1.795                         36,164               8,940                 4,316                2,433                 7,124
          1.800                         48,082              58,166                 6,971               23,809                20,078
          1.810                              -                   -                     -                    -                     -
          1.820                          3,023                   -                     -                    -                12,828
          1.825                              -                   -                     -                    -                     -
          1.845                         83,936              91,634                 5,507                5,685                 1,109
          1.850                            726                 122                     -                  657                     -
          1.860                        335,490             160,964                99,372               31,520               132,887
          1.870                              -                   -                     -                    -                     -
          1.895                         38,054              26,666                 9,882                4,110                16,113
          1.900                         45,796              23,385                 5,908               13,891                 6,153
          1.920                          3,545              10,255                   789                    -                 1,339
          1.945                              -                   -                     -                    -                     -
          1.950                         18,327              23,324                 9,439                    -                13,238
          1.960                        231,268              79,246                30,719               12,169               130,042
          1.970                            271                   -                     -                    -                     -
          1.995                         18,345               9,443                 2,940                    -                 3,608
          2.000                         49,360              18,949                35,332                1,308                21,425
          2.010                         19,715             140,414                 7,097                  141                 2,075
          2.020                            631                 508                 1,050                    -                   880



                               JNL/Putnam            JNL/Putnam            JNL/S&P               JNL/S&P
                                Midcap             Value Equity           Aggressive           Conservative
                           Growth Portfolio         Portfolio         Growth Portfolio I    Growth Portfolio I
                          --------------------  -------------------  --------------------- ---------------------
                          --------------------  -------------------  --------------------- ---------------------
       M&E CLASS

         1.000                              -                    -                    864                     -
         1.150                        287,810              238,497              1,621,097             2,949,637
         1.250                              -                    -                      -                     -
         1.300                        179,175              153,030                595,226             2,267,719
         1.400                         60,335              115,109                498,980               974,917
         1.450                         29,765               57,883                 87,380               338,666
         1.500                         58,509               75,797                447,513               855,504
         1.545                         51,333               28,142                101,373               241,300
         1.550                              -                  771                 12,896                34,168
         1.560                              -                    -                      -                     -
         1.570                          5,460               15,830                 14,562                78,617
         1.575                              -                    -                      -                     -
         1.600                         29,018               18,371                145,868               602,178
         1.650                         28,088               63,067                 82,201               602,140
         1.695                         18,039               12,393                 70,745               168,563
         1.700                         11,941               15,931                 91,417               351,796
         1.710                        174,021              135,879                686,881             2,017,755
         1.720                            543                6,416                 24,102               136,003
         1.725                              -                    -                      -                     -
         1.745                              -                    -                      -                   941
         1.750                         12,331               17,136                 73,571               448,436
         1.795                         15,294                3,523                 22,785               117,753
         1.800                         27,369               32,998                 36,845               459,272
         1.810                              -                    -                      -                     -
         1.820                            288                  298                 39,824                23,977
         1.825                              -                    -                      -                     -
         1.845                         20,251                5,614                 34,011               147,635
         1.850                              -                  820                 11,437                   676
         1.860                         79,115              100,690                432,846             1,325,854
         1.870                              -                    -                     50                   431
         1.895                         23,386               20,002                 35,084               112,728
         1.900                         13,171               19,820                 36,430               221,224
         1.920                              -                3,934                  5,693                 1,071
         1.945                              -                    -                      -                14,776
         1.950                          2,459                2,404                 19,949               165,048
         1.960                         56,519               38,737                244,257               503,663
         1.970                              -                    -                      -                     -
         1.995                          5,536                8,357                 28,011               202,611
         2.000                          5,412                1,807                 52,716               148,220
         2.010                         31,460                3,425                 11,246                17,902
         2.020                              -                    -                      -                 2,041




                               JNL/S&P               JNL/S&P             JNL/S&P
                            Core Index 50         Core Index 75      Core Index 100
                              Portfolio             Portfolio           Portfolio
                        ----------------------  ------------------- ------------------
                        ----------------------  ------------------- ------------------
       M&E CLASS

         1.000                              -               26,304                  -
         1.150                        146,084              208,419            683,602
         1.250                              -                    -                  -
         1.300                         30,999              128,481            544,333
         1.400                         58,226               18,600            140,880
         1.450                          2,521               24,723             44,493
         1.500                         32,367               70,224            130,451
         1.545                          6,078               25,992            103,869
         1.550                              -                    -              2,699
         1.560                              -                    -                  -
         1.570                              -               10,060            135,120
         1.575                              -                    -                  -
         1.600                          3,850                6,499             56,590
         1.650                         13,000               45,113             50,621
         1.695                         30,865               28,046             73,222
         1.700                         18,092                5,951             31,154
         1.710                         84,700               31,917            403,895
         1.720                         15,409                    -             28,504
         1.725                              -                    -                  -
         1.745                              -                    -                  -
         1.750                         20,272               60,981             22,209
         1.795                          5,592                3,575              7,778
         1.800                          1,024                1,023             83,873
         1.810                              -                    -                  -
         1.820                              -                  195             53,885
         1.825                              -                    -                  -
         1.845                         22,200                    -             15,758
         1.850                              -                    -                  -
         1.860                         32,327               85,229            164,170
         1.870                              -                    -                  -
         1.895                          2,887                1,126             13,654
         1.900                          4,814                1,512             18,007
         1.920                              -                    -                890
         1.945                              -                    -                  -
         1.950                          1,701                    -             13,916
         1.960                         22,742               69,825             94,228
         1.970                              -                    -                  -
         1.995                          1,237                    -              6,788
         2.000                            830                1,553              9,569
         2.010                          7,865                    -             15,450
         2.020                              -                    -              1,265

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                                   JNL/
                               PPM America           JNL/PPM               JNL/PPM                                  JNL/Putnam
                                High Yield        America Money         America Value         JNL/Putnam           International
                              Bond Portfolio     Market Portfolio         Portfolio        Equity Portfolio      Equity Portfolio
                            ------------------- -------------------  -------------------- --------------------  --------------------
                            ------------------- -------------------  -------------------- --------------------  --------------------
        M&E CLASS

          2.045                         12,087               6,678                 1,921                6,165                 1,527
          2.050                         14,253               7,714                 3,925                1,840                 6,152
          2.060                         75,494             101,889                20,479                3,951                19,015
          2.070                            167                   -                     -                    -                     -
          2.095                         64,383               3,218                 1,956                    -                 9,096
          2.100                          1,230                  36                     -                    -                 1,014
          2.110                          2,129                   -                   200                  301                   185
          2.120                          2,264                   -                   505                    -                     -
          2.145                         18,397               2,016                 2,654                2,099                 4,115
          2.150                          4,594               1,714                     -                    -                12,712
          2.160                         23,482               4,130                 5,811                4,116                 2,406
          2.170                            215                   -                   176                    -                 2,096
          2.195                          2,646                 655                   820                    -                   202
          2.200                          1,423                   -                   613                    -                     -
          2.210                         29,523              37,469                 5,044                    -                 3,855
          2.220                            442                   -                     -                    -                     -
          2.245                            426                   -                   443                    -                     -
          2.250                         16,526                 960                   407                    -                17,110
          2.260                         49,165              18,308                 8,299                  512                 9,655
          2.270                              -                   -                     -                    -                     -
          2.295                          1,220                 965                     -                    -                 3,143
          2.300                         37,235              49,543                 7,357                  179                11,526
          2.310                          8,814              19,840                 2,442                5,681                   265
          2.320                              -                   -                     -                    -                     -
          2.345                             74                   -                     -                    -                     -
          2.350                          8,641                   -                 1,095                    -                     -
          2.360                          1,021                 680                   775                    -                     -
          2.370                            627                   -                     -                    -                     -
          2.395                         13,816               2,981                 2,013                    -                 4,627
          2.400                              -                   -                     -                    -                   176
          2.410                              -                   -                     -                    -                     -
          2.445                          5,054                   -                   540                  410                     -
          2.450                         16,381              31,099                 1,306                  504                   462
          2.460                          2,532                 707                    62                    -                     -
          2.470                            913                   -                   364                    -                     -
          2.495                              -                   -                     -                    -                 1,766
          2.500                          1,674                   -                     -                    -                 3,403
          2.510                          5,087               9,607                 4,605                  199                 2,839
          2.545                              -                   -                     -                    -                     -
          2.550                         13,155               5,224                   704                1,494                 1,587
          2.560                          7,779                   -                 2,185                  237                     -
          2.595                              -                   -                    75                    -                     -


                                JNL/Putnam            JNL/Putnam            JNL/S&P               JNL/S&P
                                 Midcap             Value Equity           Aggressive           Conservative
                            Growth Portfolio         Portfolio         Growth Portfolio I    Growth Portfolio I
                           --------------------  -------------------  --------------------- ---------------------
                           --------------------  -------------------  --------------------- ---------------------
        M&E CLASS

          2.045                          3,020                  823                 11,998                24,982
          2.050                          6,900                5,205                 54,331               102,216
          2.060                         27,830               32,436                142,161               257,024
          2.070                              -                    -                  4,901                14,311
          2.095                          1,993                1,988                 16,363                60,378
          2.100                          1,924                  288                  2,258                22,134
          2.110                              -                  163                  3,703                14,170
          2.120                            573                1,774                  2,839                 1,370
          2.145                          6,307                7,214                 21,238               105,424
          2.150                          4,642                  452                 23,463                 5,820
          2.160                              -               12,068                 12,418               279,684
          2.170                              -                1,257                  1,750                     -
          2.195                            585                    -                      -                25,521
          2.200                            923                  358                  6,837                10,893
          2.210                          9,174               12,184                 30,256               133,107
          2.220                              -                    -                      -                     -
          2.245                              -                    -                      -                     -
          2.250                              -                  260                 23,247                46,674
          2.260                         14,351               12,821                 60,086               243,201
          2.270                              -                    -                      -                     -
          2.295                          1,530                    -                  1,649                 8,599
          2.300                         10,061                8,961                 28,017               134,657
          2.310                          5,586                9,848                 19,858                51,358
          2.320                              -                    -                      -                 1,332
          2.345                          2,637                1,161                  3,114                13,709
          2.350                          4,183                2,751                    659                17,082
          2.360                            318                  650                      -                 2,595
          2.370                            705                  276                      -                     -
          2.395                         13,323                  952                    246                 4,787
          2.400                              -                    -                  6,899                     -
          2.410                              -                    -                      -                   999
          2.445                            585                  568                  1,157                23,970
          2.450                          4,468                1,698                 76,001               277,363
          2.460                              -                    -                      -                31,803
          2.470                            418                    -                      -                     -
          2.495                              -                    -                      -                     -
          2.500                              -                    -                  2,553                 5,459
          2.510                          3,207                  219                  5,524                22,775
          2.545                              -                    -                      -                     -
          2.550                          5,819                2,420                 22,875                92,261
          2.560                          1,065                  512                 10,470                18,181
          2.595                              -                    -                      -                     -



                               JNL/S&P               JNL/S&P             JNL/S&P
                            Core Index 50         Core Index 75      Core Index 100
                              Portfolio             Portfolio           Portfolio
                        ----------------------  ------------------- ------------------
                        ----------------------  ------------------- ------------------
        M&E CLASS

          2.045                             -                    -              5,716
          2.050                             -               45,444             17,552
          2.060                        14,006               19,738             42,579
          2.070                             -                    -                  -
          2.095                             -                    -                278
          2.100                         1,185                    -                  -
          2.110                             -                    -                  -
          2.120                             -                    -                  -
          2.145                           524                  452             26,348
          2.150                         3,330                    -              2,674
          2.160                        22,735                2,721             15,807
          2.170                           180                    -                  -
          2.195                         7,983                7,565              7,199
          2.200                             -                    -                523
          2.210                         1,517                2,362             27,640
          2.220                             -                    -                  -
          2.245                             -                    -                  -
          2.250                             -                    -                  -
          2.260                        13,556                7,655            100,106
          2.270                             -                    -                  -
          2.295                             -                    -             12,624
          2.300                         4,009                1,895              9,728
          2.310                             -                7,504             46,607
          2.320                             -                    -                  -
          2.345                             -                    -                  -
          2.350                             -                    -              1,402
          2.360                             -                    -              1,465
          2.370                             -                    -                  -
          2.395                             -                2,126                  -
          2.400                             -                    -                  -
          2.410                             -                    -                  -
          2.445                             -                  399                  -
          2.450                         1,431                    -              7,754
          2.460                             -                    -                  -
          2.470                             -                    -                  -
          2.495                             -                    -                  -
          2.500                             -                    -                  -
          2.510                             -                    -                  -
          2.545                             -                    -                  -
          2.550                             -                    -              4,539
          2.560                             -                4,161              3,698
          2.595                             -                    -                  -


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:



                                   JNL/
                               PPM America           JNL/PPM               JNL/PPM                                  JNL/Putnam
                                High Yield        America Money         America Value         JNL/Putnam           International
                              Bond Portfolio     Market Portfolio         Portfolio        Equity Portfolio      Equity Portfolio
                            ------------------- -------------------  -------------------- --------------------  --------------------
                            ------------------- -------------------  -------------------- --------------------  --------------------
        M&E CLASS

          2.600                              -                   -                     -                    -                     -
          2.610                          6,348                   -                 1,060                5,186                 2,661
          2.645                              -                   -                     -                    -                     -
          2.650                         18,473               9,705                10,100                  276                 2,956
          2.660                              -                   -                     -                    -                     -
          2.695                              -                   -                     -                    -                     -
          2.710                              -                   -                     -                    -                     -
          2.745                              -               1,208                   701                    -                   487
          2.750                             35                   -                     -                    -                     -
          2.760                          1,936                   -                     -                    -                     -
          2.770                              -                   -                     -                    -                     -
          2.795                              -                   -                     -                    -                     -
          2.800                         12,666               3,724                 1,805                    -                   900
          2.810                            481                   -                 1,480                    -                     -
          2.820                              -                   -                     -                    -                     -
          2.850                            125                   -                 1,212                    -                     -
          2.895                              -                   -                     -                    -                     -
          2.900                          1,166                   -                     -                    -                 1,109
          2.910                         16,454                   -                 1,112                    -                    83
          2.960                              -                   -                     -                    -                10,586
          3.045                              -                   -                     -                    -                     -
          3.060                              -                   -                     -                    -                     -
          3.200                              -                   -                     -                    -                     -


PERSPECTIVE
  Standard Benefit                   7,501,178           4,982,118               562,971            9,434,893             5,340,224
  Maximum Anniversary
    Value Benefit                       23,082              11,993                 1,674                5,183                 5,460
  Earnings Protection
    Benefit                             20,117              59,437                 1,881               19,238                18,625
  Combined Optional
    Benefits                             4,802                   -                     -                1,049                 6,365
                            ------------------- -------------------  -------------------- --------------------  --------------------
                            ------------------- -------------------  -------------------- --------------------  --------------------

          Total                     12,583,351           8,212,521             1,590,258            9,828,611             7,056,431
                            =================== ===================  ==================== ====================  ====================



                                JNL/Putnam            JNL/Putnam             JNL/S&P               JNL/S&P
                                  Midcap             Value Equity           Aggressive           Conservative
                             Growth Portfolio         Portfolio         Growth Portfolio I    Growth Portfolio I
                            --------------------  -------------------  --------------------- ---------------------
                            --------------------  -------------------  --------------------- ---------------------
        M&E CLASS

          2.600                               -                    -                      -                 7,169
          2.610                          13,327               11,976                 45,415                35,508
          2.645                               -                    -                 15,561                     -
          2.650                               -                  339                 24,914                58,158
          2.660                               -                    -                      -                     -
          2.695                               -                    -                      -                     -
          2.710                               -                    -                      -                     -
          2.745                           3,358                    -                      -                 1,297
          2.750                               -                   49                  1,702                 1,238
          2.760                               -                    -                      -                     -
          2.770                               -                    -                  2,554                 2,468
          2.795                               -                    -                      -                 2,010
          2.800                               -                  941                      -                 1,691
          2.810                               -                1,305                      -                 1,246
          2.820                               -                    -                      -                 5,807
          2.850                               -                  331                      -                   114
          2.895                               -                    -                      -                 2,833
          2.900                               -                    -                      -                10,337
          2.910                             304                    -                    704                   612
          2.960                               -                    -                      -                     -
          3.045                               -                    -                      -                     -
          3.060                               -                    -                      -                     -
          3.200                               -                    -                      -                     -


PERSPECTIVE
  Standard Benefit                    2,031,174           11,465,841              7,250,948            15,113,050
  Maximum Anniversary
    Value Benefit                         4,159               43,018                 24,829                84,969
  Earnings Protection
    Benefit                              20,355               38,105                 40,577               105,518
  Combined Optional
    Benefits                                 29                5,756                  4,410                20,770
                            --------------------  -------------------  --------------------- ---------------------
                            --------------------  -------------------  --------------------- ---------------------

          Total                       3,431,461           12,883,649             13,574,345            33,041,856
                            ====================  ===================  ===================== =====================



                                  JNL/S&P               JNL/S&P             JNL/S&P
                               Core Index 50         Core Index 75      Core Index 100
                                 Portfolio             Portfolio           Portfolio
                           ----------------------  ------------------- ------------------
                           ----------------------  ------------------- ------------------
        M&E CLASS

          2.600                                -                    -                  -
          2.610                                -                    -              7,825
          2.645                                -                    -                  -
          2.650                                -                    -                  -
          2.660                                -                    -                  -
          2.695                                -                    -                  -
          2.710                                -                    -                  -
          2.745                            3,621                    -              1,985
          2.750                            1,489                    -                  -
          2.760                                -                    -                  -
          2.770                                -                    -              5,350
          2.795                                -                    -                  -
          2.800                                -                    -                  -
          2.810                                -                    -                  -
          2.820                                -                    -                  -
          2.850                                -                    -                  -
          2.895                                -                    -                  -
          2.900                                -                    -                  -
          2.910                              766                  747                  -
          2.960                                -                    -                  -
          3.045                                -                    -                  -
          3.060                                -                    -                  -
          3.200                                -                    -                  -


PERSPECTIVE
  Standard Benefit                        63,894               19,501            159,062
  Maximum Anniversary
    Value Benefit                              -                    -              1,882
  Earnings Protection
    Benefit                                    -                    -              2,116
  Combined Optional
    Benefits                                   -                    -                  -
                           ----------------------  ------------------- ------------------
                           ----------------------  ------------------- ------------------

          Total                          705,908              977,618          3,463,332
                           ======================  =================== ==================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                        JNL/S&P Equity                              JNL/S&P               JNL/S&P              JNL/Salomon
                         Aggressive         JNL/S&P Equity          Moderate           Very Aggressive        Brothers Global
                     Growth Portfolio I   Growth Portfolio I   Growth Portfolio I     Growth Portfolio I      Bond Portfolio
                     -------------------- -------------------- --------------------  ---------------------  --------------------
                     -------------------- -------------------- --------------------  ---------------------  --------------------
    M&E CLASS

      1.000                            -                    -                    -                      -                 6,309
      1.150                      477,322              948,950            4,954,238                316,762               428,497
      1.250                            -                    -                    -                      -                     -
      1.300                      239,514              519,576            2,989,400                141,450               243,884
      1.400                      176,424              228,333            1,989,280                115,546               110,447
      1.450                       37,162              206,291              483,690                 31,673                50,533
      1.500                       96,484              342,592            1,937,017                304,722               149,590
      1.545                       44,889              129,835              698,075                 33,606                33,046
      1.550                        1,124                2,195               38,141                    587                 1,075
      1.560                            -                    -                    -                      -               151,417
      1.570                        3,943               22,446              124,519                  7,075                 6,441
      1.575                            -                    -                    -                      -                     -
      1.600                        3,828              178,362              611,620                  5,572                40,912
      1.650                       34,152              105,754              713,885                 11,352                65,383
      1.695                       29,979               34,063              392,227                 30,229                22,229
      1.700                       13,450               97,538              536,724                 14,467                57,226
      1.710                      297,045              604,639            2,692,625                184,169               305,592
      1.720                          463               32,707               78,898                  5,173                 7,268
      1.725                            -                    -                    -                      -                     -
      1.745                            -                    -                1,877                      -                     -
      1.750                       22,551              172,405              609,510                  4,933                28,750
      1.795                        6,759               44,862              113,034                  1,625                18,875
      1.800                       10,237               19,613              412,358                 10,290                35,700
      1.810                            -                    -                    -                      -                     -
      1.820                        3,669               19,477               15,408                    448                 2,339
      1.825                            -                    -                    -                      -                     -
      1.845                        2,643               44,010              174,553                  6,281                13,259
      1.850                            -                    -                4,498                      -                 4,967
      1.860                      196,503              267,055            1,798,215                 79,032               111,725
      1.870                            -                  196                    -                      -                     -
      1.895                       13,773               73,139              190,904                  2,628                32,910
      1.900                       53,259               20,446              263,212                  1,299                18,873
      1.920                          126                    -               18,097                      -                   635
      1.945                            -                    -                3,602                      -                     -
      1.950                        2,394               11,475              175,682                    194                12,099
      1.960                       43,332              222,571            1,231,981                 34,610                62,880
      1.970                            -                    -                    -                      -                   233
      1.995                        1,946               19,317              134,270                 10,506                10,677
      2.000                       27,801               13,794              167,113                  9,279                12,193
      2.010                            -                1,193              139,610                  2,460                 9,501
      2.020                            -                    -                2,658                      -                     -





                         JNL/Salomon
                         Brothers
                      U.S. Government          JNL/T. Rowe            JNL/T. Rowe               JNL/
                         & Quality          Price Established        Price Mid-Cap         T. Rowe Price
                      Bond Portfolio         Growth Portfolio       Growth Portfolio      Value Portfolio
                   ----------------------  ---------------------  ---------------------  -------------------
                   ----------------------  ---------------------  ---------------------  -------------------
    M&E CLASS

      1.000                            -                  1,982                  3,414                    -
      1.150                      648,450                412,536                450,797            1,182,696
      1.250                            -                      -                  8,405               21,650
      1.300                      508,066                280,700                224,188              858,568
      1.400                      252,767                173,299                110,294              493,499
      1.450                      125,294                 53,649                 54,288              113,931
      1.500                      205,423                134,271                148,119              391,316
      1.545                       57,229                 46,762                 51,055               75,681
      1.550                        1,067                  3,946                  2,203                6,820
      1.560                            -                    582                    255                1,213
      1.570                       39,198                 11,828                  5,377               36,315
      1.575                            -                      -                      -                    -
      1.600                       86,680                 41,916                 49,429              292,978
      1.650                      127,991                 81,603                 67,684              170,941
      1.695                       32,462                 28,132                 24,980               58,381
      1.700                       63,990                 26,241                 29,647               85,597
      1.710                      403,991                355,609                237,954              637,132
      1.720                       23,894                  7,293                 11,065               22,638
      1.725                            -                      -                      -                    -
      1.745                            -                      -                    396                    -
      1.750                      121,086                 26,975                 15,466               95,207
      1.795                       23,546                 18,363                 10,758               33,053
      1.800                       59,672                 26,161                 21,906               83,264
      1.810                            -                      -                 10,526                    -
      1.820                        6,754                  4,154                  5,164               27,323
      1.825                            -                      -                      -                    -
      1.845                       48,268                 16,265                 12,684               64,686
      1.850                        4,882                    483                    809                1,470
      1.860                      246,063                138,451                163,479              498,153
      1.870                            -                      -                    497                    -
      1.895                       34,333                 30,740                 13,270               61,807
      1.900                       52,708                 21,292                 11,370               29,814
      1.920                        1,364                  2,992                    676                5,839
      1.945                            -                      -                      -                    -
      1.950                        8,558                 16,649                  9,199               52,336
      1.960                      136,335                 70,605                108,881              276,707
      1.970                          265                    181                    148                  367
      1.995                       31,759                  9,499                 21,539               25,208
      2.000                        6,402                  6,705                 13,765               60,211
      2.010                        6,013                 18,841                 20,807               32,667
      2.020                          415                    667                    613                2,022

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                        JNL/S&P Equity                              JNL/S&P               JNL/S&P              JNL/Salomon
                         Aggressive         JNL/S&P Equity          Moderate           Very Aggressive        Brothers Global
                     Growth Portfolio I   Growth Portfolio I   Growth Portfolio I     Growth Portfolio I      Bond Portfolio
                     -------------------- -------------------- --------------------  ---------------------  --------------------
                     -------------------- -------------------- --------------------  ---------------------  --------------------
    M&E CLASS

      2.045                            -               20,426               21,395                    895                 1,276
      2.050                       27,925               45,537              152,494                  4,078                 8,828
      2.060                       70,918              111,824              550,709                 85,150                26,557
      2.070                            -                    -               10,382                      -                     -
      2.095                        1,951                  697               70,104                 18,052                 6,108
      2.100                           51               12,937               20,739                  1,639                 1,921
      2.110                            -                6,659               46,634                    888                 2,287
      2.120                            -                    -               14,742                      -                     -
      2.145                        8,941               18,326               95,103                  2,187                 5,442
      2.150                        1,345                2,782               66,237                    922                 1,928
      2.160                        5,917               54,799              259,323                  3,728                16,119
      2.170                            -                1,907                   41                    169                   104
      2.195                            -                2,648               35,824                 33,582                 1,175
      2.200                          203               11,089               25,909                      -                 1,547
      2.210                        1,487               37,482              111,408                  6,352                 4,068
      2.220                       33,949                    -                    -                      -                     -
      2.245                            -                    -                    -                      -                   373
      2.250                            -                7,554              124,144                 48,284                 7,480
      2.260                        4,994               29,882              179,580                 18,947                14,314
      2.270                            -                    -                    -                      -                     -
      2.295                            -                2,436               48,518                      -                   421
      2.300                        2,527               42,150              275,067                 20,986                15,362
      2.310                       11,843               73,679               87,768                  6,384                 2,090
      2.320                            -                    -                  828                      -                     -
      2.345                            -                2,727                2,482                      -                   375
      2.350                          140                2,429               42,312                      -                 3,964
      2.360                            -               16,814               15,423                      -                 1,222
      2.370                            -                    -                6,305                      -                     -
      2.395                        2,315                2,189                7,953                  6,520                 2,433
      2.400                            -                    -               20,294                      -                     -
      2.410                            -                    -                    -                      -                     -
      2.445                          986                    -               41,316                      -                 2,001
      2.450                          774               15,636              333,032                  1,145                14,016
      2.460                          252                    -               78,261                    240                   110
      2.470                            -                    -                    -                      -                     -
      2.495                            -                    -                    -                      -                     -
      2.500                            -                  363               10,161                      -                 1,455
      2.510                            -                    -               22,995                      -                   491
      2.545                            -                    -                    -                      -                     -
      2.550                        3,052                9,898               38,068                  1,398                 3,071
      2.560                            -                3,332               52,155                      -                 3,296
      2.595                            -                    -                    -                      -                     -




                        JNL/Salomon
                         Brothers
                      U.S. Government          JNL/T. Rowe            JNL/T. Rowe               JNL/
                         & Quality          Price Established        Price Mid-Cap         T. Rowe Price
                      Bond Portfolio         Growth Portfolio       Growth Portfolio      Value Portfolio
                   ----------------------  ---------------------  ---------------------  -------------------
                   ----------------------  ---------------------  ---------------------  -------------------
    M&E CLASS

      2.045                        3,974                  1,340                  3,882                9,604
      2.050                       13,262                  8,622                 12,471               20,592
      2.060                       48,232                 26,084                 32,109               93,957
      2.070                            -                      -                    119                    -
      2.095                        6,822                 13,641                  8,663               20,886
      2.100                        4,303                    445                  3,176                2,845
      2.110                          196                  1,649                    945                2,721
      2.120                            -                    476                    603                3,822
      2.145                       37,074                 10,081                  8,108               27,271
      2.150                        7,890                  2,845                  2,011               11,105
      2.160                       15,887                 15,556                 13,900               37,306
      2.170                            -                    144                    411                  249
      2.195                        1,388                    850                  2,004                3,396
      2.200                        1,536                    191                    336                2,427
      2.210                       23,307                  8,756                 14,924               33,122
      2.220                            -                      -                      -                    -
      2.245                            -                    287                    427                2,092
      2.250                        1,857                  7,022                  6,240                  866
      2.260                       39,367                 26,525                 23,086               39,629
      2.270                            -                    158                      -                    -
      2.295                        5,521                  1,430                    520                8,303
      2.300                       42,073                 11,645                 20,464               36,451
      2.310                        6,703                  8,756                 14,169               12,397
      2.320                            -                      -                      -                    -
      2.345                            -                  1,668                    541                3,243
      2.350                            -                  2,767                    628                5,609
      2.360                          737                  1,433                    399                2,855
      2.370                            -                      -                    312                  769
      2.395                        3,604                  1,426                  1,623                2,928
      2.400                            -                      -                    106                  256
      2.410                            -                      -                      -                    -
      2.445                          721                  1,380                  3,558                3,082
      2.450                       44,433                  4,858                  6,794               34,843
      2.460                          392                  1,844                  1,530                  967
      2.470                            -                    120                     99                  234
      2.495                            -                      -                      -                1,704
      2.500                        1,462                    897                    567                1,771
      2.510                        2,591                  3,440                  6,932               15,130
      2.545                            -                    129                      -                  255
      2.550                       10,574                  4,401                  4,879               17,211
      2.560                            -                  3,853                  4,437                8,535
      2.595                            -                      -                     40                    -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                       JNL/S&P Equity                                JNL/S&P               JNL/S&P              JNL/Salomon
                         Aggressive         JNL/S&P Equity          Moderate           Very Aggressive        Brothers Global
                     Growth Portfolio I   Growth Portfolio I   Growth Portfolio I     Growth Portfolio I      Bond Portfolio
                     -------------------- -------------------- --------------------  ---------------------  --------------------
                     -------------------- -------------------- --------------------  ---------------------  --------------------
    M&E CLASS

      2.600                            -                    -                    -                      -                     -
      2.610                            -                5,680              109,932                  1,772                 1,614
      2.645                            -                    -                3,207                      -                     -
      2.650                            -               33,475               51,412                 10,938                 2,536
      2.660                            -                    -                8,470                      -                     -
      2.695                            -                  591                    -                      -                     -
      2.710                            -                    -                   97                      -                    87
      2.745                            -               10,749                1,294                      -                     -
      2.750                            -                    -                    -                  1,776                   861
      2.760                            -                    -                6,994                      -                     -
      2.770                            -                    -                2,462                      -                     -
      2.795                            -                    -                    -                      -                     -
      2.800                            -                    -               15,581                      -                11,697
      2.810                            -                    -                  349                      -                     -
      2.820                            -                    -                1,937                      -                     -
      2.850                       25,487                    -                    -                      -                   343
      2.895                            -                    -                  470                      -                     -
      2.900                            -                    -                    -                      -                 3,703
      2.910                            -                    -                  805                      -                   394
      2.960                            -                    -                    -                      -                     -
      3.045                            -                    -                    -                      -                     -
      3.060                            -                    -                    -                      -                     -
      3.200                            -                    -                    -                      -                     -


PERSPECTIVE
  Standard Benefit             2,651,294            9,720,273           22,234,816              3,663,862             3,622,211
  Maximum Anniversary
    Value Benefit                  3,952               18,036              135,574                  2,124                 4,008
  Earnings Protection
    Benefit                       10,697              105,516              127,007                  9,110                13,670
  Combined Optional
    Benefits                           -                3,459              216,117                      -                   779
                     -------------------- -------------------- --------------------  ---------------------  --------------------
                     -------------------- -------------------- --------------------  ---------------------  --------------------

      Total                    4,711,772           14,816,815           49,481,151              5,317,096             5,867,202
                     ==================== ==================== ====================  =====================  ====================



                          JNL/Salomon
                           Brothers
                        U.S. Government          JNL/T. Rowe            JNL/T. Rowe               JNL/
                           & Quality          Price Established        Price Mid-Cap         T. Rowe Price
                        Bond Portfolio         Growth Portfolio       Growth Portfolio      Value Portfolio
                     ----------------------  ---------------------  ---------------------  -------------------
                     ----------------------  ---------------------  ---------------------  -------------------
    M&E CLASS

      2.600                              -                      -                      -                    -
      2.610                          3,222                  6,044                  5,076                7,568
      2.645                              -                      -                      -                    -
      2.650                            303                  3,788                  1,956                5,523
      2.660                              -                      -                      -                    -
      2.695                              -                      -                    217                    -
      2.710                              -                      -                      -                    -
      2.745                              -                  1,590                  2,622                    -
      2.750                             56                     23                    755                  375
      2.760                              -                    850                      -                4,153
      2.770                              -                      -                      -                    -
      2.795                              -                      -                      -                    -
      2.800                          4,950                    268                  2,060                2,554
      2.810                              -                  1,828                  1,211                5,109
      2.820                              -                      -                      -                    -
      2.850                          1,099                     86                    488                  165
      2.895                              -                      -                      -                    -
      2.900                            179                    513                  2,301                1,039
      2.910                          2,652                  5,161                  2,197                5,990
      2.960                              -                      -                      -                    -
      3.045                              -                      -                      -                    -
      3.060                              -                      -                      -                    -
      3.200                              -                      -                      -                    -


PERSPECTIVE
  Standard Benefit               9,069,174             11,790,991             10,141,081            7,141,219
  Maximum Anniversary
    Value Benefit                   48,729                 44,178                 54,038               36,189
  Earnings Protection
    Benefit                         51,593                 43,625                 47,031               66,657
  Combined Optional
    Benefits                         4,664                  1,686                  2,335                9,215
                     ----------------------  ---------------------  ---------------------  -------------------
                     ----------------------  ---------------------  ---------------------  -------------------

      Total                     12,875,452             14,144,722             12,385,488           13,553,679
                     ======================  =====================  =====================  ===================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                         JNL/                    JNL/                    JNL/                                         JNL/
                     AIM Large Cap            AIM Premier             AIM Small Cap            JNL/Alger         Alliance Capital
                    Growth Portfolio      Equity II Portfolio       Growth Portfolio        Growth Portfolio     Growth Portfolio
                 -----------------------  ---------------------  ------------------------ --------------------- --------------------
                 -----------------------  ---------------------  ------------------------ --------------------- --------------------
     M&E CLASS

       1.000                        $ -                    $ -                       $ -                   $ -                  $ -
       1.150                  4,211,417              1,072,049                 4,464,243             5,855,719            3,743,630
       1.250                          -                      -                         -               248,611                    -
       1.300                  3,007,114              1,011,781                 3,071,710             2,827,793            1,607,382
       1.400                  1,534,608                610,993                 1,664,629             1,983,054            1,303,306
       1.450                    775,979                185,723                   662,205               501,981              312,063
       1.500                  1,839,670                140,414                 1,562,691             2,150,424              739,542
       1.545                    557,415                230,550                   378,715               595,185            1,166,746
       1.550                     18,607                      -                    40,710                 3,541                    -
       1.560                          -                      -                         -                     -                    -
       1.570                     93,259                  1,758                   232,374                62,837              155,965
       1.575                          -                      -                         -                     -                    -
       1.600                    740,971                233,611                 1,376,409               382,759            1,883,295
       1.650                    657,278                106,468                   555,010               639,336              203,325
       1.695                    201,713                 52,164                   248,718               441,283              559,640
       1.700                    422,793                 86,501                   318,752               448,883              133,318
       1.710                  2,901,629                646,385                 2,653,823             3,506,885            1,742,294
       1.720                     53,844                      -                    39,964               159,236                3,392
       1.725                          -                      -                         -                     -                    -
       1.745                          -                      -                         -                     -                    -
       1.750                    340,936                 68,695                   346,441               229,572              123,267
       1.795                    126,068                  4,312                   245,043               283,396              123,976
       1.800                    615,119                260,926                   311,559               287,343              395,855
       1.810                          -                      -                         -                     -                    -
       1.820                     12,913                  2,268                    87,875               128,165                    -
       1.825                          -                      -                         -                     -                    -
       1.845                    124,576                102,951                   347,198               237,816               36,491
       1.850                          -                      -                    11,005                10,480                    -
       1.860                  1,648,670                271,989                 1,614,751             1,587,565            1,815,817
       1.870                     25,381                      -                         -                     -                    -
       1.895                    471,758                 10,265                   122,110               569,097               33,310
       1.900                    143,568                112,085                   137,049                89,675              101,983
       1.920                     20,434                      -                     1,264                 6,004               12,964
       1.945                          -                      -                         -                     -                    -
       1.950                    117,597                 60,231                   217,704               279,160              352,320
       1.960                    930,542                248,036                 1,577,863             1,671,899            1,051,304
       1.970                          -                      -                         -                     -                    -
       1.995                     46,381                 55,224                    60,479                56,830               31,751
       2.000                    251,048                      -                   516,480               423,051              701,313
       2.010                    296,498                 11,122                   171,660               406,311              152,232
       2.020                      9,473                      -                         -                     -                    -


                      JNL/Curian               JNL/Curian             JNL/Curian              JNL/Curian
                          25                 Communications         Consumer Brands             Energy
                       Portfolio            Sector Portfolio       Sector Portfolio        Sector Portfolio
                 ----------------------  ----------------------- ----------------------  ---------------------
                 ----------------------  ----------------------- ----------------------  ---------------------
     M&E CLASS

       1.000                 $ 941,086                      $ -                    $ -                    $ -
       1.150                33,362,014                        -                 20,367                      -
       1.250                    42,725                        -                      -                      -
       1.300                 9,180,565                        -                  1,011                  1,021
       1.400                 5,373,505                    6,283                      -                  9,227
       1.450                 3,155,382                        -                      -                      -
       1.500                10,734,064                        -                      -                      -
       1.545                 3,569,765                        -                      -                  2,542
       1.550                   132,659                        -                  5,860                      -
       1.560                   244,331                        -                      -                      -
       1.570                   638,886                        -                      -                      -
       1.575                         -                        -                      -                      -
       1.600                 2,151,520                        -                      -                      -
       1.650                 6,320,311                        -                      -                      -
       1.695                 1,303,920                        -                      -                      -
       1.700                 2,761,674                   26,829                 25,964                 26,280
       1.710                16,458,858                        -                      -                      -
       1.720                   308,065                        -                      -                      -
       1.725                         -                        -                      -                      -
       1.745                         -                        -                      -                      -
       1.750                 2,585,332                        -                 16,439                      -
       1.795                   643,833                        -                      -                      -
       1.800                 3,160,913                        -                      -                      -
       1.810                   113,131                        -                      -                      -
       1.820                    43,526                        -                      -                      -
       1.825                         -                        -                      -                      -
       1.845                   899,948                        -                      -                      -
       1.850                   221,568                        -                      -                      -
       1.860                 7,019,701                        -                  2,639                  5,190
       1.870                         -                        -                      -                      -
       1.895                 1,340,459                        -                      -                      -
       1.900                 2,188,498                        -                      -                      -
       1.920                   287,654                        -                      -                      -
       1.945                     2,524                        -                      -                      -
       1.950                   822,183                        -                      -                      -
       1.960                 4,176,113                        -                      -                      -
       1.970                         -                        -                      -                      -
       1.995                   369,671                        -                      -                  2,042
       2.000                   861,055                        -                      -                 77,410
       2.010                   538,153                        -                      -                      -
       2.020                    10,231                        -                      -                      -



                     JNL/Curian
                      Enhanced               JNL/Curian            JNL/Curian
                    S&P 500 Stock            Financial               Global
                   Index Portfolio        Sector Portfolio        15 Portfolio
                ----------------------  ---------------------  -------------------
                ----------------------  ---------------------  -------------------
     M&E CLASS

       1.000                 $ 63,653                    $ -            $ 781,401
       1.150                4,881,258                  3,670           29,787,935
       1.250                        -                      -              836,165
       1.300                2,941,031                      -            8,093,168
       1.400                1,779,105                      -            4,725,889
       1.450                  433,299                      -            2,657,368
       1.500                  877,181                  5,718            8,960,631
       1.545                  518,210                      -            1,800,314
       1.550                   26,189                  5,812              113,818
       1.560                        -                      -              218,772
       1.570                   34,086                      -              549,773
       1.575                        -                      -                    -
       1.600                  842,732                      -            1,950,902
       1.650                  892,319                      -            5,538,524
       1.695                  633,372                      -            1,099,545
       1.700                  662,364                 25,973            2,252,682
       1.710                7,274,498                  8,860           13,287,052
       1.720                  189,467                      -              242,110
       1.725                        -                      -                    -
       1.745                   11,274                      -                    -
       1.750                  273,307                      -            2,098,570
       1.795                  132,606                  2,865              568,148
       1.800                  182,527                      -            2,515,628
       1.810                        -                      -              109,864
       1.820                   44,438                      -               14,216
       1.825                        -                      -                    -
       1.845                  108,301                      -              829,967
       1.850                   10,698                      -              215,419
       1.860                1,558,881                  4,116            6,121,210
       1.870                        -                      -                    -
       1.895                  117,858                 12,733              796,029
       1.900                  199,390                      -            1,734,263
       1.920                    8,422                      -              205,086
       1.945                        -                      -                2,273
       1.950                  300,038                      -              564,646
       1.960                  622,740                      -            3,992,304
       1.970                        -                      -                    -
       1.995                   48,970                      -              168,045
       2.000                  115,671                131,019              872,046
       2.010                  377,034                      -              575,833
       2.020                   23,428                      -                    -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                          JNL/                    JNL/                    JNL/                                         JNL/
                     AIM Large Cap            AIM Premier             AIM Small Cap            JNL/Alger         Alliance Capital
                    Growth Portfolio      Equity II Portfolio       Growth Portfolio        Growth Portfolio     Growth Portfolio
                 -----------------------  ---------------------  ------------------------ --------------------- --------------------
                 -----------------------  ---------------------  ------------------------ --------------------- --------------------
     M&E CLASS

       2.045                     79,507                 31,525                    57,088                37,707               52,649
       2.050                    120,076                 35,938                   164,224                45,146               40,388
       2.060                    556,637                 34,489                   475,863               540,726               34,583
       2.070                          -                  5,763                     3,261                     -                    -
       2.095                     49,224                 70,139                   167,455               134,941               84,793
       2.100                        812                      -                     1,326                   815               15,813
       2.110                     33,043                      -                     7,388                30,309               22,360
       2.120                      9,535                      -                         -                 6,589                    -
       2.145                    152,887                 13,393                    57,561               108,585               84,866
       2.150                          -                      -                    84,126                26,812                    -
       2.160                     94,416                 56,210                   101,185               128,816              107,031
       2.170                          -                      -                         -                     -                    -
       2.195                     16,969                  3,770                         -                11,593                2,090
       2.200                     25,810                  3,072                     3,780                 1,857                    -
       2.210                    128,441                 12,188                    31,558               100,103               53,413
       2.220                          -                      -                         -                     -                    -
       2.245                     22,928                      -                    12,708                     -                    -
       2.250                     16,487                      -                     6,138                11,836                    -
       2.260                    228,531                151,290                   301,330               277,334              107,433
       2.270                      6,944                      -                     3,452                     -                    -
       2.295                      9,956                      -                    39,973                     -               63,329
       2.300                    100,761                169,129                   290,338                53,200              212,614
       2.310                    144,767                 13,737                   148,671                51,384                    -
       2.320                          -                      -                         -                     -                    -
       2.345                     24,262                      -                         -                     -                    -
       2.350                          -                  1,375                    26,648                 7,107               84,924
       2.360                     12,564                      -                    34,249                10,746                2,020
       2.370                      8,166                      -                     2,219                     -                    -
       2.395                      8,727                 81,279                   120,428                54,960               33,367
       2.400                          -                      -                         -                     -                    -
       2.410                          -                      -                         -                     -                    -
       2.445                     19,869                      -                     7,333                 7,541                7,447
       2.450                    104,499                      -                    81,769                36,829               22,018
       2.460                      7,064                      -                       571                   586                    -
       2.470                          -                      -                     2,596                     -                    -
       2.495                     18,289                      -                         -                     -                    -
       2.500                     10,176                      -                    21,920                     -               20,636
       2.510                     77,593                      -                     8,277               153,999               35,372
       2.545                      2,728                      -                     1,357                     -                    -
       2.550                     82,467                 20,450                    43,685                70,887               10,078
       2.560                      3,869                  2,812                         -                     -               15,058
       2.595                          -                      -                         -                     -                    -




                     JNL/Curian               JNL/Curian             JNL/Curian              JNL/Curian
                         25                 Communications         Consumer Brands             Energy
                      Portfolio            Sector Portfolio       Sector Portfolio        Sector Portfolio
                ----------------------  ----------------------- ----------------------  ---------------------
                ----------------------  ----------------------- ----------------------  ---------------------
     M&E CLASS

       2.045                  553,502                        -                      -                      -
       2.050                  836,058                        -                      -                      -
       2.060                3,855,091                      522                    260                    517
       2.070                   11,419                        -                      -                      -
       2.095                  174,009                        -                      -                      -
       2.100                   14,398                        -                      -                      -
       2.110                   60,517                        -                      -                      -
       2.120                        -                        -                      -                      -
       2.145                  471,818                        -                      -                      -
       2.150                  199,626                        -                      -                      -
       2.160                  610,741                        -                      -                      -
       2.170                   40,571                        -                      -                      -
       2.195                  221,738                        -                      -                      -
       2.200                  103,803                        -                      -                      -
       2.210                1,064,936                        -                      -                  4,527
       2.220                   45,143                        -                      -                      -
       2.245                        -                        -                      -                      -
       2.250                  924,138                        -                      -                      -
       2.260                1,045,094                        -                      -                      -
       2.270                        -                        -                      -                      -
       2.295                   81,048                        -                      -                      -
       2.300                1,209,374                        -                      -                      -
       2.310                  761,043                        -                 10,524                      -
       2.320                    4,201                        -                      -                      -
       2.345                   90,214                        -                      -                      -
       2.350                   93,658                        -                      -                      -
       2.360                  339,442                        -                      -                      -
       2.370                        -                        -                      -                      -
       2.395                   76,472                        -                      -                      -
       2.400                   11,263                        -                      -                      -
       2.410                   29,153                        -                      -                      -
       2.445                  111,932                        -                      -                      -
       2.450                1,104,531                        -                      -                      -
       2.460                  119,090                        -                      -                      -
       2.470                   17,343                        -                      -                      -
       2.495                   19,871                        -                      -                      -
       2.500                   73,799                        -                      -                      -
       2.510                   66,803                   12,720                 12,342                      -
       2.545                   13,099                        -                      -                      -
       2.550                  466,299                        -                      -                      -
       2.560                  146,553                        -                      -                      -
       2.595                        -                        -                      -                      -


                   JNL/Curian
                    Enhanced               JNL/Curian            JNL/Curian
                  S&P 500 Stock            Financial               Global
                 Index Portfolio        Sector Portfolio        15 Portfolio
              ----------------------  ---------------------  -------------------
              ----------------------  ---------------------  -------------------
     M&E CLASS

       2.045                 86,064                      -              451,232
       2.050                 49,545                      -              762,140
       2.060                289,791                  7,989            3,346,722
       2.070                  3,941                      -               10,544
       2.095                 40,283                      -              165,767
       2.100                 13,620                      -                1,562
       2.110                  6,878                      -               72,310
       2.120                      -                      -                7,275
       2.145                 63,217                      -              397,486
       2.150                      -                      -              115,083
       2.160                 56,827                      -              558,714
       2.170                  5,374                      -               36,008
       2.195                 29,759                      -              164,228
       2.200                  8,582                      -              101,980
       2.210                 51,785                      -              775,300
       2.220                      -                      -               45,620
       2.245                      -                      -               12,688
       2.250                 14,634                      -              844,006
       2.260                304,554                      -              891,401
       2.270                      -                      -                    -
       2.295                      -                      -               74,890
       2.300                314,219                      -            1,020,553
       2.310                136,460                      -              795,578
       2.320                      -                      -                    -
       2.345                  2,190                      -               89,945
       2.350                 15,734                      -               68,318
       2.360                      -                      -              340,660
       2.370                      -                      -                    -
       2.395                 26,599                      -               62,734
       2.400                      -                      -               10,702
       2.410                      -                      -               27,357
       2.445                      -                      -              136,636
       2.450                150,467                      -            1,050,733
       2.460                    533                      -              104,341
       2.470                      -                      -               21,394
       2.495                      -                      -                    -
       2.500                 15,885                      -               73,560
       2.510                  5,603                 12,240               17,288
       2.545                      -                      -               13,149
       2.550                 25,804                      -              279,777
       2.560                 15,884                      -              123,013
       2.595                      -                      -                    -


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:



                               JNL/                    JNL/                 JNL/                                     JNL/
                          AIM Large Cap            AIM Premier          AIM Small Cap        JNL/Alger          Alliance Capital
                         Growth Portfolio      Equity II Portfolio    Growth Portfolio     Growth Portfolio     Growth Portfolio
                      -----------------------  ---------------------  ------------------ --------------------- --------------------
                      -----------------------  ---------------------  ------------------ --------------------- --------------------
       M&E CLASS

         2.600                             -                      -                   -                     -                    -
         2.610                       323,933                224,708              54,769                70,517                6,326
         2.645                             -                      -                   -                     -                    -
         2.650                        52,717                      -             192,770                67,139               56,946
         2.660                             -                      -                   -                     -                    -
         2.695                             -                      -                   -                     -                    -
         2.710                             -                      -                   -                     -                    -
         2.745                        25,316                      -               5,820                     -               15,473
         2.750                             -                      -                   -                16,058                    -
         2.760                             -                      -                   -                     -                    -
         2.770                             -                      -                   -                     -                    -
         2.795                             -                      -                   -                     -                    -
         2.800                        14,847                  7,039              16,864                 3,188                    -
         2.810                        20,065                      -               6,615                34,099               10,318
         2.820                             -                      -                   -                     -                    -
         2.850                        10,797                      -               5,523                 1,355                    -
         2.895                             -                      -                   -                     -                    -
         2.900                             -                      -                   -                 2,472                    -
         2.910                        26,144                      -                 826                28,579                9,362
         2.960                             -                      -                   -                     -                    -
         3.045                             -                      -                   -                     -                    -
         3.060                             -                      -                   -                     -                    -
         3.200                             -                      -                   -                     -                    -


PERSPECTIVE
  Standard Benefit                 8,754,180              2,946,763          14,514,337           162,427,490           22,737,115
  Maximum Anniversary
    Value Benefit                    104,811                 76,397              72,490               245,477              279,894
  Earnings Protection
    Benefit                           37,249                 31,967              41,119               290,669              193,000
  Combined Optional
    Benefits                           8,585                 19,899              46,906                42,107              113,663
                      -----------------------  ---------------------  ------------------ --------------------- --------------------
                      -----------------------  ---------------------  ------------------ --------------------- --------------------

         Total                  $ 33,753,907            $ 9,599,833        $ 40,304,951         $ 191,213,449         $ 43,020,860
                      =======================  =====================  ================== ===================== ====================


                           JNL/Curian               JNL/Curian             JNL/Curian              JNL/Curian
                               25                 Communications         Consumer Brands             Energy
                            Portfolio            Sector Portfolio       Sector Portfolio        Sector Portfolio
                      ----------------------  ----------------------- ----------------------  ---------------------
                      ----------------------  ----------------------- ----------------------  ---------------------
       M&E CLASS

         2.600                            -                        -                      -                      -
         2.610                      500,026                        -                      -                      -
         2.645                       57,202                        -                      -                      -
         2.650                      323,188                        -                      -                      -
         2.660                            -                        -                      -                      -
         2.695                            -                        -                      -                      -
         2.710                       34,078                        -                      -                      -
         2.745                       23,246                        -                      -                      -
         2.750                       12,751                        -                      -                      -
         2.760                            -                        -                      -                      -
         2.770                            -                        -                      -                      -
         2.795                            -                        -                      -                      -
         2.800                       79,997                        -                      -                      -
         2.810                       32,904                        -                      -                      -
         2.820                            -                        -                      -                      -
         2.850                       81,485                        -                      -                      -
         2.895                       15,458                        -                      -                      -
         2.900                      103,566                        -                      -                      -
         2.910                       53,615                        -                      -                      -
         2.960                       18,595                        -                      -                      -
         3.045                        9,937                        -                      -                      -
         3.060                        5,240                        -                      -                      -
         3.200                       30,916                        -                      -                      -


PERSPECTIVE
  Standard Benefit               25,225,353                7,886,704             10,285,042              8,583,514
  Maximum Anniversary
    Value Benefit                   120,742                        -                      -                      -
  Earnings Protection
    Benefit                         958,334                  317,203                378,047                414,636
  Combined Optional
    Benefits                              -                        -                      -                      -
                      ----------------------  ----------------------- ----------------------  ---------------------
                      ----------------------  ----------------------- ----------------------  ---------------------

         Total                $ 164,718,246              $ 8,250,261           $ 10,758,495            $ 9,126,906
                      ======================  ======================= ======================  =====================


                           JNL/Curian
                            Enhanced               JNL/Curian            JNL/Curian
                          S&P 500 Stock            Financial               Global
                         Index Portfolio        Sector Portfolio        15 Portfolio
                      ----------------------  ---------------------  -------------------
                      ----------------------  ---------------------  -------------------
       M&E CLASS

         2.600                            -                      -                    -
         2.610                      146,472                      -              391,210
         2.645                            -                      -               52,482
         2.650                       53,861                      -              263,895
         2.660                            -                      -                    -
         2.695                            -                      -                    -
         2.710                            -                      -               33,239
         2.745                       15,422                      -               12,990
         2.750                            -                      -                    -
         2.760                            -                      -               26,700
         2.770                            -                      -                    -
         2.795                            -                      -                    -
         2.800                       95,981                      -               72,287
         2.810                       10,496                      -               31,752
         2.820                            -                      -                    -
         2.850                          426                      -                5,626
         2.895                            -                      -               13,985
         2.900                            -                      -               97,318
         2.910                       16,184                      -               83,697
         2.960                            -                      -               16,966
         3.045                            -                      -                9,205
         3.060                            -                      -                4,978
         3.200                            -                      -               29,135


PERSPECTIVE
  Standard Benefit                7,426,119             17,068,209           22,141,370
  Maximum Anniversary
    Value Benefit                    48,230                      -              113,746
  Earnings Protection
    Benefit                          54,142                639,870              589,775
  Combined Optional
    Benefits                              -                      -                    -
                      ----------------------  ---------------------  -------------------
                      ----------------------  ---------------------  -------------------

         Total                 $ 35,785,912           $ 17,929,074        $ 141,340,646
                      ======================  =====================  ===================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:

                      JNL/Curian                                                                                       JNL/
                    Pharmaceutical/            JNL/Curian              JNL/Curian              JNL/Curian             Curian
                      Healthcare             S&P 400 MidCap              S&P 500               Small-Cap             Small Cap
                   Sector Portfolio          Index Portfolio         Index Portfolio           Portfolio          Index Portfolio
                 ----------------------  ------------------------ ----------------------  --------------------- --------------------
                 ----------------------  ------------------------ ----------------------  --------------------- --------------------
  M&E CLASS

    1.000                          $ -                  $ 78,448              $ 303,702              $ 909,427             $ 55,583
    1.150                       63,768                12,562,747             21,746,629             32,900,083           10,473,767
    1.250                            -                    40,379                 39,498                 41,332              287,396
    1.300                       49,553                 7,572,655             13,765,158              9,016,067            7,724,341
    1.400                            -                 3,660,147              5,884,223              5,757,263            3,266,568
    1.450                        5,934                 1,647,144              3,186,262              2,957,745            1,342,437
    1.500                        5,711                 6,999,620              9,548,309              9,948,423            5,199,210
    1.545                       20,269                 1,624,727              2,198,467              2,386,060            1,378,399
    1.550                        5,806                   141,050                232,418                147,225               89,187
    1.560                            -                    14,337                 13,501                231,714               15,275
    1.570                            -                   237,818                529,866                622,485              140,679
    1.575                            -                         -                      -                      -                    -
    1.600                      269,607                 2,793,135              3,609,559              2,479,425            2,554,070
    1.650                       35,115                 1,664,056              2,483,009              5,986,824            1,315,325
    1.695                            -                   918,739              1,844,688              1,270,513              825,154
    1.700                       25,852                   970,258              1,944,745              2,289,767              909,342
    1.710                       17,769                 6,942,203             13,206,855             15,656,717            6,570,089
    1.720                            -                   224,620                213,969                310,316               61,771
    1.725                            -                         -                      -                      -                    -
    1.745                            -                    11,671                      -                 11,591               11,985
    1.750                            -                   780,715              1,755,712              2,314,338              583,857
    1.795                        2,853                   232,533                511,258                739,343              183,923
    1.800                            -                   582,766              1,336,151              2,672,027              563,991
    1.810                            -                         -                      -                105,696              292,432
    1.820                            -                    48,796                 55,025                 22,631               39,674
    1.825                            -                         -                      -                      -                    -
    1.845                            -                   396,131                823,828                832,415              471,518
    1.850                            -                    17,576                 23,069                217,037                7,082
    1.860                       54,279                 6,379,709             10,003,989              7,183,528            5,988,991
    1.870                            -                   191,859                217,429                      -              205,592
    1.895                       73,881                   888,492              1,635,300              1,146,329              978,753
    1.900                            -                   589,223              1,115,702              1,890,748              462,463
    1.920                            -                    83,290                 89,875                268,210               56,561
    1.945                            -                     2,367                  2,351                  2,419                2,384
    1.950                            -                   559,002                930,411                845,747              303,537
    1.960                            -                 1,896,582              2,908,613              4,565,174            1,650,561
    1.970                            -                         -                      -                      -                    -
    1.995                        2,033                   328,481                429,750                225,206              374,060
    2.000                      129,513                   288,777                382,080              1,291,282              242,708
    2.010                            -                   410,147                276,312                859,092              418,791
    2.020                            -                    22,464                      -                  3,859               12,757




                    JNL/Curian             JNL/Curian           JNL/Curian            JNL/Curian
                    Technology            The Dow SM            The Dow SM             The S&P(R)
                 Sector Portfolio         5 Portfolio          10 Portfolio          10 Portfolio
               ---------------------- -------------------- ---------------------  --------------------
               ---------------------- -------------------- ---------------------  --------------------
  M&E CLASS

    1.000                        $ -                  $ -             $ 887,715             $ 884,928
    1.150                      1,991                    -            39,312,190            31,213,915
    1.250                          -                    -                41,173                39,055
    1.300                          -                    -            12,293,460             8,162,126
    1.400                          -                    -             6,982,209             5,145,559
    1.450                          -                    -             3,953,655             3,005,781
    1.500                          -                    -            12,943,757            10,034,016
    1.545                          -                    -             3,943,390             2,926,730
    1.550                      5,846                    -               131,720               114,245
    1.560                          -                    -               235,821               232,199
    1.570                          -                    -               750,348               504,507
    1.575                          -                    -                     -                     -
    1.600                          -                    -             3,081,423             2,139,809
    1.650                          -                    -             7,529,422             5,466,246
    1.695                          -                    -             1,972,726             1,451,807
    1.700                     26,234                    -             3,292,758             2,527,501
    1.710                      2,093                    -            17,505,191            13,974,099
    1.720                          -                    -               341,545               236,026
    1.725                          -                    -                     -                     -
    1.745                          -                    -                     -                     -
    1.750                          -                    -             2,706,737             2,457,828
    1.795                      2,890                    -               760,045               685,432
    1.800                          -                    -             3,841,523             2,718,856
    1.810                          -                    -               114,372               110,200
    1.820                          -                    -                63,730                43,661
    1.825                          -                    -                     -                     -
    1.845                          -                    -             1,257,734               739,305
    1.850                          -                    -               222,155               217,702
    1.860                          -                    -             8,702,648             6,068,095
    1.870                          -                    -                     -                     -
    1.895                          -                    -             1,778,147             1,731,778
    1.900                      4,065                    -             2,408,417             1,713,023
    1.920                          -                    -               285,339               212,237
    1.945                          -                    -                 2,459                 2,426
    1.950                          -                    -             1,215,927               790,680
    1.960                          -                    -             5,638,470             3,830,106
    1.970                          -                    -                     -                     -
    1.995                          -                    -               686,228               241,860
    2.000                          -                    -             1,062,246               775,817
    2.010                          -                    -               622,067               532,231
    2.020                          -                    -                 6,561                     -




                                             JNL/Eagle             JNL/Janus
                  JNL/Eagle Core             SmallCap              Aggressive
                 Equity Portfolio        Equity Portfolio       Growth Portfolio
              ------------------------ ---------------------- ---------------------
              ------------------------ ---------------------- ---------------------
  M&E CLASS

    1.000                         $ -               $ 43,204              $ 64,064
    1.150                   5,115,520              3,004,163             3,356,847
    1.250                           -                      -               250,755
    1.300                   3,213,535              1,738,748             1,860,454
    1.400                   1,919,199              1,209,428               966,094
    1.450                     609,168                178,118               678,332
    1.500                   1,988,999                826,271             1,263,223
    1.545                     323,620                258,825             1,263,237
    1.550                       5,839                  2,500                     -
    1.560                      13,212                  7,575                     -
    1.570                      65,861                 64,930               139,011
    1.575                           -                      -                     -
    1.600                     480,940                474,132               310,980
    1.650                     781,550                380,489               594,988
    1.695                     428,130                222,785               752,128
    1.700                     216,403                269,111               300,717
    1.710                   3,437,366              1,570,848             1,695,468
    1.720                     145,114                 85,063                80,982
    1.725                           -                      -                     -
    1.745                           -                      -                11,303
    1.750                     449,137                 93,759                56,610
    1.795                     157,600                182,259               112,398
    1.800                     220,445                106,572               135,313
    1.810                           -                      -                     -
    1.820                      29,976                 16,100                16,174
    1.825                           -                      -                     -
    1.845                     145,901                 63,166               178,505
    1.850                           -                 10,312                     -
    1.860                   1,974,693                888,189             1,432,972
    1.870                           -                      -                     -
    1.895                     317,044                142,508               196,618
    1.900                     382,736                135,526                46,937
    1.920                         665                 12,596                     -
    1.945                           -                      -                     -
    1.950                     135,625                 76,286                51,634
    1.960                   1,033,523              1,017,642               768,908
    1.970                       4,055                      -                     -
    1.995                     194,837                 20,152                55,732
    2.000                     120,522                207,406               137,952
    2.010                      61,348                603,905               608,156
    2.020                           -                      -                     -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                      JNL/Curian                                                                                       JNL/
                    Pharmaceutical/            JNL/Curian              JNL/Curian              JNL/Curian             Curian
                      Healthcare             S&P 400 MidCap              S&P 500               Small-Cap             Small Cap
                   Sector Portfolio          Index Portfolio         Index Portfolio           Portfolio          Index Portfolio
                 ----------------------  ------------------------ ----------------------  --------------------- --------------------
                 ----------------------  ------------------------ ----------------------  --------------------- --------------------
   M&E CLASS

     2.045                           -                   344,641                461,955                489,485              321,999
     2.050                           -                   163,466                312,437                795,396              221,713
     2.060                       9,558                 2,164,120              3,562,316              3,707,781            2,189,698
     2.070                           -                         -                      -                 11,013                    -
     2.095                           -                   122,381                167,160                167,443              122,490
     2.100                           -                    25,592                118,408                 15,303               10,595
     2.110                           -                   164,211                179,818                 65,807              165,109
     2.120                           -                    23,110                 16,336                      -               27,181
     2.145                           -                   172,952                309,539                467,135              174,648
     2.150                           -                   166,476                296,986                122,935              146,514
     2.160                           -                   890,632                976,419                475,845              946,781
     2.170                           -                    22,210                 58,556                 37,321               22,199
     2.195                           -                    54,140                191,612                187,799               67,117
     2.200                           -                    45,659                136,277                109,339               39,381
     2.210                           -                   548,298                527,988                955,163              539,574
     2.220                           -                         -                      -                 44,926                    -
     2.245                           -                         -                      -                      -                    -
     2.250                           -                   229,878                509,058                841,932              242,325
     2.260                           -                   437,169                939,369                906,819              370,290
     2.270                           -                         -                  5,229                      -                    -
     2.295                           -                    52,019                 77,126                 86,500               51,885
     2.300                           -                   375,096              1,973,920              1,159,912              286,800
     2.310                           -                   604,542                891,202                826,899              515,005
     2.320                           -                     1,486                 12,335                      -                    -
     2.345                           -                    40,703                 12,146                 82,187                6,052
     2.350                           -                     6,021                 32,424                 90,971                4,007
     2.360                           -                    10,819                 24,082                330,524               10,856
     2.370                           -                         -                  4,628                      -                    -
     2.395                           -                    18,293                 18,430                 96,298               25,471
     2.400                           -                         -                      -                 10,370                    -
     2.410                           -                    16,420                 17,580                 26,412               15,944
     2.445                           -                   163,797                190,599                 80,974               72,958
     2.450                           -                    60,203                375,238              1,081,775               84,210
     2.460                           -                    35,656                 57,426                109,323               28,596
     2.470                           -                         -                      -                 15,783                    -
     2.495                           -                    18,792                 18,732                      -                    -
     2.500                           -                         -                      -                 71,370                    -
     2.510                      12,228                   124,518                 89,101                104,350               84,549
     2.545                           -                    13,030                 13,151                 12,944               13,008
     2.550                           -                    29,709                516,598                319,046               25,514
     2.560                           -                    51,060                 43,454                114,048               31,650
     2.595                           -                         -                      -                      -                    -




                     JNL/Curian             JNL/Curian           JNL/Curian            JNL/Curian
                     Technology            The Dow SM            The Dow SM             The S&P(R)
                  Sector Portfolio         5 Portfolio          10 Portfolio          10 Portfolio
                ---------------------- -------------------- ---------------------  --------------------
                ---------------------- -------------------- ---------------------  --------------------
   M&E CLASS

     2.045                          -                    -               744,379               466,700
     2.050                          -                    -               796,232               876,057
     2.060                        779                    -             4,929,501             4,471,512
     2.070                          -                    -                11,032                10,781
     2.095                          -                    -               322,485               153,093
     2.100                          -                    -                24,939                12,634
     2.110                          -                    -                56,356                50,631
     2.120                          -                    -                23,889                     -
     2.145                          -                    -               626,278               461,521
     2.150                          -                    -               395,737               182,374
     2.160                          -                    -               759,941               557,524
     2.170                          -                    -                65,221                40,939
     2.195                          -                    -               293,237               203,931
     2.200                          -                    -               141,621                98,162
     2.210                      3,766                    -             1,119,249               755,652
     2.220                          -                    -                49,120                47,499
     2.245                          -                    -                     -                     -
     2.250                          -                    -             1,041,843               816,154
     2.260                          -                    -             1,463,319               877,845
     2.270                          -                    -                     -                     -
     2.295                          -                    -                98,902                78,472
     2.300                          -                    -             1,220,313             1,060,822
     2.310                          -                    -               893,945               694,181
     2.320                          -                    -                 4,133                 3,977
     2.345                          -                    -               108,459               101,238
     2.350                          -                    -               116,420                78,578
     2.360                          -                    -               354,987               342,477
     2.370                          -                    -                     -                     -
     2.395                          -                    -                81,556                63,866
     2.400                          -                    -                11,264                10,899
     2.410                          -                    -                29,429                29,039
     2.445                          -                    -               211,388               182,996
     2.450                          -                    -             1,282,311             1,023,994
     2.460                          -                    -               109,030                84,172
     2.470                          -                    -                20,036                16,943
     2.495                          -                    -                     -                     -
     2.500                          -                    -                77,402                72,864
     2.510                     12,312                    -                77,798                14,118
     2.545                          -                    -                13,146                13,152
     2.550                          -                    -               337,065               267,344
     2.560                          -                    -               133,899               119,747
     2.595                          -                    -                     -                     -


                                             JNL/Eagle             JNL/Janus
                  JNL/Eagle Core             SmallCap              Aggressive
                 Equity Portfolio        Equity Portfolio       Growth Portfolio
              ------------------------ ---------------------- ---------------------
              ------------------------ ---------------------- ---------------------
   M&E CLASS

     2.045                     12,533                      -                23,432
     2.050                    141,498                114,600               177,194
     2.060                    686,158                489,724               376,587
     2.070                          -                      -                     -
     2.095                    124,295                 79,301                15,546
     2.100                     20,397                 13,845                     -
     2.110                      9,906                 26,078                 9,437
     2.120                     16,329                 16,792                 7,153
     2.145                    129,232                 53,984                46,643
     2.150                     86,552                 29,843                     -
     2.160                    117,024                167,687                25,708
     2.170                          -                      -                18,789
     2.195                     11,669                 10,566                     -
     2.200                     21,775                 17,811                 1,492
     2.210                    152,671                195,566               160,054
     2.220                          -                      -                     -
     2.245                          -                      -                     -
     2.250                     16,905                148,960                     -
     2.260                    423,728                356,908               366,267
     2.270                          -                      -                     -
     2.295                      8,368                      -                     -
     2.300                     97,831                211,779                90,352
     2.310                    127,706                190,663               174,791
     2.320                          -                      -                     -
     2.345                     12,892                      -                     -
     2.350                     45,499                      -                     -
     2.360                     35,795                  8,173                     -
     2.370                          -                      -                     -
     2.395                     74,108                  8,162                     -
     2.400                      3,743                  1,441                     -
     2.410                          -                      -                     -
     2.445                     30,947                      -                     -
     2.450                    112,788                 30,591                13,252
     2.460                          -                    563                     -
     2.470                          -                  2,593                     -
     2.495                          -                 18,052                     -
     2.500                     40,769                      -                     -
     2.510                     13,824                 40,553                 6,594
     2.545                          -                      -                 1,388
     2.550                      9,945                  9,586                11,535
     2.560                     50,477                 11,949                     -
     2.595                          -                      -                     -


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                            JNL/Curian                                                                                JNL/
                          Pharmaceutical/         JNL/Curian           JNL/Curian             JNL/Curian             Curian
                            Healthcare          S&P 400 MidCap          S&P 500                Small-Cap             Small Cap
                         Sector Portfolio       Index Portfolio      Index Portfolio           Portfolio          Index Portfolio
                        ------------------  --------------------- ----------------------  --------------------- --------------------
                        ------------------  --------------------- ----------------------  --------------------- --------------------
      M&E CLASS

        2.600                           -                      -                      -                      -                    -
        2.610                           -                170,607                271,077                383,168              161,037
        2.645                           -                 14,655                 34,996                 53,685                    -
        2.650                           -                 15,953                 74,481                341,438               16,040
        2.660                           -                      -                      -                      -                    -
        2.695                           -                      -                      -                      -                    -
        2.710                           -                  1,419                  1,425                 31,912                1,406
        2.745                           -                 10,278                  9,681                 45,792               43,929
        2.750                           -                      -                      -                 27,015                4,118
        2.760                           -                      -                      -                      -                    -
        2.770                           -                      -                      -                      -                    -
        2.795                           -                      -                      -                      -                    -
        2.800                           -                 21,288                146,154                 89,849               18,948
        2.810                           -                  6,681                      -                 54,037                    -
        2.820                           -                      -                      -                      -                    -
        2.850                           -                  1,134                    919                      -                1,346
        2.895                           -                      -                      -                 14,281                    -
        2.900                           -                225,050                219,451                107,808              235,938
        2.910                           -                    443                  7,425                 59,149                    -
        2.960                           -                  6,439                  6,529                 17,921                5,572
        3.045                           -                      -                      -                  9,104                    -
        3.060                           -                      -                      -                  4,838                    -
        3.200                           -                      -                      -                 28,628                    -


PERSPECTIVE
  Standard Benefit             21,835,691              6,654,521             12,576,309             35,516,400            7,600,369
  Maximum Anniversary
    Value Benefit                       -                  3,488                  3,210                136,666                3,717
  Earnings Protection
    Benefit                       960,590                 11,994                 11,569              1,143,037               24,078
  Combined Optional
    Benefits                            -                      -                      -                      -                    -
                        ------------------  --------------------- ----------------------  --------------------- --------------------
                        ------------------  --------------------- ----------------------  --------------------- --------------------

        Total                $ 23,580,010              $ 76,143,713          $ 129,748,574          $ 170,193,914         $ 70,040,8
                        ==================  ======================== ======================  ===================== =================


                             JNL/Curian            JNL/Curian            JNL/Curian            JNL/Curian
                             Technology            The Dow SM            The Dow SM             The S&P(R)
                          Sector Portfolio         5 Portfolio          10 Portfolio          10 Portfolio
                        ---------------------- -------------------- ---------------------  --------------------
                        ---------------------- -------------------- ---------------------  --------------------
      M&E CLASS

        2.600                               -                    -                     -                     -
        2.610                               -                    -               566,664               426,910
        2.645                               -                    -                56,669                54,901
        2.650                               -                    -               377,775               294,023
        2.660                               -                    -                     -                     -
        2.695                               -                    -                     -                     -
        2.710                               -                    -                34,210                33,504
        2.745                               -                    -                12,208                11,048
        2.750                               -                    -                12,235                12,002
        2.760                               -                    -                     -                     -
        2.770                               -                    -                     -                     -
        2.795                               -                    -                     -                     -
        2.800                               -                    -                78,829                84,056
        2.810                               -                    -                66,181                32,176
        2.820                               -                    -                     -                     -
        2.850                               -                    -                     -                     -
        2.895                               -                    -                15,285                14,400
        2.900                               -                    -               161,375                97,117
        2.910                               -                    -                75,926                52,997
        2.960                               -                    -                18,118                17,595
        3.045                               -                    -                 9,933                 9,709
        3.060                               -                    -                 5,216                 5,037
        3.200                               -                    -                30,527                29,707


PERSPECTIVE
  Standard Benefit                 19,579,026            7,258,827            61,752,694            27,785,872
  Maximum Anniversary
    Value Benefit                           -                    -               207,994               102,155
  Earnings Protection
    Benefit                           789,087              544,961             1,044,310               818,187
  Combined Optional
    Benefits                                -                    -                29,285                     -
                        ---------------------- -------------------- ---------------------  --------------------
                        ---------------------- -------------------- ---------------------  --------------------

        Total                    $ 20,428,089          $ 7,803,788         $ 229,174,604         $ 155,153,070
                        ====================== ==================== =====================  ====================


                                                      JNL/Eagle             JNL/Janus
                           JNL/Eagle Core             SmallCap              Aggressive
                          Equity Portfolio        Equity Portfolio       Growth Portfolio
                       ------------------------ ---------------------- ---------------------
                       ------------------------ ---------------------- ---------------------
      M&E CLASS

        2.600                                -                      -                     -
        2.610                            8,468                 60,670                22,673
        2.645                                -                      -                     -
        2.650                           67,427                 38,020                13,518
        2.660                                -                      -                     -
        2.695                                -                  5,492                     -
        2.710                                -                      -                     -
        2.745                           10,840                 10,435                 4,982
        2.750                                -                  3,633                 6,702
        2.760                                -                      -                     -
        2.770                                -                      -                     -
        2.795                                -                      -                     -
        2.800                            7,472                  4,680                     -
        2.810                           20,895                 13,074                     -
        2.820                                -                      -                     -
        2.850                                -                      -                     -
        2.895                                -                      -                     -
        2.900                                -                      -                     -
        2.910                            6,235                 11,801                 9,613
        2.960                                -                      -                     -
        3.045                                -                      -                     -
        3.060                                -                      -                     -
        3.200                                -                      -                     -


PERSPECTIVE
  Standard Benefit                  53,129,499             64,528,792           182,086,986
  Maximum Anniversary
    Value Benefit                       78,639                123,477                47,075
  Earnings Protection
    Benefit                            247,786                173,369               252,517
  Combined Optional
    Benefits                            22,402                 13,655                26,521
                       ------------------------ ---------------------- ---------------------
                       ------------------------ ---------------------- ---------------------

        Total                     $ 80,207,590           $ 81,155,436         $ 201,383,293
                       ======================== ====================== =====================


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                             JNL/Janus             JNL/Janus            JNL/Janus          JNL/JPMorgan          JNL/Lazard
                              Balanced              Capital              Global           International            Mid Cap
                             Portfolio          Growth Portfolio    Equities Portfolio   Value Portfolio       Value Portfolio
                        ---------------------  -------------------  ------------------ --------------------  --------------------
                        ---------------------  -------------------  ------------------ --------------------  --------------------
        M&E CLASS

          1.000                          $ -             $ 35,918                 $ -             $ 71,100                   $ -
          1.150                    6,984,588            1,401,849                   -            2,403,776             7,315,604
          1.250                            -                    -                   -            1,025,873               246,041
          1.300                    5,633,930              895,591                   -              965,834             4,708,445
          1.400                    2,816,969              369,604                   -              942,776             2,899,463
          1.450                      693,374              228,290                   -              246,835             1,114,260
          1.500                    2,259,927              330,560                   -              713,052             1,980,926
          1.545                      697,858              387,617                   -              188,688             1,349,057
          1.550                       29,226                    -                   -                    -                20,262
          1.560                            -                    -                   -                    -                     -
          1.570                       51,595               73,932                   -              112,801               152,344
          1.575                            -                    -                   -                    -                     -
          1.600                    1,161,845              261,202                   -            1,070,763               981,536
          1.650                      868,557              279,892                   -              189,580             1,533,285
          1.695                      328,058               46,854                   -              230,872               209,311
          1.700                      535,327              159,603                   -              205,262               411,997
          1.710                    2,243,372            1,061,999                   -            1,448,153             4,269,462
          1.720                      233,667               25,487                   -               10,758               245,982
          1.725                            -                    -                   -                    -                     -
          1.745                            -               11,333                   -                    -                     -
          1.750                      702,277              161,984                   -              189,594               760,517
          1.795                      190,081               53,364                   -               49,639               117,885
          1.800                      521,954               74,931                   -              293,637               590,072
          1.810                            -                    -                   -              297,827               291,864
          1.820                       13,564                    -                   -               20,936               189,876
          1.825                            -                    -                   -                    -                     -
          1.845                      275,694                9,566                   -              412,982               378,874
          1.850                            -                    -                   -                    -                 9,465
          1.860                    1,494,420              578,967                   -              711,160             2,907,113
          1.870                        1,096                    -                   -               18,009                     -
          1.895                      523,634               30,678                   -              188,315               529,053
          1.900                      222,247               48,855                   -              125,520               345,956
          1.920                       20,632                    -                   -                4,415                 6,414
          1.945                            -                    -                   -                    -                     -
          1.950                      203,513                5,938                   -              151,353               101,740
          1.960                    1,376,470              365,955                   -              275,259             1,396,670
          1.970                            -                    -                   -                    -                 4,070
          1.995                      178,566               24,830                   -               23,359               160,963
          2.000                      147,917               92,011                   -              123,662               476,929
          2.010                       88,271              320,287                   -              133,152               332,205
          2.020                            -                    -                   -                    -                 9,550




                                                     JNL/                   JNL/
                                                Mellon Capital         Mellon Capital
                           JNL/Lazard             Management             Management            JNL/Oppenheimer
                           Small Cap              Bond Index            International           Global Growth
                        Value Portfolio            Portfolio           Index Portfolio            Portfolio
                     ----------------------- ---------------------- ----------------------  ----------------------
                     ----------------------- ---------------------- ----------------------  ----------------------
        M&E CLASS

          1.000                    $ 35,036                    $ -               $ 67,792                $ 51,275
          1.150                   9,341,739              7,150,947              8,809,232               6,974,553
          1.250                     246,379                 35,820              1,749,467                 167,293
          1.300                   4,031,549              4,696,747              6,128,859               3,233,057
          1.400                   2,781,157              2,321,067              3,373,741               2,258,587
          1.450                   1,226,359              1,400,357              1,503,636                 646,329
          1.500                   2,690,828              3,041,680              4,780,038               2,238,383
          1.545                     840,883                525,788                781,671                 526,636
          1.550                      43,366                 23,692                 79,388                  26,874
          1.560                           -                      -                 14,030                       -
          1.570                     293,067                175,048                153,124                 145,699
          1.575                           -                      -                      -                       -
          1.600                   1,709,140              2,517,213              1,923,418                 824,159
          1.650                   1,103,547              1,171,693              1,240,583                 854,308
          1.695                     412,323                495,624                571,016                 214,204
          1.700                     474,406                753,633                616,325                 287,404
          1.710                   6,147,530              4,063,245              4,916,265               3,330,854
          1.720                     133,995                 77,088                203,818                  24,903
          1.725                           -                      -                      -                       -
          1.745                           -                      -                      -                       -
          1.750                     816,018                671,232                587,207                 257,338
          1.795                     135,171                  9,936                104,750                 127,173
          1.800                     526,484                810,184                537,724                 337,476
          1.810                           -                      -                      -                       -
          1.820                     210,161                 50,427                 53,432                  50,486
          1.825                           -                      -                      -                       -
          1.845                     316,491                352,393                249,636                 144,288
          1.850                      19,997                 78,469                  7,182                   8,089
          1.860                   3,349,684              4,995,823              5,542,419               2,136,974
          1.870                           -                      -                156,427                     842
          1.895                     770,876                373,903                265,323                 397,337
          1.900                     390,633                433,396                408,355                 350,716
          1.920                       5,606                 24,820                 36,890                   7,976
          1.945                           -                  2,130                  2,447                       -
          1.950                     274,505                728,813                243,052                 201,096
          1.960                   1,398,301              1,062,309              1,340,304               1,796,774
          1.970                           -                      -                      -                       -
          1.995                     118,011                380,887                205,746                  64,359
          2.000                     435,274                155,298                204,847                 436,135
          2.010                     495,385                 71,979                 62,124                 278,047
          2.020                      13,734                      -                  9,996                  13,228


                                                                              JNL/
                                                     JNL/PIMCO             PPM America
                          JNL/Oppenheimer           Total Return            Balanced
                         Growth Portfolio          Bond Portfolio           Portfolio
                     -------------------------  --------------------- ----------------------
                     -------------------------  --------------------- ----------------------
        M&E CLASS

          1.000                     $ 144,270               $ 50,457                    $ -
          1.150                     1,890,267             30,861,746             14,576,777
          1.250                             -                      -                      -
          1.300                     1,450,640             14,858,940             10,011,792
          1.400                     1,048,009              6,056,006              7,630,596
          1.450                       389,199              2,816,011              1,637,340
          1.500                       384,376              8,385,318              2,699,715
          1.545                       109,505              3,496,547                666,824
          1.550                         5,085                 67,555                 67,891
          1.560                             -                 23,540                      -
          1.570                        73,047                962,393                175,706
          1.575                             -                      -                      -
          1.600                       222,538              2,685,052              1,374,636
          1.650                       269,818              3,202,649              1,251,257
          1.695                        48,446                947,059                853,852
          1.700                        98,090              2,269,376                947,775
          1.710                     1,115,324             14,654,208              7,474,311
          1.720                        42,148              1,000,517                270,904
          1.725                             -                      -                      -
          1.745                             -                      -                      -
          1.750                        41,632              2,462,118                634,459
          1.795                        82,351                991,478                387,693
          1.800                       183,839              1,771,817              1,133,945
          1.810                             -                      -                      -
          1.820                         2,800                162,715                 77,947
          1.825                             -                      -                      -
          1.845                        83,064              1,725,115                625,447
          1.850                        10,054                 87,071                 77,786
          1.860                       619,918              7,994,070              3,004,044
          1.870                           827                      -                      -
          1.895                       117,215              1,168,725                634,178
          1.900                       100,942              1,755,818                624,684
          1.920                         7,392                120,706                101,308
          1.945                             -                      -                      -
          1.950                        42,292                421,498                282,809
          1.960                       382,990              4,073,182              2,064,618
          1.970                             -                  3,843                  4,065
          1.995                        33,108                604,573                359,928
          2.000                        20,384                900,450                112,023
          2.010                         2,599                419,254                132,195
          2.020                             -                      -                 22,376

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                               JNL/Janus             JNL/Janus            JNL/Janus          JNL/JPMorgan          JNL/Lazard
                                Balanced              Capital              Global           International            Mid Cap
                               Portfolio          Growth Portfolio    Equities Portfolio   Value Portfolio       Value Portfolio
                          ---------------------  -------------------  ------------------ --------------------  --------------------
                          ---------------------  -------------------  ------------------ --------------------  --------------------
        M&E CLASS

          2.045                         73,600               40,856                   -                    -               123,570
          2.050                         60,913               17,160                   -               57,277               126,918
          2.060                      1,435,129               36,112                   -              250,248               761,784
          2.070                         11,127                    -                   -                    -                     -
          2.095                        112,056               22,260                   -              143,907               136,316
          2.100                         20,933                    -                   -                1,612                17,847
          2.110                         26,180                7,412                   -               27,571                58,056
          2.120                         30,499                    -                   -               16,050                34,013
          2.145                        260,807               72,820                   -               32,411               261,783
          2.150                         26,821               24,590                   -                    -               117,080
          2.160                        108,394              120,638                   -               37,416               564,159
          2.170                         22,469                    -                   -                    -                     -
          2.195                         22,255                    -                   -                6,246                15,208
          2.200                         64,943                3,032                   -               16,419                31,325
          2.210                        187,560                    -                   -               25,440               257,742
          2.220                              -                    -                   -                    -                     -
          2.245                              -                    -                   -                    -                 8,904
          2.250                         13,358               23,951                   -              170,209                73,566
          2.260                        285,258              131,878                   -              191,157               710,466
          2.270                              -                3,470                   -                    -                 3,480
          2.295                              -                    -                   -               30,947                14,564
          2.300                        227,002               46,556                   -              153,732               331,251
          2.310                        132,299              111,385                   -               36,578                97,016
          2.320                              -                    -                   -                    -                     -
          2.345                         29,360                    -                   -                    -                24,585
          2.350                              -                    -                   -               15,820                11,263
          2.360                         37,874                    -                   -                1,085                29,755
          2.370                              -                    -                   -                    -                 4,556
          2.395                         46,759                    -                   -               20,849               127,173
          2.400                              -                    -                   -                    -                 2,782
          2.410                              -                    -                   -                    -                     -
          2.445                         14,751                    -                   -                    -                50,695
          2.450                        281,259               44,042                   -                    -               280,893
          2.460                         32,639                    -                   -                    -                     -
          2.470                              -                    -                   -                    -                     -
          2.495                              -                    -                   -               19,202                18,583
          2.500                              -                    -                   -                    -                15,041
          2.510                         28,171                6,539                   -               46,446                34,316
          2.545                          6,761                2,758                   -                    -                 2,774
          2.550                         16,384               36,452                   -                6,920                95,940
          2.560                         26,816                    -                   -                    -                17,902
          2.595                              -                    -                   -                1,124                     -


                                                     JNL/                   JNL/
                                                Mellon Capital         Mellon Capital
                           JNL/Lazard             Management             Management            JNL/Oppenheimer
                           Small Cap              Bond Index            International           Global Growth
                        Value Portfolio            Portfolio           Index Portfolio            Portfolio
                     ----------------------- ---------------------- ----------------------  ----------------------
                     ----------------------- ---------------------- ----------------------  ----------------------
        M&E CLASS

          2.045                      63,857                189,044                365,260                  25,722
          2.050                      64,736                174,710                262,594                 211,270
          2.060                     539,556              1,416,210              1,392,250                 583,021
          2.070                           -                      -                      -                       -
          2.095                     125,942                 92,471                131,392                 187,844
          2.100                       9,859                 69,580                 23,267                  14,411
          2.110                      32,882                131,746                184,659                  22,665
          2.120                      20,388                  7,883                 20,140                  10,771
          2.145                     271,695                 97,776                157,695                 102,210
          2.150                     116,452                142,379                 74,934                  11,181
          2.160                     447,125                917,531                956,391                  77,309
          2.170                      13,037                  8,423                 18,144                   2,852
          2.195                      15,185                 60,218                 22,633                   9,652
          2.200                      17,852                 26,520                 44,765                   6,185
          2.210                     141,135                162,368                310,236                 171,831
          2.220                           -                      -                      -                       -
          2.245                       8,917                      -                      -                  24,585
          2.250                      89,499                175,311                258,617                   2,135
          2.260                     413,438                396,187                391,832                 225,416
          2.270                       3,451                      -                      -                       -
          2.295                      65,604                 48,148                 52,602                  10,778
          2.300                     565,209                462,062                217,390                 417,068
          2.310                      69,891                127,837                345,099                 100,446
          2.320                           -                      -                  1,509                       -
          2.345                      24,017                  3,098                  6,441                       -
          2.350                      11,997                 17,324                  5,093                  27,107
          2.360                      30,731                  5,787                 11,087                  48,230
          2.370                       2,275                      -                      -                       -
          2.395                      96,079                 17,699                 19,153                  28,427
          2.400                       1,327                      -                      -                   1,901
          2.410                           -                 15,033                 16,785                       -
          2.445                      11,431                  4,422                104,440                  47,404
          2.450                     250,520                106,256                 73,129                 225,270
          2.460                      37,526                 11,293                 28,992                       -
          2.470                           -                      -                  2,629                       -
          2.495                           -                      -                      -                       -
          2.500                      24,105                      -                      -                  16,160
          2.510                      84,295                  9,339                 52,846                  15,034
          2.545                       1,415                 12,914                 13,228                       -
          2.550                     130,289                 37,200                 18,604                  59,430
          2.560                     110,760                 10,608                 23,229                  68,768
          2.595                           -                      -                      -                       -



                                                                            JNL/
                                                   JNL/PIMCO             PPM America
                        JNL/Oppenheimer           Total Return            Balanced
                       Growth Portfolio          Bond Portfolio           Portfolio
                    ------------------------  --------------------- ----------------------
                    ------------------------  --------------------- ----------------------
        M&E CLASS

          2.045                      74,016                239,925                 37,728
          2.050                      66,056                289,444                226,503
          2.060                     103,720              1,963,248              1,501,760
          2.070                       2,647                  7,866                  5,501
          2.095                       7,421                620,162                173,011
          2.100                           -                 43,484                 24,567
          2.110                           -                 45,750                 52,549
          2.120                           -                 95,633                 22,844
          2.145                      61,487                755,896                133,378
          2.150                           -                225,260                  5,864
          2.160                       2,761                676,650                389,575
          2.170                           -                 24,106                 79,505
          2.195                       2,579                132,805                  8,339
          2.200                       1,769                 71,841                 30,797
          2.210                         191                533,237                210,671
          2.220                           -                  6,250                      -
          2.245                           -                 17,352                 10,554
          2.250                           -                226,389                 59,963
          2.260                     146,386                996,772                449,568
          2.270                           -                      -                  5,216
          2.295                           -                 85,769                122,397
          2.300                      23,898                967,222                467,703
          2.310                      30,796                254,238                144,870
          2.320                           -                      -                      -
          2.345                           -                148,967                 37,473
          2.350                      42,361                117,677                      -
          2.360                         985                 34,381                 10,808
          2.370                           -                 13,191                 16,910
          2.395                       3,742                127,785                 17,017
          2.400                           -                      -                      -
          2.410                           -                      -                      -
          2.445                       9,144                 94,758                 24,294
          2.450                      23,187                963,986                372,429
          2.460                           -                 17,022                 16,785
          2.470                           -                  7,709                      -
          2.495                      17,654                      -                      -
          2.500                           -                 23,154                      -
          2.510                      18,659                119,164                266,905
          2.545                           -                      -                  2,754
          2.550                      16,125                713,452                172,698
          2.560                           -                 24,634                322,914
          2.595                           -                      -                      -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                              JNL/Janus             JNL/Janus            JNL/Janus         JNL/JPMorgan           JNL/Lazard
                               Balanced              Capital              Global           International            Mid Cap
                              Portfolio          Growth Portfolio    Equities Portfolio   Value Portfolio       Value Portfolio
                         ---------------------  -------------------  ------------------ --------------------  --------------------
                         ---------------------  -------------------  ------------------ --------------------  --------------------
        M&E CLASS

          2.600                             -                    -                   -                    -                     -
          2.610                        62,417               10,713                   -               25,191               115,004
          2.645                             -                    -                   -                    -                     -
          2.650                        58,564                9,190                   -               64,436               110,359
          2.660                             -                    -                   -                    -                     -
          2.695                             -                    -                   -                    -                     -
          2.710                             -                    -                   -                    -                     -
          2.745                             -                    -                   -                  864                33,289
          2.750                           487                  483                   -                    -                 4,061
          2.760                             -                    -                   -                    -                     -
          2.770                             -                    -                   -                    -                     -
          2.795                             -                    -                   -                    -                     -
          2.800                        18,142                4,721                   -                5,168                29,823
          2.810                        20,603                    -                   -                3,630                24,403
          2.820                             -                    -                   -                    -                     -
          2.850                         1,301                    -                   -                6,018                 6,083
          2.895                             -                    -                   -                    -                     -
          2.900                         2,453                2,474                   -                    -                 2,506
          2.910                        10,312                    -                   -               10,013                14,767
          2.960                             -                    -                   -                    -                     -
          3.045                             -                    -                   -                    -                     -
          3.060                             -                    -                   -                    -                     -
          3.200                             -                    -                   -                    -                     -


PERSPECTIVE
  Standard Benefit                 50,531,877          133,189,303         162,664,587           10,305,352            24,988,792
  Maximum Anniversary
    Value Benefit                     384,642               61,620                   -               67,110               344,894
  Earnings Protection
    Benefit                           353,018              164,111                   -                    -                88,672
  Combined Optional
    Benefits                           46,860                1,625                   -               33,706                 5,601
                         ---------------------  -------------------  ------------------ --------------------  --------------------
                         ---------------------  -------------------  ------------------ --------------------  --------------------

          Total                  $ 85,631,682        $ 141,533,248       $ 162,664,587         $ 24,675,096          $ 66,276,751
                         =====================  ===================  ================== ====================  ====================


                                                        JNL/                   JNL/
                                                   Mellon Capital         Mellon Capital
                              JNL/Lazard             Management             Management            JNL/Oppenheimer
                              Small Cap              Bond Index            International           Global Growth
                           Value Portfolio            Portfolio           Index Portfolio            Portfolio
                        ----------------------- ---------------------- ----------------------  ----------------------
                        ----------------------- ---------------------- ----------------------  ----------------------
        M&E CLASS

          2.600                              -                      -                      -                       -
          2.610                         66,254                126,337                153,988                  46,883
          2.645                              -                 17,977                      -                       -
          2.650                        103,537                 82,765                 16,652                 207,905
          2.660                              -                      -                      -                       -
          2.695                              -                      -                      -                   6,023
          2.710                              -                      -                  1,465                       -
          2.745                         18,285                      -                      -                   6,415
          2.750                         18,443                    762                      -                     505
          2.760                              -                      -                      -                       -
          2.770                              -                      -                      -                       -
          2.795                              -                      -                      -                       -
          2.800                         26,932                 19,669                 38,990                  82,716
          2.810                         24,088                      -                 10,958                  21,416
          2.820                              -                      -                      -                       -
          2.850                          6,422                  1,620                  1,427                   8,254
          2.895                              -                      -                      -                       -
          2.900                         18,860                159,095                234,478                   2,528
          2.910                         22,213                      -                      -                  10,669
          2.960                              -                      -                  5,900                       -
          3.045                              -                      -                      -                       -
          3.060                              -                      -                      -                       -
          3.200                              -                      -                      -                       -


PERSPECTIVE
  Standard Benefit                  32,470,814              1,860,954              5,987,900              24,682,302
  Maximum Anniversary
    Value Benefit                      126,476                  2,682                  3,630                 104,689
  Earnings Protection
    Benefit                             62,606                 10,402                 13,464                 186,012
  Combined Optional
    Benefits                            42,957                      -                      -                  20,105
                        ----------------------- ---------------------- ----------------------  ----------------------
                        ----------------------- ---------------------- ----------------------  ----------------------

          Total                   $ 77,707,999           $ 45,891,281           $ 59,006,181            $ 56,554,357
                        ======================= ====================== ======================  ======================



                                                                                JNL/
                                                       JNL/PIMCO             PPM America
                            JNL/Oppenheimer           Total Return            Balanced
                           Growth Portfolio          Bond Portfolio           Portfolio
                        ------------------------  --------------------- ----------------------
                        ------------------------  --------------------- ----------------------
        M&E CLASS

          2.600                               -                      -                      -
          2.610                          41,720                185,940                 85,217
          2.645                               -                      -                      -
          2.650                               -                190,988                106,365
          2.660                               -                      -                      -
          2.695                               -                      -                      -
          2.710                               -                      -                      -
          2.745                           4,729                 23,948                      -
          2.750                               -                    477                 23,020
          2.760                               -                      -                      -
          2.770                               -                      -                      -
          2.795                               -                      -                      -
          2.800                          15,415                288,301                 32,995
          2.810                               -                      -                 20,791
          2.820                               -                      -                      -
          2.850                               -                 16,368                  1,757
          2.895                               -                      -                      -
          2.900                               -                 62,473                  5,869
          2.910                           9,090                 53,185                 56,042
          2.960                               -                    624                      -
          3.045                               -                      -                      -
          3.060                               -                      -                      -
          3.200                               -                      -                      -


PERSPECTIVE
  Standard Benefit                    6,406,635             57,545,406            205,746,264
  Maximum Anniversary
    Value Benefit                        61,683                167,561                486,074
  Earnings Protection
    Benefit                             150,636                130,923                439,653
  Combined Optional
    Benefits                              3,789                 83,132                 79,722
                        ------------------------  --------------------- ----------------------
                        ------------------------  --------------------- ----------------------

          Total                    $ 16,371,450          $ 186,434,312          $ 272,426,500
                        ========================  ===================== ======================


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                               JNL/
                            PPM America              JNL/PPM               JNL/PPM                                  JNL/Putnam
                            High Yield            America Money         America Value          JNL/Putnam          International
                          Bond Portfolio        Market Portfolio          Portfolio         Equity Portfolio     Equity Portfolio
                       ---------------------- ----------------------  -------------------  -------------------  --------------------
                       ---------------------- ----------------------  -------------------  -------------------  --------------------
     M&E CLASS

       1.000                             $ -                    $ -            $ 130,987                  $ -              $ 66,263
       1.150                      16,342,706              8,272,315            2,994,146            1,103,561             3,341,870
       1.250                               -                      -                    -                    -                     -
       1.300                       7,081,655              3,063,354            1,333,850              758,321             2,858,242
       1.400                       4,731,800              1,287,693              983,804              295,146             1,596,746
       1.450                       2,235,829                326,338              402,732              403,589               365,608
       1.500                       5,043,674                816,881            1,134,180              100,944               772,413
       1.545                       1,529,057                772,760              215,252               58,820               224,893
       1.550                          97,737                 24,744               27,899                    -                12,248
       1.560                       2,694,338                      -                    -                    -                     -
       1.570                         219,613                167,595                3,879               33,118                89,746
       1.575                               -                      -                    -                    -                     -
       1.600                       1,825,272                850,168              556,057              106,101             1,347,520
       1.650                       1,591,189                981,154              436,533              396,496               423,952
       1.695                         577,061                389,697              195,669              340,943               267,441
       1.700                       1,812,052              1,084,607              247,780               85,344               205,767
       1.710                       8,827,667              6,066,770            1,387,343              543,957             1,990,123
       1.720                         156,770                141,084                    -               13,975                54,411
       1.725                               -                      -                    -                    -                     -
       1.745                               -                      -                    -                    -                     -
       1.750                         947,424              2,522,671              270,222               83,258               218,058
       1.795                         541,804                106,371               62,408               42,605                80,912
       1.800                         720,054                691,811              100,827              416,661               227,938
       1.810                               -                      -                    -                    -                     -
       1.820                          45,199                      -                    -                    -               145,373
       1.825                               -                      -                    -                    -                     -
       1.845                       1,252,106              1,085,626               79,577               99,106                12,540
       1.850                          10,821                  1,440                    -               11,445                     -
       1.860                       4,998,178              1,904,540            1,435,649              548,768             1,500,815
       1.870                               -                      -                    -                    -                     -
       1.895                         565,226                314,544              142,698               71,337               181,434
       1.900                         679,929                275,292               85,305              241,008                69,249
       1.920                          52,543                120,706               11,393                    -                15,040
       1.945                               -                      -                    -                    -                     -
       1.950                         270,919                273,814              136,210                    -               148,349
       1.960                       3,415,835                929,579              443,235              210,043             1,456,053
       1.970                           3,996                      -                    -                    -                     -
       1.995                         270,135                110,434               42,405                    -                40,275
       2.000                         726,534                221,291              509,542               22,503               239,062
       2.010                         289,935              1,640,055              102,332                2,420                23,137
       2.020                           9,273                  5,922               15,146                    -                 9,807



                            JNL/Putnam            JNL/Putnam              JNL/S&P                  JNL/S&P
                             Midcap             Value Equity            Aggressive              Conservative
                        Growth Portfolio          Portfolio         Growth Portfolio I       Growth Portfolio I
                      ---------------------  -------------------- ------------------------  ----------------------
                      ---------------------  -------------------- ------------------------  ----------------------
     M&E CLASS

       1.000                           $ -                   $ -                 $ 10,090                     $ -
       1.150                     1,881,486             4,464,897               18,776,045              34,908,528
       1.250                             -                     -                        -                       -
       1.300                     1,165,085             2,827,613                6,835,052              26,608,429
       1.400                       390,885             2,108,687                5,697,083              11,373,886
       1.450                       192,482             1,055,788                  994,794               3,939,745
       1.500                       377,665             1,376,585                5,080,241               9,923,687
       1.545                       330,742               509,087                1,147,843               2,791,720
       1.550                             -                13,942                  145,982                 395,213
       1.560                             -                     -                        -                       -
       1.570                        35,154               285,761                  164,647                 908,293
       1.575                             -                     -                        -                       -
       1.600                       186,623               330,775                1,646,461               6,945,223
       1.650                       180,309             1,130,648                  925,267               6,924,950
       1.695                       115,604               221,311                  794,183               1,933,564
       1.700                        76,511               284,377                1,025,942               4,034,254
       1.710                     1,114,661             2,423,428                7,704,238              23,125,562
       1.720                         3,475               114,324                  270,181               1,557,843
       1.725                             -                     -                        -                       -
       1.745                             -                     -                        -                  10,763
       1.750                        77,238               304,571                  823,304               5,127,772
       1.795                        97,654                62,366                  254,317               1,343,009
       1.800                       174,728               583,964                  411,134               5,236,644
       1.810                             -                     -                        -                       -
       1.820                         1,837                 5,271                  443,871                 273,074
       1.825                             -                     -                        -                       -
       1.845                       129,074                98,961                  378,538               1,679,009
       1.850                             -                14,450                  127,258                   7,681
       1.860                       503,974             1,772,692                4,813,334              15,065,580
       1.870                             -                     -                      556                   4,945
       1.895                       148,780               351,086                  389,361               1,278,351
       1.900                        83,779               347,730                  404,183               2,507,995
       1.920                             -                68,893                   63,093                  12,125
       1.945                             -                     -                        -                 167,083
       1.950                        15,611                41,995                  220,691               1,865,779
       1.960                       358,720               676,109                2,700,663               5,690,642
       1.970                             -                     -                        -                       -
       1.995                        35,091               145,429                  309,085               2,284,511
       2.000                        34,302                31,428                  581,508               1,670,750
       2.010                       199,309                59,524                  123,984                 201,682
       2.020                             -                     -                        -                  22,980


                         JNL/S&P               JNL/S&P                  JNL/S&P
                      Core Index 50         Core Index 75           Core Index 100
                        Portfolio             Portfolio                Portfolio
                   --------------------  ---------------------  ------------------------
                   --------------------  ---------------------  ------------------------
     M&E CLASS

       1.000                       $ -              $ 269,157                       $ -
       1.150                 1,466,131              2,126,358                 7,068,172
       1.250                         -                      -                         -
       1.300                   310,196              1,306,985                 5,611,714
       1.400                   581,530                188,843                 1,449,527
       1.450                    25,148                250,760                   457,276
       1.500                   322,639                711,563                 1,339,154
       1.545                    60,534                263,143                 1,065,481
       1.550                         -                      -                    27,679
       1.560                         -                      -                         -
       1.570                         -                101,793                 1,385,457
       1.575                         -                      -                       662
       1.600                    38,303                 65,726                   579,953
       1.650                   129,206                455,702                   518,167
       1.695                   306,476                283,102                   748,810
       1.700                   179,632                 60,066                   318,678
       1.710                   840,802                322,081                 4,130,355
       1.720                   152,931                      -                   292,542
       1.725                         -                      -                         -
       1.745                         -                      -                         -
       1.750                   201,073                614,882                   226,964
       1.795                    55,418                 36,011                    79,389
       1.800                    10,144                 10,303                   855,952
       1.810                         -                      -                         -
       1.820                         -                  1,968                   549,894
       1.825                         -                      -                         -
       1.845                   219,794                      -                   160,748
       1.850                         -                      -                         -
       1.860                   319,959                857,541                 1,673,801
       1.870                         -                      -                         -
       1.895                    28,552                 11,322                   139,088
       1.900                    47,605                 15,199                   183,410
       1.920                         -                      -                     9,057
       1.945                         -                      -                         -
       1.950                    16,806                      -                   141,602
       1.960                   224,647                701,174                   958,852
       1.970                         -                      -                         -
       1.995                    12,210                      -                    69,025
       2.000                     8,191                 15,588                    97,275
       2.010                    77,620                      -                   157,018
       2.020                         -                      -                    12,850


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                               JNL/
                            PPM America              JNL/PPM               JNL/PPM                                  JNL/Putnam
                            High Yield            America Money         America Value          JNL/Putnam          International
                          Bond Portfolio        Market Portfolio          Portfolio         Equity Portfolio     Equity Portfolio
                       ---------------------- ----------------------  -------------------  -------------------  --------------------
                       ---------------------- ----------------------  -------------------  -------------------  --------------------
     M&E CLASS

       2.045                         177,220                 77,756               27,690              105,637                16,973
       2.050                         208,877                 89,780               56,573               31,505                68,347
       2.060                       1,105,458              1,184,836              295,118               67,614               211,080
       2.070                           2,442                      -                    -                    -                     -
       2.095                         939,923                 37,304               28,180                    -               100,668
       2.100                          18,053                    420                    -                    -                11,217
       2.110                          31,038                      -                2,884                5,127                 2,043
       2.120                          32,974                      -                7,277                    -                     -
       2.145                         267,413                 23,271               38,210               35,663                45,350
       2.150                          66,744                 19,775                    -                    -               140,014
       2.160                         340,887                 47,617               83,639               69,818                26,477
       2.170                           3,116                      -                2,535                    -                23,043
       2.195                          38,304                  7,533               11,793                    -                 2,214
       2.200                          20,580                      -                8,812                    -                     -
       2.210                         426,741                430,140               72,546                    -                42,247
       2.220                           6,390                      -                    -                    -                     -
       2.245                           6,138                      -                6,370                    -                     -
       2.250                         237,999                 10,980                5,848                    -               186,839
       2.260                         707,599                209,265              119,424                8,614               105,340
       2.270                               -                      -                    -                    -                     -
       2.295                          17,511                 10,995                    -                    -                34,168
       2.300                         534,051                564,278              105,705                2,994               125,327
       2.310                         126,309                225,789               35,084               95,134                 2,881
       2.320                               -                      -                    -                    -                     -
       2.345                           1,058                      -                    -                    -                     -
       2.350                         123,403                      -               15,720                    -                     -
       2.360                          14,572                  7,703               11,130                    -                     -
       2.370                           8,945                      -                    -                    -                     -
       2.395                         196,537                 33,675               28,890                    -                49,896
       2.400                               -                      -                    -                    -                 1,901
       2.410                               -                      -                    -                    -                     -
       2.445                          71,590                      -                7,746                6,781                     -
       2.450                         231,915                349,683               18,730                8,342                 4,954
       2.460                          35,821                  7,937                  891                    -                     -
       2.470                          12,900                      -                5,223                    -                     -
       2.495                               -                      -                    -                    -                18,885
       2.500                          23,601                      -                    -                    -                36,365
       2.510                          71,652                107,454               65,996                3,269                30,316
       2.545                               -                      -                    -                    -                     -
       2.550                         184,759                 58,215               10,077               24,502                16,890
       2.560                         109,088                      -               31,290                3,885                     -
       2.595                               -                      -                1,076                    -                     -



                           JNL/Putnam            JNL/Putnam              JNL/S&P                  JNL/S&P
                            Midcap             Value Equity            Aggressive              Conservative
                       Growth Portfolio          Portfolio         Growth Portfolio I       Growth Portfolio I
                     ---------------------  -------------------- ------------------------  ----------------------
                     ---------------------  -------------------- ------------------------  ----------------------
     M&E CLASS

       2.045                       19,109                14,260                  132,014                 280,877
       2.050                       43,650                90,147                  597,635               1,150,368
       2.060                      175,987               561,278                1,562,835               2,887,253
       2.070                            -                     -                   53,847                 160,667
       2.095                       12,587                34,288                  179,527                 676,894
       2.100                       12,181                 4,963                   24,763                 248,071
       2.110                            -                 2,817                   40,588                 158,725
       2.120                        3,616                30,531                   31,107                  15,334
       2.145                       39,755               123,918                  232,346               1,178,518
       2.150                       29,258                 7,756                  256,612                  65,043
       2.160                            -               207,029                  135,738               3,123,854
       2.170                            -                21,549                   19,121                       -
       2.195                        3,682                     -                        -                 284,476
       2.200                        5,805                 6,124                   74,565                 121,390
       2.210                       57,696               208,118                  329,763               1,482,437
       2.220                            -                     -                        -                       -
       2.245                            -                     -                        -                       -
       2.250                            -                 4,438                  252,793                 518,633
       2.260                       90,089               218,064                  653,021               2,700,837
       2.270                            -                     -                        -                       -
       2.295                        9,595                     -                   17,882                  95,304
       2.300                       63,067               151,887                  303,790               1,491,994
       2.310                       34,998               166,763                  215,197                 568,719
       2.320                            -                     -                        -                  14,745
       2.345                       16,502                19,596                   33,679                 151,508
       2.350                       26,174                46,422                    7,122                 188,727
       2.360                        1,992                10,962                        -                  28,651
       2.370                        4,408                 4,654                        -                       -
       2.395                       83,223                15,999                    2,653                  52,749
       2.400                            -                     -                   74,375                       -
       2.410                            -                     -                        -                  11,002
       2.445                        3,649                 9,502                   12,444                 263,391
       2.450                       27,854                28,414                  817,026               3,046,841
       2.460                            -                     -                        -                 349,163
       2.470                        2,601                     -                        -                       -
       2.495                            -                     -                        -                       -
       2.500                            -                     -                   27,368                  59,801
       2.510                       19,946                 3,640                   59,176                 249,328
       2.545                            -                     -                        -                       -
       2.550                       36,144                40,141                  244,505               1,007,700
       2.560                        6,613                 8,484                  111,846                 198,463
       2.595                            -                     -                        -                       -



                        JNL/S&P               JNL/S&P                  JNL/S&P
                     Core Index 50         Core Index 75           Core Index 100
                       Portfolio             Portfolio                Portfolio
                  --------------------  ---------------------  ------------------------
                  --------------------  ---------------------  ------------------------
     M&E CLASS

       2.045                        -                      -                    58,051
       2.050                        -                455,542                   178,252
       2.060                  138,076                197,821                   432,330
       2.070                        -                      -                         -
       2.095                        -                      -                     2,819
       2.100                   11,674                      -                         -
       2.110                        -                      -                         -
       2.120                        -                      -                         -
       2.145                    5,160                  4,523                   267,080
       2.150                   32,775                      -                    27,099
       2.160                  223,704                 27,217                   160,236
       2.170                    1,775                      -                         -
       2.195                   78,490                 75,614                    72,905
       2.200                        -                      -                     5,297
       2.210                   14,912                 23,599                   279,825
       2.220                        -                      -                         -
       2.245                        -                      -                         -
       2.250                        -                      -                         -
       2.260                  133,123                 76,421                 1,012,463
       2.270                        -                      -                         -
       2.295                        -                      -                   127,592
       2.300                   39,335                 18,906                    98,312
       2.310                        -                 74,837                   470,918
       2.320                        -                      -                         -
       2.345                        -                      -                         -
       2.350                        -                      -                    14,154
       2.360                        -                      -                    14,789
       2.370                        -                      -                         -
       2.395                        -                 21,173                         -
       2.400                        -                      -                         -
       2.410                        -                      -                         -
       2.445                        -                  3,967                         -
       2.450                   14,000                      -                    78,130
       2.460                        -                      -                         -
       2.470                        -                      -                         -
       2.495                        -                      -                         -
       2.500                        -                      -                         -
       2.510                        -                      -                         -
       2.545                        -                      -                         -
       2.550                        -                      -                    45,651
       2.560                        -                 41,295                    37,178
       2.595                        -                      -                         -


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                               JNL/
                            PPM America              JNL/PPM               JNL/PPM                                  JNL/Putnam
                            High Yield            America Money         America Value          JNL/Putnam          International
                          Bond Portfolio        Market Portfolio          Portfolio         Equity Portfolio     Equity Portfolio
                       ---------------------- ----------------------  -------------------  -------------------  --------------------
                       ---------------------- ----------------------  -------------------  -------------------  --------------------
     M&E CLASS

       2.600                               -                      -                    -                    -                     -
       2.610                          88,649                      -               15,172               84,620                28,163
       2.645                               -                      -                    -                    -                     -
       2.650                         257,070                107,248              144,484                4,493                31,179
       2.660                               -                      -                    -                    -                     -
       2.695                               -                      -                    -                    -                     -
       2.710                               -                      -                    -                    -                     -
       2.745                               -                 13,237               10,013                    -                 5,100
       2.750                             485                      -                    -                    -                     -
       2.760                          26,686                      -                    -                    -                     -
       2.770                               -                      -                    -                    -                     -
       2.795                               -                      -                    -                    -                     -
       2.800                         173,982                 40,628               25,767                    -                 9,373
       2.810                           6,596                      -               21,124                    -                     -
       2.820                               -                      -                    -                    -                     -
       2.850                           1,707                      -               17,296                    -                     -
       2.895                               -                      -                    -                    -                     -
       2.900                          15,884                      -                    -                    -                11,447
       2.910                         223,884                      -               15,862                    -                   856
       2.960                               -                      -                    -                    -               108,727
       3.045                               -                      -                    -                    -                     -
       3.060                               -                      -                    -                    -                     -
       3.200                               -                      -                    -                    -                     -


PERSPECTIVE
  Standard Benefit               111,511,267             60,106,240            8,180,178          143,083,832            61,965,558
  Maximum Anniversary
    Value Benefit                    269,631                118,151               24,291               47,976                55,205
  Earnings Protection
    Benefit                          238,038                585,750               27,268              167,375               177,724
  Combined Optional
    Benefits                          56,093                      -                    -                9,881                63,965
                       ---------------------- ----------------------  -------------------  -------------------  --------------------
                       ---------------------- ----------------------  -------------------  -------------------  --------------------

       Total                   $ 188,837,911           $ 98,924,916         $ 23,072,972        $ 149,856,531          $ 81,746,017
                       ====================== ======================  ===================  ===================  ====================


                            JNL/Putnam            JNL/Putnam               JNL/S&P                  JNL/S&P
                              Midcap             Value Equity            Aggressive              Conservative
                         Growth Portfolio          Portfolio         Growth Portfolio I       Growth Portfolio I
                       ---------------------  -------------------- ------------------------  ----------------------
                       ---------------------  -------------------- ------------------------  ----------------------
     M&E CLASS

       2.600                              -                     -                        -                  78,074
       2.610                         82,592               197,624                  483,769                 386,497
       2.645                              -                     -                  165,427                       -
       2.650                              -                 5,575                  264,781                 631,580
       2.660                              -                     -                        -                       -
       2.695                              -                     -                        -                       -
       2.710                              -                     -                        -                       -
       2.745                         20,708                     -                        -                  14,013
       2.750                              -                   798                   17,987                  13,367
       2.760                              -                     -                        -                       -
       2.770                              -                     -                   26,954                  26,615
       2.795                              -                     -                        -                  21,645
       2.800                              -                15,270                        -                  18,207
       2.810                              -                21,158                        -                  13,412
       2.820                              -                     -                        -                  62,454
       2.850                              -                 5,342                        -                   1,223
       2.895                              -                     -                        -                  30,339
       2.900                              -                     -                        -                 110,659
       2.910                          1,864                     -                    7,374                   6,546
       2.960                              -                     -                        -                       -
       3.045                              -                     -                        -                       -
       3.060                              -                     -                        -                       -
       3.200                              -                     -                        -                       -


PERSPECTIVE
  Standard Benefit               13,159,511           182,938,899               82,790,140             176,300,761
  Maximum Anniversary
    Value Benefit                    39,778               415,983                  260,293                 903,057
  Earnings Protection
    Benefit                         170,447               353,357                  398,259               1,087,489
  Combined Optional
    Benefits                            277                56,482                   44,620                 218,084
                       ---------------------  -------------------- ------------------------  ----------------------
                       ---------------------  -------------------- ------------------------  ----------------------

       Total                   $ 22,216,137         $ 207,763,924            $ 154,225,871           $ 382,576,757
                       =====================  ==================== ========================  ======================


                             JNL/S&P               JNL/S&P                  JNL/S&P
                          Core Index 50         Core Index 75           Core Index 100
                            Portfolio             Portfolio                Portfolio
                       --------------------  ---------------------  ------------------------
                       --------------------  ---------------------  ------------------------
     M&E CLASS

       2.600                             -                      -                         -
       2.610                             -                      -                    78,598
       2.645                             -                      -                         -
       2.650                             -                      -                         -
       2.660                             -                      -                         -
       2.695                             -                      -                         -
       2.710                             -                      -                         -
       2.745                        35,224                      -                    19,891
       2.750                        14,480                      -                         -
       2.760                             -                      -                         -
       2.770                             -                      -                    53,569
       2.795                             -                      -                         -
       2.800                             -                      -                         -
       2.810                             -                      -                         -
       2.820                             -                      -                         -
       2.850                             -                      -                         -
       2.895                             -                      -                         -
       2.900                             -                      -                         -
       2.910                         7,422                  7,367                         -
       2.960                             -                      -                         -
       3.045                             -                      -                         -
       3.060                             -                      -                         -
       3.200                             -                      -                         -


PERSPECTIVE
  Standard Benefit                 863,740                254,671                 2,000,157
  Maximum Anniversary
    Value Benefit                        -                      -                    23,638
  Earnings Protection
    Benefit                              -                      -                    26,536
  Combined Optional
    Benefits                             -                      -                         -
                       --------------------  ---------------------  ------------------------
                       --------------------  ---------------------  ------------------------

       Total                   $ 7,249,437            $ 9,952,220              $ 35,894,022
                       ====================  =====================  ========================


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:



                                   JNL/S&P Equity                                    JNL/S&P                 JNL/S&P
                                     Aggressive             JNL/S&P Equity           Moderate            Very Aggressive
                                 Growth Portfolio I       Growth Portfolio I    Growth Portfolio I      Growth Portfolio I
                               ------------------------  --------------------- ---------------------  -----------------------
                               ------------------------  --------------------- ---------------------  -----------------------
          M&E CLASS

            1.000                                  $ -                    $ -                   $ -                      $ -
            1.150                            5,092,023              9,900,425            59,063,350                3,539,682
            1.250                                    -                      -                     -                        -
            1.300                            2,533,311              5,374,428            35,333,769                1,567,053
            1.400                            1,855,379              2,348,380            23,378,209                1,272,722
            1.450                              389,700              2,115,621             5,668,111                  347,872
            1.500                            1,008,942              3,503,421            22,633,830                3,337,242
            1.545                              468,180              1,324,311             8,135,902                  367,099
            1.550                               11,718                 22,384               444,403                    6,409
            1.560                                    -                      -                     -                        -
            1.570                               41,063                228,620             1,449,164                   77,168
            1.575                                    -                      -                     -                        -
            1.600                               39,804              1,813,557             7,105,843                   60,669
            1.650                              354,046              1,072,319             8,270,123                  123,262
            1.695                              310,005                344,471             4,532,169                  327,372
            1.700                              139,037                986,099             6,200,187                  156,638
            1.710                            3,069,034              6,109,323            31,086,458                1,992,755
            1.720                                4,776                330,290               910,362                   55,942
            1.725                                    -                      -                     -                        -
            1.745                                    -                      -                21,626                        -
            1.750                              232,458              1,738,019             7,020,651                   53,268
            1.795                               69,490                451,094             1,298,638                   17,494
            1.800                              105,228                197,152             4,736,166                  110,769
            1.810                                    -                      -                     -                        -
            1.820                               37,669                195,562               176,770                    4,820
            1.825                                    -                      -                     -                        -
            1.845                               27,099                441,256             1,999,676                   67,434
            1.850                                    -                      -                51,487                        -
            1.860                            2,012,924              2,675,296            20,582,641                  847,800
            1.870                                    -                  1,958                     -                        -
            1.895                              140,806                731,226             2,180,733                   28,137
            1.900                              544,319                204,351             3,005,860                   13,901
            1.920                                1,287                      -               206,429                        -
            1.945                                    -                      -                41,026                        -
            1.950                               24,401                114,365             2,000,528                    2,067
            1.960                              441,353              2,216,942            14,020,805                  369,133
            1.970                                    -                      -                     -                        -
            1.995                               19,779                192,023             1,525,021                  111,826
            2.000                              282,511                137,078             1,897,501                   98,736
            2.010                                    -                 11,846             1,584,308                   26,163
            2.020                                    -                      -                30,148                        -


                                                         JNL/Salomon
                                                           Brothers
                                JNL/Salomon            U.S. Government           JNL/T. Rowe
                              Brothers Global              & Quality          Price Established
                              Bond Portfolio            Bond Portfolio        Growth Portfolio
                          ------------------------  -----------------------  --------------------
                          ------------------------  -----------------------  --------------------
          M&E CLASS

            1.000                       $ 115,405                      $ -              $ 48,827
            1.150                       7,736,949               10,082,879            10,031,658
            1.250                               -                        -                     -
            1.300                       4,346,896                7,798,356             6,738,449
            1.400                       1,951,636                3,846,367             4,124,328
            1.450                         889,093                1,898,402             1,271,308
            1.500                       2,620,577                3,099,059             3,168,098
            1.545                         576,664                  860,031             1,099,049
            1.550                          18,754                   16,027                92,716
            1.560                       2,638,876                        -                13,651
            1.570                         112,066                  587,780               277,403
            1.575                               -                        -                     -
            1.600                         710,543                1,296,494               980,482
            1.650                       1,130,747                1,906,071             1,900,635
            1.695                         382,921                  481,548               652,664
            1.700                         985,337                  948,848               608,538
            1.710                       5,257,043                5,985,180             8,239,700
            1.720                         125,001                  353,685               168,835
            1.725                               -                        -                     -
            1.745                               -                        -                     -
            1.750                         492,892                1,787,730               622,955
            1.795                         322,339                  346,285               422,379
            1.800                         609,406                  877,199               601,489
            1.810                               -                        -                     -
            1.820                          39,851                   99,109                95,329
            1.825                               -                        -                     -
            1.845                         225,459                  706,811               372,498
            1.850                          84,432                   71,452                11,067
            1.860                       1,897,328                3,598,536             3,166,704
            1.870                               -                        -                     -
            1.895                         557,192                  500,579               700,986
            1.900                         319,406                  768,172               485,334
            1.920                          10,734                   19,844                68,090
            1.945                               -                        -                     -
            1.950                         203,885                  124,185               377,851
            1.960                       1,058,647                1,976,682             1,601,026
            1.970                           3,921                    3,833                 4,092
            1.995                         179,214                  459,077               214,757
            2.000                         204,582                   92,501               151,513
            2.010                         159,265                   86,806               425,399
            2.020                               -                    5,993                15,049



                             JNL/T. Rowe             JNL/
                           Price Mid-Cap         T. Rowe Price
                         Growth Portfolio       Value Portfolio
                       ----------------------  ------------------
                       ----------------------  ------------------
          M&E CLASS

            1.000                  $ 101,631                 $ -
            1.150                 13,248,378          13,888,063
            1.250                    244,901             253,291
            1.300                  6,503,881          10,026,149
            1.400                  3,172,199           5,741,872
            1.450                  1,554,663           1,323,155
            1.500                  4,223,476           4,536,305
            1.545                  1,450,129             875,875
            1.550                     62,553              78,920
            1.560                      7,237              14,035
            1.570                    152,385             419,897
            1.575                          -                   -
            1.600                  1,397,311           3,383,881
            1.650                  1,905,101           1,970,735
            1.695                    700,404             671,950
            1.700                    830,861             985,024
            1.710                  6,663,088           7,329,208
            1.720                    309,563             260,325
            1.725                          -                   -
            1.745                     11,066                   -
            1.750                    431,576           1,093,602
            1.795                    299,041             379,037
            1.800                    608,661             954,654
            1.810                    292,203                   -
            1.820                    143,230             313,047
            1.825                          -                   -
            1.845                    351,059             740,437
            1.850                     22,370              16,819
            1.860                  4,518,786           5,699,012
            1.870                     13,728                   -
            1.895                    365,680             706,185
            1.900                    313,204             340,598
            1.920                     18,600              66,655
            1.945                          -                   -
            1.950                    252,191             596,552
            1.960                  2,983,728           3,154,056
            1.970                      4,054               4,184
            1.995                    588,402             286,964
            2.000                    375,908             685,301
            2.010                    567,722             371,676
            2.020                     16,715              22,996


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:



                                   JNL/S&P Equity                                    JNL/S&P                 JNL/S&P
                                     Aggressive             JNL/S&P Equity           Moderate            Very Aggressive
                                 Growth Portfolio I       Growth Portfolio I    Growth Portfolio I      Growth Portfolio I
                               ------------------------  --------------------- ---------------------  -----------------------
                               ------------------------  --------------------- ---------------------  -----------------------
          M&E CLASS

            2.045                                    -                202,470               242,309                    9,494
            2.050                              282,914                451,242             1,726,598                   43,270
            2.060                              718,210              1,107,483             6,231,606                  902,977
            2.070                                    -                      -               117,408                        -
            2.095                               19,714                  6,891               791,682                  191,050
            2.100                                  516                127,850               234,133                   17,344
            2.110                                    -                 65,757               526,178                    9,389
            2.120                                    -                      -               166,240                        -
            2.145                               90,111                180,621             1,070,911                   23,082
            2.150                               13,553                 27,412               745,654                    9,729
            2.160                               59,584                539,620             2,917,617                   39,310
            2.170                                    -                 18,766                   456                    1,776
            2.195                                    -                 26,022               402,250                  353,363
            2.200                                2,038                108,947               290,834                        -
            2.210                               14,928                368,043             1,249,855                   66,779
            2.220                              340,676                      -                     -                        -
            2.245                                    -                      -                     -                        -
            2.250                                    -                 74,006             1,389,546                  506,463
            2.260                               50,002                292,578             2,008,888                  198,620
            2.270                                    -                      -                     -                        -
            2.295                                    -                 23,802               541,664                        -
            2.300                               25,244                411,756             3,070,013                  219,492
            2.310                              118,236                719,340               979,011                   66,734
            2.320                                    -                      -                 9,231                        -
            2.345                                    -                 26,572                27,627                        -
            2.350                                1,395                 23,658               470,885                        -
            2.360                                    -                163,689               171,549                        -
            2.370                                    -                      -                70,089                        -
            2.395                               23,002                 21,266                88,286                   67,827
            2.400                                    -                      -               225,209                        -
            2.410                                    -                      -                     -                        -
            2.445                                9,771                      -               457,307                        -
            2.450                                7,663                151,444             3,685,122                   11,876
            2.460                                2,491                      -               865,487                    2,490
            2.470                                    -                      -                     -                        -
            2.495                                    -                      -                     -                        -
            2.500                                    -                  3,507               112,108                        -
            2.510                                    -                      -               253,576                        -
            2.545                                    -                      -                     -                        -
            2.550                               30,058                 95,316               418,829                   14,415
            2.560                                    -                 32,070               573,483                        -
            2.595                                    -                      -                     -                        -



                                                          JNL/Salomon
                                                           Brothers
                                JNL/Salomon            U.S. Government           JNL/T. Rowe
                              Brothers Global              & Quality          Price Established
                              Bond Portfolio            Bond Portfolio        Growth Portfolio
                          ------------------------  -----------------------  --------------------
                          ------------------------  -----------------------  --------------------
          M&E CLASS

            2.045                          21,320                   57,191                30,168
            2.050                         147,478                  190,788               194,002
            2.060                         443,277                  693,288               586,397
            2.070                               -                        -                     -
            2.095                         101,649                   97,757               305,731
            2.100                          31,954                   61,641                 9,975
            2.110                          38,012                    2,812                36,918
            2.120                               -                        -                10,645
            2.145                          90,171                  529,002               224,974
            2.150                          31,930                  112,538                63,464
            2.160                         266,736                  226,397               346,704
            2.170                           1,714                        -                 3,210
            2.195                          19,377                   19,725                18,883
            2.200                          25,508                   21,809                 4,236
            2.210                          67,034                  330,702               194,335
            2.220                               -                        -                     -
            2.245                           6,130                        -                 6,351
            2.250                         122,817                   26,379               155,309
            2.260                         234,822                  556,177               586,095
            2.270                               -                        -                 3,479
            2.295                           6,880                   77,765                31,505
            2.300                         251,156                  592,344               256,425
            2.310                          34,146                   94,295               192,647
            2.320                               -                        -                     -
            2.345                           6,109                        -                36,592
            2.350                          64,529                        -                60,668
            2.360                          19,873                   10,318                31,389
            2.370                               -                        -                     -
            2.395                          39,451                   50,321                31,141
            2.400                               -                        -                     -
            2.410                               -                        -                     -
            2.445                          32,305                   10,023                29,998
            2.450                         226,203                  617,513               105,600
            2.460                           1,766                    5,437                40,037
            2.470                               -                        -                 2,608
            2.495                               -                        -                     -
            2.500                          23,383                   20,229                19,409
            2.510                           7,890                   35,818                74,385
            2.545                               -                        -                 2,775
            2.550                          49,120                  145,615                94,869
            2.560                          52,687                        -                82,948
            2.595                               -                        -                     -



                               JNL/T. Rowe             JNL/
                             Price Mid-Cap         T. Rowe Price
                           Growth Portfolio       Value Portfolio
                         ----------------------  ------------------
                         ----------------------  ------------------
          M&E CLASS

            2.045                      105,612             109,135
            2.050                      339,108             233,940
            2.060                      872,322           1,067,043
            2.070                        3,232                   -
            2.095                      234,654             236,890
            2.100                       85,999              32,259
            2.110                       25,577              30,847
            2.120                       16,293              43,309
            2.145                      218,662             308,740
            2.150                       54,205             125,702
            2.160                      374,383             422,126
            2.170                       11,071               2,819
            2.195                       53,819              38,381
            2.200                        9,019              27,424
            2.210                      400,247             374,094
            2.220                            -                   -
            2.245                       11,404              23,601
            2.250                      166,887               9,760
            2.260                      616,448             446,765
            2.270                            -                   -
            2.295                       13,856              93,486
            2.300                      544,547             410,338
            2.310                      376,728             139,500
            2.320                            -                   -
            2.345                       14,339              36,449
            2.350                       16,634              63,031
            2.360                       10,574              32,064
            2.370                        8,262               8,633
            2.395                       42,835              32,849
            2.400                        2,796               2,867
            2.410                            -                   -
            2.445                       93,496              34,507
            2.450                      178,455             390,025
            2.460                       40,165              10,826
            2.470                        2,591               2,614
            2.495                            -              19,042
            2.500                       14,824              19,787
            2.510                      181,159             169,013
            2.545                            -               2,849
            2.550                      127,054             192,068
            2.560                      115,457              95,162
            2.595                        1,045                   -

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - ACCUMULATION UNIT VALUES, UNITS OUTSTANDING, AND NET ASSETS BY M&E CLASS (CONTINUED)
  The following is a summary of accumulation units outstanding as of December 31, 2003:


                                   JNL/S&P Equity                                    JNL/S&P                 JNL/S&P
                                     Aggressive             JNL/S&P Equity           Moderate            Very Aggressive
                                 Growth Portfolio I       Growth Portfolio I    Growth Portfolio I      Growth Portfolio I
                               ------------------------  --------------------- ---------------------  -----------------------
                               ------------------------  --------------------- ---------------------  -----------------------
          M&E CLASS

            2.600                                    -                      -                     -                        -
            2.610                                    -                 54,514             1,205,330                   18,209
            2.645                                    -                      -                35,096                        -
            2.650                                    -                320,522               562,403                  112,123
            2.660                                    -                      -                92,602                        -
            2.695                                    -                  5,644                     -                        -
            2.710                                    -                      -                 1,053                        -
            2.745                                    -                102,366                14,083                        -
            2.750                                    -                      -                     -                   18,100
            2.760                                    -                      -                76,030                        -
            2.770                                    -                      -                26,747                        -
            2.795                                    -                      -                     -                        -
            2.800                                    -                      -               168,989                        -
            2.810                                    -                      -                 3,784                        -
            2.820                                    -                      -                20,981                        -
            2.850                              246,718                      -                     -                        -
            2.895                                    -                      -                 5,068                        -
            2.900                                    -                      -                     -                        -
            2.910                                    -                      -                 8,677                        -
            2.960                                    -                      -                     -                        -
            3.045                                    -                      -                     -                        -
            3.060                                    -                      -                     -                        -
            3.200                                    -                      -                     -                        -


PERSPECTIVE
  Standard Benefit                          27,883,614             99,971,417           261,303,823               40,359,158
  Maximum Anniversary
    Value Benefit                               38,603                176,975             1,443,136                   21,262
  Earnings Protection
    Benefit                                    101,614                996,553             1,284,524                   85,312
  Combined Optional
    Benefits                                         -                 34,010             2,260,795                        -
                               ------------------------  --------------------- ---------------------  -----------------------
                               ------------------------  --------------------- ---------------------  -----------------------

            Total                         $ 49,336,997          $ 151,713,946         $ 577,236,656             $ 58,353,077
                               ========================  ===================== =====================  =======================



                                                          JNL/Salomon
                                                            Brothers
                                 JNL/Salomon            U.S. Government           JNL/T. Rowe
                               Brothers Global              & Quality          Price Established
                               Bond Portfolio            Bond Portfolio        Growth Portfolio
                           ------------------------  -----------------------  --------------------
                           ------------------------  -----------------------  --------------------
          M&E CLASS

            2.600                                -                        -                     -
            2.610                           25,698                   44,165               129,576
            2.645                                -                        -                     -
            2.650                           40,219                    4,134                80,919
            2.660                                -                        -                     -
            2.695                                -                        -                     -
            2.710                            1,375                        -                     -
            2.745                                -                        -                33,695
            2.750                           13,541                      762                   496
            2.760                                -                        -                17,997
            2.770                                -                        -                     -
            2.795                                -                        -                     -
            2.800                          183,158                   66,744                 5,648
            2.810                                -                        -                38,516
            2.820                                -                        -                     -
            2.850                            5,339                   14,754                 1,798
            2.895                                -                        -                     -
            2.900                           57,483                    2,394                10,725
            2.910                            6,103                   35,416               107,820
            2.960                                -                        -                     -
            3.045                                -                        -                     -
            3.060                                -                        -                     -
            3.200                                -                        -                     -


PERSPECTIVE
  Standard Benefit                      62,685,901              132,973,312           241,457,129
  Maximum Anniversary
    Value Benefit                           48,210                  525,185               437,445
  Earnings Protection
    Benefit                                167,233                  579,487               425,271
  Combined Optional
    Benefits                                 9,167                   48,925                16,512
                           ------------------------  -----------------------  --------------------
                           ------------------------  -----------------------  --------------------

            Total                    $ 101,675,915            $ 189,566,683         $ 295,390,278
                           ========================  =======================  ====================


                              JNL/T. Rowe              JNL/
                             Price Mid-Cap         T. Rowe Price
                           Growth Portfolio       Value Portfolio
                         ----------------------  ------------------
                         ----------------------  ------------------
          M&E CLASS

            2.600                            -                   -
            2.610                      131,503              84,234
            2.645                            -                   -
            2.650                       50,503              61,379
            2.660                            -                   -
            2.695                        5,592                   -
            2.710                            -                   -
            2.745                       67,149                   -
            2.750                       19,327               4,157
            2.760                            -              45,969
            2.770                            -                   -
            2.795                            -                   -
            2.800                       52,495              28,227
            2.810                       30,836              56,451
            2.820                            -                   -
            2.850                       12,374               1,820
            2.895                            -                   -
            2.900                       58,131              11,445
            2.910                       55,452              65,939
            2.960                            -                   -
            3.045                            -                   -
            3.060                            -                   -
            3.200                            -                   -


PERSPECTIVE
  Standard Benefit                 235,514,994          84,096,872
  Maximum Anniversary
    Value Benefit                      621,903             388,119
  Earnings Protection
    Benefit                            507,563             678,592
  Combined Optional
    Benefits                            26,067              98,350
                         ----------------------  ------------------
                         ----------------------  ------------------

            Total                $ 297,243,333       $ 158,099,959
                         ======================  ==================

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS
  The following is a summary for each of the five years in the period ended December 31, 2003 of unit values, total returns and expense ratios for variable annuity contracts with the highest and lowest expense ratios in addition to certain other portfolio data.

                                              JNL/                   JNL/AIM                   JNL/
                                         AIM Large Cap          Premier Equity II          AIM Small Cap            JNL/Alger
                                      Growth Portfolio (c)        Portfolio (c)        Growth Portfolio (c)      Growth Portfolio
                                     -----------------------  -----------------------  ----------------------  ---------------------
                                     -----------------------  -----------------------  ----------------------  ---------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                    $ 9.979643               $ 9.153284             $ 10.957129            $ 14.885250
   Total Return *                                  2.79%***                 3.58%***                9.40%***               9.75%***
   Ratio of Expenses **                               2.91%                    2.80%                   2.91%                  2.91%

Period ended December 31, 2002

   Unit Value                                    $ 7.935282               $ 7.696877              $ 8.182448            $ 11.625507
   Total Return *                                  1.99%***                -3.18%***               -4.39%***              -0.56%***
   Ratio of Expenses **                               2.55%                    2.55%                   2.55%                  2.55%

Period ended December 31, 2001

   Unit Value                                   $ 10.179667              $ 10.132618             $ 10.882467            $ 10.172867
   Total Return *                                  1.80%***                 1.33%***                8.82%***               1.73%***
   Ratio of Expenses **                               1.60%                    1.50%                   1.70%                  1.70%

Period ended December 31, 2000

   Unit Value                                           n/a                      n/a                     n/a            $ 22.361323
   Total Return *                                       n/a                      n/a                     n/a                -14.64%
   Ratio of Expenses **                                 n/a                      n/a                     n/a                  1.40%

Period ended December 31, 1999

   Unit Value                                           n/a                      n/a                     n/a            $ 26.196339
   Total Return *                                       n/a                      n/a                     n/a                 31.94%
   Ratio of Expenses **                                 n/a                      n/a                     n/a                  1.40%
------------------------------------




                                             JNL/                JNL/Curian            JNL/Curian            JNL/Curian
                                       Alliance Capital              25              Communications       Consumer Brands
                                     Growth Portfolio (b)       Portfolio (a)      Sector Portfolio (a) Sector Portfolio (a)
                                    -----------------------  --------------------  -------------------  ---------------------
                                    -----------------------  --------------------  -------------------  ---------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                   $ 8.673622            $ 9.216104           $ 3.743377             $ 9.568389
   Total Return *                                 1.76%***             34.74%***             7.05%***               3.87%***
   Ratio of Expenses **                              2.91%                 3.20%                2.51%                  2.51%

Period ended December 31, 2002

   Unit Value                                   $ 7.309474            $ 7.327916           $ 4.572431             $ 9.287579
   Total Return *                               -11.03%***            -14.46%***              -46.46%                 -7.44%
   Ratio of Expenses **                              2.55%                 2.55%                1.60%                  1.60%

Period ended December 31, 2001

   Unit Value                                  $ 10.078526           $ 10.106589           $ 8.540138            $ 10.033840
   Total Return *                                 0.79%***              1.07%***           -14.60%***               0.34%***
   Ratio of Expenses **                              1.70%                 1.60%                1.60%                  1.60%

Period ended December 31, 2000

   Unit Value                                   $ 7.961782            $ 7.775739          $ 10.792021            $ 10.096709
   Total Return *                               -20.38%***                -5.66%              -27.98%                  6.47%
   Ratio of Expenses **                              1.40%                 1.40%                1.40%                  1.40%

Period ended December 31, 1999

   Unit Value                                          n/a            $ 8.242260          $ 14.985024             $ 9.483564
   Total Return *                                      n/a            -17.58%***            49.85%***              -5.16%***
   Ratio of Expenses **                                n/a                 1.40%                1.40%                  1.40%
------------------------------------



                                                                   JNL/Curian
                                          JNL/Curian                Enhanced
                                            Energy                S&P 500 Stock
                                     Sector Portfolio (a)      Index Portfolio (d)
                                    ------------------------  ----------------------
                                    ------------------------  ----------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                   $ 12.795057              $ 7.074361
   Total Return *                                  4.35%***                6.95%***
   Ratio of Expenses **                               2.21%                   2.91%

Period ended December 31, 2002

   Unit Value                                    $ 8.837502              $ 5.716209
   Total Return *                                    -5.04%               -0.63%***
   Ratio of Expenses **                               1.60%                   2.55%

Period ended December 31, 2001

   Unit Value                                    $ 9.306743                     n/a
   Total Return *                                 -6.93%***                     n/a
   Ratio of Expenses **                               1.60%                     n/a

Period ended December 31, 2000

   Unit Value                                   $ 14.611337                     n/a
   Total Return *                                    43.27%                     n/a
   Ratio of Expenses **                               1.40%                     n/a

Period ended December 31, 1999

   Unit Value                                   $ 10.198555                     n/a
   Total Return *                                  1.99%***                     n/a
   Ratio of Expenses **                               1.40%                     n/a
------------------------------------


* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date July 6, 1999.

(b)  Inception date May 1, 2000.

(c)  Inception date October 29, 2001.

(d)  Inception date September 30, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS

                                              JNL/                   JNL/AIM                   JNL/
                                         AIM Large Cap          Premier Equity II          AIM Small Cap            JNL/Alger
                                      Growth Portfolio (c)        Portfolio (c)        Growth Portfolio (c)      Growth Portfolio
                                     -----------------------  -----------------------  ----------------------  ---------------------
                                     -----------------------  -----------------------  ----------------------  ---------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                  $ 10.368162               $ 9.487409             $ 11.382319            $ 17.200539
   Total Return *                                    28.54%                   21.26%                  36.85%                 33.74%
   Ratio of Expenses **                               1.15%                    1.15%                   1.15%                  1.15%

Period ended December 31, 2002

   Unit Value                                    $ 8.066239               $ 7.824266              $ 8.317290            $ 12.861002
   Total Return *                                -24.74%***               -25.09%***              -25.17%***             -28.91%***
   Ratio of Expenses **                               1.15%                    1.15%                   1.15%                  1.15%

Period ended December 31, 2001

   Unit Value                                   $ 10.943639              $ 11.023327             $ 11.572006            $ 19.411734
   Total Return *                                  9.44%***                10.23%***               15.72%***                -13.19%
   Ratio of Expenses **                               1.40%                    1.40%                   1.40%                  1.40%

Period ended December 31, 2000

   Unit Value                                           n/a                      n/a                     n/a            $ 22.361323
   Total Return *                                       n/a                      n/a                     n/a                -14.64%
   Ratio of Expenses **                                 n/a                      n/a                     n/a                  1.40%

Period ended December 31, 1999

   Unit Value                                           n/a                      n/a                     n/a            $ 26.196339
   Total Return *                                       n/a                      n/a                     n/a                 31.94%
   Ratio of Expenses **                                 n/a                      n/a                     n/a                  1.40%
------------------------------------




                                             JNL/                JNL/Curian            JNL/Curian            JNL/Curian
                                       Alliance Capital              25              Communications       Consumer Brands
                                     Growth Portfolio (b)       Portfolio (a)      Sector Portfolio (a) Sector Portfolio (a)
                                    -----------------------  --------------------  -------------------  ---------------------
                                    -----------------------  --------------------  -------------------  ---------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                  $ 9.611899           $ 10.172779           $ 3.934696            $ 10.170973
   Total Return *                                   22.89%             33.64%***               31.17%               1.85%***
   Ratio of Expenses **                              1.15%                 1.00%                1.40%                  1.15%

Period ended December 31, 2002

   Unit Value                                   $ 7.821585            $ 7.694899           $ 2.999411             $ 8.436548
   Total Return *                               -26.52%***            -20.90%***              -46.35%                 -7.25%
   Ratio of Expenses **                              1.15%                 1.15%                1.40%                  1.40%

Period ended December 31, 2001

   Unit Value                                   $ 6.706400            $ 8.758260           $ 5.590939             $ 9.096229
   Total Return *                                  -15.77%                12.64%              -48.19%                 -9.91%
   Ratio of Expenses **                              1.40%                 1.40%                1.40%                  1.40%

Period ended December 31, 2000

   Unit Value                                   $ 7.961782            $ 7.775739          $ 10.792021            $ 10.096709
   Total Return *                               -20.38%***                -5.66%              -27.98%                  6.47%
   Ratio of Expenses **                              1.40%                 1.40%                1.40%                  1.40%

Period ended December 31, 1999

   Unit Value                                          n/a            $ 8.242260          $ 14.985024             $ 9.483564
   Total Return *                                      n/a            -17.58%***            49.85%***              -5.16%***
   Ratio of Expenses **                                n/a                 1.40%                1.40%                  1.40%
------------------------------------




                                                                   JNL/Curian
                                          JNL/Curian                Enhanced
                                            Energy                S&P 500 Stock
                                     Sector Portfolio (a)      Index Portfolio (d)
                                    ------------------------  ----------------------
                                    ------------------------  ----------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                  $ 13.328740              $ 7.728089
   Total Return *                                  2.14%***               12.01%***
   Ratio of Expenses **                               1.30%                   1.00%

Period ended December 31, 2002

   Unit Value                                   $ 10.207599              $ 6.014019
   Total Return *                                    -4.85%              -20.27%***
   Ratio of Expenses **                               1.40%                   1.15%

Period ended December 31, 2001

   Unit Value                                   $ 10.728103                     n/a
   Total Return *                                   -26.58%                     n/a
   Ratio of Expenses **                               1.40%                     n/a

Period ended December 31, 2000

   Unit Value                                   $ 14.611337                     n/a
   Total Return *                                    43.27%                     n/a
   Ratio of Expenses **                               1.40%                     n/a

Period ended December 31, 1999

   Unit Value                                   $ 10.198555                     n/a
   Total Return *                                  1.99%***                     n/a
   Ratio of Expenses **                               1.40%                     n/a
------------------------------------

* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date July 6, 1999.

(b)  Inception date May 1, 2000.

(c)  Inception date October 29, 2001.

(d)  Inception date September 30, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS



                                              JNL/                   JNL/AIM                   JNL/
                                         AIM Large Cap          Premier Equity II          AIM Small Cap            JNL/Alger
                                      Growth Portfolio (c)        Portfolio (c)        Growth Portfolio (c)      Growth Portfolio
                                     -----------------------  -----------------------  ----------------------  ---------------------
                                     -----------------------  -----------------------  ----------------------  ---------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                       $ 33,754                  $ 9,600                $ 40,305              $ 191,213
   Units Outstanding (in thousands)                   3,286                    1,022                   3,572                 11,287
   Investment Income Ratio *                          0.00%                    0.00%                   0.00%                  0.00%

Period ended December 31, 2002

   Net Assets (in thousands)                        $ 6,522                  $ 4,773                $ 12,081              $ 143,546
   Units Outstanding (in thousands)                     812                      614                   1,459                 11,267
   Investment Income Ratio *                          0.00%                    0.00%                   0.00%                  0.00%

Period ended December 31, 2001

   Net Assets (in thousands)                          $ 457                    $ 821                 $ 1,812              $ 287,298
   Units Outstanding (in thousands)                      42                       75                     157                 14,810
   Investment Income Ratio *                          0.00%                    0.00%                   0.00%                  0.00%

Period ended December 31, 2000

   Net Assets (in thousands)                            n/a                      n/a                     n/a              $ 360,827
   Units Outstanding (in thousands)                     n/a                      n/a                     n/a                 16,136
   Investment Income Ratio *                            n/a                      n/a                     n/a                  0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                            n/a                      n/a                     n/a              $ 335,295
   Units Outstanding (in thousands)                     n/a                      n/a                     n/a                 12,799
   Investment Income Ratio *                            n/a                      n/a                     n/a                  0.00%
------------------------------------
------------------------------------


                                              JNL/                JNL/Curian            JNL/Curian            JNL/Curian
                                        Alliance Capital              25              Communications       Consumer Brands
                                      Growth Portfolio (b)       Portfolio (a)      Sector Portfolio (a) Sector Portfolio (a)
                                     -----------------------  --------------------  -------------------  ---------------------
                                     -----------------------  --------------------  -------------------  ---------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                       $ 43,021             $ 164,718              $ 8,250               $ 10,758
   Units Outstanding (in thousands)                   6,242                16,593                2,070                  1,067
   Investment Income Ratio *                          0.00%                 0.00%                0.00%                  0.00%

Period ended December 31, 2002

   Net Assets (in thousands)                       $ 25,761              $ 37,494              $ 6,113                $ 9,465
   Units Outstanding (in thousands)                   5,111                 4,921                2,009                  1,118
   Investment Income Ratio *                          0.00%                 0.00%                0.00%                  0.00%

Period ended December 31, 2001

   Net Assets (in thousands)                       $ 31,784               $ 8,406             $ 10,464                $ 8,009
   Units Outstanding (in thousands)                   4,723                   956                1,859                    879
   Investment Income Ratio *                          0.06%                 0.00%                0.00%                  0.00%

Period ended December 31, 2000

   Net Assets (in thousands)                       $ 17,782               $ 3,569             $ 12,498                $ 4,302
   Units Outstanding (in thousands)                   2,233                   459                1,158                    426
   Investment Income Ratio *                          0.00%                 0.00%                0.00%                  0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                            n/a               $ 1,856              $ 5,048                $ 1,672
   Units Outstanding (in thousands)                     n/a                   225                  337                    176
   Investment Income Ratio *                            n/a                 0.00%                0.00%                  0.00%
------------------------------------
------------------------------------




                                                                    JNL/Curian
                                           JNL/Curian                Enhanced
                                             Energy                S&P 500 Stock
                                      Sector Portfolio (a)      Index Portfolio (d)
                                     ------------------------  ----------------------
                                     ------------------------  ----------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                         $ 9,127                $ 35,786
   Units Outstanding (in thousands)                      693                   4,316
   Investment Income Ratio *                           0.00%                   0.56%

Period ended December 31, 2002

   Net Assets (in thousands)                         $ 7,405                 $ 6,939
   Units Outstanding (in thousands)                      731                   1,108
   Investment Income Ratio *                           0.00%                   0.10%

Period ended December 31, 2001

   Net Assets (in thousands)                         $ 7,469                     n/a
   Units Outstanding (in thousands)                      700                     n/a
   Investment Income Ratio *                           0.00%                     n/a

Period ended December 31, 2000

   Net Assets (in thousands)                         $ 5,227                     n/a
   Units Outstanding (in thousands)                      358                     n/a
   Investment Income Ratio *                           0.00%                     n/a

Period ended December 31, 1999

   Net Assets (in thousands)                           $ 762                     n/a
   Units Outstanding (in thousands)                       75                     n/a
   Investment Income Ratio *                           0.00%                     n/a
------------------------------------
------------------------------------

* These amounts represent the dividends, excluding distributions of capital gains, received by the portfolio from the underlying mutual fund divided by the average net assets.

(a)  Inception date July 6, 1999.

(b)  Inception date May 1, 2000.

(c)  Inception date October 29, 2001.

(d)  Inception date September 30, 2002.


JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS



                                                                                        JNL/Curian
                                         JNL/Curian             JNL/Curian           Pharmaceutical/            JNL/Curian
                                      Financial Sector            Global                Healthcare            S&P 400 MidCap
                                        Portfolio (a)        15 Portfolio (a)      Sector Portfolio (a)    Index Portfolio (b)
                                     --------------------  ---------------------  -----------------------  ---------------------
                                     --------------------  ---------------------  -----------------------  ---------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                $ 10.336726             $ 8.625915              $ 10.077613            $ 10.927268
   Total Return *                               3.01%***              36.34%***                 2.91%***               3.34%***
   Ratio of Expenses **                            2.51%                  3.20%                    2.51%                  2.96%

Period ended December 31, 2002

   Unit Value                                 $ 7.851446             $ 6.843038               $ 6.804344             $ 8.398081
   Total Return *                                -15.42%             -15.17%***                  -31.72%             -12.81%***
   Ratio of Expenses **                            1.60%                  2.55%                    1.60%                  2.55%

Period ended December 31, 2001

   Unit Value                                 $ 9.283242             $ 9.985637               $ 9.966043                    n/a
   Total Return *                              -7.17%***              -0.14%***                -0.34%***                    n/a
   Ratio of Expenses **                            1.60%                  1.60%                    1.60%                    n/a

Period ended December 31, 2000

   Unit Value                                $ 11.183746             $ 8.559189              $ 13.318647                    n/a
   Total Return *                                 25.55%                 -4.13%                   37.70%                    n/a
   Ratio of Expenses **                            1.40%                  1.40%                    1.40%                    n/a

Period ended December 31, 1999

   Unit Value                                 $ 8.907599             $ 8.927459               $ 9.672242                    n/a
   Total Return *                             -10.92%***             -10.73%***                -3.28%***                    n/a
   Ratio of Expenses **                            1.40%                  1.40%                    1.40%                    n/a
-----------------------------------



                                         JNL/Curian                JNL/Curian              JNL/Curian              JNL/Curian
                                           S&P 500                 Small-Cap                Small Cap              Technology
                                     Index Portfolio (b)         Portfolio (a)         Index Portfolio (b)    Sector Portfolio (a)
                                   ------------------------  -----------------------  ---------------------- -----------------------
                                   ------------------------  -----------------------  ---------------------- -----------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                   $ 9.394300              $ 15.348024             $ 11.042704              $ 5.476582
   Total Return *                                 4.74%***                37.33%***                3.12%***                3.62%***
   Ratio of Expenses **                              2.96%                   3.200%                   2.96%                   2.51%

Period ended December 31, 2002

   Unit Value                                   $ 7.601826              $ 10.950660              $ 7.827609              $ 5.639598
   Total Return *                               -11.94%***               -10.76%***              -17.20%***                 -38.20%
   Ratio of Expenses **                              2.55%                    2.55%                   2.55%                   1.60%

Period ended December 31, 2001

   Unit Value                                          n/a               $ 9.699679                     n/a              $ 9.125464
   Total Return *                                      n/a                -3.00%***                     n/a               -8.75%***
   Ratio of Expenses **                                n/a                    1.60%                     n/a                   1.60%

Period ended December 31, 2000

   Unit Value                                          n/a              $ 14.816995                     n/a             $ 11.928024
   Total Return *                                      n/a                   20.52%                     n/a                 -21.95%
   Ratio of Expenses **                                n/a                    1.40%                     n/a                   1.40%

Period ended December 31, 1999

   Unit Value                                          n/a              $ 12.293877                     n/a             $ 15.282937
   Total Return *                                      n/a                22.94%***                     n/a               52.83%***
   Ratio of Expenses **                                n/a                    1.40%                     n/a                   1.40%
-----------------------------------



                                         JNL/Curian              JNL/Curian
                                         The Dow SM              The Dow SM
                                       5 Portfolio (a)        10 Portfolio (a)
                                   ------------------------ ---------------------
                                   ------------------------ ---------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                   $ 9.330596            $ 8.757884
   Total Return *                                   17.65%             28.70%***
   Ratio of Expenses **                              1.60%               3.2000%

Period ended December 31, 2002

   Unit Value                                   $ 7.930959            $ 7.355307
   Total Return *                                  -13.40%             -8.82%***
   Ratio of Expenses **                              1.60%                 2.55%

Period ended December 31, 2001

   Unit Value                                   $ 9.157806            $ 9.429791
   Total Return *                                -8.42%***             -5.70%***
   Ratio of Expenses **                              1.60%                 1.60%

Period ended December 31, 2000

   Unit Value                                   $ 7.599463            $ 9.000115
   Total Return *                                   -1.76%                 3.82%
   Ratio of Expenses **                              1.40%                 1.40%

Period ended December 31, 1999

   Unit Value                                   $ 7.735808            $ 8.669269
   Total Return *                               -22.64%***            -13.31%***
   Ratio of Expenses **                              1.40%                 1.40%
-----------------------------------


* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date July 6, 1999.

(b)  Inception date January 15, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                                                                        JNL/Curian
                                         JNL/Curian             JNL/Curian           Pharmaceutical/            JNL/Curian
                                      Financial Sector            Global                Healthcare            S&P 400 MidCap
                                        Portfolio (a)        15 Portfolio (a)      Sector Portfolio (a)    Index Portfolio (b)
                                     --------------------  ---------------------  -----------------------  ---------------------
                                     --------------------  ---------------------  -----------------------  ---------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                               $ 10.987648             $ 9.522624              $ 10.712278            $ 11.354967
   Total Return *                               1.39%***              32.47%***                 2.97%***              28.13%***
   Ratio of Expenses **                            1.15%                  1.00%                    1.15%                  1.00%

Period ended December 31, 2002

   Unit Value                                 $ 8.265111             $ 7.185739               $ 8.369873             $ 8.510876
   Total Return *                                -15.25%             -19.91%***                  -31.59%             -15.35%***
   Ratio of Expenses **                            1.40%                  1.15%                    1.40%                  1.15%

Period ended December 31, 2001

   Unit Value                                 $ 9.752820             $ 8.381633              $ 12.234507                    n/a
   Total Return *                                -12.79%                 -2.07%                   -8.14%                    n/a
   Ratio of Expenses **                            1.40%                  1.40%                    1.40%                    n/a

Period ended December 31, 2000

   Unit Value                                $ 11.183746             $ 8.559189              $ 13.318647                    n/a
   Total Return *                                 25.55%                 -4.13%                   37.70%                    n/a
   Ratio of Expenses **                            1.40%                  1.40%                    1.40%                    n/a

Period ended December 31, 1999

   Unit Value                                 $ 8.907599             $ 8.927459               $ 9.672242                    n/a
   Total Return *                             -10.92%***             -10.73%***                -3.28%***                    n/a
   Ratio of Expenses **                            1.40%                  1.40%                    1.40%                    n/a
-----------------------------------



                                           JNL/Curian                JNL/Curian              JNL/Curian              JNL/Curian
                                             S&P 500                 Small-Cap                Small Cap              Technology
                                       Index Portfolio (b)         Portfolio (a)         Index Portfolio (b)    Sector Portfolio (a)
                                     ------------------------  -----------------------  ---------------------- ---------------------
                                     ------------------------  -----------------------  ---------------------- ---------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                  $ 9.762010              $ 16.941890             $ 11.474890              $ 5.821507
   Total Return *                                19.74%***                23.32%***               35.07%***               -0.33%***
   Ratio of Expenses **                              1.00%                    1.00%                   1.00%                   1.15%

Period ended December 31, 2002

   Unit Value                                   $ 7.704551              $ 11.499123              $ 7.933415              $ 4.018247
   Total Return *                               -21.66%***               -24.47%***              -20.14%***                 -38.08%
   Ratio of Expenses **                              1.15%                    1.15%                   1.15%                   1.40%

Period ended December 31, 2001

   Unit Value                                          n/a              $ 14.040208                     n/a              $ 6.488951
   Total Return *                                      n/a                   -5.24%                     n/a                 -45.60%
   Ratio of Expenses **                                n/a                    1.40%                     n/a                   1.40%

Period ended December 31, 2000

   Unit Value                                          n/a              $ 14.816995                     n/a             $ 11.928024
   Total Return *                                      n/a                   20.52%                     n/a                 -21.95%
   Ratio of Expenses **                                n/a                    1.40%                     n/a                   1.40%

Period ended December 31, 1999

   Unit Value                                          n/a              $ 12.293877                     n/a             $ 15.282937
   Total Return *                                      n/a                22.94%***                     n/a               52.83%***
   Ratio of Expenses **                                n/a                    1.40%                     n/a                   1.40%
-----------------------------------



                                         JNL/Curian              JNL/Curian
                                         The Dow SM              The Dow SM
                                       5 Portfolio (a)        10 Portfolio (a)
                                   ------------------------ ---------------------
                                   ------------------------ ---------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                  $ 7.408429            $ 9.666055
   Total Return *                                   17.88%             28.44%***
   Ratio of Expenses **                              1.40%                 1.00%

Period ended December 31, 2002

   Unit Value                                   $ 6.284536            $ 7.723705
   Total Return *                                  -13.22%             -8.74%***
   Ratio of Expenses **                              1.40%                 1.15%

Period ended December 31, 2001

   Unit Value                                   $ 7.242198            $ 8.613528
   Total Return *                                   -4.70%                -4.30%
   Ratio of Expenses **                              1.40%                 1.40%

Period ended December 31, 2000

   Unit Value                                   $ 7.599463            $ 9.000115
   Total Return *                                   -1.76%                 3.82%
   Ratio of Expenses **                              1.40%                 1.40%

Period ended December 31, 1999

   Unit Value                                   $ 7.735808            $ 8.669269
   Total Return *                               -22.64%***            -13.31%***
   Ratio of Expenses **                              1.40%                 1.40%
-----------------------------------



* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date July 6, 1999.

(b)  Inception date January 15, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                                                                        JNL/Curian
                                         JNL/Curian             JNL/Curian           Pharmaceutical/            JNL/Curian
                                      Financial Sector            Global                Healthcare            S&P 400 MidCap
                                        Portfolio (a)        15 Portfolio (a)      Sector Portfolio (a)    Index Portfolio (b)
                                     --------------------  ---------------------  -----------------------  ---------------------
                                     --------------------  ---------------------  -----------------------  ---------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                    $ 17,929              $ 141,341                 $ 23,580               $ 76,144
   Units Outstanding (in thousands)                1,654                 15,206                    2,248                  6,673
   Investment Income Ratio *                       0.00%                  0.00%                    0.00%                  0.61%

Period ended December 31, 2002

   Net Assets (in thousands)                    $ 14,179               $ 30,518                 $ 18,282               $ 11,541
   Units Outstanding (in thousands)                1,718                  4,289                    2,205                  1,341
   Investment Income Ratio *                       0.00%                  0.00%                    0.00%                  1.59%

Period ended December 31, 2001

   Net Assets (in thousands)                    $ 15,911                $ 8,075                 $ 24,492                    n/a
   Units Outstanding (in thousands)                1,633                    960                    2,013                    n/a
   Investment Income Ratio *                       0.00%                  0.00%                    0.00%                    n/a

Period ended December 31, 2000

   Net Assets (in thousands)                    $ 11,280                $ 5,039                 $ 17,462                    n/a
   Units Outstanding (in thousands)                1,009                    589                    1,311                    n/a
   Investment Income Ratio *                       0.00%                  0.00%                    0.00%                    n/a

Period ended December 31, 1999

   Net Assets (in thousands)                     $ 2,497                $ 2,034                  $ 4,046                    n/a
   Units Outstanding (in thousands)                  280                    228                      418                    n/a
   Investment Income Ratio *                       0.00%                  0.00%                    0.00%                    n/a
-----------------------------------




                                          JNL/Curian                JNL/Curian              JNL/Curian              JNL/Curian
                                            S&P 500                 Small-Cap                Small Cap              Technology
                                      Index Portfolio (b)         Portfolio (a)         Index Portfolio (b)    Sector Portfolio (a)
                                    ------------------------  -----------------------  ---------------------- ----------------------
                                    ------------------------  -----------------------  ---------------------- ----------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                      $ 129,749                $ 170,194                $ 70,041                $ 20,428
   Units Outstanding (in thousands)                  13,081                   10,329                   6,008                   3,510
   Investment Income Ratio *                          1.67%                    0.00%                   0.80%                   0.00%

Period ended December 31, 2002

   Net Assets (in thousands)                       $ 21,548                 $ 38,586                 $ 9,632                $ 14,504
   Units Outstanding (in thousands)                   2,716                    3,428                   1,200                   3,570
   Investment Income Ratio *                          0.00%                    0.00%                   2.62%                   0.00%

Period ended December 31, 2001

   Net Assets (in thousands)                            n/a                 $ 14,445                     n/a                $ 20,046
   Units Outstanding (in thousands)                     n/a                    1,043                     n/a                   3,068
   Investment Income Ratio *                            n/a                    0.00%                     n/a                   0.00%

Period ended December 31, 2000

   Net Assets (in thousands)                            n/a                  $ 7,728                     n/a                $ 20,077
   Units Outstanding (in thousands)                     n/a                      522                     n/a                   1,683
   Investment Income Ratio *                            n/a                    0.00%                     n/a                   0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                            n/a                  $ 2,101                     n/a                 $ 7,833
   Units Outstanding (in thousands)                     n/a                      171                     n/a                     513
   Investment Income Ratio *                            n/a                    0.00%                     n/a                   0.00%
-----------------------------------



                                          JNL/Curian              JNL/Curian
                                          The Dow SM              The Dow SM
                                        5 Portfolio (a)        10 Portfolio (a)
                                    ------------------------ ---------------------
                                    ------------------------ ---------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                        $ 7,804             $ 229,175
   Units Outstanding (in thousands)                   1,038                24,281
   Investment Income Ratio *                          0.00%                 0.00%

Period ended December 31, 2002

   Net Assets (in thousands)                        $ 8,047              $ 80,796
   Units Outstanding (in thousands)                   1,265                10,562
   Investment Income Ratio *                          0.00%                 0.00%

Period ended December 31, 2001

   Net Assets (in thousands)                        $ 6,910              $ 36,897
   Units Outstanding (in thousands)                     949                 4,280
   Investment Income Ratio *                          0.00%                 0.00%

Period ended December 31, 2000

   Net Assets (in thousands)                        $ 5,040              $ 21,063
   Units Outstanding (in thousands)                     663                 2,340
   Investment Income Ratio *                          0.00%                 0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                        $ 3,851               $ 7,786
   Units Outstanding (in thousands)                     498                   898
   Investment Income Ratio *                          0.00%                 0.00%
-----------------------------------

* These amounts represent the dividends, excluding distributions of capital gains, received by the portfolio from the underlying mutual fund divided by the average net assets.

(a)  Inception date July 6, 1999.

(b)  Inception date January 15, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                                     JNL/Curian                                      JNL/Eagle         JNL/Janus
                                                      The S&P(R)           JNL/Eagle Core            SmallCap            Aggressive
                                                  10 Portfolio (a)      Equity Portfolio       Equity Portfolio     Growth Portfolio
                                                -------------------  -----------------------  -------------------  -----------------
                                                -------------------  -----------------------  -------------------  -----------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                          $ 7.942574           $ 14.684021          $ 14.965423           $ 20.815659
   Total Return *                                       16.27%***              4.67%***             3.95%***              4.49%***
   Ratio of Expenses **                                     3.20%                 2.91%                2.91%                 2.91%

Period ended December 31, 2002

   Unit Value                                          $ 7.053485           $ 12.428983          $ 11.260062           $ 16.386595
   Total Return *                                      -21.32%***            -20.41%***            -3.06%***             -1.72%***
   Ratio of Expenses **                                     2.55%                 2.55%                2.55%                 2.45%

Period ended December 31, 2001

   Unit Value                                          $ 8.347564           $ 10.135060          $ 10.969787           $ 10.223520
   Total Return *                                      -16.52%***              1.35%***             9.70%***              2.24%***
   Ratio of Expenses **                                     1.60%                 1.70%                1.70%                 1.70%

Period ended December 31, 2000

   Unit Value                                         $ 11.722368           $ 18.999703          $ 14.067072           $ 30.827345
   Total Return *                                           6.73%                -1.11%              -14.44%               -22.04%
   Ratio of Expenses **                                     1.40%                 1.40%                1.40%                 1.40%

Period ended December 31, 1999

   Unit Value                                         $ 10.983059           $ 19.212807          $ 16.442055           $ 39.539999
   Total Return *                                        9.83%***                21.83%               17.61%                91.73%
   Ratio of Expenses **                                     1.40%                 1.40%                1.40%                 1.40%
-----------------------------------------------



                                                  JNL/Janus            JNL/Janus          JNL/Janus             JNL/JPMorgan
                                                  Balanced              Capital             Global              International
                                                Portfolio (b)      Growth Portfolio    Equities Portfolio     Value Portfolio (d)
                                             -------------------  ------------------- ---------------------  ----------------------
                                             -------------------  ------------------- ---------------------  ----------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                        $ 8.938991          $ 15.862021           $ 17.266421              $ 7.930736
   Total Return *                                      5.61%***            14.66%***                22.25%                8.84%***
   Ratio of Expenses **                                   2.91%                2.90%                 1.40%                   2.91%

Period ended December 31, 2002

   Unit Value                                        $ 8.175679          $ 12.363416           $ 14.124415              $ 6.003411
   Total Return *                                     -8.63%***            -1.48%***               -28.13%                0.41%***
   Ratio of Expenses **                                   2.55%                2.55%                 1.40%                  2.395%

Period ended December 31, 2001

   Unit Value                                        $ 9.940104          $ 10.149811           $ 19.652291                     n/a
   Total Return *                                     -0.60%***             1.50%***               -24.58%                     n/a
   Ratio of Expenses **                                   1.70%                1.70%                 1.40%                     n/a

Period ended December 31, 2000

   Unit Value                                        $ 9.768824          $ 25.523710           $ 26.055594                     n/a
   Total Return *                                     -2.31%***              -35.64%               -19.41%                     n/a
   Ratio of Expenses **                                   1.40%                1.40%                 1.40%                     n/a

Period ended December 31, 1999

   Unit Value                                               n/a          $ 39.660324           $ 32.333028                     n/a
   Total Return *                                           n/a              121.08%                62.29%                     n/a
   Ratio of Expenses **                                     n/a                1.40%                 1.40%                     n/a
---------------------------------------------




                                                   JNL/Lazard               JNL/Lazard
                                                     Mid Cap                Small Cap
                                               Value Portfolio (c)     Value Portfolio (c)
                                             ------------------------ -----------------------
                                             ------------------------ -----------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                            $ 12.837923             $ 11.777425
   Total Return *                                           9.89%***                9.01%***
   Ratio of Expenses **                                        2.91%                   2.91%

Period ended December 31, 2002

   Unit Value                                            $ 10.434434              $ 8.887344
   Total Return *                                          -7.39%***              -10.10%***
   Ratio of Expenses **                                        2.55%                   2.55%

Period ended December 31, 2001

   Unit Value                                            $ 10.591267             $ 10.735826
   Total Return *                                           5.91%***                7.36%***
   Ratio of Expenses **                                        1.70%                   1.60%

Period ended December 31, 2000

   Unit Value                                                    n/a                     n/a
   Total Return *                                                n/a                     n/a
   Ratio of Expenses **                                          n/a                     n/a

Period ended December 31, 1999

   Unit Value                                                    n/a                     n/a
   Total Return *                                                n/a                     n/a
   Ratio of Expenses **                                          n/a                     n/a
---------------------------------------------


* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date July 6, 1999.

(b)  Inception date May 1, 2000.

(c)  Inception date October 29, 2001.

(d)  Inception date September 30, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                             JNL/Curian                                      JNL/Eagle             JNL/Janus
                                              The S&P(R)              JNL/Eagle Core            SmallCap            Aggressive
                                          10 Portfolio (a)         Equity Portfolio       Equity Portfolio     Growth Portfolio
                                        ----------------------  -----------------------  -------------------  --------------------
                                        ----------------------  -----------------------  -------------------  --------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                     $ 8.767335              $ 16.695529          $ 17.202438           $ 24.548717
   Total Return *                                    14.6%***                   23.12%            13.51%***             12.73%***
   Ratio of Expenses **                                 1.00%                    1.15%                1.00%                 1.00%

Period ended December 31, 2002

   Unit Value                                      $ 7.406712              $ 13.560918          $ 12.297205           $ 18.096612
   Total Return *                                  -24.46%***               -17.84%***           -22.60%***            -26.42%***
   Ratio of Expenses **                                 1.15%                    1.15%                1.15%                 1.15%

Period ended December 31, 2001

   Unit Value                                      $ 9.086538              $ 16.887707          $ 15.391211           $ 21.212177
   Total Return *                                     -22.49%                  -11.12%                9.41%               -31.19%
   Ratio of Expenses **                                 1.40%                    1.40%                1.40%                 1.40%

Period ended December 31, 2000

   Unit Value                                     $ 11.722368              $ 18.999703          $ 14.067072           $ 30.827345
   Total Return *                                       6.73%                   -1.11%              -14.44%               -22.04%
   Ratio of Expenses **                                 1.40%                    1.40%                1.40%                 1.40%

Period ended December 31, 1999

   Unit Value                                     $ 10.983059              $ 19.212807          $ 16.442055           $ 39.539999
   Total Return *                                    9.83%***                   21.83%               17.61%                91.73%
   Ratio of Expenses **                                 1.40%                    1.40%                1.40%                 1.40%
---------------------------------------



                                             JNL/Janus               JNL/Janus             JNL/Janus             JNL/JPMorgan
                                             Balanced                 Capital                Global              International
                                           Portfolio (b)         Growth Portfolio      Equities Portfolio     Value Portfolio (d)
                                       ----------------------  ---------------------- ---------------------  ----------------------
                                       ----------------------  ---------------------- ---------------------  ----------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                    $ 9.535089             $ 18.690119           $ 17.266421              $ 8.865871
   Total Return *                                     12.43%               11.45%***                22.25%               42.58%***
   Ratio of Expenses **                                1.15%                   1.00%                 1.40%                   1.00%

Period ended December 31, 2002

   Unit Value                                     $ 8.480604             $ 13.758252           $ 14.124415              $ 6.376038
   Total Return *                                  -5.65%***              -22.79%***               -28.13%                0.86%***
   Ratio of Expenses **                                1.15%                   1.15%                 1.40%                   1.15%

Period ended December 31, 2001

   Unit Value                                     $ 9.199663             $ 15.051709           $ 19.652291                     n/a
   Total Return *                                     -5.83%                 -41.03%               -24.58%                     n/a
   Ratio of Expenses **                                1.40%                   1.40%                 1.40%                     n/a

Period ended December 31, 2000

   Unit Value                                     $ 9.768824             $ 25.523710           $ 26.055594                     n/a
   Total Return *                                  -2.31%***                 -35.64%               -19.41%                     n/a
   Ratio of Expenses **                                1.40%                   1.40%                 1.40%                     n/a

Period ended December 31, 1999

   Unit Value                                            n/a             $ 39.660324           $ 32.333028                     n/a
   Total Return *                                        n/a                 121.08%                62.29%                     n/a
   Ratio of Expenses **                                  n/a                   1.40%                 1.40%                     n/a
---------------------------------------




                                             JNL/Lazard               JNL/Lazard
                                               Mid Cap                Small Cap
                                         Value Portfolio (c)     Value Portfolio (c)
                                       ------------------------ -----------------------
                                       ------------------------ -----------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                     $ 14.226593             $ 13.166191
   Total Return *                                       27.42%               16.50%***
   Ratio of Expenses **                                  1.15%                   1.00%

Period ended December 31, 2002

   Unit Value                                      $ 11.165350              $ 9.509779
   Total Return *                                   -15.82%***              -18.23%***
   Ratio of Expenses **                                  1.15%                   1.15%

Period ended December 31, 2001

   Unit Value                                      $ 11.201260             $ 11.428479
   Total Return *                                    12.01%***               14.28%***
   Ratio of Expenses **                                  1.40%                   1.40%

Period ended December 31, 2000

   Unit Value                                              n/a                     n/a
   Total Return *                                          n/a                     n/a
   Ratio of Expenses **                                    n/a                     n/a

Period ended December 31, 1999

   Unit Value                                              n/a                     n/a
   Total Return *                                          n/a                     n/a
   Ratio of Expenses **                                    n/a                     n/a
---------------------------------------

* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date July 6, 1999.

(b)  Inception date May 1, 2000.

(c)  Inception date October 29, 2001.

(d)  Inception date September 30, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                              JNL/Curian                                      JNL/Eagle             JNL/Janus
                                               The S&P(R)              JNL/Eagle Core            SmallCap            Aggressive
                                           10 Portfolio (a)         Equity Portfolio       Equity Portfolio     Growth Portfolio
                                         ----------------------  -----------------------  -------------------  --------------------
                                         ----------------------  -----------------------  -------------------  --------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                         $ 155,153                 $ 80,208             $ 81,155             $ 201,383
   Units Outstanding (in thousands)                     18,152                    4,960                5,010                10,130
   Investment Income Ratio *                             0.00%                    0.76%                0.00%                 0.00%

Period ended December 31, 2002

   Net Assets (in thousands)                          $ 41,227                 $ 55,566             $ 60,051             $ 168,571
   Units Outstanding (in thousands)                      5,639                    4,214                5,120                11,456
   Investment Income Ratio *                             0.00%                    0.72%                0.00%                 0.00%

Period ended December 31, 2001

   Net Assets (in thousands)                          $ 20,184                 $ 73,384             $ 84,569             $ 334,493
   Units Outstanding (in thousands)                      2,225                    4,353                5,502                15,788
   Investment Income Ratio *                             0.00%                    0.49%                0.00%                 0.05%

Period ended December 31, 2000

   Net Assets (in thousands)                          $ 18,967                 $ 86,430             $ 67,664             $ 541,957
   Units Outstanding (in thousands)                      1,618                    4,549                4,810                17,580
   Investment Income Ratio *                             0.00%                    0.00%                0.00%                 0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                           $ 9,190                 $ 60,606             $ 51,841             $ 529,828
   Units Outstanding (in thousands)                        837                    3,154                3,153                13,400
   Investment Income Ratio *                             0.00%                    0.00%                0.00%                 0.00%
----------------------------------------



                                               JNL/Janus               JNL/Janus             JNL/Janus             JNL/JPMorgan
                                               Balanced                 Capital                Global              International
                                             Portfolio (b)         Growth Portfolio      Equities Portfolio     Value Portfolio (d)
                                         ----------------------  ---------------------- ---------------------  ---------------------
                                         ----------------------  ---------------------- ---------------------  ---------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                          $ 85,632               $ 141,533             $ 162,665                $ 24,675
   Units Outstanding (in thousands)                      9,046                   9,962                 9,421                   2,413
   Investment Income Ratio *                             1.59%                   0.00%                 0.00%                   4.47%

Period ended December 31, 2002

   Net Assets (in thousands)                          $ 57,817               $ 121,683             $ 174,428                   $ 438
   Units Outstanding (in thousands)                      6,823                  11,559                12,349                      56
   Investment Income Ratio *                             2.26%                   0.00%                 0.69%                   3.79%

Period ended December 31, 2001

   Net Assets (in thousands)                          $ 55,450               $ 239,280             $ 330,638                     n/a
   Units Outstanding (in thousands)                      6,024                  15,905                16,824                     n/a
   Investment Income Ratio *                             2.86%                   0.00%                 1.46%                     n/a

Period ended December 31, 2000

   Net Assets (in thousands)                          $ 23,964               $ 444,916             $ 527,597                     n/a
   Units Outstanding (in thousands)                      2,453                  17,431                20,249                     n/a
   Investment Income Ratio *                             0.00%                   0.00%                 0.00%                     n/a

Period ended December 31, 1999

   Net Assets (in thousands)                               n/a               $ 477,834             $ 512,998                     n/a
   Units Outstanding (in thousands)                        n/a                  12,048                15,866                     n/a
   Investment Income Ratio *                               n/a                   0.00%                 0.00%                     n/a
----------------------------------------


                                              JNL/Lazard               JNL/Lazard
                                                Mid Cap                Small Cap
                                          Value Portfolio (c)     Value Portfolio (c)
                                        ------------------------ -----------------------
                                        ------------------------ -----------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                           $ 66,277                $ 77,708
   Units Outstanding (in thousands)                       5,061                   6,102
   Investment Income Ratio *                              0.29%                   0.00%

Period ended December 31, 2002

   Net Assets (in thousands)                           $ 29,045                $ 28,814
   Units Outstanding (in thousands)                       2,917                   3,091
   Investment Income Ratio *                              0.47%                   0.00%

Period ended December 31, 2001

   Net Assets (in thousands)                            $ 1,210                 $ 1,848
   Units Outstanding (in thousands)                         108                     162
   Investment Income Ratio *                              0.93%                   0.22%

Period ended December 31, 2000

   Net Assets (in thousands)                                n/a                     n/a
   Units Outstanding (in thousands)                         n/a                     n/a
   Investment Income Ratio *                                n/a                     n/a

Period ended December 31, 1999

   Net Assets (in thousands)                                n/a                     n/a
   Units Outstanding (in thousands)                         n/a                     n/a
   Investment Income Ratio *                                n/a                     n/a
----------------------------------------


* These amounts represent the dividends, excluding distributions of capital gains, received by the portfolio from the underlying mutual fund divided by the average net assets.

(a)  Inception date July 6, 1999.

(b)  Inception date May 1, 2000.

(c)  Inception date October 29, 2001.

(d)  Inception date September 30, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS



                                        JNL/Mellon Capital        JNL/Mellon Capital
                                            Management                Management          JNL/Oppenheimer
                                            Bond Index              International          Global Growth      JNL/Oppenheimer
                                           Portfolio (c)         Index Portfolio (c)        Portfolio (a)    Growth Portfolio (a)
                                       --------------------- -------------------------  -------------------- --------------------
                                       --------------------- -------------------------  -------------------- --------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                   $ 10.560119               $ 11.194379            $ 9.363973           $ 7.668190
   Total Return *                                  0.01%***                  9.54%***             14.54%***            -1.19%***
   Ratio of Expenses **                               2.90%                     2.96%                 2.91%                2.91%

Period ended December 31, 2002

   Unit Value                                   $ 10.593579                $ 8.431609            $ 6.900125           $ 6.743170
   Total Return *                                  4.62%***                -16.41%***            -13.58%***            -1.43%***
   Ratio of Expenses **                               2.55%                     2.55%                 2.55%                2.55%

Period ended December 31, 2001

   Unit Value                                           n/a                       n/a           $ 10.059130          $ 10.173866
   Total Return *                                       n/a                       n/a              0.59%***             1.74%***
   Ratio of Expenses **                                 n/a                       n/a                 1.70%                1.70%

Period ended December 31, 2000

   Unit Value                                           n/a                       n/a                   n/a                  n/a
   Total Return *                                       n/a                       n/a                   n/a                  n/a
   Ratio of Expenses **                                 n/a                       n/a                   n/a                  n/a

Period ended December 31, 1999

   Unit Value                                           n/a                       n/a                   n/a                  n/a
   Total Return *                                       n/a                       n/a                   n/a                  n/a
   Ratio of Expenses **                                 n/a                       n/a                   n/a                  n/a
--------------------------------------




                                             JNL/PIMCO            JNL/PPM America        JNL/PPM America          JNL/PPM America
                                           Total Return              Balanced               High Yield                 Money
                                        Bond Portfolio (b)           Portfolio            Bond Portfolio         Market Portfolio
                                      ------------------------  --------------------  -----------------------  ---------------------
                                      ------------------------  --------------------  -----------------------  ---------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                 $ 12.381470               $ 18.487002            $ 13.606623             $ 10.908857
   Total Return *                                0.04%***                  5.34%***               2.89%***               -0.88%***
   Ratio of Expenses **                             2.96%                     2.91%                  2.91%                   2.80%

Period ended December 31, 2002

   Unit Value                                 $ 12.295342               $ 15.848370            $ 12.141023             $ 11.380553
   Total Return *                                3.95%***                 -7.73%***              -1.44%***               -1.06%***
   Ratio of Expenses **                             2.75%                     2.75%                  2.55%                   2.55%

Period ended December 31, 2001

   Unit Value                                  $ 9.999267               $ 10.179363             $ 9.978449              $ 9.996379
   Total Return *                               -0.01%***                  1.79%***              -0.22%***               -0.04%***
   Ratio of Expenses **                             1.70%                     1.70%                  1.70%                   1.70%

Period ended December 31, 2000

   Unit Value                                         n/a               $ 15.050615            $ 12.116816             $ 11.981511
   Total Return *                                     n/a                     6.75%                 -6.93%                   4.39%
   Ratio of Expenses **                               n/a                     1.40%                  1.40%                   1.40%

Period ended December 31, 1999

   Unit Value                                         n/a               $ 14.098638            $ 13.018395             $ 11.478156
   Total Return *                                     n/a                    -1.49%                 -0.32%                   3.21%
   Ratio of Expenses **                               n/a                     1.40%                  1.40%                   1.40%
--------------------------------------



                                          JNL/PPM America
                                               Value                JNL/Putnam
                                           Portfolio (d)         Equity Portfolio
                                      ------------------------ ----------------------
                                      ------------------------ ----------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                     $ 14.258310            $ 16.262016
   Total Return *                                    7.99%***              12.32%***
   Ratio of Expenses **                                2.910%                  2.65%

Period ended December 31, 2002

   Unit Value                                     $ 10.912224            $ 13.480564
   Total Return *                                   -2.83%***             -16.32%***
   Ratio of Expenses **                                2.095%                  2.30%

Period ended December 31, 2001

   Unit Value                                             n/a             $ 9.302424
   Total Return *                                         n/a              -6.98%***
   Ratio of Expenses **                                   n/a                  1.60%

Period ended December 31, 2000

   Unit Value                                             n/a            $ 21.843635
   Total Return *                                         n/a                -18.98%
   Ratio of Expenses **                                   n/a                  1.40%

Period ended December 31, 1999

   Unit Value                                             n/a            $ 26.962051
   Total Return *                                         n/a                 27.61%
   Ratio of Expenses **                                   n/a                  1.40%
--------------------------------------



* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date May 1, 2001.

(b)  Inception date October 29, 2001.

(c)  Inception date January 15, 2002.

(d)  Inception date September 30, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                        JNL/Mellon Capital        JNL/Mellon Capital
                                            Management                Management           JNL/Oppenheimer
                                            Bond Index              International           Global Growth       JNL/Oppenheimer
                                           Portfolio (c)         Index Portfolio (c)         Portfolio (a)     Growth Portfolio (a)
                                      ------------------------ -------------------------  ------------------- -------------------
                                      ------------------------ -------------------------  ------------------- -------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                    $ 10.927761               $ 11.632574           $ 9.853500          $ 8.069163
   Total Return *                                       1.79%                 31.43%***            20.20%***            4.89%***
   Ratio of Expenses **                                 1.15%                     1.00%                1.00%               1.00%

Period ended December 31, 2002

   Unit Value                                     $ 10.735815                $ 8.543937           $ 7.062724          $ 6.902335
   Total Return *                                    7.85%***                -12.50%***           -20.66%***          -23.39%***
   Ratio of Expenses **                                 1.15%                     1.15%                1.15%               1.15%

Period ended December 31, 2001

   Unit Value                                             n/a                       n/a           $ 9.183699          $ 9.330717
   Total Return *                                         n/a                       n/a            -8.16%***           -6.69%***
   Ratio of Expenses **                                   n/a                       n/a                1.40%               1.40%

Period ended December 31, 2000

   Unit Value                                             n/a                       n/a                  n/a                 n/a
   Total Return *                                         n/a                       n/a                  n/a                 n/a
   Ratio of Expenses **                                   n/a                       n/a                  n/a                 n/a

Period ended December 31, 1999

   Unit Value                                             n/a                       n/a                  n/a                 n/a
   Total Return *                                         n/a                       n/a                  n/a                 n/a
   Ratio of Expenses **                                   n/a                       n/a                  n/a                 n/a
------------------------------------



                                            JNL/PIMCO            JNL/PPM America          JNL/PPM America          JNL/PPM America
                                          Total Return              Balanced                 High Yield                 Money
                                        Bond Portfolio (b)           Portfolio              Bond Portfolio         Market Portfolio
                                      ---------------------  ----------------------  -----------------------  ----------------------
                                      ---------------------  ----------------------  -----------------------  ----------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                 $ 13.881564             $ 21.521726              $ 15.840241             $ 12.568907
   Total Return *                                 1.19%***                  20.18%                   17.31%                  -0.69%
   Ratio of Expenses **                              1.00%                   1.15%                    1.15%                   1.15%

Period ended December 31, 2002

   Unit Value                                  $ 13.284507             $ 17.907821              $ 13.502664             $ 12.655683
   Total Return *                                 6.02%***               -3.89%***                 1.74%***               -0.09%***
   Ratio of Expenses **                              1.15%                   1.15%                    1.15%                   1.15%

Period ended December 31, 2001

   Unit Value                                   $ 9.853514             $ 16.406881              $ 12.623859             $ 12.219546
   Total Return *                                -1.46%***                   9.01%                    4.18%                   1.99%
   Ratio of Expenses **                              1.40%                   1.40%                    1.40%                   1.40%

Period ended December 31, 2000

   Unit Value                                          n/a             $ 15.050615              $ 12.116816             $ 11.981511
   Total Return *                                      n/a                   6.75%                   -6.93%                   4.39%
   Ratio of Expenses **                                n/a                   1.40%                    1.40%                   1.40%

Period ended December 31, 1999

   Unit Value                                          n/a             $ 14.098638              $ 13.018395             $ 11.478156
   Total Return *                                      n/a                  -1.49%                   -0.32%                   3.21%
   Ratio of Expenses **                                n/a                   1.40%                    1.40%                   1.40%
------------------------------------




                                          JNL/PPM America
                                               Value                JNL/Putnam
                                           Portfolio (d)         Equity Portfolio
                                      ------------------------ ----------------------
                                      ------------------------ ----------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                    $ 14.603376            $ 18.506230
   Total Return *                                   15.25%***                 25.77%
   Ratio of Expenses **                                 1.00%                  1.15%

Period ended December 31, 2002

   Unit Value                                     $ 10.938551            $ 14.714245
   Total Return *                                    0.19%***             -21.91%***
   Ratio of Expenses **                                 1.15%                  1.15%

Period ended December 31, 2001

   Unit Value                                             n/a            $ 16.150439
   Total Return *                                         n/a                -26.06%
   Ratio of Expenses **                                   n/a                  1.40%

Period ended December 31, 2000

   Unit Value                                             n/a            $ 21.843635
   Total Return *                                         n/a                -18.98%
   Ratio of Expenses **                                   n/a                  1.40%

Period ended December 31, 1999

   Unit Value                                             n/a            $ 26.962051
   Total Return *                                         n/a                 27.61%
   Ratio of Expenses **                                   n/a                  1.40%
------------------------------------

* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date May 1, 2001.

(b)  Inception date October 29, 2001.

(c)  Inception date January 15, 2002.

(d)  Inception date September 30, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                           JNL/Mellon Capital        JNL/Mellon Capital
                                               Management                Management           JNL/Oppenheimer
                                               Bond Index              International           Global Growth     JNL/Oppenheimer
                                              Portfolio (c)         Index Portfolio (c)        Portfolio (a)    Growth Portfolio (a)
                                          ----------------------- -------------------------  ----------------- --------------------
                                          ----------------------- -------------------------  ----------------- --------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                            $ 45,891                  $ 59,006           $ 56,554             $ 16,371
   Units Outstanding (in thousands)                        4,248                     5,039              5,815                2,054
   Investment Income Ratio *                               2.90%                     2.51%              0.00%                0.00%

Period ended December 31, 2002

   Net Assets (in thousands)                            $ 12,446                   $ 8,582           $ 23,910              $ 6,557
   Units Outstanding (in thousands)                        1,168                     1,002              3,398                  953
   Investment Income Ratio *                               8.39%                     6.09%              0.00%                0.00%

Period ended December 31, 2001

   Net Assets (in thousands)                                 n/a                       n/a            $ 8,175              $ 3,841
   Units Outstanding (in thousands)                          n/a                       n/a                888                  411
   Investment Income Ratio *                                 n/a                       n/a              0.00%                0.24%

Period ended December 31, 2000

   Net Assets (in thousands)                                 n/a                       n/a                n/a                  n/a
   Units Outstanding (in thousands)                          n/a                       n/a                n/a                  n/a
   Investment Income Ratio *                                 n/a                       n/a                n/a                  n/a

Period ended December 31, 1999

   Net Assets (in thousands)                                 n/a                       n/a                n/a                  n/a
   Units Outstanding (in thousands)                          n/a                       n/a                n/a                  n/a
   Investment Income Ratio *                                 n/a                       n/a                n/a                  n/a
------------------------------------------



                                                 JNL/PIMCO         JNL/PPM America      JNL/PPM America       JNL/PPM America
                                               Total Return           Balanced             High Yield              Money
                                            Bond Portfolio (b)        Portfolio          Bond Portfolio       Market Portfolio
                                          --------------------  --------------------  -------------------  ----------------------
                                          --------------------  --------------------  -------------------  ----------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                        $ 186,434             $ 272,427            $ 188,838                $ 98,925
   Units Outstanding (in thousands)                    14,871                14,061               12,583                   8,213
   Investment Income Ratio *                            1.71%                 2.30%                7.29%                   0.47%

Period ended December 31, 2002

   Net Assets (in thousands)                        $ 110,041             $ 198,403            $ 117,270               $ 125,159
   Units Outstanding (in thousands)                     9,590                12,448                9,210                  10,296
   Investment Income Ratio *                            0.03%                 2.94%                7.89%                   1.06%

Period ended December 31, 2001

   Net Assets (in thousands)                          $ 8,396             $ 196,863            $ 124,815               $ 142,100
   Units Outstanding (in thousands)                       852                12,007                9,895                  11,642
   Investment Income Ratio *                            3.48%                 3.37%                8.58%                   3.28%

Period ended December 31, 2000

   Net Assets (in thousands)                              n/a             $ 150,992            $ 110,480               $ 102,033
   Units Outstanding (in thousands)                       n/a                10,032                9,118                   8,517
   Investment Income Ratio *                              n/a                 0.00%                0.00%                   0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                              n/a             $ 140,146            $ 125,926               $ 131,898
   Units Outstanding (in thousands)                       n/a                 9,940                9,673                  11,491
   Investment Income Ratio *                              n/a                 0.00%                0.00%                   0.00%
------------------------------------------


                                               JNL/PPM America
                                                    Value                JNL/Putnam
                                                Portfolio (d)         Equity Portfolio
                                          ------------------------- ----------------------
                                          ------------------------- ----------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                              $ 23,073              $ 149,857
   Units Outstanding (in thousands)                          1,590                  9,829
   Investment Income Ratio *                                 0.52%                  0.32%

Period ended December 31, 2002

   Net Assets (in thousands)                                 $ 526              $ 139,925
   Units Outstanding (in thousands)                             48                 11,566
   Investment Income Ratio *                                 0.00%                  0.00%

Period ended December 31, 2001

   Net Assets (in thousands)                                   n/a              $ 246,486
   Units Outstanding (in thousands)                            n/a                 15,273
   Investment Income Ratio *                                   n/a                  0.00%

Period ended December 31, 2000

   Net Assets (in thousands)                                   n/a              $ 366,467
   Units Outstanding (in thousands)                            n/a                 16,777
   Investment Income Ratio *                                   n/a                  0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                                   n/a              $ 378,987
   Units Outstanding (in thousands)                            n/a                 14,056
   Investment Income Ratio *                                   n/a                  0.00%
------------------------------------------

* These amounts represent the dividends, excluding distributions of capital gains, received by the portfolio from the underlying mutual fund divided by the average net assets.

(a)  Inception date May 1, 2001.

(b)  Inception date October 29, 2001.

(c)  Inception date January 15, 2002.

(d)  Inception date September 30, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                                                                                                     JNL/S&P
                                                  JNL/Putnam           JNL/Putnam           JNL/Putnam             Aggressive
                                                International        Midcap Growth         Value Equity              Growth
                                               Equity Portfolio      Portfolio (a)           Portfolio             Portfolio I
                                              -------------------  -------------------  --------------------  ----------------------
                                              -------------------  -------------------  --------------------  ----------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                        $ 10.270368           $ 6.129631           $ 16.162710             $ 10.470370
   Total Return *                                       6.68%***             7.46%***             11.15%***                6.79%***
   Ratio of Expenses **                                    2.96%                2.91%                 2.85%                   2.91%

Period ended December 31, 2002

   Unit Value                                         $ 8.492644           $ 4.773797           $ 13.661166              $ 8.688297
   Total Return *                                       5.08%***            -8.41%***             -7.36%***              -18.57%***
   Ratio of Expenses **                                    2.55%                2.55%                 2.55%                   2.45%

Period ended December 31, 2001

   Unit Value                                        $ 10.185585          $ 10.535055           $ 10.170710             $ 10.098331
   Total Return *                                       1.86%***             5.35%***              1.71%***                0.98%***
   Ratio of Expenses **                                    1.70%                1.70%                 1.70%                   1.70%

Period ended December 31, 2000

   Unit Value                                        $ 14.873269           $ 9.809143           $ 17.799644             $ 12.848558
   Total Return *                                        -15.18%            -1.91%***                 5.48%                 -10.63%
   Ratio of Expenses **                                    1.40%                1.40%                 1.40%                   1.40%

Period ended December 31, 1999

   Unit Value                                        $ 17.534079                  n/a           $ 16.874739             $ 14.376336
   Total Return *                                         30.27%                  n/a                -2.42%                  33.50%
   Ratio of Expenses **                                    1.40%                  n/a                 1.40%                   1.40%
--------------------------------------------



                                            JNL/S&P
                                         Conservative            JNL/S&P Core            JNL/S&P Core           JNL/S&P Core
                                            Growth                 Index 50                Index 75              Index 100
                                          Portfolio I           Portfolio (b)           Portfolio (b)          Portfolio (b)
                                      --------------------- -----------------------  --------------------- -----------------------
                                      --------------------- -----------------------  --------------------- -----------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                  $ 10.699272              $ 9.696129             $ 9.856715             $ 10.013355
   Total Return *                                 3.75%***                7.49%***               6.69%***                4.74%***
   Ratio of Expenses **                              2.91%                   2.91%                  2.91%                   2.77%

Period ended December 31, 2002

   Unit Value                                   $ 9.493182              $ 7.657951             $ 8.073167              $ 8.450795
   Total Return *                                -4.64%***              -20.61%***             -16.45%***                0.66%***
   Ratio of Expenses **                              2.60%                   2.45%                  2.26%                   2.55%

Period ended December 31, 2001

   Unit Value                                  $ 10.080578                     n/a                    n/a                     n/a
   Total Return *                                 0.81%***                     n/a                    n/a                     n/a
   Ratio of Expenses **                              1.70%                     n/a                    n/a                     n/a

Period ended December 31, 2000

   Unit Value                                  $ 11.848978                     n/a                    n/a                     n/a
   Total Return *                                   -2.99%                     n/a                    n/a                     n/a
   Ratio of Expenses **                              1.40%                     n/a                    n/a                     n/a

Period ended December 31, 1999

   Unit Value                                  $ 12.214283                     n/a                    n/a                     n/a
   Total Return *                                   17.86%                     n/a                    n/a                     n/a
   Ratio of Expenses **                              1.40%                     n/a                    n/a                     n/a
--------------------------------------





                                          JNL/S&P Equity
                                            Aggressive           JNL/S&P Equity
                                              Growth                 Growth
                                           Portfolio I            Portfolio I
                                      ----------------------- ---------------------
                                      ----------------------- ---------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                     $ 9.680172            $ 9.523169
   Total Return *                                     26.29%             33.81%***
   Ratio of Expenses **                                2.85%                2.745%

Period ended December 31, 2002

   Unit Value                                     $ 7.665325            $ 7.661773
   Total Return *                                   3.02%***            -20.01%***
   Ratio of Expenses **                                2.85%                 2.45%

Period ended December 31, 2001

   Unit Value                                     $ 9.830499            $ 9.819213
   Total Return *                                  -1.70%***             -1.81%***
   Ratio of Expenses **                                1.60%                 1.60%

Period ended December 31, 2000

   Unit Value                                    $ 12.748314           $ 12.605045
   Total Return *                                    -16.38%               -15.25%
   Ratio of Expenses **                                1.40%                 1.40%

Period ended December 31, 1999

   Unit Value                                    $ 15.244975           $ 14.872935
   Total Return *                                     43.23%                41.20%
   Ratio of Expenses **                                1.40%                 1.40%
--------------------------------------

* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date May 1, 2000.

(b)  Inception date October 29, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                                                                                                     JNL/S&P
                                                  JNL/Putnam           JNL/Putnam           JNL/Putnam             Aggressive
                                                International        Midcap Growth         Value Equity              Growth
                                               Equity Portfolio      Portfolio (a)           Portfolio             Portfolio I
                                              -------------------  -------------------  --------------------  ----------------------
                                              -------------------  -------------------  --------------------  ----------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                       $ 12.164594           $ 6.537242           $ 18.720938             $ 11.682366
   Total Return *                                      16.60%***               31.94%                23.13%               10.39%***
   Ratio of Expenses **                                    1.00%                1.15%                 1.15%                   1.00%

Period ended December 31, 2002

   Unit Value                                         $ 9.450867           $ 4.954798           $ 15.204304              $ 9.239838
   Total Return *                                     -22.02%***           -27.46%***            -18.87%***              -18.27%***
   Ratio of Expenses **                                    1.15%                1.15%                 1.15%                   1.15%

Period ended December 31, 2001

   Unit Value                                        $ 11.690454           $ 7.063306           $ 16.439324             $ 11.328490
   Total Return *                                        -21.40%              -27.99%                -7.64%                 -11.83%
   Ratio of Expenses **                                    1.40%                1.40%                 1.40%                   1.40%

Period ended December 31, 2000

   Unit Value                                        $ 14.873269           $ 9.809143           $ 17.799644             $ 12.848558
   Total Return *                                        -15.18%            -1.91%***                 5.48%                 -10.63%
   Ratio of Expenses **                                    1.40%                1.40%                 1.40%                   1.40%

Period ended December 31, 1999

   Unit Value                                        $ 17.534079                  n/a           $ 16.874739             $ 14.376336
   Total Return *                                         30.27%                  n/a                -2.42%                  33.50%
   Ratio of Expenses **                                    1.40%                  n/a                 1.40%                   1.40%
--------------------------------------------
--------------------------------------------



                                               JNL/S&P
                                            Conservative            JNL/S&P Core            JNL/S&P Core         JNL/S&P Core
                                               Growth                 Index 50                Index 75            Index 100
                                             Portfolio I           Portfolio (b)           Portfolio (b)        Portfolio (b)
                                        ---------------------- -----------------------  --------------------- ---------------------
                                        ---------------------- -----------------------  --------------------- ---------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                    $ 11.834861             $ 10.036223            $ 10.232527           $ 10.340127
   Total Return *                                      16.40%                  29.43%              10.96%***                20.68%
   Ratio of Expenses **                                 1.15%                   1.15%                  1.00%                 1.15%

Period ended December 31, 2002

   Unit Value                                     $ 10.167376              $ 7.754044             $ 8.159377            $ 8.568248
   Total Return *                                   -7.60%***              -22.88%***             -17.55%***            -12.17%***
   Ratio of Expenses **                                 1.15%                   1.15%                  1.15%                 1.15%

Period ended December 31, 2001

   Unit Value                                     $ 11.132321                     n/a                    n/a                   n/a
   Total Return *                                      -6.05%                     n/a                    n/a                   n/a
   Ratio of Expenses **                                 1.40%                     n/a                    n/a                   n/a

Period ended December 31, 2000

   Unit Value                                     $ 11.848978                     n/a                    n/a                   n/a
   Total Return *                                      -2.99%                     n/a                    n/a                   n/a
   Ratio of Expenses **                                 1.40%                     n/a                    n/a                   n/a

Period ended December 31, 1999

   Unit Value                                     $ 12.214283                     n/a                    n/a                   n/a
   Total Return *                                      17.86%                     n/a                    n/a                   n/a
   Ratio of Expenses **                                 1.40%                     n/a                    n/a                   n/a
----------------------------------------



                                            JNL/S&P Equity
                                              Aggressive           JNL/S&P Equity
                                                Growth                 Growth
                                             Portfolio I            Portfolio I
                                        ----------------------- ---------------------
                                        ----------------------- ---------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                     $ 10.667902           $ 10.433033
   Total Return *                                       28.45%                28.06%
   Ratio of Expenses **                                  1.15%                 1.15%

Period ended December 31, 2002

   Unit Value                                       $ 8.305062            $ 8.146720
   Total Return *                                   -20.77%***            -18.69%***
   Ratio of Expenses **                                  1.15%                 1.15%

Period ended December 31, 2001

   Unit Value                                      $ 10.840320           $ 10.650135
   Total Return *                                      -14.97%               -15.51%
   Ratio of Expenses **                                  1.40%                 1.40%

Period ended December 31, 2000

   Unit Value                                      $ 12.748314           $ 12.605045
   Total Return *                                      -16.38%               -15.25%
   Ratio of Expenses **                                  1.40%                 1.40%

Period ended December 31, 1999

   Unit Value                                      $ 15.244975           $ 14.872935
   Total Return *                                       43.23%                41.20%
   Ratio of Expenses **                                  1.40%                 1.40%
----------------------------------------

* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date May 1, 2000.

(b)  Inception date October 29, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                                                                                                     JNL/S&P
                                                  JNL/Putnam           JNL/Putnam           JNL/Putnam             Aggressive
                                                International        Midcap Growth         Value Equity              Growth
                                               Equity Portfolio      Portfolio (a)           Portfolio             Portfolio I
                                              -------------------  -------------------  --------------------  ----------------------
                                              -------------------  -------------------  --------------------  ----------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                            $ 81,746             $ 22,216             $ 207,764               $ 154,226
   Units Outstanding (in thousands)                        7,056                3,431                12,884                  13,574
   Investment Income Ratio *                               1.69%                0.00%                 1.17%                   1.60%

Period ended December 31, 2002

   Net Assets (in thousands)                            $ 66,508             $ 13,389             $ 188,294                $ 92,401
   Units Outstanding (in thousands)                        7,270                2,712                14,475                  10,140
   Investment Income Ratio *                               0.92%                0.00%                 0.98%                   1.12%

Period ended December 31, 2001

   Net Assets (in thousands)                            $ 87,535             $ 18,375             $ 286,114               $ 103,211
   Units Outstanding (in thousands)                        7,492                2,595                17,425                   9,114
   Investment Income Ratio *                               0.68%                0.00%                 0.88%                   3.32%

Period ended December 31, 2000

   Net Assets (in thousands)                           $ 109,365             $ 18,055             $ 327,052                $ 90,764
   Units Outstanding (in thousands)                        7,353                1,841                18,374                   7,064
   Investment Income Ratio *                               0.00%                0.00%                 0.00%                   0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                            $ 96,567                  n/a             $ 276,024                $ 40,119
   Units Outstanding (in thousands)                        5,507                  n/a                16,357                   2,791
   Investment Income Ratio *                               0.00%                  n/a                 0.00%                   0.00%
--------------------------------------------
--------------------------------------------



                                                JNL/S&P
                                             Conservative          JNL/S&P Core            JNL/S&P Core           JNL/S&P Core
                                                Growth               Index 50                Index 75              Index 100
                                              Portfolio I         Portfolio (b)           Portfolio (b)          Portfolio (b)
                                          ------------------- -----------------------  --------------------- -----------------------
                                          ------------------- -----------------------  --------------------- -----------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                       $ 382,577                 $ 7,249                $ 9,952                $ 35,894
   Units Outstanding (in thousands)                   33,042                     706                    978                   3,463
   Investment Income Ratio *                           2.96%                   0.07%                  0.42%                   0.49%

Period ended December 31, 2002

   Net Assets (in thousands)                       $ 217,581                 $ 1,968                $ 4,460                $ 14,172
   Units Outstanding (in thousands)                   21,723                     254                    546                   1,655
   Investment Income Ratio *                           1.90%                   0.00%                  0.00%                   0.00%

Period ended December 31, 2001

   Net Assets (in thousands)                       $ 181,163                     n/a                    n/a                     n/a
   Units Outstanding (in thousands)                   16,281                     n/a                    n/a                     n/a
   Investment Income Ratio *                           3.49%                     n/a                    n/a                     n/a

Period ended December 31, 2000

   Net Assets (in thousands)                       $ 136,839                     n/a                    n/a                     n/a
   Units Outstanding (in thousands)                   11,549                     n/a                    n/a                     n/a
   Investment Income Ratio *                           0.00%                     n/a                    n/a                     n/a

Period ended December 31, 1999

   Net Assets (in thousands)                        $ 71,738                     n/a                    n/a                     n/a
   Units Outstanding (in thousands)                    5,873                     n/a                    n/a                     n/a
   Investment Income Ratio *                           0.00%                     n/a                    n/a                     n/a
------------------------------------------
--------------------------------------------


                                              JNL/S&P Equity
                                                Aggressive           JNL/S&P Equity
                                                  Growth                 Growth
                                               Portfolio I            Portfolio I
                                          ----------------------- ---------------------
                                          ----------------------- ---------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                            $ 49,337             $ 151,714
   Units Outstanding (in thousands)                        4,712                14,817
   Investment Income Ratio *                               0.00%                 0.01%

Period ended December 31, 2002

   Net Assets (in thousands)                            $ 30,101              $ 99,366
   Units Outstanding (in thousands)                        3,674                12,359
   Investment Income Ratio *                               0.07%                 0.10%

Period ended December 31, 2001

   Net Assets (in thousands)                            $ 39,809             $ 139,586
   Units Outstanding (in thousands)                        3,673                13,112
   Investment Income Ratio *                               2.89%                 2.44%

Period ended December 31, 2000

   Net Assets (in thousands)                            $ 39,094             $ 131,645
   Units Outstanding (in thousands)                        3,067                10,444
   Investment Income Ratio *                               0.00%                 0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                            $ 18,048              $ 59,412
   Units Outstanding (in thousands)                        1,184                 3,995
   Investment Income Ratio *                               0.00%                 0.00%
------------------------------------------
------------------------------------------


* These amounts represent the dividends, excluding distributions of capital gains, received by the portfolio from the underlying mutual fund divided by the average net assets.

(a)  Inception date May 1, 2000.

(b)  Inception date October 29, 2002.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS


                                                                                                                  JNL/
                                              JNL/S&P              JNL/S&P                                   Salomon Brothers
                                              Moderate         Very Aggressive         JNL/Salomon            U.S. Government
                                               Growth               Growth           Brothers Global             & Quality
                                            Portfolio I          Portfolio I          Bond Portfolio          Bond Portfolio
                                        --------------------- -------------------  ---------------------  ------------------------
                                        --------------------- -------------------  ---------------------  ------------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                    $ 10.777273         $ 10.191803            $ 15.509757               $ 13.356628
   Total Return *                                   5.78%***            4.90%***               1.64%***                  0.23%***
   Ratio of Expenses **                                2.91%               2.75%                  2.91%                     2.91%

Period ended December 31, 2002

   Unit Value                                     $ 9.271417          $ 8.138055            $ 14.453684               $ 13.758273
   Total Return *                                 -13.79%***         ,-16.71%***               2.72%***                  6.88%***
   Ratio of Expenses **                                2.55%               2.45%                  2.55%                     2.75%

Period ended December 31, 2001

   Unit Value                                    $ 10.149076          $ 9.641175             $ 9.893917                $ 9.623038
   Total Return *                                   1.49%***           -3.59%***              -1.06%***                 -3.77%***
   Ratio of Expenses **                                1.70%               1.60%                  1.70%                     1.70%

Period ended December 31, 2000

   Unit Value                                    $ 12.404623         $ 13.278227            $ 13.733876               $ 12.670276
   Total Return *                                     -5.67%             -18.31%                  5.69%                     9.86%
   Ratio of Expenses **                                1.40%               1.40%                  1.40%                     1.40%

Period ended December 31, 1999

   Unit Value                                    $ 13.149997         $ 16.254341            $ 12.994254               $ 11.532926
   Total Return *                                     24.98%              46.79%                  0.45%                    -3.86%
   Ratio of Expenses **                                1.40%               1.40%                  1.40%                     1.40%
---------------------------------------





                                            JNL/T. Rowe           JNL/T. Rowe               JNL/
                                         Price Established       Price Mid-Cap          T. Rowe Price
                                         Growth Portfolio       Growth Portfolio     Value Portfolio (a)
                                       ----------------------  -------------------  ----------------------
                                       ----------------------  -------------------  ----------------------

HIGHEST EXPENSE RATIO

Period ended December 31, 2003

   Unit Value                                    $ 20.889648          $ 25.244956             $ 11.008011
   Total Return *                                   5.19%***             7.37%***                9.70%***
   Ratio of Expenses **                                2.91%                2.91%                   2.91%

Period ended December 31, 2002

   Unit Value                                    $ 16.941095          $ 19.275087              $ 8.815018
   Total Return *                                 -20.46%***            -6.04%***              -20.33%***
   Ratio of Expenses **                                2.55%                2.55%                   2.55%

Period ended December 31, 2001

   Unit Value                                    $ 10.122554          $ 10.674784             $ 10.223967
   Total Return *                                   1.23%***             6.75%***                2.24%***
   Ratio of Expenses **                                1.70%                1.70%                   1.70%

Period ended December 31, 2000

   Unit Value                                    $ 23.773963          $ 22.723490             $ 11.285351
   Total Return *                                     -1.71%                5.68%               12.85%***
   Ratio of Expenses **                                1.40%                1.40%                   1.40%

Period ended December 31, 1999

   Unit Value                                    $ 24.188462          $ 21.501764                     n/a
   Total Return *                                     20.08%               22.28%                     n/a
   Ratio of Expenses **                                1.40%                1.40%                     n/a
---------------------------------------

* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date May 1, 2000.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS



                                                                                                                  JNL/
                                             JNL/S&P              JNL/S&P                                   Salomon Brothers
                                             Moderate         Very Aggressive         JNL/Salomon            U.S. Government
                                              Growth               Growth           Brothers Global             & Quality
                                           Portfolio I          Portfolio I          Bond Portfolio          Bond Portfolio
                                       --------------------- -------------------  ---------------------  ------------------------
                                       --------------------- -------------------  ---------------------  ------------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                  $ 11.921777         $ 11.174580            $ 18.291417               $ 15.549216
   Total Return *                                    20.34%              29.08%               1.54%***                     0.02%
   Ratio of Expenses **                               1.15%               1.15%                  1.00%                     1.15%

Period ended December 31, 2002

   Unit Value                                    $ 9.906787          $ 8.656812            $ 16.087669               $ 15.545949
   Total Return *                                 -9.76%***          -19.70%***               6.05%***                  8.67%***
   Ratio of Expenses **                               1.15%               1.15%                  1.15%                     1.15%

Period ended December 31, 2001

   Unit Value                                   $ 11.333423         $ 11.295588            $ 14.464117               $ 13.369022
   Total Return *                                    -8.64%             -14.93%                  5.32%                     5.51%
   Ratio of Expenses **                               1.40%               1.40%                  1.40%                     1.40%

Period ended December 31, 2000

   Unit Value                                   $ 12.404623         $ 13.278227            $ 13.733876               $ 12.670276
   Total Return *                                    -5.67%             -18.31%                  5.69%                     9.86%
   Ratio of Expenses **                               1.40%               1.40%                  1.40%                     1.40%

Period ended December 31, 1999

   Unit Value                                   $ 13.149997         $ 16.254341            $ 12.994254               $ 11.532926
   Total Return *                                    24.98%              46.79%                  0.45%                    -3.86%
   Ratio of Expenses **                               1.40%               1.40%                  1.40%                     1.40%
---------------------------------------



                                             JNL/T. Rowe           JNL/T. Rowe               JNL/
                                          Price Established       Price Mid-Cap          T. Rowe Price
                                          Growth Portfolio       Growth Portfolio     Value Portfolio (a)
                                       -----------------------  -------------------  ----------------------
                                       -----------------------  -------------------  ----------------------

LOWEST EXPENSE RATIO

Period ended December 31, 2003

    Unit Value                                    $ 24.635871          $ 29.772297             $ 11.742703
   Total Return *                                   10.21%***            33.73%***                  28.38%
   Ratio of Expenses **                                 1.00%                1.00%                   1.15%

Period ended December 31, 2002

   Unit Value                                     $ 18.843575          $ 21.449599              $ 9.146925
   Total Return *                                  -20.88%***           -19.76%***              -16.73%***
   Ratio of Expenses **                                 1.15%                1.15%                   1.15%

Period ended December 31, 2001

   Unit Value                                     $ 21.041413          $ 22.072337             $ 11.213585
   Total Return *                                     -11.49%               -2.87%                  -0.64%
   Ratio of Expenses **                                 1.40%                1.40%                   1.40%

Period ended December 31, 2000

   Unit Value                                     $ 23.773963          $ 22.723490             $ 11.285351
   Total Return *                                      -1.71%                5.68%               12.85%***
   Ratio of Expenses **                                 1.40%                1.40%                   1.40%

Period ended December 31, 1999

   Unit Value                                     $ 24.188462          $ 21.501764                     n/a
   Total Return *                                      20.08%               22.28%                     n/a
   Ratio of Expenses **                                 1.40%                1.40%                     n/a
---------------------------------------

* Total return for period indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented.

** Annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the investment option in the variable account became available and was elected by a contract owner.

(a)  Inception date May 1, 2000.

JACKSON NATIONAL SEPARATE ACCOUNT - I
NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - FINANCIAL HIGHLIGHTS

                                                                                                                    JNL/
                                                JNL/S&P              JNL/S&P                                   Salomon Brothers
                                               Moderate         Very Aggressive         JNL/Salomon            U.S. Government
                                                Growth               Growth           Brothers Global             & Quality
                                             Portfolio I          Portfolio I          Bond Portfolio          Bond Portfolio
                                         --------------------- -------------------  ---------------------  ------------------------
                                         --------------------- -------------------  ---------------------  ------------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                        $ 577,237            $ 58,353              $ 101,676                 $ 189,567
   Units Outstanding (in thousands)                    49,481               5,317                  5,867                    12,875
   Investment Income Ratio *                            2.30%               0.00%                  5.09%                     2.83%

Period ended December 31, 2002

   Net Assets (in thousands)                        $ 316,689            $ 41,053               $ 65,310                 $ 254,324
   Units Outstanding (in thousands)                    32,471               4,804                  4,226                    17,287
   Investment Income Ratio *                            1.36%               0.07%                  6.09%                     4.30%

Period ended December 31, 2001

   Net Assets (in thousands)                        $ 287,776            $ 56,800               $ 58,712                 $ 169,920
   Units Outstanding (in thousands)                    25,408               5,032                  4,062                    12,725
   Investment Income Ratio *                            3.15%               2.59%                  5.90%                     5.10%

Period ended December 31, 2000

   Net Assets (in thousands)                        $ 217,899            $ 56,823               $ 56,542                 $ 104,633
   Units Outstanding (in thousands)                    17,566               4,279                  4,117                     8,258
   Investment Income Ratio *                            0.00%               0.00%                  0.00%                     0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                        $ 109,309            $ 23,389               $ 51,597                  $ 91,843
   Units Outstanding (in thousands)                     8,312               1,439                  3,971                     7,964
   Investment Income Ratio *                            0.00%               0.00%                  0.00%                     0.00%
-----------------------------------------



                                              JNL/T. Rowe           JNL/T. Rowe               JNL/
                                           Price Established       Price Mid-Cap          T. Rowe Price
                                           Growth Portfolio       Growth Portfolio     Value Portfolio (a)
                                         ----------------------  -------------------  ----------------------
                                         ----------------------  -------------------  ----------------------

PORTFOLIO DATA

Period ended December 31, 2003

   Net Assets (in thousands)                         $ 295,390            $ 297,243               $ 158,100
   Units Outstanding (in thousands)                     14,145               12,385                  13,554
   Investment Income Ratio *                             0.03%                0.00%                   0.76%

Period ended December 31, 2002

   Net Assets (in thousands)                         $ 214,065            $ 196,824                $ 85,131
   Units Outstanding (in thousands)                     13,419               11,531                   9,300
   Investment Income Ratio *                             0.10%                0.00%                   0.01%

Period ended December 31, 2001

   Net Assets (in thousands)                         $ 335,281            $ 306,109                $ 82,424
   Units Outstanding (in thousands)                     15,959               13,896                   7,359
   Investment Income Ratio *                             0.00%                0.00%                   1.09%

Period ended December 31, 2000

   Net Assets (in thousands)                         $ 396,691            $ 343,271                $ 15,567
   Units Outstanding (in thousands)                     16,686               15,106                   1,379
   Investment Income Ratio *                             0.00%                0.00%                   0.00%

Period ended December 31, 1999

   Net Assets (in thousands)                         $ 340,030            $ 250,672                     n/a
   Units Outstanding (in thousands)                     14,058               11,658                     n/a
   Investment Income Ratio *                             0.00%                0.00%                     n/a
-----------------------------------------

* These amounts represent the dividends, excluding distributions of capital gains, received by the portfolio from the underlying mutual fund divided by the average net assets.

(a)  Inception date May 1, 2000.


INDEPENDENT AUDITORS' REPORT



The Board of Directors of Jackson National Life Insurance Company and
    Contract Owners of Jackson National Separate Account - I:

We have audited the accompanying statements of assets and liabilities of each of the sub-accounts of Jackson National Separate Account - I, at December 31, 2003, and the related statements of operations, changes in net assets and financial highlights for each of the periods indicated. These financial statements and financial highlights are the responsibility of the separate account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of investments owned at December 31, 2003 by correspondence with the transfer agent of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the sub-accounts of Jackson National Separate Account - I as of December 31, 2003 and the results of its operations, changes in net assets and financial highlights for each of the periods indicated, in conformity with accounting principles generally accepted in the United States of America.





March 5, 2004

                     JACKSON NATIONAL LIFE INSURANCE COMPANY

                                AND SUBSIDIARIES



                               [GRAPHIC OMITTED]




                        CONSOLIDATED FINANCIAL STATEMENTS


                                DECEMBER 31, 2003

JACKSON NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003

__________________________________________________________________

Independent Auditors' Report                                                                    1



Consolidated Balance Sheets                                                                     2



Consolidated Income Statements                                                                  3



Consolidated Statements of Stockholder's Equity and Comprehensive Income                        4



Consolidated Statements of Cash Flows                                                           5



Notes to Consolidated Financial Statements                                                      6



                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholder of Jackson National Life Insurance Company


We have audited the accompanying consolidated balance sheets of Jackson National Life Insurance Company and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholder's equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jackson National Life Insurance Company and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed more fully in note 2 to the financial statements: effective January 1, 2001, Jackson National Life Insurance Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," and effective April 1, 2001, Jackson National Life Insurance Company adopted Emerging Issues Task Force Issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets."


/s/ KPMG LLP


Detroit, Michigan
January 30, 2004

            JACKSON NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


-------------------------------------------------------------------------------------------------------------------------------

                                                                                        DECEMBER 31,
ASSETS                                                                            2003                2002
                                                                           ----------------------------------------
   Investments:
     Cash and short-term investments                                           $   1,255,559      $    5,121,400

     Investments available for sale, at fair value:
        Fixed maturities (amortized cost: 2003, $36,476,667; 2002,                38,657,265          35,168,706
       $33,975,596)
        Equities (cost: 2003, $264,263; 2002, $305,270)                              264,553             256,135
     Mortgage loans, net of allowance                                              5,505,914           4,442,681
     Policy loans                                                                    717,047             714,205
     Other invested assets                                                         1,916,691           1,476,724
                                                                           ----------------------------------------
         Total investments                                                        48,317,029          47,179,851

   Accrued investment income                                                         502,081             485,326
   Deferred acquisition costs                                                      1,836,333           1,941,876
   Reinsurance recoverable                                                           578,424             525,031
   Deferred income taxes                                                              24,814             276,770
   Value of acquired insurance, core deposits and goodwill                           129,294             151,273
   Income taxes receivable from Parent
                                                                                 8,625                -
   Other assets                                                                      134,861              74,793
   Variable annuity assets                                                         7,047,522           4,385,525
                                                                           ----------------------------------------
         Total assets                                                          $   58,578,983     $   55,020,445
                                                                           ========================================

LIABILITIES AND STOCKHOLDER'S EQUITY
   LIABILITIES
     Policy reserves and liabilities:
       Reserves for future policy benefits and claims payable                  $   1,191,969      $    1,076,860
       Deposits on investment contracts                                           32,895,440          30,808,632
       Guaranteed investment contracts                                             1,837,104           2,607,408
     Trust instruments supported by funding agreements                             6,263,726           5,850,833
     Savings deposits                                                              1,115,550           1,045,830
     Notes and bank debt                                                             989,396           1,103,508
     Securities lending payable                                                      921,839           2,485,588
        Income taxes payable to Parent                                                     -              85,399
     Other liabilities                                                             1,815,684           1,754,629
     Variable annuity liabilities                                                  7,047,522           4,385,525
                                                                           ----------------------------------------
         Total liabilities                                                        54,078,230          51,204,212
                                                                           ----------------------------------------

     Minority interest                                                                98,505              66,228
                                                                           ----------------------------------------

   STOCKHOLDER'S EQUITY
     Common stock, $1.15 par value; authorized 50,000 shares;
       issued and outstanding 12,000 shares                                           13,800              13,800
     Additional paid-in capital                                                    2,533,535           2,484,228
     Accumulated other comprehensive income, net of
       tax of $438,701 in 2003 and $242,573 in 2002                                  814,102             449,382
     Retained earnings                                                             1,040,811             802,595
                                                                           ----------------------------------------
         Total stockholder's equity                                                4,402,248           3,750,005
                                                                           ----------------------------------------
         Total liabilities and stockholder's equity                            $  58,578,983     $    55,020,445

                                                                           ========================================

          See accompanying notes to consolidated financial statements.


            JACKSON NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS)

--------------------------------------------------------------------------------------------------------------------------------


                                                                         YEARS ENDED DECEMBER 31,
                                                               2003                2002                2001
                                                          -----------------  ------------------  ------------------
REVENUES
   Premiums                                                 $      173,411     $      152,694      $      223,149


   Net investment income                                         2,723,744          2,655,675           2,562,766

   Net realized losses on investments                              (60,897)          (479,764)           (614,695)

   Risk management activity                                       (186,319)          (552,701)           (412,740)

   Fee income:
     Mortality charges                                             131,196            133,665             133,223
     Surrender charges                                              79,200             61,324              62,729
     Expense charges                                                22,720             18,795              15,947
     Variable annuity fees                                          79,600             66,069              75,483
     Net asset management fees                                      24,796             21,595              23,531
                                                          -----------------  ------------------  ------------------
   Total fee income                                                337,512            301,448             310,913
   Other income                                                     39,696             43,240              38,292
                                                          -----------------  ------------------  ------------------
     Total revenues                                              3,027,147          2,120,592           2,107,685
                                                          -----------------  ------------------  ------------------

BENEFITS AND EXPENSES
   Death benefits                                                  331,116            334,527             307,610
   Market value adjustment benefits                                 62,678             14,238               2,204
   Interest credited on deposit liabilities                      1,551,399          1,553,412           1,558,210
   Interest expense on trust instruments supported
      by funding agreements                                        131,792            144,619             184,010
   Interest expense on notes, bank debt and reverse
   repurchase
      Agreements                                                    52,217             66,885              81,522
   Increase (decrease) in reserves, net of reinsurance               4,534            (34,457)             20,442
   Commissions                                                     423,446            427,882             303,249
   General and administrative expenses                             287,815            272,388             279,514
   Deferral of policy acquisition costs                           (560,512)          (556,120)           (391,412)
   Amortization of acquisition costs:
     Attributable to operations                                    239,015            375,080             239,823
     Attributable to risk management activity                      (28,454)            (7,961)            (56,726)
     Attributable to net realized losses on investments             (2,106)           (43,215)            (58,402)
   Amortization of acquired insurance, core deposits and
      goodwill                                                      21,979             20,702              22,458
                                                          -----------------  ------------------  ------------------
     Total benefits and expenses                                 2,514,919          2,567,980           2,492,502
                                                          -----------------  ------------------  ------------------
     Pretax income (loss) before minority interest                 512,228           (447,388)           (384,817)
   Minority interest                                               (14,628)            21,539              47,046
                                                          -----------------  ------------------  ------------------
     Pretax income (loss)                                          497,600           (425,849)           (337,771)
   Federal income tax expense (benefit)                            174,184           (148,463)           (117,062)
                                                          -----------------  ------------------  ------------------
     Income (loss) before cumulative effect of changes in
       accounting principles                                       323,416           (277,386)           (220,709)
   Cumulative effect of changes in accounting principles                 -                  -            (199,866)
                                                          -----------------  ------------------  ------------------
     NET INCOME (LOSS)                                      $      323,416     $     (277,386)     $     (420,575)

                                                          =================  ==================  ==================

   Pro forma net loss assuming the changes in
      accounting principles are applied retroactively                                              $     (237,414)
                                                                                                 ==================

          See accompanying notes to consolidated financial statements.



            JACKSON NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME
(IN THOUSANDS)

----------------------------------------------------------------------------------------------------------------------------

                                                                       YEARS ENDED DECEMBER 31,
                                                           2003                 2002                  2001
                                                     -------------------  -------------------  --------------------

COMMON STOCK, BEGINNING AND END OF YEAR                $       13,800       $    13,800         $       13,800

                                                     -------------------  -------------------  --------------------

ADDITIONAL PAID-IN CAPITAL
Beginning of year                                           2,484,228            1,869,780            1,570,063
    Capital contributions                                      49,307              614,448              299,717
                                                     -------------------  -------------------  --------------------
End of year                                                 2,533,535            2,484,228            1,869,780
                                                     -------------------  -------------------  --------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Beginning of year                                             449,382              (13,077)            (427,088)
    Net unrealized investment gains, net of
       reclassification adjustment and net of
       tax of $196,128 in 2003; $249,302 in 2002
       and $223,243 in 2001                                   364,720              462,459              414,011
                                                     -------------------  -------------------  --------------------
End of year                                                   814,102              449,382              (13,077)
                                                     -------------------  -------------------  --------------------

RETAINED EARNINGS
Beginning of year                                             802,595            1,221,981            1,773,661
    Net income (loss)                                         323,416             (277,386)            (420,575)
    Dividends paid to stockholder                             (85,200)            (142,000)            (131,105)
                                                     -------------------  -------------------  --------------------
End of year                                                 1,040,811              802,595            1,221,981
                                                     -------------------  -------------------  --------------------

TOTAL STOCKHOLDER'S EQUITY                             $    4,402,248       $    3,750,005            $3,092,484
                                                     ===================  ===================  ====================



                                                                      YEARS ENDED DECEMBER 31,
                                                           2003                 2002                 2001
                                                     -------------------  -------------------  ------------------
COMPREHENSIVE INCOME (LOSS)
Net income (loss)                                      $     323,416        $     (277,386)     $      (420,575)

Net unrealized holding gains arising during
       the period, net of tax of $154,863 in 2003;
$220,241                                                      288,084              408,489              293,951
       in 2002 and $158,596 in 2001
Reclassification adjustment for gains included in
       net income, net of tax of  $41,265 in 2003;             76,636               53,970              120,060
$29,061
       in 2002 and $64,647 in 2001
                                                     -------------------  -------------------  ------------------
COMPREHENSIVE INCOME (LOSS)                            $      688,136       $      185,073      $        (6,564)
                                                     ===================  ===================  ==================


          See accompanying notes to consolidated financial statements.



            JACKSON NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

----------------------------------------------------------------------------------------------------------------------------------
                                                                             YEARS ENDED DECEMBER 31,
                                                                   2003                2002               2001
                                                              ----------------    ----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                          $     323,416       $    (277,386)     $    (420,575)

     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
         Net realized losses on investments                            60,897             479,764            614,695
         Risk management activity                                     186,319             552,701            412,740
         Interest credited on deposit liabilities                   1,551,399           1,553,412          1,558,210
         Interest expense on trust instruments supported
           by funding agreements                                      131,792             144,619            184,010
         Other charges                                               (233,116)           (213,784)          (211,899)
         Amortization of discount and premium on investments          111,377             (33,979)            93,393
         Deferred income tax provision                                 55,828            (285,863)          (101,474)
         Change in:
              Accrued investment income                               (16,755)            (47,299)            42,563
              Deferred acquisition costs                             (352,056)           (232,216)          (269,153)
              Value of acquired insurance, core deposits and
                  goodwill                                             21,979              20,702             22,458
              Income taxes payable to Parent                          (64,717)            182,410            (27,032)
              Other assets and liabilities, net                       163,998             136,489             12,006
                                                              ----------------    ----------------   -----------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                      1,940,361           1,979,570          1,909,942
                                                              ----------------    ----------------   -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Sales of fixed maturities and equities available for sale     11,934,636           6,835,958          5,732,067
     Principal repayments, maturities, calls and redemptions:
         Fixed maturities available for sale                        4,344,139           4,939,946          3,000,900
         Mortgage loans                                               447,125             792,097          1,273,431
        Purchases of:
         Fixed maturities and equities available for sale         (18,904,957)        (14,253,070)       (12,763,596)
             Mortgage loans                                        (1,503,846)         (1,037,256)          (773,815)
     Other investing activities                                    (1,868,359)            521,430           (699,498)
                                                              ----------------    ----------------   -----------------
       NET CASH USED BY INVESTING ACTIVITIES                       (5,551,262)         (2,200,895)        (4,230,511)
                                                              ----------------    ----------------   -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Policyholders account balances:
         Deposits                                                   6,783,741           8,789,168          6,876,598
         Withdrawals                                               (5,377,602)         (5,699,339)        (4,856,448)
     Net transfers to separate accounts                            (1,523,759)           (295,315)          (468,993)
     Proceeds from notes and bank debt                                797,485             427,424          1,052,639
     Payments on notes and bank debt                                 (911,770)           (580,719)          (418,930)
     Increase in savings deposits                                      42,165             177,411             67,797
     Payment of cash dividends to Parent                              (85,200)           (142,000)          (131,105)
     Capital contribution                                              20,000             590,000            251,800
                                                              ----------------    ----------------   -----------------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES             (254,940)          3,266,630          2,373,358
                                                              ----------------    ----------------   -----------------

      NET INCREASE (DECREASE) IN CASH AND SHORT-TERM               (3,865,841)          3,045,305             52,789
INVESTMENTS

CASH AND SHORT-TERM INVESTMENTS, BEGINNING OF YEAR                  5,121,400           2,076,095          2,023,306
                                                              ----------------    ----------------   -----------------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR                    $   1,255,559       $   5,121,400      $   2,076,095
                                                              ================    ================   =================

          See accompanying notes to consolidated financial statements.

            JACKSON NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

--------------------------------------------------------------------------------
1.   NATURE OF OPERATIONS

     Jackson National Life Insurance Company (the "Company" or "JNL") is wholly owned by Brooke Life Insurance Company ("Brooke Life" or the "Parent") which is ultimately a wholly owned subsidiary of Prudential plc ("Prudential"), London, England. JNL, together with its New York life insurance subsidiary, is licensed to sell group and individual annuity products, including immediate, indexed and deferred fixed annuities, variable annuities, guaranteed investment contracts ("GICs"), and individual life insurance products in all 50 states and the District of Columbia.

     The accompanying consolidated financial statements include JNL and its wholly owned subsidiaries, Jackson National Life Insurance Company of New York, an insurance company; Hermitage Management LLC, an inactive advertising agency; Jackson National Asset Management, LLC, an investment advisor and transfer agent; Jackson National Life Distributors, Inc., a broker dealer; JNL Thrift Holdings, Inc., a unitary thrift holding company; Curian Capital, LLC, a registered investment advisor; Jackson National Life (Bermuda) LTD, an insurance company; PPM America Special Investments Fund, L.P. ("SIF I"), PPM America Special Investments CBO II, L.P. ("CBO II"), (collectively, "PPMA Funds"); Tuscany CDO, Limited ("Tuscany"); Alcona Funding LLC ("Alcona"); Berrien Funding LLC ("Berrien"); Calhoun Funding LLC ("Calhoun") and Piedmont Funding LLC. JNL has effective managerial control of the PPMA Funds. Accordingly, the PPMA Funds are consolidated in the accompanying financial statements. JNL effectively owns a 72.0% interest in SIF I, a 15.1% interest in CBO II and a 100% interest in Tuscany. The minority interest reflected in the accompanying consolidated financial statements reflects the interests of other parties in the PPMA Funds. Alcona, Berrien, Calhoun and Piedmont Funding LLC were established to invest in certain securities associated with an asset securitization transaction referenced in Note 4.

     JNL Thrift Holdings, Inc. wholly owns Jackson Federal Bank ("Jackson Federal"), a thrift headquartered in Southern California. In January 2004, JNL Thrift Holdings, Inc. was dissolved, with JNL becoming the direct parent of Jackson Federal.

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION
     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform with the current year presentation with no impact on stockholder's equity or net income (loss).

     The preparation of the financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results may differ from those estimates. Significant estimates, as further discussed in the notes, include: 1) valuation of investments, including fair values of securities without readily ascertainable market values and the determination of when an unrealized loss is other than temporary; 2) assessments as to whether certain entities are variable interest entities and which party, if any, should consolidate the entity; 3) assumptions as to future gross profits, including lapse and mortality rates, expenses, investment returns and policy crediting rates, used in the calculation of amortization of deferred acquisition costs; 4) assumptions used in calculating policy reserves and liabilities, including lapse and mortality rates, expenses and investment returns; 5) assumptions as to future earnings levels being sufficient to realize deferred tax benefits; and 6) estimates related to recoverability of acquired insurance in force, core deposits and goodwill, establishment of loan loss reserves, liabilities for lawsuits and establishment of liability for state guaranty fund assessments.

     CHANGES IN ACCOUNTING PRINCIPLES
     Effective October 1, 2003, JNL adopted Derivatives Implementation Group Statement of Financial Accounting Standards No. 133 Implementation Issue No. B36, "Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments" ("DIG B36"). DIG B36 addresses questions related to embedded derivatives in modified coinsurance reinsurance treaties (where funds are withheld by the ceding company) and in debt instruments that incorporate credit risk exposures that are unrelated or partially related to

  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     the creditworthiness of the obligor. Implementation of DIG B36 did not have a material impact on JNL's results of operations or financial position.

     Effective July 1, 2003, JNL adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("FAS 150"). FAS 150 requires that companies with consolidated entities that will terminate by a specific date, such as limited-life partnerships, disclose the other owners' interests in those limited-life entities based on the fair values of the limited-life entities' assets. The adoption of FAS 150 did not have a material impact on JNL's results of operations or financial position.

     The PPMA Funds are limited life partnerships. Upon termination of the partnerships, the assets will be sold and proceeds distributed to the partners in accordance with their respective partnership interests. The assets of the PPMA Funds are marketable securities, which are carried at fair value, with an appropriate adjustment to minority interest, in the accompanying financial statements. Accordingly, the minority interest liability is reflected at fair value in the accompanying consolidated balance sheet.

     Effective January 31, 2003, JNL adopted the Financial Accounting Standards Board's ("FASB") Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), and effective December 31, 2003 JNL adopted FASB Interpretation No. 46 (revised December 2003) ("FIN 46R"). FIN 46R is an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," which requires an enterprise to assess whether consolidation of an entity is appropriate based upon its interests in a variable interest entity ("VIE"). FIN 46R provides guidance on how to identify a VIE and how an enterprise assesses its interests in a VIE. It also requires existing VIEs to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved.

     Pursuant to the guidance provided by FIN 46R, the Company has concluded that consolidation of any interests in VIEs that would represent primary beneficial interests is not material to net income, assets, liabilities or financial position. The Company has also concluded that it has no significant variable interests in VIEs where it is not the primary beneficiary.

     Effective January 1, 2002, JNL adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). FAS 142 requires that goodwill and other intangible assets deemed to have indefinite lives no longer be amortized to earnings, but instead be reviewed at least annually for impairment. Intangible assets with definite lives will continue to be amortized over their useful lives. The adoption of FAS 142 did not have a material impact on JNL's results of operations or financial position.

     Effective January 1, 2002, JNL adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets or for Long-Lived Assets to be Disposed of" ("FAS 121"), and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30"). FAS 144 carries forward many of the provisions of FAS 121 and APB 30. In addition, FAS 144 does not apply to goodwill and other intangible assets that are not amortized. FAS 144 requires majority owned subsidiaries for which control is likely to be temporary to be consolidated. The adoption of FAS 144 did not have a material impact on JNL's results of operations or financial position.

     Effective April 1, 2001, JNL adopted Emerging Issues Task Force Issue No. 99-20 ("EITF 99-20"), "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." The initial April 1, 2001 transitional loss adjustment totaling $32.8 million, net of reduced deferred acquisition cost amortization of $4.2 million and federal income tax benefit of $10.0 million, was recorded as a cumulative effect of a change in accounting principle.

  2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Effective January 1, 2001, JNL adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133, as amended by Statements No. 137 and 138, establishes accounting and reporting standards for derivative instruments and for hedging activities. Under FAS 133, all derivative instruments, including certain derivative instruments embedded in other contracts, are recognized as either assets or liabilities in the balance sheet at their fair values, and changes in such fair values are recognized immediately in earnings unless specific hedging criteria are met. While the Company uses derivatives to hedge certain risks in conjunction with its asset/liability management program, JNL elected to not incur the costs of restructuring its derivative contracts, segregating investment portfolios and adding the systems and personnel required to qualify for much stricter hedge accounting treatment on an ongoing basis.

     Upon adoption in 2001, a gross transitional loss adjustment totaling $277.1 million, net of additional deferred acquisition cost amortization of $1.8 million and federal income tax benefit of $97.6 million, based on the aggregate fair value of the Company's derivative instruments as of January 1, 2001, was recorded as a cumulative effect of a change in accounting principle. Since adoption of FAS 133, earnings have reflected significantly increased volatility owing to fair value fluctuations on certain derivative instruments, particularly interest rate swaps, that are regularly used to manage risks associated with movements in interest rates. Changes in the fair value of derivative instruments are now reflected in income while the largely offsetting change in fair value of the Company's hedged investments will remain as an adjustment to equity in the balance sheet as unrealized gains and losses.

     A reconciliation of reported net income to adjusted net income is as follows (in thousands):

                                                                    YEARS ENDED DECEMBER 31,
                                                          2003                2002                2001
                                                    -----------------   ------------------  ------------------
     Reported net income (loss)                       $       323,416     $     (277,386)     $    (420,575)

       Net income adjustment for FAS 133 and
           EITF 99-20                                           -                   -               181,264
     Goodwill amortization                                      -                   -                 2,918
     Tax effect of goodwill amortization                       -                    -
                                                                                                     (1,021)
                                                    -----------------   ------------------  ------------------
                                                    -----------------   ------------------  ------------------
       Pro forma net income (loss) assuming the
           changes in accounting principles are
           applied retroactively                      $       323,416     $     (277,386)     $    (237,414)
                                                    =================   ==================  ==================

     COMPREHENSIVE INCOME
     Comprehensive income includes all changes in stockholder's equity (except those arising from transactions with owners/stockholders) and, in the Company's case, includes net income and net unrealized gains or losses on securities.

     INVESTMENTS
     Cash and short-term investments, which primarily include commercial paper and money market instruments, are carried at amortized cost. These investments have maturities of three months or less and are considered cash equivalents for reporting cash flows.

     Fixed maturities consist of debt securities and commercial loans. Debt securities include bonds, notes, redeemable preferred stocks, mortgage-backed securities and structured securities. Acquisition discounts and premiums on fixed maturities are amortized into investment income using the interest method. Mortgage-backed and structured securities are amortized over the estimated redemption period. All debt securities are classified as available for sale and are carried at fair value. For declines in fair value considered to be other than temporary, the cost basis of debt securities are reduced to estimated net realizable value, or in the case of other than high credit quality beneficial interests in securitized financial assets, fair value. In determining whether an other than temporary impairment has occurred, the Company considers a security's forecasted cash flows as well as the severity and duration of depressed fair values. Commercial loans include certain term and revolving notes, as well as certain receivables arising from asset based lending activities. Commercial loans are carried at outstanding principal balances, less any allowance for loan losses.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Equities, which include common stocks and non-redeemable preferred stocks, are carried at fair value. The cost basis of equities is reduced to estimated net realizable value for declines in fair value considered to be other than temporary. At December 31, 2003 and 2002, equities included investments in mutual funds of $89.4 million and $80.1 million, respectively, which support liabilities of the Company's non-qualified voluntary deferred compensation plans.

     Mortgage loans are carried at aggregate unpaid principal balances, net of unamortized discounts and premiums and an allowance for loan losses. The allowance for loan losses is maintained at a level considered adequate to provide for losses inherent in the mortgage loan portfolio.

     Policy loans are carried at the unpaid principal balances.

     Real estate is carried at the lower of depreciated cost or fair value.

     Limited partnership investments are accounted for using the equity method.

     Realized gains and losses on the sale of investments are recognized in income at the date of sale and are determined using the specific cost identification method. Acquisition premiums and discounts on investments are amortized to investment income using call or maturity dates. The changes in unrealized gains or losses on investments classified as available for sale, net of tax and the effect of the deferred acquisition costs adjustment, are excluded from net income and included as a component of comprehensive income and stockholder's equity.

     DETERMINATION OF FAIR VALUE FOR ILLIQUID DISTRESSED SECURITIES
     Prior to 2003, the Company used independently obtained estimates of fair value for all securities for which such values were available. With respect to certain illiquid distressed securities, these values were broker-provided quotes which may not generally be the best representation of fair value, considered to be a value obtainable in a transaction between willing parties. Effective January 1, 2003, fair values for illiquid distressed securities are primarily determined based on internally derived estimates of discounted future cash flows or expected recovery values. Liquidation values for these illiquid distressed securities would generally be lower, and in many cases significantly lower, than internally derived fair values. As of December 31, 2003, the amortized cost and fair value of illiquid distressed securities valued internally was $52.1 million and $54.4 million, respectively.

     The refinement of estimated fair value of illiquid distressed securities has no impact on net income and increased comprehensive income in 2003 by $3.2 million, net of a $3.5 million change in deferred acquisition costs and $1.7 million in deferred federal income tax.

     DERIVATIVE FINANCIAL INSTRUMENTS, EMBEDDED DERIVATIVES AND RISK MANAGEMENT ACTIVITY
     The Company enters into financial derivative transactions, including swaps, put-swaptions, futures and options to reduce and manage business risks. These transactions manage the risk of a change in the value, yield, price, cash flows, or quantity of, or a degree of exposure with respect to assets, liabilities, or future cash flows, which the Company has acquired or incurred. The Company manages the potential credit exposure for over-the-counter derivative contracts through careful evaluation of the counterparty credit standing, collateral agreements, and master netting agreements. The Company is exposed to credit-related losses in the event of nonperformance by counterparties, however, it does not anticipate nonperformance.

     The Company generally uses derivative instruments for hedging purposes. Additionally, certain liabilities, primarily trust instruments supported by funding agreements and equity-linked annuities, issued by the Company, contain embedded derivatives as defined by FAS 133. The Company does not account for such derivatives as either fair value or cash flow hedges as might be permitted if specific hedging documentation requirements of FAS 133 were followed. Financial derivatives, including derivatives embedded in certain host liabilities that have been separated for accounting and financial reporting purposes, are carried at fair value. The results from derivative financial instruments and embedded derivatives, including net payments, realized gains and losses and changes in value, are reported in risk management activity.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Interest rate swap agreements generally involve the exchange of fixed and floating payments over the life of the agreement without an exchange of the underlying principal amount. Interest rate swaps outstanding at December 31, 2003 and 2002 are used for hedging purposes. Interest rate swaps are included in other invested assets or other liabilities.

     Put-swaption contracts provide the purchaser with the right, but not the obligation, to require the writer to pay the present value of a long duration interest rate swap at future exercise dates. The Company purchases and writes put-swaptions with maturities up to 10 years. On a net basis, put-swaptions hedge against significant upward movements in interest rates. Put-swaptions purchased are included in other invested assets. Put-swaptions written are included in other liabilities.

     Equity index futures contracts and equity index call options, which are used to hedge the Company's obligations associated with its issuance of equity index-linked immediate and deferred annuities, are included in other invested assets. These annuities contain embedded options whose fair value is included in deposits on investment contracts.

     Equity index swaps, in which the Company receives equity returns in exchange for short-term floating rate payments based on a notional amount, are held for both hedging and investment purposes, and are included in other invested assets or other liabilities.

     Cross-currency swaps, which embody spot and forward currency swaps and additionally, in some cases, interest rate swaps and equity index swaps, are entered into for the purpose of hedging the Company's foreign currency denominated funding agreements supporting trust instrument obligations. Cross-currency swaps serve to hedge derivatives embedded in the funding agreements and are included in other invested assets or other liabilities. The fair value of derivatives embedded in funding agreements, as well as foreign currency transaction gains and losses, are included in the carrying value of the trust instruments supported by funding agreements. Foreign currency transaction gains and losses associated with funding agreements hedging activities are included in risk management activity.

     DEFERRED ACQUISITION COSTS
     Certain costs of acquiring new business, principally commissions, bonus interest on certain products and certain costs associated with policy issue and underwriting, which vary with and are primarily related to the production of new business, have been capitalized as deferred acquisition costs. Deferred acquisition costs are increased by interest thereon and amortized in proportion to anticipated premium revenues for traditional life policies and in proportion to estimated gross profits for annuities and interest-sensitive life products. As certain fixed maturities and equities available for sale are carried at fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. The change in this adjustment is included with the change in fair value of fixed maturities and equities available for sale, net of tax, that is credited or charged directly to stockholder's equity and is a component of other comprehensive income. Deferred acquisition costs have been decreased by $904.8 million at December 31, 2003 and $447.2 million at December 31, 2002 to reflect this change.

     During 2002, poor equity market performance lowered future expected profits on the variable annuity product line through lower fee income and an increased provision for future guaranteed minimum death benefit claims. As a result, the deferred acquisition cost asset associated with the variable annuities became impaired. During 2002, the asset was reduced through increased amortization compared to 2001 of approximately $128.3 million primarily due to the poor equity market performance. No such deferred acquisition cost asset impairments were required in 2003. However, further impairments or accelerated amortization of this deferred acquisition cost asset may result if future equity market returns are below assumed levels.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     VALUE OF ACQUIRED INSURANCE, CORE DEPOSITS AND GOODWILL
     The value of acquired insurance in-force at acquisition date represents the present value of anticipated profits of the business in-force on November 25, 1986 (the date the Company was acquired by Prudential) net of amortization. The value of acquired insurance in-force is amortized in proportion to anticipated premium revenues for traditional life insurance contracts and estimated gross profits for annuities and interest-sensitive life products over a period of 20 years.

     Goodwill and core deposit intangibles represent the excess of purchase price over the fair value of assets acquired in the purchase of Jackson Federal, Highland Federal Bank ("Highland"), and the Fremont branch ("Fremont") acquired from Fremont Investment and Loan, located in California, in 2002. Fremont had total assets of $101.6 million and deposit liabilities of $103.2 million at the date of acquisition in 2002. For these acquisitions, the excess of the purchase price over the fair value of the assets acquired was allocated to goodwill and core deposit intangibles. The core deposit intangibles are amortized over 7 years. Beginning January 1, 2002, with the adoption of FAS 142, goodwill is no longer being amortized. Prior to 2002, goodwill was amortized over 15 years.

     FEDERAL INCOME TAXES
     The Company provides deferred income taxes on the temporary differences between the tax and financial statement basis of assets and liabilities.

     JNL files a consolidated federal income tax return with Brooke Life and Jackson National Life Insurance Company of New York. Jackson National Life Distributors, Inc. and JNL Thrift Holdings, Inc. file separate income tax returns. PPM America Special Investments Fund, L.P. and PPM America Special Investments CBO II, L.P. file as limited partnerships and pass through the appropriate portion of their income and deductions to their partners. Jackson National Life (Bermuda) LTD is taxed as a controlled foreign corporation of JNL. The other entities are limited liability companies with all of their interests owned by JNL. Accordingly, they are not considered separate entities for income tax purposes; and therefore, are taxed as part of the operations of JNL and not taxed separately. Income tax expense is calculated on a separate company basis.

     POLICY RESERVES AND LIABILITIES
     RESERVES FOR FUTURE POLICY BENEFITS AND CLAIMS PAYABLE:
     For traditional life insurance contracts, reserves for future policy benefits are determined using the net level premium method and assumptions as of the issue date as to mortality, interest, policy lapsation and expenses plus provisions for adverse deviations. Mortality assumptions range from 50% to 90% of the 1975-1980 Basic Select and Ultimate tables depending on policy duration. Interest rate assumptions range from 4.0% to 8.0%. Lapse and expense assumptions are based on Company experience.

     DEPOSITS ON INVESTMENT CONTRACTS:
     For the Company's interest-sensitive life contracts, liabilities approximate the policyholder's account value. For deferred annuities, the fixed option on variable annuities, guaranteed investment contracts and other investment contracts, the liability is the policyholder's account value. The liability for equity index-linked annuities is based on two components, 1) the imputed value of the underlying guaranteed host contract, and 2) the fair value of the embedded option component of the contract. Obligations in excess of the guaranteed contract value are hedged through the use of futures contracts and call options.

     TRUST INSTRUMENTS SUPPORTED BY FUNDING AGREEMENTS
     JNL and Jackson National Life Funding, LLC established a European Medium Term Note program, with up to $7 billion in aggregate principal amount outstanding at any one time. Jackson National Life Funding, LLC was formed as a special purpose vehicle solely for the purpose of issuing instruments to institutional investors, the proceeds of which are deposited with JNL and secured by the issuance of Funding Agreements. Outstanding balances totaled $4.1 billion at both December 31, 2003 and 2002.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     JNL and Jackson National Life Global Funding established an initial $3 billion aggregate Global Medium Term Note program. Jackson National Life Global Funding was formed as a statutory business trust, solely for the purpose of issuing instruments to institutional investors, the proceeds of which are deposited with JNL and secured by the issuance of Funding Agreements. The outstanding balances at December 31, 2003 and 2002 totaled $2.2 billion and $1.8 billion, respectively.

     Instruments issued representing obligations denominated in a foreign currency have been hedged for changes in exchange rates using cross-currency swaps. The fair value of derivatives embedded in funding agreements, as well as foreign currency transaction gains and losses, are included in the carrying value of the trust instruments supported by funding agreements.

     Trust instrument liabilities are adjusted to reflect the effects of foreign currency transaction gains and losses using exchange rates as of the reporting date. Foreign currency transaction gains and losses are included in risk management activity.

     VARIABLE ANNUITY ASSETS AND LIABILITIES
     The assets and liabilities resulting from individual variable annuity contracts which aggregated $6,978.1 million and $4,339.9 million at December 31, 2003 and 2002, respectively, are segregated in separate accounts. The Company receives administrative fees for managing the funds and other fees for assuming mortality and certain expense risks. Such fees are recorded as earned and included in variable annuity fees and net asset management fees in the consolidated income statements.

     The Company has issued a group variable annuity contract designed for use in connection with and issued to the Company's Defined Contribution Retirement Plan. These deposits are allocated to the Jackson National Separate Account - II and aggregated $69.4 million and $45.6 million at December 31, 2003 and 2002, respectively. The Company receives administrative fees for managing the funds and these fees are recorded as earned and included in net asset management fees in the consolidated income statement.

     SAVINGS DEPOSITS
     Savings deposits are comprised of banking deposits held by Jackson Federal, and include demand deposits, passbook and statement savings, money market and certificates of deposit. Savings deposit liabilities are reported at the outstanding balance of the accounts.

     REVENUE AND EXPENSE RECOGNITION
     Premiums for traditional life insurance are reported as revenues when due. Benefits, claims and expenses are associated with earned revenues in order to recognize profit over the lives of the contracts. This association is accomplished by provisions for future policy benefits and the deferral and amortization of acquisition costs.

     Deposits on interest-sensitive life products and investment contracts, principally deferred annuities and guaranteed investment contracts, are treated as policyholder deposits and excluded from revenue. Revenues consist primarily of the investment income and charges assessed against the policyholder's account value for mortality charges, surrenders and administrative expenses. Fee income also includes revenues related to asset management fees. Surrender benefits are treated as repayments of the policyholder account. Annuity benefit payments are treated as reductions to the policyholder account. Death benefits in excess of the policyholder account are recognized as an expense when incurred. Expenses consist primarily of the interest credited to policyholder deposits. Underwriting and other acquisition expenses are associated with gross profit in order to recognize profit over the life of the business. This is accomplished by deferral and amortization of acquisition costs. Non-acquisition expenses are recognized as incurred.

     Investment income is not accrued on securities in default and otherwise where the collection is uncertain. Subsequent receipts of interest on such securities are generally used to reduce the cost basis of the securities.

3.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     Disclosure is required for fair value information about financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, and beginning in 2003 for illiquid distressed securities, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent market quotes and, in many cases, cannot be realized in immediate settlement of the instrument.

     The following summarizes the basis used by the Company in estimating fair values for financial instruments:

     CASH AND SHORT-TERM INVESTMENTS:
     Carrying value is considered to be a reasonable estimate of fair value.

     FIXED MATURITIES:
     Fair values for fixed maturity securities are based principally on quoted market prices, if available. For securities that are not actively traded, fair values are estimated using independent pricing services or analytically determined values. Fair values for illiquid distressed securities are primarily determined based on internally derived estimates of discounted future cash flows or expected recovery values.

     EQUITIES:
     Fair values for common and non-redeemable preferred stock are based principally on quoted market prices, if available. For securities that are not actively traded, fair values are estimated using independent pricing services or analytically determined values.

     MORTGAGE LOANS:
     Fair values are determined by discounting the future cash flows to the present at current market rates. The fair value of mortgages approximated $5,882.7 million and $4,710.4 million at December 31, 2003 and 2002, respectively.

     POLICY LOANS:
     Fair value approximates carrying value since policy loan balances reduce the amount payable at death or surrender of the contract.

     DERIVATIVES:
     Fair values are based on quoted market prices, estimates received from financial institutions or valuation models.

     VARIABLE ANNUITY ASSETS:
     Variable annuity assets are carried at the market value of the underlying securities.

     ANNUITY RESERVES:
     Fair values for immediate annuities, without mortality features, are derived by discounting the future estimated cash flows using current interest rates for similar maturities. For deferred annuities, fair value is based on surrender value. For equity-linked immediate and deferred annuities, fair value includes the fair value of the embedded options. The carrying value and fair value of such annuities approximated $27.5 billion and $26.7 billion, respectively, at December 31, 2003 and $25.4 billion and $25.0 billion, respectively, at December 31, 2002.

     RESERVES FOR GUARANTEED INVESTMENT CONTRACTS:
     Fair value is based on the present value of future cash flows at current pricing rates. The fair value approximated $1.8 billion and $2.6 billion at December 31, 2003 and 2002, respectively.

     TRUST INSTRUMENTS SUPPORTED BY FUNDING AGREEMENTS:
     Fair value is based on the present value of future cash flows at current pricing rates, plus the fair value of embedded derivatives. The fair value approximated $6.3 billion and $5.9 billion at December 31, 2003 and 2002, respectively.

3.   FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     SAVINGS DEPOSITS:
     Fair value of deposit accounts with no stated maturity (demand deposits, regular passbook and money market accounts) is equal to their carrying amounts. Fair value of certificates of deposit is based on the discounted value of contractual cash flows. The fair value approximated $1.1 billion at both December 31, 2003 and 2002.

     REVERSE REPURCHASE AGREEMENTS:
     Carrying value of reverse repurchase agreements is considered to be a reasonable estimate for fair value.

     NOTES AND BANK DEBT:
     Fair value of notes and bank debt is based on the present value of future cash flows at current interest rates.

     VARIABLE ANNUITY LIABILITIES:
     Fair value of contracts in the accumulation phase is based on account value less surrender charges. Fair value of contracts in the payout phase is based on the present value of future cash flows at assumed investment rates. The aggregate fair value approximated $6.6 billion and $4.1 billion at December 31, 2003 and 2002, respectively.

4.   INVESTMENTS

     Investments are comprised primarily of fixed-income securities, primarily publicly-traded industrial, mortgage-backed, utility and government bonds, and mortgage and commercial loans. Mortgage-backed securities include asset-backed and other structured securities. The Company generates the majority of its deposits from interest-sensitive individual annuity contracts, life insurance products, and guaranteed investment contracts on which it has committed to pay a declared rate of interest. The Company's strategy of investing in fixed-income securities and loans aims to ensure matching of the asset yield with the interest-sensitive liabilities and to earn a stable return on its investments.

     FIXED MATURITIES
     The following table sets forth fixed maturity investments at December 31, 2003, classified by rating categories as assigned by nationally recognized statistical rating organizations, the National Association of Insurance Commissioners ("NAIC"), or if not rated by such organizations, the Company's investment advisor. At December 31, 2003, the carrying value of investments rated by the Company's investment advisor totaled $514.8 million. For purposes of the table, if not otherwise rated higher by a nationally recognized statistical rating organization, NAIC Class 1 investments are included in the A rating; Class 2 in BBB; Class 3 in BB and Classes 4 through 6 in B and below.

                                                         PERCENT OF TOTAL
                                                         FIXED MATURITIES
        INVESTMENT RATING                                DECEMBER 31, 2003
                                                       ----------------------
                                                       ----------------------
        AAA                                                    16.0%
        AA                                                      5.9
        A                                                      26.2
        BBB                                                    44.2
                                                       ----------------------
                                                       ----------------------
            Investment grade                                   92.3
                                                       ----------------------
                                                       ----------------------
        BB                                                      5.3
        B and below                                             2.4
                                                       ----------------------
                                                       ----------------------
            Below investment grade                              7.7
                                                       ----------------------
                                                       ----------------------
            Total fixed maturities                            100.0%
                                                       ======================

     The amortized cost and carrying value of fixed maturities in default that were anticipated to be income producing when purchased were $90.9 million and $100.7 million, respectively, at December 31, 2003. The amortized cost and carrying value of fixed maturities that have been non-income producing for the 12 months preceding December 31, 2003 were $87.3 million and $96.0 million, respectively, and for the 12 months preceding December 31, 2002 were $134.6 million and $92.8 million, respectively.


4.   INVESTMENTS (CONTINUED)

     The amortized cost, gross unrealized gains and losses and fair value of fixed maturities are as follows (in thousands):

                                                                    GROSS             GROSS
                                              AMORTIZED          UNREALIZED         UNREALIZED          FAIR
       DECEMBER 31, 2003                         COST               GAINS             LOSSES            VALUE
                                          ------------------- ------------------ ----------------- ------------------
          U.S. Treasury securities
                                            $         4,156     $        200       $         3       $      4,353

          U.S. Government agencies
               and foreign governments                1,837              330                 -              2,167

          Public utilities                        2,370,585          175,446             4,090          2,541,941
          Corporate securities
               and commercial loans              24,440,620        1,946,199           103,294         26,283,525
          Mortgage-backed securities              9,659,469          248,579            82,769          9,825,279
                                          ------------------- ------------------ ----------------- ------------------
               Total                        $    36,476,667     $  2,370,754       $   190,156       $ 38,657,265
                                          =================== ================== ================= ==================

                                                                   GROSS             GROSS
                                              AMORTIZED          UNREALIZED        UNREALIZED           FAIR
       DECEMBER 31, 2002                        COST               GAINS             LOSSES            VALUE
                                          ------------------- ------------------ ----------------- ------------------
          U.S. Treasury securities
                                            $         4,167     $        342       $    -            $      4,509

          U.S. Government agencies
               and foreign governments                2,726              415          -                     3,141

          Public utilities                        1,402,075           68,078            68,330          1,401,823
          Corporate securities
               and commercial loans              23,565,100        1,671,898           461,567         24,775,431
          Mortgage-backed securities              9,001,528          349,471           367,197          8,983,802
                                          ------------------- ------------------ ----------------- ------------------
               Total                        $   33,975,596      $  2,090,204       $   897,094       $ 35,168,706
                                           =================== ================== ================= ==================

     At December 31, 2003 and 2002, available for sale securities without a readily ascertainable market value having an amortized cost of $4,889.6 million and $4,655.2 million, respectively, had an estimated fair value of $5,197.8 million and $4,938.0 million, respectively.

     The amortized cost and fair value of fixed maturities at December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities where securities can be called or prepaid with or without early redemption penalties.

     Fixed maturities (in thousands):
                                                                  AMORTIZED
                                                                     COST           FAIR VALUE
                                                              ------------------------------------
     Due in 1 year or less                                      $   512,654       $     530,004

     Due after 1 year through 5 years                                                 5,869,333
                                                                  5,447,900
     Due after 5 years through 10 years                                              17,218,524
                                                                 15,932,528
     Due after 10 years through 20 years                                              3,205,658
                                                                  3,035,184
     Due after 20 years                                                               2,008,467
                                                                  1,888,932
     Mortgage-backed securities                                                       9,825,279
                                                                  9,659,469
                                                              ------------------------------------
          Total                                                 $36,476,667       $  38,657,265
                                                              ====================================

     Fixed maturities with a carrying value of $4.1 million and $3.5 million at December 31, 2003 and 2002 were on deposit with regulatory authorities, as required by law in various states in which business is conducted.

4.    INVESTMENTS (CONTINUED)

     As of December 31, 2003, the fair value and the amount of gross unrealized losses included in accumulated other comprehensive income in stockholder's equity are as follows (in thousands):

                                        LESS THAN 12 MONTHS        12 MONTHS OR LONGER                TOTAL
                                    ------------------------------------------------------------------------------------
                                    ------------------------------------------------------------------------------------
                                        GROSS                      GROSS                      GROSS
                                     UNREALIZED                  UNREALIZED                 UNREALIZED
                                       LOSSES      FAIR VALUE      LOSSES     FAIR VALUE      LOSSES       FAIR VALUE
                                    ------------- ------------- ------------ ------------- ------------- --------------
     Government securities            $        3   $      535     $       -    $       -     $        3    $       535


     Public utilities                      2,461        52,685        1,629       13,650          4,090         66,335
     Corporate securities
          and commercial loans            65,885     1,512,590       37,409      389,961        103,294      1,902,551
     Mortgage-backed securities           82,022     3,034,484          747        9,046         82,769      3,043,530
                                    ------------- ------------- ------------ ------------- ------------- --------------
                                    ------------- ------------- ------------ ------------- ------------- --------------
          Subtotal - fixed               150,371     4,600,294       39,785      412,657        190,156      5,012,951
     maturities
     Equities                              1,173        11,887       21,773       66,834         22,946         78,721
                                    ------------- ------------- ------------ ------------- ------------- --------------
                                    ------------- ------------- ------------ ------------- ------------- --------------
     Total temporarily impaired
          securities                    $151,544   $ 4,612,181    $  61,558    $ 479,491     $  213,102    $ 5,091,672
                                    ============= ============= ============ ============= ============= ==============

     To the extent unrealized losses are not due to changes in interest rates, securities in an unrealized loss position are regularly reviewed for other than temporary declines in value. Factors considered in determining whether a decline is other than temporary include the length of time a security has been in an unrealized position, reasons for the decline in value and expectations for the amount and timing of a recovery in value.

     Assessments include judgments about an obligor's current and projected financial position, an issuer's current and projected ability to service and repay its debt obligations, the existence of, and realizable value for, any collateral backing obligations, the macro-economic outlook and micro-economic outlooks for specific industries and issuers. Assessing the duration of mortgage-backed securities can also involve assumptions regarding underlying collateral such as prepayment rates, default and recovery rates, and third-party servicing abilities.

     Of the total carrying value for fixed maturities in an unrealized loss position at December 31, 2003, 76.5% were investment grade, 7.0% were below investment grade and 16.5% were not rated. Unrealized losses from fixed maturities that were below investment grade or not rated represented approximately 37.8% of the aggregate gross unrealized losses on available for sale fixed maturities.

     Corporate fixed maturities in an unrealized loss position were diversified across industries. As of December 31, 2003, the industries representing the larger unrealized losses included financial services (11.2% of fixed maturities gross unrealized losses) and industrial and manufacturing (11.2%). Other debt securities in an unrealized loss position are primarily asset-backed securities, including collateralized debt obligations. As of December 31, 2003, asset-backed other debt securities represented 6.3% of fixed maturities gross unrealized losses, including 3.1% related to collateralized debt obligations. The Company had no material unrealized losses on individual fixed maturities or equities at December 31, 2003.

     The amount of gross unrealized losses for fixed maturities in an unrealized loss position by maturity date of the fixed maturities as of December 31, 2003 are as follows (in thousands):


          Less than one year                         $         -
          One to five years                               (4,815)
          Five to ten years                              (40,312)
          More than ten years                            (62,260)
          Mortgage-backed securities                     (82,769)
                                                    ---------------
          Total gross unrealized losses                 $(190,156)
                                                    ===============

4.    INVESTMENTS (CONTINUED)

     MORTGAGE LOANS
     Mortgage loans, net of allowance for loan losses of $26.2 million and $33.1 million at December 31, 2003 and 2002, respectively, are as follows (in thousands):
                                              DECEMBER 31,
                                       2003                 2002
                                 -----------------    ------------------
           Residential           $        841,491     $         805,174

           Commercial                   4,664,423             3,637,507
                                 -----------------    ------------------
                Total            $      5,505,914     $       4,442,681
                                 =================    ==================

     At December 31, 2003, mortgage loans were collateralized by properties located in 44 states and Canada. Approximately 28.4% of the aggregate carrying value of the portfolio is secured by properties located in California.

     SECURITIZATIONS
     In November 2003, JNL executed the Piedmont CDO Trust ("Piedmont") securitization transaction. In this transaction, JNL contributed $1,159.6 million of asset-backed securities, ultimately to Piedmont, which issued several classes of debt to acquire such securities. In accordance with the accounting treatment promulgated by Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the transaction was recorded as a sale; however, JNL retained beneficial interests in the contributed asset-backed securities of approximately 80% by acquiring certain securities issued by Piedmont. JNL recognized a loss of approximately $100 thousand related to the sale, to third parties, of the entire most senior class of securities issued by Piedmont.

     In 2001, the Company received proceeds of $889.4 million from the transfer of certain fixed maturities to Tuscany in a securitized transaction. The fixed maturities transferred collateralize $900.0 million of notes issued by Tuscany. The Company retained $450.0 million of senior and subordinated notes and sold $450.0 million of senior notes to unrelated parties.

     In 2001, the Company received proceeds of $71.3 million and recognized a loss of $0.3 million from the sale of certain fixed maturities. The Company has retained an interest in the assets transferred as a result of its purchase of $71.3 million of notes issued by a separate special purpose trust formed in connection with the transaction. The investment return to the Company on the notes is tied to the performance of fixed maturities sold.

     In 2001, the Company received proceeds of $651.6 million and recognized a gain of $25.3 million from the sale of certain commercial mortgage loans in a securitization transaction. The Company retained interests in the securitization having a fair value of $63.0 million, based on quoted market prices. The gain recognized was determined by allocating the previous carrying amount between the assets sold and the interests retained based on their relative fair value at the date of transfer. While the retained interests are subordinate to those that were sold, there are no restrictions in connection with the assets retained. The fair value of interests retained is determined consistently with the Company's fixed maturities.

     OTHER INVESTED ASSETS
     Other invested assets include investments in 1) limited partnerships that total $821.1 million and $803.4 million at December 31, 2003 and 2002, respectively; 2) derivative instruments with positive fair values and 3) real estate. Limited partnership income (loss) recognized by the Company was $14.5 million, $(64.9) million and $(47.6) million in 2003, 2002 and 2001, respectively.

     The fair value of derivative instruments reflects the estimated amounts, net of payment accruals, that the Company would receive or pay upon sale or termination of the contracts at the reporting date. With respect to swaps and put-swaptions, the notional amount represents the stated principal balance used as a basis for calculating payments. With respect to futures and options, the contractual amount represents the market exposure of open positions.


4.    INVESTMENTS (CONTINUED)

     A summary of the aggregate contractual or notional amounts and fair values for derivative instruments outstanding is as follows (in thousands):

                                                         DECEMBER 31, 2003
                                     OTHER INVESTED ASSETS                 OTHER LIABILITIES
                               ---------------------------------- ------------------------------------
                                   CONTRACTUAL/                       CONTRACTUAL/                           NET
                                    NOTIONAL           FAIR            NOTIONAL            FAIR             FAIR
                                     AMOUNT           VALUE             AMOUNT             VALUE           VALUE
                               ------------------ ---------------- ------------------- ---------------- ---------------
           Interest rate swaps     $  6,260,365     $   269,262      $   8,316,000      $  (695,966)     $ (426,704)

           Cross-currency
              swaps                   2,425,849                            106,579
                                                        477,782                             (13,220)        464,562
           Put-swaptions             27,500,000                         10,000,000         (161,221)          3,666
                                                        164,887
           Futures                        3,168               -                  -                -              -

           Equity index call
              options                 1,742,550          96,221                  -                -          96,221

           Equity index swaps             3,035           1,506            215,438          (44,147)        (42,641)
                                ------------------ ---------------- ------------------- ---------------- ---------------
                                    $ 37,934,967    $ 1,009,658       $  18,638,017      $  (914,554)     $   95,104
                                ================== ================ =================== ================ ===============

                                                         DECEMBER 31, 2002
                                     OTHER INVESTED ASSETS                 OTHER LIABILITIES
                               ------------------- --------------- ------------------------------------
                                  CONTRACTUAL/                       CONTRACTUAL/                           NET
                                    NOTIONAL           FAIR            NOTIONAL            FAIR             FAIR
                                     AMOUNT           VALUE             AMOUNT             VALUE           VALUE
                               ------------------- --------------- ------------------- ---------------- ---------------

           Interest rate swaps   $   3,590,363      $ 297,659       $  8,345,000        $  (924,565)      $(626,906)

           Cross-currency
              swaps                  1,861,647        199,487            866,207            (43,777)        155,709

           Put-swaptions            15,500,000         22,055                  -                  -          22,055

           Futures                       7,007               -                 -                  -               -
           Equity index
              call    options        1,778,550          80,213                 -                  -          80,213

           Equity index swaps            5,613           1,146           225,640            (54,034)        (52,888)
                               ------------------- --------------- ------------------- ---------------- ---------------
                                 $  22,743,180      $  600,560      $  9,436,847        $(1,022,376)      $(421,817)
                               =================== =============== =================== ================ ===============

     SECURITIES LENDING
     The Company has entered into securities lending agreements with an agent bank whereby blocks of securities are loaned to third parties, primarily major brokerage firms. As of December 31, 2003 and 2002, the estimated fair value of loaned securities was $903.8 million and $2,417.6 million, respectively. The agreements require a minimum of 102 percent of the fair value of the loaned securities to be held as collateral, calculated on a daily basis. To further minimize the credit risks related to this program, the financial condition of counterparties is monitored on a regular basis. Cash collateral received in the amount of $921.8 million and $2,485.6 million at December 31, 2003 and 2002, respectively, was invested by the agent bank and included in short-term investments of the Company. A securities lending payable is included in liabilities for cash collateral received.

5.    INVESTMENT INCOME, RISK MANAGEMENT ACTIVITY AND REALIZED GAINS AND LOSSES

     The sources of net investment income by major category are as follows (in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                       2003                 2002               2001
                                                 -----------------    -----------------  ------------------
     Fixed maturities                            $      2,344,425     $      2,353,722    $     2,186,400

     Other investment income                              452,171              365,205            432,373
                                                 -----------------    -----------------  ------------------
       Total investment income                          2,796,596            2,718,927          2,618,773
     Less investment expenses                             (72,852)             (63,252)           (56,007)
                                                 -----------------    -----------------  ------------------
       Net investment income                     $      2,723,744     $      2,655,675    $     2,562,766
                                                 =================    =================  ==================

5. INVESTMENT INCOME, RISK MANAGEMENT ACTIVITY AND REALIZED GAINS AND LOSSES (CONTINUED)

     Risk management activity, including gains, losses and change in fair value of derivative instruments and embedded derivatives, is as follows (in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                       2003                 2002               2001
                                                 -----------------    -----------------  ------------------
     Interest rate swaps                         $        (47,088)    $       (445,785)  $       (289,674)
     Put-swaptions                                          3,511              (26,474)            15,026
     Futures                                                4,185                6,354            (15,168)
     Equity index call options                           (124,489)             (66,342)          (123,152)
     Equity index swaps                                     3,554              (20,454)               228
     Variable annuity reinsurance                         (25,992)                   -                  -
                                                 -----------------    -----------------  ------------------
       Risk management activity                   $      (186,319)    $       (552,701)  $       (412,740)
                                                 =================    =================  ==================

     Net realized losses on investments are as follows (in thousands):

                                                                 YEARS ENDED DECEMBER 31,
                                                       2003                 2002               2001
                                                 -----------------    -----------------  ------------------
     Sales of fixed maturities
       Gross gains                                 $      261,662       $      262,050     $       90,044

       Gross losses                                      (139,220)            (215,243)          (138,197)
     Sales of equities
       Gross gains                                         19,767               11,238             26,546
       Gross losses                                        (1,018)              (8,664)           (20,107)
     Impairment losses                                   (202,088)            (529,145)          (600,595)
     Other invested assets, net                                 -                    -             27,614
                                                 -----------------    -----------------  ------------------
       Total before minority interest                     (60,897)            (479,764)          (614,695)
     Minority interest                                    (13,966)              20,980             47,041
                                                 -----------------    -----------------  ------------------
       Total, net of minority interest             $      (74,863)      $     (458,784)    $     (567,654)
                                                 =================    =================  ==================

     The Company periodically reviews its fixed maturities and equities on a case-by-case basis to determine if any decline in fair value below the carrying value is other than temporary. If it is determined that a decline in value of an investment is temporary, the decline is recorded as an unrealized loss in accumulated other comprehensive income in stockholder's equity. If the decline is considered to be other than temporary, a realized loss is recorded in the consolidated income statement.

     Generally, securities with fair values that are less than 80% of cost and other securities the Company determines are underperforming or potential problem securities are subject to regular review. To facilitate the review, securities with significant declines in value, or where other objective criteria evidencing credit deterioration have been met, are included on a watch list. Among the criteria for securities to be included on a watch list are: credit deterioration which has led to a significant decline in value of the security; a significant covenant related to the security has been breached; and an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that may impair its credit worthiness.

     In performing these reviews, the Company considers the relevant facts and circumstances relating to each investment and must exercise considerable judgment in determining whether a security is other than temporarily impaired. Among the factors considered is whether the decline in fair value results from a change in the quality of the security itself, or from a downward movement in the market as a whole, and the likelihood of recovering the carrying value based on the current and short term prospects of the issuer. Unrealized losses that are considered to be primarily the result of market conditions, such as increasing interest rates, unusual market volatility or industry-related events, and where the Company also believes there exists a reasonable expectation for recovery and, furthermore, has the intent and ability to hold the investment until maturity or the market recovery, are usually determined to be temporary.


5. INVESTMENT INCOME, RISK MANAGEMENT ACTIVITY AND REALIZED GAINS AND LOSSES (CONTINUED)

     The risks inherent in reviewing the impairment of any investment include the risk that market results may differ from expectations; facts and circumstances may change in the future and differ from estimates and assumptions; or the Company may later decide to sell the security as a result of changed circumstances.

     To the extent factors contributing to the impairment losses recognized in 2003, 2002 and 2001 affected other investments, such investments were reviewed for other than temporary impairment and losses were recorded if appropriate.

     The Company applies the provisions of EITF 99-20 when evaluating whether impairments on its structured securities, including asset-backed securities and collateralized debt obligations, are other than temporary. The Company regularly reviews future cash flow assumptions and, in accordance with EITF 99-20, if there has been an adverse change in estimated cash flows to be received from a security, an impairment is recognized in net income. For privately placed structured securities, impairment amounts are based on discounted cash flows. As previously noted, a cumulative effect adjustment, which is not included in the previous table, was recorded in connection with the adoption of EITF 99-20 in 2001.

     There are inherent uncertainties in assessing the fair values assigned to the Company's investments and in determining whether a decline in market value is other than temporary. The Company's review of fair value involves several criteria including economic conditions, credit loss experience, other issuer-specific developments and future cash flows. These assessments are based on the best available information at the time. Factors such as market liquidity, the widening of bid/ask spreads and a change in the cash flow assumptions can contribute to future price volatility. If actual experience differs negatively from the assumptions and other considerations used in the consolidated financial statements, unrealized losses currently in accumulated other comprehensive income may be recognized in the statement of operations in future periods.

     The Company currently intends to hold available for sale securities with unrealized losses not considered other than temporary until they mature or recover in value. However, if the specific facts and circumstances surrounding a security, or the outlook for its industry sector change, the Company may sell the security and realize a loss.

6.   VALUE OF ACQUIRED INSURANCE, CORE DEPOSITS AND GOODWILL

     The value of acquired insurance in-force at acquisition date represents the present value of anticipated profits of the business in-force on November 25, 1986 (the date the Company was acquired by Prudential). The value of acquired insurance in-force was determined by using assumptions as to interest, persistency and mortality. Profits were then discounted to arrive at the value of the insurance in-force.

     Goodwill and core deposits represent the excess of purchase price over the fair value of assets acquired in the purchases of Jackson Federal, Highland and the Fremont branch.

     In accordance with FAS 142, the Company annually reviews the recoverability of the goodwill asset. At December 31, 2003 and 2002, the goodwill asset was deemed to be recoverable, and, accordingly, no impairment adjustment was recorded.

6.   VALUE OF ACQUIRED INSURANCE, CORE DEPOSITS AND GOODWILL (CONTINUED)

     The amortization of acquired insurance, core deposits and goodwill was as follows (in thousands):

                                                                    YEARS ENDED DECEMBER 31,
                                                          2003                2002                2001
                                                    -----------------   ------------------   ------------------
     Value of acquired insurance:
       Balance, beginning of year                     $  86,297          $  104,776          $  122,212

       Interest, at rates varying from 6.5% to 9.5%       7,174               8,953              10,625
       Amortization                                     (26,821)            (27,432)            (28,061)
                                                     -----------------   ------------------  ------------------
       Balance, end of year                              66,650              86,297             104,776
                                                     -----------------   ------------------  ------------------
                                                     -----------------   ------------------  ------------------

     Core deposits:
        Balance, beginning of year                          10,596               11,221              13,325
        Acquisitions and adjustments                           -                  1,598                  -
        Amortization                                       (2,332)               (2,223)             (2,104)
                                                     -----------------   ------------------  ------------------
                                                     -----------------   ------------------  ------------------
        Balance, end of year                                8,264                10,596              11,221
                                                     -----------------   ------------------  ------------------
                                                     -----------------   ------------------  ------------------

     Goodwill:
       Balance, beginning of year                          54,380                54,380              56,256

       Acquisitions and adjustments                             -                     -               1,042
          Amortization                                          -                     -              (2,918)
                                                     -----------------   ------------------  ------------------
                                                     -----------------   ------------------  ------------------
       Balance, end of year                                54,380                54,380              54,380
                                                     -----------------   ------------------  ------------------
                                                     -----------------   ------------------  ------------------

     Value of insurance in force, core deposits and goodwill:

          Balance, beginning of year                      151,273               170,377             191,793

          Acquisitions and adjustments                          -                 1,598               1,042

             Net amortization                             (21,979)              (20,702)            (22,458)

                                                     -----------------   ------------------  ------------------
                                                     -----------------   ------------------  ------------------
          Balance, end of year                        $   129,294         $    151,273       $      170,377
                                                     =================   ==================  ==================

     As noted previously, effective January 1, 2002, goodwill in the amount of $54.4 million is no longer amortized to earnings. The estimated future amortization expense of acquired insurance in force and core deposits, net of interest, is as follows (in thousands):

     2004                                     $      23,214
     2005                                            24,491
     2006                                            25,685
     2007                                             1,182
     2008                                               228
     Thereafter                                         114
                                              --------------
          Total                               $      74,914
                                              ==============

7.   SAVINGS DEPOSITS

     Savings deposits are summarized as follows at December 31, 2003 and 2002
(in thousands):
                                                           2003                                 2002
                                              --------------------------------     --------------------------------
                                                                  WEIGHTED                             WEIGHTED
                                                                   AVERAGE                             AVERAGE
                      TYPE                       AMOUNT             RATE             AMOUNT              RATE
                                              --------------    --------------    --------------    ---------------
     Non-interest bearing deposits              $    34,326          0.00%          $    23,345          0.00%
     Demand deposits                                 77,268          0.36                67,075          0.35
     Passbook and statement savings                  35,958          0.50               125,948          0.50
     Money market                                   276,618          1.61                70,740          2.12
     Time deposits                                  691,380          2.84               758,722          3.51
                                              --------------    --------------    --------------    ---------------
          Total                                 $ 1,115,550          2.30%          $ 1,045,830          2.92%
                                              ==============    ==============    ==============    ===============
7.   SAVINGS DEPOSITS (CONTINUED)

     The contractual maturities of time deposits, by year, at December 31, 2003 are as follows (in thousands):

     YEARS ENDING DECEMBER 31,
             2004                                 $ 376,097
             2005                                   109,931
             2006                                    52,082
             2007                                    74,315
             2008                                    78,955
                                              --------------
                Total                             $ 691,380
                                              ==============

     Interest expense on deposit accounts, included in interest credited on deposit liabilities, is summarized as follows (in thousands):
                                                                          YEARS ENDED DECEMBER 31,
                                                        -------------------------------------------------------------
                                                               2003                  2002                 2001
                                                        -------------------    -----------------    -----------------
     Demand, passbook and money market                         $     5,322      $     4,091           $    5,189

     Time deposits                                                  22,230
                                                                                     27,644               31,481
                                                        -------------------    -----------------    -----------------
          Total                                                $    27,552      $    31,735           $   36,670
                                                        ===================    =================    =================

     Time deposits greater than $100,000 totaled approximately $298.8 million and $340.1 million at December 31, 2003 and 2002, respectively.

8.   NOTES AND BANK DEBT

     The aggregate carrying value and fair value of notes and bank debt at December 31, 2003 and 2002 are as follows (in thousands):

                                                                                DECEMBER 31,
                                                                   2003                             2002
                                                        ----------------------------    -----------------------------
                                                          CARRYING                        CARRYING
                                                            VALUE       FAIR VALUE          VALUE       FAIR VALUE
                                                        -------------- -------------    -------------- --------------
       Surplus notes                                    $    249,223   $    296,470      $    249,212     $  288,065
       Federal Home Loan Bank Advances                       467,000        469,495           384,388        394,558
       PPMA Funds                                                            38,929           199,385        191,553
                                                              43,254
       Tuscany notes                                         229,919        229,919           270,523        270,523
                                                        -------------- -------------    -------------- --------------
                 Total                                  $    989,396   $  1,034,813      $  1,103,508    $ 1,144,699
                                                        ============== =============    ============== ==============

     SURPLUS NOTES
     On March 15, 1997, the Company issued 8.15% Notes (the "Notes") in the principal amount of $250 million due March 15, 2027. The Notes were issued pursuant to Rule 144A under the Securities Act of 1933, and are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims.

     Under Michigan Insurance law, the Notes are not part of the legal liabilities of the Company and are considered capital and surplus for statutory reporting purposes. Payments of interest or principal may only be made with the prior approval of the Commissioner of Insurance of the State of Michigan and only out of surplus earnings which the Commissioner determines to be available for such payments under Michigan Insurance law. The Notes may not be redeemed at the option of the Company or any holder prior to maturity.

     Interest is payable semi-annually on March 15 and September 15 of each year. Interest paid on the Notes was $20.4 million in 2003, 2002 and 2001.

     FEDERAL HOME LOAN BANK ADVANCES
     Jackson Federal utilizes the credit programs offered by the Federal Home Loan Bank ("FHLB"). FHLB advances, maturing in years through 2008, totaled $467.0 million and $384.4 million at December 31, 2003 and 2002,

8.   NOTES AND BANK DEBT (CONTINUED)

     respectively, at weighted average interest rates of 2.08% and 3.33%, respectively. Fixed rate advances totaled $440.0 million and $356.6 million at December 31, 2003 and 2002, respectively. The advances are collateralized by mortgage loans and mortgage-backed securities totaling $875.9 million and $839.7 million at December 31, 2003 and 2002, respectively. Interest paid totaled $12.4 million, $15.1 million and $17.2 million in 2003, 2002 and 2001, respectively.

     PPMA FUNDS
     Consolidation of the PPMA Funds results in the debt obligations of the funds being reflected in the Company's consolidated financial statements.

     SIF I has issued $70.0 million of 8.36% Subordinated Secured Notes ("SIF I Notes") due December 15, 2005. Interest is due semi-annually. The SIF I Notes are collateralized and secured pursuant to an indenture between the issuer and Chase Bank of Texas, N.A., as trustee. The SIF I Notes may only be redeemed early under certain circumstances and require a make-whole payment by the issuer.

     SIF I has also entered into a Senior Secured Credit Facility ("SIF I Facility") under which it may borrow up to $200.0 million. The SIF I Facility is a revolving extendable credit facility which matures June 15, 2004. Borrowings under the SIF I Facility bear interest at a variable rate. SIF I may choose rates based on the Eurodollar loan rate plus 1.75% per annum, or the higher of the Prime lending rate of Bankers Trust Company and the Fed Funds effective rate plus .50% per annum. There were no outstanding borrowings at December 31, 2003 and the outstanding borrowings at December 31, 2002 bore interest rates ranging from 3.56% to 3.69%.

     CBO II has issued $71.0 million of 7.8% Subordinated Secured Notes ("CBO II Notes") due December 15, 2004. Interest is due semi-annually. The CBO II Notes are secured pursuant to an indenture between the issuer and Texas Commerce Bank, N.A., as trustee. The CBO II Notes may only be redeemed early under certain circumstances and require a make-whole payment by the issuer.

     CBO II also entered into a Senior Secured Credit Facility ("CBO II Facility") under which it could borrow up to $236.5 million. The CBO II Facility was a revolving extendable credit facility which matured on June 15, 2003. Borrowings under the CBO II Facility bore interest at a variable rate. CBO II chose rates based on the Eurodollar loan rate plus 1.00% per annum, or the higher of the Prime lending rate of Bankers Trust Company and the Fed Funds effective rate plus .50% per annum. There were no outstanding borrowings at December 31, 2003 and the outstanding borrowings at December 31, 2002 bore interest rates ranging from 3.63% to 5.06%.

     Outstanding debt balances on the PPMA Funds at December 31, 2003 and 2002 are as follows (in thousands):

                                                      SIF I            CBO II           Total
                                                  --------------    -------------    -------------
         DECEMBER 31, 2003:
         Subordinated secured notes                $  30,304        $     12,950      $  43,254

         Revolving credit facility                         -                   -              -
                                                  --------------    -------------    -------------

         Total outstanding                         $  30,304        $     12,950      $  43,254
                                                  ==============    =============    =============

         DECEMBER 31, 2002:
         Subordinated secured notes                $  33,319        $     45,000      $  78,319
         Revolving credit facility                    78,375              42,691        121,066
                                                  --------------    -------------    -------------
         Total outstanding                         $ 111,694        $     87,691      $ 199,385
                                                  ==============    =============    =============

     Interest paid on the debt totaled $11.5 million, $11.8 million and $17.0 million in 2003, 2002 and 2001, respectively.

     TUSCANY NOTES
     On December 19, 2001, Tuscany issued $900.0 million of senior and subordinated notes. At issuance, the most senior notes, initially totaling
     $450.0 million, due February 25, 2010 were sold to unrelated parties. In
     2003, the second most senior notes, initially totaling $129.0 million, due
     February 25, 2015 were sold to unrelated parties.

8.   NOTES AND BANK DEBT (CONTINUED)

     The most senior notes bear interest at Libor plus .38% and the second most senior notes bear interest at Libor plus .47% (collectively, "Tuscany
     Notes"). At December 31, 2003 and 2002, the weighted average rate on the Tuscany Notes was 1.57% and 2.16%, respectively. Interest paid totaled $3.5 million, $7.9 million and $27 thousand in 2003, 2002 and 2001, respectively.

9.   REVERSE REPURCHASE AGREEMENTS

     During 2003 and 2002, the Company entered into reverse repurchase and dollar roll repurchase agreements whereby the Company agreed to sell and repurchase securities. These activities have been accounted for as financing transactions, with the assets and associated liabilities included in the consolidated balance sheets. Short-term borrowings under such agreements averaged $1,493.1 million and $365.9 million during 2003 and 2002, respectively, at weighted average interest rates of 0.67% and 1.43%, respectively. There was no outstanding balance under such borrowings at December 31, 2003 or 2002. Interest paid totaled $10.1 million, $5.2 million and $27.4 million in 2003, 2002 and 2001, respectively. The highest level of short-term borrowings at any month end was $2,481.1 million in 2003, and $521.4 million in 2002.

10.  REINSURANCE

     The Company assumes and cedes reinsurance from and to other insurance companies in order to limit losses from large exposures; however, if the reinsurer is unable to meet its obligations, the originating issuer of the coverage retains the liability. The maximum amount of life insurance risk retained by the Company on any one life is generally $1.5 million. Amounts not retained are ceded to other companies on a yearly renewable-term or a coinsurance basis.

     Effective December 31, 2002, upon approval of the Michigan Commissioner of
     Insurance, JNL ceded the guaranteed minimum death benefit coverage associated with variable annuities to an affiliate, Prudential Atlantic
     Reinsurance Company, Dublin, Ireland ("PARC"). PARC is a wholly owned subsidiary of Prudential. The 2002 income statement impact of the transaction was immaterial, as the initial reinsurance premium approximated the reinsurance recoverable arising under the treaty.

     The effect of reinsurance on premiums is as follows (in thousands):

                                                                    YEARS ENDED DECEMBER 31,
                                                           2003               2002                2001
                                                     ------------------ ------------------  -----------------
     Direct life premiums                              $   327,425       $  338,093          $  337,250

     Assumed life premiums                                       7             (277)              3,519

     Less reinsurance ceded:
       Life                                               (126,829)        (126,122)           (117,620)
       Annuity                                             (27,192)         (59,000)                  -
                                                     ------------------ ------------------  -----------------
         Total net premiums                            $   173,411       $  152,694          $  223,149

                                                     ================== ==================  =================

     Components of the reinsurance recoverable asset are as follows (in thousands):
                                                                 DECEMBER 31,
                                                           2003               2002
                                                     ------------------ ------------------
     Ceded reserves:
       Life                                            $   504,537       $  440,284

       Annuity
                                                            46,313           58,240
     Ceded claims liability
                                                            18,965           14,071
     Ceded - other
                                                             8,609           12,436
                                                      ------------------ ------------------
       Total                                           $   578,424       $  525,031
                                                     ================== ==================

     Reserves reinsured through Brooke Life were $63.7 million and $65.4 million at December 31, 2003 and 2002, respectively. Reserves reinsured through PARC were $43.9 million and $58.2 million at December 31, 2003 and 2002, respectively.

11.  FEDERAL INCOME TAXES

     The components of the provision for federal income taxes are as follows (in thousands):

                                                                    YEARS ENDED DECEMBER 31,
                                                           2003               2002                2001
                                                     ------------------ ------------------  -----------------
     Current tax expense (benefit)                     $   118,356        $   137,400        $     (15,588)

     Deferred tax expense (benefit)                         55,828           (285,863)            (101,474)
                                                     ------------------ ------------------  -----------------

     Federal income tax expense (benefit)              $   174,184        $  (148,463)       $    (117,062)
                                                     ================== ==================  =================

     The federal income tax provisions differ from the amounts determined by multiplying pretax income by the statutory federal income tax rate of 35% for 2003, 2002 and 2001 as follows (in thousands):

                                                                    YEARS ENDED DECEMBER 31,
                                                           2003               2002                2001
                                                     ------------------ ------------------  -----------------
     Income taxes at statutory rate                    $     174,160     $  (149,047)        $     (118,220)

     Other                                                        24             584                  1,158
                                                     ------------------ ------------------  -----------------
     Provision for federal income taxes                $     174,184     $  (148,463)        $     (117,062)
                                                     ================== ==================  =================

     Effective tax rate                                         35.0%           34.9%                  34.7%
                                                     ================== ==================  =================

     Federal income taxes paid (received) were $182.4 million, $(45.0) million and $71.0 million in 2003, 2002 and 2001, respectively.

     The tax effects of significant temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):
                                                                                            DECEMBER 31,
                                                                                      2003                2002
                                                                                ------------------ -------------------

     GROSS DEFERRED TAX ASSET

     Policy reserves and other insurance items                                  $         640,042  $         573,634
     Difference between financial reporting and the tax basis of:
          Investments                                                                     608,768            619,462
          Deferred compensation                                                            37,279             30,757
     Other, net                                                                            23,953             18,794
                                                                                ------------------ -------------------
     Total gross deferred tax asset                                                     1,310,042          1,242,647
                                                                                ------------------ -------------------


     GROSS DEFERRED TAX LIABILITY


     Deferred acquisition costs                                                          (483,990)          (524,287)
     Difference between financial reporting and the tax basis of:
        Value of the insurance in-force                                                   (23,328)           (30,204)
        Other assets                                                                       (9,046)            (2,194)
     Net unrealized gains on available for sale securities                               (756,016)          (398,715)
     Other, net                                                                           (12,848)           (10,477)
                                                                                ------------------ -------------------
     Total gross deferred tax liability                                                (1,285,228)          (965,877)
                                                                                ------------------ -------------------

     Net deferred tax asset                                                     $           24,814 $         276,770
                                                                                ================== ===================

     Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax asset.

     At December 31, 2003, the Company had a federal tax capital loss carryforward of approximately $237.5 million, which will expire in the years 2006 through 2008.


12.  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are involved in litigation arising in the ordinary course of business. It is the opinion of management that the ultimate disposition of such litigation will not have a material adverse affect on the Company's financial condition or results of operations. JNL has been named in civil litigation proceedings which appear to be substantially similar to other class action litigation brought against many life insurers alleging misconduct in the sale of insurance products. At this time, it is not possible to make a meaningful estimate of the amount or range of loss, if any, that could result from an unfavorable outcome in such actions.

     State guaranty funds provide payments for policyholders of insolvent life insurance companies. These guaranty funds are financed by assessments to solvent insurance companies based on location, volume and types of business. The Company estimated its reserve for future state guaranty fund assessments based on data received from the National Organization of Life and Health Insurance Guaranty Associations. Based on data received at the end of 2003 and 2002, the Company's reserve for future state guaranty fund assessments was $45.7 million and $41.0 million, respectively. The Company believes the reserve is adequate for all anticipated payments for known insolvencies.

     The Company has unfunded commitments related to its investments in limited partnerships totaling $386.3 million and $482.8 million at December 31, 2003 and 2002, respectively.

     The Company leases office space and equipment under several operating leases that expire at various dates through 2010. In 2002, JNL sold and leased back certain aircraft and computer software valued at $39.9 million. There was no gain or loss on the sale-leaseback transactions. Lease expense was $31.8 million, $15.2 million and $17.1 million in 2003, 2002 and 2001, respectively. Future minimum payments under these noncancellable operating leases are as follows (in thousands):

           2004                  $  16,873
           2005                     16,284
           2006                      5,691
           2007                      5,528
           2008                      5,114
           Thereafter                4,489
                                 -------------
           Total                 $  53,979
                                 =============

     JNL subleased office space under several operating leases that expire at various dates through 2008. Total future lease income to be received on the subleased property is $3.1 million. Lease income for the subleased property totaled $0.2 million in 2003.

13.  STOCKHOLDER'S EQUITY

     Under Michigan Insurance Law, dividends on capital stock can only be distributed out of earned surplus, unless the Commissioner approves the dividend prior to payment. Furthermore, without the prior approval of the Commissioner, dividends cannot be distributed if all dividends made within the preceding 12 months exceed the greater of statutory net gain from operations or 10% of the Company's statutory surplus for the prior year. In 2004, the maximum amount of dividends that can be paid by the Company without prior approval of the Commissioner under this limitation approximates $340 million.

     The Company received capital contributions from its parent of $49.3 million in 2003 and $614.4 million in 2002. The capital contributions included $29.3 million and $24.4 million in 2003 and 2002, respectively, from Brooke Life forgiving an intercompany tax liability. Dividend payments were $85.2 million, $142.0 million and $131.1 million in 2003, 2002 and 2001, respectively.

     Statutory capital and surplus of the Company was $3.0 billion and $2.9 billion at December 31, 2003 and December 31, 2002, respectively. Statutory net income (loss) of the Company was $148.3 million, $(258.4) million and $(201.6) million in 2003, 2002 and 2001, respectively.

13.  STOCKHOLDER'S EQUITY (CONTINUED)

     The Michigan Commissioner of Insurance has indicated that the Office of Financial and Insurance Services will grant a permitted practice effective January 1, 2003 with respect to accounting for derivatives. This permitted practice will result in a decrease to statutory surplus of approximately $40.0 million at December 31, 2003.

     The Company, with the explicit permission of the Michigan Commissioner of Insurance, recognized at December 31, 2002, the reserve credit for reinsurance ceded to an unauthorized affiliated reinsurer. Collateral, in the form of letters of credit, was secured on January 30, 2003. This permitted practice resulted in an increase to statutory surplus of $388.6 million at December 31, 2002.

     Jackson Federal is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements would subject Jackson Federal to various regulatory actions ranging from increased scrutiny to conservatorship. At December 31, 2003, Jackson Federal is categorized as well capitalized under the regulatory framework for prompt corrective action established by the Office of Thrift Supervision.

14.  OTHER RELATED PARTY TRANSACTIONS

     The Company's investment portfolio is managed by PPM America, Inc., a registered investment advisor, and PPM Finance, Inc. (collectively, "PPM"). PPM is ultimately a wholly owned subsidiary of Prudential. The Company paid $32.7 million, $32.9 million and $28.5 million to PPM for investment advisory services during 2003, 2002 and 2001, respectively.

     In 2003, JNL entered into shared services administrative agreements with affiliates PPM America, Inc. ("PPMA") and National Planning Holding Company, Inc. ("NPH"). Under the shared services administration agreements, JNL allocated $7.1 million of certain management and corporate services expenses to affiliates.

     In 2003, JNL provided a $40.0 million revolving credit facility to PPMA. The loan is unsecured, matures on September 9, 2008, accrues interest at LIBOR plus 2% per annum, and has a commitment fee of 0.25% per annum. There was no balance outstanding at December 31, 2003. During the year, interest and commitment fees totaled $100 thousand.

     In 2003, JNL provided a $20.0 million revolving credit facility to Investment Centers of America, Inc., a wholly owned subsidiary of NPH. The loan is unsecured, matures on November 14, 2008, accrues interest at LIBOR plus 2% per annum, and has a commitment fee of 0.10% per annum. There was no balance outstanding at December 31, 2003. During the year, interest and commitment fees totaled $6 thousand.

     On March 12, 2001, Prudential announced that it had entered into a merger agreement ("Merger Agreement") with American General Corporation ("American General), a diversified financial services organization. On April 3, 2001, American International Group, Inc. announced that it made a conditional proposal to acquire American General. On May 11, 2001, Prudential announced that the merger agreement with American General was officially terminated. In December 2001, JNL received approximately $85.6 million from Prudential for certain guaranteed completion and integration expenses related to the aborted merger, resulting in a $28.7 million capital contribution equal to the tax benefit associated with the payments.

15.  BENEFIT PLANS

     The Company has a defined contribution retirement plan covering substantially all employees. To be eligible, an employee must have attained the age of 21 and completed at least 1,000 hours of service in a 12-month period. The Company's annual contributions, as declared by the board of directors, are based on a percentage of eligible compensation paid to participating employees during the year. The Company's expense related to this plan was $8.1 million, $7.1 million and $5.9 million in 2003, 2002 and 2001, respectively.

15.  BENEFIT PLANS (CONTINUED)

     The Company maintains non-qualified voluntary deferred compensation plans for certain agents and employees. At December 31, 2003 and 2002, the liability for such plans totaled $113.2 million and $91.5 million, respectively. JNL invests general account assets in selected mutual funds in amounts similar to participant elections as a hedge against significant movement in the payout liability. Accordingly, the Company's expense related to these plans is limited to minor administrative costs.

PART C.  OTHER INFORMATION

Item 24.  Financial Statements and Exhibits

          (a)  Financial Statements:
               (1)  Financial  statements  and  schedules  included  in  Part A:
                          Not Applicable

               (2)  Financial statements and schedules included in Part B:

                    Jackson National Separate Account - I:

                    Report of Independent Accountants
                    Statement of Assets and Liabilities as of
                         December 31, 2003
                    Statement of Operations for the Year Ended
                         December 31, 2003
                    Statement of Cash Flows for the Year Ended
                         December 31, 2003
                    Statement of Changes in Net Assets for the Years Ended
                         December 31, 2003, December 31, 2002 and
                         December 31, 2001
                    Notes to Financial Statements

                    Jackson National Life Insurance Company:

                    Report of Independent Accountants
                    Consolidated Balance Sheet as of December 31,
                         2003, 2002 and 2001
                    Consolidated Income Statement for the
                         years ended December 31, 2003, 2002, 2001 and
                         2000
                    Consolidated Statement of Stockholder's Equity and
                         Comprehensive Income for the years ended December 31, 2003, 2002, 2001 and 2000
                    Consolidated Statement of Cash flows for the
                         years ended December 31, 2003, 2002, 2001 and
                         2000
                    Notes to Consolidated Financial Statements

Item 24.(b)  Exhibits

Exhibit
No.             Description

1. Resolution of Depositor's Board of Directors authorizing the establishment of the Registrant, incorporated by reference to the Registrant's Post-Effective Amendment No. 9, filed on April 21, 1999 (File Nos. 33-82080 and 811-8664).

2.       Not Applicable

3. General Distributor Agreement dated May 24, 1995, incorporated by reference to the Registrant's Post-Effective Amendment Number 3, filed on April 30, 1996 (File Nos. 33-82080 and 811-8664).

4.a. Specimen of the Perspective Rewards Fixed and Variable Annuity Contract, incorporated by reference to the Registrant's Registration Statement on Form N-4, filed on November 12, 2003.

b. Specimen of 6 Year Withdrawal Charge Schedule Endorsement, incorporated by reference to the Registrant's Registration Statement on Form N-4, filed on November 12, 2003.

c. Specimen of Reduced Administration Charge Endorsement, incorporated by reference to the Registrant's Registration Statement on Form N-4, filed on November 12, 2003.

d. Specimen of 5% Roll-up Death Benefit Endorsement, incorporated by reference to the Registrant's Registration Statement on Form N-4, filed on November 12, 2003.

e. Specimen of 4% Roll-up Death Benefit Endorsement, incorporated by reference to the Registrant's Registration Statement on Form N-4, filed on November 12, 2003.

f. Specimen of Combination 5% Roll-up and Highest Anniversary Value Death Benefit Endorsement, incorporated by reference to the Registrant's Registration Statement on Form N-4, filed on November 12, 2003.

g. Specimen of Combination 4% Roll-up and Highest Anniversary Value Death Benefit Endorsement, incorporated by reference to the Registrant's Registration Statement on Form N-4, filed on November 12, 2003.

h. Specimen of Highest Anniversary Value Death Benefit Option Endorsement, incorporated by reference to the Registrant's Registration Statement on Form N-4, filed on November 12, 2003.

i. Specimen of Earnings Protection Benefit Endorsement, incorporated by reference to the Registrant's Registration Statement filed on September 28, 2001 (File Nos. 333-70472 and 811-8664).

j. Specimen of Guaranteed Minimum Income Benefit Endorsement, incorporated by reference to the Registrant's Registration Statement filed on September 28, 2001 (File Nos. 333-70472 and 811-8664).

k. Specimen of Guaranteed Minimum Withdrawal Benefit endorsement, incorporated by reference to the Registrant's Post-Effective Amendment No. 4 filed on November 1, 2002 (File Nos. 333-70472 and 811-8664).

5. Form of the Perspective Rewards Fixed and Variable Annuity Application, incorporated by reference to the Registrant's Registration Statement on Form N-4, filed on November 12, 2003.

6.a. Articles of Incorporation of Depositor, incorporated by reference to the Registrant's Post-Effective Amendment Number 3, filed on April 30, 1996 (File Nos. 33-82080 and 811-8664).

b.       By-laws of Depositor, incorporated by reference to the
         Registrant's   Post-Effective   Amendment   Number 3,  filed on
         April 30, 1996 (File Nos. 33-82080 and 811-8664).

7.       Not Applicable

8.       Not Applicable

9.       Opinion and Consent of Counsel, attached hereto.

10.      Consent of Independent Accountants, attached hereto.

11.      Not Applicable

12.      Not Applicable

13. Schedule of Computation of Performance, to be filed by amendment.

14. Power of Attorney, incorporated by reference to Registrant's Post-Effective Amendment Number 15, filed on July 30, 2001 (File Nos. 33-82080 and 811-8664).

Item 25. Directors and Officers of the Depositor

                 Name and Principal                 Positions and Offices
         Business Address                   with Depositor

         Richard D. Ash                     Vice President -
         1 Corporate Way                    Actuary & Appointed Actuary
         Lansing, MI 48951

         John B. Banez                      Vice President -
         1 Corporate Way                    Systems and Programming
         Lansing, MI 48951

         James Binder                       Vice President -
         1 Corporate Way                    Finance and Corporate Strategy
         Lansing, MI 48951

         John H. Brown                      Vice President - Government
         1 Corporate Way                    Relations
         Lansing, MI 48951

         Joseph Mark Clark                  Vice President -
         1 Corporate Way                    Policy Administration
         Lansing, MI 48951

         Marianne Clone                     Vice President - Administration
         1 Corporate Way
         Lansing, MI 48951

         James B. Croom                     Vice President &
         1 Corporate Way                    Deputy General Counsel
         Lansing, MI 48951

         Gerald W. Decius                   Vice President -
         1 Corporate Way                    Systems Application Coordinator
         Lansing, MI 48951

         Lisa C. Drake                      Senior Vice President & Chief
         1 Corporate Way                    Actuary
         Lansing, MI 48951

         Robert A. Fritts                   Senior Vice President &
         1 Corporate Way                    Controller - Financial
         Lansing, MI 48951                  Operations

         Victor A. Gallo                    Senior Vice President -
         1 Corporate Way                    Group Pension
         Lansing, MI 48951

         James D. Garrison                  Vice President - Tax
         1 Corporate Way
         Lansing, MI 48951

         James Golembiewski                 Vice President - Compliance
         1 Corporate Way
         Lansing, MI 48951

         Lou E. Hensley                     Vice President - Corporate
         1 Corporate Way                    Development
         Lansing, MI 48951

         Andrew B. Hopping                  Executive Vice President,
         1 Corporate Way                    Chief Financial Officer,
         Lansing, MI 48951                  Treasurer & Director

         Stephen A. Hrapkiewicz, Jr.        Senior Vice President - Human
         1 Corporate Way                    Resources
         Lansing, MI 48951

         Clifford J. Jack                   Executive Vice President and
         8055 E. Tufts Avenue               Chief Distribution Officer
         Suite 1000
         Denver, CO 80237

         Cheryl L. Johns                    Vice President - Life Division
         1 Corporate Way
         Lansing, MI 48951

         Timo P. Kokko                      Vice President - Support
         1 Corporate Way                    Services
         Lansing, MI 48951

         Everett W. Kunzelman               Vice President - Underwriting
         1 Corporate Way
         Lansing, MI 48951

         Lynn W. Lopes                      Vice President - Group
         1 Corporate Way                    Pension
         Lansing, MI 48951

         Clark P. Manning                   President & Chief Executive Officer
         1 Corporate Way                    & Director
         Lansing, MI 48951

         Thomas J. Meyer                    Senior Vice President,
         1 Corporate Way                    General Counsel &
         Lansing, MI 48951                  Secretary

         Keith R. Moore                     Vice President - Technology
         1 Corporate Way
         Lansing, MI 48951

         Jacky Morin                        Vice President -
         1 Corporate Way                    Group Pension
         Lansing, MI 48951

         P. Chad Myers                      Senior Vice President - Asset/
         1 Corporate Way                    Liability Management
         Lansing, MI 48951

         J. George Napoles                  Executive Vice President &
         1 Corporate Way                    Chief Administration Officer
         Lansing, MI 48951

         Mark D. Nerud                      Vice President - Fund
         225 W. Wacker Drive                Accounting and Administration
         Suite 1200
         Chicago, IL 60606

         Russell E. Peck                    Vice President & Assistant
         1 Corporate Way                    Controller - Financial Reporting
         Lansing, MI 48951

         Bradley J. Powell                  Vice President - Institutional
         210 Interstate North Parkway       Marketing Group
         Suite 401
         Atlanta, GA 30339-2120

         Laura L. Prieskorn                 Vice President - Model Office
         1 Corporate Way
         Lansing, Michigan 48951

         James B. Quinn                     Vice President - Broker
         1 Corporate Way                    Management
         Lansing, MI 48951

         James R. Sopha                     Executive Vice President -
         1 Corporate Way                    Corporate Development
         Lansing, MI 48951

         Robert M. Tucker, Jr.              Vice President - Regional IT
         1 Corporate Way
         Lansing, MI 48951

         Michael A. Wells                   Chief Operating Officer
         401 Wilshire Boulevard             & Director
         Suite 1200
         Santa Monica, CA 90401

         Karen S. Weidman                   Vice President - Denver Service
         8055 E. Tufts Avenue               Center
         Suite 1000
         Denver, CO 80237

Item 26.  Persons Controlled by or Under Common Control with the
          Depositor or Registrant.

           Company             State of Organization          Control/Ownership           Business Principal

Alaiedon, LLC                   Michigan                     100% Hermitage
                                                             Management LLC

Alcona Funding LLC              Delaware                     100% Jackson National Life   Investment Related
                                                             Insurance Company            Company

Berrien Funding LLC             Delaware                     100% Jackson National Life   Investment Related
                                                             Insurance Company            Company

Brooke Finance Corporation      Delaware                     100% Brooke Holdings, Inc.   Finance Company

Brooke Holdings, Inc.           Delaware                     100% Brooke Holdings (UK)    Holding Company Activities
                                                             Limited

Brooke Holdings (UK) Limited    United Kingdom               100% Holborn Delaware        Holding Company Activities
                                                             Corporation

Brooke Investment, Inc.         Delaware                     100% Brooke Holdings, Inc.   Investment Related Company

Brooke Life Insurance Company   Michigan                     100% Brooke Holdings, Inc.   Life Insurance

Brooke (Jersey) Limited         United Kingdom               100% Prudential One Limited  Holding Company Activities

Calhoun Funding LLC             Delaware                     100% Jackson National Life   Investment Related
                                                             Insurance Company            Company

Crescent Telephone              Delaware                     100% Jackson National Life   Telecommunications
                                                             Insurance Company

Curian Capital, LLC             Michigan                     100% Jackson National Life   Registered Investment
                                                             Insurance Company            Advisor

GCI Holding Corporation         Delaware                     70% Jackson National Life    Holding Company Activities
                                                             Insurance Company

Gloucester Holdings             Delaware                     100% Jackson National Life   Adhesives
                                                             Insurance Company

GS28 Limited                    United Kingdom               100% Brooke Holdings (UK)    Holding Company Activities
                                                             Limited

Hermitage Management, LLC       Michigan                     100% Jackson National Life   Advertising Agency
                                                             Company Insurance

Holborn Delaware Corporation    Delaware                     80% Prudential One           Holding Company Activities
                                                             Limited, 10% Prudential
                                                             Two Limited, 10%
                                                             Prudential Three Limited

Holliston Mills                 Delaware                     70% Jackson National Life    Textile Mfg.
                                                             Insurance Company

Industrial Coatings Group       Delaware                     70% Jackson National Life    Textile Mfg.
                                                             Insurance Company

IFC Holdings, Inc.              Delaware                     100% National Planning       Broker/Dealer
                                                             Holdings Inc.

Investment Centers of America   Delaware                     100% IFC Holdings, Inc.      Broker/Dealer

Jackson Federal Bank            USA                          100% JNL Thrift Holdings,    Savings & Loan
                                                             Inc.

JNL Investors Series Trust      Massachusetts                100% Jackson National        Investment Company
                                                             Life Insurance Company

Jackson National Asset          Michigan                     100% Jackson National Life   Investment Adviser and
Management, LLC                                              Insurance Company            Transfer Agent

Jackson National Life           Bermuda                      100% Jackson National        Life Insurance
(Bermuda) Ltd.                                               Life Insurance Company

Jackson National Life           Delaware                     100% Jackson National Life   Advertising/Marketing
Distributors, Inc.                                           Insurance Company            Corporation and
                                                                                          Broker/Dealer

Jackson National Life           New York                     100% Jackson National Life   Life Insurance
Insurance Company of New York                                Insurance Company

JNLI LLC                        Delaware                     100% Jackson National Life   Tuscany Notes
                                                             Insurance Company

JNL Securities, LLC             Michigan                     100% Curian Capital, LLC     Broker/Dealer and
                                                                                          Insurance Agency

JNL Series Trust                Massachusetts                Common Law Trust with        Investment Company
                                                             contractual association
                                                             with Jackson National Life
                                                             Insurance Company of New
                                                             York

JNL Variable Fund LLC           Delaware                     100% Jackson National        Investment Company
                                                             Separate Account - I

JNL Variable Fund III LLC       Delaware                     100% Jackson National        Investment Company
                                                             Separate Account III

JNL Variable Fund IV LLC        Delaware                     100% Jackson National        Investment Company
                                                             Separate Account IV

JNL Variable Fund V LLC         Delaware                     100% Jackson National        Investment Company
                                                             Separate Account V

JNLNY Variable Fund I LLC       Delaware                     100% JNLNY Separate          Investment Company
                                                             Account I

JNLNY Variable Fund II LLC      Delaware                     100% JNLNY Separate          Investment Company
                                                             Account II

LePages Management Co., LLC     Delaware                     50% Jackson National Life    Adhesives
                                                             Insurance Company

National Planning Corporation   Delaware                     100% National Planning       Broker/Dealer and
                                                             Holdings, Inc.               Investment Adviser

National Planning Holdings,     Delaware                     100% Brooke Holdings, Inc.   Holding Company Activities
Inc.

Piedmont Funding LLC            Delaware                     100% Jackson National Life   Investment Related
                                                             Insurance Company            Company

PPM Holdings, Inc.              Delaware                     100% Brooke Holdings, Inc.   Holding Company Activities

Prudential Atlantic             Ireland                      100% Prudential              Reinsurance
Reinsurance Company                                          Corporation
                                                             Holdings Limited

Prudential Corporation          United Kingdom               100% Prudential              Holding Company Activities
Holdings Limited                                             Corporation plc

Prudential plc                  United Kingdom               Publicly Traded              Financial Institution

Prudential One Limited          United Kingdom               100% Prudential              Holding Company Activities
                                                             Corporation Holdings
                                                             Limited

Prudential Two Limited          United Kingdom               100% Prudential One Limited  Holding Company Activities

Prudential Three Limited        United Kingdom               100% Prudential One Limited  Holding Company Activities

SII Investments, Inc.           Wisconsin                    100% National Planning       Broker/Dealer
                                                             Holdings, Inc.



Item 27.  Not applicable.

Item 28.  Indemnification

     Provision is made in the Company's Amended By-Laws for indemnification by the Company of any person who was or is a party or is threatened to be made a party to a civil, criminal, administrative or investigative action by reason of the fact that such person is or was a director, officer or employee of the Company, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, to the extent and under the circumstances permitted by the General Corporation Law of the State of Michigan.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  Principal Underwriter

     (a) Jackson National Life Distributors, Inc. acts as general distributor for the Jackson National Separate Account - I. Jackson National Life Distributors, Inc. also acts as general distributor for the Jackson National Separate Account III, the Jackson National Separate Account V, the JNLNY Separate Account I, JNLNY Separate Account II, JNL Series Trust, JNL Variable Fund LLC, JNL Variable Fund III LLC, JNL Variable Fund V LLC, JNLNY Variable Fund I LLC and JNLNY Variable Fund II LLC.

     (b) Directors and Officers of Jackson National Life Distributors, Inc.:

Name and                           Positions and Offices
Business Address                   with Underwriter
----------------                   ----------------

Michael A. Wells                   Director
401 Wilshire Blvd.
Suite 1200
Santa Monica, CA 90401

Andrew B. Hopping                  Director
1 Corporate Way
Lansing, MI 48951

Clifford J. Jack                   President and Chief Executive Officer
8055 E. Tufts Avenue
Suite 1000
Denver, CO 80237

Nikhil Advani                      Vice President - Product Management
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Kristen (West) Billows             Vice President - Fixed Annuities Marketing
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

William Britt                      Vice President - Market Planning and
8055 E. Tufts Avenue               Analysis
Suite 1100
Denver, CO 80237

Tori Bullen                        Vice President - Institutional Marketing
210 Interstate North Parkway       Group
Suite 401
Atlanta, GA 30339-2120

Doug Campbell                      Senior Vice President and National Sales
8055 E. Tufts Avenue               Director
Suite 1100
Denver, CO 80237

Maura Collins                      Vice Presdent - Regulatory Accounting and
8055 E. Tufts Avenue               Special Projects
Suite 1100
Denver, CO 80237

Robert DeChellis                   Executive Vice President - National Sales
8055 E. Tufts Avenue               Manager
Suite 1000
Denver, CO 80237

Anthony L. Dowling                 Assistant Vice President and
8055 E. Tufts Avenue               Chief Compliance Officer
Suite 1100
Denver, CO 80237

Joseph D. Emanuel                  Executive Vice President
8055 E. Tufts Avenue
Suite 1000
Denver, CO 80237

Steve Goldberg                     Vice President - Guaranteed Product
8055 E. Tufts Avenue               Development
Suite 1100
Denver, CO 80237

Luis Gomez                         Vice President - Marketing
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Thomas Hurley                      Vice President - Market Research
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

John Kawauchi                      Senior Vice President - Marketing
8055 E. Tufts Avenue               and Corporate Communications
Suite 1100
Denver, CO 80237

Steve Kluever                      Vice President - Variable Product
8055 E. Tufts Avenue               Development
Suite 1100
Denver, CO 80237

Nicholas Koutouras                 Vice President - Offshore Product Management
401 Wilshire Boulevard
Suite 1200
Santa Monica, CA 90401

David R. Lilien                    Senior Vice President - National Sales
8055 E. Tufts Avenue               Development
Suite 1100
Denver, CO 80237

James Livingston                   Senior Vice President - Product Development
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Susan McClure                      Vice President - Business Development and
8055 E. Tufts Avenue               Chief of Staff
Suite 1100
Denver, CO 80237

Thomas J. Meyer                    Secretary
1 Corporate Way
Lansing, MI 48951

Bradley J. Powell                  Executive Vice President
210 Interstate North Parkway
Suite 401
Atlanta, GA 30339-2120

Peter Radloff                      Vice President - Marketing
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Gregory B. Salsbury                Executive Vice President
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Greg Smith                         Senior Vice President - Project Management/
8055 E. Tufts Avenue               Business Solutions
Suite 1100
Denver, CO 80237

David Sprague                      Vice President - National Sales Development
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Daniel Starishevsky                Vice President - Variable Annuity Marketing
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Doug Townsend                      Vice President and Controller
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Phil Wright                        Vice President - Communications
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237


         (c)


                      Net Under      Compensation
                      -writing       on
                      Discounts      Redemption
Name of Principal     and            or Annuiti       Brokerage
Underwriter           Commissions    -zation          Commissions   Compensation
-----------           -----------    -------          -----------   ------------

Jackson
National Life          Not            Not             Not           Not
Distributors, Inc.     Applicable     Applicable      Applicable    Applicable

Item 30. Location of Accounts and Records

                  Jackson National Life Insurance Company
                  1 Corporate Way
                  Lansing, Michigan 48951

                  Jackson National Life Insurance Company
                  Institutional Marketing Group Service Center
                  1 Corporate Way
                  Lansing, Michigan 48951

                  Jackson National Life Insurance Company
                  8055 East Tufts Ave., Second Floor
                  Denver, Colorado 80237

                  Jackson National Life Insurance Company
                  225 West Wacker Drive, Suite 1200
                  Chicago, IL  60606

Item 31. Management Services

          Not Applicable

Item 32. Undertakings and Representations

               a. Jackson National Life Insurance Company hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen
          (16) months old for so long as payment under the variable annuity contracts may be accepted.

               b. Jackson National Life Insurance Company hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

               c. Jackson National Life Insurance Company hereby undertakes to deliver any Statement of Additional Information and any financial statement required to be made available under this Form promptly upon written or oral request.

               d. Jackson National Life Insurance Company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred,and the risks assumed by Jackson National Life Insurance Company.

               e. The Registrant hereby represents that any contract offered by the prospectus and which is issued pursuant to Section 403(b)of the Internal Revenue Code of 1986 as amended, is issued by the Registrant in reliance upon,and in compliance with, the Securities and Exchange Commission's industry-wide no-action letter to the American Council of Life Insurance (publicly available November 28, 1988) which permits withdrawal restrictions to the extent necessary to comply with IRS
          Section 403(b)(11).

                                   SIGNATURES

     As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Pre-Effective Amendment to the Registration Statement to be signed on its behalf, in the City of Lansing, and State of Michigan, on this 24th day of March, 2004.

                           Jackson National Separate Account - I
                                  (Registrant)

                           By:  Jackson National Life Insurance Company

                           By: /s/ Thomas J. Meyer*
                               -------------------------------------------
                                    Andrew B. Hopping
                                    Executive Vice President -
                                    Chief Financial Officer and Director

                           Jackson National Life Insurance Company
                                    (Depositor)

                           By: /s/ Thomas J. Meyer*
                               -------------------------------------------
                                     Andrew B. Hopping
                                     Executive Vice President -
                                     Chief Financial Officer and Director

         As required by the Securities Act of 1933, this Pre-Effective
Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas J. Meyer*                                    March 24, 2004
-----------------------------------                     -----------------
Clark P. Manning, President, Chief
Executive Officer and Director

/s/ Thomas J. Meyer*                                    March 24, 2004
-----------------------------------                     -----------------
Michael A. Wells, Director

/s/ Thomas J. Meyer*                                    March 24, 2004
-----------------------------------                     -----------------
Andrew B. Hopping, Executive Vice President -
Chief Financial Officer and Director

/s/ Thomas J. Meyer*                                    March 24, 2004
-----------------------------------                     -----------------
Robert A. Fritts, Vice President
and Comptroller - Financial Operations


* Thomas J. Meyer, Senior Vice President, Secretary,
General Counsel and Attorney-in-Fact

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned as a director and/or officer of JACKSON NATIONAL LIFE INSURANCE COMPANY (the Depositor), a Michigan corporation, hereby appoints Andrew B. Hopping, Thomas J. Meyer and Clark P. Manning (with full power to each of them to act alone) his attorney-in-fact and agent, each with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to execute, deliver and file in the names of the undersigned, any of the documents referred to below relating to the registration statement on Form N-4, under the Investment Company Act of 1940, as amended, and under the Securities Act of 1933, as amended, covering the registration of a Variable Annuity Contract issued by Jackson National Separate Account - I (the Registrant), including the initial registration statements, any amendment or amendments thereto, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority. Each of the undersigned grants to each of said attorney-in-fact and agent, full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes as he could do in person, thereby ratifying all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

     This Power of Attorney may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be a single document.

     IN WITNESS WHEREOF, each of the undersigned director and/or officer hereby executes this Power of Attorney as of the 5th day of January 2004.

/s/ Clark P. Manning
______________________________________
Clark P. Manning, President, Chief
Executive Officer and Director

/s/ Michael A. Wells
______________________________________
Michael A. Wells, Director

/s/ Andrew B. Hopping
______________________________________
Andrew B. Hopping, Executive Vice President,
Chief Financial Officer and Director

/s/ Robert A. Fritts
______________________________________
Robert A. Fritts, Vice President
and Controller - Financial Operations

                                  EXHIBIT LIST

Exhibit
No.       Description


9.       Opinion and Consent of Counsel, attached hereto as EX-99.9.

10.      Consent of Independent Accountants, attached hereto as EX-99.10.